FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226943-04

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED SEPTEMBER 17, 2019, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE.

PROSPECTUS

$802,449,000 (Approximate)

Benchmark 2019-B13 Mortgage Trust

(Central Index Key Number 0001785881)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

Benchmark 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-B13

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-B13 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2019-B13 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in November 2019. The rated final distribution date for each class of offered certificates is the distribution date in August 2057.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1		$14,591,000%	(3)	January 2024
Class A-2		$104,583,000%	(3)	September 2024
Class A-SB		$26,919,000%	(3)	June 2029
Class A-3		(4)%	(3)	(4)
Class A-4		(4)%	(3)	(4)
Class X-A		$719,675,000(5)%	Variable(6)	October 2029
Class A-M		$75,877,000%	(3)	October 2029
Class B		$39,087,000%	(3)	October 2029
Class C		$43,687,000%	(3)	October 2029

(Footnotes on table begin on page 3)

You should carefully consider the risk factors beginning on page 51 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 17.0% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 53.9% of each class of offered certificates, and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 29.1% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about October 17, 2019. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately % of the aggregate certificate balance of the offered certificates, plus accrued interest from October 1, 2019, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$802,449,000	100%	$802,449,000	$97,256.82

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Deutsche Bank Securities	Citigroup	J.P. Morgan
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager		Drexel Hamilton Co-Manager

September        , 2019

(THIS PAGE INTENTIONALLY LEFT BLANK)

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(8)	Principal Window(8)
Offered Certificates
Class A-1	$14,591,000		30.000%	%	(3)	January 2024	2.40	1 – 51
Class A-2	$104,583,000		30.000%	%	(3)	September 2024	4.81	51 – 59
Class A-SB	$26,919,000		30.000%	%	(3)	June 2029	7.41	59 – 116
Class A-3	(4)		30.000%	%	(3)	(4)	(4)	(4)
Class A-4	(4)		30.000%	%	(3)	(4)	(4)	(4)
Class X-A	$719,675,000	(5)	N/A	%	Variable(6)	October 2029	N/A	N/A
Class A-M	$75,877,000		21.750%	%	(3)	October 2029	9.99	120 – 120
Class B	$39,087,000		17.500%	%	(3)	October 2029	9.99	120 – 120
Class C	$43,687,000		12.750%	%	(3)	October 2029	9.99	120 – 120
Non-Offered Certificates(9)
Class X-B	$82,774,000	(5)	N/A	%	Variable(6)	October 2029	N/A	N/A
Class X-D	$48,285,000	(5)	N/A	%	Variable(6)	October 2029	N/A	N/A
Class X-F(10)	$22,992,000	(5)	N/A	%	Variable(6)	October 2029	N/A	N/A
Class D	$26,441,000		9.875%	%	(3)	October 2029	9.99	120 – 120
Class E	$21,844,000		7.500%	%	(3)	October 2029	9.99	120 – 120
Class F(10)	$22,992,000		5.000%	%	(3)	October 2029	9.99	120 – 120
Class G-RR(10)	$9,198,000		4.000%	%	(3)	October 2029	9.99	120 – 120
Class H-RR(10)	$36,788,563		0.000%	%	(3)	October 2029	9.99	120 – 120
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(12)	$32,000,000	(13)	N/A	%	(14)	October 2029	9.11	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. In addition, the certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) is subject to change as described in footnote (13) below.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates (collectively, the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(4)	The exact certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, assumed final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $497,705,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Avg. Life (Yrs)	Expected Range of Principal Window
Class A-3	$100,000,000 - $248,000,000	July 2029 – August 2029	9.58 – 9.71	113 – 117 / 113 – 118
Class A-4	$249,705,000 - $397,705,000	October 2029	9.90 – 9.86	118 – 120 / 117 – 120

(5)	The Class X-A, Class X-B, Class X-D and Class X-F certificates (collectively, the “Class X certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest and the principal balance certificates, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.

(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(9)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(10)	The initial certificate balance of each of the Class F, Class G-RR and Class H-RR certificates, and the notional amount of the Class X-F certificates, is subject to change based on final pricing of all certificates and the final determination of the Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”) that will be retained by the retaining third-party purchaser and the final determination of the VRR Interest that will be retained as described under “Credit Risk Retention” to satisfy the U.S. risk retention requirements of German American Capital Corporation, as retaining sponsor. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the HRR Certificates, see “Credit Risk Retention”.

(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	German American Capital Corporation, as retaining sponsor, is expected to acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security (the “VRR Interest”), representing a specified percentage (to be determined as described in footnote (13) below) of all classes of principal balance certificates and the VRR Interest. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(13)	The initial certificate balance of the VRR Interest is subject to change depending on the final pricing all certificates (other than the Class R certificates), with the final initial certificate balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial certificate balance of the VRR Interest is reduced, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be increased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such reduction in the initial certificate balance of the VRR Interest. If the initial certificate balance of the VRR Interest is increased, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be decreased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such increase in the initial certificate balance of the VRR Interest. For a further description, see “Credit Risk Retention”.

(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	51
The Certificates May Not Be a Suitable Investment for You	51
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	51
Risks Related to Market Conditions and Other External Factors	51
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	51
Other Events May Affect the Value and Liquidity of Your Investment	51
Risks Relating to the Mortgage Loans	52
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	52
Risks of Commercial and Multifamily Lending Generally	52
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	54
Office Properties Have Special Risks	58
Retail Properties Have Special Risks	58
Mixed Use Properties Have Special Risks	59
Hospitality Properties Have Special Risks	59
Risks Relating to Affiliation with a Franchise or Hotel Management Company	61
Multifamily Properties Have Special Risks	61
Self Storage Properties Have Special Risks	64
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	65
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	65
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	66
Leased Fee Properties Have Special Risks	66
Sale-Leaseback Transactions Have Special Risks	67
Parking Properties Have Special Risks	69
Condominium Ownership May Limit Use and Improvements	69
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	71
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	71
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	72
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	73
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	74
Risks Related to Zoning Non-Compliance and Use Restrictions	76
Risks Relating to Inspections of Properties	77
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	77
Insurance May Not Be Available or Adequate	77
Terrorism Insurance May Not Be Available for All Mortgaged Properties	80
Risks Associated with Blanket Insurance Policies or Self-Insurance	81
Limited Information Causes Uncertainty	81
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	82
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	83
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	83
Static Pool Data Would Not Be Indicative of the Performance of this Pool	84
Appraisals May Not Reflect Current or Future Market Value of Each Property	84
The Performance of a Mortgage Loan and Its Related Mortgaged Property

Depends in Part on Who Controls the Borrower and Mortgaged Property	86
The Borrower’s Form of Entity May Cause Special Risks	86
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	88
Other Financings or Ability to Incur Other Indebtedness Entails Risk	89
Tenancies-in-Common May Hinder Recovery	90
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	91
Risks Associated with One Action Rules	91
State Law Limitations on Assignments of Leases and Rents May Entail Risks	91
Various Other Laws Could Affect the Exercise of Lender’s Rights	92
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	92
Risks Related to Ground Leases and Other Leasehold Interests	93
Increases in Real Estate Taxes May Reduce Available Funds	95
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	95
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	98
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	99
Potential Conflicts of Interest of the Operating Advisor	101
Potential Conflicts of Interest of the Asset Representations Reviewer	102
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	102
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	104
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	105
Other Potential Conflicts of Interest May Affect Your Investment	106
Other Risks Relating to the Certificates	106
The Certificates Are Limited Obligations	106
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	106
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	107
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	109
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	111
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	111
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	115
Risks Relating to Modifications of the Mortgage Loans	119
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	120
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	121
Risks Relating to Interest on Advances and Special Servicing Compensation	121
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	121

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	122
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	122
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	123
Description of the Mortgage Pool	124
General	124
Certain Calculations and Definitions	125
Definitions	126
Mortgage Pool Characteristics	133
Overview	133
Property Types	134
Specialty Use Concentrations.	138
Mortgage Loan Concentrations	139
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	140
Geographic Concentrations	141
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	142
Condominium and Other Shared Interests	142
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	147
Assessment of Property Value and Condition	147
Litigation and Other Considerations	149
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	150
Loan Purpose	150
Default History, Bankruptcy Issues and Other Proceedings	150
Tenant Issues	152
Tenant Concentrations	152
Lease Expirations and Terminations	152
Purchase Options and Rights of First Refusal	157
Affiliated Leases	159
Insurance Considerations	159
Use Restrictions	161
Appraised Value	162
Non-Recourse Carveout Limitations	163
Real Estate and Other Tax Considerations	163
Delinquency Information	166
Certain Terms of the Mortgage Loans	166
Amortization of Principal	166
Due Dates; Mortgage Rates; Calculations of Interest	166
Prepayment Protections and Certain Involuntary Prepayments	167
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	169
Defeasance; Collateral Substitution	170
Partial Releases	171
Escrows	175
Mortgaged Property Accounts	175
Exceptions to Underwriting Guidelines	176
Additional Indebtedness	176
General	176
Whole Loans	177
Mezzanine Indebtedness	177
Preferred Equity	179
Other Unsecured Indebtedness	179
The Whole Loans	180
General	180
The Serviced Pari Passu Whole Loans	185
The Non-Serviced Pari Passu Whole Loans	187
The Non-Serviced AB Whole Loans	190
Additional Information	230
Transaction Parties	231
The Sponsors and Mortgage Loan Sellers	231
German American Capital Corporation	231
JPMorgan Chase Bank, National Association	240
Citi Real Estate Funding Inc.	247
The Depositor	256
The Issuing Entity	257
The Trustee and the Certificate Administrator	257
The Master Servicer	259
The Special Servicer	262
The Operating Advisor and Asset Representations Reviewer	265
Credit Risk Retention	267
Qualifying CRE Loans	268
The VRR Interest	268
Material Terms of the VRR Interest	268
HRR Certificates	271
General	271
Retaining Third-Party Purchaser	271
Material Terms of the HRR Certificates	272
Determination of Amount of Required Horizontal Credit Risk Retention	272
Hedging, Transfer and Financing Restrictions	279
Operating Advisor	279
Representations and Warranties	280
Description of the Certificates	281
General	281
Distributions	283
Method, Timing and Amount	283
Available Funds	284
Priority of Distributions	285
Pass-Through Rates	288
Interest Distribution Amount	290

Principal Distribution Amount	290
Certain Calculations with Respect to Individual Mortgage Loans	292
Application Priority of Mortgage Loan Collections or Whole Loan Collections	293
Allocation of Yield Maintenance Charges and Prepayment Premiums	295
Assumed Final Distribution Date; Rated Final Distribution Date	296
Prepayment Interest Shortfalls	297
Subordination; Allocation of Realized Losses	299
Reports to Certificateholders; Certain Available Information	301
Certificate Administrator Reports	301
Information Available Electronically	306
Voting Rights	310
Delivery, Form, Transfer and Denomination	311
Denomination	311
Book-Entry Registration	311
Definitive Certificates	314
Certificateholder Communication	314
Access to Certificateholders’ Names and Addresses	314
Requests to Communicate	314
List of Certificateholders	315
Description of the Mortgage Loan Purchase Agreements	315
General	315
Dispute Resolution Provisions	325
Asset Review Obligations	325
Pooling and Servicing Agreement	325
General	325
Assignment of the Mortgage Loans	326
Servicing Standard	327
Subservicing	328
Advances	329
P&I Advances	329
Servicing Advances	330
Nonrecoverable Advances	330
Recovery of Advances	331
Accounts	333
Withdrawals from the Collection Account	335
Servicing and Other Compensation and Payment of Expenses	337
General	337
Master Servicing Compensation	341
Special Servicing Compensation	343
Disclosable Special Servicer Fees	347
Certificate Administrator and Trustee Compensation	348
Operating Advisor Compensation	348
Asset Representations Reviewer Compensation	349
CREFC® Intellectual Property Royalty License Fee	350
Appraisal Reduction Amounts	350
Maintenance of Insurance	356
Modifications, Waivers and Amendments	359
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	361
Inspections	363
Collection of Operating Information	363
Special Servicing Transfer Event	364
Asset Status Report	366
Realization Upon Mortgage Loans	369
Sale of Defaulted Loans and REO Properties	371
The Directing Holder	373
General	373
Major Decisions	375
Asset Status Report	378
Replacement of Special Servicer	378
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	379
Servicing Override	380
Rights of Holders of Companion Loans	381
Limitation on Liability of Directing Holder	381
The Operating Advisor	382
General	382
Duties of Operating Advisor at All Times	382
Annual Report	384
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	385
Recommendation of the Replacement of the Special Servicer	385
Eligibility of Operating Advisor	385
Other Obligations of Operating Advisor	386
Delegation of Operating Advisor’s Duties	387
Termination of the Operating Advisor With Cause	387
Rights Upon Operating Advisor Termination Event	388
Waiver of Operating Advisor Termination Event	388
Termination of the Operating Advisor Without Cause	389
Resignation of the Operating Advisor	389
Operating Advisor Compensation	389
The Asset Representations Reviewer	390
Asset Review	390
Eligibility of Asset Representations Reviewer	394
Other Obligations of Asset Representations Reviewer	395
Delegation of Asset Representations Reviewer’s Duties	396
Assignment of Asset Representations Reviewer’s Rights and Obligations	396

Asset Representations Reviewer Termination Events	396
Rights Upon Asset Representations Reviewer Termination Event	397
Termination of the Asset Representations Reviewer Without Cause	397
Resignation of Asset Representations Reviewer	398
Asset Representations Reviewer Compensation	398
Limitation on Liability of the Risk Retention Consultation Parties	398
Replacement of Special Servicer Without Cause	398
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	401
Termination of Servicer and Special Servicer for Cause	402
Servicer Termination Events	402
Rights Upon Servicer Termination Event	403
Waiver of Servicer Termination Event	405
Resignation of the Master Servicer and Special Servicer	406
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	406
Limitation on Liability; Indemnification	407
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	409
Dispute Resolution Provisions	410
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	410
Repurchase Request Delivered by a Party to the PSA	410
Resolution of a Repurchase Request	410
Mediation and Arbitration Provisions	413
Servicing of the Non-Serviced Mortgage Loans	415
General	415
Servicing of the Osborn Triangle Mortgage Loan	417
Servicing of the Grand Canal Shoppes	418
Servicing of the 30 Hudson Yards Whole Loan	418
Servicing of the 3 Columbus Circle	419
Servicing of the Woodlands Mall Whole Loan	419
Servicing of the Northpoint Tower Whole Loan	420
Rating Agency Confirmations	421
Evidence as to Compliance	422
Limitation on Rights of Certificateholders to Institute a Proceeding	424
Termination; Retirement of Certificates	424
Amendment	425
Resignation and Removal of the Trustee and the Certificate Administrator	428
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	429
Certain Legal Aspects of Mortgage Loans	429
General	430
Types of Mortgage Instruments	430
Leases and Rents	430
Personalty	431
Foreclosure	431
General	431
Foreclosure Procedures Vary from State to State	431
Judicial Foreclosure	432
Equitable and Other Limitations on Enforceability of Certain Provisions	432
Nonjudicial Foreclosure/Power of Sale	432
Public Sale	433
Rights of Redemption	434
Anti-Deficiency Legislation	434
Leasehold Considerations	434
Cooperative Shares	435
Bankruptcy Laws	435
Environmental Considerations	440
General	440
Superlien Laws	441
CERCLA	441
Certain Other Federal and State Laws	441
Additional Considerations	442
Due-on-Sale and Due-on-Encumbrance Provisions	442
Subordinate Financing	442
Default Interest and Limitations on Prepayments	443
Applicability of Usury Laws	443
Americans with Disabilities Act	443
Servicemembers Civil Relief Act	444
Anti-Money Laundering, Economic Sanctions and Bribery	444
Potential Forfeiture of Assets	444
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	445
Pending Legal Proceedings Involving Transaction Parties	446
Use of Proceeds	446
Yield and Maturity Considerations	447
Yield Considerations	447
General	447
Rate and Timing of Principal Payments	447
Losses and Shortfalls	448

Certain Relevant Factors Affecting Loan Payments and Defaults	449
Delay in Payment of Distributions	449
Yield on the Certificates with Notional Amounts	450
Weighted Average Life	450
Pre-Tax Yield to Maturity Tables	456
Material Federal Income Tax Considerations	458
General	458
Qualification as a REMIC	459
Status of Offered Certificates	460
Taxation of Regular Interests	461
General	461
Original Issue Discount	461
Acquisition Premium	463
Market Discount	463
Premium	464
Election To Treat All Interest Under the Constant Yield Method	465
Treatment of Losses	465
Yield Maintenance Charges and Prepayment Provisions	466
Sale or Exchange of Regular Interests	466
Taxes That May Be Imposed on a REMIC	467
Prohibited Transactions	467
Contributions to a REMIC After the Startup Day	467
Net Income from Foreclosure Property	467
Bipartisan Budget Act of 2015	468
Taxation of Certain Foreign Investors	468
FATCA	469
Backup Withholding	469
Information Reporting	470
3.8% Medicare Tax on “Net Investment Income”	470
Reporting Requirements	470
Certain State and Local Tax Considerations	471
Method of Distribution (Conflicts of Interest)	471
Incorporation of Certain Information by Reference	473
Where You Can Find More Information	474
Financial Information	474
Certain ERISA Considerations	474
General	474
Plan Asset Regulations	475
Administrative Exemption	475
Insurance Company General Accounts	477
Legal Investment	478
Legal Matters	479
Ratings	479
Index of Defined Terms	481

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS

ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT

ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE“). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)   A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II; OR

(B)   A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)   NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES”, “UNINCORPORATED ASSOCIATIONS”, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS” ); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN

THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

The JAPANESE Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR RULE”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this Prospectus has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this prospectus would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2019-B13 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	Citi Real Estate Funding Inc., a New York corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	5	$161,705,723	17.0%
JPMorgan Chase Bank, National Association(3)	20	512,602,855	53.9
Citi Real Estate Funding Inc.	15	277,403,985	29.1
Total	40	$951,712,563	100.0%

(1)	Three (3) mortgage loans (11.5%) were originated or co-originated by Deutsche Bank AG, New York Branch, an affiliate of German American Capital Corporation. One (1) mortgage loan (1.1%) was originated by DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands, an affiliate of German American Capital Corporation. The Wind Creek Leased Fee mortgage loan (4.4%) is part of a whole loan that was originated by Cantor Commercial Real Estate Lending, L.P. and subsequently acquired by DBR Investments Co. Limited. German American Capital Corporation is expected to acquire each of the mortgage loans originated, co-originated or acquired by Deutsche Bank AG, New York Branch or DBR Investments Co. Limited on or prior to the closing date.

(2)	The 30 Hudson Yards mortgage loan (4.2%) is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Bank USA.

(3)	The Grand Canal Shoppes mortgage loan (5.3%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association and Goldman Sachs Bank USA.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	CWCapital Asset Management LLC, a Delaware limited liability company, will be the special servicer with respect to the serviced mortgage loans (other than any excluded loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of the special servicer is located at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded loan”), if any, the special servicer will be required to resign as special servicer of that excluded loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

CWCapital Asset Management LLC is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund V, L.P., or its affiliate, which is expected to purchase each of the Class X-F, Class F, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

CWCapital Asset Management LLC, or its affiliate, assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Trustee	Wells Fargo Bank, National Association, a national banking association, will be the trustee. The corporate trust office of Wells Fargo Bank, National Association, in its capacity as trustee, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, Wells Fargo Bank, NA, 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F, Class G-RR and Class H-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will purchase each of the Class X-F, Class F, Class G-RR and Class H-RR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than any excluded loans) and any related serviced companion loans.

Risk Retention
Consultation Party	The “risk retention consultation parties” will be (i) a party selected by Deutsche Bank AG, New York Branch, (ii) a party selected by Citi Real Estate Funding Inc. and (iii) a party selected by JPMorgan Chase Bank, National Association, in each case, as a holder of the VRR Interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, none of the risk retention consultation parties will have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, New York Branch, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Non-Serviced Mortgage Loan
Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in October 2019 (or, in the case of any mortgage loan that has its first due date after October 2019, the date that would have been its due date in October 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about October 17, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in November 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date;
Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	January 2024
Class A-2	September 2024
Class A-SB	June 2029
Class A-3	July 2029 - August 2029(1)
Class A-4	October 2029
Class X-A	October 2029
Class A-M	October 2029
Class B	October 2029
Class C	October 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $100,000,000 to $248,000,000.

The rated final distribution date for each class of offered certificates will be the distribution date in August 2057.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Sponsors
Investors
Mortgage Loans
Cash
Cash
Offered Certificates
Cash
Depositor
Underwriters
Offered Certificates
Mortgage Loans
Offered Certificates
Issuing Entity

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-B13 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR and Class R Certificates and the VRR Interest (the “non-offered certificates“). The offered certificates and the non-offered certificates (other than the Class R certificates and the VRR Interest) are collectively referred to as the “non-VRR certificates“. The Class G-RR and Class H-RR certificates are collectively referred to as the “HRR Certificates”.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$14,591,000
Class A-2	$104,583,000
Class A-SB(1)	$26,919,000
Class A-3	(2)
Class A-4	(2)
Class X-A(3)	$719,675,000
Class A-M	$75,877,000
Class B	$39,087,000
Class C	$43,687,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	The exact certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The certificate balance of the Class A-3 certificates will be between $100,000,000 and $248,000,000, and the certificate balance of the Class A-4 certificates will be between $249,705,000 and $397,705,000.

(3)	The notional amount of the Class X-A certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the Class X-A certificates (or, if as a result of such pricing the pass-through rate of the Class X-A certificates is equal to zero, such Class X-A certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the Class X-A certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the Class X-A certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	%(1)
Class A-2	%(1)
Class A-SB	%(1)
Class A-3	%(1)
Class A-4	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.0025% to 0.0525%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum with a minimum monthly fee of $3,500. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00788%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.00195% with respect to each such mortgage loan (other than the Sunset

North, Rivertowne Commons, 900 & 990 Stewart Avenue, City Hyde Park, Wind Creek Leased Fee and Beverly Hills BMW mortgage loans), (ii) 0.00328% with respect to the Sunset North mortgage loan, (iii) 0.00417% with respect to the Rivertowne Commons mortgage loan, (iv) 0.00417% with respect to the 900 & 990 Stewart Avenue mortgage loan, (v) 0.00639% with respect to the City Hyde Park mortgage loan, (vi) 0.00880% with respect to the Wind Creek Leased Fee mortgage loan, and (vii) 0.01134% with respect to the Beverly Hills BMW mortgage loan.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Osborn Triangle	0.00125%	0.250%
Grand Canal Shoppes	0.00250%	0.250%
30 Hudson Yards	0.00125%	0.150%
3 Columbus Circle	0.00250%	0.250%
Woodlands Mall	0.00125%	0.250	%(1)
Northpoint Tower	0.01000%	0.250	%(2)

(1)	Subject to a monthly minimum amount of $3,500.

(2)	The fees specified in the table above are based on a publicly available preliminary prospectus for the GSMS 2019-GC42 securitization.

Distributions

A. Allocation Between VRR
Interest and Non-VRR
Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR Interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of
Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-F and Class R certificates and the VRR Interest), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As

described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates and the Class X-B, Class X-D and Class X-F certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F and Class R certificates and the VRR Interest.

The VRR percentage and the non-VRR percentage are subject to change as described in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and, as described above, any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F or Class R certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR Interest will reduce the certificate balance of the VRR Interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR Interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 40 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 48 commercial and/or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $951,712,563.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 40 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of five of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)(3)	Whole Loan Underwritten NOI Debt Yield(3)
Sunset North	$75,000,000	7.9%	$75,000,000	N/A	66.1%	2.63x	9.1%	66.1%	2.63x	9.1%
Osborn Triangle	$50,000,000	5.3%	$380,000,000	$145,000,000	37.1%	3.12x	12.5%	49.7%	2.33x	9.3%
Grand Canal Shoppes	$50,000,000	5.3%	$710,000,000	$215,000,000	46.3%	2.46x	9.6%	59.5%	1.67x	7.5%
Rivertowne Commons	$45,000,000	4.7%	$21,000,000	N/A	62.3%	2.23x	8.8%	62.3%	2.23x	8.8%
900 & 990 Stewart Avenue	$45,000,000	4.7%	$39,000,000	N/A	69.2%	1.95x	9.1%	69.2%	1.95x	9.1%
City Hyde Park	$45,000,000	4.7%	$67,000,000	N/A	73.8%	1.06x	6.7%	73.8%	1.06x	6.7%
Wind Creek Leased Fee	$41,521,017	4.4%	$104,800,645	N/A	84.8%	1.27x	7.1%	84.8%	1.27x	7.1%
30 Hudson Yards	$40,000,000	4.2%	$1,080,000,000	$310,000,000	50.9%	3.45x	10.9%	65.0%	2.51x	8.5%
Beverly Hills BMW	$39,490,000	4.1%	$20,000,000	N/A	85.0%	1.00x	4.0%	85.0%	1.00x	4.0%
3 Columbus Circle	$37,500,000	3.9%	$452,500,000	$105,000,000	45.4%	2.91x	12.3%	55.1%	2.40x	10.2%
Woodlands Mall	$30,000,000	3.2%	$217,600,000	$177,400,000	26.0%	3.95x	17.4%	44.6%	2.30x	10.1%
Northpoint Tower	$25,000,000	2.6%	$65,500,000	N/A	62.3%	3.31x	11.3%	62.3%	3.31x	11.3%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

(2)	Calculated based on other than the “as is” appraised value with respect to the 900 & 990 Stewart Avenue whole loan. See “Description of the Mortgage Pool—Appraised Value” for more information.

(3)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related mezzanine debt.

The Sunset North, Rivertowne Commons, 900 & 990 Stewart Avenue, City Hyde Park, Wind Creek Leased Fee and Beverly Hills BMW whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(1)	Operating Advisor	Asset Representations Reviewer
Osborn Triangle	JPMCC 2019-OSB	5.3%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
Grand Canal Shoppes	MSC 2019-H7	5.3%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Argentic Securities Income USA LLC(2)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
30 Hudson Yards	HY 2019-30HY	4.2%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	N/A	N/A
3 Columbus Circle	Benchmark 2019-B10	3.9%	KeyBank National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC(3)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Woodlands Mall	Benchmark 2019-B12	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Pacific Life Insurance Company	Wilmington Trust, National Association	Citibank, N.A.	Pacific Life Insurance Company(4)	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Northpoint Tower	GSMS 2019-GC42(5)	2.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners II L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	The initial Directing Party for the Grand Canal Shoppes whole loan is CPPIB Credit Investments II Inc., as holder of the related subordinate companion loan. During the continuance of a Grand Canal Shoppes control appraisal period, the directing holder (or equivalent party) under the MSC 2019-H7 pooling and servicing agreement (initially Argentic Securities Income USA LLC) is expected to be the Directing Party for the Grand Canal Shoppes whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

(3)	The initial Directing Party for the 3 Columbus Circle whole loan is Prima Capital Advisors LLC, as the loan-specific directing holder for the 3 Columbus Circle loan-specific certificates. During the continuance of a 3 Columbus Circle control appraisal period, the directing holder (or equivalent party) under the Benchmark 2019-B10 pooling and servicing agreement (initially Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)) is expected to be the Directing Party for the 3 Columbus Circle whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(4)	The initial Directing Party for the Woodlands Mall whole loan is Pacific Life Insurance Company, as the loan-specific directing holder for the Woodlands Mall loan-specific certificates. During the continuance of a Woodlands Mall control appraisal period, the directing holder (or equivalent party) under the BMARK 2019-B12 pooling and servicing agreement (initially KKR Real Estate Credit Opportunity Partners II L.P.) is expected to be the Directing Party for the Woodlands Mall mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Woodlands Mall Whole Loan”.

(5)	With respect to the Northpoint Tower whole loan, the related controlling pari passu companion loan is expected to be contributed to the GSMS 2019-GC42 securitization prior to the closing date for this securitization. Accordingly, such whole loan is expected to be serviced and administered pursuant to the GSMS 2019-GC42 pooling and servicing agreement by the parties thereto.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for

information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$951,712,563
Number of mortgage loans	40
Number of mortgaged properties	48
Range of Cut-off Date Balances	$3,800,000 to $75,000,000
Average Cut-off Date Balance	$23,792,814
Range of Mortgage Rates	3.1100% to 5.2500%
Weighted average Mortgage Rate	4.0227%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	113 months
Range of remaining terms to maturity	51 months to 120 months
Weighted average remaining term to maturity	112 months
Range of original amortization term(2)	300 months to 420 months
Weighted average original amortization term(2)	362 months
Range of remaining amortization terms(2)	299 months to 418 months
Weighted average remaining amortization term(2)	361 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	26.0% to 85.0%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	61.9%
Range of LTV Ratios as of the maturity date(3)(4)	26.0% to 85.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	58.4%
Range of UW NCF DSCR(4)(5)(6)	1.00x to 3.95x
Weighted average UW NCF DSCR(4)(5)(6)	2.12x
Range of UW NOI Debt Yield(4)(7)(8)	4.0% to 17.4%
Weighted average UW NOI Debt Yield(4)(7)(8)	9.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	67.5%
Amortizing Balloon	16.7%
Interest Only, then Amortizing Balloon	15.8%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Does not include mortgage loans that pay interest-only until their maturity dates.

(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. However, with respect to six mortgage loans (10.0%), the related loan-to-value ratios have been calculated using “as complete”, “as stabilized” or similar hypothetical values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(4)	In the case of the 12 mortgage loans (55.0%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s). See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for information about the debt service coverage ratios, loan-to-value ratios and debt yields including the subordinate companion loans.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(6)	With respect to Beverly Hills BMW Mortgage Loan (4.1%), UW NCF includes revenue that is collateralized by U.S. Treasury securities created through the Separate Trading of Registered Interest and Principal of Securities program and other United States Treasury securities that the borrowers acquired at origination and subsequently pledged to the lender as additional collateral for the Mortgage Loan that will supply a total of $12,084,076.90. See the definition of “Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

(7)	With respect to the Beverly Hills BMW Mortgage Loan (4.1%), UW NOI includes revenue that is collateralized by U.S. Treasury securities created through the Separate Trading of Registered Interest and Principal of Securities program and other United States Treasury securities that the borrowers acquired at origination and subsequently pledged to the lender as additional collateral for the Mortgage Loan that will supply a total of $12,084,076.90. See the definition of “Underwritten Net Operating Income DSCR,” “Underwritten NOI DSCR” or “UW NOI DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

(8)	In the case of the one mortgage loan (3.6%), the debt yield has been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	With respect to fourteen (14) mortgaged properties (24.7%), such mortgaged properties (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are subject to one or more double-net or triple-net leases with the related tenant(s) where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the Beverly Hills BMW mortgage loan (4.1%) as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”.

The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the offered certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, RealINSIGHT, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●

Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●

Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●

the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●

the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease“ below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●

if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●

upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●

the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●

in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally“ and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially

Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “Multifamily Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and/or “Self Storage Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●

changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●

the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●

certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●

adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units, such as the 47 Clinton Street mortgaged property (0.9%) and the 738 East 6th Street mortgaged property (0.4%), is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●

the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●

that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and we cannot assure you that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.  See “—Retail Properties Have Special Risks”.

With respect to the Wind Creek Leased Fee mortgage loan (4.4%), the mortgaged property is a leased fee property that is ground leased to the owners of casino and hotel improvements located on the mortgaged property. The ability of the borrower to make payments on the mortgage loan is dependent on the ground tenant’s ability to make payments under such ground lease. The ground tenant operates a casino business, which is subject to a number of risks including: (i) the casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, internet lotteries and other internet wagering gaming services; (ii) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons; (iii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated; (iv) the risk that customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings; (v) the risk that credit extended to customers may be uncollectable; and (vi) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the tenant to pay its rent. Due to the borrower’s dependence on rental payments from the ground tenant as a primary source of revenues, the borrower may be limited in its ability to enforce any rights under the ground lease or to terminate the ground lease. Failure by the tenant to comply with the terms of the ground lease or to comply with the gaming regulations to which the property is subject could require the borrower to find another lessee for the mortgaged property and there could be a decrease or cessation of rental payments by the tenant. In such event, the borrower may be unable to locate a suitable lessee at similar rental rates or at all. In addition, casino licenses are generally not transferable. As such, in the event of a foreclosure and termination of the ground lease, the lender or its agent, or a purchaser of the mortgaged property, would not have the right to operate the casino without first obtaining a license.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including a portion of the 30 Hudson Yards mortgaged property (4.2%) and the 3 Columbus Circle mortgaged property (3.9%).  Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease.  We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant.  If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case.  The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the federal bankruptcy code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property.  The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the federal bankruptcy code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance.  To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim.  The tenant also might assert that the entire claim on the deemed loan is an unsecured claim.  In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease.  The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan.  Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage.  That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease.  Pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the federal bankruptcy code.  Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely on the basis of a provision in such contract to such effect or because of certain other similar events.  This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease.  In addition, the federal bankruptcy code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract.  In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance.  Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate.  If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition.  As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the federal bankruptcy code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing.  We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, multifamily and mixed use. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Pennsylvania, California, Washington, Illinois, Massachusetts and Nevada. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●

the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●

in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●

in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●

with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2019. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% (in 2019) or 80% (in 2020) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million (in 2019) or $200 million (in 2020). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB

Originators’ Underwriting Guidelines and Processes“, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes“ and”—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and  “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” value or similar hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and
“—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-stabilized”, “hypothetical as-is”, “as complete” or “as-is air rights” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.” We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk“ below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●

the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●

the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, DBR Investments Co. Limited, an originator, Deutsche Bank AG, acting through its New York Branch, an originator and one of the initial risk retention consultation parties, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, we cannot assure you that none of Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association or Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, three of the borrower sponsors with respect to the Wind Creek Leased Fee mortgage loan (4.4%) are in senior management positions at entities affiliated with Cantor Commercial Real Estate Lending, L.P., the originator of the Wind Creek Leased Fee whole loan. The interests of such borrower sponsors may conflict with the interests of the certificateholders, and Cantor Commercial Real Estate Lending, L.P. has no obligation to act in the best interest of the certificateholders. In addition, we cannot assure you that the related mortgage loan does not contain terms less favorable to the lender (and consequently, to the investors) than loans that were not made to senior management at affiliates of Cantor Commercial Real Estate Lending, L.P.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans“ and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor, (iii) Deutsche Bank AG, acting through its New York Branch, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest, and (iv) DBR Investments Co. Limited, an originator. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest.  Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, and an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded loan and will be entitled to all special servicing compensation with respect to such excluded loan earned during such time as the related mortgage loan is a excluded loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded loans). While the special servicer will have the same access to information related to the excluded loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a, excluded mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2019-B13 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any excluded loan) and the purchaser of each of the Class X-F, Class F, Class G-RR and Class H-RR certificates. CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan).  The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) or on behalf of the subordinate companion loan holders or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder (or equivalent party) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement	Controlling Noteholder	Initial Directing Party(1)
Sunset North	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
Osborn Triangle	JPMCC 2019-OSB	JPMCC 2019-OSB	Prima Capital Advisors LLC
Grand Canal Shoppes	MSC 2019-H7	MSC 2019-H7	Argentic Securities Income USA LLC(2)
Rivertowne Commons	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
900 & 990 Stewart Avenue	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
City Hyde Park	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
Wind Creek Leased Fee	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
30 Hudson Yards	HY 2019-30HY	HY 2019-30HY	Prima Capital Advisors LLC
Beverly Hills BMW	Benchmark 2019-B13	Benchmark 2019-B13	Eightfold Real Estate Capital Fund V, L.P.
3 Columbus Circle	Benchmark 2019-B10	Benchmark 2019-B10	Prima Capital Advisors LLC(3)
Woodlands Mall	Benchmark 2019-B12	Benchmark 2019-B12	Pacific Life Insurance Company(4)
Northpoint Tower(5)	GSMS 2019-GC42	GSMS 2019-GC42	KKR Real Estate Credit Opportunity Partners II L.P.

(1)

The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)

The initial Directing Party for the Grand Canal Shoppes whole loan is CPPIB Credit Investments II Inc., as holder of the related subordinate companion loan. During the continuance of a Grand Canal Shoppes control appraisal period, the directing holder (or equivalent party) under the MSC 2019-H7 pooling and servicing agreement (initially Argentic Securities Income USA LLC) is expected to be the Directing Party for the Grand Canal Shoppes whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

(3)

The initial Directing Party  for the 3 Columbus Circle whole loan is Prima Capital Advisors LLC, as the loan-specific directing holder for the 3 Columbus Circle loan-specific certificates. During the continuance of a 3 Columbus Circle control appraisal period, the directing holder  (or equivalent party) under the Benchmark 2019-B10 pooling and servicing agreement (initially Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)) is expected to be the Directing Party for the 3 Columbus Circle whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(4)

The initial Directing Party for the Woodlands Mall whole loan is Pacific Life Insurance Company, as the loan-specific directing holder for the Woodlands Mall loan-specific certificates. During the continuance of a Woodlands Mall control appraisal period, the directing holder (or equivalent party) under the BMARK 2019-B12 pooling and servicing agreement (initially KKR Real Estate Credit Opportunity Partners II L.P.) is expected to be the Directing Party for the Woodlands Mall mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Woodlands Mall Whole Loan”.

(5)

With respect to the Northpoint Tower whole loan, the related controlling pari passu companion loan is expected to be contributed to the GSMS 2019-GC42 securitization prior to the closing date for this securitization. Accordingly, such whole loan is expected to be serviced and administered pursuant to the GSMS 2019-GC42 pooling and servicing agreement by the parties thereto.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder  has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, any applicable excluded loan) and the purchaser of each of the Class X-F, Class F, Class G-RR and Class H-RR certificates. CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”), which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate will be the Retaining Third-Party Purchaser. Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will constitute the initial directing holder with respect to the serviced mortgage loans (other than with respect to any applicable excluded loan). The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder“ and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The Non-Serviced AB Whole Loans”.

CWCapital Asset Management LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance)

of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●

legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●

increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●

investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified European Union Directives and Regulations (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the European Union; investment firms (as defined in Regulation (EU) No 575/2013 (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”).  These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-European Union country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear.

Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●

Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or take any other action which may be required by a prospective investor for the purposes of its compliance with the EU Risk Retention and Due Diligence Requirements.  Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected.  This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates.  Each investor should evaluate the impact any such non-compliance may have on it.

●

Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●

Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●

The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the retaining third-party purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the retaining third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●

may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), we cannot assure you that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations“ and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates.  The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates.  The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class H-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●

the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●

a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●

a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●

the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)         may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)        may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)       does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)       may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)        will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, any risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the HRR Certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,
“—The Non-Serviced AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●

will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent.  Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and, the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount.  In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 40 fixed rate mortgage loans (the “Mortgage Loans“ or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $951,712,563 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in October 2019 (or, in the case of any Mortgage Loan that has its first due date after October 2019, the date that would have been its due date in October 2019 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Twelve (12) of the Mortgage Loans (55.0%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 5 of the Mortgage Loans (21.8%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the closing date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)	5	$ 161,705,723	17.0%
JPMorgan Chase Bank, National Association(3)	20	512,602,855	53.9
Citi Real Estate Funding Inc.	15	277,403,985	29.1
Total	40	$ 951,712,563	100.0%

(1)

Three (3) Mortgage Loans (11.5%) were originated or co-originated by Deutsche Bank AG, New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”). One (1) Mortgage Loan (1.1%) was originated by DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC. The Wind Creek Leased Fee Mortgage Loan (4.4%) is part of a Whole Loan that was originated by Cantor Commercial Real Estate Lending, L.P. and subsequently acquired by DBRI. GACC is expected to acquire each of the Mortgage Loans originated, co-originated or acquired by DBNY or DBRI on or prior to the Closing Date.

(2)	The 30 Hudson Yards Mortgage Loan (4.2%) is part of a Whole Loan that was co-originated by DBNY, Wells Fargo Bank, National Association and Goldman Sachs Bank USA.

(3)

The Grand Canal Shoppes Mortgage Loan (5.3%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A., Wells Fargo Bank, National Association and Goldman Sachs Bank USA.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on October 17, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value“ means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV for such Mortgage Loans has been calculated based on an Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. Other than as set forth described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox“ means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio“ or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using an “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity”, “LTV Ratio at Maturity”, “Balloon LTV“ or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●

With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity was calculated using an Appraised Value other than the “as-is” Appraised Value.

 “Most Recent NOI“ and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income“ or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy“ means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox“ means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12“ and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses“ or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●

With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Ensemble	3.6%	6.7%	$1,720,000	7.0%

“Underwritten NOI Debt Yield“ or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●

With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Ensemble	3.6%	6.8%	$1,720,000	7.1%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For example, with respect to certain of the 15 largest Mortgage Loans, including Osborn Triangle (5.3%), 900 & 990 Stewart Avenue (4.7%), 9533 Brighton Way (4.5%) and 3 Columbus Circle (3.9%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors. In addition, with respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), the Mortgage Loan was underwritten based on the average increase in annual base rent under the sole tenant’s lease over the life of the Wind Creek Leased Fee Mortgage Loan, which assumes contractual consumer price index increases of 2.0% annually. In addition, with respect to the 30 Hudson Yards Mortgage Loan (4.2%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. In addition, in the case of (i) the Beverly Hills BMW Mortgage Loan (4.1%), Underwritten NCF includes revenue that is collateralized by U.S. Treasury securities created through the Separate Trading of Registered Interest and Principal of Securities program (“Treasury STRIPS”) and other United States Treasury securities that the borrowers acquired at origination and subsequently pledged to the lender as additional collateral for the Mortgage Loan that will supply a total of $12,084,076.90 in revenue over the term of the Mortgage Loan and (ii) the City Hyde Park Mortgaged Property (4.7%), Underwritten NCF includes 15 year straight line average of $1,213,056, which amount is the budgeted income from the tax increment financing arrangement affecting the Mortgaged Property.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,”  or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating

Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues“ below. In the case of certain of the top 15 Mortgage Loans, including Osborn Triangle (5.3%), 900 & 990 Stewart Avenue (4.7%), 9533 Brighton Way (4.5%) and 3 Columbus Circle (3.9%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors. In addition, in the case of the 30 Hudson Yards Mortgage Loan (4.2%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease

(which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. In addition, with respect to (i) the Beverly Hills BMW Mortgage Loan, Underwritten NOI includes revenue that is collateralized by Treasury STRIPS and other United States Treasury securities that the borrowers acquired at origination and subsequently pledged to the lender as additional collateral for the Mortgage Loan that will supply a total of $12,084,076.90 in revenue over the term of the Mortgage Loan and (ii) the City Hyde Park Mortgaged Property (4.7%), Underwritten NCF includes 15 year straight line average of $1,213,056, which amount is the budgeted income from the tax increment financing arrangement affecting the Mortgaged Property.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR“ or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units“ or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include eight Mortgage Loans (28.4%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions“ above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	15	$284,603,000	29.9%
Anchored(2)	12	$273,414,500	28.7%
Unanchored	3	$11,188,500	1.2%
Office	8	$256,328,308	26.9%
Suburban	4	$143,347,436	15.1%
CBD	4	$112,980,873	11.9%
Mixed Use	9	$188,725,000	19.8%
Multifamily/Retail	3	$61,500,000	6.5%
Office/Retail	2	$57,025,000	6.0%
Office/Laboratory	3	$50,000,000	5.3%
Multifamily/Retail/Self Storage	1	$20,200,000	2.1%
Hospitality	9	$102,307,237	10.7%
Limited Service	4	$46,340,081	4.9%
Extended Stay	2	$22,152,907	2.3%
Select Service	2	$18,114,249	1.9%
Full Service	1	$15,700,000	1.6%
Multifamily	3	$60,800,000	6.4%
High Rise	2	$57,000,000	6.0%
Mid Rise	1	$3,800,000	0.4%
Other	2	$42,499,017	4.5%
Self Storage	2	$16,450,000	1.7%
Total	48	$951,712,563	100.0%

(1)

Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes super regional mall, anchored, specialty retail, single tenant and shadow anchored properties.

Retail Properties.

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●

With respect to the Beverly Hills BMW Mortgage Loan (4.1%), the related appraisal identified the in-place rent (as well as the option rent in the event of an exercise of the existing option to renew) of the sole tenant at the Mortgaged Property, Sonic Automotive, as approximately 77.9% below market rent.  The initial term of the Sonic Automotive lease expires in June 2024, with one option to renew for five years exercisable by Sonic Automotive.  Net operating income attributed solely to the in-place rent at the Mortgaged Property under the related Sonic Automotive lease is insufficient to pay the debt service under the Mortgage Loan  At origination, the borrowers (i) acquired and subsequently pledged to the lender as additional collateral for the Mortgage Loan revenue that is collateralized by Treasury STRIPS and other United States Treasury securities (collectively, the “Treasury Securities”) and (ii) deposited with the lender $500,000 into a debt service reserve.  The lender underwrote a projected total annual revenue that will remain flat during the term of the related Mortgage Loan, with the Treasury Securities reducing in tandem with scheduled rent increases for Sonic Automotive (with any remaining Treasury Securities maturing by the stated maturity date of the Mortgage Loan), to provide a constant debt service coverage ratio of 1.00x during the term of the Mortgage Loan.  Because the Treasury Securities likely will not qualify as interests in real property or as personal property incident to real property for federal income tax purposes, upon a foreclosure, the REMIC regulations will likely restrict the issuing entity from taking title to such collateral. Therefore, upon the occurrence of an event of default under the Mortgage Loan documents and an ensuing foreclosure with respect to the Mortgage Loan, the pooling and servicing agreement will not permit the issuing entity to take title to the Treasury Securities (unless a REMIC opinion is provided), but rather will require the issuing entity to either (i) exercise the legal remedies available to it under applicable law to continue to receive income from such Treasury Securities, or (ii) sell the Treasury Securities and apply the proceeds toward the repayment of the Mortgage Loan. Depending on market conditions, the proceeds from the sale of the interest in such revenue could be less than the proceeds that would be received if the special servicer had foreclosed on such revenue and sold them at a later date.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties.

With respect to the office properties set forth in the above chart and mixed use properties with office components set forth in the above chart:

●

With respect to the 3 Columbus Circle Mortgage Loan (3.9%), the related borrower sponsor (or its affiliates) currently owns another office property within a five-mile radius expected to be directly competitive with the related Mortgaged Property.

●

With respect to The BC Remedy Building Mortgage Loan (1.1%), the sole tenant at the Mortgaged Property, Measurement Incorporated (which is the owner of the borrower), is involved in litigation against the State of Tennessee regarding an alleged breach of contract for the State of Tennessee’s cancellation of a contract for the development of testing materials, which represented approximately 25% of Measurement Incorporated’s revenues. Measurement Incorporated alleges damages in the amount of approximately $25,000,000 for the breach of contract claim.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed-use properties set forth in the above chart:

●

With respect to the Osborn Triangle Mortgage Loan (5.3%), the largest tenant at the portfolio of Mortgaged Properties, Pfizer, which represents 73.8% of the net rentable square footage, subleases a total of 163,644 square feet, representing 24.2% of the net rentable square footage at the portfolio of Mortgaged Properties as follows: (i) CRISPR Therapeutics (9.7% of net rentable square footage), expiring on January 31, 2027, (ii) Lab Central (4.9% of net rentable square footage), expiring on December 14, 2027, (iii) Casebia Therapeutics (4.8% of net rentable square footage), expiring on March 31, 2024, and (iv) KSQ Therapeutics (4.8% of net rentable square footage), expiring on February 28, 2022. In addition, CRISPR Therapeutics subleases 5,184 square feet of its subleased space to Bayer’s Life Hub Boston, whose sub-sublease expires on March 31, 2024.

●

With respect to the 951 Madison Street Mortgage Loan (2.1%), Betances Health Center (the “Specified Tenant”) received a federal grant (the “HRSA Grant”) from the Health Resources and Services Administration (“HRSA”), an agency of the U.S. Department of Health and Human Services, for the renovation and alteration of the portions of the Mortgaged Property leased by the Specified Tenant (the “Specified Tenant Space”), which is used as primary care service space.  As a condition to the issuance by HRSA of the HRSA Grant, HRSA filed a notice of federal interest (the “Original NFI”) against the Mortgaged Property, which provided, among other things, that financings and transfers of the Mortgaged Property were subject to the written permission of HRSA.  Prior to the origination of the Mortgage Loan, the Mortgaged Property was made subject to a condominium regime pursuant to which the Mortgaged Property was separated into five (5) condominium units, two (2) of which constitute the Specified Tenant Space.  The Original NFI was withdrawn by the HRSA prior to the origination of the Mortgage Loan.  The HRSA is expected to file an identical subsequent notice of federal interest (the “Subsequent NFI”), which is expected to be substantially similar to the Original NFI that only encumbers the Specified Tenant Space.   Pursuant to the related loan agreement, the Subsequent NFI will only be a permitted encumbrance under the related loan agreement so long as a consent and subordination agreement (the “HRSA Subordination Agreement”), in the form attached as an exhibit to the loan agreement, is recorded immediately following the recordation of the Subsequent NFI.  The form HRSA Subordination Agreement provides that HRSA consents to the Mortgage Loan and agrees to subordinate its rights to the lien securing the Mortgage Loan, provided that the lender is required to notify HRSA 30 days prior to initiating a foreclosure action and provide HRSA the option to continue payments on the Mortgage Loan on behalf of the borrower and the right to assume the borrower’s interest in the Mortgage Loan.  A separate mortgage partially securing the Mortgage Loan was recorded against that portion of the Mortgaged Property that constitutes the Specified Tenant Space, and the mortgage the partially secures the Mortgage Loan that constitutes the rest of the related Mortgaged Property will not be subject to the Subsequent NFI, the HRSA Subordination Agreement or any approval, notice or cure rights in favor of the HRSA.  If the Subsequent NFI is filed but the related borrower does not file the HRSA Subordination Agreement immediately thereafter, the Subsequent NFI will constitute a prohibited encumbrance on the Mortgaged Property resulting in an event of default under the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”, “Retail Properties Have Special Risks”, “—Office Properties Have Special Risks” and/or “—Self Storage Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties.

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Delta Hotels Chesapeake Norfolk	$15,700,000	1.6%	12/6/2036	10/1/2029	N/A	No
Dearborn IHG Portfolio - Staybridge Suites Dearborn	$13,772,768	1.4%	4/13/2036	9/6/2029	N/A	No
Hampton Inn & Suites Knoxville	$13,482,543	1.4%	4/20/2026	9/1/2029	N/A	No
SpringHill Suites Ashburn-Dulles North	$13,480,000	1.4%	9/5/2039	10/1/2029	$150,645	No
Hotel Indigo Birmingham	$10,694,706	1.1%	4/21/2038	9/6/2029	N/A	No
Courtyard Warner Robins	$10,475,174	1.1%	12/17/2030	8/1/2029	$917,374	No
Dearborn IHG Portfolio – Holiday Inn Express Dearborn	$8,682,832	0.9%	7/25/2036	9/6/2029	N/A	No
TownePlace Suites Albany	$8,380,139	0.9%	1/8/2038	8/1/2029	N/A	No
Holiday Inn Express and Suites Los Alamos	$7,639,076	0.8%	8/28/2034	9/6/2029	$2,239,473	No

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Delta Hotels Chesapeake Norfolk	1.6%	24.0%(1)

(1)	Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●

With respect to the Delta Hotels Chesapeake Norfolk Mortgage Loan (1.6%), the borrower sponsors (or their affiliates) currently own other hospitality properties within a five-mile radius of the Mortgaged Property expected to be directly competitive with the Mortgaged Property.

●

With respect to the Hampton Inn & Suites Knoxville Mortgage Loan (1.4%) and the Hotel Indigo Birmingham Mortgage Loan (1.1%), the related appraisals identified hotels under construction or development that are expected to be at least partially competitive with the related Mortgaged Property.

●	With respect to the Holiday Inn Express and Suites Los Alamos Mortgage Loan (0.8%), approximately 45% of the stays are from demand associated with the Los Alamos National Laboratory.

●	Hospitality properties may be particularly affected by seasonality.

●

Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company“ and “—Hospitality Properties Have Special Risks” and
“—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties.

With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●

With respect to the City Hyde Park Mortgage Loan (4.7%) Mortgage Loan, the SkyEast Mortgage Loan (2.4%), the 47 Clinton Street Mortgage Loan (0.9%) and 738 East 6th Street Mortgage Loan (0.4%), the related borrower sponsor (or its affiliates) currently owns other multifamily properties within a five-mile radius expected to be directly competitive with the related Mortgaged Property.

●	With respect to the Ensemble Mortgaged Property (3.6%), 28 of the 93 units are rent-stabilized.

●	With respect to the 951 Madison Street Mortgaged Property (2.1%), 12 of the 37 units are rent-stabilized.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks“ , “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties.

With respect to the self storage properties and mixed use properties with self storage components set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Leased Fee.

The Wind Creek Leased Fee Mortgage Loan (4.4%) is secured by the fee simple interest, but not the improvements (subject to the provisions of the related ground lease) in one Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

The Wind Creek Leased Fee Mortgaged Property (4.4%) consists of a fee simple interest that is ground leased to Sands Bethworks Gaming LLC. The Wind Creek Casino and Resort Bethlehem is managed by Wind Creek Hospitality, an affiliate of Sands Bethworks Gaming LLC, and the principal gaming and hospitality entity for the Poarch Band of Creek Indians. Generally, Native American tribes have immunity from private lawsuits and may not be sued in tribal, state or federal courts. While the lender has obtained a waiver from the tenant of its sovereign rights with respect to termination of the ground lease following an event of default under the ground lease, we cannot assure you that any attempt by the lender to enforce the terms of the lease or the waiver after a foreclosure on the Mortgaged Property would not be challenged. In addition, casino licenses are generally not transferable. As such, in the event of a foreclosure and termination of the ground lease, the lender or its agent would not have the right to operate the casino without first obtaining a license.

In addition, with respect to the Wind Creek Leased Fee Mortgaged Property (4.4%), the Mortgage Loan documents provide that the provisions of the ground lease govern the application of casualty insurance and condemnation proceeds. The ground lease provides that the proceeds of any casualty will be provided to the tenant (or its leasehold mortgagee), to be applied to restoration, provided that if the restoration cost would reasonably be anticipated to be greater than the Casualty Threshold (as defined below) or the casualty occurs within five years of expiration of the applicable term of the ground lease, the tenant has the right to terminate the lease, in which case the lease requires that the casualty proceeds be distributed as follows: (i) the landlord will receive an amount not to exceed $80,000,000; (ii) the tenant (or its leasehold mortgagee) will receive an amount not to exceed $920,000,000, and (iii) any balance will be distributed, pari passu, 8% to the landlord and 92% to the tenant. “Casualty Threshold” means $15,000,000, subject to increase based on a consumer price index adjustment. In addition, upon a condemnation of the Mortgaged Property, or such portion that the gaming improvements cannot feasibly be used or reconverted to a comparable facility, the tenant may terminate the lease, and condemnation proceeds will be allocated in the same proportion as described above. The Wind Creek Leased Fee Whole Loan has an outstanding principal balance of $146,600,000. Accordingly, such provisions of the ground lease may result in there being insufficient proceeds to repay the related Whole Loan (and therefore the Mortgage Loan) if there is a condemnation or a casualty and the tenant elects not to restore the Mortgaged Property.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date

Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	13	32.0%
Medical Office	11	25.9%
Grocery	4	16.4%
Bank Branch	3	13.4%
Theater	2	10.0%
Government Tenant	2	7.4%
Gym or Fitness Center	5	5.9%
Entertainment Venue	1	5.3%
Automobile Service Center	1	4.1%
School or Education Facility	1	3.9%

(1)    Excludes any hospitality Mortgaged Properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Maturity Date NOI Debt Yield(1)	Property Type
Sunset North	$75,000,000	7.9%	$323	2.63x	66.1%	9.1%	Office
Mac Commons	53,450,000	5.6	$148	1.44x	72.7%	8.7%	Retail
Osborn Triangle	50,000,000	5.3	$635	3.12x	37.1%	12.5%	Mixed Use
Grand Canal Shoppes	50,000,000	5.3	$1,000	2.46x	46.3%	9.6%	Retail
Rivertowne Commons	45,000,000	4.7	$172	2.23x	62.3%	8.8%	Retail
900 & 990 Stewart Avenue	45,000,000	4.7	$182	1.95x	69.2%	9.1%	Office
City Hyde Park	45,000,000	4.7	$622,222	1.06x	73.8%	6.7%	Mixed Use
9533 Brighton Way	43,000,000	4.5	$3,008	1.58x	63.6%	6.7%	Mixed Use
Wind Creek Leased Fee	41,521,017	4.4	$56	1.27x	84.8%	7.1%	Other
30 Hudson Yards	40,000,000	4.2	$765	3.45x	50.9%	10.9%	Office
Top 10 Total/Wtd. Avg.	$487,971,017	51.3%		2.15x	62.6%	9.0%

(1)    With respect to the Sunset North, Osborn Triangle, Grand Canal Shoppes, Rivertowne Commons, 900 & 990 Stewart Avenue, City Hyde Park, Wind Creek Leased Fee and 30 Hudson Yards Mortgage Loans, Loan per Sq. Ft./Unit, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include five Mortgage Loans (10.9%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Osborn Triangle	$50,000,000	5.3%
Dearborn IHG Portfolio	22,455,601	2.4
Philadelphia Metro Storage Portfolio	16,450,000	1.7
Tradecor Retail Portfolio	11,100,000	1.2
JJL Retail Portfolio	3,851,000	0.4
Total	$103,856,601	10.9%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Three (3) groups of Mortgage Loans (13.2%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Grand Canal Shoppes	$ 50,000,000	5.3%
Woodlands Mall	30,000,000	3.2
Total for Group 1:	$ 80,000,000	8.4%
Group 2:
SkyEast	$ 22,500,000	2.4%
738 East 6th Street	3,800,000	0.4
Total for Group 2:	$ 26,300,000	2.8%
Group 3:
Courtyard Warner Robins	$ 10,475,174	1.1%
TownePlace Suites Albany	8,380,139	0.9
Total for Group 3:	$ 18,855,312	2.0%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower“ on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	9	$226,500,000	23.8%
Pennsylvania	4	$112,721,017	11.8%
California	5	$104,801,000	11.0%
Washington	1	$ 75,000,000	7.9%
Illinois	2	$ 52,500,000	5.5%
Massachusetts	3	$ 50,000,000	5.3%
Nevada	1	$ 50,000,000	5.3%

(1)   Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 13 other states, with no more than 4.7% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Eight (8) Mortgaged Properties (22.6%) are located in California, Washington and Texas and are more susceptible to wildfires.

●

Six (6) Mortgaged Properties (18.9%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

●	Four (4) Mortgaged Properties (6.1%) are located in North Carolina, Texas and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Three (3) Mortgaged Properties (5.0%) are located in Texas and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the 30 Hudson Yards (4.2%), Ensemble (3.6%), 951 Madison Street (2.1%), Delta Hotels Chesapeake Norfolk (1.6%), TownePlace Suites Albany (0.9%), Double Door (0.8%), Albertsons Corinth (0.5%), 738 East 6th Street (0.4%), JJL Retail Portfolio – Palm Desert (0.2%), JJL Retail Portfolio - Lake Elsinore (0.2%) and Tradecor Retail Portfolio - Pebble Creek Parkway & McDowell Rd (0.1%) Mortgaged Properties was constructed, in a lease-up period or was the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the Wind Creek Leased Fee (4.4%) and Beverly Hills BMW (4.1%) Mortgaged Properties was acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

The Gramercy Tavern Mortgaged Property (1.5%) is a single tenant property subject to a triple-net lease with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the 9533 Brighton Way (4.5%), 3 Columbus Circle (3.9%) and 951 Madison Street (2.1%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

With respect to the 9533 Brighton Way Mortgage Loan (4.5%), the Mortgage Loan documents permit three of the tenant-in-common borrowers to convey to the fourth tenant-in-common borrower the tenant-in-common interest held by the applicable assigning borrower at any time following the date that is 60 days after the Closing Date, subject to satisfaction of certain terms and conditions set forth in the Mortgage Loan documents including, without limitation (i) an endorsement to the title insurance policy insuring the security instrument as a first lien (as modified by the buy-out of tenant-in-common interests), (ii) after giving effect to the buy-out, the guarantor continues to control each remaining borrower and owns at least 30% of the legal and beneficial ownership interests in the assignee borrower, (iii) the Mortgaged Property continues to managed by the related property manager, and (iv) the borrowers deliver a REMIC opinion and rating agency confirmation.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Mac Commons (5.6%), Osborn Triangle (5.3%), 30 Hudson Yards (4.2%), 3 Columbus Circle (3.9%), 951 Madison Street (2.1%), Gramercy Tavern (1.5%) and Hotel Indigo Birmingham (1.1%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the 30 Hudson Yards Mortgage Loan (4.2%), the Mortgaged Property is subject to the 20-30 Hudson Yards condominium declaration. The condominium is comprised of eight units: the 30 Hudson Yards Mortgaged Property (the WarnerMedia Unit) (36.09% common interest), a retail unit (33.39% common interest), five office units (28.04% common interest collectively) and an observation deck unit (2.48% common interest). The condominiums are governed by a condominium association, consisting of a board with seven members, and the condominiums (other than the retail condominium) are also governed by a tower association, consisting of a board with six members. Under the condominium documents, the related borrower has the right to appoint a board member on each such condominium board, provided that such right is exercisable by WarnerMedia, the sole tenant of the related Mortgaged Property (subject to certain restrictions set forth in the related lease), for so long as certain conditions in the related lease continue to be satisfied. Certain decisions of the unit owners through their designated board members (such as adoption of annual budgets, the imposition of any special assessments, the amount of reserves for cost control category budgets, certain alterations, and other actions affecting the common areas) must be approved by a majority in common interest vote or a majority in budget interest vote (for which unit owner percentages vary on a cost control category basis), as applicable, and be approved by at least two unaffiliated board members in each case. Changes to the allocation of unit owner expenses among the unit owners must be approved by a unanimous vote of all board members designated by the units affected by such cost control category. In the event of a casualty affecting the common elements, with some exceptions (such as if there is a casualty to 75% or more of the building), the condominium and tower boards, as applicable, will be obligated to restore and repair the affected common elements. Insurance proceeds received for the common elements are to be held by (i) an insurance trustee if in excess of $10,000,000 and (ii) by the condominium board if less than $10,000,000, and disbursed for restoration in accordance with the condominium documents.

With respect to the Gramercy Tavern Mortgage Loan (1.5%), the Mortgaged Property is subject to a fractured condominium regime consisting of one commercial unit (representing 12.3% of the common elements in the condominium) and 22 residential condominium units. The condominium association board consists of five members, one of which is appointed by the borrower. None of the residential unit owners are affiliates of the borrower. Under the condominium documents, each unit owner is entitled to cast one vote for each .01% of the interests in the common elements owned by such owner in all matters put to vote. When voting to elect members of the board, each owner is entitled to cast one vote for each .01% of the common elements owned by such owner multiplied by the number of members to be elected and may cast all such votes for one or more members. Generally, the approval of the majority of unit owners is required to take any action at any meeting of unit owners, except where in the Declaration or Bylaws a higher percentage vote is required, except that (i) the condominium declaration may be amended by vote of 66.67% of the unit owners at a duly called meeting of the board, (ii) following a casualty or taking where 75% or more of the building is destroyed, the approval of 75% or more of the unit owners elect to rebuild and (iii) the termination of the condominium requires a vote of 80% of the unit owners.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	41	$771,017,857	81.0%
Leasehold	4	95,000,000	10.0
Fee Simple/Leasehold(3)	3	85,694,706	9.0
Total	48	$951,712,563	100.0%

(1)   Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)   May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

(3)   With respect to the Hotel Indigo Birmingham Mortgage Loan (1.1%), the Mortgage Loan is partially secured by the borrower’s leasehold interest in a portion of an adjacent parking garage comprised of 28 parking spaces pursuant to a space lease.

With respect to the Hotel Indigo Birmingham Mortgage Loan (1.1%), the Mortgage Loan is secured by the borrower’s (i) leasehold interest in a portion of an adjacent parking garage (the “Parking Premises”) that comprises part of the second, non-collateral unit of the two-unit condominium regime to which the Mortgaged Property is subject and (ii) fee simple interest in the remainder of the Mortgaged Property. The leasehold interest is held pursuant to a non-financeable space lease between the borrower and an unaffiliated third-party that expires on July 1, 2047 and does not include customary lender protections such as, among other things, a reasonable opportunity for the lender to cure a default or the right to enter into a new lease upon a termination of the existing lease. At origination, the borrower deposited $750,000 with the lender in connection with the Parking Premises. $320,000 of such funds will be released to the borrower upon, among other things, the borrower either (i) acquiring title to the Parking Premises, or (ii) entering into either an amendment of the existing lease or a new lease that are, in each instance (a) reasonably acceptable to the lender and (b) provide market-standard lender protections. The remainder will be released at any time after February 1, 2020 upon satisfaction of the foregoing conditions as well as additional conditions unrelated to the parking including, among other things, the debt yield equaling 12.5% or more. See “—Partial Releases” for additional information.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Osborn Triangle Mortgage Loan (5.3%), the Mortgaged Properties are subject to a condominium declaration, which divides the underlying property into four units, the 610 Main Street North unit, the 610 Main Street South unit (a/k/a/ 1 Portland Street), the 700 Main Street unit and the parking garage unit. The fee interests in the condominium units are owned by an affiliate of Massachusetts Institute of Technology, which is also the declarant under the condominium declaration. The fee owner of the units master leases each unit to the individual borrower, and the Mortgage Loan is secured by such leasehold interests. Pursuant to each master lease, the fee owner of the units has delegated the rights to exercise its rights and privileges in its capacity as the fee owner of the units under the condominium declaration to each borrower, and the individual borrowers control 100% of the condominium interests.

The term of each of the master lease expires on May 15, 2084. The base rent under each ground lease was prepaid in full prior to the origination of the Mortgage Loan.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 13 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

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With respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), the Phase I ESA identified as a controlled recognized environmental condition (“CREC”) impacts to soil and groundwater associated with historical activities conducted on site by the Bethlehem Steel Corporation (“BSC”). According to the Phase I ESA, the Mortgaged Property is part of a larger, 1,800-acre property historically owned and occupied by BSC, and historically operated as a steel plant. BSC discontinued steel manufacturing operations at the property in 1995. The former BSC property has undergone extensive environmental investigation since 1995, which identified impacts to soil and groundwater associated with historic on-site activities. Specific details on the remedial actions undertaken on the Mortgaged Property were not provided. However, remedial actions were conducted from about the late 1990s until about 2010, have been successfully completed, and the Pennsylvania Department of Environmental Protection (“PA DEP”) and US Environmental Protection Agency (“EPA”) signed off on such remedial actions. PA DEP previously approved releases of liability at the BSC property for soil on February 13, 2003, and for groundwater on April 5, 1999 (under the Land Recycling and Environmental Remediation Standards Act). However, heavy metals remain in soil, and volatile organic compounds remain in the groundwater. PA DEP’s approval was contingent upon the BSC property owners placing restrictive covenants on land and groundwater use at the BSC property. BSC complied with this requirement, as established by the Bethlehem Works Declaration of Covenants, Conditions, Restrictions, Release and Indemnification dated September 13, 2004, and recorded by the County of Northampton Recorder of Deeds. The Mortgaged Property is subject to two environmental covenants, one for each of the two condominium units that comprise the Mortgaged Property. The environmental covenants were recorded on May 9, 2013 and detail Activity and Use Limitations (“AULs”), compliance reporting, and other requirements imposed on the Mortgaged Property. The Phase I ESA recommends continued compliance with the AULs and other terms and conditions in the environmental covenants. In addition, the borrower sponsors provided the lender with an environmental indemnity and purchased a Pollution Liability Policy from Great American Insurance Group, rated “A+: XV” by AM Best, in the amount of $10,000,000 which provides coverage for third party bodily injury and property damage claims arising out of new or existing pollution conditions on, at, under or migrating from the Mortgaged Property. The policy covers the period from May 31, 2019 to May 31, 2029.

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With respect to the Rivertowne Commons Mortgage Loan (4.7%), the ESA identified as a REC groundwater impacts and potential impacts to subsurface soil conditions associated with the historical and current operation of an on-site dry-cleaning facility on a portion of the Mortgaged

Property. A subsurface investigation was conducted in 1997, which identified trace levels of concentrations of chlorinated solvent compounds in the groundwater. A Phase II ESA was conducted, which recommended a limited subsurface investigation to be conducted. At origination, the borrower reserved $9,375 in an environmental reserve for the installation of a vapor extraction system at the Mortgaged Property in accordance with the recommendations of the Phase II ESA.

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With respect to the Philadelphia Metro Storage Portfolio Mortgage Loan (1.7%), the ESA for the Metro Self Storage – Philadelphia Mortgaged Property identified as a REC the presence of on-site USTs and the documented evidence of spills associated with the historical operation of a soap manufacturing facility on the site of the Mortgaged Property and a lack of subsurface testing conducted on the site of the Mortgaged Property. The ESA also identified as a REC a change in elevation, between a vacant plot located on the southwestern portion of the Mortgaged Property compared to the remainder of the Mortgaged Property. According to the ESA, the change in elevation is associated with unknown fill and debris related to historical operation of a tank building and filter house on the portion of the property. A Phase II ESA was conducted. The Phase II ESA identified a REC due to certain anomalies and related soil and groundwater impact consistent with on-site USTs located on the Mortgaged Property. According to the Phase II ESA, additional groundwater sampling is recommended and consideration for entering the site into a voluntary cleanup program. At origination, the lender held back $150,000, representing approximately 150% of the estimated cost of remediation, to be released upon the borrowers obtaining a no further action letter or its regulatory equivalent.

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With respect to the Scottsdale Crossing Mortgage Loan (1.2%), the fourteenth largest tenant at the Mortgaged Property by the net rentable area is Diamond Cleaners. The related ESA indicates that the dry cleaner has operated onsite since at least 1992. Because of the concern for the chlorinated solvents, particularly tetrachloroethylene (“PCE”) typically used during the dry-cleaning process, the environmental consultant conducted a subsurface investigation in 2012 to address the identified then-current and historical operations of two separate dry-cleaners on the Mortgaged Property at that time. The investigation did not detect any volatile organic compounds (“VOCs”) above laboratory detection limits. Based on the results of this limited assessment, the environmental consultant had no additional recommendations for investigation or corrective action, and it was concluded that subsurface conditions at the Mortgaged Property had not been impacted by current and/or former dry cleaning operations. Although no impacts were identified during this previous investigation, given the length of time passed since the prior assessment in 2012 and the continued dry-cleaning operations, including the use of PCE, the ESA concluded that the current presence of the dry cleaner represents a recognized environmental condition. As such, the ESA recommended that a subsurface investigation should be conducted in order to evaluate subsurface conditions associated with the current dry cleaner on site. Subsequently, a vapor intrusion investigation was conducted at the Mortgaged Property, and, according to the related report, a release of chlorinated solvents from the dry-cleaner appears to have adversely impacted the sub-slab soil gas in the vicinity of the dry-cleaner. As such, the report recommended a further investigation of (a) the sub-slab soil gas and indoor air quality to the west of the dry-cleaner is recommended to evaluate the vapor intrusion pathway, and (b) the soils adjacent to the dry cleaning machine and hazardous waste storage areas at the premises to evaluate whether a release of chlorinated solvents has adversely impacted the shallow soils beneath the Mortgaged Property. At origination, the borrower was required to obtain an environmental insurance policy against pollution and remediation legal liability. The policy was issued by Sirius Group, with individual claim limits and an aggregate claim limit of $1,000,000 and $25,000 deductible. The policy names the lender and its successors and assignees as the insured. The current policy has an expiration date of August 9, 2032.

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With respect to The BC Remedy Building Mortgage Loan (1.1%), the ESA for the Mortgaged Property identified as a REC, the failure to report to the state the closure findings for an onsite underground storage tank located at the Mortgaged Property in connection with the historical operation of a commercial printing operation at the Mortgaged Property. The related ESA indicates that a subsurface investigation was completed in 1990 and that the UST was closed and removed from the Mortgaged Property in 1993. The report recommended that the North Carolina Department of Environmental Quality be notified of the findings, however, there is no evidence that the UST was registered or that a report of the findings was made as recommended. The ESA also identified an unknown fill port at the Mortgaged Property. At origination of the Mortgage Loan, the borrower reserved $111,660, representing approximately 150% of the cost of the recommended Phase II investigation and completion of requirements for administrative closure, to be released upon satisfactory completion of the post-closing obligations.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

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With respect to the Sunset North Mortgage Loan (7.9%), five tenants at the Mortgaged Property, comprising approximately 58.3% of the Mortgaged Property’s net rentable area, are undergoing various tenant improvements, including, without limitation, a buildout for new tenants, WeWork, ArenaNet, and Famers Credit Union. In connection with the foregoing, the borrower was required to reserve an aggregate amount of $14,380,753.87.

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With respect to the SkyEast Mortgage Loan (2.4%), the borrower plans, among other actions, to demolish a stand-alone rear building comprising the Mortgaged Property to cause the Mortgaged Property to be in compliance with applicable zoning requirements as described under
“—Assessment of Property Value and Condition” above.

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With respect to the Holiday Inn Express and Suites Los Alamos Mortgage Loan (0.8%), the related borrower is obligated under the franchise agreement to complete certain improvements at the Mortgaged Property in the amount of approximately $2,335,104, representing approximately 30.6% of the Mortgage Loan Cut-off Date Balance. At origination of the Mortgage Loan, the related borrower reserved $2,239,473 in a PIP reserve.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering, except for in the case of the Wind Creek Leased Fee Mortgage Loan (4.4%), as to which the borrower’s interest in the Mortgaged Property consists of a leased fee interest solely in the land and not any improvements. None of these engineering reports are more than 14 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. For example, in this regard we note the following:

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With respect to the SkyEast Mortgage Loan (2.4%), a portion of the Mortgaged Property was impermissibly converted from medical office use to residential use, and the occupancy of such units as residential is considered non-conforming. The borrower plans, among other actions, to demolish a stand-alone rear building comprising the Mortgaged Property to cause the Mortgaged Property to be in compliance with the zoning requirements. In addition, such conversion of the non-conforming units requires the issuance of an updated certificate of occupancy permitting the use thereof as residential. The borrower is required under the Mortgage Loan documents to deliver an updated certificate of occupancy. At origination, the lender structured the Mortgage Loan with (w) a reserve of $2,000,000, which reserve funds will be released in an amount that would cause the debt yield (calculated based on the loan amount less any amount in such reserve after the proposed disbursement) to be no less than 7.10% provided that borrower delivers that the appropriate certificate of occupancy has been obtained and all outstanding municipal violations have been cured, (x) a reserve of $200,000, which reserve funds will be released upon completion of the aforementioned demolition and borrower’s delivery of evidence that the appropriate certificate of occupancy has been obtained and all outstanding municipal violations have been cured and (z) a reserve of $250,000, which reserve funds will be released upon borrower’s deliver of evidence that all outstanding municipal violations have been cured. The Mortgage Loan documents provide for a recourse carveout for losses incurred by the lender in connection with (i) (A) a valid, non-expired, certificate of occupancy (temporary or otherwise) not being issued and effective for the Mortgaged Property if a certificate of occupancy is required for the Mortgaged Property pursuant to any legal requirement, (B) the use and/or occupancy of any portion of the Mortgaged Property in violation of any certificate of occupancy (temporary or otherwise) and/or (C) the Mortgaged Property not complying with applicable zoning laws, ordinances, regulations and codes, and (ii) the existence of any municipal, building code, fire department violations (or similar violation) with respect to the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 25 on Annex D-1 and representation and warranty number 26 on Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

With respect to the Ensemble Mortgage Loan (3.6%), the borrower sponsor and non-recourse carveout guarantor is a defendant in several pending lawsuits, arising from, among other things, a disputes over life insurance policy proceeds, alleged fraud in the sale of an unrelated property and an alleged claim from a previous owner to tax abatement proceeds from an unrelated property.

With respect to the Scottsdale Crossing Mortgage Loan (1.2%), the borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs, and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. The sponsor has a net worth of approximately $250 million and liquidity of $25 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned litigations or any other litigation where the sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds a direct or indirect interest in the borrower.

With respect to the Hotel Indigo Birmingham Mortgage Loan (1.1%), the related borrower sponsors are defendants to certain civil litigation including, among other things, (i) a breach of contract action brought by a contractor related to certain work performed at the Mortgaged Property for which the borrower reserved $140,000, representing approximately 125% of the alleged damages, and (ii) fraudulent transfer claims by the State Bank of Texas relating to the transfer of certain property by Sonia Patel’s father naming each of the related borrower sponsors, for which alleged damages are unspecified.

With respect to the 47 Clinton Street Mortgage Loan (0.9%), in September 2017, the non-recourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The Task Force is comprised of certain city and state agencies in New York and was created for the purpose of investigating and enforcing actions against landlords alleged to have created unsafe conditions due to illegal construction, with a particular focus on rent-regulated tenants. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hired a third-party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the sponsor’s counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD. In addition, in January 2019, a tenant association (the “Tenant Association”) representing certain tenants at the Mortgaged Property sent a letter to ICON alleging that that the management at the Mortgaged Property had failed to timely respond to the tenants’ requests to address certain issues, including, without limitation, the gas provider’s prolonged shutting off of gas services caused by a purported gas leak detected at the Mortgaged Property. ICON has indicated to the lender that ICON has contacted the Office of the NYS Attorney General overseeing the AOD compliance in response to the letter from the Tenant Association. The response includes an explanation for the gas shutoff and that ICON at all times acted in accordance with the AOD, including, but not limited to, extending to the rent regulated tenants the rent abatements set forth in the AOD. At present, neither the Office of the NYS Attorney General nor the third-party administrator has made any determinations to the effect that ICON is not in compliance with the terms and conditions of the AOD, nor is ICON aware of any current issues which would result in such a determination. It is unclear whether the Task Force or the Office of the NYS Attorney General will find any wrongdoing on the part of ICON.

With respect to the 738 East 6th Street Mortgage Loan (0.4%), the 738 East 6th Street Tenants Association and certain individual tenants (collectively, the “Association”) brought an action against the borrower in May 2018 to compel the borrower to correct certain municipal violations at the Mortgaged Property. The parties entered into a settlement which provided fixed periods of time for the borrower to correct the various violations. The borrower has represented that the corrective work relating to the violations was completed prior to the origination date, though the borrower has not yet filed for dismissal of the underlying action. The borrower has covenanted under the Mortgage Loan documents to use commercially reasonable efforts to promptly cause such action to be dismissed. The Mortgage Loan documents provide for a recourse carveout for any losses incurred by the lender in connection with any of the foregoing matters.

With respect to the Double Door Mortgage Loan (0.8%), the sponsor and non-recourse carveout guarantor is subject to a pending lawsuit filed in March 2019, arising from an alleged breach of contract for failure to pay a guaranty of debt of approximately $2,742,902.78 (inclusive of principal and interest).

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-six (26) of the Mortgage Loans (60.4%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

Thirteen (13) of the Mortgage Loans (35.2%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) of the Mortgage Loans (4.4%) was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

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With respect to the Rivertowne Commons Mortgage Loan (4.7%), the borrower sponsor and non-recourse carveout guarantors were borrower sponsors for an unrelated securitized commercial real estate loan that, according to available information, was transferred to special servicing in November 2018 due to losses of significant tenants.

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With respect to the Woodlands Mall Mortgage Loan (3.2%), General Growth Properties, Inc. (GGP, Inc.), was historically one of the related borrower sponsors. In August 2018, Brookfield Property Partners completed an acquisition of GGP, Inc. and created a new public entity, Brookfield Property REIT, Inc., to succeed to the interests of GGP, Inc. GGP, Inc., a developer of regional malls, and certain of its subsidiaries, including, but not limited to, the borrower and guarantors (or their predecessors-in-interest), previously commenced chapter 11 bankruptcy proceedings in April 2009 due to its inability to raise capital or renegotiate outstanding debt with creditors. GGP, Inc. emerged from bankruptcy on November 9, 2010.

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With respect to the Grand Canal Shoppes Mortgage Loan (5.3%), one of the borrower sponsors, Brookfield Properties REIT Inc., formerly known as General Growth Properties, Inc. filed for Chapter 11 bankruptcy in 2009, together with approximately 160 property-level borrowers. The bankruptcy court in this case declined to substantively consolidate the assets of any property level subsidiary with the assets of the borrower sponsor or any of its affiliates. However, the court denied motions brought by various property-level lenders to dismiss the bankruptcy cases of the property-level borrowers as being made in bad faith, and the court permitted the use of cash generated from these subsidiary properties in excess of amounts necessary to pay interest to be distributed to the bankrupt parent entities for general corporate purposes over the objections of the lenders. The court did, however, require a first lien on the cash collateral account where cash distributed to the bankrupt parent entities was on deposit.

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With respect to the 9533 Brighton Way Mortgage Loan (4.5%), one of the borrower sponsors has been involved in foreclosures, discounted payoffs and workouts in the past, including without limitation: (i) the foreclosure on the mezzanine equity collateral related to a mall in Milwaukee, Wisconsin, following a maturity default, (ii) a deed-in-lieu of a leasehold interest in a mall in Tampa, Florida, and (iii) the discounted payoff of a mezzanine loan in June 2009.

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With respect to the 3 Columbus Circle Mortgage Loan (3.9%), the borrower sponsor purchased the Mortgaged Property in 2004 and refinanced the related loan in 2006 with a $250 million loan from Wachovia. The borrower sponsor defaulted on the $250 million loan in 2009, and Related Companies, a private real estate firm based in New York City, subsequently bought the note and moved to foreclose. However, in 2011, SL Green became involved to recapitalize the Mortgaged Property, preventing Related Companies from foreclosing on the Mortgaged Property. Subsequently, SL Green and the borrower sponsor refinanced the existing loan with a $350 million loan from Deutsche Bank, and in 2018 the borrower sponsor repurchased SL Green’s interest in the Mortgaged Property. The borrower sponsor did not default on the loan from

Deutsche Bank throughout the loan term before refinancing it with the Mortgage Loan. The borrower sponsor has also been subject to other default and foreclosure proceedings.

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With respect to the Northpoint Tower Mortgage Loan (2.6%), the borrower sponsors have been subject to discounted payoffs and one judicial foreclosure on commercial real estate loans. In addition, affiliates of the related borrower sponsor own an unrelated property that is in receivership, and the initial guarantors of the Northpoint Tower Mortgage Loan are guarantors of the unrelated loan that is in receivership.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

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With respect to the Hotel Indigo Birmingham Mortgage Loan (1.1)%, one of the sponsors, Sonia Patel, is the sponsor and guarantor of a mortgage loan secured by La Quinta Inn & Suites – Duluth, which was previously securitized in the UBS 2018-C10 transaction. The franchisor of the La Quinta Inn & Suites – Duluth property delivered a default notice to the borrower (the “Duluth Borrower”) for past due amounts owed to the franchisor of approximately $64,000 and failure to comply with certain of the franchisor’s operational requirements. According to the sponsor, the Duluth Borrower is currently in negotiations to re-flag the property to a Best Western International, Inc. and has been working with and received a conditional approval of such a flag change from the servicer of the related mortgage loan, Rialto Capital Advisors, LLC. In connection with such flag change, the Duluth Borrower is also negotiating a termination agreement with the franchisor and the sponsor has advised that the claim from the franchisor is in connection with the sponsor’s notification to the franchisor of its intent to terminate the flag.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Nine (9) of the Mortgaged Properties (14.4%) are leased to a single tenant.

●	Seven (7) of the Mortgaged Properties (8.4%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations“ below, “Risk Factors—Risks Relating to the Mortgage Loans— Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

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With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Beverly Hills BMW	4.1%	6/19/2024	9/6/2029
Osborn Triangle - 1 Portland Street	1.9%	1/31/2024	6/1/2029
Double Door	0.8%	1/31/2029	9/6/2029
JJL Retail Portfolio - Lake Elsinore	0.2%	2/28/2019	9/6/2029
Tradecor Retail Portfolio - Bullard Ave & McDowell Rd	0.1%	10/31/2023	9/6/2029

(1)    The Mortgaged Property is a mixed used property with a multifamily housing property and a single retail tenant.

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With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Osborn Triangle - 700 Main Street	1.3%	59.1%	2024	6/1/2029
2975 Breckinridge Boulevard	0.5%	84.0%	2023	8/6/2024
Tradecor Retailed Portfolio - Power 60 Rd & US 60	0.4%	51.5%	2024	9/6/2029
JJL Retail Portfolio - Palm Desert	0.2%	100%	2023	9/6/2029

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In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores. For example:

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With respect to the Woodlands Mall Mortgage Loan (3.2%), JCPenney is an anchor at the Mortgaged Property, however, it is not part of the collateral securing the Mortgage Loan. Certain of the tenant leases at the related Mortgaged Property may permit tenants to terminate their leases and/or abate or reduce rent if JCPenney terminates its lease or goes dark. We cannot assure you that JCPenney will not continue to report earnings losses or otherwise exhibit signs of financial distress or that its stores will remain open for business. We further cannot assure you that the closing of any other JCPenney store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool. In addition, the largest tenant at the Mortgaged Property, Forever 21, leases approximately 11.2% of the net rentable area at the related Mortgaged Property. According to news reports, Forever 21 Inc. is preparing for a potential bankruptcy filing, which may result in the Forever 21 tenant exercising its termination option described under
“—Terminations” below or otherwise closing. We cannot assure you that the Forever 21 tenant will remain open for business.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

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With respect to the Sunset North Mortgage Loan (7.9%), the fourth largest tenant by net rentable area, Farmers New World, leases two spaces at the Mortgaged Property. Farmers New World has the right to terminate its lease with respect to 60,166 square feet on or after June 30, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee of unamortized tenant improvements, leasing commissions and abated rent over the term of the lease. Farmers Credit Union has the right to terminate 1,161 square feet on or after August 31, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee of unamortized tenant improvements, leasing commissions and abated rent over the term of the lease.

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With respect to the Rivertowne Commons Mortgage Loan (4.7%), the second largest tenant by net rentable area, Safeway, has four, five-year renewal options remaining under its lease. The renewal options are deemed exercised unless Safeway gives the landlord written notice at least 6 months prior to the expiration of the then-current term, whereupon all future renewal options are also terminated. Safeway is also able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease.

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With respect to the 900 & 990 Stewart Avenue Mortgage Loan (4.7%), (a) the largest tenant by net rentable area, AON, has the right to terminate its lease in September 2025 with no less than 12 months’ prior written notice and the payment of a $3,283,065 termination fee, and (b) the second largest tenant by net rentable area, Wright Risk Management, has the right to terminate its lease in April 2026 with no less than 12 months’ prior written notice and the payment of a $1,393,364 termination fee.

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With respect to the 9533 Brighton Way Mortgage Loan (4.5%), the third largest tenant, Berluti, has the right to terminate if gross sales during each of 2021 and 2022 does not exceed $2.7 million for each year, by giving notice within 90 days of the end of the 2022 year, without payment of any termination fee. In addition, the fifth largest tenant by net rentable area, Boglioli, has the right to terminate its lease as of April 30, 2022, with at least 12 months’ notice and the payment of a termination fee equal to $300,000.

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With respect to the 30 Hudson Yards Mortgage Loan (4.2%), the sole tenant, WarnerMedia, has the right, which if timely exercised would become effective on June 14, 2024, to exclude from its leased premises a portion of such leased premises equal to one or more contiguous full floors comprising floors 42 through 51, inclusive (the “Contraction Floors”). Such contraction option may be exercised only from the highest of the Contraction Floors downwards, subject to the satisfaction of certain conditions, including (i) delivery of irrevocable notice by WarnerMedia to the related borrower of such exercise on or before the date (the “Contraction Exercise Date”) that occurs on (A) December 14, 2021, if the contraction space consists of 5 or more floors, (B) June 14, 2022, if the contraction space consists of 3 or 4 floors, or (C) December 14, 2022 if the contraction space consists of not more than 2 floors and (ii) payment to the related borrower on June 14, 2024, of an amount equal to $24 million per floor that is being excluded. If WarnerMedia fails to deliver such notice timely (time being of the essence), then WarnerMedia is deemed according to the terms of its lease to have irrevocably waived its right to exclude the amount of contraction space applicable to such Contraction Exercise Date.

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With respect to the Woodlands Mall Mortgage Loan (3.2%), the largest tenant, Forever 21, which leases 11.2% of the net rentable area at the related Mortgaged Property, has the right to terminate its lease at any time upon 180 days’ notice and payment of a termination fee equal to twelve months of minimum annual rent.

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With respect to the Woodlands Mall Mortgage Loan (3.2%), (i) the second largest tenant, Dick’s Sporting Goods, has the right to pay alternate rent in lieu of fixed and percentage rent, if the ongoing co-tenancy requirement (as defined in its lease, requiring the opening and operation of (x) Dillard’s (or an acceptable replacement(s)), (y) one of Macy’s or Nordstrom or their acceptable replacement(s), and (z) at least 65% of the remaining interior leasable floor area of the Mortgaged Property) is not met for 180 days, and to terminate its lease if such condition continues for more than 12 months and (ii) the third largest tenant, Barnes & Noble, has the right to pay reduced rent in lieu of fixed rent, if (x) the leasable floor area of the Mortgaged Property is less than 70% actively occupied and open for business by other tenants (exclusive of the premises) for a period of greater than 6 months, or (y) any tenant, including any of the department stores, which occupies more than 20% of the leasable floor area of the Mortgaged Property discontinues its operations and is not replaced by another tenant of equivalent quality and occupying substantially the same amount of space within 6 months (or 12 months, if the tenant discontinuing its operations is a department store), and to terminate its lease if either condition continues for more than 12 months.

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With respect to the Northpoint Tower Mortgage Loan (2.6%), the fourth largest tenant, Willis Towers Watson US LLC, representing approximately 3.2% of the net rentable square footage of the Mortgaged Property, has the right to terminate its lease effective as of December 31, 2021, with written notice no later than December 31, 2020 and payment of a termination fee equal to four months’ base rent.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Woodlands Mall Mortgage Loan (3.2%), the second largest tenant, Dick’s Sporting Goods, has no continuing obligation to operate, and the fifth largest tenant, Macy’s

Children’s, has the right to go dark, with the landlord generally having the right to terminate the lease if the tenant is dark for 180 days or more.

●	With respect to the Albertsons Corinth Mortgaged Property (0.5%), the sole tenant, Albertsons, has the right to go dark at any time.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs or upon other events related to government status.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Northpoint Tower	2.6%	GSA	9.1%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 15 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

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With respect to the Sunset North Mortgage Loan (7.9%), at origination, the borrower was required to reserve approximately $14,380,754 in connection with outstanding tenant improvements for five tenants, including the second, third, fourth and fifth largest tenants at the Mortgaged Property by net rentable area, as well as $406,710 in connection with free rent for two tenants, including the second and fifth largest tenants by net rentable area, ArenaNet and GM Cruise, which free rent period ends on June 1, 2020 and December 1, 2019, respectively. In addition, the third largest tenant by net rentable area, WeWork, has executed a lease but has not yet taken occupancy but has commenced paying rent.

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With respect to the Rivertowne Commons Mortgage Loan (4.7%), the largest tenant, Target, has executed its lease, which is expected to commence on October 1, 2019, and is anticipated to open for business in or around November 2019.

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With respect to the Northpoint Tower Mortgage Loan (2.6%), the second largest tenant, GSA, has executed its lease and is anticipated to complete its build out or take occupancy in or around December 2019.

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With respect to the JJL Retail Portfolio - Lake Elsinore Mortgaged Property (0.2%), the sole tenant, Skechers USA, Inc., has the right to terminate its lease in the event its gross sales are less than $1.5 million during lease months 43 through 54 (between September 2022 and August 2023), subject to prior written notice to the landlord and reimbursement of the unamortized portion of the TI/LC.

With respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), whenever base rent exceeds 3% of the sum of gross slot machine revenue and gross table game revenue from all of the ground lessee’s and its subtenants’, operators’ and affiliates’ gaming facilities (“Wind Creek Tenant Gaming Proceeds”)

within a 50-mile radius of the Mortgaged Property (defined as for the immediately preceding year), Wind Creek Base Rent (as defined below) will be adjusted to 3% of the Tenant Gaming Proceeds for the previous year. Gross slot machine revenue and gross table game revenue are calculated in accordance with the Pennsylvania Gaming Law as of May 31, 2019 and as reported to the Pennsylvania Gaming Control Board, subject to the gaming proceeds methodology (which is provided as an exhibit to the ground lease that clarifies and interprets how gross slot machine revenue and gross table game revenue are calculated). Pursuant to the ground lease, the rent payable may not be less than $8,500,000. Additionally, in no event may the Wind Creek Base Rent be reduced if the cause of the Wind Creek Tenant Gaming Proceeds reduction is solely attributable to casualty, condemnation and/or a temporary closure in furtherance of a capital improvement. As of the cut-off date, the ground rent was for an annual amount of $9,500,000, with consumer price index increases up to 2% annually (the “Wind Creek Base Rent”).

With respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), during a period after May 31, 2019 where Wind Creek Tenant Gaming Proceeds decrease below $475,739,460 for a trailing four-quarter testing period and any of the following events occur (each, a “Competitive Gaming Project”): (i) the addition of live table games or internet gaming at the Resorts World Casino in New York, New York; (ii) the addition of live table games or internet gaming at the Empire City Casino in Yonkers, New York; (iii) the opening of any new gaming or internet gaming facility in the following regions: New York City, Westchester County, Rockland County, Suffolk County, or Nassau County; (iv) the opening of any gaming facility anywhere in the state of New Jersey outside of Atlantic County; (v) the opening of any gaming facility in Pennsylvania within 50 miles of the Mortgaged Property; or (vi) the opening of any internet gaming facility in Pennsylvania (in each case with respect to items (i)-(vi), by an entity that is not the ground lessee or an affiliate of the ground lessee) (such time period, a “Competitive Gaming Period”), the Wind Creek Base Rent will be adjusted to 90% of the then applicable Wind Creek Base Rent, provided that Wind Creek Base Rent will only be adjusted one time during any Competitive Gaming Period, regardless of the number of Competitive Gaming Projects that open. Pursuant to the ground lease, the rent payable may not be less than $8,500,000.

In addition, with respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), the Mortgage Loan was underwritten based on the average increase in annual base rent under the sole tenant’s lease over the life of the Wind Creek Leased Fee Mortgage Loan, which assumes contractual consumer price index increases of 2.0% annually.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Osborn Triangle (5.3%), Grand Canal Shoppes (5.3%), Wind Creek Leased Fee (4.4%), 3 Columbus Circle (3.9%), Northpoint Tower (2.6%), 951 Madison Street (2.1%), Delta Hotels Chesapeake Norfolk (1.6%), SpringHill Suites Ashburn-Dulles North (1.4%), The BC Remedy Building (1.1%), Courtyard Warner Robins (1.1%), TownePlace Suites Albany (0.9%) and Albertsons Corinth (0.5%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

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With respect to the Osborn Triangle Mortgage Loan (5.3%), the borrowers master lease the condominium units from an affiliate of Massachusetts Institute of Technology. The master lease provides that the related borrower is not permitted to assign its leasehold interest or effect a transfer of control without first giving the fee owner of the unit a right of first offer with respect to such interest. Pursuant to the master leases, the right of first offer does not apply to a foreclosure or deed-in-lieu of foreclosure.

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With respect to the Grand Canal Shoppes Mortgage Loan (5.3%), the Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners, including, without limitation, the related borrowers and Venetian Casino Resort, LLC, the ground lessor under the ground leases to which a portion of the Mortgaged Property is subject and an affiliate of Las Vegas Sands, which operates the Venetian Hotel and Casino and the Palazzo Resort and Casino. Pursuant the REA, a transfer of either the Grand Canal Shoppes portion or the Palazzo Shoppes portion of the Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC.

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With respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), the sole tenant of the Mortgaged Property has a right of first offer to purchase the Mortgaged Property. Such right of first offer does not apply to a transfer or sale of the Mortgaged Property in connection with a foreclosure by a mortgagee of the Mortgaged Property. In addition, in the event that the borrower fails to comply with certain covenants relating to the gaming license of the sole tenant at the Mortgaged Property, and fails to timely cure such breach, the sole tenant may require the borrower to sell its interest in the land prior to or on the date so required by the applicable gaming authorities, and the tenant shall have a right of first offer to purchase the Mortgaged Property.

In addition, under the REA, in the case of acceleration of the Mortgage Loan, Venetian Casino Resort, LLC has the right, subject to the satisfaction of certain financial covenants, to purchase the Mortgage Loan at a price equal to the sum of (a) the outstanding principal balance of the Mortgage Loan, (b) all accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Mortgage Loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the applicable servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

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With respect to the 3 Columbus Circle Mortgage Loan (3.9%), JPMCB occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the borrower, as the landlord, seeks to sell such condominium unit to a third party, for a purchase price then to be proposed to such third party by the borrower, JPMCB, as the tenant, has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.

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With respect to the Northpoint Tower Mortgage Loan (2.6%), the largest tenant, Jones Day, representing 39.2% of the net rentable area, has a right of first refusal to purchase the “Phase I Building” portion of the Mortgaged Property, which portion represents 32.2% of the net rentable area of the entire Mortgaged Property. The right of first refusal only applies to a transfer of the Phase I Building to the extent that the Phase I Building is transferred separate and apart from the “Phase II Building” portion of the Mortgaged Property. The right of first refusal does not apply to a sale, foreclosure, or deed-in-lieu of foreclosure of the entirety of the Mortgaged Property. The right of first refusal was not subordinated to the lien of the related mortgage as the right of first refusal only applies to the extent that the Phase I Building is transferred separate and apart from the Phase II Building portion of the Mortgaged Property. In addition, pursuant to a prior deed from The Cleveland And Pittsburgh Railroad Company, as grantor, to The E.W. Scripps Company, as grantee, recorded on December 21, 1953 with respect to the Mortgaged Property, until such time as such grantee constructed substantial improvements possible of service by rail facilities on, among other real property, the Mortgaged Property, such grantee was not permitted to sell the Mortgaged Property without first offering the land for sale to such grantor. A railway abuts the Mortgaged Property and the title insurance policy for the Mortgaged Property affirmatively insures against loss resulting from the enforcement or attempted enforcement of such right of first refusal.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

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With respect to the Gramercy Tavern Mortgage Loan (1.5%), 100% of the Mortgaged Property is leased to an affiliate of the borrower, which uses the leased space as a restaurant. The lease expires on August 31, 2039, with a one 10-year extension option. The annual rent under the lease is $1,240,000 with no guaranty. The Mortgage Loan documents provide for restrictions against the borrower’s construction or operation of (a) a restaurant with the name “Gramercy Tavern” or a variation thereof within (a) 0.5-mile radius of the Mortgaged Property and (b) one-mile radius of the Mortgaged Property, unless the operator of such restaurant is a subsidiary of the borrower. In addition, a subordination and attornment agreement was executed and delivered to the at origination of the Mortgage Loan.

●	With respect to The BC Remedy Building Mortgage Loan (1.1%), 100% of the Mortgaged Property is leased to a sole tenant that is the 100% owner of the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each

Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Six (6) of the Mortgaged Properties (18.9%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California and Washington.

With respect to 40 of the Mortgaged Properties, which secure in whole or in part 35 Mortgage Loans (91.7%), the related borrowers maintain insurance under blanket policies.

With respect to the 30 Hudson Yards Mortgage Loan (4.2%), only the improvements and betterment insurance and the business interruption insurance for the Mortgaged Property is covered by the blanket policy.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

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With respect to the Wind Creek Leased Fee Mortgage Loan (4.4%), the Mortgage Loan documents allow the borrower to rely on property and business interruption insurance maintained by the sole tenant in accordance with the terms of its ground lease.

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With respect to the 30 Hudson Yards Mortgage Loan (4.2%), the borrower may rely on the insurance provided by the sole tenant, WarnerMedia, provided that, in each instance, such insurance complies with the requirements of the Mortgage Loan documents and (with respect to self-insurance and captive insurance only) there is no default beyond any applicable notice and cure periods under the lease. In addition, the borrower may rely upon insurance for general common elements maintained by the condominium board, provided that such insurance complies with the requirements of the Mortgage Loan documents.

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With respect to the Beverly Hills BMW Mortgage Loan (4.1%), the borrower is permitted to rely upon property insurance provided by the sole tenant at the Mortgaged Property, Sonic Automotive, provided that such insurance complies with the conditions set forth in the Mortgage Loan documents (which conditions satisfy the requirements of representation and warranty number 17 in Annex D-1).

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With respect to the Gramercy Tavern Mortgage Loan (1.5%), to the extent the condominium association board is maintaining casualty coverage for the core and shell of building and the common elements in accordance with the condominium documents, on a primary and non-concurrent basis, and such insurance complies with the requirements of the Mortgage Loan documents, the borrower is deemed to be in compliance with the requirements set forth in the Mortgage Loan documents. The policy obtained by the association for the core and shell of the building as of the origination date was approved by the lender and is deemed acceptable under the Mortgage Loan documents so long as there are no material changes to the policy.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

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With respect to the Delta Hotels Chesapeake Norfolk Mortgage Loan (1.6%), a portion of the Mortgaged Property is subject to a certain Declaration of Protective Covenants & Restrictions (the “Declaration”), which provides a list of acceptable uses, including, without limitation, general office and administration, manufacturing, and assembling or processing, and a list of prohibited uses, including, without limitation, acetylene gas manufacturing or refining, automobile wrecking and distillery. While the Mortgaged Property’s current use does not breach any of the foregoing permitted and prohibited uses, the Declaration permits the declarant under the Declaration to waive, rescind, modify or alter the Declaration. The Mortgage Loan documents provide for a recourse carveout for any losses by the lender in connection with any amendment or modification of the Declaration without the lender’s consent.

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With respect to the Concord Center Mortgage Loan (1.5%), pursuant to the lease between the borrower and Cost Plus, Inc., the largest tenant at the Mortgaged Property, the borrower may not lease space at the Mortgaged Property to a tenant that uses 5,000 square feet or more of its premises to display/sell gourmet foods, beer and wine for off-premises consumption, or products made from wicker or rattan. In addition, the Concord Center Planned Unit Development Agreement recorded against the title of the Mortgaged Property restricts the Mortgaged Property from use as a toy store, appliance store, shoe store over 6,000 square feet, or gas station.

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With respect to the Hampton Inn & Suites Knoxville Mortgage Loan (1.4%), pursuant to a certain Special Warranty Deed dated March 17, 2000, the borrowers may not use a portion of the Mortgaged Property as a gas station effective until 2025.

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With respect to the Scottsdale Crossing Mortgage Loan (1.2%), the Mortgaged Property is subject to a certain Declaration of Restrictions and Grant of Easements dated June 29, 1990, as amended from time to time, that contains various use restrictions including, without limitation, the following: (1) Chipotle, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (2) Smashburger, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (3) that portion of the building occupied by Ahipoki Bowl, the second largest tenant by net rentable area, cannot be used as a restaurant, and (4) no portion of the Mortgaged Property can be used as a massage parlor. With respect to the use restrictions (1) and (2), the applicable tenants do not report sales information so the lender was unable to confirm the percentage of gross sales generated from wine and beer for each tenant. With respect to the use restriction (3), Ahipoki Bowl is a restaurant. With respect to use restriction (4), Massage Envy is the fourth largest tenant at the Mortgaged Property by net rentable area. The borrower has covenanted to use commercially reasonable efforts to obtain the applicable parties’ consent to the current occupancy of Ahipoki Bowl and Massage Envy. In addition, the borrower and the guarantor are recourse for losses to the lender caused by any violation of any use restrictions (including the above violations) applicable to the Mortgaged Property or any portion thereof. In addition, the lender has title coverage by endorsement over loss or damage caused to the lender by reason of a violation on land of recorded covenants (which should include violations of the use restrictions).

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value, which may be based on certain “extraordinary assumptions”, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commission allowances, free or abated rent periods or increased tenant occupancies.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
900 & 990 Stewart Avenue(1)	4.7%	69.2%	69.2%	$121,400,000	82.4%	82.4%	$101,900,000
Concord Center(2)	1.5%	63.8%	54.7%	$22,000,000	66.8%	57.3%	$21,000,000
Hotel Indigo Birmingham(3)	1.1%	69.9%	55.7%	$15,300,000	71.3%	56.8%	$15,000,000
Courtyard Warner Robins(4)	1.1%	57.2%	46.9%	$18,300,000	60.2%	49.3%	$17,400,000
Holiday Inn Express and Suites Los Alamos(5)	0.8%	66.4%	52.9%	$11,500,000	84.9%	67.6%	$9,000,000
Double Door(6)	0.8%	62.0%	62.0%	$12,100,000	66.2%	66.2%	$11,330,000

(1)

The Appraised Value (Other than As-Is) reflects the “Hypothetical Value With PILOT Extended and Assuming Reserve” appraised values of the two individual parcels comprising the Mortgaged Property, as of May 2, 2019, in the aggregate amount of $121,400,000. The Hypothetical Value With PILOT Extended and Assuming Reserve appraised value assumes that (i) the borrower deposited $8.0 million into a reserve for future tenant improvements, leasing commissions and capital expenditures, which were reserved at origination and (ii) the related PILOT program is extended beyond its current expiration date.

(2)

The Appraised Value (Other than As-Is) reflects the “Hypothetical Value As If Completed” of $22,000,000 for the Mortgaged Property, as of June 11, 2019, which assumes that the renovations estimated to cost approximately $1,000,000 in capital expenditures are completed under the “as is” date of value, June 11, 2019. The “as-is” appraised value of the Mortgaged Property, including the Barney’s Parcel, as of June 11, 2019 is $21,000,000.

(3)

With respect to the Hotel Indigo Birmingham Mortgage Loan, the Cut-Off Date LTV Ratio and the Maturity Date LTV Ratio were calculated using an “as complete” Appraised Value, which assumes that the borrower has exercised its purchase option to purchase one floor of a parking garage that it utilized pursuant to a lease as of the origination date and further that the purchase price will be for $320,000 and that the transaction will close on September 3, 2019. At origination, the lender reserved $750,000, of which up to $320,000 may be released to the borrower for purposes of exercising such purchase option or, alternatively, to enter into a substitute parking agreement.

(4)

The Appraised Value (Other than As-Is) reflects the “Hypothetical Market Value As If PIP Funded” of $18,300,000 for the Mortgaged Property, as of May 6, 2019, which assumes that the PIP has been completed as of the date of inspection. At origination, the lender reserved $917,374 for the PIP. The “as-is” appraised value of the Mortgaged Property, as of May 6, 2019 is $17,400,000.

(5)

The Appraised Value (Other than As-Is) represents the “as complete” appraised value of $11,500,000, effective July 2, 2020, which assumed that the improvements will be completed in a competent and timely manner for the Mortgaged Property. At origination, the lender reserved $2,239,473 for the estimated outstanding costs related to a PIP reserve.

(6)	The Appraised Value (Other than As-Is) represents the “as stabilized” value of $12,100,000, effective October 25, 2019, which assumed that Yeti takes occupancy.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association“ and “—Citi Real Estate Funding Inc.” See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●

With respect to the 30 Hudson Yards Mortgage Loan (4.2%), there is not a separate non-recourse carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

●	With respect to the Osborn Triangle Mortgage Loan (5.3%), there is not a separate non-recourse carveout guarantor.

●

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●

Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

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With respect to the 900 & 990 Stewart Avenue Mortgaged Property (4.7%), to obtain the payment-in-lieu of taxes (“PILOT”) benefits, the borrower leases the Mortgaged Property to the Town of Hempstead Industrial Development Agency (“IDA”), and IDA subleases the Mortgaged Property back to the borrower (the “IDA Leaseback”), with the 900 Stewart Avenue lease and the

990 Stewart Avenue leases scheduled to expire on December 31, 2030 and December 31, 2031, respectively. Under the related PILOT agreement (the “PILOT Agreement”), as long as the IDA Leaseback is in effect, the borrower is required to make payments-in-lieu of taxes (“PILOT Payments”) in accordance with the payment schedule set forth in the PILOT Agreement for tax years 2019 through 2030, ranging from $1,246,054 for the tax year 2019 to $1,646,852 for the tax year 2030, for a total abatement in the amount of $17,113,670, representing approximately 82.4% of total abatement. Upon an occurrence of certain recapture event, the borrower will be required to pay IDA amounts equal to the difference between the PILOT payment and the real estate taxes that otherwise would have to be paid, which will have accrued to the benefit of the borrower during the fiscal years(s) in which the such recapture event occurs.

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With respect to the City Hyde Park Mortgaged Property (4.7%), the Mortgaged Property is subject to a tax increment financing (“TIF”) grant approved by the City of Chicago Community Development Commission (the “Commission”). The TIF allows the owner of the Mortgaged Property to receive reimbursement of all TIF eligible costs, which include land acquisition costs, on- and off-site infrastructure costs and other qualified improvements of 100% of the annual real property tax revenues, resulting in income from the Commission to the borrower. The TIF program runs through 2036, with income from the program ceasing in 2033. The TIF payment to the borrower for the June 1, 2019 payment date was $1,145,446, with the next estimated payment of $1,195,290 due on June 1, 2020. The straight line average of the TIF payments through the term of the TIF is equal to $1,225,352 annually. In connection with the TIF, the City of Chicago executed two promissory notes in the approximate amounts of $8,490,932 and $2,830,311 in favor of the borrower, which has turn assigned its rights in the notes and the other documents securing or evidencing the notes to the lender. Pursuant to the TIF arrangement, 20% of the multifamily units are required to be rented as affordable housing units, which restrictions will expire upon the earlier of (i) the 30th anniversary of the date on which the last eligible unit is first leased to a low income household, which date was December 1, 2016, and (ii) foreclosure by a first construction or permanent lender.

●

With respect to the 30 Hudson Yards Mortgaged Property (4.2%), during the term of the agency lease between the New York City Industrial Development Agency (the “IDA”), as lessor, and the related borrower, as lessee, the related borrower is required to make payments-in-lieu of New York City real property taxes (“NYC PILOT”) with respect to the related Mortgaged Property in the following amounts: (i) during first through fourth New York City tax fiscal years (July 1 to June 30 of the next year) (each, a “City Tax Fiscal Year”) following completion of construction of the project improvements (“Completion”), the sum of (a) the product (“CCP PILOT”) of (1) 60% multiplied by (2) the amount of New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property (excluding any capital improvements made to the related Mortgaged Property after completion of construction of the project improvements) in the absence of any real property tax exemption made available by reason of the IDA’s leasehold interest therein under the company lease between the related borrower, as lessor, and the IDA as lessee (“CCP Taxes”) plus (b) 100% of the New York City real property taxes that would otherwise be payable with respect to capital improvements made to the related Mortgaged Property after completion of construction of the project improvements (the “Other Improvement Taxes”) and (ii) during fifth through fifteenth City Tax Fiscal Years, the sum of (a) 103% of the CCP PILOT for the previous City Tax Fiscal Year plus (b) the Other Improvement Taxes. NYC PILOT amounts payable by the related borrower under the agency lease increase annually thereafter until the twentieth City Tax Fiscal Year, when the related borrower is required to pay 100% of the New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property in the absence of any real property tax exemption.

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The 30 Hudson Yards Mortgaged Property (4.2%) is subject to a lease (the “Company Lease”) pursuant to which the related borrower leased the Mortgaged Property to the IDA, as well as to a lease (the “Agency Lease”) pursuant to which the IDA subleased the Mortgaged Property back to the related borrower. Subject to certain limited exceptions, the Company Lease and the Agency Lease each have terms expiring on June 30, 2044, with annual automatic extensions of 1 year each thereafter. Under the Agency Lease, the related borrower is required to make NYC PILOT payments with respect to the Mortgaged Property. On the Mortgage Loan origination date, the IDA assigned its right to receive payments of NYC PILOT under the Agency Lease to Hudson Yards Infrastructure Corporation (“HYIC”). The related borrower’s obligation to make NYC PILOT payments under the Agency Lease is secured by three fee and leasehold NYC PILOT mortgages, each dated as of April 15, 2019 from the related borrower and the IDA in favor of HYIC in the aggregate maximum principal amount of $547,760,000 encumbering the related borrower’s fee simple interest in the Mortgaged Property, the borrower’s interest as subtenant under the Agency Lease and the IDA’s interest under the Company Lease. The liens of the NYC PILOT mortgages are senior in priority to the Mortgage Loan in the same manner that any real property tax lien would be senior in priority to the mortgage securing the Mortgage Loan. As a condition precedent to HYIC foreclosing under the NYC PILOT mortgages, HYIC must provide notice to the holder of any subordinate mortgage of the underlying default under the NYC PILOT mortgages and may proceed with foreclosure only if the related borrower or any subordinate lender fails to cure such default within 1 year after such notice and thereafter fails to cure such default within 5 business days after a second notice from HYIC. The Agency Lease contains certain mortgagee protection provisions in favor of the mortgage lender, including advance notice of default under the Agency Lease and a chance for the mortgage lender to cure such default.

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With respect to the 3 Columbus Circle Mortgaged Property (3.9%), as a result of renovation work undertaken from 2010 to 2013, the Mortgaged Property has been granted a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. The ICIP provides real property tax benefits, a partial exemption from or abatement for varying periods up to 25 years to eligible industrial or commercial buildings that are constructed, expanded, modernized, rehabilitated, or otherwise physically improved. Based on the appraisal obtained by the lender, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption.

●

With respect to the Ensemble Mortgage Loan (3.6%), an application has been made in respect of the Mortgaged Property for a 35-year post-construction tax abatement through the 421(a) tax abatement program (the “421(a) Post Construction Benefits”) pursuant to Section 421(a) of the New York State Real Property Tax Law. At origination, the lender deposited into escrow (the “421(a) Tax Reserve”), $489,363, which is equal to the anticipated unabated tax liability for a period of one year, which reserve was released to the borrower upon the borrower obtaining the final certificate of eligibility.

●

With respect to the 951 Madison Street Mortgage Loan (2.1%), an application has been made in respect of the Mortgaged Property for a 35-year post-construction tax abatement through the 421(a) tax abatement program (the “421(a) Post Construction Benefits”) pursuant to Section 421(a) of the New York State Real Property Tax Law. The 421(a) Post Construction Benefits tax abatement is expected to apply retroactively to August 2015 upon receiving the final certificate of eligibility. At origination, the lender deposited into escrow (the “421(a) Tax Reserve”), $216,039, which is equal to the anticipated unabated tax liability, which reserve was released to the borrower upon the borrower obtaining the final certificate of eligibility.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-three (23) Mortgage Loans (67.5%) are interest-only until the maturity date.

Eleven (11) Mortgage Loans (16.7%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date and then have an expected Balloon Balance at the maturity date.

Six (6) Mortgage Loans (15.8%) provide for payments of interest-only for the first 17 to 60 months following the Cut-off Date or first 18 to 60 months following the origination date of the related Mortgage Loan and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	19	$409,109,708	43.0%
1	0	11	296,342,855	31.1
1	5	3	72,760,000	7.6
1	2 (Once per year)	1	50,000,000	5.3
11	0	1	37,500,000	3.9
1	1 (Once per year)	1	30,000,000	3.2
1	5 (Once per year)	2	29,700,000	3.1
5	0	2	26,300,000	2.8
Total		40	$951,712,563	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments, and in the case of the Fern Marketplace Mortgage Loan, 24 months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield“ will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations“ generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Forty (40) Mortgage Loans (100%) permit the related borrower, after a lockout period of 24 to 31 payments following the origination date, either to defease the Mortgage Loan or to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Osborn Triangle	$50,000,000	5.3%	21
900 & 990 Stewart Avenue	$45,000,000	4.7%	23
30 Hudson Yards	$40,000,000	4.2%	24
951 Madison Street	$20,200,000	2.1%	24
Canyon Corporate Center	$18,460,000	1.9%	24
Gramercy Tavern	$14,000,000	1.5%	24
SpringHill Suites Ashburn-Dulles North	$13,480,000	1.4%	25
Fern Marketplace	$12,500,000	1.3%	24
Scottsdale Crossing	$11,300,000	1.2%	24
JJL Retail Portfolio	$3,851,000	0.4%	24
47 Clinton Street	$9,000,000	0.9%	16

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	12	19.1%
4	11	26.6
5	11	37.7
6	4	10.1
7	1	5.3
24	1	1.3
Total	40	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are

Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●

the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 32 Mortgage Loans (81.6%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

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With respect to the Osborn Triangle Mortgage Loan (5.3%), the Mortgage Loan documents provide that, on or after July 2, 2021, the borrower may release only the 1 Portland Street and/or the 700 Main Street individual Mortgaged Properties (each, an “Osborn Triangle Individual Property”) from the lien of the Mortgage Loan documents, subject to the satisfaction of certain terms and conditions including, without limitation: (i) the payment of a release price equal to 110% of the allocated loan amount for the Osborn Triangle Individual Property being released, plus the payment of a yield maintenance premium (if applicable); (ii) the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Property then remaining subject to the lien of the Mortgage Loan documents based on the trailing 12-month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Mortgaged Properties (including the Osborn Triangle Individual Property subject to the release) based on the trailing 12-month period; (iii) the remaining Mortgaged Property (after the release) will not be in violation of the condominium documents, the master lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association; and (iv) the borrower may not lease any space at the released Osborn Triangle Individual Property to an existing tenant unless either (a) the borrowers have re-leased the space in the Mortgaged Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Mortgage Loan documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrowers deliver a REMIC opinion. The borrowers are not permitted to release the 610 Main Street North Mortgaged Property or the parking garage portion of the Mortgaged Property.

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With respect to the Grand Canal Shoppes Mortgage Loan (5.3%), the borrowers may obtain the release of a portion of the Mortgaged Property comprised of the approximately 84,743 square foot, three-level space currently demised to Barneys New York (the “Barneys Parcel”) pursuant to the related lease, which is expected to expire on January 31, 2020, upon a bona fide sale to a third party not affiliated with the borrowers or the guarantor, provided that, among other things, and in accordance with the Mortgage Loan documents: (i) the transferee of the Barney’s Parcel is bound by the existing REAs (other than that certain Amended and Restated Construction, Operation and Reciprocal Easement Agreement dated as of March 12, 2009, by and between the developer and The Shoppes at the Palazzo, LLC borrower) which encumber the Barney’s Parcel, (ii) the lender has received reasonably satisfactory evidence that all portions of the Barneys Parcel owned by the borrowers in fee simple have been legally subdivided from all portions of the Mortgaged Property remaining after the release, (iii) upon request by the lender, the borrowers deliver a legal opinion stating that the  release does not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Internal Revenue Code of 1986 or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust, and (iv) following such release, the loan-to-value ratio is equal to or less than 125%, provided that the borrowers may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30 (with payment of the yield maintenance premium calculated based upon the amount prepaid), in order to meet the foregoing loan-to-value ratio. From and after the release of the Barneys Parcel, without the prior consent of the lender, neither the borrowers nor any of their affiliates may solicit, cause or facilitate the relocation of any existing tenant at the Grand Canal Shoppes Property to the Barneys Parcel.

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With respect to the City Hyde Park Mortgage Loan (4.7%), the borrower may obtain a release of the retail portion of the Mortgaged Property (the “Retail Component”) upon the closing of a sale of the Retail Component from the lien of the mortgage upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) the borrower pays a release price equal to the greater of (i) 125% of the allocated loan amount of the Retail Component and (ii) 100% of the net sales proceeds from the sale, together with the yield maintenance premium (if applicable); (b) the resulting loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date; (c) the applicable borrower delivers a REMIC opinion; (d) the resulting debt service coverage ratio of the remaining Mortgaged Property based on the trailing 12-month period is equal to or exceeds the greater of (i) the debt service coverage ratio as of the origination date, and (ii) the debt service coverage ratio immediately preceding the release based on the trailing 12-month period; (e) the borrower delivers a Rating Agency Confirmation; and (f) in the event the sale of the Retail Component is not to a bona fide third party that is unaffiliated with the borrower and guarantor, the lender consents to the sale in its sole discretion. Notwithstanding the foregoing, if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrowers deliver a REMIC opinion.

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With respect to the Woodlands Mall Mortgage Loan (3.2%),the borrower is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, and (b) one or more parcels acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to parcels acquired after origination, if such acquired parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to parcels acquired after origination, either no reserve funds have been expended on such parcel or the borrower shall have deposited the amount so expended into the applicable reserve prior to the release.

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With respect to the Woodlands Mall Mortgage Loan (3.2%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels (each, an “Acquired Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved (or improved only by landscaping or readily re-locatable facilities), (ii) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to $21,250,000, cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the loan-to-value ratio of the remaining Mortgaged Property (after giving effect to such substitution) is equal to or less than 125% unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel, (iv) the substitution does not adversely affect the debt service coverage ratio of the whole loan except in a de minimis manner and (v) the borrowers obtain a rating agency confirmation from each applicable rating agency and satisfy other customary REMIC requirements.

●

With respect to the Woodlands Mall Mortgage Loan (3.2%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to acquire one or more expansion parcels (an “Expansion Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the borrower has delivered (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Expansion Parcel is improved, a property condition report indicating that the Expansion Parcel is in good condition, (ii) the borrower has delivered a copy of the deed or ground lease, (iii) the borrower has delivered evidence that the applicable Expansion Parcel constitutes one or more separate tax lots or that the borrower has taken all action required under applicable law to have the applicable Expansion Parcel designated as a separate tax lot; (iv) the borrower pays all reasonable out-of-pocket costs and expenses incurred by the lender in connection with the acquisition of the applicable Expansion Parcel.

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With respect to the 951 Madison Street Mortgage Loan (2.1%), at any time after the second anniversary of the Closing Date, the related borrowers may obtain release of either one or both of two certain condominium units (the “Eligible Individual Property”) upon payment of a release price equal to (with respect to each released Eligible Individual Property or Properties) the greater of (a) 125% of the allocated loan amount of the Eligible Individual Property or Properties and (b) the net sales proceeds of the net applicable released individual Eligible Individual Property or Properties, provided that, among other conditions: (i) the borrowers deliver a REMIC opinion, (ii) the borrowers deliver a rating agency confirmation, (iii) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is greater than the greater of (a) the debt service coverage ratio for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.25x; provided that if the foregoing debt service coverage ratio requirement is not satisfied, the borrowers will be permitted to prepay a portion of the 951 Madison Street Mortgage Loan in an amount which, if applied to the unpaid principal balance of the Mortgage Loan, would result in the 951 Madison Street Mortgage Loan achieving a debt service coverage ratio that satisfies the requirements of this clause (iii), (iv) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) 60.5% and (b) the loan-to-value ratio for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is greater than the greater of (a) 6.99% and (b) the debt yield for the entire Mortgaged Property as of the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the Philadelphia Metro Storage Portfolio Mortgage Loan (1.7%), at any time after the second anniversary of the Closing Date, the related borrowers may obtain release of one or more individual Mortgaged Properties upon payment of a release price equal to (with respect to each released individual Mortgaged Property or Properties) the greater of (a) 125% of the allocated loan amount of the applicable released individual Mortgaged Property or Properties and (b) the net sales proceeds of the applicable released individual Mortgaged Property or Properties, provided that, among other conditions: (i) the borrowers deliver a REMIC opinion, (ii) the borrowers deliver a rating agency confirmation, (iii) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.49x, (iv) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 66.87% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 8.74% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the Hotel Indigo Birmingham Mortgage Loan (1.1%), the Mortgage Loan documents permit the borrower to acquire title to a portion of a parking garage (the “Parking Garage”) adjacent to the Mortgaged Property (which parking garage constitutes part of the second, non-collateral unit of the related condominium regime) in which the borrower currently has a leasehold interest provided, among other conditions, (i) such acquisition will not (a) have a material adverse impact on the borrower or the Mortgaged Property or (b) result in the violation of any legal requirements, (ii) the borrower delivers to the lender certain reasonably satisfactory diligence materials related to the Parking Garage including, among other things, updated appraisals, market studies, environmental reports and property condition reports and (iii) the borrower enters into such amendments or other modifications to the Mortgage Loan documents as may be required to subject the Parking Garage to the lien of the related mortgage. At origination, the borrower deposited with the lender $320,000 in connection with the Parking Garage, which amount may be released to the borrower for the purpose of purchasing the Parking Garage.  See “—Fee & Leasehold Estates; Ground Leases” for additional information.

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With respect to the JJL Retail Portfolio Mortgage Loan (0.4%), at any time after the second anniversary of the Closing Date, the related borrower may obtain release of any individual Mortgaged Property upon payment of a release price equal to (with respect to each released individual Mortgaged Property or Properties) the greater of (a) 125% of the allocated loan amount of the applicable released individual Mortgaged Property and (b) the net sales proceeds of the applicable released individual Mortgaged Property, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, (ii) the borrower delivers a rating agency confirmation, (iii) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is greater than the greater of (a) the debt service coverage ratio for both of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.80x, (iv) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (a) 60% and (b) the loan-to-value ratio for both of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the date of consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is greater than the greater of (a) 8.30% and (b) the debt yield for both of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Furthermore, some of the Mortgage Loans, including, without limitation, the Woodlands Mall (3.2%) Mortgage Loan permits the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-one (31) Mortgage Loans (67.5%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-one (31) Mortgage Loans (67.7%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Seventeen (17) Mortgage Loans (59.8%), secured by office, retail, industrial and mixed use properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Fourteen (14) Mortgage Loans (38.2%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Ten (10) Mortgage Loans (17.3%) provide for upfront reserves for immediate repairs.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	25	71.2%
Springing Hard	9	17.9
Springing Soft (Multifamily); Springing Hard (Retail)	1	4.7
Springing Soft	2	2.8
Springing	2	2.5
Soft	1	0.9
Total	40	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, One (1) Mortgage Loan (4.1%) was originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

With respect to the Beverly Hills BMW Mortgage Loan (4.1%), the Mortgage Loan has a loan-to-value ratio of 85.0% and a net cash flow debt service coverage ratio of 1.00x in comparison to a loan-to-value ratio of 75.0% and a net cash flow debt service coverage ratio of 1.30x generally provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the Mortgaged Property being 100% occupied to a single tenant on a triple net lease basis, (ii) the Mortgage Loan having a loan-to-land value ratio of 59.4% based on the hypothetical land value of $100.2 million, (iii) the tenant, Sonic Automotive, having invested approximately $35.5 million into the construction and redevelopment of the property since 2010 and (iv) the Mortgage Property having an annual base rent of $3.54 per square foot, which is below the appraiser’s market rental rate of $16.00 per square foot.

 None of the Mortgage Loans were originated by CREFI or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

None of the Mortgage Loans were originated by JPMCB or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers— JPMorgan Chase Bank, National Association.”

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

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any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

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the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

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although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Woodlands Mall	$30,000,000	$39,503,446	$217,600,000	$177,400,000	$464,503,446	4.36301%	26.0%	48.7%	3.95x	1.79x
SpringHill Suites Ashburn-Dulles North	$13,480,000	$3,000,000	N/A	N/A	$16,480,000	5.49965%	65.4%	80.0%	2.24x	1.66x
Fern Marketplace	$12,500,000	$3,000,000	N/A	N/A	$15,500,000	5.75000%	54.0%	67.0%	1.76x	1.27x

(1)    Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)    Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Woodlands Mall (3.2%), SpringHill Suites Ashburn-Dulles North (1.4%) and Fern Marketplace (1.3%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s)

to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Woodlands Mall(1)	$30,000,000	52.0%	1.25x	8.6	Yes
Gramercy Tavern(2)	$14,000,000	57.0%	1.65x	NAP	Yes

(1)    The maximum permitted mezzanine debt is capped at $35,000,000.

(2)    Future mezzanine debt is permitted only in connection with the bona fide sale of the Mortgaged Property to a third party that is not affiliated with the borrower.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow.  Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Unsecured Indebtedness

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower. In addition, certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●

With respect to the 30 Hudson Yards Mortgage Loan (4.2%), the initial investors in the related borrower, through certain of their affiliates, contributed their respective capital for acquisition of the related Mortgaged Property as a combination of equity contributions to 30 HY WM REIT Owner LP, the owner of 100% of the limited partnership interests in 30 HY WM REIT LP (the “Shareholder Loan Borrower”) and unsecured loans (collectively, the “Shareholder Loans”) to the Shareholder Loan Borrower, an indirect 100% owner of the related borrower. The initial investors’ capital for the gross acquisition costs (excluding transaction and closing costs) was contributed in an approximate equity-to-debt ratio of 60% to 40%. The Shareholder Loans, in the aggregate principal amount of $290 million, were made by RSA 30 HY WM LLC in the stated principal amount of $2,929,000, RFM Cactus NYSS 30 HY Sub LLC (an entity that is approximately 98.04% owned by Arizona State Retirement System) in the stated principal amount of $144,971,000, Allianz Lebensversicherungs AG in the stated principal amount of $127,890,000 and Allianz Private Krankenversicherungs AG in the stated principal amount of $14,210,000. Pursuant to the terms of the shareholder loan agreement, if an “event of default” occurs thereunder, although the lenders thereunder (the “Shareholder Loan Lenders”) may seek a judgment against the Shareholder Loan Borrower, until the related Mortgage Loan has been fully repaid, the Shareholder Loan Lenders may not execute upon any such judgment (including without limitation, the Shareholder Loan Lenders may not seek to obtain or accept any judgment lien against any of the Shareholder Loan Borrower’s assets (or any other lien encumbering any of Shareholder Loan Borrower’s assets to secure Shareholder Loan Borrower’s obligations under the Shareholder Loan documents or under any such judgment), foreclose any lien or accept an assignment-in-lieu of foreclosure of any lien). Therefore, during the term of the related Mortgage Loan, the Shareholder Loans are at all times required to remain an unsecured obligation of the Shareholder Loan Borrower, even following an “event of default” under the Shareholder Loans. The lender (and its successors and assigns) were made express third-party beneficiaries of this standstill provision, which cannot be modified without the lender’s prior consent.

●

With respect to the 3 Columbus Circle Mortgage Loan (3.9%), Moinian Limited, an 8% indirect equity owner of the borrowers, has issued unsecured Series A bonds and Series B bonds that are traded on the Tel Aviv Stock Exchange. The current outstanding principal balance of the Series A bonds is ILS (Israeli New Shekel) 1,119,586,061, and is scheduled to fully amortize by no later than June 30, 2022. The current outstanding principal balance of the Series B bonds is ILS 698,305,115, and is scheduled to fully amortize by no later than December 30, 2024. We cannot assure you that Moinian Limited will be able to meet the debt service payments under the related bond documents or that there will be no impact of a default under the related bond documents on the borrower sponsor.

●

With respect to the 3 Columbus Circle Mortgage Loan (3.9%), two of the three borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, are each a “series limited liability company” (each, a “Series Borrower”) of the third borrower, 3 Columbus Circle LLC, under the Delaware law.  The Mortgage Loan documents permit subordinate loans made by the Series Borrowers to each other pursuant to the terms of the related tenants-in-common agreement, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) such subordinate loan will be unsecured and will not create a lien on the Mortgaged Property; (ii) payments under or with respect to any such subordinate loan will be made only from excess cash flow from the Mortgaged Property; (iii) the subordinate loan is non-recourse to the related Series Borrower making such loan, and its assets, other than excess cash flow from the Mortgaged Property; (iv) the holder of such subordinate loan will waive all rights to declare a default and pursue remedies with respect to such subordinate loan while the Mortgage Loan is outstanding; (v) the related Series Borrower holding such subordinate loan will not be permitted to petition for or otherwise institute proceedings under the federal bankruptcy code against the other Series Borrower or the other borrower, 3 Columbus Circle LLC; and (vi) prior to making any such subordinate loan, the related Series Borrower making such loan will be required to enter into a subordination and standstill agreement in form and substance reasonably acceptable to the lender.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Sunset North”, “Osborn Triangle”, “Grand Canal Shoppes”, “Rivertowne Commons”, “900 & 990 Stewart Avenue”, “City Hyde Park”, “Wind Creek Leased Fee”, “30 Hudson Yards”, “Beverly Hills BMW”, “3 Columbus Circle”, “Woodlands Mall” and “Northpoint Tower” securing 50.3% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Sunset North	A-1	$75,000,000	$75,000,000	Benchmark 2019-B13	Yes
	A-2, A-3	75,000,000	75,000,000	JPMCB	No
	Total	$150,000,000	$150,000,000
Osborn Triangle	A-1	$250,000,000	$250,000,000	JPMCC 2019-OSB	Yes
	A-2	50,000,000	50,000,000	Benchmark 2019-B12	No
	A-3	50,000,000	50,000,000	Benchmark 2019-B13	No
	A-4, A-5-1, A-6-1	80,000,000	80,000,000	JPMCB	No
	Total Senior Notes	$430,000,000	$430,000,000
	B	$145,000,000	$145,000,000	JPMCC 2019-OSB	No
	Total	$575,000,000	$575,000,000
Grand Canal Shoppes	A-1-1, A-1-6	$70,000,000	$70,000,000	MSC 2019-H7	No(2)
	A-1-2, A-2-1	100,000,000	100,000,000	BANK 2019-BNK19	No
	A-3-1	50,000,000	50,000,000	Benchmark 2019-B12	No
	A-3-2	50,000,000	50,000,000	Benchmark 2019-B13	No
	A-4-1	60,000,000	60,000,000	CGCMT 2019-GC41	No
	A-4-3	20,000,000	20,000,000	GSMS 2019-GC42	No
	A-1-3, A-1-4, A-1-5, A-1-7, A-1-8	113,846,154	113,846,154	Morgan Stanley Bank, N.A.	No
	A-2-2, A-2-3, A-2-4, A-2-5	125,384,615	125,384,615	Wells Fargo Bank, National Association	No
	A-3-3, A-3-4, A-3-5	75,384,615	75,384,615	JPMCB	No
	A-4-2, A-4-4, A-4-5	95,384,615	95,384,615	Goldman Sachs Bank USA	No
	Total Senior Notes	$760,000,000	$760,000,000
	B	$215,000,000	$215,000,000	CPPIB Credit Investment II Inc.	Yes
	Total	$975,000,000	$975,000,000
Rivertowne Commons	A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
	A-2	21,000,000	21,000,000	CREFI	No
	Total	$66,000,000	$66,000,000
900 & 990 Stewart Avenue	A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
	A-2	39,000,000	39,000,000	JPMCB	No
	Total	$84,000,000	$84,000,000
City Hyde Park	A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
	A-2	40,000,000	40,000,000	JPMCB	No
	A-3	27,000,000	27,000,000	JPMCB	No
	Total	$112,000,000	$112,000,000
Wind Creek Leased Fee	A-1, A-2	$40,000,000	$39,924,055	CD 2019-CD8	No
	A-3	45,000,000	44,914,562	CGCMT 2019-GC41	No
	A-4, A-5-2, A-6	41,600,000	41,521,017	Benchmark 2019-B13	Yes
	A-5-1	20,000,000	19,962,028	DBRI	No
	Total	$146,600,000	$146,321,662
30 Hudson Yards	A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3	$698,000,000	$698,000,000	HY 2019-30HY	No
	A-1-C3, A-2-C3, A-2-C5	84,400,000	84,400,000	Goldman Sachs Bank USA	No
	A-1-C6, A-1-C8, A-2-C2	100,000,000	100,000,000	CGCMT 2019-GC41	No
	A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	84,400,000	84,400,0,00	BANK 2019-BNK19	No
	A-2-C4	20,000,000	20,000,000	GSMS 2019-GC42	No
	A-1-C4, A-1-C5, A-1-C10	93,200,000	93,200,000	Benchmark 2019-B12	No
	A-1-C7	40,000,000	40,000,000	Benchmark 2019-B13	No
	Total Senior Notes	$1,120,000,000	$1,120,000,000
	B-1	$186,000,000	$186,000,000	Hudson Yards 2019-30HY	Yes
	B-2	62,000,000	62,000,000	Hudson Yards 2019-30HY	No
	B-3	62,000,000	62,000,000	Hudson Yards 2019-30HY	No
	Total	$1,430,000,000	$1,430,000,000
Beverly Hills BMW	A-1, A-3	$39,490,000	$39,490,000	Benchmark 2019-B13	Yes
	A-2	20,000,000	20,000,000	DBNY(3)	No
	Total	$59,490,000	$59,490,000

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
3 Columbuas Circle	A-1-1, A-2-1	$75,000,000	$75,000,000	Benchmark 2019-B10	No(4)
	A-1-2-A	50,000,000	50,000,000	JPMCC 2019-COR5	No
	A-1-2-B, A-1-7	50,000,000	50,000,000	Benchmark 2019-B12	No
	A-1-3, A-2-4	100,000,000	100,000,000	Benchmark 2019-B11	No
	A-1-4-B, A-1-8	37,500,000	37,500,000	Benchmark 2019-B13	No
	A-1-4-A	25,000,000	25,000,000	Cantor Commercial Real Estate Lending, L.P.
	A-1-6	30,000,000	30,000,000	Natixis Real Estate Capital LLC	No
	A-1-5	50,000,000	50,000,000	CSAIL 2019-C16	No
	A-2-2, A-2-3	50,000,000	50,000,000	CF 2019-CF1	No
	A-2-5-A	12,500,000	12,500,000	MSC 2019-H7	No
	A-2-5-B	10,000,000	10,000,000	MSC 2019-H6	No
	Total Senior Notes	$490,000,000	$490,000,000
	B-1	51,450,000	51,450,000	Benchmark 2019-B10	Yes(4)
	B-2	53,550,000	53,550,000	Benchmark 2019-B10	No
	Total	$595,000,000	$595,000,000
Woodlands Mall	A-1-1, A-5, A-7	$76,200,000	$76,200,000	Benchmark 2019-B12	No(5)
	A-1-2	21,400,000	21,400,000	DBRI	No
	A-2, A-6	70,000,000	70,000,000	CD 2019-CD8	No
	A-3, A-4-1	50,000,000	50,000,000	GSMS 2019-GC42	No
	A-4-2	30,000,000	30,000,000	Benchmark 2019-B13	No
	Total Senior Notes	$247,600,000	$247,600,000
	B	$177,400,000	$177,400,000	Benchmark 2019-B12	Yes
	Total	$425,000,000	$425,000,000
Northpoint Tower	A-1, A-2-2, A-2-3	$65,500,000	$65,500,000	GSMS 2019-GC42	Yes(5)
	A-2-1	25,000,000	25,000,000	Benchmark 2019-B13	No
	Total	$90,500,000	$90,500,000

(1)

The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)

With respect to the Grand Canal Shoppes Whole Loan, the initial Control Note is Note B. During the continuance of a Grand Canal Shoppes Control Appraisal Period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan”.

(3)

DBNY expects to transfer the related pari passu companion note (or a 100% equity interest in such note) to DBRI, which is expected to contribute such note to one or more future commercial mortgage securitization transactions.

(4)

With respect to the 3 Columbus Circle Whole Loan, the initial Control Note is Note B-1. During the continuance of a 3 Columbus Circle Control Appraisal Period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan”.

(5)

With respect to the Woodlands Mall Whole Loan, the initial Control Note is Note B. During the continuance of a Woodlands Mall control appraisal period, Note A-1-1 will be the Control Note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Woodlands Mall Whole Loan”.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The Osborn Triangle Whole Loan, the Grand Canal Shoppe Whole Loan, the 30 Hudson Yards Whole Loan, the 3 Columbus Circle Whole Loan and the Woodlands Mall Whole Loan are the only AB Whole Loans related to the issuing entity.

“Benchmark 2019-B10 PSA” means the pooling and servicing agreement governing the servicing of the 3 Columbic Circle Whole Loan.

“Benchmark 2019-B12 PSA” means the pooling and servicing agreement governing the servicing of the Woodlands Mall Whole Loan.

“Control Note“ means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to each Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder“ means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“GSMS 2019-GC42 PSA” means the pooling and servicing agreement expected to govern the servicing of the Northpoint Tower Whole Loan.

“Hudson Yards 2019-30HY TSA” means the trust and servicing agreement governing the servicing of the 30 Hudson Yards Whole Loan.

 “JPMCC 2019-OSB TSA” means the trust and servicing agreement governing the servicing the Osborn Triangle Whole Loan.

“MSC 2019-H7 PSA” means the pooling and servicing agreement governing the servicing of the Grand Canal Shoppes Whole Loan.

“Non-Control Note“ means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder“ means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Osborn Triangle Mortgage Loan, (ii) the Grand Canal Shoppes Mortgage Loan, (iii) the 30 Hudson Yards Mortgage Loan, (iv) the 3 Columbus Circle Mortgage Loan, (v) the Woodlands Mall Mortgage Loan and (vi) the Northpoint Tower Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means the Northpoint Tower Whole Loan

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Osborn Triangle Whole Loan, the JPMCC 2019-OSB TSA, (ii) with respect to the Grand Canal Shoppes Whole Loan, the MSC 2019-H7 PSA, (iii) with respect to the 30 Hudson Yards Whole Loan, the Hudson Yards 2019-30HY TSA, (iv) with respect to the 3 Columbus Circle Whole Loan, the Benchmark 2019-B10 PSA, (iv) with respect to the Woodlands Mall Whole Loan, the Benchmark 2019-B12 PSA, and (v) with respect to the Northpoint Tower Whole Loan, the GSMS 2019-GC42 PSA upon the closing date of the related securitization transaction prior to the Closing Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Osborn Triangle Whole Loan, (ii) the Grand Canal Shoppes Whole Loan, (iii) the 30 Hudson Yards Whole Loan, (iv) the 3 Columbus Circle Whole Loan, (v) the Woodlands Mall Whole Loan and (vi) the Northpoint Tower Whole Loan.

“Serviced Companion Loan” means any Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan“ means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan. Prior to the related Servicing Shift Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Sunset North Mortgage Loan, (ii) the Rivertowne Commons Mortgage Loan, (iii) the 900 & 990 Stewart Avenue Mortgage Loan, (iv) the City Hyde Park Mortgage Loan, (v) the Wind Creek Leased Fee Mortgage Loan and (vi) the Beverly Hills BMW Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Sunset North Whole Loan, (ii) the Rivertowne Commons Whole Loan, (iii) the 900 & 990 Stewart Avenue Whole Loan, (iv) the City Hyde Park Whole Loan, (v) the Wind Creek Leased Fee Whole Loan and (vi) the Beverly Hills BMW Whole Loan.

“Serviced Whole Loan” means each of (i) the Sunset North Whole Loan, (ii) the Rivertowne Commons Whole Loan, (iii) the 900 & 990 Stewart Avenue Whole Loan, (iv) the City Hyde Park Whole Loan, (v) the Wind Creek Leased Fee Whole Loan and (vi) the Beverly Hills BMW Whole Loan.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“Whole Loan” means each of (i) the Sunset North Whole Loan, (ii) the Osborn Triangle Whole Loan, (iii) the Grand Canal Shoppes Whole Loan, (iv) the Rivertowne Commons Whole Loan, (v) the 900 & 990 Stewart Avenue Whole Loan, (vi) the City Hyde Park Whole Loan (vii) the Wind Creek Leased Fee Whole Loan, (viii) the 30 Hudson yards Whole Loan , (ix) the Beverly Hills BMW Whole Loan, (x) the 3 Columbus Circle Whole Loan, (xi) the Woodlands Mall Whole Loan and (xii) the Northpoint Tower Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(2)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)(3)	Whole Loan Underwritten NCF DSCR(2)(3)	Whole Loan Underwritten NOI Debt Yield(2)(3)
Sunset North	$75,000,000	7.9%	$75,000,000	N/A	66.1%	2.63x	9.1%	66.1%	2.63x	9.1%
Osborn Triangle	$50,000,000	5.3%	$380,000,000	$145,000,000	37.1%	3.12x	12.5%	49.7%	2.33x	9.3%
Grand Canal Shoppes	$50,000,000	5.3%	$710,000,000	$215,000,000	46.3%	2.46x	9.6%	59.5%	1.67x	7.5%
Rivertowne Commons	$45,000,000	4.7%	$21,000,000	N/A	62.3%	2.23x	8.8%	62.3%	2.23x	8.8%
900 & 990 Stewart Avenue	$45,000,000	4.7%	$39,000,000	N/A	69.2%	1.95x	9.1%	69.2%	1.95x	9.1%
City Hyde Park	$45,000,000	4.7%	$67,000,000	N/A	73.8%	1.06x	6.7%	73.8%	1.06x	6.7%
Wind Creek Leased Fee	$41,521,017	4.4%	$104,800,645	N/A	84.8%	1.27x	7.1%	84.8%	1.27x	7.1%
30 Hudson Yards	$40,000,000	4.2%	$1,080,000,000	$310,000,000	50.9%	3.45x	10.9%	65.0%	2.51x	8.5%
Beverly Hills BMW	$39,490,000	4.1%	$20,000,000	N/A	85.0%	1.00x	4.0%	85.0%	1.00x	4.0%
3 Columbus Circle	$37,500,000	3.9%	$452,500,000	$105,000,000	45.4%	2.91x	12.3%	55.1%	2.40x	10.2%
Woodlands Mall	$30,000,000	3.2%	$217,600,000	$177,400,000	26.0%	3.95x	17.4%	44.6%	2.30x	10.0%
Northpoint Tower	$25,000,000	2.6%	$65,500,000	N/A	62.3%	3.31x	11.3%	62.3%	3.31x	11.3%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans.

(2)	Calculated based on other than the “as is” appraised value with respect to the 900 & 990 Stewart Avenue Whole Loan. See “—Appraised Value” for more information.

(3)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the related Controlling Holder.  The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement.  With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loans

The Osborn Triangle Whole Loan

General

The Osborn Triangle Mortgage Loan (5.3%) is part of a whole loan structure (the “Osborn Triangle Whole Loan”) comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The Osborn Triangle Mortgage Loan is evidenced by one (1) promissory note, Note A-3, with a Cut-off Date Balance of $50,000,000.

The related subordinate companion loan (the “Osborn Triangle Subordinate Companion Loan”) is subordinate to the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loan (as defined below), and is evidenced by one (1) promissory note, Note B-1, with a principal balance as of the Cut-off Date of $145,000,000.

The related Pari Passu Companion Loans (the “Osborn Triangle Pari Passu Companion Loans”) are evidenced by the promissory notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above. Only the Osborn Triangle Mortgage Loan is included in the Issuing Entity. The Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans are pari passu with each other in terms of priority. The Osborn Triangle Subordinate Companion Loan is subordinate to the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans in terms of priority. The Osborn Triangle Mortgage Loan and the Osborn Triangle Companion Loans are collectively referred to in this prospectus as the Osborn Triangle Whole Loan. Note A-1 and the Osborn Triangle Subordinate Companion Loan were contributed to the JPMCC 2019-OSB securitization. It is anticipated that the Osborn Triangle Pari Passu Companion Loans evidenced by Note A-4, Note A-5-1, Note A-6-1 and Note A-6-2 will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans are collectively referred to in this prospectus as the “Osborn Triangle Senior Loans”.  The Osborn Triangle Subordinate Companion Loan is currently held by JPMCC 2019-OSB trust (the “Osborn Triangle Subordinate Companion Loan Holder”).  The Osborn Triangle Subordinate Companion Loan and the Osborn Triangle Pari Passu Companion Loans are collectively referred to in this prospectus as the “Osborn Triangle Companion Loans”.

The rights of the issuing entity as the holder of the Osborn Triangle Mortgage Loan and the rights of the Osborn Triangle Subordinate Companion Loan Holder are subject to a Co-Lender Agreement (the “Osborn Triangle Co-Lender Agreement”). The following summaries describe certain provisions of the Osborn Triangle Co-Lender Agreement.

Servicing

The Osborn Triangle Co-Lender Agreement provides that the administration of the Osborn Triangle Mortgage Loan will be governed by the Osborn Triangle Co-Lender Agreement and JPMCC 2019-OSB TSA, dated as of June 13, 2019, between KeyBank, National Association, as master servicer (the “JPMCC 2019-OSB Servicer”), Situs Holdings, LLC, as special servicer (the “JPMCC 2019-OSB Special Servicer”), and Wells Fargo Bank, National Association, as certificate administrator and trustee, subject to the terms of the Osborn Triangle Co-Lender Agreement. The Osborn Triangle Mortgage Loan and any related foreclosed properties will be serviced and administered by the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer (if the Osborn Triangle Mortgage Loan is a Specially Serviced Osborn Triangle Mortgage Loan) pursuant to the JPMCC 2019-OSB TSA. The JPMCC 2019-OSB Servicer and the JPMCC 2019-OSB Special Servicer will be required to service and administer the Osborn Triangle Mortgage Loan in accordance with the JPMCC 2019-OSB TSA.

Amounts payable to the issuing entity as holder of the Osborn Triangle Mortgage Loan pursuant to the Osborn Triangle Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the Osborn Triangle Subordinate Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Osborn Triangle Pari Passu Companion Loans as set forth in the Osborn Triangle Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2019-OSB TSA is the custodian of the mortgage file related to the Osborn Triangle Whole Loan (other than the promissory notes evidencing the Osborn Triangle Mortgage Loan and the related Companion Loans not included in the JPMCC 2019-OSB securitization).

Application of Payments

The Osborn Triangle Subordinate Companion Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to the Osborn Triangle Subordinate Companion Loan will at all times be junior, subject and subordinate to each Osborn Triangle Senior Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to such Osborn Triangle Senior Loan, in each case as further described below.

All amounts tendered by the borrowers or otherwise available for payment on or with respect to or in connection with the Osborn Triangle Mortgage Loan or the Mortgaged Properties or amounts realized as proceeds of the Osborn Triangle Mortgage Loan or the Mortgaged Properties, after payment of amounts for reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable pursuant to the JPMCC 2019-OSB TSA will be applied and distributed by the JPMCC 2019-OSB Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the JPMCC 2019-OSB TSA):

(i)                first, pro rata and pari passu, to pay accrued and unpaid interest on the Osborn Triangle Senior Loans (other than default interest) to each holder of an Osborn Triangle Senior Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the applicable Net Note Rate;

(ii)               second, pro rata and pari passu, to each holder of an Osborn Triangle Senior Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until the respective Note Principal Balances have been reduced to zero;

(iii)              third, pro rata and pari passu, to each holder of an Osborn Triangle Senior Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of an Osborn Triangle Senior Loan in accordance with the terms described in the Osborn Triangle Co-Lender Agreement, plus interest thereon at the Net Note Rate for the Osborn Triangle Senior Loan compounded monthly from the date the related realized loss was allocated to each Osborn Triangle Senior Loan, such amount to be allocated to such holder of an Osborn Triangle Senior Loan, pro rata and pari passu based on the amount of realized losses previously allocated to each such holder;

(iv)              fourth, to pay accrued and unpaid interest on the Osborn Triangle Subordinate Companion Loan (other than default interest) to the Osborn Triangle Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Note Principal Balance at the applicable Net Note Rate;

(v)               fifth, to the Osborn Triangle Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until the Note Principal Balance has been reduced to zero;

(vi)              sixth, to the Osborn Triangle Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Osborn Triangle Subordinate Companion Loan Holder, plus interest thereon at the Net Note Rate for the Osborn Triangle Subordinate Companion Loan, compounded monthly from the date the related realized loss was allocated to the Osborn Triangle Subordinate Companion Loan;

(vii)             seventh, to pay yield maintenance premium then due and payable in respect of any notes entitled to yield maintenance premium then in connection with a prepayment in accordance with the Osborn Triangle Mortgage Loan documents, first to the Osborn Triangle Senior Loans pro rata and pari passu, and then to the Osborn Triangle Subordinate Companion Loan;

(viii)             eighth, to pay default interest and late payment charges then due and owing under the Osborn Triangle Mortgage Loan, all of which will be applied in accordance with the JPMCC 2019-OSB TSA; and

(ix)              ninth, if any excess amount is available to be distributed in respect of the Osborn Triangle Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each holder of a Osborn Triangle Senior Loan and the Osborn Triangle Subordinate Companion Loan Holder based on their initial principal balances.

“Net Note Rate” means, with respect to each note, the applicable note rate minus the servicing fee rate.

“Note Principal Balance” means, with respect to each note, at any time of determination, the original principal balance of such note, less any payments of principal thereon (or any new notes issued in substitution of such note) received by (or allocated to) the related note holder (or any holders of new notes in substitution of such note) or reductions in such amount.

Consultation and Control

The Osborn Triangle Co-Lender Agreement provides that a majority of the holders of the controlling class by certificate balance (or its representative) of the JPMCC 2019-OSB securitization, as the holder of the controlling Note A-1 (the “Osborn Triangle Directing Certificateholder”), will have certain control rights set forth in the JPMCC 2019-OSB TSA.

Pursuant to the Osborn Triangle Co-Lender Agreement, Osborn Triangle Directing Certificateholder under the JPMCC 2019-OSB TSA will have liability to the other note holders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the Osborn Triangle Co-Lender Agreement or the JPMCC 2019-OSB TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The Osborn Triangle Directing Certificateholder will be entitled to advise (1) the JPMCC 2019-OSB Special Servicer with respect to all Osborn Triangle Major Decisions and (2) the JPMCC 2019-OSB Special Servicer with respect to all Osborn Triangle Major Decisions for which the JPMCC 2019-OSB Servicer must obtain the consent or deemed consent of the JPMCC 2019-OSB Special Servicer, and (i) the JPMCC 2019-OSB Servicer will not be permitted to implement any Osborn Triangle Major Decision unless it has obtained the prior consent of the JPMCC 2019-OSB Special Servicer and (ii) prior to a control termination event (as defined in the JPMCC 2019-OSB TSA), the JPMCC 2019-OSB Special Servicer will not be permitted to consent to the JPMCC 2019-OSB Servicer’s implementing any Osborn Triangle Major Decision nor will the JPMCC 2019-OSB Special Servicer itself be permitted to implement any Osborn Triangle Major Decision as to which the Osborn Triangle Directing Certificateholder has objected in writing within 10 Business Days after receipt of a written report by the JPMCC 2019-OSB Special Servicer. The Osborn Triangle Directing Certificateholder may also direct the JPMCC 2019-OSB Special Servicer to take, or to refrain from taking, such other actions with respect to the Osborn Triangle Mortgage Loan as the Osborn Triangle Directing Certificateholder may deem advisable.

“Osborn Triangle Major Decision”: Any of the following:

(i)                any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a foreclosed Mortgaged Property) of the ownership of the Mortgaged Properties;

(ii)               any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Osborn Triangle Whole Loan or any extension of the maturity date of the Osborn Triangle Whole Loan other than as permitted pursuant to the terms of the Osborn Triangle Whole Loan;

(iii)              any sale of the defaulted Osborn Triangle Whole Loan or foreclosed Mortgaged Property for less than the applicable mortgage loan purchase price;

(iv)              any determination to bring the Mortgaged Properties or any foreclosed property into compliance with applicable environmental laws or to otherwise address hazardous material located at a foreclosed Mortgaged Property;

(v)               any release of the collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Osborn Triangle Whole Loan, or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Osborn Triangle Whole Loan and for which there is no material lender discretion;

(vi)              any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Osborn Triangle Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Properties or interests in the borrowers or consent to the incurrence of additional debt or mezzanine debt;

(vii)             any property management company changes or modifications, waivers or amendments to any management agreement (with respect to the Osborn Triangle Whole Loan for which the lender is required to consent or approve under the Osborn Triangle Mortgage Loan documents);

(viii)             releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Osborn Triangle Whole Loan and for which there is no material lender discretion;

(ix)              any acceptance of an assumption agreement releasing any borrower from liability under the Osborn Triangle Whole Loan other than pursuant to the specific terms of the Osborn Triangle Whole Loan and for which there is no material lender discretion;

(x)               any determination of an insurance default deemed acceptable by the JPMCC 2019-OSB Special Servicer in accordance with the JPMCC 2019-OSB TSA;

(xi)              approval of any borrower plan of bankruptcy;

(xii)              the execution, termination or renewal of any lease, to the extent lender approval is required under the Osborn Triangle Mortgage Loan documents and to the extent such lease constitutes a “Major Lease” as defined in the Osborn Triangle Mortgage Loan documents, including entering into any subordination, non-disturbance and attornment agreement;

(xiii)             any material modification, waiver or amendment of the Osborn Triangle Co-Lender Agreement, or any action to enforce rights (or decision not to enforce rights) with respect to such Osborn Triangle Co-Lender Agreement;

(xiv)            approving annual budgets (to the extent lender approval is required); or

(xv)             approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Mortgaged Property other than pursuant to the specific terms of the Osborn Triangle Whole Loan.

Pursuant to the Osborn Triangle Co-Lender Agreement, the JPMCC 2019-OSB Special Servicer will be required to provide to the issuing entity, as the holder of the Osborn Triangle Mortgage Loan, the following: (1) provide copies of (i) notice, information and reports with respect to any Osborn Triangle Major Decisions (similar to such notice, information and report it would have been required to deliver to the Osborn Triangle Directing Certificateholder pursuant to the JPMCC 2019-OSB had the consultation termination event not occurred) and (ii) a summary of the asset status report relating to the Osborn Triangle Mortgage Loan (at the same time as it would have been required to deliver to the Osborn Triangle Directing Certificateholder pursuant to the JPMCC 2019-OSB had the consultation termination event not occurred); and (2) consult on a strictly non-binding basis with respect to any Osborn Triangle Major Decision or the implementation of any recommended actions in the summary of the related asset status report relating to the Osborn Triangle Mortgage Loan, and consider alternative actions recommended by the Osborn Triangle Mortgage Loan (or its representative).

In addition, the issuing entity will have the right to attend annual meetings (either by telephone or in person, in the discretion of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable) with the issuing entity under the JPMCC 2019-OSB (or the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer acting on its behalf) at the offices of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, in which servicing issues related to the Osborn Triangle Mortgage Loan are discussed. However, the issuing entity, at the request of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, will be required to execute a confidentiality agreement.

Workout

Subject to the terms and conditions of the JPMCC 2019-OSB, and the obligation to act in accordance with the JPMCC 2019-OSB Special Servicer, in connection with a workout or proposed workout of the Osborn Triangle Mortgage Loan, modifies the terms of the Osborn Triangle Mortgage Loan such that (i) the principal balance of the Osborn Triangle Mortgage Loan is decreased, (ii) the note rate is reduced, (iii) payments of interest or principal on any note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Osborn Triangle Mortgage Loan, such modification will not alter, and any modification of the Osborn Triangle Mortgage Loan documents will be structured to preserve, the sequential order of payment of principal and interest on the notes and all payments to the holders of the Osborn Triangle Senior Loan pursuant to the priority of payment will be made as though such workout did not occur, with the payment terms of each Osborn Triangle Senior Loan remaining the same as they are on the origination date, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Osborn Triangle Mortgage Loan attributable to such workout will be borne, first, by the Osborn Triangle Subordinate Companion Loan Holder, and then, by the holders of the Osborn Triangle Senior Loans, pro rata and pari passu (up to their respective Note Principal Balances, together with accrued interest thereon at the note rate and any other amounts due to such note holders, as applicable).

Sale of Defaulted Whole Loan

Upon the Osborn Triangle Whole Loan becoming a defaulted mortgage loan, the JPMCC 2019-OSB Special Servicer may sell the Osborn Triangle Companion Loans together with the Osborn Triangle Mortgage Loan evidencing one whole loan in accordance with the terms of the JPMCC 2019-OSB.

However, the JPMCC 2019-OSB Special Servicer will not be permitted to sell a defaulted Osborn Triangle Whole Loan without the written consent of the holder of the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loan Holders (other than Note A-1 and Note B-1) (provided that such consent is not required if such holder of the Osborn Triangle Mortgage Loan or Osborn Triangle Pari Passu Companion Loan is an affiliate of the borrowers) unless the JPMCC 2019-OSB Special Servicer has delivered to the holder of the Osborn Triangle Mortgage Loan and the holder of each Osborn

Triangle Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Osborn Triangle Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2019-OSB Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Osborn Triangle Whole Loan, and any documents in the servicing file reasonably requested by such holder that are material to the price of the Osborn Triangle Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer in connection with the proposed sale; provided that such Osborn Triangle Pari Passu Companion Loan Holder or the holder of the Osborn Triangle Mortgage Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the JPMCC 2019-OSB, the Osborn Triangle Mortgage Loan Holder and each Osborn Triangle Companion Loan Holder (or its representative) that is not an affiliate of the borrowers is permitted to submit an offer at any sale of the Osborn Triangle Whole Loan.

Special Servicer Appointment Rights

Pursuant to the Osborn Triangle Co-Lender Agreement, the Osborn Triangle Directing Certificateholder (or its representative) will have the right, at any time, with or without cause, to replace the Osborn Triangle Special Servicer then acting with respect to the Osborn Triangle Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Osborn Triangle Mortgage Loan or the other Osborn Triangle Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.

The Grand Canal Shoppes Whole Loan

General

The Grand Canal Shoppes Mortgage Loan (5.3%) is part of a whole loan structure (the “Grand Canal Shoppes Whole Loan”) comprised of 24 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Grand Canal Shoppes Whole Loan is evidenced by the promissory notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes“ above (collectively, the “Grand Canal Shoppes Notes”) The promissory note designated Note A-3-2 in such table is referred to herein as the “Grand Canal Shoppes Mortgage Loan.” The remaining promissory notes with the prefix “Note A-” listed in such table are referred to collectively herein as the “Grand Canal Shoppes Pari Passu Companion Loans” and, together with the Grand Canal Shoppes Mortgage Loan, the “Grand Canal Shoppes Senior Notes.” The promissory note designated Note B is referred to herein as the “Grand Canal Shoppes Subordinate Companion Loan.” The Grand Canal Shoppes Senior Notes are generally pari passu in right of payment with each other, and the Grand Canal Shoppes Subordinate Companion Loan is generally subordinate in right of payment to the Grand Canal Shoppes Senior Notes.

Only the Grand Canal Shoppes Mortgage Loan is included in the issuing entity. The current holders of the Grand Canal Shoppes Notes are set forth in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

The Grand Canal Shoppes Mortgage Loan, the Grand Canal Shoppes Pari Passu Companion Loans and the Grand Canal Shoppes Subordinate Companion Loan are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on each of the Grand Canal Shoppes Senior Notes at a rate equal to 3.7408% per annum (the “Grand Canal Note A Rate”) and on the Grand Canal Shoppes Subordinate Companion Loan at a rate equal to 6.2500% per annum (the “Grand Canal Note B Rate”). For purposes of the information presented in this prospectus with respect to the Grand Canal Shoppes Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information includes the Grand Canal Shoppes Pari Passu Companion Loans and does not take into account the Grand Canal Shoppes Subordinate Companion Loan.

The rights of the holders of the Grand Canal Shoppes Notes are subject to a Co-Lender (the “Grand Canal Shoppes Co-Lender Agreement”), the terms of which are described below.

Servicing

The Grand Canal Shoppes Whole Loan will be serviced pursuant to the terms of the MSC 2019-H7 PSA.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSC 2019-H7 PSA is the custodian of the mortgage file related to the Grand Canal Shoppes Whole Loan (other than the promissory notes evidencing the Grand Canal Shoppes Mortgage Loan and the related Companion Loans not included in the MSC 2019-H7 securitization).

Application of Payments

The Grand Canal Shoppes Co-Lender Agreement provides, in general, that the Grand Canal Shoppes Subordinate Companion Loan and the right of the holder thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Grand Canal Shoppes Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

If no Grand Canal Shoppes Sequential Pay Event (as defined below) has occurred and is continuing, then all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 PSA) will be applied and distributed as follows:

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first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

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second, (i) to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis in an amount equal to the product of (A) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes, multiplied by (B) the sum of principal payments received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero, and (ii) 100% of any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes are required to be distributed to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis until the principal balances thereof have been reduced to zero;

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third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Whole Loan pursuant to the MSC 2019-H7 PSA or the Grand Canal Shoppes Co-Lender Agreement;

●	fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand

Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

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sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

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seventh, (i) to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to its Percentage Interest of principal payments received, if any, with respect to such monthly payment date, until the principal balance thereof has been reduced to zero; and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes, the portion thereof remaining after distribution to the holders of the Grand Canal Shoppes Senior Notes pursuant to clause second above is required to be distributed to the holder of the Grand Canal Shoppes Subordinate Companion Loan until the principal balance thereof has been reduced to zero;

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eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

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ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

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eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

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twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

Upon the occurrence and during the continuance of (i) any monetary event of default with respect to the Grand Canal Shoppes Whole Loan, (ii) any other event of default with respect to the Grand Canal Shoppes Whole Loan that causes the Grand Canal Shoppes Whole Loan to become accelerated or a Specially Serviced Loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holder of the Grand Canal Shoppes Subordinate Companion Loan has not

exercised its cure rights under the Grand Canal Shoppes Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “Grand Canal Shoppes Sequential Pay Event”), all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 PSA) will be applied and distributed as follows:

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first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●	second, to the holders of the Grand Canal Shoppes Senior Notes, pro rata based on their outstanding principal balances, until their respective principal balances have been reduced to zero;

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third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Whole Loan pursuant to the MSC 2019-H7 PSA or the Grand Canal Shoppes Co-Lender Agreement;

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fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

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fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

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sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●	seventh, to the holder of the Grand Canal Shoppes Subordinate Companion Loan, until the outstanding principal balance thereof has been reduced to zero;

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eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

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ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

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tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

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eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

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twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

“Grand Canal Shoppes Net Note A Rate” means the note rate applicable to the Grand Canal Shoppes Senior Notes, less the applicable servicing fee rate.

“Grand Canal Shoppes Net Note B Rate” means the note rate applicable to the Grand Canal Shoppes Subordinate Companion Loan, less the applicable servicing fee rate.

“Grand Canal Shoppes Note A Relative Spread” means the ratio of the Grand Canal Shoppes Note A Rate to the Grand Canal Shoppes Whole Loan Rate.

“Grand Canal Shoppes Note B Relative Spread” means the ratio of the Grand Canal Shoppes Note B Rate to the Grand Canal Shoppes Whole Loan Rate.

“Grand Canal Shoppes Whole Loan Rate” means as of any date of determination, the weighted average of the Grand Canal Shoppes Note A Rate and the Grand Canal Shoppes Note B Rate, weighted based on the outstanding principal balances of the Grand Canal Shoppes Notes.

“Percentage Interest” means, with respect to any holder of a Grand Canal Shoppes Note, a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of such note, and the denominator of which is the outstanding principal balance of the Grand Canal Shoppes Whole Loan.

“Pro Rata and Pari Passu Basis” means with respect to each Grand Canal Shoppes Senior Note and the related holders thereof (or, to the extent specified herein, a subset of the Grand Canal Shoppes Senior Notes or the related holders thereof), the allocation of any particular payment, collection, cost, expense, liability or other amount among such notes or such noteholders, as the case may be, without any priority of any such note or any such noteholder over another such note or noteholder, as the case may be, and in any event such that each such note or noteholder, as the case may be, is allocated its pro rata amount (calculated in proportion to the outstanding principal balance of the related note, relative to the aggregate outstanding principal balance of the applicable Grand Canal Shoppes Senior Notes or otherwise in proportion to the amount due to the holder of the subject Grand Canal Shoppes Senior Note, relative to the aggregate amount due to holders of all of the applicable Grand Canal Shoppes Senior Notes) of such particular payment, collection, cost, expense, liability or other amount.

The Directing Holder

The controlling noteholder (the “Grand Canal Shoppes Directing Holder”) under the Grand Canal Shoppes Co-Lender Agreement, as of any date of determination, is (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan, unless a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing or (ii) if a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1 (whose rights are exercisable under the MSC 2019-H7 PSA by the directing certificateholder for such securitization or the special servicer (following a control termination event under the related securitization)).

A “Grand Canal Shoppes Control Appraisal Period” is any period, with respect to the Grand Canal Shoppes Whole Loan, if and for so long as: (a)(1) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Grand Canal Shoppes Whole Loan that is allocated to the Grand Canal Shoppes Subordinate Companion Loan and (z) without duplication, any realized principal losses with respect to the Grand Canal Shoppes Mortgaged Property (or portion thereof) or the Grand Canal Shoppes Whole Loan that are allocated to the Grand Canal Shoppes Subordinate Companion Loan, plus (3) any Grand Canal Shoppes Threshold Event Collateral (as defined below), (to the extent such amount is not already taken into account in the Appraisal Reduction Amount), plus (4) without duplication of any items set forth above in clauses (1) through (3), insurance and condemnation proceeds that constitute collateral for the Grand Canal Shoppes Whole Loan (whether paid or then payable by any insurance company or government authority, provided that, if not then paid, such amounts are payable to the lender for application to the Grand Canal Shoppes Whole Loan or to pay the costs of restoring the Grand Canal Shoppes Mortgaged Property) is less than (b) 25% of the remainder of (i) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan.

For purposes of determining whether a Grand Canal Shoppes Control Appraisal Period is in effect, Appraisal Reduction Amounts and realized principal losses will be allocated to reduce first, the principal balance of the Grand Canal Shoppes Subordinate Companion Loan, and second, the principal balances of the Grand Canal Shoppes Senior Notes (on a Pro Rata and Pari Passu basis), in each case, up to the outstanding amount thereof.

In addition, the holder of the Grand Canal Shoppes Subordinate Companion Loan will be entitled to avoid (or terminate) a Grand Canal Shoppes Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the special servicer’s receipt of any third party appraisal that indicates such Grand Canal Shoppes Control Appraisal Period has occurred: (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan shall have delivered as a supplement to the appraised value of the Grand Canal Shoppes Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer or the special servicer, as applicable, together with documentation acceptable to the master servicer or the special servicer, as applicable, in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of such servicer on behalf of the holders of the Grand Canal Shoppes Senior Notes in such collateral cash collateral for the benefit of, and acceptable to, the master servicer or the special servicer, as applicable, or an unconditional and irrevocable standby letter of credit with the holders of the Grand Canal Shoppes Senior Notes as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Grand Canal Shoppes Threshold Event Collateral”), and (ii) the Grand Canal Shoppes Threshold Event Collateral is required to be in an amount that would cause the applicable Grand Canal Shoppes Control Appraisal Period not to occur pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”. If the requirements described in this paragraph are satisfied by the holder of the Grand Canal Shoppes Subordinate Companion Loan (a “Grand Canal Shoppes Threshold Event Cure”), no Grand Canal Shoppes Control Appraisal Period will be deemed to have occurred.

The Grand Canal Shoppes Threshold Event Cure will continue until (i) the Grand Canal Shoppes Threshold Event Collateral would not be sufficient to prevent a Grand Canal Shoppes Control Appraisal Period from occurring pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”; or (ii) the occurrence of a final recovery determination in respect of the Grand Canal Shoppes Whole Loan. If the appraised value of the Grand Canal Shoppes Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Grand Canal Shoppes Control Appraisal Period without taking into consideration any, or some portion of, the Grand Canal Shoppes Threshold Event Collateral previously delivered by the holder of the Grand Canal Shoppes Subordinate Companion Loan, then any or such portion of Grand Canal Shoppes Threshold Event Collateral held by the master servicer or special servicer is required to be promptly returned to the holder of the Grand Canal Shoppes Subordinate Companion Loan (at its sole expense). Upon a final recovery determination with respect to the Grand Canal Shoppes Whole Loan, such Grand Canal Shoppes Threshold Event Collateral will be available to reimburse each Grand Canal Shoppes Note holder for any realized principal loss in accordance with the priority of distributions described under “— Distributions” above with respect to the Grand Canal Shoppes Whole Loan after application of the net proceeds of liquidation, not in excess of the principal balance of the Grand Canal Shoppes Whole Loan, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Grand Canal Shoppes Co-Lender Agreement and under the MSC 2019-H7 PSA.

Consultation and Control

The master servicer and the special servicer will be required to seek the written consent of the Grand Canal Shoppes Directing Holder (or its designee) prior to taking any action that would constitute a Grand Canal Shoppes Major Decision (as defined below). If the Grand Canal Shoppes Directing Holder (or its designee) fails to respond to the master servicer or the special servicer, as the case may be, within five business days (or, in the case of an Acceptable Insurance Default, 10 business days) after receipt of such notice, such servicer will be required to deliver a second notice, and if the Grand Canal Shoppes Directing Holder (or its designee) fails to respond within five business days (or, in the case of certain insurance defaults, 10 business days) after receipt of such second notice, the Grand Canal Shoppes Directing Holder (or its designee) will not have further consent rights with respect to the specific action proposed in such notice.

“Grand Canal Shoppes Major Decisions” means:

(i)      any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property by deed-in-lieu or otherwise) of the ownership of one or more properties securing the Grand Canal Shoppes Whole Loan if it comes into and continues in default;

(ii)     any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs or the material modification or

(iii)    termination of cash management or lockbox arrangements) of the Grand Canal Shoppes Whole Loan, or any extension of the maturity date of the Grand Canal Shoppes Whole Loan;

(iv)    following a default or an event of default with respect to the Grand Canal Shoppes Whole Loan, any exercise of remedies, including the acceleration of the Grand Canal Shoppes Whole Loan or initiation of any proceedings, judicial, bankruptcy or otherwise, under the related mortgage loan documents or seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the borrower;

(v)     any sale of the Grand Canal Shoppes Whole Loan (when it is a defaulted loan) or REO Property for less than the applicable purchase price;

(vi)    any determination to bring the related Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at such Mortgaged Property or REO Property;

(vii)   any direct or indirect transfer of the related Mortgaged Property (or any interest therein), any release of material collateral or any acceptance of substitute or additional collateral for the Grand Canal Shoppes Whole Loan or any consent or determination with respect to any of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(viii)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Grand Canal Shoppes Whole Loan or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or of any direct or indirect interest in the borrower or change in control of the borrower;

(ix)    any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect legal or beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents);

(x)     any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Grand Canal Shoppes Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xi)    any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager and/or terminating, modifying or entering into any property management agreement (in each case, if the lender is required to consent or approve such changes under the related mortgage loan documents);

(xii)    releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required to be released pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xiii)   any release of the borrower or guarantor or other obligor from liability under any of the related mortgage loan documents (including acceptance of an assumption agreement) and the addition of a new guarantor, or any consent or determination with respect to any of the foregoing, other than pursuant to the specific terms of the Grand Canal Shoppes Whole Loan and for which there is no lender discretion;

(xiv)   any determination of an acceptable insurance default;

(xv)    the approval of or voting on any plan of reorganization, restructuring or similar plan or other material action or decision in the bankruptcy of the borrower;

(xvi)   any material modification, waiver or amendment of any guaranty or environmental indemnity related to the Grand Canal Shoppes Whole Loan;

(xvii)  any approval of any property insurance settlements or award in connection with a taking related to the related Mortgaged Property or the approval of a determination to apply such insurance proceeds or award to the repayment of the Grand Canal Shoppes Whole Loan rather than to the restoration of the related Mortgaged Property, other than pursuant to the specific terms of the Grand Canal Shoppes Whole Loan and for which there is no lender discretion;

(xviii)  any determination by the master servicer to transfer the Grand Canal Shoppes Whole Loan to the special servicer based on a determination that (A) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, (B) such default will materially impair the value of the related Mortgaged Property as security for the Grand Canal Shoppes Whole Loan and (C) the default is likely to continue unremedied;

(xix)   any material modification or waiver of the insurance requirements set forth in the related mortgage loan documents;

(xx)   any material modification or waiver of any special purpose entity requirements set forth in the related mortgage loan documents; or

(xxi)  any material modification of, or material waiver of any provision of, the related reciprocal easement;

provided that during any Grand Canal Shoppes Control Appraisal Period, “Grand Canal Shoppes Major Decisions” will mean the list of major decisions described under the MSC 2019-H7 PSA.

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the Grand Canal Shoppes Directing Holder (or its designee) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the related servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 PSA, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Grand Canal Shoppes Whole Loan, or materially expand the scope of any of the master servicer’s or special servicer’s, as applicable, responsibilities under the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 PSA.

Cure Rights

If the related borrower fails to make any monetary payment by the end of the applicable grace period for such payment permitted under the applicable mortgage loan documents or the related borrower otherwise defaults with respect to the Grand Canal Shoppes Whole Loan, the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to cure a default (i) with respect to any monetary default, within five business days after receipt of notice of such monetary default or (ii) with respect to any non-monetary default, within the cure period afforded to the borrower under the related Whole Loan documents (but at least 30 days in any event) or such longer period as provided in the Grand Canal Shoppes Co-Lender Agreement. The holder of the Grand Canal Shoppes Subordinate Companion Loan will be limited to ten cures related to monetary defaults, no more than six of which may occur within any consecutive 12-month period.

So long as a monetary default exists for which a cure payment permitted the Grand Canal Shoppes Co-Lender Agreement is made, such monetary default will not be treated as an event of default by any Grand Canal Shoppes Note holder (including for purposes of (i) the definition of “Grand Canal Shoppes Sequential Pay Event” as provided in “—Distributions” above, (ii) accelerating the Grand Canal Shoppes Whole Loan, modifying, amending or waiving any provisions of the related Whole Loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to any Grand Canal Shoppes Mortgaged Property; or (iii) treating the Grand Canal Shoppes Whole Loan as a specially serviced loan).

Purchase Option

At any time an event of default under the Grand Canal Shoppes Whole Loan has occurred and is continuing, upon written notice to the holders of the Grand Canal Shoppes Senior Notes (such notice, a “Grand Canal Shoppes Noteholder Purchase Notice”), the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to purchase the Grand Canal Shoppes Senior Notes in whole but not in part at the applicable Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price on a date selected by such holder that is not earlier than seven business days after, or later than 45 days after, the date of the Grand Canal Shoppes Noteholder Purchase Notice. All out-of-pocket costs and expenses related to such purchase are required to be paid by the holder of the Grand Canal Shoppes Subordinate Companion Loan.

The right of the holder of the Grand Canal Shoppes Subordinate Companion Loan to purchase the Grand Canal Shoppes Senior Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Grand Canal Shoppes Mortgaged Property (and the special servicer will be required to give the holder of the Grand Canal Shoppes

Subordinate Companion Loan at least 15 days’ prior written notice of its intent with respect to any such action).

“Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the aggregate principal balance of the Grand Canal Shoppes Senior Notes, (b) accrued and unpaid interest thereon at the Grand Canal Shoppes Note A Rate, from the date as to which interest was last paid in full by related borrower up to and including the end of the interest accrual period relating to the monthly payment date next following the date of purchase, (c) any other amounts due under the Grand Canal Shoppes Whole Loan, other than prepayment premiums, default interest, late fees, exit fees and any other similar fees, provided that if the related borrower or a borrower related party is the purchaser, the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unpaid special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (x) if the related borrower or a borrower related party is the purchaser or (y) if the Grand Canal Shoppes Whole Loan is purchased after 90 days after such option first becomes exercisable, any liquidation or workout fees payable under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (g) any Grand Canal Shoppes Recovered Costs, but only to the extent not reimbursed previously to a Grand Canal Shoppes Senior Note pursuant to the Grand Canal Shoppes Co-Lender Agreement. Notwithstanding the foregoing, if the Grand Canal Shoppes Subordinate Companion Loan holder is purchasing from the related borrower or a borrower related party, the Defaulted Mortgage Loan Purchase Price will not include the amounts described under clauses (d) through (f) of this definition. If the Grand Canal Shoppes Whole Loan is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each Grand Canal Shoppes Senior Note at the Grand Canal Shoppes Note A Rate as if the related Whole Loan were not so converted. In no event will the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Grand Canal Shoppes Subordinate Companion Loan holder under the Grand Canal Shoppes Co-Lender Agreement.

“Grand Canal Shoppes Recovered Costs“ means any amounts referred to in clause (d) and/or (e) of the definition of “Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” that at the time of determination have been paid from sources other than the Grand Canal Shoppes Whole Loan or the Grand Canal Shoppes Mortgaged Property.

Sale of Defaulted Whole Loan

If the Grand Canal Shoppes Whole Loan becomes a defaulted mortgage loan, the special servicer will be required to sell the Grand Canal Shoppes Senior Notes together as notes evidencing one whole A note, and will not have the right to sell the Grand Canal Shoppes Subordinate Companion Loan without the consent of the holder thereof. Notwithstanding the foregoing, the special servicer will not be permitted to sell any Grand Canal Shoppes Senior Note without the consent of the holder thereof unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the Grand Canal Shoppes Senior Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder that are material to the price of the Grand Canal Shoppes Senior Notes), and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Grand Canal Shoppes Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the special servicer in connection with the proposed sale. In conducting such sale, whether any cash offer from an interested person constitutes a fair price for the Grand Canal Shoppes Senior Notes is required to be determined by the trustee; provided, that no offer from an interested person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.

Special Servicer Appointment Rights

The Grand Canal Shoppes Directing Holder (or its designee) will have the right to terminate the special servicer under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan, with or without cause, upon at least 10 business days’ prior notice to the special servicer. Any such termination will not be effective unless and until (a) each applicable rating agency delivers a rating agency confirmation, (b) the initial or successor special servicer has assumed in writing all of the responsibilities, duties and liabilities of the special servicer under the MSC 2019-H7 PSA from and after the date it becomes the special servicer of the Grand Canal Shoppes Whole Loan under the MSC 2019-H7 PSA pursuant to an assumption agreement reasonably satisfactory to the trustee under the MSC 2019-H7 PSA and (c) the trustee under the MSC 2019-H7 PSA has received an opinion of counsel reasonably satisfactory to the trustee to the effect that (i) the designation of such replacement to serve as special servicer with respect to the Grand Canal Shoppes Whole Loan under MSC 2019-H7 PSA is in compliance with the terms of the MSC 2019-H7 PSA, (ii) such replacement special servicer will be bound by the terms of the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan and (iii) subject to customary qualifications and exceptions, the MSC 2019-H7 PSA will be enforceable against the replacement special servicer, in accordance with its terms.

The 30 Hudson Yards Whole Loan

General

The 30 Hudson Yards Mortgage Loan (4.2%) is part of split loan structure comprised of twenty-nine (29) senior promissory notes and three (3) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $1,430,000,000.  One such senior promissory note designated note A-1-C7 with an initial principal balance of $40,000,000 (the “30 Hudson Yards Mortgage Loan”), will be deposited into this securitization.

The 30 Hudson Yards Whole Loan (as defined below) is evidenced by (i) the 30 Hudson Yards Mortgage Loan, (ii) thirteen (13) senior promissory notes designated A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2 and A-3-S3 (the “30 Hudson Yards Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $698,000,000; (iii) fifteen (15) senior promissory notes designated A-1-C3, A-1-C4, A-1-C5, A-1-C6, A-1-C8, A-1-C10, A-2-C2, A-2-C3, A-2-C4, A-2-C5, A-3-C1, A-3-C2, A-3-C3, A-3-C4, and A-3-C5 (the “30 Hudson Yards Non-Standalone Pari Passu Companion Loans“ and, together with the 30 Hudson Yards Standalone Pari Passu Companion Loans, the “30 Hudson Yards Pari Passu Companion Loans”), which have an aggregate initial principal balance of $382,000,000; and (iv) three (3) subordinate promissory notes designated B-1, B-2 and B-3 (the “30 Hudson Yards Subordinate Companion Loans” and, together with the 30 Hudson Yards Standalone Pari Passu Companion Loans, the “30 Hudson Yards Standalone Companion Loans”), which have an aggregate initial principal balance of $310,000,000.

The 30 Hudson Yards Mortgage Loan, the 30 Hudson Yards Pari Passu Companion Loans and the 30 Hudson Yards Subordinate Companion Loans are referred to herein, collectively, as the “30 Hudson Yards Whole Loan”, and the 30 Hudson Yards Pari Passu Companion Loans and the 30 Hudson Yards Subordinate Companion Loans are referred to herein as the “30 Hudson Yards Companion Loans”.  The 30 Hudson Yards Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 30 Hudson Yards Mortgage Loan.  The 30 Hudson Yards Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 30 Hudson Yards Mortgage Loan and 30 Hudson Yards Pari Passu Companion Loans.

Only the 30 Hudson Yards Mortgage Loan is included in the issuing entity.  The 30 Hudson Yards Standalone Companion Loans were contributed to a securitization trust governed by the Hudson Yards 2019-30HY TSA.  The 30 Hudson Yards Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized 30 Hudson Yards Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the 30 Hudson Yards Whole Loan (the “30 Hudson Yards Noteholders”) are subject to an Intercreditor Agreement (the “30 Hudson Yards Intercreditor Agreement”).  The following summaries describe certain provisions of the 30 Hudson Yards Intercreditor Agreement.

Servicing

The 30 Hudson Yards Whole Loan (including the 30 Hudson Yards Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the Hudson Yards 2019-30HY TSA by Wells Fargo Bank, National Association as servicer (the “30 Hudson Yards Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (the “30 Hudson Yards Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the 30 Hudson Yards Intercreditor Agreement.

Advances

The applicable master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 30 Hudson Yards Mortgage Loan (but not on the 30 Hudson Yards Companion Loans) pursuant to the terms of the PSA unless the applicable master servicer, the applicable special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 30 Hudson Yards Mortgage Loan.

Property protection advances in respect of the 30 Hudson Yards Whole Loan will be made by the 30 Hudson Yards Servicer or the trustee under the Hudson Yards 2019-30HY TSA (the “30 Hudson Yards Trustee”), as applicable, unless a determination of nonrecoverability is made under the Hudson Yards 2019-30HY TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments Prior to a 30 Hudson Yards Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the 30 Hudson Yards Whole Loan borrower to pay money due under the 30 Hudson Yards Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the 30 Hudson Yards Whole Loan becomes a specially serviced mortgage loan under the Hudson Yards 2019-30HY TSA (a “30 Hudson Yards Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the 30 Hudson Yards Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related Mortgage Loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the related Mortgage Loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 30 Hudson Yards Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the applicable master servicer under any pooling and servicing agreement relating to a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the issuing entity or related 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the 30 Hudson Yards Standalone Companion Loans on the one hand and the 30 Hudson Yards Non-Standalone Pari Passu Companion Loans and 30 Hudson Yards Mortgage Loan on the other hand), to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), the issuing entity as holder of the 30 Hudson Yards Mortgage Loan (or the applicable master servicer or trustee) and the holders of the 30 Hudson Yards Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the 30 Hudson Yards Standalone Companion Loans), to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-30HY TSA;

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third, initially, to the holders of the 30 Hudson Yards Whole Loan (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the 30 Hudson Yards Whole Loan (or the 30 Hudson Yards Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the 30 Hudson Yards Whole Loan under the Hudson Yards 2019-30HY TSA;

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fourth, pari passu, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the 30 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan;

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fifth, pari passu, in respect of principal, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the 30 Hudson Yards Mortgage Loan and 30 Hudson Yards Pari Passu Companion Loans, until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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sixth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 30 Hudson Yards Pari Passu Companion Loan and the 30 Hudson Yards Mortgage Loan;

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seventh, to the holders of any of the 30 Hudson Yards Subordinate Companion Loans that are not included in the Hudson Yard 2019-30HY Securitization (or the 30 Hudson Yards Servicer, the 30 Hudson Yards Special Servicer or 30 Hudson Yards Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the 30 Hudson Yards Subordinate Companion Loans (or the 30 Hudson Yards Servicer, the 30 Hudson Yards Special Servicer or 30 Hudson Yards Trustee (if any), as applicable), with respect to the 30 Hudson Yards Whole Loan pursuant to the Hudson Yards 2019-30HY TSA and the 30 Hudson Yards Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-30HY TSA or the 30 Hudson Yards Intercreditor Agreement, and any cure payment made by the holders of 30 Hudson Yards Subordinate Companion Loans pursuant to the 30 Hudson Yards Intercreditor Agreement;

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eighth, pari passu, to the holders of the 30 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each 30 Hudson Yards Subordinate Companion Loan;

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ninth, pari passu, in respect of principal, to the holders of the 30 Hudson Yards Subordinate Companion Loans all payments and prepayments of principal until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the 30 Hudson Yards Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 30 Hudson Yards Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan;

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eleventh, any interest accrued at the default rate on the outstanding principal balance of the 30 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Whole Loan interest rate and (iii) not required to be paid to the Hudson Yards 2019-30HY Master Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, the applicable master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the 30 Hudson Yards Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

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twelfth, pro rata and pari passu, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 30 Hudson Yards Pari Passu Companion Loans and 30 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, pro rata and pari passu, to the holders of the 30 Hudson Yards Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 30 Hudson Yards Subordinate Companion Loans, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

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fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer under the Hudson Yards 2019-30HY TSA, the applicable master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the 30 Hudson Yards Intercreditor Agreement), to each 30 Hudson Yards Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the 30 Hudson Yards Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments after a 30 Hudson Yards Triggering Event of Default

Generally, for so long as a 30 Hudson Yards Triggering Event of Default has occurred and is continuing, all amounts available for payment on the 30 Hudson Yards Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the 30 Hudson Yards Intercreditor Agreement, as follows:

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first, (A) first, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the applicable master servicer under any pooling and servicing agreement relating to a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer or a master servicer of any 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the issuing entity or related 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization trust, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the 30 Hudson Yards Standalone Companion Loans on the one hand and the 30 Hudson Yards Non-Standalone Pari Passu Companion Loans and 30 Hudson Yards Mortgage Loan on the other hand), to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), the issuing entity as holder of the 30 Hudson Yards Mortgage Loan (or the applicable master servicer or trustee) and the holders of the 30 Hudson Yards Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (C) third, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the 30 Hudson Yards Standalone Companion

Loans), to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

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second, to the holders of the 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such 30 Hudson Yards Standalone Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-30HY TSA;

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third, initially, to the holders of the 30 Hudson Yards Whole Loan (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrower), and, then, to the holders of the 30 Hudson Yards Whole Loan (or the 30 Hudson Yards Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the 30 Hudson Yards Whole Loan under the Hudson Yards 2019-30HY TSA;

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fourth, pari passu to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the 30 Hudson Yards Pari Passu Companion Loans and the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan;

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fifth, pari passu, to the holders of the 30 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of each 30 Hudson Yards Subordinate Companion Loan;

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sixth, pari passu, in respect of principal, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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seventh, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 30 Hudson Yards Pari Passu Companion Loan and the 30 Hudson Yards Mortgage Loan;

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eighth, to the holders of any of the 30 Hudson Yards Subordinate Companion Loans that are not included in the Hudson Yard 2019-30HY Securitization (or the 30 Hudson Yards Servicer, the 30 Hudson Yards Special Servicer or 30 Hudson Yards Trustee (if any), as applicable), on a pro rata and pari passu basis  (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holders of the 30 Hudson Yards Subordinate Companion Loans (or the 30 Hudson Yards Servicer, the 30 Hudson Yards Special Servicer or 30 Hudson Yards Trustee (if any), as applicable), with respect to the 30 Hudson Yards Whole Loan pursuant to the Hudson Yards 2019-30HY TSA and the 30 Hudson Yards Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Hudson Yards 2019-30HY TSA or the 30 Hudson Yards Intercreditor Agreement, and any cure payment made by the holders of 30 Hudson Yards Subordinate Companion Loans pursuant to the 30 Hudson Yards Intercreditor Agreement;

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ninth, pari passu in respect of principal, to the holders of the 30 Hudson Yards Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

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tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu to the holders of the 30 Hudson Yards Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the 30 Hudson Yards Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan;

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eleventh, pro rata and pari passu, to the holders of the 30 Hudson Yards Pari Passu Companion Loans and to the issuing entity, as holder of the 30 Hudson Yards Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 30 Hudson Yards Pari Passu Companion Loans and 30 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

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twelfth, pro rata and pari passu, to the holders of the 30 Hudson Yards Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrower and allocable to any prepayment of the 30 Hudson Yards Subordinate Companion Loans and 30 Hudson Yards Mortgage Loan, with the aggregate amount so payable to be allocated between such holders on a pro rata basis according the respective amounts due to them under this priority twelfth;

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thirteenth, any interest accrued at the default rate on the outstanding principal balance of the 30 Hudson Yards Whole Loan to the extent such default interest amount is (i) actually paid by the related borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Whole Loan interest rate and (iii) not required to be paid to the Hudson Yards 2019-30HY Master Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, the applicable master servicer or the trustee under the PSA, or the master servicer or trustee under any pooling and servicing agreement relating to a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, pari passu, to the 30 Hudson Yards Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority thirteenth;

●	fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson

Yards Special Servicer under the Hudson Yards 2019-30HY TSA, the applicable master servicer or the trustee under the PSA, or a master servicer or trustee under any pooling and servicing agreement relating to an 30 Hudson Yards Non-Standalone Pari Passu Companion Loan securitization, or, in each case, as required to be paid to them in accordance with the 30 Hudson Yards Intercreditor Agreement), to 30 Hudson Yards Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

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fifteenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through fourteenth above, to the holders of the 30 Hudson Yards Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of this “—Application of Payments Prior to a 30 Hudson Yards Triggering Event of Default“ and “—Application of Payments after a 30 Hudson Yards Triggering Event of Default” section, with respect to 30 Hudson Yards Mortgage Loan, the 30 Hudson Yards Pari Passu Companion Loans and the 30 Hudson Yards Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the 30 Hudson Yards Whole Loan.

Consultation and Control

The controlling noteholder under the 30 Hudson Yards Intercreditor Agreement will be the securitization trust created pursuant to the terms of the Hudson Yards 2019-30HY TSA.  Pursuant to the terms of the Hudson Yards 2019-30HY TSA, the related controlling class representative, which is expected to initially be Prima Capital Advisors LLC (the “30 Hudson Yards Directing Certificateholder”), will have consent and/or consultation rights with respect to the 30 Hudson Yards Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA.  See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Neither the issuing entity nor any holder of a 30 Hudson Yards Non-Standalone Pari Passu Companion Loan, as non-controlling note holders, will have any right to consult with the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer with respect to major decisions to be taken with respect to the 30 Hudson Yards Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 30 Hudson Yards Whole Loan or for any other matter.

Cure Rights

If the 30 Hudson Yards Subordinate Companion Loans are no longer included in the Hudson Yards 2019-30HY Securitization and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the 30 Hudson Yards Whole Loan, then the 30 Hudson Yards Subordinate Companion Loan holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).  If the 30 Hudson Yards Subordinate Companion Loan holders elect to cure a default by way of a payment of money (a “Cure Payment”), the 30 Hudson Yards Subordinate Companion Loan holders will be required to make such Cure Payment as directed by the 30 Hudson Yards Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the 30 Hudson Yards Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected.  So long as a default exists that is being cured by the 30 Hudson Yards Subordinate Companion Loan holders and the applicable cure period has not expired and the 30 Hudson Yards Subordinate Companion Loan holders are permitted to cure under the terms of the 30 Hudson Yards Intercreditor Agreement, the default will not be treated as a default or a 30 Hudson Yards Triggering Event of Default (i) that results in the application of payments in accordance with
“—Application of Payments After to a 30 Hudson Yards Triggering Event of Default” above, (ii) for purposes of triggering an acceleration of the 30 Hudson Yards Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the 30 Hudson Yards Mortgaged Property or (iii) for purposes of treating the 30 Hudson Yards Whole Loan as a specially serviced loan.  Notwithstanding anything to the contrary, the 30 Hudson Yards Subordinate Companion Loan Holders’ right to cure a default will be limited to six (6) Cure Events over the life of the 30 Hudson Yards Whole Loan and no single Cure Event may exceed four (4) consecutive months.  A “Cure Event” means the 30 Hudson Yards Subordinate Companion Loan Holders’ exercise of their cure rights whether for one month or for consecutive months in the aggregate.

Purchase Option

If the 30 Hudson Yards Subordinate Companion Loans are no longer included in the Hudson Yards 2019-30HY Securitization and a 30 Hudson Yards Triggering Event of Default has occurred and is continuing, then, upon written notice from the 30 Hudson Yards Special Servicer of such occurrence (a “Repurchase Option Notice”), the 30 Hudson Yards Subordinate Companion Loan holders will have the right (and if all of the 30 Hudson Yards Subordinate Companion Loan holders provide such notice, then all of the 30 Hudson Yards Subordinate Companion Loan holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the 30 Hudson Yards Special Servicer (the “Repurchase Election Notice”) after the occurrence of the 30 Hudson Yards Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the 30 Hudson Yards Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the Hudson Yards 2019-30HY TSA and the 30 Hudson Yards Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the 30 Hudson Yards Mortgage Loan and 30 Hudson Yards Pari Passu Companion Loans for the applicable purchase price provided in the 30 Hudson Yards Intercreditor Agreement on a date not less than five (5) business days nor more than fifteen (15) business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The 30 Hudson Yards Special Servicer will be required to give the 30 Hudson Yards Subordinate Companion Loan holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the 30 Hudson Yards Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the 30 Hudson Yards Subordinate Companion Loan holders and the 30 Hudson Yards Subordinate Companion Loan holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the 30 Hudson Yards Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the 30 Hudson Yards Subordinate Companion Loan holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the 30 Hudson Yards Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans.

Sale of Defaulted 30 Hudson Yards Whole Loan

Pursuant to the terms of the 30 Hudson Yards Intercreditor Agreement, if the 30 Hudson Yards Whole Loan becomes a defaulted mortgage loan, and if the 30 Hudson Yards Special Servicer determines to sell the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Companion Loans in accordance with the 30 Hudson Yards TSA, then the 30 Hudson Yards Special Servicer will have the right and the obligation to sell the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Companion Loans as notes evidencing one whole loan in accordance with the terms of the Hudson Yards 2019-30HY TSA.  In connection with any such sale, the 30 Hudson Yards Special Servicer will be required to follow the procedures set forth in the Hudson Yards 2019-30HY TSA.

Special Servicer Appointment Rights

Pursuant to the 30 Hudson Yards Intercreditor Agreement and the Hudson Yards 2019-30HY TSA, the 30 Hudson Yards Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the 30 Hudson Yards Special Servicer then acting with respect to the 30 Hudson Yards Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity or any other 30 Hudson Yards Non-Standalone Pari Passu Companion Loan holders.

The 3 Columbus Circle Whole Loan

General

The 3 Columbus Circle Mortgage Loan (3.9%) is part of a loan combination structure (the “3 Columbus Circle Loan Combination”) comprised of 18 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 3 Columbus Circle Mortgage Loan is evidenced by two (2) promissory notes, Note A-1-4-B and Note A-1-8 with a Cut-off Date Balance of $40,000,000.

The related subordinate companion loans (the “3 Columbus Circle Subordinate Companion Loan”) are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans (as defined below), and are evidenced by two promissory notes, Note B-1 with a principal balance as of the Cut-off Date of $51,450,000 and Note B-2 with a principal balance as of the Cut-off Date of $53,550,000.

The related Pari Passu Companion Loans (the “3 Columbus Circle Pari Passu Companion Loans”) are evidenced by the notes identified in the “Whole Loan Control Notes and Non-Control Notes” chart above. Only the 3 Columbus Circle Mortgage Loan is included in the issuing entity. The 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans are pari passu with each other in terms of priority. The 3 Columbus Circle Subordinate Companion Loans are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in terms of priority. The 3 Columbus Circle Mortgage Loan, the 3 Columbus Circle Subordinate Companion Loans and the 3 Columbus Circle Pari Passu Companion Loans are collectively referred to in this prospectus as the 3 Columbus Circle Loan Combination. It is anticipated that certain of the 3 Columbus Circle Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the 3 Columbus Circle Mortgage Loan and the rights of the holders of the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Subordinate Companion Loans are subject to a Co-Lender Agreement (the “3 Columbus Circle Co-Lender Agreement”). The following summaries describe certain provisions of the 3 Columbus Circle Co-Lender Agreement.

Prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period (as defined below), the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the 3 Columbus Circle Loan Combination, each as more fully described below.

A “3 Columbus Circle Control Appraisal Period” will exist with respect to the 3 Columbus Circle Loan Combination, if and for so long as (a)(1) the initial principal balance of the 3 Columbus Circle Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 3 Columbus Circle Subordinate Companion Loans, (y) any appraisal reductions for the 3 Columbus Circle Loan Combination that are allocated to such 3 Columbus Circle Subordinate Companion Loans and (z) any losses realized with respect to the 3 Columbus Circle Mortgaged Property or the 3 Columbus Circle Loan Combination that are allocated to the 3 Columbus Circle Subordinate

Companion Loans, is less than (b) 25% of the remainder of the (i) initial principal balance of the 3 Columbus Circle Subordinate Companion Loans less (ii) any payments of principal allocated to, and received, by the holder of the 3 Columbus Circle Subordinate Companion Loans. The holder of each 3 Columbus Circle Subordinate Companion Loan also has the right to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

The holder of the 3 Columbus Circle Subordinate Companion Loans is entitled to avoid a 3 Columbus Circle Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 3 Columbus Circle Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property.

Servicing

The 3 Columbus Circle Loan Combination and any related REO Property will be serviced and administered pursuant to the Benchmark 2019-B10 Pooling and Servicing Agreement, dated as of April 1, 2019, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyBank National Association, as master servicer (the “Benchmark 2019-B10 Servicer”), LNR Partners, LLC, as special servicer (the “Benchmark 2019-B10 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Benchmark 2019-B10 Certificate Administrator”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Benchmark 2019-B10 Trustee”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “Benchmark 2019-B10 Operating Advisor”) and as asset representations reviewer (in such capacity, the “Benchmark 2019-B10 Asset Representations Reviewer”), by the Benchmark 2019-B10 Servicer and the Benchmark 2019-B10 Special Servicer, subject to the terms of the 3 Columbus Circle Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the Benchmark 2019-B10 Pooling and Servicing Agreement is the custodian of the mortgage file related to the 3 Columbus Circle Loan Combination (other than the promissory notes evidencing the 3 Columbus Circle Mortgage Loan and the related Companion Loans not included in the Benchmark 2019-B10 securitization).

Application of Payments

The 3 Columbus Circle Co-Lender Agreement sets forth the respective rights of the holder of the 3 Columbus Circle Mortgage Loan, the holder of the 3 Columbus Circle Subordinate Companion Loans, and the holder of the 3 Columbus Circle Pari Passu Companion Loans with respect to distributions of funds received in respect of the 3 Columbus Circle Loan Combination, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the 3 Columbus Circle Loan Combination, (ii) any other event of default for which the 3 Columbus Circle Loan Combination is actually accelerated, (iii) any other event of default which causes the 3 Columbus Circle Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “3 Columbus Circle Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans or the default cure period has not yet expired and the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans is exercising its cure rights under the 3 Columbus Circle Co-Lender Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds received with respect to the 3 Columbus Circle Loan Combination will generally be applied in the following order:

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first, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

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second, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to principal payments received, if any, until their principal balances have been reduced to zero;

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third, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

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fourth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis any penalty charges;

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sixth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

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seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each note of the 3 Columbus Circle Subordinate Companion Loans at its net interest rate;

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eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to principal payments received, if any, until its balance has been reduced to zero;

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ninth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement), and (iii) any prepayment premium to the extent paid by the borrower;

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tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the 3 Columbus Circle Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

●	eleventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received;

●	twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2010-B10 Pooling and Servicing Agreement,

including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

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thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

During the continuance of a 3 Columbus Circle Sequential Pay Event, after payment of all amounts for required reserves or escrows required by Mortgage Loan documents and amounts then payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds with respect to the 3 Columbus Circle Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

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first, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

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second, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

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third, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

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fourth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

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fifth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

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sixth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●	eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the product of (i) percentage interest of such note multiplied by (ii) the relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

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ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the 3 Columbus Circle Subordinate Companion Loans principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

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tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2019-B10 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests;

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eleventh, to each holder of the 3 Columbus Circle Mortgage Loan and the holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

●	twelfth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

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thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 3 Columbus Circle Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 3 Columbus Circle Mortgage Loan, but not out of payments or other collections on the 3 Columbus Circle Companion Loans or any loans included in any future securitization trust related to the 3 Columbus Circle Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) allocable to the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans or from general collections with respect to the securitization of the 3 Columbus Circle Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 3 Columbus Circle Co-Lender Agreement, the controlling holder with respect to the 3 Columbus Circle Loan Combination (the “3 Columbus Circle Controlling Noteholder”), as of any date of determination, will be (i) the holder of Note B-1, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing or (ii) if a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1; provided that at any time Note A-1-1 is the 3 Columbus Circle Controlling Noteholder and is included in the Benchmark 2019-B10 securitization, references to the “3 Columbus Circle Controlling Noteholder” will mean the controlling class certificateholders, as and to the extent provided in the Benchmark 2019-B10 Pooling and Servicing Agreement; provided, further, that, if the holder of the Note B-1 would be the 3 Columbus Circle Controlling Noteholder pursuant to the 3 Columbus Circle Co-Lender Agreement, but any interest in such Note B-1 is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the 3 Columbus Circle Controlling Noteholder, a 3 Columbus Circle Control Appraisal Period will be deemed to have occurred. The holder of the 3 Columbus Circle Subordinate Companion Loans is the 3 Columbus Circle Controlling Noteholder as of the Closing Date.

Pursuant to the 3 Columbus Circle Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 3 Columbus Circle Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 3 Columbus Circle Major Decision (as defined below) has been requested or proposed, at least 10 business days prior to taking action with respect to such 3 Columbus Circle Major Decision (or making a determination not to take action with respect to such 3 Columbus Circle Major Decision), the Benchmark 2019-B10 Servicer must receive the written consent of the 3 Columbus Circle Controlling Noteholder (or its representative) before implementing a decision with respect to such 3 Columbus Circle Major Decision. If the Benchmark 2019-B10 Servicer has not received a response from the 3 Columbus Circle Controlling Noteholder (or its representative) with respect to such 3 Columbus Circle Major Decision within five (5) business days after delivery of the notice of a 3 Columbus Circle Major Decision, the Benchmark 2019-B10 Servicer will be required to deliver an additional copy of the notice of a 3 Columbus Circle Major Decision, and, if the 3 Columbus Circle Controlling Noteholder (or its representative) fails to respond to the Benchmark 2019-B10 Servicer with respect to any such proposed action within five (5) business days after receipt of such second notice, the 3 Columbus Circle Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to such action. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any mortgaged property, or if a failure to take any such action at such time would be inconsistent with the applicable servicing standard, the Benchmark 2019-B10 Servicer may take actions with respect to such mortgaged property before obtaining the consent of the 3 Columbus Circle Controlling Noteholder (or its representative) if the Benchmark 2019-B10 Servicer reasonably determines in accordance with the applicable servicing standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the 3 Columbus Circle Loan Combination, and the Benchmark 2019-B10 Servicer has made a reasonable effort to contact the 3 Columbus Circle Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Note A-1-1 (or Benchmark 2019-B10 Servicer acting on its behalf) of its duties to comply with the applicable servicing standard.

Notwithstanding the foregoing, the Benchmark 2019-B10 Servicer may not follow any advice or consultation provided by the 3 Columbus Circle Controlling Noteholder (or its representative) that would require or cause the Benchmark 2019-B10 Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the Benchmark 2019-B10 Servicer to violate provisions of the 3 Columbus Circle Co-Lender Agreement or the Benchmark 2019-B10 Pooling and Servicing Agreement, require or cause the Benchmark 2019-B10 Servicer to violate the terms of the 3 Columbus Circle Loan Combination, or materially expand the scope of any Benchmark 2019-B10 Servicer’s responsibilities under the 3 Columbus Circle Co-Lender Agreement.

During the continuance of a 3 Columbus Circle Control Appraisal Period, the Note A-1-1 holder (or the Benchmark 2019-B10 Servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the 3 Columbus Circle Controlling Class Representative pursuant to the Benchmark 2019-B10 Pooling and Servicing Agreement with respect to any 3 Columbus Circle Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 3 Columbus Circle Loan Combination, to each holder of the 3 Columbus Circle Mortgage Loan or the 3 Columbus Circle Pari Passu Companion Loans (or the controlling class representative thereof) not included in the Benchmark 2019-B10 securitization (each such holder, a “Benchmark 2019-B10 Non-Controlling Note Holder”), within the same time frame it is required to provide to the 3 Columbus Circle Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the 3 Columbus Circle Controlling Class Representative under the Benchmark 2019-B10 Pooling and Servicing Agreement due to the occurrence of a Benchmark 2019-B10 Control Termination Event or a Benchmark 2019-B10 Consultation Termination Event).

In addition to the consultation rights of each Benchmark 2019-B10 Non-Controlling Note Holder (or its representative), during the continuance of a 3 Columbus Circle Control Appraisal Period, the Benchmark 2019-B10 Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Benchmark 2019-B10 Servicer) with the Note A-1-1 holder (or the Benchmark 2019-B10 Servicer acting on its behalf) at the offices of the Benchmark 2019-B10 Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Benchmark 2019-B10 Servicer, as applicable, in which servicing issues related to the 3 Columbus Circle Loan Combination are discussed.

“3 Columbus Circle Major Decision” means a Major Decision under the Benchmark 2019-B10 Pooling and Servicing Agreement.

“Benchmark 2019-B10 Control Termination Event” will occur when (a) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; or (b) with respect to the 3 Columbus Circle Loan Combination, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates under the other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

“Benchmark 2019-B10 Consultation Termination Event” will occur when (a) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; and (b) with respect to the 3 Columbus Circle Loan Combination, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

Cure Rights

In the event that the  borrower fails to make any payment of principal or interest on the 3 Columbus Circle Loan Combination by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the 3 Columbus Circle Co-Lender Agreement.  The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will be limited to four cures of monetary defaults, no more than three of which may be consecutive, or cures of non-monetary defaults.  The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to 3 Columbus Circle Loan Combination has occurred and is continuing, the holder of the 3 Columbus Circle Subordinate Companion Loans will have the option to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, (b) accrued and unpaid interest on the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the 3 Columbus Circle Loan Combination, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the 3 Columbus Circle Loan Combination to the Benchmark 2019-B10 Asset Representations Reviewer, (g) if (i) the borrower or borrower related party is the purchaser or (ii) if the 3 Columbus Circle Loan Combination is not purchased within 90 days after such option first becomes exercisable pursuant to the 3 Columbus Circle Co-Lender Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the 3 Columbus Circle Co-Lender Agreement.

Special Servicer Appointment Rights

Pursuant to the terms of the 3 Columbus Circle Co-Lender Agreement and the Benchmark 2019-B10 Pooling and Servicing Agreement, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans (prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the 3 Columbus Circle Loan Combination and appoint a replacement special servicer in lieu of such special servicer. The related Non-Serviced Directing Certificateholder (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and prior to the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event), and the applicable certificateholders with the requisite percentage of voting rights (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the 3 Columbus Circle Loan Combination and appoint a replacement special servicer in lieu of such special servicer.

The Benchmark 2019-B10 Pooling and Servicing Agreement may contain provisions such that any Benchmark 2019-B10 Special Servicer could be terminated under the Benchmark 2019-B10 Pooling and Servicing Agreement based on a recommendation by the Benchmark 2019-B10 Operating Advisor if (A) the Benchmark 2019-B10 Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Benchmark 2019-B10 Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Benchmark 2019-B10 Special Servicer would be in the best interest of the holders of securities issued under the Benchmark 2019-B10 Pooling and Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 3 Columbus Circle Controlling Noteholder will retain its right to remove and replace the Benchmark 2019-B10 Special Servicer, but the 3 Columbus Circle Controlling Noteholder may not restore a Benchmark 2019-B10 Special Servicer that has been removed in accordance with the preceding sentence.

The Woodlands Mall Whole Loan

General

The Woodlands Mall Mortgage Loan (3.2%) is part of a split loan structure comprised of ten (10) notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Woodlands Mall Whole Loan (as defined below) is evidenced by: (i) nine senior pari passu promissory notes designated as senior pari passu promissory notes designated as Note A-1-1, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-1-1”), Note A-1-2, having a Cut-off Date Balance of $21,400,000 (the “Woodlands Mall Note A-1-2”), Note A-2, having a Cut-off Date Balance of $50,000,000 (the “Woodlands Mall Note A-2”),  Note A-3, having a Cut-off Date Balance of $40,000,000 (the “Woodlands Mall Note A-3”), Note A-4-1, having a Cut-off Date Balance of $10,000,000 (the “Woodlands Mall Note A-4-1”), Note A-4-2, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-4-2”)Note A-5, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-5”), Note A-6, having a Cut-off Date Balance of $20,000,000 (the “Woodlands Mall Note A-6”  and Note A-7, having a Cut-off Date balance of $16,200,000 (the “Woodlands Mall Note A-7“ and, together with the Woodlands Mall Note A-1-1, Woodlands Mall Note A-1-2, Woodlands Mall Note A-2, Woodlands Mall Note A-3, Woodlands Mall Note A-4, Woodlands Mall Note A-5 and Woodlands Mall Note A-6, the “Woodlands Mall Senior Notes” or the “Woodlands Mall A Notes” and the holders of such Woodlands Mall Senior Notes, the “Woodlands Mall Note A Holders” and each holder, a “Woodlands Mall Note A Holder”) and (iii) one promissory note B with a principal balance as of the Cut-off Date of $177,400,000 that evidences a Subordinate Companion Loan (the “Woodlands Mall Subordinate Companion Loan”), which is subordinate to the Woodlands Mall Senior Notes. The holder of the Woodlands Mall Subordinate Companion Loan is referred to in this prospectus as the “Woodlands Mall Subordinate Companion Loan Holder”. The Woodlands Mall Senior Notes and the Woodlands Mall Subordinate Companion Loan are collectively referred to in this prospectus as the “Woodlands Mall Whole Loan”.

The rights of the holders of the promissory notes evidencing the Woodlands Mall Whole Loan (the “Woodlands Mall Noteholders”) are subject to a Co-Lender Agreement (the “Woodlands Mall Intercreditor Agreement”). The following summaries describe certain provisions of the Woodlands Mall Intercreditor Agreement.

Servicing

The Woodlands Mall Whole Loan will be serviced and administered pursuant to the terms of the Benchmark 2019-B12 PSA entered into in connection with the Benchmark 2019-B12 securitization transaction (the “BMARK 2019-B12 Securitization”) in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” and the Woodlands Mall Intercreditor Agreement. The Non-Serviced Master Servicer or the Non-Serviced Trustee, as applicable, under the Benchmark 2019-B12 PSA will be responsible for making any required servicing advances with respect to the Woodlands Mall Whole Loan, in each case unless the Non-Serviced Master Servicer or the Non-Serviced Trustee, as applicable, or the Non-Serviced Special Servicer under the Benchmark 2019-B12 PSA determines that such an advance would not be recoverable from collections on the Woodlands Mall Whole Loan.

Application of Payments

The Woodlands Mall Intercreditor Agreement sets forth the respective rights of the holders of the Woodlands Mall Senior Notes and the Woodlands Mall Subordinate Companion Loan with respect to distributions of funds received in respect of the Woodlands Mall Whole Loan, and provides, in general, that the Woodlands Mall Subordinate Companion Loan and the respective rights of the holder of the Woodlands Mall Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Subordinate Companion Loan, respectively, will, prior to a Woodlands Mall Sequential Pay Event (as defined below), be junior, subject and subordinate to the

Woodlands Mall Senior Notes and the respective rights of the holders of the Woodlands Mall Senior Notes to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Senior Notes, respectively, as and to the extent set forth in the Woodlands Mall Intercreditor Agreement.

If no Woodlands Mall Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the related Non-Serviced Master Servicer in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the Non-Served Master Servicer or the Non-Serviced Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Woodlands Mall Whole Loan pursuant to the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA;

fourth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Woodlands Mall Whole Loan (a “Woodlands Mall Workout”), the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

fifth, to the extent the Woodlands Mall Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Intercreditor Agreement, to reimburse the Woodlands Mall Subordinate Companion Loan Holder for all such cure payments;

sixth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Woodlands Mall Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

seventh, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced to zero;

eighth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Woodlands Mall Workout, the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Woodlands Mall Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

ninth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Note A Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

tenth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Subordinate Companion Loan Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Subordinate Companion Loan Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2019-B12 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the initial Woodlands Mall Note A Percentage Interest and the initial Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances.

Upon the occurrence and continuance of a Woodlands Mall Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Woodlands Mall Subordinate Companion Loan principal balance at the applicable note interest rate (net of the servicing fee rate);

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

fourth, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Woodlands Mall Whole Loan pursuant to the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA;

fifth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a Woodlands Mall Workout the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be required to be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

sixth, to the extent the Woodlands Mall Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Intercreditor Agreement, to reimburse the Woodlands Mall Subordinate Companion Loan Holder for all such cure payments; and to the Woodlands Mall Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Woodlands Mall Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

seventh, to the Woodlands Mall Subordinate Companion Loan Holder, until the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced to zero;

eighth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest multiplied by (ii) Woodlands Mall Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

ninth, to the Woodlands Mall Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Subordinate Companion Loan Percentage Interest multiplied by (ii) the Woodlands Mall Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Whole Loan or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a Woodlands Mall Workout the principal balance of the Woodlands Mall Subordinate Companion Loan has been reduced, such excess amount will be paid to the Woodlands Mall Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2019-B12 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances.

“Woodlands Mall Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Woodlands Mall Senior Notes, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Subordinate Companion Loan.

“Woodlands Mall Note A Rate” means 4.256%.

“Woodlands Mall Note A Relative Spread” means the ratio of the Woodlands Mall Note A Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Subordinate Companion Loan Rate.

“Woodlands Mall Note A-1-1 Holder” means the holder of Woodlands Mall Note A-1-1.

“Woodlands Mall Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Woodlands Mall Subordinate Companion Loan, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Subordinate Companion Loan.

“Woodlands Mall Subordinate Companion Loan Rate” means 4.256%.

“Woodlands Mall Subordinate Companion Loan Relative Spread” means the ratio of the Woodlands Mall Subordinate Companion Loan Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Subordinate Companion Loan Rate.

“Woodlands Mall Sequential Pay Event” means any event of default under the Woodlands Mall Whole Loan with respect to an obligation to pay money due under the Woodlands Mall Whole Loan, any other event of default for which the Woodlands Mall Whole Loan is actually accelerated or any other event of default which causes the Woodlands Mall Whole Loan to become a specially serviced loan under the Benchmark 2019-B12 PSA, or any bankruptcy or insolvency event that constitutes an event of default under the Woodlands Mall Whole Loan; provided, however, that unless the applicable Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, distributions will be made sequentially beginning on the subsequent distribution date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Woodlands Mall Whole Loan. A Woodlands Mall Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Woodlands Mall Subordinate Companion Loan Holder in accordance with the Woodlands Mall Intercreditor Agreement) and will not be deemed to exist to the extent the Woodlands Mall Subordinate Companion Loan Holder is exercising its cure rights under the Woodlands Mall Intercreditor Agreement or the default that led to the occurrence of such the Woodlands Mall Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Woodlands Mall Intercreditor Agreement, the controlling holder with respect to the Woodlands Mall Whole Loan (the “Woodlands Mall Controlling Noteholder”), as of any date of determination, will be (i) the Woodlands Mall Subordinate Companion Loan Holder, unless a Woodlands Mall Control Appraisal Period (as defined below) has occurred and is continuing, and (ii) if and for so long as a Woodlands Mall Control Appraisal Period has occurred and is continuing, the Woodlands Mall Note A-1-1 Holder; provided, however, that at any time the Woodlands Mall Note A-1-1 Holder is the Woodlands Mall Controlling Noteholder and the Woodlands Mall Note A-1-1 is included in the BMARK 2019-B12 Securitization, references to the “Woodlands Mall Controlling Noteholder” will mean the “controlling class certificateholder” (or its representative) under the Benchmark 2019-B12 PSA or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Woodlands Mall Intercreditor Agreement, as and to the extent provided in the Benchmark 2019-B12 PSA. As of the Closing Date, the rights of the Woodlands Mall Controlling Noteholder will be exercised by the Woodlands Mall Subordinate Companion Loan Holder.

Pursuant to the terms of the Woodlands Mall Intercreditor Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Woodlands Mall Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Woodlands Mall Major Decision (as defined below) has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Woodlands Mall Major Decision (or making a determination not to take action with respect to such Woodlands Mall Major Decision), the Non-Serviced Master Servicer or the Non-Serviced Special Servicer must receive the written consent of the Woodlands Mall Controlling Noteholder (or its representative) before implementing a decision with respect to such Woodlands Mall Major Decision, provided that if the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a Woodlands Mall Major Decision and the Major Decision Reporting Package (as such term is defined in the Woodlands Mall Intercreditor Agreement), then the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer (in the event the Non-Serviced Master Servicer is otherwise authorized by the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) in the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA, is necessary to protect the interests of the Woodlands Mall Noteholders (as a collective whole (taking into account the subordinate nature of the Woodlands Mall Subordinate Companion Loan and the pari passu nature of the Woodlands Mall Senior Notes)), the Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, may take any such action without waiting for the response of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative), provided that the Non-Serviced Special Servicer or the Non-Serviced Master Servicer, as applicable, provides the Woodlands Mall Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Woodlands Mall Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as the case may be, may take actions with respect to the Woodlands Mall Mortgaged Property before obtaining the consent of the Woodlands Mall Controlling Noteholder (or its representative) if the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Woodlands Mall Noteholders, and the applicable servicer has made a reasonable effort to contact the Woodlands Mall Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Woodlands Mall Controlling Noteholder (or its representative) that would require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate provisions of the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA, require or cause the Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, to violate the terms of the Woodlands Mall Whole Loan, or materially expand the scope of the Non-Serviced Master Servicer’s or the Non-Serviced Special Servicer’s responsibilities under the Woodlands Mall Intercreditor Agreement or the Benchmark 2019-B12 PSA.

The Non-Serviced Special Servicer will be required to provide copies to each Woodlands Mall Non-Controlling Note A Holder (as defined below) of any notice, information and report that is required to be provided to the Woodlands Mall Controlling Noteholder pursuant to the Benchmark 2019-B12 PSA with respect to any of the Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame for such notice, information and report is required to be provided to the Woodlands Mall Controlling Noteholder, and the Non-Serviced Special Servicer will be required to consult with each Woodlands Mall Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Woodlands Mall Non-Controlling Note A Holder requests consultation with respect to any such Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Woodlands Mall Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any Woodlands Mall Non-Controlling Note A Holder by the Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Non-Serviced Special Servicer will no longer be obligated to consult with such Woodlands Mall Non-Controlling Note A Holder, whether or not such Woodlands Mall Non-Controlling Note A Holder has responded within such 10 business day period (unless, the Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Woodlands Mall Control Appraisal Period” will exist with respect to the Woodlands Mall Whole Loan, if and for so long as:

(a)  the initial principal balance of the Woodlands Mall Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Woodlands Mall Subordinate Companion Loan after the date of creation of the Woodlands Mall Subordinate Companion Loan, (y) any appraisal reduction amount for the Woodlands Mall Whole Loan that is allocated to the Woodlands Mall Subordinate Companion Loan and (z) any losses realized with respect to the Woodlands Mall Mortgaged Property or the Woodlands Mall Whole Loan that are allocated to the Woodlands Mall Subordinate Companion Loan, is less than

(b)  25% of the remainder of (i) the initial principal balance of the Woodlands Mall Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Woodlands Mall Subordinate Companion Loan Holder on the Woodlands Mall Subordinate Companion Loan, after the date of creation of such Woodlands Mall Subordinate Companion Loan, provided that a Woodlands Mall Control Appraisal Period will terminate upon the occurrence of a cure by the Woodlands Mall Subordinate Companion Loan Holder pursuant to the terms of the Woodlands Mall Intercreditor Agreement.

“Woodlands Mall Noteholder” means any of the Woodlands Mall Note A Holders and the Woodlands Mall Subordinate Companion Loan Holder, as applicable.

“Woodlands Mall Non-Controlling Note A Holder” means each Woodlands Mall Note A Holder other than the Woodlands Mall Controlling Noteholder) whose Woodlands Mall A Note is not included in the BMARK 2019-B12 Securitization; provided that, if a Woodlands Mall A Note is included in a securitization other than with respect to the BMARK 2019-B12 Securitization, “Woodlands Mall Non-Controlling Note A Holder” will mean the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative pursuant to the related pooling and servicing agreement for such securitization; provided, further, that, if at any time a Woodlands Mall Note A Holder is held by (or, at any time a Woodlands Mall Note A Holder’s Woodlands Mall A Note is included in a securitization, the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such Woodlands Mall Non-Controlling Note A Holder with respect to such Woodlands Mall A Note.

“Woodlands Mall Non-Controlling Note A Subordinate Class Representative“ means, with respect to each Woodlands Mall A Note that is included in a securitization other than with respect to the BMARK 2019-B12 Securitization, the holders of the majority of the class of securities issued in the securitization of such Woodlands Mall A Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

For so long as the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, the following paragraph will not have any force or effect.

The Woodlands Mall Subordinate Companion Loan Holder is entitled to avoid a Woodlands Mall Control Appraisal Period caused by application of an appraisal reduction amount upon the satisfaction of certain conditions (within 30 days of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Woodlands Mall Control Appraisal Period has occurred), including delivery to the related Non-Serviced Master Servicer or the Non-Serviced Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Woodlands Mall Intercreditor Agreement, in each case, in an amount which, when added to the appraised value of the Woodlands Mall Mortgaged Property as determined pursuant to the Benchmark 2019-B12 PSA, would cause the applicable Woodlands Mall Control Appraisal Period not to occur.

“Woodlands Mall Major Decision“ means a “Major Decision” under the Benchmark 2019-B12 PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Woodlands Mall Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, the Woodlands Mall Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations set forth in the Woodlands Mall Intercreditor Agreement. Unless the BMARK 2019-B12 Securitization (or, if the BMARK 2019-B12 Securitization no longer holds either or both of a Woodlands Mall Note A and the Woodlands Mall Subordinate Companion Loan, the Woodlands Mall Note A-1-1 Holder) consents to additional cure periods, the Woodlands Mall Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Woodlands Mall Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Woodlands Mall Whole Loan.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Woodlands Mall Whole Loan (including for purposes of (i) whether a “Woodlands Mall Sequential Pay Event” has occurred (ii) accelerating the Woodlands Mall Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Woodlands Mall Mortgaged Property; or (iii) treating the Woodlands Mall Whole Loan as a specially serviced loan).

Notwithstanding the foregoing, for so long as the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, the Woodlands Mall Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Woodlands Mall Whole Loan or a servicing transfer event, the Woodlands Mall Subordinate Companion Loan Holder will have the right, by written notice to the Woodlands Mall Note A Holders (a “Woodlands Mall Purchase Notice”), to purchase in immediately available funds, the Woodlands Mall Senior Notes, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Woodlands Mall Purchase Notice to the then current Woodlands Mall Note A Holders, the Woodlands Mall Note A Holders

will be required to sell (and the Woodlands Mall Subordinate Companion Loan Holder will be required to purchase) the Woodlands Mall Senior Notes at the defaulted mortgage loan purchase price, on a date (the “Woodlands Mall Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Woodlands Mall Purchase Notice. The failure of the requesting purchaser to purchase the Woodlands Mall Senior Notes on the Woodlands Mall Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Woodlands Mall Whole Loan or servicing transfer event that gave rise to such right. The right of the Woodlands Mall Subordinate Companion Loan Holder to purchase the Woodlands Mall Senior Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, the Woodlands Mall Note A Holders are required to give the Woodlands Mall Subordinate Companion Loan Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Woodlands Mall Mortgaged Property is transferred to the Woodlands Mall Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Woodlands Mall Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 business days after the acceleration of the Woodlands Mall Whole Loan, the Woodlands Mall Note A Holders will be required to notify the Woodlands Mall Subordinate Companion Loan Holder of such transfer and the Woodlands Mall Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Woodlands Mall Note A Holders to deliver the Woodlands Mall Purchase Notice to the Woodlands Mall Note A Holders, in which case the Woodlands Mall Subordinate Companion Loan Holder will be obligated to purchase the Woodlands Mall Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

Notwithstanding the foregoing, for so long as the Woodlands Mall Subordinate Companion Loan is an asset of the BMARK 2019-B12 Securitization, such purchase option described above will not have any force or effect.

Sale of Defaulted Loan

Pursuant to the terms of the Woodlands Mall Intercreditor Agreement and the Benchmark 2019-B12 PSA, if the Woodlands Mall Whole Loan becomes a defaulted loan, and if the Non-Serviced Special Servicer determines to sell the Woodlands Mall Whole Loan in accordance with the Benchmark 2019-B12 PSA, then the Non-Serviced Special Servicer may elect to sell the Woodlands Mall Whole Loan subject to the consent (or deemed consent) of the Woodlands Mall Subordinate Companion Loan Holder under the provisions described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Woodlands Mall Intercreditor Agreement and the Benchmark 2019-B12 PSA, the Woodlands Mall Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Woodlands Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the other Woodlands Mall Noteholders.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage

Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, JPMorgan Chase Bank, National Association, and Citi Real Estate Funding Inc. are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction.  Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), each an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to (i) the 30 Hudson Yards Mortgage Loan, the related Whole Loan of which was co-originated by DBNY, Goldman Sachs Bank USA and Wells Fargo Bank, National Association and (ii) the Wind Creek Leased Fee Mortgage Loan, which was originated by Cantor Commercial Real Estate Lending, L.P. and which GACC will acquire on or prior to the Closing Date.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation.  GACC is an affiliate of (i) DBRI, an originator, (ii) DBNY, an originator, a Retaining Party, an initial Risk Retention Consultation Party, and an initial holder of a portion of the VRR Interest, (iii) Deutsche Bank Securities Inc., an underwriter, and (iv) the depositor.  The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. Prior to the date of this prospectus, DBRI purchased for cash from DBNY each of the GACC Mortgage Loans (or, in certain cases, a 100% equity participation in such GACC Mortgage Loan) originated by DBNY, other than the Beverly Hills BMW Mortgage Loan.  It is expected that, prior to pricing of the Offered Certificates, DBRI will purchase for cash from DBNY  a 100% equity participation interest in the Beverly Hills BMW Whole Loan. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans. It is also expected that DBRI will hold certain of the Beverly Hills BMW Companion Loans and Wind Creek Leased Fee Companion Loans after the Closing Date in the ordinary course of business and such Companion Loans will be securitized in one or more future securitization transactions.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Wind Creek Leased Fee Mortgage Loan was originated by Cantor Commercial Real Estate Lending, L.P. and expected to be acquired by DBRI.  DBRI has reunderwritten such mortgage loan in accordance with the procedures described under “—DB Originators’ Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand , and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to being contributed to this securitization.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with JPMorgan and Citigroup, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through August 31, 2019 is approximately $76.99 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and DBNY are each an originator and are affiliated with each other, GACC, Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool“ and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio.  For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originators’ general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Beverly Hills BMW Mortgage Loan (4.1%), the Mortgage Loan has a loan-to-value ratio of 85.0% and a net cash flow debt service coverage ratio of 1.00x in comparison to a loan-to-value ratio of 75.0% and a net cash flow debt service coverage ratio of 1.30x generally provided for in GACC’s underwriting guidelines for retail properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the Mortgaged Property being 100% occupied to a single tenant on a triple net lease basis, (ii) the Mortgage Loan having a loan-to-land value ratio of 59.4% based on the hypothetical land value of $100.2 million, (iii) the tenant, Sonic Automotive, having invested approximately $35.5 million into the construction and redevelopment of the property since 2010 and (iv) the Mortgage Property having an annual base rent of $3.54 per square foot, which is below the appraiser’s market rental rate of $16.00 per square foot.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including July 1, 2016 to and including June 30, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.  Neither GACC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of certain of the GACC Mortgage Loans) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention”.  However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates.  Any such party will have the right to dispose of any such certificates (other than the DBNY VRR Interest) at any time. DBNY or an affiliate will be required to retain the DBNY VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2018, of JPMorgan Chase & Co., the 2018 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2018, JPMCB originated approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on March 22, 2019. The Central Index Key (or CIK) number of JPMCCMSC is 0001013611 and the CIK number of JPMCB is set forth on the cover of this prospectus. With respect to the period from and including July 1, 2016 to and including June 30, 2019, JPMCB does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention”.  However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates.  Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction. CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

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whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

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whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

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whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

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whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

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a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

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whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans  in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”,
“—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental

Report“ and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions.  One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

Compliance with Rule 15Ga-1 under the Exchange Act. Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of June 30, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.  Neither CREFI nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion and (ii) an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates.  Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 9 years ending August 31, 2019, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $111.78 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2019-B13 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA.  The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.  Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934.  Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.  As of December 31,

2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $141 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance.  In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA).  In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders.  Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management.  Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota.  As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust.  The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2018 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function.  An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018.  The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank, N.A., (“Wells Fargo Bank”) in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts.  The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a class wide basis for the 271 RMBS trusts currently at issue.  On May 6, 2019, the court entered an order approving the settlement agreement.  Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization.  However, Wells Fargo Bank or its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA.  For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC and the highest rankings as a special servicer of real estate assets under U.S. CMMBS transactions from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business ranks Midland as “Strong” and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Fitch Ratings, Inc. rates Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed.  Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland.  Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2019, Midland was master and/or primary servicing approximately 37,898 commercial and multifamily mortgage loans with a principal balance of approximately $508 billion.  The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada.  Approximately 10,326 of such loans, with a total principal balance of approximately $193 billion, pertain to commercial and multifamily mortgage-backed securities.  The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of June 30, 2019, Midland was named the special servicer in approximately 349 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $163 billion.  With respect to such transactions as of such date, Midland was administering approximately 107 assets with an outstanding principal balance of approximately $1.0 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMMBS and other servicing transactions since 1992.  The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMMBS and other servicing transactions from 2016 to 2018.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018
Total	$121	$145	$158

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland may enter into one or more arrangements with the Directing Holder, a Controlling Class Certificateholder, any directing certificateholder, any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to a certain interim servicing agreement between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB Mortgage Loans prior to their inclusion in the issuing entity.

Pursuant to a certain interim servicing agreement between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI Mortgage Loans prior to their inclusion in the issuing entity.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity.  In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland is also (i) the master servicer of the Grand Canal Shoppes Whole Loan, which is serviced under the MSC 2019-H7 PSA, (ii) the primary servicer of the 3 Columbus Circle Whole Loan, which is serviced under the Benchmark 2019-B10 PSA, (iii) the master servicer of the Woodlands Mall Whole Loan, which is serviced under the Benchmark 2019-B12 PSA and (iv) expected to be the master servicer and the special servicer of the Northpoint Tower Whole Loan, which is expected to be serviced under the GSMS 2019-GC42 PSA.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting.  Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

The foregoing information regarding Midland under this heading “—The Master Servicer” has been provided by Midland.

The Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), will be appointed as the special servicer, and in such capacity, CWCAM will be responsible for the servicing and administration of the Specially Serviced Mortgage Loans and REO Properties pursuant to the Pooling and Servicing Agreement.  CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services;

●	commercial mortgage note and commercial real estate sale and disposition services; and

●

investing in, managing, surveilling and acting as special servicer for commercial real estate assets including investment grade, non-investment grade and unrated securities issued pursuant to CRE, CMBS and CDO transactions.

CWCAM was organized in June 2005.  CWCAM is a wholly-owned subsidiary of CW Financial Services LLC.  CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the issuing entity.  Accordingly, the assets of CWCAM and its affiliates may, depending on the particular circumstances including the nature and location of such assets, compete with the mortgaged real properties for tenants, purchasers, financing and so forth.  On September 1, 2010, affiliates of certain Fortress Investment Group LLC managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion.  As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion. As of December 31, 2018, CWCAM acted as special servicer with respect to 145 domestic CMBS pools containing approximately 5,010 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $91 billion.  As of March 31, 2019, CWCAM acted as special servicer with respect to 146 domestic CMBS pools containing approximately 5,370 loans secured by properties throughout the United States with a then current unpaid principle balance in excess of $98 billion.  Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the underlying mortgage loans.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States.  As of March 31, 2019, CWCAM had 55 employees responsible for the special servicing of commercial real estate assets.  As of March 31, 2019, within the CMBS pools described in the preceding paragraph, 96 assets were actually in special servicing.  The assets owned, serviced or managed by CWCAM and its affiliates may, depending on the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth.  CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities.  These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower.  Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.  CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual.  Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.  CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans.  On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise.  To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time, CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business.  Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York securing loans held by those trusts.  CWCAM was the special servicer of such property.  The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust.  On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens.  On July 19, 2016, the State Court denied CWCAM’s motion to dismiss.  On July 22, 2016, the action was removed to federal court in Minnesota (“Federal Court”).  On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (“SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss.  On March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court.  Cross motions for judgment on the pleadings were filed by the SDNY Court was unable to decide the case based on the pleadings and the SDNY Court ordered discovery.  All fact discovery was completed in December, 2018 and expert discovery was completed on March 15, 2019.  The parties to the proceeding are engaging in dispositive motion practice.  There can be no assurances as to possible impact on CWCAM of these rulings and the transfer to the SDNY Court.  However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On December 1, 2017, a complaint against CWCAM and others was filed in the United States District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463 (the “Original Complaint”). The gravamen of the Original  Complaint alleged breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are 14 counts pled in the Original Complaint. Of those 14, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. On May 23, 2018, the Original Complaint was dismissed for lack of subject matter jurisdiction.   On June 28, 2018, CWCapital Cobalt Vr Ltd. filed a substantially similar complaint in the Supreme Court of the State of New York, County of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., Index No. 653277/2018 (the “New Complaint”).  The gravamen of the New Complaint is the same as the previous complaint filed in the United State District Court for the Southern District of New York.  In total there are 16 counts pled in the New Complaint. Of those 16 counts, 5 claims were asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment, 1 count seeks a declaratory judgement that the plaintiff has the right to enforce the contracts in question and 1 count seeks an injunction requiring the defendants to recognize the plaintiff as the directing holder for the trusts in question. On January 11, 2019, the plaintiff dismissed with prejudice the declaratory judgment and injunction counts.  The New Complaint and related summons was not served on the defendants until July 13, 2018 and July 16, 2018.  The plaintiff’s motion for a preliminary injunction was denied by the court on July 31, 2018.  On August 3, 2018, the defendants, including CWCAM, filed a motion to dismiss the New Complaint in its entirety. On August 20, 2019, the court entered an order granting defendants’ motion almost in its entirety, dismissing 11 of the 16 counts and partially dismissing 2 additional counts.  Of the remaining counts, 2 are asserted against CWCAM for aiding and abetting breach of fiduciary duty and unjust enrichment.  CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith and the remaining allegations in the New Complaint are without merit.  CWCAM intends to vigorously contest each of the remaining claims.

CWCAM is responsible for assessing compliance with applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission with respect to CWCAM’s assessment of compliance with the applicable servicing criteria as of December 31, 2018, identified a material instance of noncompliance relating to the servicing criterion set forth in 1122(d)(2)(vii) which requires that:

“Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations (A) are mathematically accurate; (B) are prepared within 30 days calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.”

With respect to compliance with 1122(d)(2)(vii)(B), certain bank reconciliations were not prepared within 30 calendar days after the bank statement cut-off date.  CWCAM has implemented corrective procedures, including adding additional personnel reviews and follow up procedures to provide further support to its reconciliation processes.

CWCAM may enter into one or more arrangements with any directing holder, any controlling class certificateholder, any person with the right to appoint or remove and replace CWCAM as the special servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as special servicer under the Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the special servicer.

CWCAM assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with its due diligence for the Mortgage Loans.

CWCAM, nor to CWCAM’s knowledge any affiliate of CWCAM, intends to retain any interest in the transaction.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included:  mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2019, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $197.8 billion issued in 242 transactions.

As of June 30, 2019, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $87.1 billion issued in 99 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does

Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”.  Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by the Rating Agencies and none of the Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity; (c) is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have any derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer.  For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer“ and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●

The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $32,000,000, representing approximately 3.36% of all classes of principal balance certificates and the VRR Interest.  The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●

The Retaining Sponsor is expected to satisfy a portion of its risk retention requirements by transferring $5,437,128.12, representing approximately 17.0% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”), to DBNY, as an MOA of the Retaining Sponsor; and DBNY will acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by JPMCB, which portion will equal $17,235,552, representing approximately 53.9% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); JPMCB originated Mortgage Loans representing approximately 53.9% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; JPMCB will acquire the JPMCB VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●

The Retaining Sponsor is also expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI, which portion will equal $9,327,319.88, representing approximately 29.1% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 29.1% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; CREFI will acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date; and

●

Eightfold Real Estate Capital Fund V, L.P. or its affiliate (the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class G-RR and Class H-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $45,986,563, representing approximately 1.70% of the aggregate fair value of all Classes of Regular Certificates. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

The percentage of all classes of principal balance certificates and the VRR Interest represented by the VRR Interest (which is approximately 3.36%) and the percentage of the aggregate fair value of all Classes of Regular Certificates represented by the HRR Certificates (which is approximately 1.70%) will equal at least 5%, as of the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, JPMCB and CREFI (and their applicable MOAs) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Third-Party Purchaser, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Third-Party Purchaser, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole).  On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage.  In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5.  If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase.  If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions”.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions”.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Fair Value of the HRR Certificates (in $ and %)(2)	Expected Purchase Price(3)
Class G-RR	$9,198,000	$3,396,669 / 0.33% - 0.35%	36.928348%
Class H-RR	$36,788,563	$13,585,409 / 1.31% - 1.40%	36.928348%

(1)

Includes the expected initial Certificate Balance of each class of HRR Certificates that the Retaining Third-Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any class of HRR Certificates.

(2)

The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the certificates) of the HRR Certificates. The fair value of the HRR Certificates is not subject to a range, but is based upon a targeted discount yield, and has been determined as described under ”—Yield-Priced Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other certificates is unknown and has been determined by the Sponsors as described under ”—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)

Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchaser is approximately $16,982,078, excluding accrued interest.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $50,066,189, representing 5% of the aggregate fair value, as of the Closing Date, of all classes of certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as the Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”).  The HRR Certificates will represent Eightfold Fund V’s seventeenth purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 50 CMBS securitizations.  The members of Eightfold’s management team have on average over 28 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eight investment funds with more than $1.7 billion in original committed capital as of June 30, 2019.  Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield.  The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference.  For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve and the Class F, Class X-F, Class G-RR and Class H-RR certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield, and the Sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap-Priced Principal Balance Certificates and the Yield-Priced Certificates (other than the Class X-F certificates) as described below.  CMBS such as the Class X Certificates (other than the Class X-F certificates) (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve.  The Sponsors made their determination of the fair value of the certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable class of certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap-Priced Principal Balance Certificates will be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve.  The Sponsors utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap-Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”.  The Sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the Sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.2470%	1.6810%	2.1150%
3Y	1.1594%	1.5960%	2.0326%
4Y	1.1413%	1.5605%	1.9797%
5Y	1.1495%	1.5500%	1.9505%
6Y	1.1572%	1.5540%	1.9508%
7Y	1.1555%	1.5655%	1.9755%
8Y	1.1616%	1.5828%	2.0040%
9Y	1.1730%	1.6027%	2.0324%
10Y	1.1883%	1.6250%	2.0617%

Based on the swap yield curve, the Sponsors will determine for each Class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination.  The Sponsors determined the credit spread for each Class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus.  The credit spread for a particular Class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.38%	0.42%	0.46%
Class A-2	0.56%	0.60%	0.64%
Class A-SB	0.76%	0.80%	0.84%
Class A-3	0.87%	0.93%	0.99%
Class A-4	0.89%	0.95%	1.01%
Class A-M	1.08%	1.15%	1.22%
Class B	1.27%	1.35%	1.43%
Class C	1.60%	1.70%	1.80%
Class D	2.35%	2.45%	2.55%
Class E	3.25%	3.40%	3.55%

Discount Yield Determination.  The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing.  For an expected range of values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below.  The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.5922%	2.0673%	2.5423%
Class A-2	1.7079%	2.1520%	2.5961%
Class A-SB	1.9180%	2.3727%	2.8273%
Class A-3	2.0538%	2.5484%	3.0430%
Class A-4	2.0768%	2.5728%	3.0688%
Class A-M	2.2682%	2.7749%	3.2815%
Class B	2.4582%	2.9749%	3.4915%
Class C	2.7882%	3.3249%	3.8615%
Class D	3.5382%	4.0749%	4.6115%
Class E	4.4382%	5.0249%	5.6115%

Determination of Class Sizes.  The Sponsors were provided credit support levels for each class of certificates by each Rating Agency.  Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”).  In certain circumstances, the Sponsors may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency.  See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balance for the classes of certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’ Constraining Level.  For each other subordinate class of Principal Balance Certificates, that class’ Certificate Balance was determined by multiplying an amount equal to the Non-VRR Percentage of the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate class’ Constraining Level.

Target Price Determination.  The Sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D and Class E certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates (other than the Class D and Class E certificates) is set forth in the table below.  The Target Prices utilized by the Sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-SB	103.00%
Class A-3	101.00%
Class A-4	103.00%
Class A-M	103.00%
Class B	103.00%
Class C	103.00%(1)

(1)	The Target Price may not be realized with respect to Class C if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon.  The Sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) for each class of Swap-Priced Principal Balance Certificates as follows: (i) with respect to each class of Swap-Priced Principal Balance Certificates (other than the Class D and Class E certificates), based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for such class of certificates, the Sponsors calculated what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price, and (ii) with respect to the Class D and Class E certificates, the Sponsors expect the Assumed Certificate Coupon to be a fixed rate of 3.000% per annum.  The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as described above is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupons	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	1.613%	2.093%	2.572%
Class A-2	2.372%	2.823%	3.274%
Class A-SB	2.359%	2.819%	3.280%
Class A-3	2.168%	2.663%	3.157%
Class A-4	2.413%	2.915%	3.416%
Class A-M	2.604%	3.116%	3.627%
Class B	2.796%	3.318%	3.839%
Class C	3.130%	3.671%	4.140%(1)
Class D	3.000%(2)	3.000%(2)	3.000%(2)
Class E	3.000%(2)	3.000%(2)	3.000%(2)

(1)    Expected to accrue interest at the WAC Rate.

(2)    Expected to accrue interest at a fixed rate of 3.000% per annum.

Determination of Swap-Priced Expected Price.  Based on interest payments using the Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related WAC Rate.  The Sponsors determined the Swap-Priced Expected Price for each Class of Swap-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield.  The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan Documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”.  On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve.  The Sponsors utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”.  The Sponsors identified the range presented in the table below at each maturity on the treasury yield, which represents the Sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.3080%	1.6880%	2.0680%
10Y	1.3300%	1.7400%	2.1500%

Based on the treasury yield curve, the Sponsors determined for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination.  The Sponsors determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values.  The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.20%	1.30%	1.40%
Class X-B	1.20%	1.30%	1.40%
Class X-D	1.85%	2.00%	2.15%

Discount Yield Determination.  The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent).  For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below.  The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.5193%	3.0147%	3.5101%
Class X-B	2.5280%	3.0352%	3.5425%
Class X-D	3.1781%	3.7356%	4.2930%

Determination of Scheduled Certificate Interest Payments.  Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Sponsors determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price.  Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield.  The Sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario.  Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics.  The Yield-Priced Certificates include each of the Class F and Class X-F certificates and each Class of HRR Certificates expected to be acquired by the Retaining Third-Party Purchaser, and the inputs for the valuation of each such class of certificates were derived from the bid that the Retaining Third-Party Purchaser made to acquire such classes of certificates.  The range of values were derived from variances in the inputs estimated by the Sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics.  Various factors may have influenced each Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that the Retaining Third-Party Purchaser wishes to achieve.  In addition, the Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-share or other strategic business considerations.  The Discount Yield for each of the Class F and Class X-F certificates is 10.000% and for each class of the HRR Certificates is approximately 17.966%.

Determination of Class Size.  The Sponsors determined the Certificate Balance of each Class of HRR Certificates in the same manner described in “—Swap-Priced Principal Balance Certificates— Determination of Class Sizes” above.

Weighted Average Life.  On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of HRR Certificates.

Determination of Yield-Priced Expected Price.  Based on the interest payments using the Assumed Certificate Coupon assumed to be equal to the related WAC Rate for each class of the Yield-Priced Certificates (or, in the case of the Class F and Class X-F certificates, the Assumed Certificate Coupon for such classes of certificates in the aggregate is assumed to be equal to the related WAC Rate), the Discount Yield and the Scheduled Certificate Principal Payments (as applicable) for each of the Class F and Class X-F certificates and for each Class of HRR Certificates, the Sponsors determined the price (the “Yield-Priced Expected Price” and, together with the Swap-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance or Notional Amount of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.  The Sponsors determined the Yield-Priced Expected Price for each of the Class F and Class X-F certificates and for each Class of HRR Certificates based on the low estimate and high estimate of Discount Yields.  The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of each Class of HRR Certificates will correspond to the high range of the estimate of potential Discount Yields and correspondingly, the high range of fair market values of each of the Class F and Class X-F certificates and each Class of HRR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Sponsors determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest).  For the “Base Case Fair Value”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates.  For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Sponsors determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.  For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

The Sponsors determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all Classes of Regular Certificates, (ii) multiplying such aggregate fair value by the VRR Allocation Percentage, and (iii) based on the assumption that the restrictions on liquidity (as described under
“—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Sponsors determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$14,590,903	$14,590,850	$14,590,736
Class A-2	$107,718,880	$107,718,023	$107,720,473
Class A-SB	$27,726,302	$27,724,846	$27,726,467
Class A-3(1)	$250,467,957	$250,471,873	$250,472,954
Class A-4(1)	$257,188,916	$257,187,538	$257,181,530
Class X-A(1)	$37,486,978	$64,708,002	$93,148,867
Class X-B	$629,511	$3,682,196	$7,546,174
Class X-D	$3,964,906	$4,065,075	$4,169,035
Class X-F	$1,514,965	$1,514,965	$1,514,965
Class A-M	$78,146,889	$78,148,996	$78,150,032
Class B	$40,257,320	$40,257,588	$40,257,376
Class C	$44,373,573	$44,995,025	$44,997,128
Class D	$23,088,758	$24,150,576	$25,269,568
Class E	$17,557,245	$18,429,511	$19,352,880
Class F	$13,028,523	$13,028,523	$13,028,523
Class G-RR	$3,396,669	$3,396,669	$3,396,669
Class H-RR	$13,585,409	$13,585,409	$13,585,409
VRR Interest	$32,522,290	$33,668,107	$34,866,851

(1)

The range of estimated fair values set forth in the table above with respect to the Class A-3 certificates, the Class A-4 certificates and the Class X-A certificates is based on the Class A-3 certificates having an initial Certificate Balance of $248,000,000, and the Class A-4 certificates having an initial Certificate Balance of $249,705,000. However, the exact initial Certificate Balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. The initial Certificate Balance of the Class A-3 certificates is expected to be within a range of $100,000,000 and $248,000,000, and the initial Certificate Balance of the Class A-4 certificates is expected to be within a range of $249,705,000 and $397,705,000. The estimated fair value for the Class X-A certificates will depend on the final pricing of the Class A-3 certificates and the Class A-4 certificates. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 certificates is expected to be approximately $497,705,000, subject to a variance of plus or minus 5%. Alternatively, assuming that the Class A-3 certificates have an initial Certificate Balance of

$100,000,000, and the Class A-4 certificates have an initial Certificate Balance of $397,705,000, the estimated fair values for the Class A-3 certificates, the Class A-4 certificates and the Class X-A certificates will instead be as set forth in the following table:
Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-3	$100,995,982	$100,999,064	$100,992,406
Class A-4	$409,621,101	$409,608,645	$409,623,634
Class X-A	$34,433,764	$61,663,136	$90,088,096

The estimated range of fair value for all Classes of Regular Certificates is approximately $967,245,995 to $1,036,975,637, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Parties nor their respective affiliates intend to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC and CREFI will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex D-3, respectively, and JPMCB will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

Description of the Certificates

General

The Benchmark 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-B13 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class  X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F
“Senior Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-F
“Regular Certificates”	Senior Certificates, Subordinate Certificates and VRR Interest
“Residual Certificates”	Class R
“Non-VRR Certificates”	All certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date);

(2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans  it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates and the VRR Interest will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$14,591,000
A-2	$104,583,000
A-SB	$26,919,000
A-3	(2)
A-4	(2)
X-A	$719,675,000
A-M	$75,877,000
B	$39,087,000
C	$43,687,000

Non-Offered Certificates
X-B	$82,774,000
X-D	$48,285,000
X-F	$22,992,000
D	$26,441,000
E	$21,844,000
F	$22,992,000
G-RR	$9,198,000
H-RR	$36,788,563
R	N/A
VRR Interest(3)	$32,000,000

(1)	The Certificate Balance or Notional Amount, as applicable, of each Class of Regular Certificates is subject to change as described in footnote (3) below.

(2)

The exact initial Certificate Balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial Certificate Balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 certificates is expected to be approximately $497,705,000, subject to a variance of plus or minus 5%.

Class of Certificates	Expected Range of Initial Certificate Balance
Class A-3	$100,000,000 - $248,000,000
Class A-4	$249,705,000 - $397,705,000

(3)

The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5.  If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest.  If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest.  For a further description, see “Credit Risk Retention”.

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $719,675,000.  The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $82,774,000.  The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates.  The initial Notional Amount of the Class X-D certificates will be approximately $48,285,000.  The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates.  The initial Notional Amount of the Class X-F certificates will be approximately $22,992,000.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in November 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.     to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.     then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.     then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.     then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.     then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.     then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each Class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance.  The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Certificates is (or will be) reduced to zero.  None of the Class X Certificates will be entitled to any distribution of principal.  If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred):  (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down.  If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to %.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately % per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or

Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately % per annum.  The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate“) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date).  Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class B or Class C certificates, respectively.  The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately % per annum.  The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date).  Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively.  The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately % per annum.  The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date.  Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates.  The applicable Class X-F Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for

any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage

Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections and Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the master servicer that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections and Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner:  (a) to the holders of the Class A-1 through Class E certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class H-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)   second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)   third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class E certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	January 2024
Class A-2	September 2024
Class A-SB	June 2029
Class A-3	July 2029 - August 2029(1)
Class A-4	October 2029
Class X-A	October 2029
Class A-M	October 2029
Class B	October 2029
Class C	October 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $100,000,000 to $248,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2057. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)           the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)           the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such

Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each Class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See
“—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.  VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest.  See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses and VRR Realized Losses are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2020, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.

●

Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer

(with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by JPMCB (such party, the “VRR-B Risk Retention Consultation Party”) and (iii) the party selected by CREFI (such party, the “VRR-C Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the VRR-A Risk Retention Consultation Party), JPMCB (in the case of the VRR-B Risk Retention Consultation Party) or CREFI (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan.  For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties.  The initial Risk Retention Consultation Parties with respect to the mortgage pool are expected to be DBNY, JPMCB and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan

Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating

Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

o	any Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o

any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any accountants’ attestation reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B, Class X-D and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under
“—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”,

“—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions

govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Each class of HRR Certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA.  Any request for release of any HRR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or

Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:  Corporate Trust Administration Group – BMARK 2019-B13

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2019-B13 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)      (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)     the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)    an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)    (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)     (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)    the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)   the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)   (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)    the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)     copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)    if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)   if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)  if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lock-box accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)  originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)   the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)  the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)   with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)  with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)   the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)    the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)   with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)      the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)   any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)   any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)    any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)   any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   any related mezzanine intercreditor agreement;

(xviii)  all related environmental reports;

(xix)   all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)    copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)   cure such Material Defect in all material respects, at its own expense,

(2)   repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment.  In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA.  Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO

Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).  For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and
“—Servicing of the Non-Serviced Mortgage Loans” below.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions and Special Servicer Non-Major Decisions (in each case, other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination.  Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances“ below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”).  Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).  Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties.  Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Regular Certificates and (ii) VRR Available Funds to the holders of the VRR Interest, as described under “Description of the Certificates—Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution

Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account.  In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date.  If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

 “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Cleveland, Ohio, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota, Columbia, Maryland or Bethesda, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)            to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)            to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)           to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)           to pay itself any Net Prepayment Interest Excess;

(v)           to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)           to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)          to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)         to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)           to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)           to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)           to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)          to recoup any amounts deposited in the Collection Account in error;

(xiii)         to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)         to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)          to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)         to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)        to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)       to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)         to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable

Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees

Master Servicing Fee/master servicer

The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

		Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Special Servicing Fee/special servicer

The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.

Monthly

First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Additional Servicing Compensation/master servicer and/or special servicer

All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, processing fees, demand fees, beneficiary statement charges and/or other similar items.(1)

		From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Type/Recipient	Amount	Frequency	Source of Payment
Certificate Administrator/Trustee Fee/certificate administrator/trustee

The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Fee/operating advisor

The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.

		Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Consulting Fee/operating advisor

A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.

		From time to time	Paid by related borrower.

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time

Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

Type/Recipient	Amount	Frequency	Source of Payment
CREFC® Intellectual Property Royalty License Fee

Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.

		Monthly	Payment of interest on the related Mortgage Loan.

Expenses

Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time

Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time

Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed

First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.

Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer

Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.

		From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time

First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)    Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee“ will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee

Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable, with a minimum monthly fee of $3,500.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

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the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

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the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

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a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

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with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

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with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

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the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

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a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

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if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

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50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees or processing fees on Specially Serviced Loans,

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50% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

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100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

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Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class  A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00788% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.00195% with respect to each such Mortgage Loan (other than the Sunset North, Rivertowne Commons, 900 & 990 Stewart Avenue, City Hyde Park, Wind Creek Leased Fee and Beverly Hills BMW Mortgage Loans), (ii) 0.00328% with respect to the Sunset North Mortgage Loan, (iii) 0.00417% with respect to the Rivertowne Commons Mortgage Loan, (iv) 0.00417% with respect to the 900 & 990 Stewart Avenue Mortgage Loan, (v) 0.00639% with respect to the City Hyde Park Mortgage Loan, (vi) 0.00880% with respect to the Wind Creek Leased Fee Mortgage Loan, and (vii) 0.01134% with respect to the Beverly Hills BMW Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $16,000 multiplied by the number of Subject Loans, plus (ii) $600 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,100 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,100 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)            the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)            the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)           the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)           the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)           a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related

Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of:

(i)  the sum of:

●

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

●

to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession (or that is obtainable at no additional expense) that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan“ means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, and third, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will send the appraisal to the master servicer and, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans“ and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)            the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)            if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)           the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)           except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder“ and “—The Operating Advisor” below);

(v)           to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)           any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, and after consultation with the Risk Retention Consultation Parties and the Operating Advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify each other in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention

Consultation Parties (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)  such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)  such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Parties, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision or Special Servicer Non-Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)  waivers regarding receipt of financial statements (other than immaterial timing waivers); and

(b)  decisions regarding whether or not to cure a ground lease.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision or Special Servicer Non-Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession or reasonably available to the master servicer that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder“ and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than

$35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments“ above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2021) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2021 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2019 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)            either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)            any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)           the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)           the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)           the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)           the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)          a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or special servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)         the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●

the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report.  If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report.  For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval.  The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans.  See “—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise.  The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property.  Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property.  The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property.  To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable.  On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the applicable Risk Retention Consultation Party in accordance with the PSA, in each case, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan.  “Defaulted Loan“ means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment (taking into account any extensions to such 60-day period as provided in the provisos to clause (a) of the definition of “Specially Serviced Loan”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan.  The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA.  See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be:

with respect to each Serviced Mortgage Loan, the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that:

(1)  absent that selection, or

(2)  until a Directing Holder is so selected, or

(3)  upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Eightfold Real Estate Capital Fund V, L.P., or its affiliate.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F, Class G-RR or Class H-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan.  Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder.  Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust.  The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override“ below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below,  prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)  (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a

Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)  (i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)  any determination of an Acceptable Insurance Default;

(d)  any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)  any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)  requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)  any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)   releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)  any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m) any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents; and

(n)  consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision“ means any Major Decision under clauses (a)(iii)(A), (a)(iii)(B), (b)(i), (c) and (d) of the definition of “Major Decision”.

“Special Servicer Major Decision“ means any Major Decision under clauses (a)(i), (a)(ii), (a)(iii)(C), (b)(ii) and (e) through (n) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports.  See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under

“—Replacement of Special Servicer Without Cause“ and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Directing Holder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan).  The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement.  In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”.  See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions.  See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)  reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)  reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)  promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)  preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)  after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)  if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)  if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●

to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●

to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)     that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)   that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, any Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)   that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)   that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate“ or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information”  means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, each Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such

Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website.  The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, each Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 95 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 12 of such 95 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between July 1, 2014 and June 30, 2019 was approximately 17.740%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 6.662%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 11.111% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.790%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent approximately 24.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s Investors Service, Inc., Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., Kroll Bond Rating Agency, Inc., Morningstar Credit

Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)      any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)  may act solely in the interests of the holders of the VRR Interest;

(3)  does not have any liability or duties to the holders of any class of certificates;

(4)  may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)  will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Trust Directing Holder so long as, among other things, the Trust Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event that relates to any Mortgage Loan, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer“ is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)  with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)   the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)  KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer,

(2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, (3) in the case of the special servicer, the VRR-A Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled.  If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event“ section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than
66-/3% of the aggregate Voting Rights (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event) within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, the Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA.  An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.  Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder“ or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request“ will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading
“—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

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Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

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Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2019-B13 mortgage pool, if necessary).

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Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

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The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

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Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

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The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the

Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

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Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

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The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

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The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under
“—Sale of Defaulted Loans and REO Properties”.

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Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

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The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

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The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

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While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

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The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2019-B13 mortgage pool, if necessary).

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The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

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With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

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Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

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The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Osborn Triangle Mortgage Loan

The Osborn Triangle Mortgage Loan is being serviced pursuant to the JPMCC 2019-OSB TSA. The servicing terms of the JPMCC 2019-OSB TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the JPMCC 2019-OSB TSA earns a servicing fee with respect to the Osborn Triangle Mortgage Loan that is to be calculated at 0.00125% per annum.

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Upon the Osborn Triangle Whole Loan becoming a specially serviced loan under the JPMCC 2019-OSB TSA, the related Non-Serviced Special Servicer under the JPMCC 2019-OSB TSA will earn a special servicing fee payable monthly with respect to the Osborn Triangle Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Osborn Triangle Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

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The related Non-Serviced Special Servicer under the JPMCC 2019-OSB TSA will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Osborn Triangle Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The related Non-Serviced Special Servicer under the JPMCC 2019-OSB TSA will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Osborn Triangle Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

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The JPMCC 2019-OSB TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2019-OSB TSA.

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The JPMCC 2019-OSB TSA does not require the related Non-Serviced Master Servicer under the JPMCC 2019-OSB TSA to make the equivalent of compensating interest payments in respect of the Osborn Triangle Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Osborn Triangle Whole Loan”.

Servicing of the Grand Canal Shoppes

The Grand Canal Shoppes Mortgage Loan is being serviced pursuant to the MSC 2019-H7 PSA. The servicing terms of the MSC 2019-H7 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MSC 2019-H7 PSA earns a servicing fee with respect to the Grand Canal Shoppes Mortgage Loan equal to 0.00250% per annum.

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Upon the Grand Canal Shoppes Mortgage Loan becoming a specially serviced loan under the MSC 2019-H7 PSA, the related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500.

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The related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

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The related Non-Serviced Special Servicer under the MSC 2019-H7 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the MSC 2019-H7 PSA, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Grand Canal Shoppes Whole Loan”.

Servicing of the 30 Hudson Yards Whole Loan

The 30 Hudson Yards Mortgage Loan is being serviced pursuant to the Hudson Yards 2019-30HY TSA. The servicing terms of the Hudson Yards 2019-30HY TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under
“—General” and the following:

●	The related Non-Serviced Master Servicer under the Hudson Yards 2019-30HY TSA earns a servicing fee with respect to the 30 Hudson Yards Mortgage Loan equal to 0.00125% per annum.

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Upon the 30 Hudson Yards Mortgage Loan becoming a specially serviced loan under the Hudson Yards 2019-30HY TSA, the related Non-Serviced Special Servicer under the Hudson Yards 2019-30HY TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.125% per annum.

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The related Non-Serviced Special Servicer under the Hudson Yards 2019-30HY TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.250% subject to an aggregate cap of $1,000,000.

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The related Non-Serviced Special Servicer under the Hudson Yards 2019-30HY TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.250% subject to an aggregate cap of $1,000,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—30 Hudson Yards Whole Loan”.

Servicing of the 3 Columbus Circle

The 3 Columbus Circle Mortgage Loan is being serviced pursuant to the Benchmark 2019-B10 PSA. The servicing terms of the Benchmark 2019-B10 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the Benchmark 2019-B10 PSA earns a servicing fee with respect to the 3 Columbus Circle Mortgage Loan equal to 0.00250% per annum.

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Upon the 3 Columbus Circle Mortgage Loan becoming a specially serviced loan under the Benchmark 2019-B10 PSA, the related Non-Serviced Special Servicer under the Benchmark 2019-B10 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500.

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The related Non-Serviced Special Servicer under the Benchmark 2019-B10 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

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The related Non-Serviced Special Servicer under the Benchmark 2019-B10 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the Benchmark 2019-B10 PSA, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—3 Columbus Circle Whole Loan”.

Servicing of the Woodlands Mall Whole Loan

The Woodlands Mall Mortgage Loan is being serviced pursuant to the Benchmark 2019-B12 PSA. The servicing terms of the Benchmark 2019-B12 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the Benchmark 2019-B12 PSA earns a servicing fee with respect to the Woodlands Mall Mortgage Loan equal to 0.00125% per annum.

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Upon the Woodlands Mall Mortgage Loan becoming a specially serviced loan under the Benchmark 2019-B12 PSA, the related Non-Serviced Special Servicer under the Benchmark 2019-B12 PSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500.

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The related Non-Serviced Special Servicer under the Benchmark 2019-B12 PSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

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The related Non-Serviced Special Servicer under the Benchmark 2019-B12 PSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the Benchmark 2019-B12 PSA, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Woodlands Mall Whole Loan”.

Servicing of the Northpoint Tower Whole Loan

The Northpoint Tower Mortgage Loan is expected to be serviced pursuant to the GSMS 2019-GC42 PSA. The servicing terms of the GSMS 2019-GC42 PSA are expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements are expected to differ in certain respects, including as set forth above under “—General” and the following:

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The related Non-Serviced Master Servicer under the GSMS 2019-GC42 PSA is expected to earn a servicing fee with respect to the Northpoint Tower Mortgage Loan equal to 0.00125% per annum (exclusive of the primary servicing fee, which accrued at a rate of 0.01000% per annum).

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Upon the Northpoint Tower Mortgage Loan becoming a specially serviced loan under the GSMS 2019-GC42 PSA, the related Non-Serviced Special Servicer under the GSMS 2019-GC42 PSA is expected to earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum, provided that if the special servicing fee would be less than $3,500, then the special servicing fee rate will be such higher rate as would result in a special servicing fee of $3,500.

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The related Non-Serviced Special Servicer under the GSMS 2019-GC42 PSA will be expected to be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

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The related Non-Serviced Special Servicer under the GSMS 2019-GC42 PSA will be expected to be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the GSMS 2019-GC42 PSA, no liquidation fee will be less than $25,000.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation“ means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

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the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

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a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than

30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC that would be a claim against the issuing entity or either Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)   to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any

Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)   to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)  to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Nine (9) Mortgaged Properties (23.8%) are located in New York.  Mortgage loans in New York are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is usually accomplished in judicial proceedings.  After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action.  The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale.  Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction.  There is no right of redemption after the foreclosure of sale.  In certain circumstances, deficiency judgments may be obtained.  Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Four (4) Mortgaged Properties (11.8%) are located in Pennsylvania. Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate.  Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings.  Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers.  Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction.  The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage.  After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor.  There is no right of redemption after foreclosure sale in Pennsylvania.  In certain circumstances, deficiency judgments may be obtained.  The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

Five (5) Mortgaged Properties (11.0%) are located in California.  Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt.  A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”.  Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness.  Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, DBRI, an originator, and DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest.

DBRI or an affiliate currently holds one or more Wind Creek Leased Fee Companion Loans, Beverly Hills BMW Companion Loans and Woodlands Mall Companion Loans, which are expected to be securitized in one or more future commercial mortgage securitization transactions.

JPMCB or an affiliate currently holds one or more of each of the Sunset North Companion Loans, the Osborn Triangle Companion Loans, the Grand Canal Shoppes Companion Loan, the 900 & 900 Stewart Avenue Companion Loan and the City Hyde Park Companion Loans.

CREFI or an affiliate currently holds the Rivertowne Commons Companion Loan, which is expected to be securitized in a more future commercial mortgage securitization transaction.

Pursuant to certain interim servicing agreements between CREFI or certain of its affiliates and Midland, Midland acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, including, prior to their inclusion in the issuing entity (or, in the case of a CREFI Mortgage Loan that is part of a Non-Serviced Whole Loan, prior to the inclusion of the related Companion Loan in the related Non-Serviced Securitization Trust), 14 of the CREFI Mortgage Loans (26.5%) with an aggregate principal balance of approximately $252,403,984.60 as of the Cut-off Date.

Wells Fargo Bank, National Association acts as interim custodian on behalf of CREFI of the loan documents with respect to all Mortgage Loans to be contributed to this securitization by CREFI, provided that the Mortgage File with respect to any CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan is in the custody of the related Non-Serviced Custodian.

Pursuant to certain interim servicing agreements between JPMCB and/or certain of its affiliates, on the one hand, and Midland on the other hand, Midland acts as interim servicer with respect to all the Mortgage Loans to be contributed to this securitization by JPMCB, except with respect to the 3 Columbus Circle Whole Loan, with respect to which KeyBank, National Association acts as interim service pursuant to a certain interim servicing agreement between JPMCB and/or certain of its affiliates and KeyBank, National Association.

Wells Fargo Bank, National Association acts as interim custodian with respect to all the JPMCB Mortgage Loans, except for the related Mortgage File with respect to any JPMCB Mortgage Loan that is a Non-Serviced Mortgage Loan.

Midland is also (i) the master servicer of the Grand Canal Shoppes Whole Loan, which is serviced under the MSC 2019-H7 PSA, (ii) the primary servicer of the 3 Columbus Circle Whole Loan, which is serviced under the Benchmark 2019-B10 PSA, (iii) the master servicer of the Woodlands Mall Whole Loan, which is serviced under the Benchmark 2019-B12 PSA and (iv) expected to be the master servicer and the special servicer of the Northpoint Tower Whole Loan, which is expected to be serviced under the GSMS 2019-GC42 PSA.

CWCapital, or an affiliate, assisted Eightfold Real Estate Capital Fund V, L.P., or its affiliate, with due diligence regarding the Mortgage Loans.

Wells Fargo Bank, National Association, the certificate administrator, custodian and trustee, is also (i) the certificate administrator, custodian and trustee under the JPMCC 2019-OSB TSA with respect to the Osborn Triangle Whole Loan, (ii) the certificate administrator, custodian and trustee under the MSC 2019-H7 PSA with respect to the Grand Canal Shoppes Whole Loan, (iii) the certificate administrator and custodian under the Hudson Yards 2019-30HY TSA with respect to the 30 Hudson Yards Whole Loan, (iv) the certificate administrator, custodian and trustee under the Benchmark 2019-B10 PSA with respect to the 3 Columbus Circle Whole Loan, and (v) expected to be certificate administrator, custodian and trustee under the GSMS 2019-GC42 PSA which is expected to service the Northpoint Tower Whole Loan.

Park Bridge Lender Services LLC, the operating advisor and asset representations reviewer, is also (i) the operating advisor under the JPMCC 2019-OSB TSA pursuant to which the Osborn Triangle Whole Loan is serviced and (ii) expected to be the operating advisor and asset representations reviewer under the GSMS 2019-GC42 PSA pursuant to which the Northpoint Tower Whole Loan is expected to be serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,
“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Senior Principal Balance Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Senior Principal Balance Certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.  Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$ 719,675,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 82,774,000	Class B, Class C
Class X-D	$ 48,285,000	Class D, Class E
Class X-F	$ 22,992,000	Class F

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$ 719,675,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 82,774,000	Class B, Class C
Class X-D	$ 48,285,000	Class D, Class E
Class X-F	$ 22,992,000	Class F

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate“ or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●

Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans (other than interest accruing from the day after the last interest accrual period through and including the related maturity date, in the case of the Sky East and 738 East 6th Street mortgage loans) will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in November 2019;

●

the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;

●

the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●

any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan (pursuant to the related Intercreditor Agreement);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on October 17, 2019;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	83%	83%	83%	83%	83%
October 2021	62%	62%	62%	62%	62%
October 2022	36%	34%	31%	27%	0%
October 2023	7%	0%	0%	0%	0%
October 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.40	2.29	2.23	2.20	2.16

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	93%
October 2023	100%	97%	94%	90%	81%
October 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.81	4.76	4.71	4.64	4.42

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	99%	99%	99%	99%	99%
October 2025	79%	79%	79%	79%	79%
October 2026	59%	59%	59%	59%	59%
October 2027	37%	37%	37%	37%	37%
October 2028	15%	15%	15%	15%	15%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.41	7.41	7.41	7.41	7.41

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Minimum Initial Certificate Balance ($100,000,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.58	9.52	9.45	9.37	9.17

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Maximum Initial Certificate Balance ($248,000,000)(1)
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.71	9.66	9.61	9.55	9.34

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.

(2)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Minimum Initial Certificate Balance ($249,705,000)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.90	9.89	9.88	9.84	9.62

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the weighted average lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Maximum Initial Certificate Balance ($397,705,000)(1)
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(2)	9.86	9.84	9.82	9.78	9.56

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the weighted average lives may be different than those shown above.

(2)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.97	9.94	9.91	9.66

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.99	9.99	9.96	9.70

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027	100%	100%	100%	100%	100%
October 2028	100%	100%	100%	100%	100%
October 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.99	9.99	9.99	9.74

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from October 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR certificates and the VRR Upper-Tier REMIC regular interest (the “VRR Upper-Tier REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the

REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. It is expected that each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered

Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, seven of the Mortgaged Properties (15.0%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under legislation enacted on December 22, 2017 and commonly referred to as the “Tax Cuts and Jobs Act” (the “Tax Cuts and Jobs Act”), Regular Interest Holders that use the accrual method of accounting and file “applicable financial statements,” may be required to accrue amounts of OID, yield maintenance charges and other amounts (but not market discount) no later than the year they include such amounts as revenue on such applicable financial statements. However, recent proposed Treasury regulations exclude from the application of this rule any item of income for which a taxpayer uses a special method of accounting, including, among other things, income subject to OID timing rules. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class, it is anticipated that the Class             certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—

Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class             certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID

Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class             certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A 1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D and Class E certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a representative’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the

Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the residual interest holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$	$
Class A-2	$	$
Class A-SB	$	$
Class A-3	$	$
Class A-4	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Drexel Hamilton, LLC
Class A-1	$
Class A-2	$
Class A-SB	$
Class A-3	$
Class A-4	$
Class X-A	$
Class A-M	$
Class B	$
Class C	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately         % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from October 1, 2019, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $         , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, an affiliate of one of the sponsors and an affiliate of two of the originators. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226943) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an

Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

With respect to the Grand Canal Shoppes Mortgage Loan (5.3%), a group of certain Dutch pension plans, including Stichting Pensioenfonds ABP, collectively own approximately 24.5% of indirect equity in the borrowers. Persons who have an ongoing relationship with Stichting Pensioenfonds ABP or Dutch pension funds should consult with counsel regarding whether such relationship would affect their ability to purchase and hold any Offered Certificates.

With respect to the 30 Hudson Yards Mortgage Loan (4.2%), Arizona State Retirement System has a 49.01% indirect equity interest in the borrower. Persons who have an ongoing relationship with Arizona State Retirement System should consult with counsel regarding whether such relationship would affect their ability to purchase and hold any Offered Certificates.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the Trust, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, (the “Transaction Parties”) or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in August 2057. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments,

(e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

17g-5 Information Provider	310
1986 Act	460
1996 Act	441
2015 Budget Act	468
3 Columbus Circle Co-Lender Agreement	214
3 Columbus Circle Control Appraisal Period	214
3 Columbus Circle Controlling Noteholder	218
3 Columbus Circle Loan Combination	214
3 Columbus Circle Major Decision	220
3 Columbus Circle Pari Passu Companion Loans	214
3 Columbus Circle Sequential Pay Event	215
3 Columbus Circle Subordinate Companion Loan	214
30 Hudson Yards Companion Loans	205
30 Hudson Yards Directing Certificateholder	212
30 Hudson Yards Intercreditor Agreement	206
30 Hudson Yards Mortgage Loan	205
30 Hudson Yards Non-Standalone Pari Passu Companion Loans	205
30 Hudson Yards Noteholders	206
30 Hudson Yards Pari Passu Companion Loans	205
30 Hudson Yards Servicer	206
30 Hudson Yards Special Servicer	206
30 Hudson Yards Standalone Companion Loans	205
30 Hudson Yards Standalone Pari Passu Companion Loans	205
30 Hudson Yards Subordinate Companion Loans	205
30 Hudson Yards Triggering Event of Default	206
30 Hudson Yards Trustee	206
30 Hudson Yards Whole Loan	205
401(c) Regulations	478
421(a) Post Construction Benefits	165
421(a) Tax Reserve	165
AB Modified Loan	354
AB Whole Loan	182
Acceptable Insurance Default	358
Accrued AB Loan Interest	294
Acquired Parcel	172
Acting General Counsel’s Letter	122
Actual/360 basis	28
Actual/360 Basis	167
Actual/360 Loans	334
ADA	443
Administrative Cost Rate	290
ADR	126
Advances	330
Affirmative Asset Review Vote	391
Agency Lease	164
Aggregate Available Funds	284
Aggregate Principal Distribution Amount	290
Allocated Loan Amount	126
Annual Debt Service	126
AOD	149
Appraisal Reduction Amount	351
Appraisal Reduction Event	350
Appraised Value	126
Appraised-Out Class	355
Approved Exchange	16
ASR Consultation Process	368
Assessment of Compliance	423
Asset Representations Reviewer Asset Review Fee	349
Asset Representations Reviewer Fee Cap	349
Asset Representations Reviewer Termination Event	396
Asset Review	393
Asset Review Notice	392
Asset Review Quorum	392
Asset Review Report	394
Asset Review Report Summary	394
Asset Review Standard	393
Asset Review Trigger	390
Asset Review Vote Election	391
Asset Status Report	366
Association	150
Assumed Certificate Coupon	274
Assumed Final Distribution Date	296
Assumed Scheduled Payment	291
Attestation Report	423
AULs	145
Available Funds	285
Balloon Balance	127
Balloon LTV	128
Barneys Parcel	171
Base Interest Fraction	296
Benchmark 2019-B10 Asset Representations Reviewer	215
Benchmark 2019-B10 Certificate Administrator	215
Benchmark 2019-B10 Consultation Termination Event	220
Benchmark 2019-B10 Control Termination Event	220

Benchmark 2019-B10 Non-Controlling Note Holder	219
Benchmark 2019-B10 Operating Advisor	215
Benchmark 2019-B10 PSA	182
Benchmark 2019-B10 Servicer	215
Benchmark 2019-B10 Special Servicer	215
Benchmark 2019-B10 Trustee	215
Benchmark 2019-B12 PSA	182
Benefit Plan Investors	475
BMARK 2019-B12 Securitization	222
Borrower Party	304
Borrower Party Affiliate	304
Breach Notice	321
BSC	145
BSCMI	240
Business Day	334
Casualty Threshold	138
CCP PILOT	164
CCP Taxes	164
CERCLA	441
Certificate Administrator/Trustee Fee	348
Certificate Administrator/Trustee Fee Rate	348
Certificate Balance	282
Certificate Owners	312
Certificateholder	305
Certificateholder Quorum	399
Certificateholder Repurchase Request	410
Certifying Certificateholder	314
CGMRC	248
Citi Data File	249
City Tax Fiscal Year	164
Class A-SB Planned Principal Balance	292
Class X Certificates	3, 281
Class X-A Strip Rates	288
Class X-B Strip Rate	289
Class X-D Strip Rate	289
Class X-F Strip Rate	289
Clearstream	311
Clearstream Participants	313
Closing Date	125
CMBS	51, 232
CMBS B-Piece Securities	271
CMMBS	259
Code	458
Collateral Deficiency Amount	354
Collection Account	333
Collection Period	285
Commission	164
Communication Request	315
Companion Loan	124
Companion Loan Holder	180
Company Lease	164
Compensating Interest Payment	298
Competitive Gaming Period	157
Competitive Gaming Project	157
Completion	164
Constant Prepayment Rate	450
Constraining Level	274
Consultation Termination Event	380
Contraction Exercise Date	155
Contraction Floors	155
Control Eligible Certificates	374
Control Note	182
Control Termination Event	380
Controlling Class	374
Controlling Class Certificateholder	374
Controlling Companion Loan	182
Controlling Holder	183
Controlling Note	182
Corrected Loan	365
CPR	450
CREC	145
Credit Risk Retention Rules	267
CREFC®	301
CREFC® Intellectual Property Royalty License Fee	350
CREFC® Intellectual Property Royalty License Fee Rate	350
CREFC® Reports	301
CREFI	247, 267
CREFI Mortgage Loans	248
CREFI Securitization Database	249
CREFI VRR Interest Portion	267
Crossover Date	287
CRR	107
Cumulative Appraisal Reduction Amount	354
Cure Event	213
Cure Payment	212
Cure/Contest Period	393
Current LTV	127
Cut-off Date	124
Cut-off Date Balance	127
Cut-off Date LTV Ratio	127
Cut-off Date UW NCF	130
CWCAM	262
daily portions	463
DBNY	125, 231
DBNY VRR Interest Portion	267
DBRI	125, 231
Declaration	161
Defaulted Loan	371
Defeasance Deposit	170
Defeasance Loans	170
Defeasance Lock-Out Period	170
Defeasance Option	170
Definitive Certificate	311
Delegated Directive	13
Delinquent Loan	391
Depositaries	312
Determination Date	283
Deutsche Bank	232

Diligence File	318
Directing Holder	374
Directing Holder Asset Status Report Review Process	367
Disclosable Special Servicer Fees	347
Discount Rate	167
Discount Yield	273, 276
Dispute Resolution Consultation	412
Dispute Resolution Cut-off Date	412
Disputed Proceeds	263
Distribution Accounts	333
Distribution Date	283
DMARC	232
Dodd-Frank Act	108
DOJ	232
DOL	475
DTC	311
DTC Participants	312
DTC Rules	313
Due Date	166, 285
Due Diligence Questionnaire	249
Duluth Borrower	152
EDGAR	474
EEA	13
Eightfold	271
Eightfold Fund V	271
Eligible Asset Representations Reviewer	394
Eligible Individual Property	173
Eligible Operating Advisor	385
Enforcing Party	410
Enforcing Servicer	410
EPA	145
ESA	145, 236, 244
Escrow/Reserve Mitigating Circumstances	239, 247
EU Risk Retention and Due Diligence Requirements	107
EU Securitization Regulation	107
Euroclear	311
Euroclear Operator	313
Euroclear Participants	313
Excess Prepayment Interest Shortfall	299
Exchange Act	231, 239
Exchange Parcel	172
Excluded Controlling Class Holder	303
Excluded Controlling Class Loan	304
Excluded Information	304
Excluded Loan	304
Excluded Plan	477
Excluded Special Servicer	400
Excluded Special Servicer Mortgage Loan	400
Exemption	475
Exemption Rating Agency	476
Expansion Parcel	173
Expected Price	277
Expected Prices	277
FATCA	469
FDIA	121
FDIC	122
Federal Court	264
FETL	17
Fiduciary	477
FIEL	17
Final Asset Status Report	369
Final Dispute Resolution Election Notice	412
Financial Promotion Order	14
FIRREA	122, 236, 244
Fitch	422
FPO Persons	14
FSCMA	17
FSMA	14
GACC	125, 231
GACC Data Tape	233
GACC Deal Team	233
GACC Mortgage Loans	233
Gain-on-Sale Reserve Account	334
Garn Act	442
grace period	166
Grand Canal Note A Rate	195
Grand Canal Note B Rate	195
Grand Canal Shoppes Co-Lender Agreement	196
Grand Canal Shoppes Control Appraisal Period	200
Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price	204
Grand Canal Shoppes Directing Holder	199
Grand Canal Shoppes Loan Combination Rate	199
Grand Canal Shoppes Major Decisions	201
Grand Canal Shoppes Mortgage Loan	195
Grand Canal Shoppes Net Note A Rate	199
Grand Canal Shoppes Net Note B Rate	199
Grand Canal Shoppes Note A Relative Spread	199
Grand Canal Shoppes Note B Relative Spread	199
Grand Canal Shoppes Noteholder Purchase Notice	203
Grand Canal Shoppes Notes	195
Grand Canal Shoppes Pari Passu Companion Loans	195
Grand Canal Shoppes Recovered Costs	204
Grand Canal Shoppes Senior Notes	195
Grand Canal Shoppes Sequential Pay Event	198
Grand Canal Shoppes Subordinate Companion Loan	195
Grand Canal Shoppes Threshold Event Collateral	200

Grand Canal Shoppes Threshold Event Cure	200
Grand Canal Shoppes Whole Loan	195
GSMS 2019-GC42 PSA	183
Hard Lockbox	127
HRR Certificates	4, 27, 104, 267
HRSA	135
HRSA Grant	135
HRSA Subordination Agreement	136
HSTP Act	63
Hudson Yards 2019-30HY TSA	183
HYIC	165
ICIP	165
ICON	149
IDA	163, 164
IDA Leaseback	163
Impermissible Asset Representations Reviewer Affiliate	406
Impermissible Operating Advisor Affiliate	406
Impermissible Risk Retention Affiliate	406
Impermissible TPP Affiliate	406
Indirect Participants	312
Initial Delivery Date	366
Initial Pool Balance	124
Initial Requesting Certificateholder	410
In-Place Cash Management	127
Institutional Investor	16
Institutional Investors	107
Insurance and Condemnation Proceeds	333
Intercreditor Agreement	180
Interest Accrual Amount	290
Interest Accrual Period	290
Interest Distribution Amount	290
Interest Payment Differential	168
Interest Reserve Account	333
Interest Shortfall	290
Interested Person	372
Interest-Only Certificates	272
Interest-Only Expected Price	277
Intermediary	469
Interpolated Yield	273, 276
Investment Company Act	1
Investor Certification	304
Investor Q&A Forum	309
Investor Registry	310
IO Group YM Distribution Amount	296
Japanese Retention Requirement	18
JFSA	18
JPMCB	240
JPMCB Data Tape	241
JPMCB Deal Team	241
JPMCB Mortgage Loans	241
JPMCB VRR Interest Portion	267
JPMCB’s Qualification Criteria	243
JPMCC 2019-OSB Servicer	190
JPMCC 2019-OSB Special Servicer	190
JPMCC 2019-OSB TSA	183
JPMCCMSC	240
JRR Rule	18
KBRA	422
Largest Tenant	127
Lease Expiration	127
Liquidation Fee	344
Liquidation Proceeds	333, 344
Loan Per Net Rentable Area	127
Loan-to-Value Ratio	127
Loan-to-Value Ratio at Maturity	128
Loss of Value Payment	322
Lower-Tier Regular Interests	458
Lower-Tier REMIC	49
Lower-Tier REMIC Distribution Account	333
Lower-Tier REMICs	458
LTV Ratio	127
LTV Ratio at Maturity	128
MAI	323
Major Decision	375
Major Decision Reporting Package	375
Market Discount	464
MAS	16
Master Servicer Major Decision	378
Master Servicer Proposed Course of Action Notice	411
Master Servicer Remittance Date	329
Master Servicing Fee	341
Master Servicing Fee Rate	341
Material Defect	321
Maturity Date LTV Ratio	128
Midland	259
MiFID II	13
MLPA	315
MOA	267
Modeling Assumptions	451
Modification Fees	346
Modified Mortgage Loan	351
Mortgage	125
Mortgage File	315
Mortgage Loan Seller	231
Mortgage Loans	124
Mortgage Note	125
Mortgage Pool	124
Mortgage Rate	290
Mortgaged Property	125
Most Recent NOI	128
MSA	128
MSC 2019-H7 PSA	183
Net Default Interest	341
Net Mortgage Rate	289
Net Note Rate	192
Net Operating Income	128
Net Prepayment Interest Excess	298
New Complaint	264

NFIP	80
NI 33-105	18
NOI	128
NOI Date	128
Non-Control Note	183
Non-Controlling Holder	183, 186
non-offered certificates	27
non-qualified intermediary	469
Nonrecoverable Advance	330
Non-Reduced Certificates	399
Non-Serviced Certificate Administrator	183
Non-Serviced Companion Loan	183
Non-Serviced Custodian	183
Non-Serviced Directing Holder	183
Non-Serviced Master Servicer	183
Non-Serviced Mortgage Loan	183
Non-Serviced Pari Passu Companion Loan	183
Non-Serviced Pari Passu Whole Loan	183
Non-Serviced PSA	183
Non-Serviced Securitization Trust	184
Non-Serviced Special Servicer	184
Non-Serviced Trustee	184
Non-Serviced Whole Loan	184
Non-U.S. Person	469
Non-VRR Certificates	27, 281
Non-VRR Percentage	269
Note Principal Balance	192
Notice of Foreclosure/DIL	213
Notional Amount	283
NRA	128
NRSRO	303, 404, 478
NRSRO Certification	305
NYC PILOT	164
Occupancy	128
Occupancy Date	129
offered certificates	27
Offered Certificates	281
Offsetting Modification Fees	347
OID Regulations	461
OLA	122
Operating Advisor Annual Report	384
Operating Advisor Consultation Event	385
Operating Advisor Consulting Fee	348
Operating Advisor Expenses	349
Operating Advisor Fee	348
Operating Advisor Fee Rate	348
Operating Advisor Standard	383
Operating Advisor Termination Event	387
Original Balance	129
Original Complaint	264
Original NFI	136
Osborn Triangle Co-Lender Agreement	190
Osborn Triangle Companion Loans	190
Osborn Triangle Directing Certificateholder	192
Osborn Triangle Individual Property	171
Osborn Triangle Major Decision	193
Osborn Triangle Pari Passu Companion Loans	190
Osborn Triangle Senior Loans	190
Osborn Triangle Subordinate Companion Loan	190
Osborn Triangle Subordinate Companion Loan Holder	190
Osborn Triangle Whole Loan	190
Other Improvement Taxes	164
P&I Advance	329
PA DEP	145
PAR	237, 245
Pari Passu Companion Loan	124
Park Bridge Financial	265
Park Bridge Lender Services	265
Parking Premises	144, 174
Participants	311
Parties in Interest	474
Pass-Through Rate	288
PATRIOT Act	444
PCE	146
PCIS Persons	14
PCO	161
PCR	255
Percentage Interest	199
Periodic Payments	284
Permitted Investments	283, 334
Permitted Special Servicer/Affiliate Fees	347
PILOT	163
PILOT Agreement	164
PILOT Payments	164
PIPs	73, 147
Plans	474
PRC	15
Preliminary Dispute Resolution Election Notice	412
Prepayment Assumption	462
Prepayment Interest Excess	297
Prepayment Interest Shortfall	297
Prepayment Provision	129
PRIIPs Regulation	13
Prime Rate	332
Principal Balance Certificates	3
Principal Balance Certificates	281
Principal Distribution Amount	291
Principal Shortfall	292
Privileged Information	386
Privileged Information Exception	387
Privileged Person	303
Pro Rata and Pari Passu Basis	199
Prohibited Prepayment	298
Promotion Of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	411

Proposed Course of Action Notice	411
Prospectus Directive	13
PSA	281
PSA Party Repurchase Request	410
PTCE	477
Purchase Price	322
Qualified Intermediary	469
Qualified Investor	13
Qualified Replacement Special Servicer	399
Qualified Substitute Mortgage Loan	323
Qualifying CRE Loan Percentage	268
RAC No-Response Scenario	421
Rated Final Distribution Date	297
Rating Agencies	422
Rating Agency Confirmation	422
REA	66, 158
Realized Loss	300
REC	145
Record Date	283
Registration Statement	474
Regular Certificates	281
Regular Interest Holder	461
Regular Interests	459
Regulation AB	423
Reimbursement Rate	332
Reinvestment Yield	167
Related Group	129
Related Proceeds	331
Release Date	170
Relevant Persons	14
Relief Act	444
REMIC	458
REMIC Regulations	458
REO Account	334
REO Loan	292
REO Property	365
Repurchase Election Notice	213
Repurchase Option Notice	213
Repurchase Request	410
Requesting Certificateholder	412
Requesting Holders	355
Requesting Investor	315
Requesting Party	421
Required Risk Retention Percentage	268
Requirements	444
Residual Certificates	281
Resolution Failure	410
Resolved	410
Restricted Group	476
Restricted Mezzanine Holder	304
Restricted Party	387
Retail Component	172
Retaining Parties	268
Retaining Sponsor	267
Retaining Third-Party Purchaser	104, 267
Review Materials	392
RevPAR	129
Risk Retention Affiliate	386
Risk Retention Affiliated	386
Risk Retention Consultation Party	304
RMBS	258
Rooms	133
Rule 15Ga-1	247
Rule 17g-5	306
S&P	422
Scheduled Certificate Interest Payments	275
Scheduled Certificate Principal Payments	272
Scheduled Principal Distribution Amount	291
SDNY Court	264
SEC	231, 239
Securities Act	423
Securitization Accounts	334
Senior Certificates	281
Senior Principal Balance Certificates	281
Series Borrower	180
Serviced Companion Loan	184
Serviced Mortgage Loan	184
Serviced Pari Passu Companion Loan	184
Serviced Pari Passu Mortgage Loan	184
Serviced Pari Passu Whole Loan	184
Serviced Whole Loan	184
Serviced Whole Loan Custodial Account	333
Servicer Termination Even	402
Servicer Termination Event	404
Servicing Advances	330
Servicing Compensation	342
Servicing Fee	342
Servicing Fee Rate	342
Servicing Standard	328
Servicing Transfer Event	365
SF	129
SFA	16
SFO	15
Shareholder Loan Borrower	179
Shareholder Loan Lenders	179
Shareholder Loans	179
Similar Law	474
Small Loan Appraisal Estimate	352
SMMEA	478
Soft Lockbox	129
Soft Springing Hard Lockbox	129
Sole Certificateholder	347
Special Servicer Major Decision	378
Special Servicer Non-Major Decision	360
Special Servicing Fee	343
Specially Serviced Loans	364
Specified Tenant	135
Specified Tenant Space	136
Sponsor	231
Springing Cash Management	129
Springing Hard Lockbox	129

Springing Soft Lockbox	129
Sq. Ft.	129
Square Feet	129
Startup Day	459
State Court	263
Stated Principal Balance	292
Subject Loans	349
Subordinate Certificates	281
Subordinate Companion Loan	124, 184
Subsequent Asset Status Report	366
Subsequent NFI	136
Sub-Servicing Agreement	328
Sub-Servicing Entity	403
Swap-Priced Expected Price	275
Swap-Priced Principal Balance Certificates	272
T-12	129
Target Price	274
Task Force	149
Tax Cuts and Jobs Act	461
TCO	161
Tenant Association	150
Term to Maturity	129
Terms and Conditions	313
Tests	393
Threshold Event Collateral	215
TIF	164
Title V	443
Trailing 12 NOI	128
Transaction Parties	477
Treasury Securities	134
Treasury STRIPS	131
TRIPRA	80
Trust	257
Trust Directing Holder	374
Trust REMIC	49
Trust REMICs	458
TTM	129
U.S. Obligations	168
U.S. Person	469
UCC	431
Underwriter Entities	98
Underwriting Agreement	471
Underwritten EGI	129, 133
Underwritten Expenses	130
Underwritten NCF	130
Underwritten NCF Debt Yield	130
Underwritten NCF DSCR	131
Underwritten Net Cash Flow	130
Underwritten Net Cash Flow DSCR	131
Underwritten Net Operating Income	131
Underwritten Net Operating Income DSCR	133
Underwritten NOI	131
Underwritten NOI Debt Yield	130
Underwritten NOI DSCR	133
Underwritten Revenues	133
Units	133
Unscheduled Principal Distribution Amount	291
Unsolicited Information	393
Updated Appraisal	353
Upper-Tier REMIC	49, 458
Upper-Tier REMIC Distribution Account	333
USTs	147
UW EGI	129, 133
UW Expenses	130
UW NCF	130
UW NCF Debt Yield	130
UW NCF DSCR	131
UW NOI	131
UW NOI Debt Yield	130
UW NOI DSCR	133
VOCs	146
Volcker Rule	108
Voting Rights	310
VRR Allocation Percentage	270
VRR Available Funds	268
VRR Interest	4, 267
VRR Interest Distribution Amount	270
VRR Percentage	269
VRR Principal Distribution Amount	270
VRR Realized Loss	268
VRR Realized Loss Interest Distribution Amount	270
VRR Upper-Tier REMIC Regular Interest	458
VRR-A Risk Retention Consultation Party	304
VRR-B Risk Retention Consultation Party	304
VRR-C Risk Retention Consultation Party	304
WAC rate	3
WAC Rate	289
Weighted Average Mortgage Rate	133
Wells Fargo Bank	257, 258
Whole Loan	124, 184
Wind Creek Base Rent	157
Wind Creek Tenant Gaming Proceeds	156
Withheld Amounts	334
Woodlands Mall A Notes	222
Woodlands Mall Control Appraisal Period	228
Woodlands Mall Controlling Noteholder	226
Woodlands Mall Defaulted Note Purchase Date	230
Woodlands Mall Intercreditor Agreement	222
Woodlands Mall Major Decision	229
Woodlands Mall Non-Controlling Note A Holder	228

Woodlands Mall Non-Controlling Note A Subordinate Class Representative	228
Woodlands Mall Note A Holder	222
Woodlands Mall Note A Holders	222
Woodlands Mall Note A Percentage Interest	226
Woodlands Mall Note A Rate	226
Woodlands Mall Note A Relative Spread	226
Woodlands Mall Note A-1-1	222
Woodlands Mall Note A-1-1 Holder	226
Woodlands Mall Note A-1-2	222
Woodlands Mall Note A-2	222
Woodlands Mall Note A-3	222
Woodlands Mall Note A-4-1	222
Woodlands Mall Note A-4-2	222
Woodlands Mall Note A-5	222
Woodlands Mall Note A-6	222
Woodlands Mall Note A-7	222
Woodlands Mall Noteholder	228
Woodlands Mall Noteholders	222
Woodlands Mall Purchase Notice	229
Woodlands Mall Senior Notes	222
Woodlands Mall Sequential Pay Event	226
Woodlands Mall Subordinate Companion Loan	222
Woodlands Mall Subordinate Companion Loan Holder	222
Woodlands Mall Subordinate Companion Loan Percentage Interest	226
Woodlands Mall Subordinate Companion Loan Rate	226
Woodlands Mall Subordinate Companion Loan Relative Spread	226
Woodlands Mall Whole Loan	222
Woodlands Mall Workout	223
Workout Fee	343
Workout-Delayed Reimbursement Amount	332
Yield-Priced Certificates	272
Yield-Priced Expected Price	277

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination
Loan	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(4)(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date
Loan	1	Sunset North(2)	7.9%	1	JPMCB	75,000,000	75,000,000	75,000,000	Office	Suburban	3.2500%	0.01416%	Actual/360	120	120	0	0	09/10/2019
Loan	2	Mac Commons	5.6%	1	CREFI	53,450,000	53,450,000	44,440,574	Retail	Anchored	4.0200%	0.01283%	Actual/360	120	119	360	360	09/05/2019
Loan	3	Osborn Triangle(2)(31)	5.3%	3	JPMCB	50,000,000	50,000,000	50,000,000	Mixed Use	Office/Laboratory	3.7970%	0.01283%	Actual/360	120	116	0	0	05/16/2019
Property	3.01	610 Main Street North	2.1%	1	JPMCB	20,182,609	20,182,609		Mixed Use	Office/Laboratory
Property	3.02	1 Portland Street	1.9%	1	JPMCB	17,826,087	17,826,087		Mixed Use	Office/Laboratory
Property	3.03	700 Main Street	1.3%	1	JPMCB	11,991,304	11,991,304		Mixed Use	Office/Laboratory
Loan	4	Grand Canal Shoppes(2)(31)	5.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Retail	Specialty Retail	3.7408%	0.01283%	Actual/360	120	117	0	0	06/03/2019
Loan	5	Rivertowne Commons(2)	4.7%	1	CREFI	45,000,000	45,000,000	45,000,000	Retail	Anchored	3.6900%	0.01505%	Actual/360	120	120	0	0	09/09/2019
Loan	6	900 & 990 Stewart Avenue(2)	4.7%	1	JPMCB	45,000,000	45,000,000	45,000,000	Office	Suburban	4.4900%	0.01505%	Actual/360	60	58	0	0	07/25/2019
Loan	7	City Hyde Park(2)	4.7%	1	JPMCB	45,000,000	45,000,000	41,308,903	Mixed Use	Multifamily/Retail	4.7000%	0.01727%	Actual/360	120	120	360	360	09/09/2019
Loan	8	9533 Brighton Way	4.5%	1	JPMCB	43,000,000	43,000,000	43,000,000	Mixed Use	Retail/Office	4.1700%	0.01283%	Actual/360	120	120	0	0	09/06/2019
Loan	9	Wind Creek Leased Fee(2)	4.4%	1	GACC	41,600,000	41,521,017	35,613,179	Other	Leased Fee	4.3800%	0.01968%	Actual/360	120	118	420	418	07/23/2019
Loan	10	30 Hudson Yards(2)(31)	4.2%	1	GACC	40,000,000	40,000,000	40,000,000	Office	CBD	3.1100%	0.01283%	Actual/360	120	117	0	0	06/14/2019
Loan	11	Beverly Hills BMW(2)	4.1%	1	GACC	39,490,000	39,490,000	39,490,000	Retail	Other	3.9000%	0.02222%	Actual/360	120	119	0	0	08/14/2019
Loan	12	3 Columbus Circle(2)(31)	3.9%	1	JPMCB	37,500,000	37,500,000	37,500,000	Office	CBD	3.9140%	0.01408%	Actual/360	120	113	0	0	03/12/2019
Loan	13	Ensemble	3.6%	1	CREFI	34,500,000	34,500,000	34,500,000	Multifamily	High Rise	3.9300%	0.01283%	Actual/360	120	120	0	0	09/11/2019
Loan	14	Woodlands Mall(2)(31)(32)(33)	3.2%	1	GACC	30,000,000	30,000,000	30,000,000	Retail	Super Regional Mall	4.2560%	0.01283%	Actual/360	120	118	0	0	07/05/2019
Loan	15	Northpoint Tower(2)	2.6%	1	CREFI	25,000,000	25,000,000	25,000,000	Office	CBD	3.3000%	0.02158%	Actual/360	60	59	0	0	08/09/2019
Loan	16	Dearborn IHG Portfolio	2.4%	2	CREFI	22,500,000	22,455,601	16,134,486	Hospitality	Various	3.9000%	0.01283%	Actual/360	120	119	300	299	08/22/2019
Property	16.01	Staybridge Suites Dearborn	1.4%	1	CREFI	13,800,000	13,772,768		Hospitality	Extended Stay
Property	16.02	Holiday Inn Express Dearborn	0.9%	1	CREFI	8,700,000	8,682,832		Hospitality	Limited Service
Loan	17	SkyEast	2.4%	1	JPMCB	22,500,000	22,500,000	22,500,000	Multifamily	High Rise	4.2500%	0.01283%	Actual/360	120	120	0	0	09/11/2019
Loan	18	951 Madison Street	2.1%	1	CREFI	20,200,000	20,200,000	20,200,000	Mixed Use	Multifamily/Retail/Self Storage	3.7900%	0.01283%	Actual/360	120	119	0	0	08/19/2019
Loan	19	Canyon Corporate Center	1.9%	1	JPMCB	18,460,000	18,460,000	18,460,000	Office	Suburban	3.7000%	0.01283%	Actual/360	120	119	0	0	08/20/2019
Loan	20	Philadelphia Metro Storage Portfolio	1.7%	2	CREFI	16,450,000	16,450,000	14,966,742	Self Storage	Self Storage	4.1500%	0.01283%	Actual/360	120	118	360	360	07/30/2019
Property	20.01	Metro Self Storage - Pennsauken Township	0.9%	1	CREFI	8,500,000	8,500,000		Self Storage	Self Storage
Property	20.02	Metro Self Storage - Philadelphia	0.8%	1	CREFI	7,950,000	7,950,000		Self Storage	Self Storage
Loan	21	Delta Hotels Chesapeake Norfolk	1.6%	1	JPMCB	15,700,000	15,700,000	12,759,982	Hospitality	Full Service	4.6500%	0.01283%	Actual/360	120	120	360	360	09/09/2019
Loan	22	Concord Center	1.5%	1	JPMCB	14,025,000	14,025,000	12,041,984	Mixed Use	Retail/Office	4.7000%	0.06158%	Actual/360	120	118	360	360	07/19/2019
Loan	23	Gramercy Tavern(33)	1.5%	1	JPMCB	14,000,000	14,000,000	14,000,000	Retail	Single Tenant	4.6000%	0.01283%	Actual/360	120	119	0	0	08/26/2019
Loan	24	Hampton Inn & Suites Knoxville	1.4%	1	JPMCB	13,500,000	13,482,543	10,952,738	Hospitality	Limited Service	4.6000%	0.01283%	Actual/360	120	119	360	359	08/05/2019
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	1.4%	1	JPMCB	13,480,000	13,480,000	10,961,273	Hospitality	Limited Service	4.6650%	0.01283%	Actual/360	120	120	360	360	09/05/2019
Loan	26	Fern Marketplace(32)	1.3%	1	JPMCB	12,500,000	12,500,000	12,500,000	Retail	Anchored	5.1500%	0.04158%	Actual/360	60	59	0	0	08/07/2019
Loan	27	Scottsdale Crossing	1.2%	1	JPMCB	11,300,000	11,300,000	10,263,566	Retail	Shadow Anchored	4.0500%	0.01283%	Actual/360	120	119	360	360	08/09/2019
Loan	28	Tradecor Retail Portfolio	1.2%	4	CREFI	11,100,000	11,100,000	11,100,000	Various	Various	3.5700%	0.04283%	Actual/360	120	119	0	0	08/22/2019
Property	28.01	Bell Rd & Litchfield Rd	0.6%	1	CREFI	5,445,000	5,445,000		Retail	Unanchored
Property	28.02	Power Rd & US 60	0.4%	1	CREFI	3,583,000	3,583,000		Retail	Unanchored
Property	28.03	Bullard Ave & McDowell Rd	0.1%	1	CREFI	1,094,000	1,094,000		Retail	Single Tenant
Property	28.04	Pebble Creek Parkway & McDowell Rd	0.1%	1	CREFI	978,000	978,000		Other	Leased Fee
Loan	29	Hotel Indigo Birmingham	1.1%	1	GACC	10,710,000	10,694,706	8,523,449	Hospitality	Limited Service	4.0500%	0.01283%	Actual/360	120	119	360	359	08/30/2019
Loan	30	The BC Remedy Building	1.1%	1	CREFI	10,500,000	10,480,873	9,254,167	Office	CBD	4.4500%	0.01283%	Actual/360	60	59	300	299	09/06/2019
Loan	31	Courtyard Warner Robins	1.1%	1	JPMCB	10,500,000	10,475,174	8,577,050	Hospitality	Select Service	4.8000%	0.01283%	Actual/360	120	118	360	358	07/18/2019
Loan	32	Two Guys Commons	1.0%	1	CREFI	9,800,000	9,800,000	8,454,317	Retail	Anchored	3.8900%	0.01283%	Actual/360	120	119	360	360	08/19/2019
Loan	33	47 Clinton Street	0.9%	1	JPMCB	9,000,000	9,000,000	9,000,000	Mixed Use	Multifamily/Retail	5.2500%	0.01283%	Actual/360	60	51	0	0	12/17/2018
Loan	34	TownePlace Suites Albany	0.9%	1	JPMCB	8,400,000	8,380,139	6,861,639	Hospitality	Extended Stay	4.8000%	0.01283%	Actual/360	120	118	360	358	07/18/2019
Loan	35	Holiday Inn Express and Suites Los Alamos	0.8%	1	CREFI	7,650,000	7,639,076	6,088,178	Hospitality	Select Service	4.0500%	0.01283%	Actual/360	120	119	360	359	08/28/2019
Loan	36	Double Door	0.8%	1	CREFI	7,500,000	7,500,000	7,500,000	Mixed Use	Multifamily/Retail	4.4000%	0.01283%	Actual/360	120	119	0	0	08/20/2019
Loan	37	Albertsons Corinth	0.5%	1	CREFI	5,090,000	5,090,000	5,090,000	Retail	Single Tenant	4.4600%	0.01283%	Actual/360	120	119	0	0	09/06/2019
Loan	38	2975 Breckinridge Boulevard	0.5%	1	CREFI	4,900,000	4,887,436	4,477,298	Office	Suburban	4.4000%	0.01283%	Actual/360	60	58	360	358	07/30/2019
Loan	39	JJL Retail Portfolio	0.4%	2	CREFI	3,851,000	3,851,000	3,851,000	Retail	Various	4.3500%	0.06283%	Actual/360	120	119	0	0	09/06/2019
Property	39.01	Palm Desert	0.2%	1	CREFI	2,160,500	2,160,500		Retail	Unanchored
Property	39.02	Lake Elsinore	0.2%	1	CREFI	1,690,500	1,690,500		Retail	Single Tenant
Loan	40	738 East 6th Street	0.4%	1	JPMCB	3,800,000	3,800,000	3,800,000	Multifamily	Mid Rise	4.2500%	0.01283%	Actual/360	120	120	0	0	09/11/2019

A-1-1

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

									Pari Passu	Pari Passu
			First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten
Loan	ID	Property Name	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(8)	Management(9)	Other Loans	Borrower	NOI DSCR(7)(10)
Loan	1	Sunset North(2)	11/01/2019	10/01/2029	No	10/01/2029	205,946	2,471,354	205,946	2,471,354	120	Hard	Springing	No	No	2.75x
Loan	2	Mac Commons	10/06/2019	09/06/2029	No	09/06/2029	255,795	3,069,542			17	Hard	Springing	No	No	1.52x
Loan	3	Osborn Triangle(2)(31)	07/01/2019	06/01/2029	No	06/01/2029	160,406	1,924,868	1,219,083	14,628,997	116	Hard	Springing	No	No	3.25x
Property	3.01	610 Main Street North
Property	3.02	1 Portland Street
Property	3.03	700 Main Street
Loan	4	Grand Canal Shoppes(2)(31)	08/01/2019	07/01/2029	No	07/01/2029	158,031	1,896,378	2,244,047	26,928,564	117	Hard	Springing	No	Yes - A	2.53x
Loan	5	Rivertowne Commons(2)	11/06/2019	10/06/2029	No	10/06/2029	140,297	1,683,563	65,472	785,663	120	Springing Hard	Springing	No	No	2.35x
Loan	6	900 & 990 Stewart Avenue(2)	09/01/2019	08/01/2024	No	08/01/2024	170,714	2,048,562	147,952	1,775,421	58	Hard	In Place	No	No	2.01x
Loan	7	City Hyde Park(2)	11/01/2019	10/01/2029	No	10/01/2029	233,387	2,800,644	347,487	4,169,848	60	Springing Soft (Multifamily); Springing Hard (Retail)	Springing	No	No	1.08x
Loan	8	9533 Brighton Way	11/01/2019	10/01/2029	No	10/01/2029	151,500	1,818,004			120	Hard	Springing	No	No	1.59x
Loan	9	Wind Creek Leased Fee(2)	09/06/2019	08/06/2029	No	08/06/2029	193,795	2,325,536	489,145	5,869,743	0	Hard	In Place	No	No	1.27x
Loan	10	30 Hudson Yards(2)(31)	08/06/2019	07/06/2029	No	07/06/2029	105,106	1,261,278	2,837,875	34,054,500	117	Hard	Springing	No	No	3.46x
Loan	11	Beverly Hills BMW(2)	10/06/2019	09/06/2029	No	09/06/2029	130,125	1,561,500	65,903	790,833	119	Hard	Springing	No	No	1.00x
Loan	12	3 Columbus Circle(2)(31)	04/11/2019	03/11/2029	No	03/11/2029	124,011	1,488,135	1,496,403	17,956,834	113	Hard	In Place	No	No	3.11x
Loan	13	Ensemble	11/06/2019	10/06/2029	No	10/06/2029	114,557	1,374,681			120	Springing Hard	Springing	No	No	1.69x
Loan	14	Woodlands Mall(2)(31)(32)(33)	09/01/2019	08/01/2029	No	08/01/2029	107,878	1,294,533	782,473	9,389,682	118	Hard	Springing	No	Yes - A	4.04x
Loan	15	Northpoint Tower(2)	10/06/2019	09/06/2024	No	09/06/2024	69,705	836,458	182,627	2,191,521	59	Hard	Springing	No	No	3.37x
Loan	16	Dearborn IHG Portfolio	10/06/2019	09/06/2029	No	09/06/2029	117,524	1,410,294			0	Springing Hard	Springing	No	No	2.16x
Property	16.01	Staybridge Suites Dearborn
Property	16.02	Holiday Inn Express Dearborn
Loan	17	SkyEast	11/05/2019	10/05/2029	No	10/05/2029	80,794	969,531			120	Springing Soft	Springing	No	Yes - B	1.57x
Loan	18	951 Madison Street	10/06/2019	09/06/2029	No	09/06/2029	64,684	776,213			119	Springing	Springing	No	No	1.83x
Loan	19	Canyon Corporate Center	10/01/2019	09/01/2029	No	09/01/2029	57,709	692,506			119	Springing Hard	Springing	No	No	3.09x
Loan	20	Philadelphia Metro Storage Portfolio	09/06/2019	08/06/2029	No	08/06/2029	79,964	959,568			58	Springing Hard	Springing	No	No	1.48x
Property	20.01	Metro Self Storage - Pennsauken Township
Property	20.02	Metro Self Storage - Philadelphia
Loan	21	Delta Hotels Chesapeake Norfolk	11/01/2019	10/01/2029	No	10/01/2029	80,955	971,460			0	Hard	Springing	No	No	1.87x
Loan	22	Concord Center	09/01/2019	08/01/2029	No	08/01/2029	72,739	872,867			22	Hard	Springing	No	No	1.50x
Loan	23	Gramercy Tavern(33)	10/01/2019	09/01/2029	No	09/01/2029	54,412	652,944			119	Hard	Springing	No	No	1.83x
Loan	24	Hampton Inn & Suites Knoxville	10/01/2019	09/01/2029	No	09/01/2029	69,207	830,484			0	Hard	Springing	No	No	1.77x
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	11/01/2019	10/01/2029	No	10/01/2029	69,629	835,549			0	Hard	Springing	No	No	2.24x
Loan	26	Fern Marketplace(32)	10/01/2019	09/01/2024	No	09/01/2024	54,391	652,691			59	Hard	In Place	No	No	1.78x
Loan	27	Scottsdale Crossing	10/01/2019	09/01/2029	No	09/01/2029	54,274	651,290			59	Hard	Springing	No	No	1.79x
Loan	28	Tradecor Retail Portfolio	10/06/2019	09/06/2029	No	09/06/2029	33,481	401,774			119	Springing Hard	Springing	No	No	2.73x
Property	28.01	Bell Rd & Litchfield Rd
Property	28.02	Power Rd & US 60
Property	28.03	Bullard Ave & McDowell Rd
Property	28.04	Pebble Creek Parkway & McDowell Rd
Loan	29	Hotel Indigo Birmingham	10/06/2019	09/06/2029	No	09/06/2029	51,440	617,285			0	Hard	Springing	No	No	2.12x
Loan	30	The BC Remedy Building	10/06/2019	09/06/2024	No	09/06/2024	58,065	696,778			0	Hard	Springing	No	No	1.68x
Loan	31	Courtyard Warner Robins	09/01/2019	08/01/2029	No	08/01/2029	55,090	661,078			0	Hard	Springing	No	Yes - C	1.82x
Loan	32	Two Guys Commons	10/06/2019	09/06/2029	No	09/06/2029	46,167	554,008			35	Springing Hard	Springing	No	No	1.64x
Loan	33	47 Clinton Street	02/01/2019	01/01/2024	No	01/01/2024	39,922	479,063			51	Soft	In Place	No	No	1.17x
Loan	34	TownePlace Suites Albany	09/01/2019	08/01/2029	No	08/01/2029	44,072	528,863			0	Hard	Springing	No	Yes - C	2.60x
Loan	35	Holiday Inn Express and Suites Los Alamos	10/06/2019	09/06/2029	No	09/06/2029	36,743	440,918			0	Hard	Springing	No	No	2.43x
Loan	36	Double Door	10/06/2019	09/06/2029	No	09/06/2029	27,882	334,583			119	Springing Hard	Springing	No	No	1.89x
Loan	37	Albertsons Corinth	10/06/2019	09/06/2029	No	09/06/2029	19,181	230,167			119	Hard	Springing	No	No	1.83x
Loan	38	2975 Breckinridge Boulevard	09/06/2019	08/06/2024	No	08/06/2024	24,537	294,447			0	Springing Hard	Springing	No	No	2.40x
Loan	39	JJL Retail Portfolio	10/06/2019	09/06/2029	No	09/06/2029	14,154	169,845			119	Springing	Springing	No	No	2.00x
Property	39.01	Palm Desert
Property	39.02	Lake Elsinore
Loan	40	738 East 6th Street	11/05/2019	10/05/2029	No	10/05/2029	13,645	163,743			120	Springing Soft	Springing	No	Yes - B	1.57x
A-1-2

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								FIRREA	Cut-Off
			Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at						Year
Loan	ID	Property Name	NCF DSCR(7)(10)	Period(12)	Date	Value ($)(13)	As-of Date	(Yes/No)	Ratio(10)(13)(14)	Maturity or ARD(10)(13)(14)	Address	City	County	State	Zip Code	Built
Loan	1	Sunset North(2)	2.63x	0	1	227,100,000	08/21/2019	Yes	66.1%	66.1%	3120, 3150 & 3180 139th Avenue Southeast	Bellevue	King	WA	98005	1999, 2000
Loan	2	Mac Commons	1.44x	0	6	73,500,000	07/01/2019	Yes	72.7%	60.5%	2631 MacArthur Road	Whitehall	Lehigh	PA	18052	1952
Loan	3	Osborn Triangle(2)(31)	3.12x	0	1	1,158,000,000	04/11/2019	Yes	37.1%	37.1%	Various	Cambridge	Middlesex	MA	02139	Various
Property	3.01	610 Main Street North				462,000,000	04/11/2019	Yes			610 Main Street	Cambridge	Middlesex	MA	02139	2016
Property	3.02	1 Portland Street				416,000,000	04/11/2019	Yes			1 Portland Street	Cambridge	Middlesex	MA	02139	2013
Property	3.03	700 Main Street				280,000,000	04/11/2019	Yes			700 Main Street	Cambridge	Middlesex	MA	02139	Late 1800s
Loan	4	Grand Canal Shoppes(2)(31)	2.46x	2 (once per year)	1	1,640,000,000	04/03/2019	Yes	46.3%	46.3%	3377 Las Vegas Boulevard South	Las Vegas	Clark	NV	89109	1999
Loan	5	Rivertowne Commons(2)	2.23x	0	6	106,000,000	07/10/2019	Yes	62.3%	62.3%	6163 Oxon Hill Road	Oxon Hill	Prince George’s	MD	20745	1987
Loan	6	900 & 990 Stewart Avenue(2)	1.95x	0	1	121,400,000	05/02/2019	Yes	69.2%	69.2%	900 & 990 Stewart Avenue	Garden City	Nassau	NY	11530	1987, 1988
Loan	7	City Hyde Park(2)	1.06x	0	1	151,800,000	06/03/2019	Yes	73.8%	67.7%	5105 South Harper Avenue	Chicago	Cook	IL	60615	2015
Loan	8	9533 Brighton Way	1.58x	5	1	67,600,000	08/18/2019	Yes	63.6%	63.6%	9533 Brighton Way	Beverly Hills	Los Angeles	CA	90210	1930
Loan	9	Wind Creek Leased Fee(2)	1.27x	0	6	172,500,000	04/23/2019	Yes	84.8%	72.8%	77 Sands Boulevard	Bethlehem	Northampton	PA	18015	NAP
Loan	10	30 Hudson Yards(2)(31)	3.45x	0	6	2,200,000,000	05/23/2019	Yes	50.9%	50.9%	530 West 33rd Street	New York	New York	NY	10001	2019
Loan	11	Beverly Hills BMW(2)	1.00x	0	6	70,000,000	07/16/2019	Yes	85.0%	85.0%	5070 & 5151 Wilshire Boulevard	Los Angeles	Los Angeles	CA	90036	2010
Loan	12	3 Columbus Circle(2)(31)	2.91x	0	11	1,080,000,000	01/01/2019	Yes	45.4%	45.4%	3 Columbus Circle	New York	New York	NY	10019	1927
Loan	13	Ensemble	1.68x	0	6	50,000,000	01/09/2019	Yes	69.0%	69.0%	824-840 East New York Avenue	Brooklyn	Kings	NY	11203	2019
Loan	14	Woodlands Mall(2)(31)(32)(33)	3.95x	1 (once per year)	1	953,400,000	04/20/2019	Yes	26.0%	26.0%	1201 Lake Woodlands Drive	The Woodlands	Montgomery	TX	77380	1994, 2003, 2016
Loan	15	Northpoint Tower(2)	3.31x	0	6	145,300,000	07/18/2019	Yes	62.3%	62.3%	901-1001 Lakeside Avenue East	Cleveland	Cuyahoga	OH	44114	1985
Loan	16	Dearborn IHG Portfolio	1.95x	0	6	38,000,000	07/12/2019	Yes	59.1%	42.5%	Various	Dearborn	Wayne	MI	48124	2016
Property	16.01	Staybridge Suites Dearborn				20,500,000	07/12/2019	Yes			24105 Michigan Avenue	Dearborn	Wayne	MI	48124	2016
Property	16.02	Holiday Inn Express Dearborn				17,500,000	07/12/2019	Yes			24041 Michigan Avenue	Dearborn	Wayne	MI	48124	2016
Loan	17	SkyEast	1.55x	0	5	33,500,000	05/30/2019	Yes	67.2%	67.2%	636 East 11th Street	New York	New York	NY	10009	2005
Loan	18	951 Madison Street	1.80x	0	6	33,400,000	06/19/2019	Yes	60.5%	60.5%	951 Madison Street	Brooklyn	Kings	NY	11221	2018
Loan	19	Canyon Corporate Center	3.05x	5	1	28,450,000	07/10/2019	Yes	64.9%	64.9%	3870, 3880, 3890 Murphy Canyon Road	San Diego	San Diego	CA	92123	1988
Loan	20	Philadelphia Metro Storage Portfolio	1.46x	0	6	24,450,000	Various	Yes	67.3%	61.2%	Various	Various	Various	Various	Various	Various
Property	20.01	Metro Self Storage - Pennsauken Township				11,790,000	06/01/2019	Yes			6400-6504 South Crescent Boulevard	Pennsauken	Camden	NJ	08109	1950
Property	20.02	Metro Self Storage - Philadelphia				12,660,000	06/05/2019	Yes			2240 Island Avenue	Philadelphia	Philadelphia	PA	19142	1927
Loan	21	Delta Hotels Chesapeake Norfolk	1.87x	5 (once per year)	1	26,000,000	08/01/2019	Yes	60.4%	49.1%	725 Woodlake Drive	Chesapeake	Chesapeake City	VA	23320	1986
Loan	22	Concord Center	1.46x	0	1	22,000,000	06/11/2019	Yes	63.8%	54.7%	445-455 East Eisenhower Parkway & 2900 South State Street	Ann Arbor	Washtenaw	MI	48108 & 48104	1987
Loan	23	Gramercy Tavern(33)	1.80x	5 (once per year)	1	24,800,000	06/25/2019	Yes	56.5%	56.5%	42 East 20th Street	New York	New York	NY	10003	1910
Loan	24	Hampton Inn & Suites Knoxville	1.77x	0	1	20,200,000	05/24/2019	Yes	66.7%	54.2%	618 West Main Street	Knoxville	Knox	TN	37902	2006
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	2.24x	0	1	20,600,000	06/01/2019	Yes	65.4%	53.2%	20065 Lakeview Center Plaza	Ashburn	Loudoun	VA	20147	2009
Loan	26	Fern Marketplace(32)	1.76x	0	1	23,150,000	04/22/2019	Yes	54.0%	54.0%	1370 East 70th Street	Shreveport	Caddo	LA	71105	2016
Loan	27	Scottsdale Crossing	1.69x	5	1	18,500,000	06/26/2019	Yes	61.1%	55.5%	2765, 2805, 2825 & 2845 North Scottsdale Road	Scottsdale	Maricopa	AZ	85257	1991
Loan	28	Tradecor Retail Portfolio	2.60x	0	6	19,880,000	07/11/2019	Yes	55.8%	55.8%	Various	Various	Maricopa	AZ	Various	Various
Property	28.01	Bell Rd & Litchfield Rd				9,300,000	07/11/2019	Yes			16811 North Litchfield Road	Surprise	Maricopa	AZ	85374	2006
Property	28.02	Power Rd & US 60				6,600,000	07/11/2019	Yes			1438 South Power Road	Mesa	Maricopa	AZ	85206	2013
Property	28.03	Bullard Ave & McDowell Rd				2,120,000	07/11/2019	Yes			14681 West McDowell Road	Goodyear	Maricopa	AZ	85395	2009
Property	28.04	Pebble Creek Parkway & McDowell Rd				1,860,000	07/11/2019	Yes			North of NWC McDowell Road & Pebble Creek Parkway	Goodyear	Maricopa	AZ	85338	NAP
Loan	29	Hotel Indigo Birmingham	1.93x	0	6	15,300,000	09/03/2019	Yes	69.9%	55.7%	1023 20th Street South	Birmingham	Jefferson	AL	35205	1932
Loan	30	The BC Remedy Building	1.54x	0	6	16,200,000	06/17/2019	Yes	64.7%	57.1%	407 & 423 Morris Street	Durham	Durham	NC	27701	1928
Loan	31	Courtyard Warner Robins	1.82x	0	1	18,300,000	05/06/2019	Yes	57.2%	46.9%	589 Carl Vinson Parkway	Warner Robins	Houston	GA	31088	2010
Loan	32	Two Guys Commons	1.51x	0	6	13,400,000	06/12/2019	Yes	73.1%	63.1%	905 Loucks Road	York	York	PA	17404	1970
Loan	33	47 Clinton Street	1.16x	0	1	14,300,000	08/15/2018	Yes	62.9%	62.9%	47 Clinton Street	New York	New York	NY	10002	1900
Loan	34	TownePlace Suites Albany	2.60x	0	1	14,000,000	06/30/2019	Yes	59.9%	49.0%	3014 Kensington Court	Albany	Dougherty	GA	31721	2018
Loan	35	Holiday Inn Express and Suites Los Alamos	2.18x	0	6	11,500,000	07/02/2020	Yes	66.4%	52.9%	60 Entrada Drive	Los Alamos	Los Alamos	NM	87544	2009
Loan	36	Double Door	1.83x	0	6	12,100,000	10/25/2019	Yes	62.0%	62.0%	1572 North Milwaukee Avenue	Chicago	Cook	IL	60647	1902
Loan	37	Albertsons Corinth	1.71x	0	6	8,670,000	08/03/2019	Yes	58.7%	58.7%	4351 FM 2181	Corinth	Denton	TX	76210	1997
Loan	38	2975 Breckinridge Boulevard	2.01x	0	6	9,650,000	06/27/2019	Yes	50.6%	46.4%	2975 Breckinridge Boulevard	Duluth	Gwinnet	GA	30096	1998
Loan	39	JJL Retail Portfolio	1.89x	0	6	6,420,000	07/20/2019	Yes	60.0%	60.0%	Various	Various	Riverside	CA	Various	Various
Property	39.01	Palm Desert				3,500,000	07/20/2019	Yes			34260 Monterey Avenue	Palm Desert	Riverside	CA	92211	2007
Property	39.02	Lake Elsinore				2,920,000	07/20/2019	Yes			18428 Collier Avenue	Lake Elsinore	Riverside	CA	92530	2019
Loan	40	738 East 6th Street	1.55x	0	5	6,200,000	06/25/2019	Yes	61.3%	61.3%	738 East 6th Street	New York	New York	NY	10009	1900

A-1-3

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Net	Units	Loan per Net						Second Most	Second	Second	Second
			Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent
Loan	ID	Property Name	Renovated	(SF/Units/Rooms)(4)(14)	Measure	(SF/Units/Rooms) $(4)(10)	(# of payments)(15)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)(11)	Statements Date	EGI($)	Expenses($)	NOI($)
Loan	1	Sunset North(2)	2016-2019	464,061	Sq. Ft.	323	L(24), D(92), O(4)	07/31/2019	11,557,212	4,758,188	6,799,024	12/31/2018	18,368,132	4,822,445	13,545,687
Loan	2	Mac Commons	2019	361,806	Sq. Ft.	148	L(25), D(91), O(4)	05/31/2019	5,732,850	1,328,059	4,404,791	12/31/2018	5,848,393	1,539,422	4,308,971
Loan	3	Osborn Triangle(2)(31)	Various	676,947	Sq. Ft.	635	L(25), YM1(88), O(7)	03/31/2019	60,868,091	15,860,286	45,007,805	12/31/2018	59,626,445	15,721,797	43,904,648
Property	3.01	610 Main Street North	NAP	278,738	Sq. Ft.	623		03/31/2019	26,172,221	6,322,623	19,849,598	12/31/2018	25,653,185	6,363,502	19,289,683
Property	3.02	1 Portland Street	NAP	229,330	Sq. Ft.	668		03/31/2019	21,060,689	4,968,008	16,092,681	12/31/2018	20,777,288	4,849,523	15,927,766
Property	3.03	700 Main Street	2002, 2012	168,879	Sq. Ft.	611		03/31/2019	13,635,181	4,569,654	9,065,526	12/31/2018	13,195,972	4,508,772	8,687,199
Loan	4	Grand Canal Shoppes(2)(31)	2007	759,891	Sq. Ft.	1,000	L(27), D(88), O(5)	03/31/2019	102,473,435	31,007,624	71,465,811	12/31/2018	103,110,653	31,784,180	71,326,473
Loan	5	Rivertowne Commons(2)	NAP	384,304	Sq. Ft.	172	L(24), D(91), O(5)	07/31/2019	7,546,879	2,552,644	4,994,234	12/31/2018	8,256,332	2,460,130	5,796,202
Loan	6	900 & 990 Stewart Avenue(2)	2014, 2018	461,820	Sq. Ft.	182	L(25), YM1(32), O(3)	12/31/2018	11,627,171	7,149,331	4,477,840	12/31/2017	10,887,285	6,689,472	4,197,812
Loan	7	City Hyde Park(2)	NAP	180	Units	622,222	L(24), D(90), O(6)	06/30/2019	9,137,147	2,989,676	6,147,471	12/31/2018	8,181,154	3,120,842	5,060,312
Loan	8	9533 Brighton Way	2016	14,294	Sq. Ft.	3,008	L(24), D(91), O(5)	06/30/2019	2,477,140	649,288	1,827,852	12/31/2018	2,188,857	630,133	1,558,724
Loan	9	Wind Creek Leased Fee(2)	NAP	2,608,541	Sq. Ft.	56	L(26), D(89), O(5)
Loan	10	30 Hudson Yards(2)(31)	NAP	1,463,234	Sq. Ft.	765	L(27), DorYM1(88), O(5)
Loan	11	Beverly Hills BMW(2)	NAP	339,000	Sq. Ft.	175	L(25), D(91), O(4)
Loan	12	3 Columbus Circle(2)(31)	2010-2013	753,713	Sq. Ft.	650	L(31), D(84), O(5)	12/31/2018	57,324,235	17,233,200	40,091,035	12/31/2017	50,952,874	16,254,125	34,698,749
Loan	13	Ensemble	NAP	93	Units	370,968	L(24), D(90), O(6)
Loan	14	Woodlands Mall(2)(31)(32)(33)	NAP	758,231	Sq. Ft.	327	L(26), D(89), O(5)	05/31/2019	53,807,988	10,101,329	43,706,659	12/31/2018	52,962,351	9,785,492	43,176,859
Loan	15	Northpoint Tower(2)	2017-2019	873,335	Sq. Ft.	104	L(25), D(30), O(5)	06/30/2019	16,770,993	8,378,781	8,392,212	12/31/2018	16,412,448	8,412,634	7,999,814
Loan	16	Dearborn IHG Portfolio	NAP	206	Rooms	109,008	L(25), D(90), O(5)	06/30/2019	7,548,787	4,411,812	3,136,975	12/31/2018	7,878,907	4,307,917	3,570,990
Property	16.01	Staybridge Suites Dearborn	NAP	99	Rooms	139,119		06/30/2019	4,287,178	2,351,833	1,935,345	12/31/2018	4,432,912	2,220,877	2,212,035
Property	16.02	Holiday Inn Express Dearborn	NAP	107	Rooms	81,148		06/30/2019	3,261,609	2,059,978	1,201,631	12/31/2018	3,445,995	2,087,040	1,358,955
Loan	17	SkyEast	NAP	41	Units	548,780	L(24), D(92), O(4)	08/31/2019	1,968,982	437,631	1,531,351	12/31/2018	1,907,396	384,017	1,523,379
Loan	18	951 Madison Street	NAP	37	Units	545,946	L(25), YM1(92), O(3)	T-6 3/31/2019 Ann.	1,136,056	173,414	962,641
Loan	19	Canyon Corporate Center	2014	132,248	Sq. Ft.	140	L(25), DorYM1(90), YM1(1), O(4)	12/31/2018	2,541,872	464,482	2,077,389	12/31/2017	1,974,801	447,091	1,527,710
Loan	20	Philadelphia Metro Storage Portfolio	Various	149,845	Sq. Ft.	110	L(26), D(89), O(5)	06/30/2019	2,280,758	826,888	1,453,870	12/31/2018	2,244,928	830,925	1,414,003
Property	20.01	Metro Self Storage - Pennsauken Township	2002	69,085	Sq. Ft.	123		06/30/2019	1,105,083	388,168	716,915	12/31/2018	1,076,357	387,522	688,835
Property	20.02	Metro Self Storage - Philadelphia	2003	80,760	Sq. Ft.	98		06/30/2019	1,175,675	438,720	736,955	12/31/2018	1,168,570	443,402	725,168
Loan	21	Delta Hotels Chesapeake Norfolk	2017-2018	228	Rooms	68,860	L(24), D(93), O(3)	07/31/2019	7,668,989	5,800,938	1,868,051	12/31/2018	6,819,466	5,484,427	1,335,039
Loan	22	Concord Center	2017-2019	99,352	Sq. Ft.	141	L(26), D(91), O(3)	03/31/2019	1,932,323	949,872	982,451	12/31/2018	1,862,672	972,018	890,653
Loan	23	Gramercy Tavern(33)	1994	14,030	Sq. Ft.	998	L(25), YM1(92), O(3)
Loan	24	Hampton Inn & Suites Knoxville	2019	85	Rooms	158,618	L(25), D(92), O(3)	08/31/2019	3,753,073	2,283,383	1,469,690	12/31/2018	3,709,622	2,344,028	1,365,594
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	2017	132	Rooms	102,121	L(25), YM1(92), O(3)	06/30/2019	4,890,068	3,015,294	1,874,774	12/31/2018	4,858,332	3,009,554	1,848,778
Loan	26	Fern Marketplace(32)	NAP	67,725	Sq. Ft.	185	L(25), YM1(11), O(24)	05/31/2019	1,500,316	533,477	966,839	12/31/2018	1,428,875	528,288	900,587
Loan	27	Scottsdale Crossing	2001	52,850	Sq. Ft.	214	L(25), YM1(92), O(3)	08/31/2019	1,429,174	301,705	1,127,469	12/31/2018	1,379,623	296,579	1,083,044
Loan	28	Tradecor Retail Portfolio	Various	29,001	Sq. Ft.	383	L(25), D(91), O(4)
Property	28.01	Bell Rd & Litchfield Rd	NAP	12,500	Sq. Ft.	436		05/31/2019	617,539	115,680	501,859	12/31/2018	661,016	118,278	542,738
Property	28.02	Power Rd & US 60	NAP	8,252	Sq. Ft.	434		04/30/2019	419,925	79,501	340,424	12/31/2018	350,086	75,390	274,697
Property	28.03	Bullard Ave & McDowell Rd	NAP	6,249	Sq. Ft.	175		05/31/2019	206,833		206,833	12/31/2018	208,500		208,500
Property	28.04	Pebble Creek Parkway & McDowell Rd	NAP	2,000	Sq. Ft.	489
Loan	29	Hotel Indigo Birmingham	2018	63	Rooms	169,757	L(25), D(91), O(4)	07/31/2019	2,748,489	1,574,312	1,174,177
Loan	30	The BC Remedy Building	1995	67,087	Sq. Ft.	156	L(25), D(32), O(3)	06/30/2019	1,762,232	494,402	1,267,830	12/31/2018	1,723,552	455,722	1,267,830
Loan	31	Courtyard Warner Robins	NAP	106	Rooms	98,822	L(26), D(91), O(3)	07/31/2019	3,982,846	2,803,025	1,179,821	12/31/2018	3,817,902	2,715,392	1,102,510
Loan	32	Two Guys Commons	2016	110,980	Sq. Ft.	88	L(25), D(91), O(4)	04/30/2019	1,646,240	602,970	1,043,270	12/31/2018	1,629,049	580,351	1,048,698
Loan	33	47 Clinton Street	2014	10	Units	900,000	L(25), YM1(29), O(6)	05/31/2019	499,641	79,068	420,573	12/31/2018	476,269	82,653	393,616
Loan	34	TownePlace Suites Albany	NAP	80	Rooms	104,752	L(26), D(91), O(3)	07/31/2019	2,932,576	1,503,096	1,429,479	12/31/2018	2,592,699	1,492,429	1,100,270
Loan	35	Holiday Inn Express and Suites Los Alamos	NAP	86	Rooms	88,826	L(25), D(90), O(5)	06/30/2019	2,885,410	1,816,825	1,068,585	12/31/2018	2,864,318	1,747,224	1,117,095
Loan	36	Double Door	2018	11	Units	681,818	L(25), D(89), O(6)	06/30/2019	308,769	112,049	196,720
Loan	37	Albertsons Corinth	2017	57,574	Sq. Ft.	88	L(25), D(92), O(3)
Loan	38	2975 Breckinridge Boulevard	2008	70,393	Sq. Ft.	69	L(26), D(30), O(4)	06/30/2019	1,118,416	439,884	678,532	12/31/2018	1,093,218	406,147	687,070
Loan	39	JJL Retail Portfolio	NAP	13,979	Sq. Ft.	275	L(25), DorYM1(91), O(4)
Property	39.01	Palm Desert	NAP	5,979	Sq. Ft.	361		06/30/2019	247,510	48,945	198,565
Property	39.02	Lake Elsinore	NAP	8,000	Sq. Ft.	211
Loan	40	738 East 6th Street	2018-2019	11	Units	345,455	L(24), D(92), O(4)	08/31/2019	340,375	126,998	213,377

A-1-4

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Third Most	Third	Third	Third
			Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership
Loan	ID	Property Name	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(7)(10)	Debt Yield(7)(10)	Revenue($)	EGI($)	Expenses($)	NOI ($)(11)	Reserves($)	TI/LC($)	NCF ($)	Interest
Loan	1	Sunset North(2)	12/31/2017	15,446,081	4,538,540	10,907,542	9.1%	8.7%	21,030,283	19,978,769	6,362,971	13,615,798	148,500	464,061	13,003,237	Fee Simple
Loan	2	Mac Commons	12/31/2017	5,701,680	1,355,424	4,346,256	8.7%	8.3%	6,420,963	6,099,915	1,442,978	4,656,938	54,271	176,707	4,425,960	Fee Simple
Loan	3	Osborn Triangle(2)(31)	12/31/2017	55,887,418	13,850,608	42,036,811	12.5%	12.0%	71,076,352	70,789,429	17,055,013	53,734,416	182,776	1,878,551	51,673,090	Leasehold
Property	3.01	610 Main Street North	12/31/2017	24,392,158	5,060,066	19,332,091			30,235,850	30,351,909	6,775,685	23,576,224	75,259		23,500,965	Leasehold
Property	3.02	1 Portland Street	12/31/2017	19,154,337	4,220,162	14,934,175			24,166,129	24,096,635	5,282,690	18,813,944	61,919	1,081,864	17,670,161	Leasehold
Property	3.03	700 Main Street	12/31/2017	12,340,923	4,570,379	7,770,545			16,674,373	16,340,886	4,996,638	11,344,248	45,597	796,687	10,501,964	Leasehold
Loan	4	Grand Canal Shoppes(2)(31)	12/31/2017	107,586,327	33,160,381	74,425,947	9.6%	9.3%	104,029,334	104,029,334	31,007,624	73,021,709		2,023,806	70,997,903	Fee Simple/Leasehold
Loan	5	Rivertowne Commons(2)	12/31/2017	8,040,686	2,413,105	5,627,581	8.8%	8.4%	8,575,528	8,355,800	2,552,434	5,803,365	84,547	204,419	5,514,400	Fee Simple
Loan	6	900 & 990 Stewart Avenue(2)	12/31/2016	12,150,135	7,167,351	4,982,784	9.1%	8.9%	16,021,690	14,329,713	6,653,537	7,676,175	92,364	136,604	7,447,208	Leasehold
Loan	7	City Hyde Park(2)	12/31/2017	6,203,491	1,932,207	4,271,284	6.7%	6.6%	9,097,022	10,396,195	2,862,031	7,534,164	52,509	98,900	7,382,754	Fee Simple
Loan	8	9533 Brighton Way					6.7%	6.7%	3,879,443	3,623,740	728,470	2,895,270	2,335	28,588	2,864,347	Fee Simple
Loan	9	Wind Creek Leased Fee(2)					7.1%	7.1%	10,402,235	10,402,235		10,402,235			10,402,235	Fee Simple
Loan	10	30 Hudson Yards(2)(31)					10.9%	10.9%	169,372,247	164,291,079	42,267,893	122,023,186	292,647		121,730,539	Fee Simple
Loan	11	Beverly Hills BMW(2)					4.0%	4.0%	1,200,000	2,437,753	78,975	2,358,779			2,358,779	Fee Simple
Loan	12	3 Columbus Circle(2)(31)	12/31/2016	50,161,202	14,968,652	35,192,550	12.3%	11.5%	80,992,881	79,416,007	18,918,555	60,497,452	150,743	3,752,630	56,594,080	Fee Simple
Loan	13	Ensemble					7.1%	7.0%	2,686,600	2,689,872	361,027	2,328,845	23,735	485	2,304,625	Fee Simple
Loan	14	Woodlands Mall(2)(31)(32)(33)	12/31/2017	51,530,705	10,009,375	41,521,330	17.4%	17.0%	56,897,203	53,931,267	10,814,593	43,116,674	151,646	758,231	42,206,797	Fee Simple
Loan	15	Northpoint Tower(2)	12/31/2017	17,403,580	8,558,873	8,844,707	11.3%	11.1%	20,660,897	18,661,374	8,452,084	10,209,290	174,667		10,034,623	Fee Simple/Leasehold
Loan	16	Dearborn IHG Portfolio	12/31/2017	6,842,421	3,995,443	2,846,978	13.6%	12.3%	7,471,657	7,548,787	4,495,735	3,053,052	301,951		2,751,101	Fee Simple
Property	16.01	Staybridge Suites Dearborn	12/31/2017	3,774,254	2,119,462	1,654,791			4,260,149	4,287,178	2,406,513	1,880,665	171,487		1,709,178	Fee Simple
Property	16.02	Holiday Inn Express Dearborn	12/31/2017	3,068,167	1,875,981	1,192,186			3,211,508	3,261,609	2,089,222	1,172,387	130,464		1,041,923	Fee Simple
Loan	17	SkyEast	12/31/2017	1,946,140	383,138	1,563,002	6.7%	6.7%	2,216,280	2,036,280	518,897	1,517,383	10,250		1,507,133	Fee Simple
Loan	18	951 Madison Street					7.0%	6.9%	1,841,639	1,626,507	206,928	1,419,579	11,959	13,546	1,394,073	Fee Simple
Loan	19	Canyon Corporate Center	12/31/2016	1,953,693	417,792	1,535,902	11.6%	11.4%	3,727,566	3,220,722	1,080,035	2,140,687	-105,000	132,248	2,113,439	Fee Simple
Loan	20	Philadelphia Metro Storage Portfolio	12/31/2017	2,079,993	719,142	1,360,851	8.6%	8.5%	2,403,304	2,281,973	861,922	1,420,050	14,985		1,405,066	Fee Simple
Property	20.01	Metro Self Storage - Pennsauken Township	12/31/2017	984,798	372,573	612,224			1,148,152	1,106,298	393,509	712,789	6,909		705,880	Fee Simple
Property	20.02	Metro Self Storage - Philadelphia	12/31/2017	1,095,195	346,569	748,627			1,255,152	1,175,675	468,413	707,262	8,076		699,186	Fee Simple
Loan	21	Delta Hotels Chesapeake Norfolk	12/31/2017	6,896,726	5,600,142	1,296,584	11.6%	11.6%	7,668,989	7,668,989	5,851,093	1,817,896			1,817,896	Fee Simple
Loan	22	Concord Center					9.3%	9.1%	2,512,822	2,428,084	1,120,235	1,307,849	19,870	11,270	1,276,708	Fee Simple
Loan	23	Gramercy Tavern(33)					8.5%	8.4%	1,597,872	1,549,936	357,872	1,192,064	2,105	14,030	1,175,929	Fee Simple
Loan	24	Hampton Inn & Suites Knoxville	12/31/2017	3,626,107	2,365,802	1,260,305	10.9%	10.9%	3,785,398	3,785,398	2,314,691	1,470,707			1,470,707	Fee Simple
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	12/31/2017	4,500,368	2,945,521	1,554,847	13.9%	13.9%	4,890,068	4,890,068	3,015,373	1,874,695			1,874,695	Fee Simple
Loan	26	Fern Marketplace(32)					9.3%	9.2%	2,089,533	1,727,778	569,184	1,158,593	-19,149	29,308	1,148,435	Fee Simple
Loan	27	Scottsdale Crossing	12/31/2017	1,382,883	298,323	1,084,560	10.3%	9.8%	1,534,770	1,468,831	304,937	1,163,893	8,456	52,850	1,102,587	Fee Simple
Loan	28	Tradecor Retail Portfolio					9.9%	9.4%	1,458,095	1,385,190	286,791	1,098,399	9,595	44,751	1,044,052	Fee Simple
Property	28.01	Bell Rd & Litchfield Rd	12/31/2017	662,283	116,215	546,068			696,462	661,639	121,891	539,748	4,750	18,251	516,747	Fee Simple
Property	28.02	Power Rd & US 60	12/31/2017	311,917	71,840	240,077			461,633	438,551	77,241	361,310	1,733	17,891	341,687	Fee Simple
Property	28.03	Bullard Ave & McDowell Rd	12/31/2017	209,000		209,000			205,000	194,750	83,273	111,477	2,812	5,951	102,714	Fee Simple
Property	28.04	Pebble Creek Parkway & McDowell Rd							95,000	90,250	4,387	85,863	300	2,658	82,905	Fee Simple
Loan	29	Hotel Indigo Birmingham					12.2%	11.1%	2,501,135	2,973,348	1,664,994	1,308,354	118,934		1,189,420	Fee Simple/Leasehold
Loan	30	The BC Remedy Building	12/31/2017	1,749,940	482,110	1,267,830	11.2%	10.2%	1,891,216	1,796,655	623,386	1,173,269	16,772	86,295	1,070,203	Fee Simple
Loan	31	Courtyard Warner Robins	12/31/2017	3,840,257	2,773,094	1,067,163	11.5%	11.5%	3,992,494	3,992,494	2,787,773	1,204,721			1,204,721	Fee Simple
Loan	32	Two Guys Commons	12/31/2017	1,536,237	607,823	928,414	9.3%	8.5%	1,622,457	1,484,710	576,699	908,012	16,647	56,176	835,188	Fee Simple
Loan	33	47 Clinton Street	12/31/2017	500,698	68,883	431,815	6.2%	6.2%	695,868	641,592	82,175	559,417	3,170		556,247	Fee Simple
Loan	34	TownePlace Suites Albany					16.4%	16.4%	2,890,280	2,890,280	1,515,627	1,374,653			1,374,653	Fee Simple
Loan	35	Holiday Inn Express and Suites Los Alamos	12/31/2017	2,485,942	1,574,525	911,417	14.0%	12.6%	2,746,022	2,788,238	1,716,458	1,071,780	111,530		960,250	Fee Simple
Loan	36	Double Door					8.4%	8.2%	852,000	811,850	181,048	630,803	3,500	13,750	613,553	Fee Simple
Loan	37	Albertsons Corinth					8.3%	7.7%	457,489	434,615	13,038	421,576	8,636	19,118	393,822	Fee Simple
Loan	38	2975 Breckinridge Boulevard	12/31/2017	885,738	438,203	447,535	14.4%	12.1%	1,381,488	1,157,685	452,468	705,217	49,979	64,009	591,229	Fee Simple
Loan	39	JJL Retail Portfolio					8.8%	8.3%	532,190	505,580	166,087	339,493	4,048	15,219	320,226	Fee Simple
Property	39.01	Palm Desert							288,794	274,354	82,692	191,663	3,408	8,303	179,952	Fee Simple
Property	39.02	Lake Elsinore							243,396	231,226	83,396	147,830	640	6,916	140,274	Fee Simple
Loan	40	738 East 6th Street					6.8%	6.7%	442,816	395,416	138,787	256,629	2,750		253,879	Fee Simple

A-1-5

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ground Lease	Ground Lease			Lease
Loan	ID	Property Name	Expiration(18)	Extension Terms(18)	Largest Tenant(19)(20)(21)(22)	SF	Expiration
Loan	1	Sunset North(2)			Intellectual Ventures	152,633	05/31/2025
Loan	2	Mac Commons			Giant	65,711	06/30/2031
Loan	3	Osborn Triangle(2)(31)
Property	3.01	610 Main Street North			Pfizer	270,056	12/31/2031
Property	3.02	1 Portland Street			Pfizer	229,330	01/31/2024
Property	3.03	700 Main Street			Novartis Institutes for Biomedical Research, Inc.	99,883	07/31/2024
Loan	4	Grand Canal Shoppes(2)(31)	5/14/2093 (Venetian Casino Resort); 2/28/2097 (Palazzo Hotel and Casino); 2/29/2064 (Walgreens)	One, 40 years (Walgreens); None (Venetian Hotel and Casino and Palazzo Resort and Casino)	The Venetian Casino Resort	81,105	05/31/2029
Loan	5	Rivertowne Commons(2)			Target	84,640	09/30/2034
Loan	6	900 & 990 Stewart Avenue(2)	1/31/2030 (900 Stewart Avenue); 7/31/2050 (990 Stewart Avenue)	Four, 10 years and one, 14 years (900 Stewart Avenue); Two, 10 years and one, 14 years (990 Stewart Avenue)	AON	60,143	09/01/2028
Loan	7	City Hyde Park(2)			Whole Foods	30,326	06/30/2036
Loan	8	9533 Brighton Way			Isaia	3,087	06/30/2025
Loan	9	Wind Creek Leased Fee(2)			NAP	NAP	NAP
Loan	10	30 Hudson Yards(2)(31)			WarnerMedia	1,463,234	06/30/2034
Loan	11	Beverly Hills BMW(2)			Sonic Automotive	339,000	06/19/2024
Loan	12	3 Columbus Circle(2)(31)			Young & Rubicam, Inc.	375,236	07/31/2033
Loan	13	Ensemble			NAP	NAP	NAP
Loan	14	Woodlands Mall(2)(31)(32)(33)			Forever 21	85,150	06/30/2025
Loan	15	Northpoint Tower(2)	10/31/2059	None	Jones Day	342,641	06/30/2026
Loan	16	Dearborn IHG Portfolio
Property	16.01	Staybridge Suites Dearborn			NAP	NAP	NAP
Property	16.02	Holiday Inn Express Dearborn			NAP	NAP	NAP
Loan	17	SkyEast			NAP	NAP	NAP
Loan	18	951 Madison Street			Betances Health Center	8,222	11/30/2047
Loan	19	Canyon Corporate Center			Sedgwick Claims Management Services	26,614	12/01/2022
Loan	20	Philadelphia Metro Storage Portfolio
Property	20.01	Metro Self Storage - Pennsauken Township			NAP	NAP	NAP
Property	20.02	Metro Self Storage - Philadelphia			NAP	NAP	NAP
Loan	21	Delta Hotels Chesapeake Norfolk			NAP	NAP	NAP
Loan	22	Concord Center			Cost Plus Inc	20,907	01/31/2023
Loan	23	Gramercy Tavern(33)			Gramercy Tavern	14,030	08/31/2039
Loan	24	Hampton Inn & Suites Knoxville			NAP	NAP	NAP
Loan	25	SpringHill Suites Ashburn-Dulles North(32)			NAP	NAP	NAP
Loan	26	Fern Marketplace(32)			Whole Foods Market, Inc.	36,235	10/31/2036
Loan	27	Scottsdale Crossing			You Fit Health Clubs	17,351	02/28/2023
Loan	28	Tradecor Retail Portfolio
Property	28.01	Bell Rd & Litchfield Rd			Pacific Dental	5,200	04/30/2029
Property	28.02	Power Rd & US 60			Verizon Wireless	4,247	05/31/2024
Property	28.03	Bullard Ave & McDowell Rd			P.F. Chang’s	6,249	10/31/2023
Property	28.04	Pebble Creek Parkway & McDowell Rd			NAP	NAP	NAP
Loan	29	Hotel Indigo Birmingham			NAP	NAP	NAP
Loan	30	The BC Remedy Building			Measurement Incorporated	67,087	12/31/2028
Loan	31	Courtyard Warner Robins			NAP	NAP	NAP
Loan	32	Two Guys Commons			Ashley Furniture	36,904	12/31/2021
Loan	33	47 Clinton Street			Unfade Hair Studio, LLC	900	04/30/2026
Loan	34	TownePlace Suites Albany			NAP	NAP	NAP
Loan	35	Holiday Inn Express and Suites Los Alamos			NAP	NAP	NAP
Loan	36	Double Door			Yeti	5,000	01/31/2029
Loan	37	Albertsons Corinth			Albertson’s LLC	57,574	06/30/2039
Loan	38	2975 Breckinridge Boulevard			The Reynolds & Reynolds Co.	31,065	11/30/2023
Loan	39	JJL Retail Portfolio
Property	39.01	Palm Desert			Pho Vu	3,522	11/30/2023
Property	39.02	Lake Elsinore			Skechers	8,000	02/28/2029
Loan	40	738 East 6th Street			NAP	NAP	NAP

A-1-6

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease		Occupancy
Loan	ID	Property Name	2nd Largest Tenant(21)(22)	SF	Expiration	3rd Largest Tenant(21)	SF	Expiration	4th Largest Tenant(21)	SF	Expiration	5th Largest Tenant(19)	SF	Expiration	Occupancy(22)	As-of Date
Loan	1	Sunset North(2)	ArenaNet	96,839	05/31/2029	WeWork	78,303	12/31/2031	Farmers	61,327	05/31/2029	GM Cruise	32,331	11/30/2026	98.8%	09/30/2019
Loan	2	Mac Commons	Burlington Coat Factory	56,284	02/28/2030	Dick’s Sporting Goods	50,441	01/31/2024	Big Lots	35,418	01/31/2022	TJ Maxx	35,018	01/31/2024	96.3%	06/23/2019
Loan	3	Osborn Triangle(2)(31)													100.0%	Various
Property	3.01	610 Main Street North	Sulmona Restaurant Group	3,355	02/28/2027	Café Luna	2,328	03/31/2027	Boston Burger	1,984	09/30/2027	Revela	1,015	07/31/2027	100.0%	05/01/2019
Property	3.02	1 Portland Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2019
Property	3.03	700 Main Street	Lab Central Inc.	68,996	03/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/01/2019
Loan	4	Grand Canal Shoppes(2)(31)	Tao Nightclub	49,441	01/31/2025	Madame ‘Tussaud Las Vegas	28,235	07/31/2024	Regis Galerie	28,099	05/31/2025	Grand Lux Café	19,100	12/31/2029	94.0%	05/31/2019
Loan	5	Rivertowne Commons(2)	Safeway	49,035	10/31/2022	AMC Theatres	37,560	04/30/2030	Ross Dress for Less	25,069	01/31/2024	Staples	24,000	05/31/2022	97.0%	09/04/2019
Loan	6	900 & 990 Stewart Avenue(2)	Wright Risk Management	37,550	06/01/2029	Meyer, Suozzi, English & Klein	35,578	02/01/2026	Contour Mortgage	21,566	10/01/2025	Nationwide	18,787	08/01/2023	88.6%	06/11/2019
Loan	7	City Hyde Park(2)	Marshalls	26,020	05/31/2026	Michaels	18,141	02/28/2026	RGN-Chicago XXXII LLC	16,614	07/31/2026	Hyde Park OneFish TwoFish LLC	5,255	07/31/2027	96.7%	06/03/2019
Loan	8	9533 Brighton Way	Monogram Capital	2,962	03/31/2024	Berluti	2,923	01/31/2028	Vhernier USA	1,642	01/31/2028	Boglioli	1,490	01/31/2029	88.6%	08/20/2019
Loan	9	Wind Creek Leased Fee(2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	30 Hudson Yards(2)(31)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Loan	11	Beverly Hills BMW(2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Loan	12	3 Columbus Circle(2)(31)	Emerge 212 3CC LLC	57,359	11/30/2027	Nordstrom	46,991	10/31/2039	Jazz at Lincoln Center, Inc.	30,653	04/30/2028	Josephson	22,742	12/31/2032	97.2%	01/01/2019
Loan	13	Ensemble	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	79.6%	08/29/2019
Loan	14	Woodlands Mall(2)(31)(32)(33)	Dick’s Sporting Goods	83,075	01/31/2027	Barnes & Noble	30,471	01/31/2020	Woodlands Financial Group	22,359	03/31/2027	Macy’s Children’s	17,161	01/31/2022	95.8%	05/28/2019
Loan	15	Northpoint Tower(2)	GSA	79,151	10/31/2029	CGI Technologies & Solutions	32,919	07/31/2020	Willis Towers Watson US LLC	28,135	12/31/2025	RSM US LLP	25,753	05/31/2021	79.5%	5/16/2019 & 7/16/2019
Loan	16	Dearborn IHG Portfolio													75.5%	06/30/2019
Property	16.01	Staybridge Suites Dearborn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	86.4%	06/30/2019
Property	16.02	Holiday Inn Express Dearborn	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	65.5%	06/30/2019
Loan	17	SkyEast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	06/01/2019
Loan	18	951 Madison Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	83.8%	07/16/2019
Loan	19	Canyon Corporate Center	Rady Children’s Physician Management	19,962	05/01/2024	Gerdau Reinforcing Steel	16,969	07/01/2022	Braemer Manufacturing, LLC	8,008	05/01/2020	Terra Costa Consulting Group	6,331	03/01/2021	86.6%	05/31/2019
Loan	20	Philadelphia Metro Storage Portfolio													91.2%	07/21/2019
Property	20.01	Metro Self Storage - Pennsauken Township	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	92.0%	07/21/2019
Property	20.02	Metro Self Storage - Philadelphia	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	90.5%	07/21/2019
Loan	21	Delta Hotels Chesapeake Norfolk	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	68.8%	07/31/2019
Loan	22	Concord Center	Mediterrano Inc	9,256	12/31/2030	Olive Garden	8,554	08/08/2028	Nique-Elle’s Inc	7,600	09/01/2031	Five Twenty Four Inc	7,112	01/31/2026	95.4%	07/18/2019
Loan	23	Gramercy Tavern(33)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/01/2019
Loan	24	Hampton Inn & Suites Knoxville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	08/31/2019
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	79.4%	06/30/2019
Loan	26	Fern Marketplace(32)	Grub Burger Bar	4,021	02/28/2026	First Watch	3,500	02/28/2028	Orange Theory Fitness	3,148	07/31/2027	Hollywood Feed	3,000	06/30/2023	85.7%	07/31/2019
Loan	27	Scottsdale Crossing	Massage Envy	2,933	02/29/2020	Ahipoki Bowl	2,434	06/30/2024	On Communications	2,434	06/30/2022	Einstein Bagels	2,407	04/30/2026	97.1%	06/11/2019
Loan	28	Tradecor Retail Portfolio													100.0%	Various
Property	28.01	Bell Rd & Litchfield Rd	Verizon Wireless	3,000	12/31/2024	Chipotle	2,600	02/08/2027	FedEx	1,700	04/30/2027	NAP	NAP	NAP	100.0%	06/30/2019
Property	28.02	Power Rd & US 60	National Vision	4,005	07/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	12/03/2018
Property	28.03	Bullard Ave & McDowell Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Property	28.04	Pebble Creek Parkway & McDowell Rd	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	29	Hotel Indigo Birmingham	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	71.7%	07/31/2019
Loan	30	The BC Remedy Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Loan	31	Courtyard Warner Robins	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	72.2%	07/31/2019
Loan	32	Two Guys Commons	Tractor Supply Company	25,000	05/31/2024	Aldi	21,697	06/30/2024	Crunch Fitness	15,254	02/28/2027	NAP	NAP	NAP	89.1%	05/31/2019
Loan	33	47 Clinton Street	The Rivera Group, LLC	900	05/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	05/29/2019
Loan	34	TownePlace Suites Albany	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	07/31/2019
Loan	35	Holiday Inn Express and Suites Los Alamos	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	85.6%	06/30/2019
Loan	36	Double Door	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/02/2019
Loan	37	Albertsons Corinth	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Loan	38	2975 Breckinridge Boulevard	Data Recognition Corporation	28,035	09/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	84.0%	06/27/2019
Loan	39	JJL Retail Portfolio													100.0%	Various
Property	39.01	Palm Desert	T-Mobile West, LLC	2,457	12/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/15/2019
Property	39.02	Lake Elsinore	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	10/06/2019
Loan	40	738 East 6th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	90.9%	05/29/2019

A-1-7

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance
Loan	ID	Property Name	Reserves($)(24)	Reserves ($)(25)(26)(27)	Reserves ($)(24)	Reserves ($)(25)(26)	Reserves ($)(24)	Reserves ($)(25)	Reserves($)(24)
Loan	1	Sunset North(2)	12,375	12,375	38,672	38,672	153,562	153,562	166,282
Loan	2	Mac Commons	648,858	4,523		15,075	58,523	58,523	50,324
Loan	3	Osborn Triangle(2)(31)						Springing
Property	3.01	610 Main Street North
Property	3.02	1 Portland Street
Property	3.03	700 Main Street
Loan	4	Grand Canal Shoppes(2)(31)		Springing		Springing		Springing
Loan	5	Rivertowne Commons(2)		7,046		12,500		Springing
Loan	6	900 & 990 Stewart Avenue(2)	1,000,000		7,000,000		520,691	173,564	46,815
Loan	7	City Hyde Park(2)	4,834	4,834	11,465	11,465	360,081	120,027	70,907
Loan	8	9533 Brighton Way	195	195	2,382	2,382	170,489	42,623
Loan	9	Wind Creek Leased Fee(2)		Springing		Springing		Springing
Loan	10	30 Hudson Yards(2)(31)		Springing		Springing		Springing
Loan	11	Beverly Hills BMW(2)		Springing		Springing	1,534,640	6,581
Loan	12	3 Columbus Circle(2)(31)		Springing		Springing		Springing
Loan	13	Ensemble		1,978				40,780	71,035
Loan	14	Woodlands Mall(2)(31)(32)(33)		Springing		Springing		Springing
Loan	15	Northpoint Tower(2)		14,556	10,500,000	Springing	1,379,655	344,914
Loan	16	Dearborn IHG Portfolio		25,366			79,736	39,868	25,595
Property	16.01	Staybridge Suites Dearborn
Property	16.02	Holiday Inn Express Dearborn
Loan	17	SkyEast	854	854			65,682	21,784
Loan	18	951 Madison Street		771		Springing	6,205	1,551	11,053
Loan	19	Canyon Corporate Center	800,000	Springing	1,050,000	Springing	168,951	28,159
Loan	20	Philadelphia Metro Storage Portfolio	170,131	1,249			40,066	20,033	4,788
Property	20.01	Metro Self Storage - Pennsauken Township
Property	20.02	Metro Self Storage - Philadelphia
Loan	21	Delta Hotels Chesapeake Norfolk	31,954	31,954			36,521	14,267
Loan	22	Concord Center	1,133,483	1,656	10,349	10,349	38,614	38,614
Loan	23	Gramercy Tavern(33)		292			68,495	22,832	144,869
Loan	24	Hampton Inn & Suites Knoxville	12,620	12,620			110,320	13,790
Loan	25	SpringHill Suites Ashburn-Dulles North(32)		Springing			73,117	15,153
Loan	26	Fern Marketplace(32)	847	847	101,588	Springing	215,734	31,741
Loan	27	Scottsdale Crossing	705	705	4,404	4,404	48,668	8,111
Loan	28	Tradecor Retail Portfolio	11,500	800		3,729	121,617	15,202	705
Property	28.01	Bell Rd & Litchfield Rd
Property	28.02	Power Rd & US 60
Property	28.03	Bullard Ave & McDowell Rd
Property	28.04	Pebble Creek Parkway & McDowell Rd
Loan	29	Hotel Indigo Birmingham		Greater of (i) 4.0% of the projected Gross Revenue for the Property for the prior month, (ii) the then-current amount required by the Management Agreement and (iii) the then-current amount required by the Franchise Agreement for Approved Capital Expenditures and the repair and replacement of the FF&E			10,108	1,011
Loan	30	The BC Remedy Building	77,000	1,398		6,988	130,833	13,083	1,596
Loan	31	Courtyard Warner Robins	13,310	13,310			49,075	5,453
Loan	32	Two Guys Commons		1,387	150,000	Springing		Springing
Loan	33	47 Clinton Street	178	178	75	75	2,537	2,537
Loan	34	TownePlace Suites Albany	9,650	9,650			68,455	7,606
Loan	35	Holiday Inn Express and Suites Los Alamos		9,294			27,782	4,630
Loan	36	Double Door		292		Springing	32,691	8,173	2,203
Loan	37	Albertsons Corinth		Springing				Springing
Loan	38	2975 Breckinridge Boulevard		7,245		5,866	89,310	8,119	10,879
Loan	39	JJL Retail Portfolio		337		1,268	37,902	6,317	356
Property	39.01	Palm Desert
Property	39.02	Lake Elsinore
Loan	40	738 East 6th Street	229	229			7,541	7,510

A-1-8

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Upfront	Monthly	Other
			Insurance	Engineering	Other	Other	Reserves
Loan	ID	Property Name	Reserves ($)(25)	Reserve($)(24)	Reserves ($)(24)	Reserves ($)(25)	Description
Loan	1	Sunset North(2)	33,256		14,787,464		Outstanding TI/LC Reserve (Upfront: 14,380,753.87); Free Rent Reserve (Upfront: 406,709.78)
Loan	2	Mac Commons	10,065	8,750	2,733,582		Unfunded Obligations Reserve (Upfront: 2,691,215.82); Condominium Assessment Reserve Funds (Upfront: 42,365.74)
Loan	3	Osborn Triangle(2)(31)	Springing
Property	3.01	610 Main Street North
Property	3.02	1 Portland Street
Property	3.03	700 Main Street
Loan	4	Grand Canal Shoppes(2)(31)	Springing		13,527,940	Springing	Outstanding TI/LC Reserve (Upfront: 12,309,694); Gap Rent Reserve (Upfront: 1,218,246); Ground Rent Reserve (Monthly: Springing)
Loan	5	Rivertowne Commons(2)	Springing		9,375		Environmental Reserve
Loan	6	900 & 990 Stewart Avenue(2)	16,073		2,774,228	Springing	Outstanding TI/LC Reserve (Upfront: 1,595,038); Master Lease Reserve (Upfront: 831,093; Monthly: Springing); Free Rent Reserve (Upfront: 327,772); Ground Lease Reserve (Upfront: 20,325; Monthly: Springing)
Loan	7	City Hyde Park(2)	8,863		446,473		Outstanding TI/LC Reserve (Upfront: 421,473); OneFish TwoFish Reserve (Upfront: 25,000)
Loan	8	9533 Brighton Way	Springing		567,106		Outstanding TI Reserve (Upfront: 525,188); Free Rent Reserve (Upfront: 41,918)
Loan	9	Wind Creek Leased Fee(2)	Springing		1,365,880	Springing	Debt Service Reserve (Upfront: 1,365,879.90); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)
Loan	10	30 Hudson Yards(2)(31)	Springing			Springing	Condominium Reserve
Loan	11	Beverly Hills BMW(2)	Springing		500,000	Springing	Debt Service Reserve
Loan	12	3 Columbus Circle(2)(31)	Springing		2,668,685	Springing	Outstanding TI/LC Reserve (Upfront: 1,820,891.36); Free Rent Reserve (Upfront: 847,793.62); Young & Rubicam Reserve (Monthly Springing: Excess Cash Flow)
Loan	13	Ensemble	7,104		2,209,363	Springing	Economic Holdback Reserve (Upfront: $1,720,000); 421-a Tax Reserve (Upfront: $489,363; Monthly: Springing)
Loan	14	Woodlands Mall(2)(31)(32)(33)	Springing		2,174,886	Springing	Tenant Improvement Reserve (2,174,886); Major Anchor Sweep Reserve Funds (Monthly Springing: Excess Cash Flow)
Loan	15	Northpoint Tower(2)	Springing		3,409,497	85,758	Unfunded Obligations Reserve (Upfront: 2,109,853); Free Rent Reserve (Upfront: 1,259,644; Monthly: 75,758); Ground Rent Reserve (Upfront: 40,000; Monthly: 1/12 of annual ground rent)
Loan	16	Dearborn IHG Portfolio	5,119			Springing	PIP Reserve
Property	16.01	Staybridge Suites Dearborn
Property	16.02	Holiday Inn Express Dearborn
Loan	17	SkyEast	Springing		2,450,000		Accretive Leasing Reserve (Upfront: 2,000,000); Municipal Violation Reserve (Upfront: 250,000); Community Space Work Reserve (Upfront: 200,000)
Loan	18	951 Madison Street	3,684	750	216,039	Springing	421-a Reserve Funds (Upfront: 216,039.25); Condominium Assessment Reserve Funds (Monthly: Springing)
Loan	19	Canyon Corporate Center	Springing		57,012		Free Rent Reserve
Loan	20	Philadelphia Metro Storage Portfolio	4,788	49,700	150,000		Environmental Reserve
Property	20.01	Metro Self Storage - Pennsauken Township
Property	20.02	Metro Self Storage - Philadelphia
Loan	21	Delta Hotels Chesapeake Norfolk	Springing			Springing	PIP Reserve
Loan	22	Concord Center	Springing	78,838	130,317		Free Rent Reserve (Upfront: 74,624); Outstanding TI Reserve (Upfront: 55,693)
Loan	23	Gramercy Tavern(33)	Springing
Loan	24	Hampton Inn & Suites Knoxville	Springing			Springing	PIP Reserve (Monthly: Springing); Franchise Trigger Reserve (Monthly: Springing)
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	Springing	7,425	150,645	Springing	PIP Reserve
Loan	26	Fern Marketplace(32)	Springing		619,937		Accretive Leasing Reserve (Upfront: 503,633); Outstanding TI Reserve (Upfront: 93,757.53); Free Rent Reserve (Upfront: 22,546.85)
Loan	27	Scottsdale Crossing	Springing	15,685	7,000		Outstanding TI Reserve
Loan	28	Tradecor Retail Portfolio	705	9,446	42,500		Unfunded Obligations Reserve
Property	28.01	Bell Rd & Litchfield Rd
Property	28.02	Power Rd & US 60
Property	28.03	Bullard Ave & McDowell Rd
Property	28.04	Pebble Creek Parkway & McDowell Rd
Loan	29	Hotel Indigo Birmingham	Springing	7,000	750,000		Earn-Out Reserve (Upfront: 430,000); Parking Reserve (Upfront: 320,000)
Loan	30	The BC Remedy Building	1,596	1,875	111,660		Environmental Work Reserve
Loan	31	Courtyard Warner Robins	Springing		917,374		PIP Reserve
Loan	32	Two Guys Commons	Springing		31,900		Water Tower Reserve (Upfront: 31,400); O&M Plan Reserve (Upfront: 500)
Loan	33	47 Clinton Street	Springing
Loan	34	TownePlace Suites Albany	Springing			Springing	PIP Reserve
Loan	35	Holiday Inn Express and Suites Los Alamos	Springing		2,239,473	Springing	PIP Reserve
Loan	36	Double Door	1,102		703,928		Unfunded Obligations Reserve
Loan	37	Albertsons Corinth	Springing
Loan	38	2975 Breckinridge Boulevard	989		186,246		Unfunded Obligations Reserve (Upfront: 126,157.50); Free Rent Reserve (Upfront: 60,088.36)
Loan	39	JJL Retail Portfolio	356	5,250
Property	39.01	Palm Desert
Property	39.02	Lake Elsinore
Loan	40	738 East 6th Street	Springing		9,816		Municipal Violation Reserve
A-1-9

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Environmental			Franchise
			Report	Engineering		Expiration	Loan
Loan	ID	Property Name	Date(28)(29)	Report Date	PML/SEL (%)	Date	Purpose	Sponsor(23)	Guarantor(30)
Loan	1	Sunset North(2)	08/28/2019	08/28/2019	7%-9%	NAP	Acquisition	Kennedy-Wilson Holdings, Inc.	Kennedy-Wilson Holdings, Inc.
Loan	2	Mac Commons	07/02/2019	07/02/2019	NAP	NAP	Refinance	Peter C. Abrams	Peter C. Abrams
Loan	3	Osborn Triangle(2)(31)	04/10/2019	04/10/2019	NAP		Acquisition	NAP	NAP
Property	3.01	610 Main Street North	04/10/2019	04/10/2019	NAP	NAP
Property	3.02	1 Portland Street	04/10/2019	04/10/2019	NAP	NAP
Property	3.03	700 Main Street	04/10/2019	04/10/2019	NAP	NAP
Loan	4	Grand Canal Shoppes(2)(31)	05/15/2019	03/18/2019	NAP	NAP	Refinance	Grand Canal Shoppes Holdings, LLC	BPR Nimbus LLC
Loan	5	Rivertowne Commons(2)	08/07/2019	08/09/2019	NAP	NAP	Refinance	Daniel Massry; Saul Tawil	Daniel Massry; Saul Tawil
Loan	6	900 & 990 Stewart Avenue(2)	01/23/2019	01/21/2019	NAP	NAP	Acquisition	Leibel Lederman	Leibel Lederman
Loan	7	City Hyde Park(2)	06/13/2019	06/10/2019	NAP	NAP	Refinance	Antheus Capital	LARP Holdings, LLC
Loan	8	9533 Brighton Way	08/12/2019	08/13/2019	19.0%	NAP	Refinance	David Dushey	David Dushey
Loan	9	Wind Creek Leased Fee(2)	07/17/2019	NAP	NAP	NAP	Recapitalization	Jeffrey Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein	Jeffrey Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein
Loan	10	30 Hudson Yards(2)(31)	05/30/2019	06/03/2019	NAP	NAP	Acquisition	30 HY WM REIT Owner LP	NAP
Loan	11	Beverly Hills BMW(2)	05/08/2019	07/24/2019	10.0%	NAP	Acquisition	KAFAM Properties, Inc.	KAFAM Properties, Inc.
Loan	12	3 Columbus Circle(2)(31)	01/22/2019	01/22/2019	NAP	NAP	Refinance	Joseph Moinian	Joseph Moinian
Loan	13	Ensemble	07/29/2019	07/26/2019	NAP	NAP	Refinance	Joel Wertzberger	Joel Wertzberger
Loan	14	Woodlands Mall(2)(31)(32)(33)	05/03/2019	04/28/2019	NAP	NAP	Refinance	Brookfield Property REIT Inc.; Brookfield Property Partners L.P.; Brookfield Asset Management Inc.	BPR OP, LP (F/K/A GGP Operating Partnership, LP)
Loan	15	Northpoint Tower(2)	07/31/2019	07/29/2019	NAP	NAP	Refinance	William Z. Hertz; Isaac Hertz; Sarah Hertz	William Z. Hertz; Isaac Hertz; Sarah Hertz
Loan	16	Dearborn IHG Portfolio	07/22/2019	07/19/2019	NAP		Refinance	Malik Abdi Abdulnoor	Malik Abdi Abdulnoor
Property	16.01	Staybridge Suites Dearborn	07/22/2019	07/19/2019	NAP	04/13/2036
Property	16.02	Holiday Inn Express Dearborn	07/22/2019	07/19/2019	NAP	07/25/2036
Loan	17	SkyEast	06/07/2019	06/07/2019	NAP	NAP	Refinance	Benjamin Shaoul	Benjamin Shaoul
Loan	18	951 Madison Street	07/31/2019	07/31/2019	NAP	NAP	Refinance	David Feldman; Daniel Gerard; Henry Hewes; Tucker Hewes T/U/A; Justin Stern	David Feldman; Daniel Gerard; Henry Hewes; Tucker Hewes T/U/A; Justin Stern
Loan	19	Canyon Corporate Center	07/08/2019	07/08/2019	10.0%	NAP	Acquisition	Stephen M. Zotovich	Stephen M. Zotovich
Loan	20	Philadelphia Metro Storage Portfolio	Various	06/14/2019	NAP		Acquisition	Jacob Ramage	Jacob Ramage
Property	20.01	Metro Self Storage - Pennsauken Township	06/20/2019	06/14/2019	NAP	NAP
Property	20.02	Metro Self Storage - Philadelphia	06/18/2019	06/14/2019	NAP	NAP
Loan	21	Delta Hotels Chesapeake Norfolk	05/06/2019	05/07/2019	NAP	12/06/2036	Refinance	Malay H. Thakkar; Neel D. Desai	Malay H. Thakkar; Neel D. Desai
Loan	22	Concord Center	06/07/2019	06/07/2019	NAP	NAP	Refinance	Jeff Hauptman	Jeff Hauptman
Loan	23	Gramercy Tavern(33)	07/10/2019	07/10/2019	NAP	NAP	Refinance	Union Square Hospitality Group, LLC	Union Square Hospitality Group, LLC
Loan	24	Hampton Inn & Suites Knoxville	05/24/2019	05/30/2019	NAP	04/20/2026	Refinance	Shailesh V. Patel	Shailesh V. Patel
Loan	25	SpringHill Suites Ashburn-Dulles North(32)	07/18/2019	07/22/2019	NAP	09/05/2039	Acquisition	Waheed Ashiq; Vipul Kapila; Khurram Sindhu	Waheed Ashiq; Vipul Kapila; Khurram Sindhu
Loan	26	Fern Marketplace(32)	05/09/2019	05/07/2019	NAP	NAP	Refinance	Jeffrey A. Read; C. Ewing King	Jeffrey A. Read; C. Ewing King
Loan	27	Scottsdale Crossing	07/09/2019	07/09/2019	NAP	NAP	Refinance	Alan C. Fox	Alan C. Fox
Loan	28	Tradecor Retail Portfolio	Various	Various	NAP		Acquisition	Danielle B. Carlson; DML Trust U/T/A dated November 28, 2012	Danielle B. Carlson; DML Trust U/T/A dated November 28, 2012
Property	28.01	Bell Rd & Litchfield Rd	06/27/2019	08/09/2019	NAP	NAP
Property	28.02	Power Rd & US 60	06/28/2019	08/09/2019	NAP	NAP
Property	28.03	Bullard Ave & McDowell Rd	06/26/2019	08/07/2019	NAP	NAP
Property	28.04	Pebble Creek Parkway & McDowell Rd	06/26/2019	NAP	NAP	NAP
Loan	29	Hotel Indigo Birmingham	08/06/2019	08/06/2019	NAP	04/21/2038	Refinance	Sonial Patel; Monica Patel	Sonial Patel; Monica Patel
Loan	30	The BC Remedy Building	07/09/2019	07/09/2019	NAP	NAP	Refinance	Henry H. Scherich	Henry H. Scherich
Loan	31	Courtyard Warner Robins	06/05/2019	06/04/2019	NAP	12/17/2030	Refinance	PeachState Hospitality, LLC	Dilipkumar Patel; Nareshbhai Patel; Bharat Patel
Loan	32	Two Guys Commons	08/27/2019	08/28/2019	NAP	NAP	Acquisition	Leo S. Ullman; Robert F. Whalen, Jr.	Leo S. Ullman; Robert F. Whalen, Jr.
Loan	33	47 Clinton Street	09/18/2018	08/31/2018	NAP	NAP	Refinance	Icon Realty Management	Terrence Lowenberg; Todd Cohen
Loan	34	TownePlace Suites Albany	06/05/2019	06/04/2019	NAP	01/08/2038	Refinance	PeachState Hospitality, LLC	Dilipkumar Patel; Hiteshbhai Patel; Bharat Patel; Mamtaben Patel
Loan	35	Holiday Inn Express and Suites Los Alamos	07/08/2019	07/08/2019	NAP	08/28/2034	Acquisition	Brian Patrick Martin; N. Leonard Fox; Edward D. Herrick	Brian Patrick Martin; N. Leonard Fox; Edward D. Herrick
Loan	36	Double Door	05/02/2019	05/02/2019	NAP	NAP	Refinance	CA Residential, LLC	CA Residential, LLC
Loan	37	Albertsons Corinth	09/06/2019	09/06/2019	NAP	NAP	Acquisition	Anthony Francis; Anthony J. Francis Living Trust	Anthony Francis; Anthony J. Francis Living Trust
Loan	38	2975 Breckinridge Boulevard	07/01/2019	07/01/2019	NAP	NAP	Refinance	Michael Mammon; Anthony Mammon; Laurence Mammon	Michael Mammon; Anthony Mammon; Laurence Mammon
Loan	39	JJL Retail Portfolio	Various	08/07/2019	Various		Acquisition	Jonathan J. Lee; June Lee; J & E Real Estate Trust	Jonathan J. Lee; June Lee; J & E Real Estate Trust
Property	39.01	Palm Desert	08/09/2019	08/07/2019	9.0%	NAP
Property	39.02	Lake Elsinore	08/08/2019	08/07/2019	11.0%	NAP
Loan	40	738 East 6th Street	06/07/2019	06/07/2019	NAP	NAP	Refinance	Benjamin Shaoul	Benjamin Shaoul

A-1-10

Benchmark 2019-B13

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Existing		Future Debt
				Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu	Additional Sub Debt		Permitted
Loan	ID	Property Name	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	1	Sunset North(2)		75,000,000	75,000,000	75,000,000		None	NAP
Loan	2	Mac Commons	BSPRT 2018-FL3					None	NAP
Loan	3	Osborn Triangle(2)(31)		380,000,000	380,000,000	380,000,000	145,000,000	B Note	NAP
Property	3.01	610 Main Street North		153,387,826	153,387,826	153,387,826
Property	3.02	1 Portland Street		135,478,261	135,478,261	135,478,261
Property	3.03	700 Main Street		91,133,913	91,133,913	91,133,913
Loan	4	Grand Canal Shoppes(2)(31)	GSMS 2012-SHOP	710,000,000	710,000,000	710,000,000	215,000,000	B Note	NAP
Loan	5	Rivertowne Commons(2)	JPMBB 2013-C17	21,000,000	21,000,000	21,000,000		None	NAP
Loan	6	900 & 990 Stewart Avenue(2)		39,000,000	39,000,000	39,000,000		None	NAP
Loan	7	City Hyde Park(2)		67,000,000	67,000,000	61,504,367		None	NAP
Loan	8	9533 Brighton Way						None	NAP
Loan	9	Wind Creek Leased Fee(2)		105,000,000	104,800,645	89,889,032		None	NAP
Loan	10	30 Hudson Yards(2)(31)		1,080,000,000	1,080,000,000	1,080,000,000	310,000,000	B Note	NAP
Loan	11	Beverly Hills BMW(2)		20,000,000	20,000,000	20,000,000		None	NAP
Loan	12	3 Columbus Circle(2)(31)	CGCMT 2015-GC29	452,500,000	452,500,000	452,500,000	105,000,000	B Notes	NAP
Loan	13	Ensemble						None	NAP
Loan	14	Woodlands Mall(2)(31)(32)(33)		217,600,000	217,600,000	217,600,000	216,903,446	$177,400,000 B Note; $39,503,446 Mezzanine	Mezzanine
Loan	15	Northpoint Tower(2)	JPMCC 2017-FL10	65,500,000	65,500,000	65,500,000		None	NAP
Loan	16	Dearborn IHG Portfolio						None	NAP
Property	16.01	Staybridge Suites Dearborn
Property	16.02	Holiday Inn Express Dearborn
Loan	17	SkyEast						None	NAP
Loan	18	951 Madison Street						None	NAP
Loan	19	Canyon Corporate Center						None	NAP
Loan	20	Philadelphia Metro Storage Portfolio						None	NAP
Property	20.01	Metro Self Storage - Pennsauken Township
Property	20.02	Metro Self Storage - Philadelphia
Loan	21	Delta Hotels Chesapeake Norfolk						None	NAP
Loan	22	Concord Center						None	NAP
Loan	23	Gramercy Tavern(33)						None	Mezzanine
Loan	24	Hampton Inn & Suites Knoxville						None	NAP
Loan	25	SpringHill Suites Ashburn-Dulles North(32)					3,000,000	Mezzanine Debt	NAP
Loan	26	Fern Marketplace(32)					3,000,000	Mezzanine Debt	NAP
Loan	27	Scottsdale Crossing						None	NAP
Loan	28	Tradecor Retail Portfolio						None	NAP
Property	28.01	Bell Rd & Litchfield Rd
Property	28.02	Power Rd & US 60
Property	28.03	Bullard Ave & McDowell Rd
Property	28.04	Pebble Creek Parkway & McDowell Rd
Loan	29	Hotel Indigo Birmingham						None	NAP
Loan	30	The BC Remedy Building						None	NAP
Loan	31	Courtyard Warner Robins						None	NAP
Loan	32	Two Guys Commons	VNO 2010-VNO					None	NAP
Loan	33	47 Clinton Street						None	NAP
Loan	34	TownePlace Suites Albany						None	NAP
Loan	35	Holiday Inn Express and Suites Los Alamos						None	NAP
Loan	36	Double Door						None	NAP
Loan	37	Albertsons Corinth						None	NAP
Loan	38	2975 Breckinridge Boulevard						None	NAP
Loan	39	JJL Retail Portfolio						None	NAP
Property	39.01	Palm Desert
Property	39.02	Lake Elsinore
Loan	40	738 East 6th Street						None	NAP

A-1-11

Benchmark 2019-B13

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates.

(2)	Loan Number	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Non-Trust Pari Passu Cut-off Date Balance	Controlling Note	Governing PSA
	1	JPMCB	Sunset North	$75,000,000	$75,000,000	Yes	Benchmark 2019-B13
	3	JPMCB	Osborn Triangle	$50,000,000	$380,000,000	No	JPMCC 2019-OSB
	4	JPMCB	Grand Canal Shoppes	$50,000,000	$710,000,000	No	MSC 2019-H7
	5	CREFI	Rivertowne Commons	$45,000,000	$21,000,000	Yes	Benchmark 2019-B13
	6	JPMCB	900 & 990 Stewart Avenue	$45,000,000	$39,000,000	Yes	Benchmark 2019-B13
	7	JPMCB	City Hyde Park	$45,000,000	$67,000,000	Yes	Benchmark 2019-B13
	9	GACC	Wind Creek Leased Fee	$41,521,017	$104,800,645	Yes	Benchmark 2019-B13
	10	GACC	30 Hudson Yards	$40,000,000	$1,080,000,000	No	Hudson Yards 2019-30HY
	11	GACC	Beverly Hills BMW	$39,490,000	$20,000,000	Yes	Benchmark 2019-B13
	12	JPMCB	3 Columbus Circle	$37,500,000	$452,500,000	No	Benchmark 2019-B10
	14	GACC	Woodlands Mall	$30,000,000	$217,600,000	No	Benchmark 2019-B12
	15	CREFI	Northpoint Tower	$25,000,000	$65,500,000	No	GSMS 2019-GC42

* Prior to the applicable servicing shift securitization date, the related whole loans will be serviced under the pooling and servicing agreement for this transaction. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under the related servicing shift pooling and servicing agreement.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount for such Mortgaged Property.
● Loan No. 3 – Osborn Triangle
● Loan No. 16 – Dearborn IHG Portfolio
● Loan No. 20 – Philadelphia Metro Storage Portfolio
● Loan No. 28 – Tradecor Retail Portfolio
● Loan No. 39 – JJL Retail Portfolio

				Office			Retail			Multifamily			Self Storage
(4)	Loan No.	Mortgage Loan	Total NRA	NRA (sq. ft.)	Occ.	% of GPR	NRA	Occ.	% of GPR	Units	Occ.	% of GPR	NRA	Occ.	% of GPR
			(sq. ft.)				(sq. ft.)						(sq. ft.)
	3	Osborn Triangle
	7	City Hyde Park(1)					110,062	100.00%	45.20%	180	96.70%	52.70%
	8	9533 Brighton Way	14,294	3,812	77.70%	9.30%	10,482	92.60%	90.70%
	12	3 Columbus Circle(2)	753,713	674,007	96.90%	66.40%	74,701	100.00%	27.70%
	18	951Madison Street					9,657	100.00%	17.40%	37	83.80%	79.30%	3,889	100.00%	3.40%
	22	Concord Center	99,352	42,693	89.30%	45.10%	56,659	100.00%	54.90%
	33	47 Clinton Street					1,800	100.00%	23.50%	10	100.00%	76.50%
	36	Double Door					5,000	100.00%	56.30%	11	100.00%	56.30%

(1)	The primary Units of Measure is the number of residential units. The retail portion has 110,062 sq. ft., which is 100.0% occupied.
(2)	Total net rentable area (sq. ft.) for the Mortgaged Property includes 4,687 sq. ft. or storage space and 218 sq. ft. of telecom space.

(5)	Loan No. 22 – Concord Center – Pursuant to the lease between the borrower and Cost Plus Inc., the largest tenant at the Mortgaged Property, the borrower may not lease space at the Mortgaged Property to a tenant that uses 5,000 sq. ft. or more of its premises to display/sell gourmet foods, beer and wine for off-premises consumption, or products made from wicker or rattan. In addition, the Concord Center Planned Unit Development Agreement recorded against the title of the Mortgaged Property restricts the Mortgaged Property from use as a toy store, appliance store, shoe store over 6,000 sq. ft., or gas station.

Loan No. 24 – Hampton Inn & Suites Knoxville – Pursuant to a certain Special Warranty Deed (the “Deed”) dated March 17, 2000, the borrowers may not use a portion of the Mortgaged Property as a gas station effective until 2025. Further pursuant to the Deed, BP Exploration & Oil, Inc. (“BP”), the previous owner of a portion of the Mortgaged Property, has a right of access to enter and perform any necessary remediation of certain contamination, as required by the government.

Loan No. 27 – Scottsdale Crossing – The Mortgaged Property is subject to a certain Declaration of Restrictions and Grant of Easements dated June 29, 1990, as amended from time to time, which contains various use restrictions including, without limitation, the following: (1) Chipotle, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (2) Smashburger, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (3) that portion of the building occupied by Ahipoki Bowl, the second largest tenant by net rentable area, cannot be used as a restaurant, and (4) no portion of the Mortgaged Property can be used as a massage parlor. For additional information, see “Description of the Mortgage Pool—Use Restrictions” in this Preliminary Prospectus.

(6)

The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage

A-1-12

Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this Preliminary Prospectus.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) except as described above for loans with planned amortization, with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

Loan No. 1 – Sunset North – The Underwritten Revenue ($) includes disbursements from the free rent reserves.

Loan No. 13 – Ensemble – The economic holdback will be released in installments, not more than once per month up until and including the 36th monthly payment date, but no release request can be made after the 36th month payment date, where each installment is equal to an amount which, if released, will not cause the debt yield (based upon the proposed net loan amount after giving effect to the proposed release) to be less than 7.0%, provided that upon each release request made by the borrower (i) no event of default has occurred and is continuing, (ii) no trigger period under the loan documents and is continuing, (iii) the lender has determined the debt yield for the immediately prior calendar quarter equals or exceeds 7% (based on the proposed net loan amount after giving effect to the release of the proposed release amount), (iv) the lender has determined that the property has achieved an occupancy rate of 90% with respect to the residential units and (v) the borrower has delivered the final certificate of 421-a tax abatement eligibility. In the event that the economic holdback reserve funds have not been fully released on or prior to the November 6, 2022, the lender has the right to hold the economic holdback reserve funds as additional collateral for the Ensemble loan and as additional security for all of the borrower’s obligations under the Ensemble loan documents

(8)

“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

“Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

(9)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(10)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.
● Loan No. 3 – Osborn Triangle
● Loan No. 4 – Grand Canal Shoppes
● Loan No. 10 – 30 Hudson Yards
● Loan No. 12 – 3 Columbus Circle
● Loan No. 14 – Woodlands Mall

(11)	Loan No. 1 – Sunset North – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing at the Mortgaged Property.

Loan No. 3 – Osborn Triangle - The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to investment grade rent steps and market rent adjustments at the Mortgaged Property.

Loan No. 5 – Rivertowne Commons – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to Target signing a new 15 year lease to anchor the Mortgaged Property commencing in October 2019, expiring in September 2034

A-1-13

and accounting for $757,704 of underwritten base rent inclusive of rent steps. The borrower bought K-Mart out of its space for $2.0 million in order to replace it with Target, which is now occupying 84,640 sq. ft.

Loan No. 6 – 900 & 990 Stewart Avenue - The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing and investment grade rent steps at the Mortgaged Property.

Loan No. 7 – City Hyde Park – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing and contractual rent steps at the Mortgaged Property.

Loan No. 8 – 9533 Brighton Way - The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing at the Mortgaged Property.

Loan No. 12 – 3 Columbus Circle – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing and contractual rent steps at the Mortgaged Property.

Loan No. 15 – Northpoint Tower – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily from (i) GSA ($909,100 of base rent), which has signed a lease for 45,455 sq. ft. that is expected to commence in November 2019 and (ii) Rent steps of $404,309.

Loan No. 18 – 951 Madison Street – The increase from Most Recent NOI ($) to Underwritten NOI ($) is attributable to an increase in occupancy since the Mortgaged Property opened in 2018 and was still in lease up.

Loan No. 21 – Delta Hotels Chesapeake Norfolk – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent increase in occupancy at the Mortgaged Property.

Loan No. 23 – Gramercy Tavern – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing and contractual rent steps at the Mortgaged Property.

Loan No. 29 – Hotel Indigo Birmingham – The increase from Most Recent NOI ($) to Underwritten NOI ($)is primarily attributable to recent renovations at the Mortgaged Property.

Loan No. 36 – Double Door – The increase from Most Recent NOI ($) to Underwritten NOI ($) is attributable to an increase in occupancy because the Mortgaged Property did not begin leasing until late 2018, and the Mortgaged Property is currently 100% leased.

Loan No. 40 – 738 East 6th Street – The increase from Most Recent NOI ($) to Underwritten NOI ($) is primarily attributable to recent leasing and contractual rent steps at the Mortgaged Property.

(12)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this Preliminary Prospectus.

Loan No. 14 — Woodlands Mall - A grace period of one business day for monthly debt service is permitted once in every 12-month period.

(13)	In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “as-stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this Preliminary Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete”, “as-stabilized” or “hypothetical” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than "As- Is”)	Mortgage Loan LTV Ratio at Maturity (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan LTV Ratio at Maturity (“As-Is”)	Appraised Value (“As- Is”)
900 & 990 Stewart Avenue(1)	4.70%	69.20%	69.20%	$121,400,000	82.40%	82.40%	$101,900,000
Concord Center(2)	1.50%	63.80%	54.70%	$22,000,000	66.80%	66.80%	$21,000,000
Hotel Indigo Birmingham(3)	1.10%	69.90%	55.70%	$15,300,000	71.30%	56.80%	$15,000,000
Courtyard Warner Robins(4)	1.10%	57.20%	46.80%	$18,300,000	60.20%	49.30%	$17,400,000
Holiday InnExpress and Suites Los Alamos(5)	0.80%	66.40%	52.90%	11,500,000	84.90%	67.60%	$9,000,000
Double Door (6)	0.80%	62.00%	62.00%	12,100,000	66.20%	66.20%	$11,330,000

(1)	The Appraised Value (Other Than As-Is) reflects the “As Complete” appraised values of the two individual parcels comprising the Mortgaged Property, as of May 2, 2019, in the aggregate amount of $121,400,000. The Hypothetical Value With PILOT Extended and Assuming Reserve appraised value assumes that (i) the borrower deposited $8.0 million into a reserve for future tenant improvements, leasing commissions and capital expenditures, which were reserved at origination and (ii) the related PILOT program is extended beyond its current expiration date.
(2)	The Appraised Value (Other Than As-Is) reflects the “As Complete” of $22,000,000 for the Mortgaged Property, as of June 11, 2019, which assumes that the renovations estimated to cost approximately $1,000,000 in capital expenditures are

A-1-14

completed under the “as is” date of value, June 11, 2019. The “as-is” appraised value of the Mortgaged Property, as of June 11, 2019 is $21,000,000.
(3)	The Appraised Value (Other Than As-Is) reflects the “As Complete” value of $15,300,000 for the Mortgaged Property, as of September 3, 2019, which assumes that the borrower will exercise the purchase option contained in section 4 of the basement parking lease agreement. Further, it assumes that the purchase price will be a prorated amount of $320,000 and that the transaction will close on September 3, 2019. The “as-is” appraised value of the Mortgaged Property, as of July 29, 2019 is $15,000,000. At origination, the borrower deposited with the lender $320,000, which funds may be released to the borrower for purposes of exercising such purchase option or, alternatively, to enter into a substitute parking agreement.
(4)	The Appraised Value (Other Than As-Is) reflects the “As Complete” of $18,300,000 for the Mortgaged Property, as of May 6, 2019, which assumes that the PIP has been completed as of the date of inspection. At origination, the lender reserved $917,374 for the PIP. The “as-is” appraised value of the Mortgaged Property, as of May 6, 2019 is $17,400,000.
(5)	The Appraised Value (Other than As-Is) represents the “as complete” value of $11,500,000, effective July 2, 2020, which assumes that the capital improvements will be completed in a competent and timely manner for the Mortgaged Property. At origination, the lender reserved $2,239,473 for the estimated outstanding costs related to a PIP reserve
(6)	The Appraised Value (Other than As-Is) represents the “as stabilized” value of $12,100,000, effective October 25, 2019, which assumes that Yeti takes occupancy.

(14)

Loan No. 9 – Wind Creek Leased Fee – The Net Rentable Area (SF/Units/Rooms) shown is based on the total square footage of the land.

Loan No. 9 – Wind Creek Leased Fee – The Cut-off Date LTV and LTV Ratio at Maturity or ARD are based on the “as is” appraised value of the leased fee interest. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

(15)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
 “DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Preliminary Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Voluntary Prepayments” in this Preliminary Prospectus.

(16)

Loan No. 1 – Sunset North – The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $150,000,000 Sunset North Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 4 – Grand Canal Shoppes – The lockout period will be at least 27 payment dates beginning with and incwluding the first payment date of August 1, 2019. Defeasance of the full $975,000,000 Grand Canal Shoppes Whole Loan is permitted after the date that is the earlier to occur of (i) June 3, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.The assumed lockout period of 27 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 5 – Rivertowne Commons – The lockout period will be at least 24 payments beginning with and including the first payment date of November 6, 2019. The borrower has the option to defease the full $66,000,000 Rivertowne Commons Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 9, 2023. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 7 – City Hyde Park – The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $112,000,000 City Hyde Park Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2023 and (ii) two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

A-1-15

Loan No. 9 – Wind Creek Leased Fee – The lockout period will be at least 26 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the full $146.6 million Wind Creek Leased Fee Whole Loan is permitted after the date that is the earlier to occur of (i) July 23, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 10 – 30 Hudson Yards– The lockout period will be at least 27 payments beginning with and including the first payment date of August 6, 2019. The borrower has the option to defease the full $1.43 billion 30 Hudson Yards Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) June 14, 2022. The assumed lockout period of 27 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 11 – Beverly Hills BMW– The lockout period will be at least 25 payments beginning with and including the first payment date of October 6, 2019. The borrower has the option to defease the full $59.5 million Beverly Hills BMW Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 14, 2022. The assumed lockout period of 25 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 12 – 3 Columbus Circle – The lockout period will be at least 31 payment dates beginning with and including the first payment date of April 11, 2019. Defeasance of the full $595.0 million 3 Columbus Circle Whole Loan is permitted after the date that is the earlier to occur of (i) April 11, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 31 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 14 – Woodlands Mall – The lockout period will be at least 26 payments beginning with and including the first payment date of September 1, 2019. The borrower has the option to defease the full $425.0 million Woodlands Mall Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 5, 2022. The assumed lockout period of 26 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

Loan No. 15 – Northpoint Tower – The lockout period will be at least 25 payments beginning with and including the first payment date of October 6, 2019. The borrower has the option to defease the full $90,500,000 Northpoint Tower Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 9, 2022. The assumed lockout period of 25 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(17)	Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this Preliminary Prospectus for the terms of the releases.
● Loan No. 3 – Osborn Triangle
● Loan No. 4 – Grand Canal Shoppes
● Loan No. 7 – City Hyde Park
● Loan No. 14 – Woodlands Mall
● Loan No. 18 – 951 Madison Street
● Loan No. 20 – Philadelphia Metro Storage Portfolio
● Loan No. 39 – JJL Retail Portfolio

(18)	Loan No. 3 – Osborn Triangle – The entire Mortgaged Property is subject to a condominium regime, with each individual Mortgaged Property being owned by an affiliate of the Massachusetts Institute of Technology. The fee owner of the units master leases each unit to the individual borrower, and the Mortgaged Property is secured by such leasehold interests. Pursuant to each master lease, the fee owner of the units has delegated the rights to exercise its rights and privileges in its capacity as the fee owner of the units under the condominium declaration to each borrower, and the individual borrowers control 100% of the condominium interests.

Loan No. 23 – Gramercy Tavern – The Mortgage Loan is subject to an operating lease between the borrower, as the lessor, and an affiliate of the borrower, as the lessee (“Lessee”), pursuant to which Lessee operates the Mortgaged Property.

Loan No. 24 – Hampton Inn & Suites Knoxville – The Mortgage Loan is subject to an operating lease between the two borrowers as lessor (“Lessor”) and lessee (“Lessee”), respectively. Lessor holds title to the Mortgaged Property, and Lessee serves as the franchisee under the related franchise agreement and operates the Mortgaged Property.

(19)	Loan No. 12 – 3 Columbus Circle – The 5th Largest Tenant, Josephson, is an affiliate of the borrower and the Mortgaged Property serves as the borrower’s headquarters.

Loan No. 23 – Gramercy Tavern – The sole tenant, Gramercy Tavern, is an affiliate of the borrower.

A-1-16

(20)	Loan No. 12 – 3 Columbus Circle – The Largest Tenant, Young & Rubicam, Inc. leases (i) 214,372 sq. ft. for $76.00 PSF with an expiration date of July 2033, (ii) 124,760 sq. ft. for $68.60 PSF with an expiration date of August 2033, (iii) 34,634 sq. ft. for $62.00 PSF with an expiration date of August 2033 and (iv) 1,300 sq. ft. for $32.50 PSF with an expiration date in August 2033. In addition, the 3rd Largest Tenant, Nordstrom, leases (i) 43,018 sq. ft. for $241.25 PSF and (ii) 3,973 sq. ft. for $725.00 PSF.

(21)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 1 – Sunset North – The 4th Largest Tenant, Farmers, includes (i) 60,166 sq. ft. leased to Farmers New World with the right to terminate its lease on or after June 30, 2026 with no less than 12 months’ prior written notice and payment of a termination fee and (ii) 1,161 sq. ft. leased to Farmers Credit Union with the right to terminate its lease on or after August 31, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee.

Loan No. 5 – Rivertowne Commons – The 2nd Largest Tenant, Safeway has four, five-year renewal options remaining under its lease. The renewal options are deemed exercised unless Safeway gives the landlord written notice at least 6 months prior to the expiration of the then-current term, whereupon all future renewal options are also terminated. Safeway is also able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease.

Loan No. 8 – 9533 Brighton Way – The 3rd Largest Tenant, Berluti, has the right to terminate if gross sales during each of 2021 and 2022 does not exceed $2,700,000 for each year, by giving notice within 90 days after December 31, 2022. The 5th Largest tenant, Boglioli, has the right to terminate its lease as of April 30, 2022, with 12 months’ notice and the payment of a termination fee of $300,000.

Loan No. 14 – Woodlands Mall - The Largest Tenant, Forever 21, has the right to terminate its lease effective at any time upon 180 days’ notice and payment of a termination fee equal to twelve months of minimum annual rent.

Loan No. 15 – Northpoint Tower – The 2nd Largest Tenant, GSA, has 45,455 sq. ft. expiring October 31, 2029, 31,409 sq. ft. expiring May 31, 2020 and 2,287 sq. ft. expiring October 31, 2028. GSA is permitted to terminate (a) the 45,455 sq. ft. expiring on October 31, 2029 at any time after October 31, 2024 with 90 days' notice, (b) the 31,409 sq. ft. expiring May 31, 2020 at any time with 120 days' notice and (c) the 2,287 sq. ft. expiring October 31, 2028 any time after October 31, 2023 with 90 days' notice.

Loan No. 28.03 – Tradecor Retail Portfolio – Bullard Ave & McDowell Rd – The Largest Tenant P.F. Chang’s, has the right to terminate its lease at any time after October 31, 2019, with 90 days’ notice; effective at 6 month intervals.

Loan No. 32 – Two Guys Commons – The 4th Largest Tenant, Crunch Fitness, has the option to terminate during either renewal term with six months’ notice and payment of six months’ rent.

(22)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 3 – Osborn Triangle – The Largest Tenant at each of the 610 Main Street North and 1 Portland Street Mortgaged Properties, Pfizer, which represents 73.8% of the total net rentable area at the Osborn Triangle Mortgaged Properties, subleases a total of 163,644 sq. ft. at the 610 Main Street North Mortgaged Property, representing 24.2% of the total net rentable area at the Osborn Triangle Mortgaged Properties, as follows: (i) CRISPR Therapeutics (9.7% of total net rentable aera), expiring on January 31, 2027, (ii) Lab Central (4.9% of total net rentable area), expiring on December 14, 2027, (iii) Casebia Therapeutics (4.8% of total net rentable area), expiring on March 31, 2024, and (iv) KSQ Therapeutics (4.8% of total net rentable area), expiring on February 28, 2022. In addition, CRISPR Therapeutics subleases 5,184 sq. ft. of its subleased space to Bayer’s Life Hub Boston, whose sub-sublease expires on March 31, 2024.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this Preliminary Prospectus.

The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 15 – Northpoint Tower – The 2nd Largest Tenant, GSA, representing approximately 9.1% of the net rentable area at the Mortgaged Property, is not yet in occupancy of 45,455 sq. ft. of its space, which is currently being built out. GSA is expected to take occupancy of 57.43% of its total leased space beginning around December 2019. The GSA lease for such space commences on November 1, 2019.

A-1-17

Loan No. 28 – Tradecor Retail Portfolio – The Pebble Creek Parkway & McDowell Road property is still under development with Valvoline LLC set to take occupancy on March 4, 2020.

Loan No. 36 – Double Door – The sole retail tenant at the Mortgaged Property, Yeti began paying rent on February 1, 2019, but is not yet in occupancy of its space. Yeti is expected to take occupancy of its space in October, 2019.

(23)	The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common. See “Description of the Mortgage Pool – Mortgage Pool Characteristics – Tenancies-in-Common” in this Preliminary Prospectus for further information.
● Loan No. 8 – 9533 Brighton Way
● Loan No. 12 – 3 Columbus Circle
● Loan No. 18 – 951 Madison Street

(24)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(25)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related Mortgage Loan documents.

Loan No. 9 – Wind Creek Leased Fee - On a monthly basis, immediately following the date on which a quarterly installment of base rent is paid under the ground lease (other than the first installment of rent due on July 30, 2019 under the ground lease documents), the borrower is required to deposit an amount equal to the monthly debt service payment amount due on each of the next two succeeding monthly payment dates, which amounts are required to be transferred into the interest reserve account.

Loan No. 10 – 30 Hudson Yards - Provided no event of default is continuing, the lender will be required to disburse capital expenditure funds to the borrower out of the capital expenditure account, within 10 days after the delivery by the borrower to the lender of a request therefor (but not more often than once per month), in increments of at least $5,000 (or a lesser amount if the total amount in the capital expenditure account is less than $5,000, in which case only one disbursement of the amount remaining in the account may be made).

(26)	Loan No. 19 – Canyon Corporate Center – At such time as the amount on deposit for replacement is less than $150,000, the borrower is required to make monthly deposits of $2,204.13 into the Monthly Replacement Reserves ($) until the cap of $150,000 is met.

Loan No. 19 – Canyon Corporate Center – At such time as the amount on deposit for rollover is less than $675,000, the borrower is required to make monthly deposits of $11,020.67 into the Monthly TI/LC Reserves ($) until the cap of $675,000 is met.

Loan No. 25 – SpringHill Suites Ashburn-Dulles North – Commencing on the earlier of (x) September 1, 2024 or (y) the occurrence of a cash sweep period, the borrower is required to make monthly deposits into the Monthly Replacement Reserves ($) 4% of the gross income from the operations of the Mortgaged Property for the calendar month two months prior to such payment.

Loan No. 31 – Courtyard Warner Robins – Commencing on the payment date that is 25 months prior to the maturity date of the Mortgage Loan (the “Additional FF&E Payment Date”) and on each payment date thereafter, the borrower is required to make monthly deposits into the Monthly Replacement Reserves ($) the amount of $42,400.00 (the “Additional FF&E Monthly Deposit”); provided, however, that if the borrower has not failed any condition related quality assurance evaluations (based on any scale being used by the related franchisor), brand standard audits or hotel audits during the six-month period immediately prior to the Additional FF&E Payment Date, then the Additional FF&E Monthly Deposit will mean an amount equal to the following: (A) (1) $1,060,000.00, less (2) the amount on deposit in the Monthly Replacement Reserves ($) for FF&E reserve fund as of the payment date that is 26 months prior to the maturity date of the Mortgage Loan, excluding an amount equal to the amount necessary to pay any outstanding invoices, divided by (B) 25.

(27)	Loan No. 38 – 2975 Breckinridge Boulevard – The monthly replacement reserve deposit amount is equal to $7,244.69, however, upon satisfaction of the roof replacement conditions, such an amount will be reduced to $1,173.22. The Replacement Reserve cap is $347,745, however, upon satisfaction of the roof replacement condition, such an amount will be reduced to $42,235.92.

A-1-18

(28)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this Preliminary Prospectus.

Loan No.	Mortgage Loan	Mortgage Loan Cut- off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
3	Osborn Triangle	$50,000,000	5.30%	$5,000,000	Yes	5/16/2032
9	Wind Creek Leased Fee(1)	$41,521,017	4.40%	$10,000,000	Yes	5/31/2029
27	Scottsdale Crossing	$11,300,000	1.20%	$1,000,000	Yes	8/9/2032
39	2975 Breckinridge Boulevard	$4,887,436	0.50%	$2,000,000	Yes	7/30/2027

(1)	The policy was purchased at the borrower’s election and was not required by the lender. The policy is cancellable at the borrower’s option.

(29)	Loans with Phase IIs
Loan No. 5 – Rivertowne Commons
Loan No. 20.02 – Philadelphia Metro Storage Portfolio – Metro Self Storage – Philadelphia
Loan No. 27 – Scottsdale Crossing

(30)	Loan No. 3 – Osborn Triangle – There is not a separate non-recourse carveout guarantor, and the borrowers are the only indemnitors under the related environmental indemnity agreement. At origination of the Mortgage Loan, the borrowers obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000, a deductible of $25,000 per incident and a term expiring on May 16, 2032.

Loan No. 38 – 2975 Breckinridge Boulevard – The borrower is the only indemnitor under the related environmental indemnity agreement. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued by the Sirus Group with the lender with its successors and/or assigns as the named insured, with per incident and aggregate limits of $2,000,000, a deductible of $25,000 per incident and a term expiring on July 30, 2037.

(31)	Loan No.	Mortgage Loan	Senior Notes Cut-off Date Balance	Subordinate Notes Cut-off Date Balance	Total Mortgage Debt Cut-off Date Balance (1)	Total Senior Notes U/W NCF DSCR	Total Mortgage Debt U/W NCF DSCR (1)	Total Senior Notes Cut-off Date LTV	Total Mortgage Debt Cut-off Date LTV Ratio (1)	Total Senior Notes U/W NOI Debt Yield	Total Mortgage Debt U/W NOI Debt Yield(1)
	3	Osborn Triangle	$430,000,000	$145,000,000	$575,000,000	3.12x	2.33x	37.1%	49.7%	12.5%	9.3%
	4	Grand Canal Shoppes	$760,000,000	$215,000,000	$975,000,000	2.46x	1.67x	46.3%	59.5%	9.6%	7.5%
	10	30 Hudson Yards	$1,120,000,000	$310,000,000	$1,430,000,000	3.45x	2.51x	50.9%	65.0%	10.9%	8.5%
	12	3 Columbus Circle	$490,000,000	$105,000,000	$595,000,000	2.91x	2.40x	45.4%	55.1%	12.3%	10.2%
	14	Woodlands Mall	$247,600,000	$177,400,000	$425,000,000	3.95x	2.30x	26.0%	44.6%	17.4%	10.1%

(32)	Loan No.	Mortgage Loan	Mortgage Loan Cut off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date or ARD	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio (1)	Total Debt U/W NCF DSCR (1)	Total Cut- off Debt U/W NOI Debt Yield(1)
	14	Woodlands Mall	$30,000,000	3.2%	$39,503,446	5.5%	8/1/2029	Yes	48.7%	1.79x	9.3%
	25	Springhill Suites Ashburn-Dulles North	$13,480,000	1.4%	$3,000,000	9.3%	10/1/2029	Yes	80.0%	1.66x	11.4%
	26	Fern Marketplace	$12,500,000	1.3%	$3,000,000	8.3%	9/1/2024	Yes	67.0%	1.27x	7.5%

(33)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	%of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
	14	Woodlands Mall(1)	$30,000,000	3.20%	Yes	1.25x	52.00%	8.60%
	23	Gramercy Tavern	14,000,000	1.50%	Yes	1.65x	57.00%	N/A

(1)	The borrower has a one-time right to cause to incur additional indebtedness in the form of a mezzanine loan, that will be in no event greater than $35,000,000.

A-1-19

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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Annex A-2

Distribution of Cut-off Date Balances(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
$3,800,000	-	$7,499,999	4	$17,628,436	1.9%	4.3741%	102	1.80x	57.3%	56.1%
$7,500,000	-	$14,999,999	15	$163,857,510	17.2%	4.4841%	107	1.85x	62.5%	55.4%
$15,000,000	-	$24,999,999	6	$115,765,601	12.2%	4.0542%	119	1.94x	63.2%	57.6%
$25,000,000	-	$49,999,999	11	$426,011,017	44.8%	4.0180%	109	2.12x	64.1%	62.3%
$50,000,000	-	$75,000,000	4	$228,450,000	24.0%	3.6573%	118	2.42x	57.0%	54.1%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of Mortgage Rates(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
3.1100%	-	3.9999%	14	$478,505,601	50.3%	3.6366%	115	2.47x	58.6%	57.6%
4.0000%	-	4.2499%	6	$142,533,781	15.0%	4.0865%	119	1.58x	67.9%	60.4%
4.2500%	-	4.7499%	16	$290,317,869	30.5%	4.4906%	106	1.83x	64.8%	59.6%
4.7500%	-	4.9999%	2	$18,855,312	2.0%	4.8000%	118	2.17x	58.4%	47.8%
5.0000%	-	5.2500%	2	$21,500,000	2.3%	5.1919%	56	1.51x	57.7%	57.7%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

A-2-1

Annex A-2

Property Type Distribution(1)(3)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units or NRA	Cut-off Date Balance per # of Units or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
Retail	15	$284,603,000	29.9%	2,947,371	$378	3.9982%	116	96.2%	2.04x	60.1%	57.3%
Anchored(4)	12	$273,414,500	28.7%	2,920,640	$376	4.0096%	116	96.1%	2.03x	60.3%	57.3%
Unanchored	3	$11,188,500	1.2%	26,731	$421	3.7206%	119	100.0%	2.46x	56.6%	56.6%
Office	8	$256,328,308	26.9%	4,285,891	$369	3.6513%	98	94.0%	2.72x	60.4%	60.0%
Suburban	4	$143,347,436	15.1%	1,128,522	$247	3.7364%	98	93.5%	2.45x	66.4%	66.2%
CBD	4	$112,980,873	11.9%	3,157,369	$524	3.5432%	97	94.5%	3.06x	52.9%	52.2%
Hospitality	9	$102,307,237	10.7%	986	$113,618	4.4009%	119	76.6%	2.01x	62.7%	49.6%
Full Service	1	$15,700,000	1.6%	228	$68,860	4.6500%	120	68.8%	1.87x	60.4%	49.1%
Limited Service	4	$46,340,081	4.9%	387	$130,238	4.3608%	119	75.2%	1.98x	65.6%	52.1%
Extended Stay	2	$22,152,907	2.3%	179	$126,118	4.2405%	119	84.0%	2.20x	59.4%	45.0%
Select Service	2	$18,114,249	1.9%	192	$94,607	4.4837%	118	77.9%	1.97x	61.1%	49.4%
Multifamily	3	$60,800,000	6.4%	145	$435,176	4.0684%	120	87.9%	1.62x	67.9%	67.9%
High Rise	2	$57,000,000	6.0%	134	$441,157	4.0563%	120	87.7%	1.63x	68.3%	68.3%
Mid Rise	1	$3,800,000	0.4%	11	$345,455	4.2500%	120	90.9%	1.55x	61.3%	61.3%
Mixed Use	9	$188,725,000	19.8%	790,831	$277,678	4.2569%	115	94.5%	1.87x	58.6%	56.5%
Multifamily/Retail	3	$61,500,000	6.5%	201	$670,140	4.7439%	110	97.6%	1.17x	70.8%	66.3%
Office/Retail	2	$57,025,000	6.0%	113,646	$2,303	4.3004%	120	90.3%	1.55x	63.6%	61.4%
Office/Laboratory	3	$50,000,000	5.3%	676,947	$636	3.7970%	116	100.0%	3.12x	37.1%	37.1%
Multifamily/Retail/Self Storage	1	$20,200,000	2.1%	37	$545,946	3.7900%	119	83.8%	1.80x	60.5%	60.5%
Other	2	$42,499,017	4.5%	2,610,541	$66	4.3614%	118	0.0%	1.30x	84.1%	72.4%
Self Storage	2	$16,450,000	1.7%	149,845	$111	4.1500%	118	91.3%	1.46x	67.3%	61.2%
Total/Weighted Average	48	$951,712,563	100.0%			4.0227%	112	88.3%	2.12x	61.9%	58.4%

Geographic Distribution(1)(3)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
New York	9	$226,500,000	23.8%	4.0123%	103	2.23x	59.9%	59.9%
New York City	8	$181,500,000	19.1%	3.8939%	114	2.30x	57.5%	57.5%
New York State	1	$45,000,000	4.7%	4.4900%	58	1.95x	69.2%	69.2%
Pennsylvania	4	$112,721,017	11.8%	4.1505%	119	1.38x	76.8%	65.3%
California	5	$104,801,000	11.0%	3.9921%	119	1.63x	71.8%	71.8%
Southern	5	$104,801,000	11.0%	3.9921%	119	1.63x	71.8%	71.8%
Washington	1	$75,000,000	7.9%	3.2500%	120	2.63x	66.1%	66.1%
Illinois	2	$52,500,000	5.5%	4.6571%	120	1.17x	72.1%	66.9%
Massachusetts	3	$50,000,000	5.3%	3.7970%	116	3.12x	37.1%	37.1%
Nevada	1	$50,000,000	5.3%	3.7408%	117	2.46x	46.3%	46.3%
Other	23	$280,190,546	29.4%	4.1696%	108	2.30x	57.9%	51.9%
Total/Weighted Average	48	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

A-2-2

Annex A-2

Distribution of Cut-off Date LTV Ratios(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
26.0%	-	54.9%	7	$224,887,436	23.6%	3.8314%	112	3.01x	42.7%	42.6%
55.0%	-	59.9%	6	$71,500,913	7.5%	4.2630%	119	2.06x	57.9%	49.9%
60.0%	-	64.9%	13	$227,316,873	23.9%	4.0349%	107	2.05x	62.6%	60.6%
65.0%	-	69.9%	9	$238,746,325	25.1%	3.9558%	108	2.07x	67.5%	64.6%
70.0%	-	85.0%	5	$189,261,017	19.9%	4.2289%	119	1.22x	78.2%	70.2%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of LTV Ratios at Maturity Date or ARD(1)(2)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
26.0%	-	49.9%	9	$229,398,349	24.1%	4.0277%	115	2.75x	44.8%	41.4%
50.0%	-	54.9%	6	$101,126,619	10.6%	4.0596%	111	2.48x	58.3%	52.7%
55.0%	-	59.9%	6	$62,665,579	6.6%	4.1881%	109	1.89x	61.0%	56.3%
60.0%	-	85.0%	19	$558,522,017	58.7%	3.9954%	111	1.82x	69.6%	66.7%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
1.00x	-	1.44x	5	$188,461,017	19.8%	4.2953%	116	1.21x	77.7%	70.2%
1.45x	-	1.49x	2	$30,475,000	3.2%	4.4031%	118	1.46x	65.7%	58.2%
1.50x	-	1.74x	8	$140,470,873	14.8%	4.1282%	115	1.60x	65.8%	64.1%
1.75x	-	2.49x	16	$296,865,534	31.2%	4.1829%	106	2.05x	59.9%	55.6%
2.50x	-	3.49x	8	$265,440,139	27.9%	3.5241%	112	2.98x	54.4%	54.0%
3.50x	-	3.95x	1	$30,000,000	3.2%	4.2560%	118	3.95x	26.0%	26.0%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of Original Terms to Maturity or ARD(1)

						Weighted Averages
Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
60			6	$106,868,308	11.2%	4.3448%	58	2.14x	64.0%	63.0%
120			34	$844,844,255	88.8%	3.9819%	119	2.11x	61.6%	57.9%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

A-2-3

Annex A-2

Distribution of Remaining Terms to Maturity or ARD(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
51	-	59	6	$106,868,308	11.2%	4.3448%	58	2.14x	64.0%	63.0%
113	-	120	34	$844,844,255	88.8%	3.9819%	119	2.11x	61.6%	57.9%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of Underwritten NOI Debt Yields(1)(5)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(2)	LTV Ratio at Maturity or ARD(2)
4.0%	-	8.9%	16	$404,352,017	42.5%	4.1644%	118	1.51x	70.3%	66.5%
9.0%	-	9.9%	7	$217,425,000	22.8%	3.8675%	103	2.27x	61.1%	60.1%
10.0%	-	12.4%	10	$193,093,295	20.3%	3.8479%	106	2.66x	57.3%	53.4%
12.5%	-	14.9%	5	$98,462,112	10.3%	3.9889%	115	2.60x	48.9%	42.2%
15.0%	-	17.4%	2	$38,380,139	4.0%	4.3748%	118	3.66x	33.4%	31.0%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

Distribution of Amortization Types(1)

						Weighted Averages
Amortization Type			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)	LTV Ratio at Maturity or ARD(2)(3)
Interest Only			23	$642,491,000	67.5%	3.8658%	110	2.38x	58.2%	58.2%
Amortizing Balloon			11	$159,196,563	16.7%	4.3986%	113	1.78x	68.2%	56.0%
Interest Only, then Amortizing			6	$150,025,000	15.8%	4.2956%	119	1.35x	70.8%	62.0%
Total/Weighted Average			40	$951,712,563	100.0%	4.0227%	112	2.12x	61.9%	58.4%

A-2-4

Annex A-2

FOOTNOTES TO ANNEX A-2

(1)	The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or ARD LTV, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).
(2)	With respect to 6 mortgage loans (10.0%) (including 900 & 990 Stewart Avenue, Concord Center, Hotel Indigo Birmingham, Courtyard Warner Robins, Holiday Inn Express and Suites Los Alamos and Double Door), the Cut-off Date LTV and Maturity Date or ARD LTV have been calculated using a value other than the “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.
(3)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.
(4)	Anchored retail includes specialty retail, other, super regional mall, single tenant and shadow anchored properties.
(5)	With respect to the Ensemble mortgage loan (3.6%) the U/W NOI Debt Yield is calculated based on the Cut-off Date Balance net of a related economic reserve.

A-2-5

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

A-3-2

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

Building IV

Floor	Tenant
5	**Intellectual Ventures** 31,574 SF Exp. 5/2025
4	**Intellectual Ventures** 31,574 SF Exp. 5/2025
3	**Intellectual Ventures** 31,574 SF Exp. 5/2025
2	**Intellectual Ventures** 31,408 SF Exp. 5/2025
1	**Intellectual Ventures** 28,503 SF Exp. 5/2025

Building III

Floor	Tenant	
5	**ArenaNet** 31,957 SF Exp. 5/2029	
4	**ArenaNet** 32,450 SF Exp. 5/2029	
3	**ArenaNet** 32,432 SF Exp. 5/2029	
2	**GM Cruise** 32,331 SF Exp. 11/2026	
1	**NC Interactive** 4,269 SF Exp. 5/2021	**Lydig Construction** 22,662 SF Exp. 4/2021

Building V

Floor	Tenant				
5	**WeWork** 33,067 SF Exp. 12/2031				
4	**WeWork** 33,024 SF Exp. 12/2031				
3	**Farmers New World** 27,288 SF Exp. 5/2029	**Vacant** 5,704 SF			
2	**Farmers New World** 32,878 SF Exp. 5/2029				
1	**Akvelon** 6,954 SF Exp. 7/2023	**WeWork** 12,212 SF Exp. 12/2031	**Sister's Deli (Sik & Hee)** 1,725 SF Exp. 6/2029	**Management Office** 1,274 SF	**Farmer's Credit Union** 1,161 SF Exp. 5/2029

Vacant | Building | 2019-2021 | 2022-2024 | 2025-2028 | 2029+

A-3-3

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

A-3-4

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Kennedy-Wilson Holdings, Inc.
Borrower:	Sunset North Owner, LLC
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	7.9%
Interest Rate:	3.25000%
Payment Date:	1st of each month
First Payment Date:	November 1, 2019
Maturity Date:	October 1, 2029
Amortization:	Interest Only
Additional Debt(1) :	$75,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$153,562	$153,562	NAP
Insurance:	$166,282	$33,256	NAP
Replacement:	$12,375	$12,375	$445,499
TI/LC:	$38,672	$38,672	$928,122
Outstanding TI/LC:	$14,380,754	NAP	NAP
Free Rent:	$406,710	NAP	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Bellevue, WA
Year Built / Renovated:	1999, 2000 / 2016-2019
Total Sq. Ft.:	464,061
Property Management:	MMP Washington Commercial Services, LLC
Underwritten NOI(4)(5):	$13,615,798
Underwritten NCF:	$13,003,237
Appraised Value:	$227,100,000
Appraisal Date:	August 21, 2019

Historical NOI
Most Recent NOI(4)(5)(6):	$6,799,024 (T-12 July 31, 2019)
2018 NOI(6)(7):	$13,545,687 (December 31, 2018)
2017 NOI(7):	$10,907,542 (December 31, 2017)
2016 NOI(8):	NAV

Historical Occupancy
Most Recent Occupancy(4)(5):	98.8% (September 30, 2019)
2018 Occupancy(4)(9):	71.9% (December 31, 2018)
2017 Occupancy(9) :	99.5% (December 31, 2017)
2016 Occupancy(8):	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$75,000,000
Pari Passu Notes	75,000,000
Whole Loan	$150,000,000	$323 / $323	66.1% / 66.1%	2.75x / 2.63x	9.1% / 8.7%	9.1% / 8.7%
(1)	The Sunset North Loan (as defined below) consists of the controlling Note A-1 and is part of the Sunset North Whole Loan (as defined below) evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $150.0 million. For additional information, see “The Loan” herein.

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $150,000,000 Sunset North Whole Loan is permitted after the date that is the earlier to occur of (i) November 1, 2023 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	The increase in Underwritten NOI and Most Recent Occupancy from Most Recent NOI and 2018 Occupancy, respectively, is primarily attributable to new leases taking effect following The Boeing Company’s (“Boeing”) departure from the Sunset North Property (as defined below) in April 2018, including (i) WeWork for 78,303 sq. ft. (16.9% of net rentable area), (ii) GM Cruise for 32,331 sq. ft. (7.0% of net rentable area), (iii) ArenaNet for a 32,432 sq. ft. expansion space (7.0% of net rentable area), (iv) Farmers New World Life Insurance for 60,166 sq. ft. (13.0% of net rentable area) and (v) Farmers Credit Union executing a 1,161 sq. ft. lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019. We cannot assure you that WeWork will take occupancy as expected, or at all.

(5)	Underwritten NOI and Most Recent Occupancy are inclusive of WeWork, which has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the Sponsor, WeWork is expected to take occupancy in November 2019.

(6)	The decrease in Most Recent NOI from 2018 NOI is primarily attributable to Boeing’s departure in April 2018, for which a $6.3 million termination fee was paid in the first half of 2018. Following Boeing’s departure, the sponsor has executed several new leases executed in late 2018 and early 2019, for which tenants had not yet begun paying rent in the trailing twelve month period ending July 31, 2019.

(7)	The increase in 2018 NOI from 2017 NOI is primarily attributable to a $6.3 million fee associated with Boeing having terminated its lease in April 2018.

(8)	2016 NOI and 2016 Occupancy are not available as the previous owner acquired the Sunset North Property in March 2016 and was not provided comprehensive first quarter operating history.

(9)	The decrease in 2018 Occupancy from 2017 Occupancy is primarily attributable to Boeing having vacated its space at the Sunset North Property, at which time it had previously occupied 208,846 sq. ft. (45.0% of net rentable area).

A-3-5

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

The Loan.   The Sunset North mortgage loan (the “Sunset North Loan”) is part of a whole loan with an outstanding principal balance as of the Cut-off Date of $150.0 million (the “Sunset North Whole Loan”) evidenced by three pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee interest in a 464,061 sq. ft. Class A office campus consisting of three buildings located in Bellevue, Washington (the “Sunset North Property”). The Sunset North Loan, which is evidenced by the controlling Note A-1, has an original principal balance and outstanding principal balance as of the Cut-off Date of $75.0 million.

The relationship between the holders of the Sunset North Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$75,000,000	$75,000,000	Benchmark 2019-B13	Yes
Note A-2	25,000,000	25,000,000	JPMCB	No
Note A-3	50,000,000	50,000,000	JPMCB	No
Whole Loan	$150,000,000	$150,000,000

The Sunset North Whole Loan has a 10-year interest-only term and accrues interest at a rate of 3.25000% per annum. The Sunset North Whole Loan proceeds along with borrower sponsor equity were used to acquire the Sunset North Property, fund upfront reserves and pay closing costs. Based on the “As Is” appraised value of $227.1 million as of August 21, 2019, the Cut-off Date LTV Ratio is 66.1%. The most recent financing of the Sunset North Whole Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$150,000,000	64.9%	Purchase Price	$212,017,031	91.8%
Sponsor Equity	80,998,765	35.1	Upfront Reserves	15,158,355	6.6
			Closing Costs	3,823,379	1.7
Total Sources	$230,998,765	100.0%	Total Uses	$230,998,765	100.0%

The Borrower / Borrower Sponsor. The borrower is Sunset North Owner, LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Kennedy-Wilson Holdings, Inc., an affiliate of Kennedy Wilson. Kennedy Wilson (NYSE: KW) is a global real estate investment company focused on multifamily and office properties located in the western United States, United Kingdom and Ireland. Headquartered in Beverly Hills, California, Kennedy Wilson has approximately 350 employees and 16 global offices located throughout the United States, Europe and Japan. As of year end 2018, Kennedy Wilson had an ownership interest in approximately 53 million sq. ft. of property globally, including 28,613 multifamily rental units and 18.9 million sq. ft. of commercial property. As of yearend 2018, Kennedy Wilson held a portfolio of approximately $11.3 billion in assets, which generated approximately $1.0 billion in total revenue. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sunset North Whole Loan.

A-3-6

3120, 3150 & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration(3)
Intellectual Ventures	NR / NR / NR	152,633	32.9%	$27.00	32.1%	5/31/2025
ArenaNet	NR / NR / NR	96,839	20.9	$27.00	20.3	5/31/2029
WeWork(4)	NR / NR / NR	78,303	16.9	$32.50	19.8	12/31/2031
Farmers(5)	A+ / A1 / AA-	61,327	13.2	$28.00	13.4	5/31/2029
GM Cruise	BBB / Baa3 / BBB	32,331	7.0	$30.00	7.5	11/30/2026
Lydig Construction	NR / NR / NR	22,662	4.9	$25.25	4.5	4/30/2021
Akvelon(6)	NR / NR / NR	6,954	1.5	$27.00	1.5	7/31/2023
NC Interactive(7)	NR / NR / NR	4,269	0.9	$28.50	0.9	5/31/2021
Sister’s Deli (Sik & Hee)	NR / NR / NR	1,725	0.4	$0.00	0.0	6/30/2039
Management Office	NR / NR / NR	1,274	0.3	$0.00	0.0	6/30/2039
Total Occupied		458,317	98.8%	$28.04	100.0%
Vacant		5,744	1.2
Total / Wtd. Avg.		464,061	100.0%

(1)	Based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent guarantees the lease. In the case of Farmers, Farmers New World is an indirect subsidiary of Zurich Insurance Company Limited.

(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.

(4)	WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.

(5)	Farmers includes (i) 60,166 sq. ft. leased to Farmers New World with the right to terminate its lease on or after June 30, 2026 with no less than 12 months’ prior written notice and payment of a termination fee and (ii) 1,161 sq. ft. leased to Farmers Credit Union with the right to terminate its lease on or after August 31, 2026 with no less than 12 months’ prior written notice and the payment of a termination fee.

(6)	Akvelon has the right to terminate its lease as of May 31, 2021, with nine months’ prior notice and the payment of a termination fee.

(7)	NC Interactive has the right to terminate its lease with no less than 13 months’ prior written notice and the payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	2	26,931	5.8	26,931	5.8%	$25.77	5.4	5.4%
2022	0	0	0.0	26,931	5.8%	$0.00	0.0	5.4%
2023	1	6,954	1.5	33,885	7.3%	$27.00	1.5	6.9%
2024	0	0	0.0	33,885	7.3%	$0.00	0.0	6.9%
2025	1	152,633	32.9	186,518	40.2%	$27.00	32.1	38.9%
2026	1	32,331	7.0	218,849	47.2%	$30.00	7.5	46.5%
2027	0	0	0.0	218,849	47.2%	$0.00	0.0	46.5%
2028	0	0	0.0	218,849	47.2%	$0.00	0.0	46.5%
2029	3	158,166	34.1	377,015	81.2%	$27.39	33.7	80.2%
Thereafter(3)	3	81,302	17.5	458,317	98.8%	$31.30	19.8	100.0%
Vacant	NAP	5,744	1.2	464,061	100.0%	NAP	NAP
Total / Wtd. Avg.	11	464,061	100.0%			$28.04	100.0%
(1)	Based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Thereafter is inclusive of (i) 1,725 sq. ft. associated with a deli with no attributable underwritten base rent and (ii) 1,274 sq. ft. associated with a management office with no attributable underwritten base rent.

A-3-7

3120, 3150, & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

The Sunset North Property is a 464,061 sq. ft., Class A office campus consisting of three buildings located in Bellevue, Washington. Each building is LEED Silver Certified and consists of five stories of above-grade office space and two levels of structured parking with a total of 1,595 parking spaces, resulting in a parking ratio of approximately 3.4 spaces per 1,000 sq. ft. of net rentable area.

The Sunset North buildings were built in 1999 and 2000 and were acquired in 2016 by M-M Properties for approximately $155.2 million ($334.42 PSF). Since 2016, M-M Properties spent approximately $22.4 million (48.27 PSF) in capital improvements including renovations to the lobbies, common areas and building exteriors, resulting in a cost basis of approximately $177.6 million ($382.69 PSF). In April 2018, Boeing vacated its space at the Sunset North Property at its lease expiration, at which time it had occupied approximately 208,846 sq. ft. (45.0% of net rentable area). Since Boeing’s departure in April 2018, the property has experienced strong leasing momentum. Following Boeing’s departure, new leases accounting for 204,493 sq. ft. were executed to backfill Boeing’s space, including (i) WeWork for 78,303 sq. ft. (16.9% of net rentable area), (ii) GM Cruise for 32,331 sq. ft. (7.0% of net rentable area), (iii) ArenaNet for a 32,432 sq. ft. expansion space (7.0% of net rentable area), (iv) Farmers New World Life Insurance for 60,166 sq. ft. (13.0% of net rentable area) and (v) Farmers Credit Union for 1,161 sq. ft. lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the Sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.

As of September 30, 2019, the Sunset North Property was 98.8% leased to nine distinct tenants operating in a variety of industries including financial services, insurance, automotives, technology and real estate. The Sunset North Property tenants have a weighted average remaining lease term of approximately 8.1 years.

Major Tenants.

Intellectual Ventures (152,633 sq. ft.; 32.9% of NRA; 32.1% of U/W Base Rent) Intellectual Ventures is a global invention and investment business. Established in 2000, Intellectual Ventures operates four primary investment funds:

●     Invention Investment Fund, which provides companies access to inventions through licensing, strategic partnerships and patent sales;

●     Invention Science Fund, which invests in emerging technology fields for energy, communications and security industries, the Global Good Fund, which is funded by Bill Gates and invests in global health and development technologies; and

●     Deep Science Fund, which investigates applications for inventions and ideas in advanced chemistry, physical sciences and biomedical devices.

Intellectual Ventures has more than 30 strategic partnerships and a portfolio or more than 35,000 intellectual property assets. Intellectual Ventures executed its lease at the Sunset North Property in 2010 and currently occupies all five floors in one of the three buildings through May 2025 with two, five year extension options and no termination options.

ArenaNet (96,839 sq. ft.; 20.9% of NRA; 20.3% of U/W Base Rent) ArenaNet, a subsidiary of NCSOFT, is a game developer and publisher which has sold over 9.5 million copies of its multiplayer online role playing games. Founded in 2000, ArenaNet is headquartered at the Sunset North Property. NCSOFT was established in 1997 and headquartered in Seoul, South Korea, NCSOFT is a gaming publisher with services in the Americas, Europe, Australia and New Zealand. In 2010, ArenaNet executed its initial lease for 64,407 sq. ft. at the Sunset North Property and in June 2019 following Boeing’s departure, expanded its space by 32,432 sq. ft. ArenaNet’s lease expires in May 2029 with two, five year extension options and no termination options.

WeWork (78,303 sq. ft.; 16.9% of NRA; 19.8% of U/W Base Rent) WeWork offers co-working office space including private offices, office suites, custom suites and shared work spaces for entrepreneurs, startups, small businesses and large corporations. Founded in 2010, WeWork has a network of more than 500 workspaces in over 22 countries. Amenities in workspaces include soundproofed phone booths, optimized workstations, bookable conference rooms, complimentary refreshments, onsite staff, multi-function printers, Wi-Fi access, mail and package handling, office supplies and bike storage. Members also receive access to business and lifestyle benefits from WeWork partners including Slack, Amazon Web Services, Avis, Lyft, Equinox, Ticketmaster and Dell. WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the borrower sponsor, WeWork is in the process of completing the buildout of its space and is expected to take occupancy in November 2019. We cannot assure you that WeWork will take occupancy as expected or at all or commence paying rent under its lease.

Environmental Matters. The Phase I environmental report dated August 28, 2019 recommended no further action at the Sunset North Property, other than the implementation of an operations and maintenance plan for asbestos containing materials, which was implemented on September 5, 2019.

A-3-8

3120, 3150, & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

The Market. The Sunset North Property is located in Bellevue, King County, at the interchange of Interstate 90 and Interstate 405 and approximately 10 miles east of the Seattle central business district, offering its tenants access to local demand drivers including the Marketplace at Factoria Shopping Center, Newport Corporate Center and Bellevue Community College. According to the appraisal, Bellevue is the metropolitan hub for high tech companies operating in software development, internet and network services, multi and digital media and biotech, including Puget Sound Energy, PACCAR, Western Wireless, T-Mobile USA and Esterline Technologies. The Sunset North Property is part of the Seattle-Tacoma-Bellevue metropolitan statistical area, in which the top four employers are Boeing, Microsoft, Amazon and the University of Washington. According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Sunset North Property is 12,182, 103,277 and 226,943, respectively. Additionally, according to the appraisal, over the same period, the average household income within a one-, three- and five-mile radius was $130,736, $163,977 and $176,633, respectively.

The Sunset North Property is located within the Eastside I-90 Corridor Class A submarket of the Puget Sound office market. As of the second quarter of 2019, the Puget Sound Class A office market consisted of approximately 73.5 million sq. ft. of office space with a total vacancy rate of 9.2% and direct asking rents of approximately $39.92 PSF. The Eastside I-90 Corridor Class A submarket totaled approximately 5.3 million sq. ft. with a total vacancy of 6.6% and direct market asking rents of $38.10 PSF. From 2013 to the second quarter, in the Eastside I-90 Corridor submarket, total vacancy has decreased by approximately 54.5% and average asking rents have increased by approximately 27.4%.

The appraisal identified 18 competitive office rent comparables located across eight properties in Bellevue, Washington. The comparable properties were built between 1983 and 2008 and range in size between 81,522 sq. ft. to 601,081 sq. ft. NNN rents range from $24.45 to $33.00 PSF, with a weighted average of approximately $26.86 PSF. The appraisal’s concluded office market rent for the Sunset North Property is $30.00 PSF, which is approximately 10.2% higher than the Sunset North Property’s in-place weighted average office rent of $27.22 PSF.

Cash Flow Analysis.

Cash Flow Analysis
	2017	2018	T-12 7/31/2019	U/W	U/W PSF
Base Rent(1)	$10,098,734	$7,579,746	$7,065,128	$12,849,546	$27.69
Vacant Income	0	0	0	171,120	0.37
Gross Potential Rent	$10,098,734	$7,579,746	$7,065,128	$13,020,666	$28.06
Total Reimbursements	4,700,218	3,816,450	3,819,019	6,707,106	14.45
Parking Income	420,000	378,600	364,800	1,122,765	2.42
Termination Fees(2)	0	6,333,197	0	0	0.00
Other Income	227,129	260,139	308,265	179,746	0.39
Less: Vacancy	0	0	0	(1,051,514)	(2.27)
Effective Gross Income	$15,446,081	$18,368,132	$11,557,212	$19,978,769	$43.05
Total Fixed Expenses	1,215,537	1,586,222	1,519,653	2,241,825	4.83
Total Operating Expenses	3,323,003	3,236,223	3,238,535	4,121,146	8.88
Net Operating Income(3)(4)(5)	$10,907,542	$13,545,687	$6,799,024	$13,615,798	$29.34
TI/LC	0	0	0	464,061	1.00
Capital Expenditures	0	0	0	148,500	0.32
Net Cash Flow	$10,907,542	$13,545,687	$6,799,024	$13,003,237	$28.02
(1)	U/W Base Rent is based on the underwritten rent roll dated September 30, 2019 inclusive of rent steps through September 2020.

(2)	2018 Termination Fees are associated with the Boeing’s departure in April 2018.

(3)	The increase in 2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to a $6.3 million fee associated with Boeing having terminated its lease in April 2018.

(4)	The decrease in T-12 7/31/2019 Net Operating Income from 2018 Net Operating Income is primarily attributable to Boeing’s departure in April 2018, for which a $6.3 million termination fee was paid in the first half of 2018. Following Boeing’s departure, the sponsor has executed several new leases executed in late 2018 and early 2019, for which tenants had not yet begun paying rent in the trailing twelve month period ending July 31, 2019.

(5)	The increase in U/W Net Operating Income from T-12 7/31/2019 Net Operating Income is primarily attributable to new leases taking effect following Boeing’s departure from the Sunset North Property in April 2018, including (i) WeWork for 78,303 sq. ft. (16.9% of net rentable area), (ii) GM Cruise for 32,331 sq. ft. (7.0% of net rentable area), (iii) ArenaNet for a 32,432 sq. ft. expansion space (7.0% of net rentable area), (iv) Farmers New World for 60,166 sq. ft. (13.0% of net rentable area) and (v) Farmers Credit union executing a 1,161 sq. ft. lease (0.3% of net rentable area). WeWork has executed its lease, taken possession of its space and begun paying rent, but has not yet taken occupancy. According to the Sponsor, WeWork is expected to complete buildout of its space and take occupancy in November 2019.

Property Management.   The Sunset North Property is managed by MMP Washington Commercial Services, LLC, a Delaware limited liability company and an affiliate of the borrower.

Lockbox / Cash Management.   The Sunset North Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. All funds on deposit in the cash management

A-3-9

3120, 3150, & 3180 139th Avenue Southeast Bellevue, WA 98005	Collateral Asset Summary – Loan No. 1 Sunset North	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 66.1% 2.63x 9.1%

account following the occurrence and during the continuance of a Cash Sweep Event following payment of taxes and insurance, debt service, required reserves and operating expenses are required to be deposited into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrower, (iii) any bankruptcy action of the property manager unless, with respect to a property manager that is not affiliated to the borrower, the borrower replaces the property manager within 40 days with a qualified manager under a replacement management agreement within 40 days of such bankruptcy action, (iv) a DSCR Trigger Event (as defined below) or (v) a Tenant Trigger Event (as defined below).

A Cash Sweep Event may be cured if, with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the lender has accepted a cure by the borrower of the related event of default, (b) clause (iii) above, the borrower has replaced the property manager with a qualified manager under a replacement management agreement in accordance with the loan documents, (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place, or (d) clause (iv) above, either (x) Farmers New World Life Insurance Company or ArenaNet renews their lease or (y) the premises leased to either Farmers New World Life Insurance Company or ArenaNet is relet to one or more tenants reasonably acceptable to the lender. A Cash Sweep Event may be cured no more than a total of five times in the aggregate during the term of the Loan (but a Cash Sweep Event caused by a DSCR Trigger Event or a Tenant Trigger Event may be cured an unlimited number of times).

“DSCR Cure Event” means the debt service coverage ratio of the Sunset North Whole Loan (as calculated in accordance with the loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.50x for two consecutive quarters.

“DSCR Trigger Event” means the debt service coverage ratio of the Sunset North Whole Loan (as calculated in accordance with the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.50x.

“Tenant Trigger Event” means that both Farmers New World Life Insurance Company and ArenaNet, LLC do not renew their respective leases prior to 12 months prior to the expiration dates of their respective leases.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited (i) approximately $14,380,754 into outstanding TI/LC reserve in connection with five leases, (ii) approximately $406,710 into a free rent reserve in connection with two leases, (iii) approximately $166,282 into an insurance reserve, (iv) approximately $153,562 into a real estate tax reserve, (v) approximately $38,672 into a rollover reserve and (vii) $12,375 into a replacement reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes, which currently equates to approximately $153,562 per month (approximately $0.33 PSF).

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, which currently equates to approximately $33,256 per month (approximately $0.07 PSF). In the event the borrower obtains and maintains a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

TI/LC Reserve. The borrower is required to deposit into the TI/LC reserve, on a monthly basis, approximately $38,672 (approximately $1.00 PSF annually), subject to a cap of $928,122 (approximately $2.00 PSF).

Replacement Reserve. The borrower is required to deposit into the replacement reserve, on a monthly basis, $12,375 (approximately $0.32 PSF annually), subject to a cap of approximately $445,499 (approximately $0.96 PSF).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-10

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A-3-11

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

A-3-12

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

A-3-13

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

A-3-14

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Peter C. Abrams
Borrower:	ARD Mac Commons, LLC
Original Balance:	$53,450,000
Cut-off Date Balance:	$53,450,000
% by Initial UPB:	5.6%
Interest Rate:	4.02000%
Payment Date:	6th of each month
First Payment Date:	October 6, 2019
Maturity Date:	September 6, 2029
Amortization:	Interest only for the first 18 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$58,523	$58,523	NAP
Insurance:	$50,324	$10,065	NAP
Replacement:	$648,858	$4,523	NAP
TI/LC:	$0	$15,075	NAP
Required Repairs:	$8,750	NAP	NAP
Unfunded Obligations:	$2,691,216	$0	NAP
Condominium Assessment:	$42,366	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Whitehall, PA
Year Built / Renovated:	1952 / 2019
Total Sq. Ft.:	361,806
Property Management:	ARD Property Management, LLC
Underwritten NOI:	$4,656,938
Underwritten NCF:	$4,425,960
Appraised Value:	$73,500,000
Appraisal Date:	July 1, 2019

Historical NOI
Most Recent NOI:	$4,404,791 (T-12 May 31, 2019)
2018 NOI:	$4,308,971 (December 31, 2018)
2017 NOI:	$4,346,256 (December 31, 2017)
2016 NOI:	$4,132,690 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	96.3% (June 23, 2019)
2018 Occupancy:	100.0% (March 30, 2018)
2017 Occupancy:	100.0% (April 30, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$53,450,000	$148 / $123	72.7% / 60.5%	1.52x / 1.44x	8.7% / 8.3%	10.5% / 10.0%

(1)	See “Initial and Ongoing Reserves” herein.

A-3-15

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

The Loan.    The Mac Commons mortgage loan (the “Mac Commons Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a 361,806 sq. ft. retail center in Whitehall, Pennsylvania (the “Mac Commons Property”). The Mac Commons Loan has an original principal balance and outstanding principal balance as of the Cut-off Date of $53.45 million, accrues interest at a rate of 4.02000% per annum and represents approximately 5.6% of the Initial Pool Balance. The Mac Commons Loan proceeds were used to refinance existing debt, fund upfront reserves, return equity to the sponsor and pay closing costs. Based on the appraised value of $73.5 million as of July 1, 2019, the Cut-off Date LTV Ratio is 72.7%. The most recent prior financing of the Mac Commons Property was previously securitized in each of the BSPRT 2018-FL3, BSPRT 2018-FL4 and BSPRT 2019-FL5 transactions.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$53,450,000	100.0%	Loan Payoff	$48,499,710	90.7%
			Upfront Reserves	3,500,037	6.5
			Return of Equity	886,718	1.7
			Closing Costs	563,535	1.1
Total Sources	$53,450,000	100.0%	Total Uses	$53,450,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is ARD Mac Commons, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Mac Commons Loan.

The borrower sponsor and non-recourse carveout guarantor is Peter C. Abrams, the founder of Abrams Realty & Development. Abrams Realty & Development is a real estate investment firm that specializes in commercial real estate in Pennsylvania and New Jersey with a goal of selecting valuable projects measured in terms of location, long term profitability, and the speed and efficiency in which to obtain the proper use, zoning and land development approvals. Abrams Realty & Development currently owns 20 retail and commercial office space properties totaling over 2.5 million sq. ft. Abrams Realty & Development also offers third party management and leasing services.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration	Sales PSF	Sales Date	Occupancy Cost(4)
Giant(5)	BBB+ / Baa1 / BBB	65,711	18.2%	$15.33	21.1%	6/30/2031	$510	TTM 5/31/2019	3.0%
Burlington Coat Factory(6)	BB+ / Ba1 / BB+	56,284	15.6%	$8.00	9.4	2/28/2030	$170	TTM 5/31/2019	4.7%
Dick’s Sporting Goods(7)	NR / NR / NR	50,441	13.9%	$15.00	15.8%	1/31/2024	$152	TTM 5/31/2019	9.9%
Big Lots(8)	NR / NR / BBB-	35,418	9.8%	$10.00	7.4%	1/31/2022	NAV	NAV	NAV
TJ Maxx(9)	NR / A2 / A+	35,018	9.7	$11.50	8.4	1/31/2024	$217	TTM 5/31/2019	5.3%
AC Moore(10)	NR / NR / NR	23,064	6.4	$14.00	6.7	12/31/2024	$140	TTM 5/31/2019	10.0%
Planet Fitness(11)	NR / NR / NR	20,000	5.5	$17.00	7.1	7/31/2034	NAV	NAV	NAV
Petco(12)	NR / NR / NR	19,009	5.3	$16.00	6.4	6/30/2020	$110	TTM 5/31/2019	14.5%
Goodwill(13)	NR / NR / NR	16,353	4.5	$9.00	3.1	9/30/2026	NAV	NAV	NAV
Panera Bread(14)	NR / NR / NR	5,123	1.4	$34.00	3.6	2/28/2027	$510	TTM 5/31/2019	6.7%
Total / Wtd. Avg. Major Tenants		326,421	90.2%	$13.05	89.0%
Remaining Tenants		21,925	6.1	$23.93	11.0%
Total / Wtd. Avg. Occupied Collateral		348,346	96.3%	$13.73	100.0%
Vacant		13,460	3.7
Total		361,806	100.0%

(1)	Based on the underwritten rent roll dated June 23, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the straight-line rent steps for Giant ($54,212) and contractual rent steps through February 2020 for One Dollar Zone ($2,561).

(4)	Occupancy Cost is calculated using the most recent tenant reported sales and the adjusted base rent.

(5)	Giant has three, five-year renewal options under its lease.

(6)	Burlington Coat Factory has three, five-year renewal options and one, four-year renewal option under its lease.

(7)	Dick’s Sporting Goods has one, five-year renewal option under its lease.

(8)	Big Lots has two, five-year renewal options under its lease.

(9)	TJ Maxx has three, five-year renewal options under its lease.

(10)	AC Moore has one, five-year renewal option under its lease.

(11)	Planet Fitness has two, five-year renewal options under its lease.

(12)	Petco has two, five-year renewal options under its lease.

(13)	Goodwill has three, five-year renewal options under its lease. Goodwill accepted possession of its space as of July 22, 2019 and is expected to commence paying rent on the earlier of the store’s opening or 90 days from the delivery of their space (October 22, 2019).

(14)	Panera Bread has one, five-year renewal option under its lease.

A-3-16

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling(2)	Cumulative % of U/W Base Rent(2)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	2	21,074	5.8%	21,074	5.8%	$16.91	7.4%	7.4%
2021	1	5,020	1.4%	26,094	7.2%	$12.00	1.3%	8.7%
2022	4	43,734	12.1%	69,828	19.3%	$13.92	12.7%	21.4%
2023	0	0	0.0%	69,828	19.3%	$0.00	0.0%	21.4%
2024	4	110,026	30.4%	179,854	49.7%	$13.80	31.7%	53.2%
2025	0	0	0.0%	179,854	49.7%	$0.00	0.0%	53.2%
2026	2	21,374	5.9%	201,228	55.6%	$12.57	5.6%	58.8%
2027	1	5,123	1.4%	206,351	57.0%	$34.00	3.6%	62.4%
2028	0	0	0.0%	206,351	57.0%	$0.00	0.0%	62.4%
2029	0	0	0.0%	206,351	57.0%	$0.00	0.0%	62.4%
Thereafter	3	141,995	39.2%	348,346	96.3%	$12.66	37.6%	100.0%
Vacant	NAP	13,460	3.7%	361,806	100.0%	NAP	NAP
Total / Wtd. Avg.	17	361,806	100.0%			$13.73	100.0%
(1)	Based on the underwritten rent roll dated June 23, 2019.

(2)	Includes the straight-line rent steps for Giant ($54,212) and contractual rent steps through February 2020 for One Dollar Zone ($2,561).

The Mac Commons Property is a 361,806 sq. ft. grocery-anchored retail center located at 2631 MacArthur Road in Whitehall, Pennsylvania. The Mac Commons Property was originally constructed in 1952 and was recently renovated in 2019 by the borrower sponsor. Since acquisition in April 2018, the borrower sponsor secured renewals for major tenants, such as Dick’s Sporting Goods, AC Moore and TJ Maxx. The Mac Commons Property contains 1,534 parking spaces for a ratio of 4.2 per 1,000 sq. ft. and is shadow anchored by a Walmart supercenter, which expanded in 2012 from approximately 70,000 sq. ft. to approximately 186,000 sq. ft. The Mac Commons Property was 96.3% leased by 17 tenants as of June 23, 2019, including the two largest tenants Giant and Burlington Coat Factory. The weighted average lease term across the Mac Commons Property is 27.2 years.

Condominium Structure. The Mac Commons Property consists of the borrower’s two condominium units that are subject to a condominium regime governing a total of seven condominium units. The borrower’s units consist of the in-line shopping center and an outparcel currently occupied by Panera and Qdoba, which units represent a collective 80.3667% interest in the condominium. The five other condominium units, representing a collective 19.6333% interest in the condominium, are owned by affiliates of the borrower. The borrower has the right to appoint all three of the members of the executive board of the condominium association. The related condominium declaration may not be amended in any material respect without the affirmative vote of a supermajority of the members consisting of 67% ownership of the condominium association.

Major Tenants.

Giant (65,711 sq. ft.; 18.2% of NRA; 21.1% of U/W Base Rent): Giant occupies 65,711 sq. ft. of retail space through June 2031 with three, five-year renewal options and no termination options. Giant has been in occupancy at the Mac Commons Property since 2002. In August 2019, Giant executed an early ten-year renewal, which will take its lease through June 2031. In conjunction with the extension, Giant received a $350,000 tenant improvement allowance to buildout a wine and beverage department within its store. As of May 31, 2019, Giant reported $510 in sales PSF which equates to a 3.0% occupancy cost.

Giant is a supermarket chain headquartered in Pennsylvania that operates over 150 stores throughout the state as well as Delaware, Maryland, Virginia and the District of Columbia. Giant operates 164 stores throughout the four states. Giant is a subsidiary of Ahold Delhaize (rated Baa1 by Moody’s and BBB by S&P and BBB+ by Fitch), a global food retailer that operates supermarkets and e-commerce food businesses, including Giant, Food Lion, Stop & Shop, Peapod and others. Ahold Delhaize has over 2,000 stores across 23 states and approximately 204,000 associates.

Burlington Coat Factory (56,284 sq. ft.; 15.6% of NRA; 9.4% of U/W Base Rent): Burlington Coat Factory (“Burlington”) occupies 56,284 sq. ft. of retail space on a lease that expires in through February 2030 with three, five-year renewal options, one, four-year renewal option and no termination options. Burlington Coat Factory has been at the Mac Commons Property since 1986 and recently extended its lease. The tenant agreed to downsize its space from 92,805 sq. ft. to 56,284 sq. ft., increase its rent from $379,964 to $450,272 and received a tenant improvement allowance of $30 PSF, to update its store to the current company format, as part of the downsizing agreement. The borrower sponsor executed leases with Planet Fitness and Goodwill to fill the remaining space. Burlington and Planet Fitness are both open for business. Goodwill accepted possession of its space as of July 22, 2019 and is expected to commence paying rent on either the store’s opening or 90 days from the delivery of their space (October 20, 2019), whichever is earlier. As of May 31, 2019, Burlington reported $170 in sales PSF, which equates to a 4.7% occupancy cost.

A-3-17

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

Burlington operates 684 stores across 45 states and Puerto Rico. Burlington primarily offers merchandise such as apparel, accessories, footwear, toys, home and beauty products. Burlington went public in 2013 and is rated Ba1 by Moody’s and BB+ by Fitch and S&P. Burlington opened 25 new stores in 2016, 37 new stores in 2017, 46 new stores in 2018 and reportedly plans to open 50 new stores by the end of 2019.

Environmental Matters. The Phase I environmental report dated July 2, 2019 recommended no further action at the Mac Commons Property other than the implementation of an asbestos operations and maintenance plan, which has been established.

The Market. The Mac Commons Property is located in Whitehall, Lehigh County, Pennsylvania, which is part of the greater Lehigh Valley region, comprised of the Allentown-Bethlehem-Easton metro area. The Lehigh Valley is located in the eastern portion of Pennsylvania and benefits from its proximity to New York City and Philadelphia, with a total population of approximately 849,800. According to the appraisal, the Lehigh Valley is the fifth-fastest growing economy in Pennsylvania with the local market area more heavily weighted toward the manufacturing, transportation/utilities, wholesale trade, information and retail trade sectors. Major employers within the area include the Lehigh Valley Health Network, St. Luke’s University Health Network, Air Products and Chemicals, Sands Bethworks Gaming LLC and Dorney Park/Wildwater Kingdom. The area is also home to FedEx Ground’s largest terminal in the United States, a newly built, 800,000 sq. ft. facility. Per the appraisal, resilient manufacturing and healthcare, along with a more recent increase in logistics and tourism, will help the Lehigh Valley sustain job growth that be slightly better than the state average in 2019. Longer term, low costs and steady population growth will likely enable the Lehigh Valley to perform better than Pennsylvania and on par with rest of the United States.

The Mac Commons Property’s immediate neighborhood is Whitehall Township which is immediately north of the city of Allentown, Pennsylvania. Whitehall Township is one of the fastest growing areas in Lehigh County. According to the appraisal, it is considered a suburban, second-tier municipality with significant areas of commercial development in addition to a growing number of residential subdivisions and a cultivated farmland. Per the appraisal, the property is located along one of the region’s most notable retail arteries with an ALDI-anchored center across the street, Whitehall Square, the Whitehall Mall and the Lehigh Valley Mall which is only two miles away. Primary access to the Mac Commons Property’s neighborhood is provided by US Route 22, which is the primary arterial traveling through the Lehigh Valley in an east-west direction. Other major highways serving the greater market area are PA Route 309, I-78 and I-476. Public transportation throughout the greater Lehigh Valley region is provided by The Lehigh and Northampton Transportation Authority. Additionally, the Lehigh Valley International Airport is approximately two miles east of the Mac Commons Property.

According to the appraisal, the year-end 2018 population within a one-, three- and five-mile radius was 8,874, 94,794 and 212,954, respectively. The average household income within a one-, three- and five-mile radius, as of year-end 2018, was $76,501, $63,287 and $70,257, respectively. According to a third party report, the Mac Commons Property is located within the Lehigh Valley Retail submarket which contains approximately 41 million sq. ft. of retail space and has an average vacancy of 3.4%. The submarket has been well occupied historically with vacancy below approximately 5.0% since 2007. Net absorption over the last 12 months was approximately 157,000 sq. ft. Average rent in the submarket is currently $14.99 PSF which is up from $14.71 PSF in 2017 and $14.63 PSF in 2016. Additionally, there is no new construction in the submarket that is expected to directly compete with the property.

In determining market rent for the Mac Commons Property, the appraiser identified the five comparable retail tenants or space offerings listed in the table below.

Retail Rent Comparables(1)
Property Name	Location	Lease Term (Mos.)	Lease Start Date	Tenant Name	Lease Size (SF)	Rent per PSF	Adjusted Rent PSF
Mac Commons Property(2)	Whitehall, Pennsylvania	180	June 2015	Giant	67,711	$14.50	$13.73
The Shoppes at Belmont	Lancaster, Pennsylvania	240	March 2018	Whole Foods	40,259	$16.00	$14.83
Hamilton Crossings	Allentown, Pennsylvania	120	September 2016	Dick’s Sporting Goods	49,919	$14.00	$13.36
Madison Farms	Easton, Pennsylvania	240	October 2015	Shop Rite	67,408	$15.25	$14.82
MacArthur Towne Center	Whitehall, Pennsylvania	180	November 2017	Aldi	20,980	$15.00	$15.45
The Shoppes at Belmont	Lancaster, Pennsylvania	120	March 2018	Dick’s Sporting Goods	51,183	$16.50	$15.30

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 23, 2019.

A-3-18

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 5/31/2019	U/W	U/W (PSF)
Base Rent(1)	$4,158,444	$4,353,851	$4,274,345	$4,230,756	$4,727,158	$13.07
Reimbursements	1,318,369	1,347,829	1,574,047	1,502,094	1,354,531	$3.74
Rent Step(2)	0	0	0	0	56,773	$0.16
Potential Income	0	0	0	0	282,502	$0.78
Gross Potential Rent	$5,476,813	$5,701,680	$5,848,393	$5,732,850	$6,420,963	$17.75
Less: Vacancy(3)	(0)	(0)	(0)	(0)	(321,048)	($0.89)
Effective Gross Income	$5,476,813	$5,701,680	$5,848,393	$5,732,850	$6,099,915	$16.86
Real Estate Taxes	672,093	624,398	679,038	651,023	680,776	$1.88
Insurance	106,398	106,742	103,160	116,712	115,027	$0.32
Management Fee	164,304	171,050	175,452	171,985	182,997	$0.51
Total Other Expenses	401,328	453,233	581,772	388,339	464,177	$1.28
Net Operating Income	$4,132,690	$4,346,256	$4,308,971	$4,404,791	$4,656,938	$12.87
Replacement Reserves	0	0	0	0	54,271	$0.15
TI/LC	0	0	0	0	176,707	$0.49
Net Cash Flow	$4,132,690	$4,346,256	$4,308,971	$4,404,791	$4,425,960	$12.23

(1)	U/W Base Rent is based on the underwritten rent roll dated June 23, 2019.

(2)	Includes the straight-line rent steps for Giant ($54,212) and contractual rent steps through February 2020 for One Dollar Zone ($2,561).

(3)	U/W Vacancy represents the underwritten economic vacancy of 5.0%.

Property Management.   The Mac Commons Property is managed by ARD Property Management, LLC, a Pennsylvania limited liability company and affiliate of the borrower.

Lockbox / Cash Management.     The loan documents require a hard lockbox and springing cash management. The borrower is required to deliver tenant direction letters to each existing tenant and each future tenant at the Mac Commons Property directing each of them to remit their rent checks directly to a lender-controlled lockbox. The borrower is required to (and is required to cause the property manager to) deposit all revenue derived from the Mac Commons Property into the lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Mac Commons Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Mac Commons Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under lender control to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Mac Commons Loan. To the extent that no Mac Commons Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower. Upon an event of default under the Mac Commons Loan, the lender has the right to apply funds to the payment of the debt in such priority as it may determine.

A “Mac Commons Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt service coverage ratio being less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) or (iv) the occurrence of a Renewal Trigger Event (as defined below), and will end, (a) with respect to clause (i) upon a cure, if applicable, of the event of default, (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters, (c) with respect to clause (iii) a Specified Tenant Trigger Period ceasing to exist and (d) with respect to clause (iv) upon the occurrence of a Renewal Trigger Cure (as defined below).

A “Renewal Trigger Event” means Dick’s Sporting Goods and/or TJ Maxx fails to provide written notice to the borrower of renewal of its respective lease upon the earlier to occur of (1) nine months prior to the applicable then current lease expiration and (2) the renewal notice period required under its respective lease, for a minimum renewal term of five years (unless otherwise approved by lender).

A “Renewal Trigger Cure” means the lender’s receipt of satisfactory evidence that (i) Dick’s Sporting Goods has renewed its lease prior to its lease expiration or the Dick’s Sporting Goods space is leased by a satisfactory replacement tenant(s) acceptable to the lender under a lease approved by the lender in accordance with the loan documents for a minimum term of five years, (unless otherwise approved by the lender), the Dick’s Sporting Goods space is open for business and the replacement tenant(s) is paying full unabated rent, and (ii) the lender’s receipt of satisfactory evidence that TJ Maxx has renewed its lease prior to its lease expiration or the TJ Maxx space is leased by a satisfactory replacement tenant(s) acceptable to the lender under a lease approved by the lender in accordance with the loan documents for a minimum term of five years (unless otherwise approved by the lender), the TJ Maxx space is open for business and the replacement tenant(s) is paying full unabated rent.

A-3-19

2631 MacArthur Road Whitehall, PA 18052	Collateral Asset Summary – Loan No. 2 Mac Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$53,450,000 72.7% 1.44x 8.7%

A “Specified Tenant Trigger Period” means a period (a) commencing on the first to occur of (i) any Specified Tenant (as defined below) lease being in monetary or material non-monetary default under the Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant (or any permitted assignee or subtenant) failing to be in actual, physical possession of its space, failing to operate in its premises for the purpose contemplated under its lease and/or “going dark” in the Specified Tenant space (or applicable portion thereof) (but not including a period of 60 days or less for repairs or 90 days or less for renovations as a result of a casualty or condemnation, in either case pursuant to the Specified Tenant’s lease), (iii) any Specified Tenant giving written notice to the borrower that it is terminating its lease for all or any portion of its space, (iv) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant and/or guarantor of a Specified Tenant lease, or (vi) any guarantor of the Specified Tenant lease ceasing to satisfy the applicable credit rating condition, and (b) expiring upon the lender’s receipt of such reasonably satisfactory evidence of (A) satisfaction of the applicable cure conditions or (B) the borrower leasing at least 90.0% of the Specified Tenant space (or applicable portion thereof) in accordance with the loan documents and the applicable tenant thereunder in its actual, physical occupancy and open for business in the space demised under the lease and paying the full amount of rent due thereunder its lease.

A “Specified Tenant” means (i) Giant, (ii) any tenant whose lease, individually or when aggregated with all other leases at the Mac Commons Property with the same tenant, any affiliate of such tenant, either (a) accounts for 17.0% or more of total rental income for the Mac Commons Property, or (b) demises 16.0% or more of the Mac Commons Property’s total square footage and (iii) any other subsequent lessee(s) of the Specified Tenant space (or any portion thereof constituting 90.0% or more of the Specified Tenant space).

Initial and Ongoing Reserves.    At origination, the borrower funded a reserve of (i) $58,523 for real estate taxes,(ii) $50,324 for insurance, (iii) $42,366 for the condominium assessments reserve, (iv) $8,750 for immediate repairs, (v) $648,858 for replacement reserves and (vi) $2,691,216 for unfunded obligations.

Tax Reserves. The borrower is required to deposit monthly reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $58,523).

Insurance Reserves. The borrower is required to deposit monthly reserves of 1/12 of the insurance premiums that the lender estimates will be sufficient to pay the insurance premiums due for the renewal of coverage (initially estimated to be $10,065).

Replacement Reserves. The borrower is required to deposit monthly $4,523 into a replacement reserve for capital expenditures.

TI/LC Reserves. The borrower is required to deposit monthly $15,075 into a tenant improvement and leasing commissions reserve. On each payment date during the occurrence and continuance of an Extraordinary TI/LC Reserve Deposit Trigger (as defined below), the borrower is required to deposit $57,286 into the tenant improvement and leasing commissions reserve.

A “Extraordinary TI/LC Reserve Deposit Trigger” means a period (a) commencing upon the failure of Dick’s Sporting Goods or TJ Maxx to provide written notice to the borrower of renewal of its respective leases upon the earlier to occur of (i) 18 months prior to the applicable then current lease expiration and (ii) the renewal notice period required under the applicable lease, for a minimum renewal term of five years (unless otherwise approved by the lender) and (b) terminating upon the earlier to occur of (i) a Renewal Trigger Event or (ii) a Renewal Trigger Cure.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-20

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-21

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

A-3-22

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

1 Portland Street

Pfizer

610 Main Street North

Pfizer
KSQ
Lab Central
Pfizer

700 Main Street
(South Wing)

NOVARTIS

700 Main Street
(North Wing)

Lab Central
Lab Central
Lab Central

2024

2027+

A-3-23

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

A-3-24

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	NAP
Borrowers:	610 Main Street North Leasehold LLC, 610 Main Street South Leasehold LLC, 700 Main Street Leasehold LLC and 610-700 Main Garage Leasehold LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	5.3%
Interest Rate:	3.79700%
Payment Date:	1st of each month
First Payment Date:	July 1, 2019
Maturity Date:	June 1, 2029
Amortization:	Interest Only
Additional Debt(1)(2) :	$380,000,000 Pari Passu Debt $145,000,000 Subordinate Debt
Call Protection:	L(25), YM1(88), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$0	NAP
TI/LC	$0	$0	NAP
Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Office/Laboratory
Collateral:	Leasehold
Location:	Cambridge, MA
Year Built / Renovated(4):	Various / Various
Total Sq. Ft.:	676,947
Property Management(5):	Jones Lang LaSalle Americas, Inc.
Underwritten NOI(6):	$53,734,416
Underwritten NCF:	$51,673,090
Appraised Value:	$1,158,000,000
Appraisal Date(4):	April 11, 2019

Historical NOI
Most Recent NOI(6):	$45,007,805 (T-12 March 31, 2019)
2018 NOI:	$43,904,648 (December 31, 2018)
2017 NOI:	$42,036,811 (December 31, 2017)
2016 NOI(7):	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (Various)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	99.9% (December 31, 2017)
2016 Occupancy:	99.6% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	380,000,000
Total Senior Notes	$430,000,000	$635 / $635	37.1% / 37.1%	3.25x / 3.12x	12.5% / 12.0%	12.5% / 12.0%
B Note	145,000,000
Whole Loan	$575,000,000	$849 / $849	49.7% / 49.7%	2.43x / 2.33x	9.3% / 9.0%	9.3% / 9.0%
(1)	The Osborn Triangle Loan (as defined below) consists of the non-controlling Note A-3 and is part of the Osborn Triangle Whole Loan (as defined below), evidenced by seven senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $575.0 million. For additional information, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” and “Future Mezzanine or Subordinate Indebtedness Permitted" herein.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	See “Portfolio Summary” chart below for the Year Built / Renovated and Appraised Value of the individual Osborn Triangle Properties (as defined below).

(5)	The borrowers have the right, without the lender’s consent, to replace Jones Lang LaSalle Americas, Inc. with an affiliate of Bulfinch, pursuant to a form of management agreement pre-approved by the lender at origination.

(6)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) contractual rent steps through May 2020 and (ii) the present value of rent steps and a mark to market at the end of the lease term for investment grade tenants Pfizer and Novartis. The average contractual rent per sq. ft. over the lease term is $70.96 PSF for the 2024 Pfizer lease expiration, $86.61 PSF for the 2031 Pfizer lease expiration and $59.46 PSF for the 2024 Novartis lease expiration.

(7)	2016 NOI is not available because one of the properties, 610 Main Street North, was built in 2016.

A-3-25

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

The Loan.   The Osborn Triangle mortgage loan (the “Osborn Triangle Loan”) is part of a fixed rate loan secured by the first mortgages encumbering the borrowers’ leasehold interest in the four condominium units that together comprise the Class A office/laboratory properties and a parking garage located in Cambridge, Massachusetts (the “Osborn Triangle Property”). The Osborn Triangle Loan is evidenced by the non-controlling Note A-3 with an original principal balance and outstanding principal balance as of the Cut-off Date of $50.0 million. The Osborn Triangle Loan is part of a $575.0 million whole loan that is evidenced by eight promissory notes: seven pari passu senior notes with an aggregate original principal balance of $430.0 million (the “Osborn Triangle Senior Notes”) and one subordinate note with an original principal balance of $145.0 million (the “Osborn Triangle Junior Note”) and, together with the Osborn Triangle Senior Notes (the “Osborn Triangle Whole Loan”). Only the Osborn Triangle Loan will be included in the mortgage pool for the Benchmark 2019-B13 Trust.

The relationship between the holders of the Osborn Triangle Senior Notes and the Osborn Triangle Junior Note will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Osborn Triangle Whole Loan” in the Preliminary Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$250,000,000	$250,000,000	JPMCC 2019-OSB	Yes
Note A-2	50,000,000	50,000,000	Benchmark 2019-B12	No
Note A-3	50,000,000	50,000,000	Benchmark 2019-B13	No
Note A-4	25,000,000	25,000,000	JPMCB	No
Note A-5-1	30,000,000	30,000,000	JPMCB	No
Note A-6-1	20,000,000	20,000,000	JPMCB	No
Note A-6-2	5,000,000	5,000,000	JPMCB	No
Senior Notes	$430,000,000	$430,000,000
Note B-1	145,000,000	145,000,000	JPMCC 2019-OSB	No
Whole Loan	$575,000,000	$575,000,000

The Osborn Triangle Whole Loan has a ten-year interest-only term and accrues interest at a fixed rate of 3.79700% per annum. The annual interest rate on both the Osborn Triangle Senior Notes and Osborn Triangle Junior Note is 3.79700% per annum. The Osborn Triangle Whole Loan proceeds were used to purchase the Osborn Triangle Property for approximately $1.148 billion and pay closing costs of approximately $8.7 million. The most recent prior financing of the Osborn Triangle Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$430,000,000	37.2%	Purchase Price	$1,148,275,000	99.3%
Junior Note	145,000,000	12.5	Closing Costs	8,667,656	0.7
Principal’s New Cash Contribution	581,942,656	50.3
Total Sources	$1,156,942,656	100.0%	Total Uses	$1,156,942,656	100.0%

The Borrowers. The borrowers are 610 Main Street North Leasehold LLC, 610 Main Street South Leasehold LLC, 700 Main Street Leasehold LLC and 610-700 Main Garage Leasehold LLC, each a single purpose Massachusetts limited liability company structured to be bankruptcy remote with two independent directors. The borrowers are indirectly owned or controlled by a joint venture between affiliates of Harrison Street Real Estate Capital (“HSRE”), MIT Investment Management Company (“MITIMCo”) and Bulfinch Companies, Inc. (“Bulfinch”). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Osborn Triangle Whole Loan. HSRE is a real estate investment management firm headquartered in Chicago, Illinois with approximately $18.3 billion in assets under management, and HSRE has raised more than approximately $13.0 billion in discretionary equity capital for its private and public real estate offerings. Bulfinch specializes in the acquisition, development, management and leasing of commercial properties in the Boston area. Bulfinch owns and manages approximately 3.0 million sq. ft. of medical, biotech and office assets. MITIMCo supports much of MIT’s (as defined below) academic and research activities through returns generated by investing the institute’s financial resources. Founded in 1861, MIT presently enrolls approximately 11,500 undergraduate and graduate students and employs approximately 12,600 people, including 1,000 professors, with 89 Nobel Laureates among current and former members of the MIT community.

A-3-26

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. ft.(3)	% of Total U/W Base Rent(3)	Lease Expiration
Pfizer(4)(5)	A1/A+/AA	499,386	73.8%	$81.64	77.9%	Various(6)
Novartis	A1/AA-/AA-	99,883	14.8	$73.91	14.1	7/31/2024
Lab Central	NR/NR/NR	68,996	10.2	$55.85	7.4	3/31/2027
Sulmona Restaurant Group	NR/NR/NR	3,355	0.5	$37.63	0.2	2/28/2027
Café Luna	NR/NR/NR	2,328	0.3	$37.13	0.2	3/31/2027
Boston Burger	NR/NR/NR	1,984	0.3	$36.05	0.1	9/30/2027
Revela	NR/NR/NR	1,015	0.1	$47.15	0.1	7/31/2027
Total / Wtd. Avg.		676,947	100.0%	$77.32	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent per sq. ft. and % of Total U/W Base Rent includes the present value of rent steps and a mark to market at the end of the lease term for Pfizer and Novartis. The average contractual rent per sq. ft. over the lease term is $70.96 PSF for the 2024 Pfizer lease expiration, $86.61 PSF for the 2031 Pfizer lease expiration and $59.46 for the 2024 Novartis lease expiration. For the remaining tenants, the U/W Base Rent per sq. ft. and % of Total U/W Base Rent includes rent steps through May 1, 2020.

(4)	Pfizer’s lease associated with 139,212 sq. ft. of space at 610 Main Street North and 229,330 sq. ft. of space at 1 Portland Street has 2.75% annual lease escalations. Pfizer’s lease associated with 130,844 sq. ft. of space at 610 Main Street North has 3% annual lease escalations.

(5)	Pfizer subleases a portion of its space totaling 163,644 sq. ft. to CRISPR Therapeutics, Lab Central (as defined below), Casebia Therapeutics and KSQ Therapeutics. Casebia Therapeutics sub-subleases 5,184 sq. ft. of its space to Bayer’s Life Hub Boston through March 31, 2024 at $77.26 PSF plus 3.0% annual increases commencing April 1, 2019. Bayer reimburses expenses at a rate of $4.40 PSF.

(6)	Pfizer leases 229,330 sq. ft. of space at 1 Portland Street which expires January 31, 2024. Pfizer leases 270,056 sq. ft. of space at 610 Main Street North which expires December 31, 2031.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	2	329,213	48.6%	329,213	48.6%	$77.76	48.9%	48.9%
2025	0	0	0.0%	329,213	48.6%	$0.00	0.0%	48.9%
2026	0	0	0.0%	329,213	48.6%	$0.00	0.0%	48.9%
2027	5	77,678	11.5%	406,891	60.1%	$53.88	8.0%	56.9%
2028	0	0	0.0%	406,891	60.1%	$0.00	0.0%	56.9%
2029	0	0	0.0%	406,891	60.1%	$0.00	0.0%	56.9%
2030 & Thereafter	1	270,056	39.9%	676,947	100.0%	$83.52	43.1%	100.0%
Vacant	0	0	0.0%	676,947	100.0%	$0.00	0.0%
Total / Wtd. Avg.	8	676,947	100.0%			$77.32	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The Osborn Triangle Property is a collection of three Class A office/laboratory buildings totaling 676,947 sq. ft. and a 650-space parking garage located directly adjacent to the Massachusetts Institute of Technology (“MIT”) campus in Cambridge, Massachusetts. The collateral for the Osborn Triangle Whole Loan consists of 610 Main Street North, 1 Portland Street, 700 Main Street and a subterranean 650-space parking garage situated on approximately 4.8 acres of land. The three properties are set around Watson Court, a central green space with outdoor seating. The Osborn Triangle Property was designed by Boston-based Elkus Manfredi Architects, Lab Architect Group and Tsai Kobus and completed by MIT Investment Management Company (“MITIMCo”). 610 Main Street North is LEED Gold certified and designed with electric vehicle charging stations, a reflective roof as well as water efficient fixtures and irrigation. 1 Portland Street has efficient layouts for a variety of office and laboratory requirements. 700 Main Street was converted from an industrial building into a life science facility in 2002, further expanded in 2012.

A-3-27

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

Portfolio Summary
Property Name	Year Built / Renovated	Sq. Ft.	Allocated Loan Cut-off Date Balance	% Allocated Loan Original Balance	Appraised Value(1)	% Appraised Value	U/W NCF	% of U/W NCF
610 Main Street North	2016 / NAP	278,738	$20,182,609	40.4%	$462,000,000	39.9%	$23,500,965	45.5%
1 Portland Street	2013 / NAP	229,330	17,826,087	35.7	416,000,000	35.9	17,670,161	34.2
700 Main Street	Late 1800s / 2002, 2012	168,879	11,991,304	24.0	280,000,000	24.2	10,501,964	20.3
Total / Wtd. Avg.		676,947	$50,000,000	100.0%	$1,158,000,000	100.0%	$51,673,090	100.0%

The Osborn Triangle Property is currently 100.0% occupied by seven tenants (three office tenants and four retail tenants). The three office tenants at the Osborn Triangle Property consist of Pfizer, Novartis Institutes for Biomedical Research, Inc. (“Novartis”) and Lab Central Inc. (“Lab Central”). Retail tenants include Sulmona Restaurant Group, Café Luna, Boston Burger and Revela and comprise 1.3% of net rentable area and 0.6% of underwritten base rent.

Major Tenants.

Pfizer (499,386 sq. ft., 73.8% of NRA; 77.9% of U/W Base Rent) Pfizer (rated A1 / AA / A+ by Moody’s / S&P / Fitch) has been a tenant at the Osborn Triangle Property since December 2013. Pfizer leases 229,330 sq. ft. of space at 1 Portland Street which expires in January 2024 and 270,056 sq. ft. of space at 610 Main Street North which expires in December 2031, both with two, five-year renewal options and no termination options. Pfizer subleases a portion of its space totaling 163,644 sq. ft. to CRISPR Therapeutics, Lab Central, Casebia Therapeutics and KSQ Therapeutics. Pfizer is one of the world’s largest biopharmaceutical companies, with a global portfolio that encompasses medicines, vaccines and healthcare products. Headquartered in New York City with approximately 92,400 employees worldwide, Pfizer’s products are sold in over 125 countries. As of 2018, Pfizer reported revenues of approximately $53.6 billion. Pfizer’s location at 610 Main Street North and 1 Portland Street employs approximately 1,000 people and focuses on pharmaceutical and biologics research, drug metabolism, biotechnology and therapeutic areas including inflammation, immunology, rare diseases and internal medicine. In addition to Pfizer’s location at the Osborn Triangle Property, Massachusetts is home to Pfizer’s research and manufacturing site in Andover and serves as the global headquarters for Pfizer’s Center for Therapeutic Innovation.

Novartis (99,883 sq. ft., 14.8% of NRA; 14.1% of U/W Base Rent) Novartis (rated A1 / AA- / AA- by Moody’s / S&P / Fitch), occupies office and laboratory space through July 2024 with two, five-year renewal options and no termination options and has been a tenant at the Osborn Triangle Property since March 2014. Novartis is a multinational medicine company based in Basel, Switzerland with 125,000 employees worldwide. As of 2018, Novartis reported sales of $51.9 billion. Novartis’ location at 700 Main Street is home to Novartis Institutes for BioMedical Research (“NIBR”), the innovation arm of Novartis which focuses on developing new drugs. NIBR employs approximately 6,000 people in six research campuses across the globe. In addition to Novartis’ 700 Main Street location, Novartis has complementary Cambridge locations along Massachusetts Avenue, Windsor Street and within Technology Square.

Lab Central (68,996 sq. ft., 10.2% of NRA; 7.4% of U/W Base Rent) Lab Central occupies office and laboratory space through March 2027 with two five-year renewal options and no termination options and has been a tenant at the Osborn Triangle Property since April 2013. Lab Central is a shared laboratory space designed as a launchpad for potential life-sciences and biotech startups. Founded in 2013, Lab Central was primarily funded by two grants from the Massachusetts Life Sciences Center and MIT. 700 Main Street serves as Lab Central’s headquarters and primary incubator space. Along with 610 Main Street North, Lab Central’s two-building campus offers fully permitted laboratory and office space with a capacity to serve 450 scientists and entrepreneurs in about 70 companies. Lab Central subleases additional space from Pfizer at 610 Main Street North.

Environmental Matters. The Phase I environmental report dated April 10, 2019 recommended no further action at the Osborn Triangle Property.

The Market. The Osborn Triangle Property is located in Cambridge, Massachusetts, within the Boston office market (specifically the East Cambridge/Kendall Square office submarket). Situated on approximately 4.8 acres of land directly adjacent to MIT, the Osborn Triangle Property is located in the East Cambridge neighborhood in a dynamic biotech cluster, which is bound by Main Street, Albany Street and Massachusetts Avenue. Osborn Triangle Property’s location allows it to capitalize on its proximity to major institutional and research entities in Cambridge, affording its tenants immediate access to parking and public transportation, as well as the city’s entertainment, hospitality and residential districts. The neighborhood is anchored by the Kendall/MIT MBTA Red Line subway station and the approximately 166-acre MIT campus. MIT’s iconic Great Dome is less than 400 yards from the center of the Osborn Triangle Property. The Osborn Triangle Property is surrounded by a cluster of global life science/technology companies and fast-growing start-ups anchored by Akamai, Amazon, Apple, Biogen, Boeing, Broad Institute, Cambridge Innovation Center, Draper, Google, Koch Institute and Microsoft. Logan International Airport is located approximately 4.3 miles northeast of the Osborn Triangle Property and offers 40 airlines that fly non-stop to more than 100 domestic and international destinations. Furthermore, the Massachusetts Port Authority recently announced $1.0 billion worth of investments to further expand the airport’s international terminal, reconfigure other terminals and redesign its roadways.

According to the appraisal, the Osborn Triangle Property is located within the Boston metropolitan statistical area (the “Boston MSA”). As of year-end 2018, the Boston MSA had an unemployment rate of approximately 3.3%, a median household income of approximately $85,800 and a population of approximately 2.0 million.

A-3-28

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

East Cambridge/Kendall Square comprises nearly 21.0 million sq. ft. of world-class office and laboratory space complemented by a dense cluster of apartments, shopping destinations and dining amenities in addition to 2.5 acres of landscaped open space. Notable developments in the immediate area include the Cambridge Side Galleria mall, Canal Park, Riverview Office Park, Royal Sonesta Hotel and several high-rise residential condominium buildings. According to a third party research report, as of the fourth quarter of 2018, the East Cambridge submarket had approximately 7.4 million sq. ft. of laboratory space with approximately 1.4 million sq. ft. under construction. The average East Cambridge submarket vacancy in 2018 was approximately 0.2%. East Cambridge Class B NNN laboratory space had an average asking rents of $78.00 PSF, while Class A NNN laboratory space commanded nearly an $11 premium at $88.80 PSF. Recent leasing in the Cambridge office/laboratory submarket in the first quarter of 2019 includes more than 620,000 sq. ft. to tenants including Infinity Pharmaceuticals, Boston Microfluidics, BetterLesson, Syros Pharmaceuticals, Invaio Sciences, Ultragenyx Pharmaceutical, HiFiBiO Therapeutics and Casma Therapeutics.

In 2018, the Greater Boston area had approximately 20.3 million sq. ft. of laboratory space with an average vacancy rate of 4.9%. The laboratory submarkets across Greater Boston combined for 1.5 million sq. ft. of net absorption in 2018. 62 public companies with a combined market value of approximately $170.0 billion, the majority of them biotechnology firms are headquartered in Cambridge. Global pharmaceutical companies, including Takeda Pharmaceutical Co., Sanofi SA and Novartis AG, also have extensive research operations in the city. In the fourth quarter of 2018, tenants absorbed 468,000 sq. ft. of biotechnology-focused laboratory real estate in Greater Boston, with much of that growth occurring at the last of the Alexandria Center at Kendall Square buildings to be delivered. Bristol-Myers Squibb took occupancy of 208,000 sq. ft., while Facebook moved into 133,000 sq. ft. and furthered a trend of traditional office users paying significant premiums for Kendall Square space, even when that space was developed for lab use.

As of the first quarter of 2019, the Cambridge – East office submarket contained approximately 9.4 million sq. ft. of office space, had a direct vacancy rate of 1.4% and average asking NNN rents of $94.52 PSF (compared to underwritten gross rent of $77.32 PSF at the Osborn Triangle Property) according to a third party research report. As of the same time period, according to the appraisal, the Cambridge – East laboratory submarket contained approximately 12.3 million sq. ft. of laboratory space, had a direct vacancy rate of 0.9% and average asking NNN rents of $94.75 PSF (compared to underwritten gross rent of $77.32 PSF at the Osborn Triangle Property) according to a third party research report. The appraisal surveyed a competitive set of rent comparables from six other class A/B office/laboratory buildings in the Kendall Square. Base rent across the approximately 670,007 sq. ft. of leases ranges from $76.00 to $95.00 PSF (highlighted in the chart below). The appraisal concluded office/laboratory market rent of $87.50 PSF and retail space market rent of $45.00 PSF. Based on the appraiser’s analysis and concluded market rent, the Osborn Triangle Property’s in-place rent is approximately 24.3% and 17.4% below market with respect to office/laboratory and retail space, respectively.

Office Building Comparables
Property Name	Lessee	Lease Date	NRA	Lease Term	Lease Type	Rent per sq. ft.
238 Main Street	Bayer	Jun-2021	62,500	12 Yrs. 7 Mos.	NNN	$95.00
One Main Street	IPSEN	Jun-2019	31,750	10 Yrs.	NNN	$90.00
301 Binney Street	Cyclerion Therapeutics, Inc.	Jun-2019	114,454	10 Yrs. 3 Mos.	NNN	$90.00
301 Binney Street	Generation Bio	May-2019	71,462	10 Yrs.	NNN	$86.00
301 Binney Street	Ironwood Pharmaceuticals	Apr-2019	108,108	5 Yrs. 9 Mos.	NNN	$79.31
301 Binney Street	Momenta Pharmaceuticals, Inc.	Jan-2018	79,863	7 Yrs. 7 Mos.	NNN	$76.00
100 Binney Street	Bluebird Bio	Apr-2019	18,295	10 Yrs.	NNN	$86.00
100 Binney Street	TCR2 Therapeutics, Inc.	Apr-2018	22,890	7 Yrs. 4 Mos.	NNN	$76.00
100 Binney Street	Tango Therapeutics, Inc.	Aug-2017	22,000	8 Yrs. 4 Mos.	NNN	$76.00
45 & 75 Sidney Street	Voyager	Nov-2018	47,493	8 Yrs.	NNN	$83.00
399 Binney Street	Rubius Therapeutics, Inc.	Nov-2018	48,192	8 Yrs.	NNN	$78.00
399 Binney Street	Relay Therapeutics	Nov-2018	43,000	10 Yrs.	NNN	$80.00
Total/Wtd. Average			670,007			$83.60

A-3-29

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2017	2018	T-12 3/31/2019	U/W	U/W per sq. ft.
Base Rent	$40,270,949	$42,583,273	$43,432,253	$44,714,419	$66.05
IG Rent Steps and Market Adjustment(2)	0	0	0	7,625,181	11.26
Vacant Income	0	0	0	0	0.00
Total Reimbursement Revenue	13,282,194	14,252,881	14,607,789	16,481,111	24.35
Parking Income	1,920,448	2,339,140	2,363,122	2,255,641	3.33
Gross Potential Rent	$55,473,591	$59,175,294	$60,403,164	$71,076,352	$105.00
Total Other Income(3)	413,828	451,151	464,927	529,887	0.78
Less: Vacancy & Credit Loss(4)	0	0	0	(816,810)	(1.21)
Effective Gross Income	$55,887,418	$59,626,445	$60,868,091	$70,789,429	$104.57
Total Operating Expenses	$13,850,608	$15,721,797	$15,860,286	$17,055,013	$25.19
Net Operating Income(5)	$42,036,811	$43,904,648	$45,007,805	$53,734,416	$79.38
TI/LC	0	0	0	1,878,551	2.78
Capital Expenditures	0	0	0	182,776	0.27
Net Cash Flow	$42,036,811	$43,904,648	$45,007,805	$51,673,090	$76.33
(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes the present value of rent steps and a mark to market at the end of the lease term for Pfizer and Novartis. The average contractual rent per sq. ft. over the lease term is $70.96 PSF for the 2024 Pfizer lease expiration, $86.61 PSF for the 2031 Pfizer lease expiration and $59.46 PSF for the 2024 Novartis lease expiration. For the remaining tenants, includes rent steps through May 1, 2020.

(3)	Other Income consists of storage income, percentage rent (retail tenancy), sublease income and TI rent.

(4)	Vacancy is underwritten to the blended economic vacancy of 1.1%. The blended vacancy reflects the appraiser’s assumption of 2.0% market vacancy for 1 Portland Street and 700 Main Street, as well as the appraisers 0.0% vacancy assumption for 610 Main Street North because of its long term lease with credit tenant, Pfizer, which has a December 2031 expiration and is 2.5 years beyond the loan term. Other third party data sources show a submarket vacancy between 0.5% and 1.0% for buildings completed after 2009. The Osborn Triangle Property was completed or gut renovated between 2012 and 2016.

(5)	The increase from T-12 3/31/2019 Net Operating Income to Underwritten Net Operating Income is primarily due to IG Rent Steps and Market Adjustment for Pfizer and Novartis (as described above).

Property Management.   The Osborn Triangle Property is managed by Jones Lang LaSalle Americas, Inc., a Maryland corporation. The borrowers may terminate the property manager and replace it with a qualified manager that meets the requirements of the Osborn Triangle Whole Loan documents. The lender has the right to require the borrowers to terminate the management agreement and replace the manager in accordance with the Osborn Triangle Whole Loan documents if (i) an event of default occurs and remains uncured under the Osborn Triangle Whole Loan, (ii) the manager becoming insolvent or a debtor in any bankruptcy or insolvency proceeding or (iii) there is an event of default of the manager under the management agreement beyond all applicable cure periods. The borrowers are permitted to terminate the existing management agreement and replace manager with a pre-approved Bulfinch manager, subject to delivery of a management agreement and collateral assignment of management each in the forms pre-approved by the lender and attached as exhibits to the mortgage loan agreement.

Lockbox / Cash Management.   The Osborn Triangle Whole Loan documents require a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters to each existing tenant at the Osborn Triangle Property directing each tenant to remit its rent checks directly to the lender-controlled lockbox. The borrowers are also required to deliver a tenant direction letter to each future commercial tenant. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the Osborn Triangle Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Osborn Triangle Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Osborn Triangle Whole Loan. Upon the occurrence and during the continuance of an event of default under the Osborn Triangle Whole Loan documents or any bankruptcy action of the borrowers or property manager, the lender may apply funds to the debt in such priority as it may determine.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action of any individual borrower or the property manager, (iii) the date the debt service coverage ratio (as calculated in the loan documents) is less than 1.25x based on the trailing three month period or (iv) either Pfizer or Novartis (A) failing to renew its lease 12 months prior to its lease expiration date or renewal period, or (B) going “dark”, vacating, or abandoning its premises for a period of 90 consecutive days (excluding commercially reasonable periods in connection with a restoration of the Osborn Triangle Property) (each of (A) and (B), a “Tenant Trigger”), and will end, (a) with respect to clause (i), upon a cure of the event of default and the lender’s acceptance of such cure, (b) with respect to clause (ii) solely with respect to the property manager, the replacement of the property manager with a qualified manager under a replacement

A-3-30

Various Cambridge, MA 02139	Collateral Asset Summary – Loan No. 3 Osborn Triangle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 37.1% 3.12x 12.5%

management agreement within 60 days, (c) with respect to clause (iii), if the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters based on the trailing three month period and (d) with respect to clause (iv) with either (1) the replacement of Pfizer or Novartis, as applicable, with one or more replacements tenant(s) approved by the lender pursuant to one or more lease(s) for all or substantially all of the premises leased to Pfizer and/or Novartis or such less space, provided that the annual rental and other payments is in an amount sufficient to achieve a debt service coverage ratio of 1.25x for two consecutive calendar quarters or (2) at the borrowers’ election, the borrowers will have deposited cash or an acceptable letter of credit in an amount equal to $3.625 PSF per month for each month remaining in the non-renewal or termination period in the Pfizer lease or Novartis lease.

Initial and Ongoing Reserves.  At loan origination, the borrowers were not required to make any upfront deposits.

Real Estate Taxes and Insurance Reserves – On each due date, the borrowers are required to make monthly deposits of: (i) a tax reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default under the related loan documents has occurred and is continuing, and the borrowers have provided satisfactory evidence that taxes have been paid in accordance with the requirements of the Osborn Triangle Loan documents) and (ii) an insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default under the related loan documents has occurred and is continuing, and the borrowers maintain a blanket policy meeting the requirements of the Osborn Triangle Whole Loan documents).

TI/LC Reserve – In the event the borrowers have elected to cure a Tenant Trigger by depositing the applicable cure deposit, the borrowers are required to fund a reserve for tenant improvements and/or leasing commissions in an amount equal to $3.625 PSF for each month remaining in the applicable non-renewal or termination period under the related lease.

Current Mezzanine or Subordinate Indebtedness. The Osborn Triangle Junior Note, with an outstanding principal balance as of the Cut-off Date of $145.0 million, accrues interest at a fixed rate of 3.79700% per annum. The Osborn Triangle Junior Note had a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Osborn Triangle Whole Loan” in the Preliminary Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None, but the upper tier beneficial owners of the borrowers are permitted to pledge up to 75% of the direct or indirect equity interests in HSRE-Osborn Core Holding, LLC as part of a corporate financing, subject to satisfaction of certain terms and conditions in the Osborn Triangle Whole Loan documents including, without limitation: (i) the pledge is to an institutional investor meeting the requirements of the loan documents; (ii) at least 75% of the permitted pledge is secured by assets other than the Osborn Triangle Property or the direct or indirect interests in the Osborn Triangle Property; and (iii) the pledge will not result in a change in control of the borrowers.

Partial Release. The Osborn Triangle Whole Loan documents provide that the borrower may release either the 1 Portland Street and/or the 700 Main Street properties from the lien of the Osborn Triangle Whole Loan documents after July 1, 2021, subject to the satisfaction of certain terms and conditions including, without limitation (i) the payment of a release price equal to 110% of the allocated loan amount for such property, plus the payment of a yield maintenance premium (if applicable), (ii) the debt service coverage ratio (as calculated in the Osborn Triangle Whole Loan documents) for the properties then remaining subject to the lien of the Osborn Triangle Whole Loan documents based on the trailing 12 month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Osborn Triangle Property (including the property subject to the release) based on the trailing 12 month period, (iii) the remaining properties (after the release) will not be in violation of the condominium documents, the master lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association and (iv) the borrower may not lease any space at the released property to an existing tenant unless either (a) the borrower has re-leased the space in the Osborn Triangle Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Osborn Triangle Whole Loan documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Osborn Triangle Whole Loan is prepaid by an amount set forth in the Osborn Triangle Whole Loan documents or the borrower delivers a REMIC opinion. The borrower is not permitted to release the 610 Main Street North or parking garage properties.

Condominium and Master Lease Structure. The Osborn Triangle Property is subject to a condominium declaration, which divides the underlying property into four units, the 610 Main Street North unit, the 610 Main Street South unit (a/k/a/ 1 Portland Street), the 700 Main Street unit and the parking garage unit. The fee interests in the condominium units are owned by an affiliate of MIT, which is also the declarant under the condominium declaration. The fee owner of the units master leases each unit to the individual borrower, and the Osborn Triangle Whole Loan is secured by such leasehold interests. Pursuant to each master lease, the fee owner of the units has delegated the rights to exercise its rights and privileges in its capacity as the fee owner of the units under the condominium declaration to each borrower, and the individual borrowers control 100% of the condominium interests. The term of each of the master lease expires on May 15, 2084. The base rent under each ground lease was prepaid in full prior to the origination of the Osborn Triangle Whole Loan. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus for additional information.

A-3-31

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

A-3-32

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

A-3-33

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

A-3-34

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

A-3-35

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

A-3-36

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Grand Canal Shoppes Holdings, LLC
Borrowers:	Grand Canal Shops II, LLC; The Shoppes at the Palazzo, LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	5.3%
Interest Rate:	3.74080%
Payment Date:	1st of each month
First Payment Date:	August 1, 2019
Maturity Date:	July 1, 2029
Amortization:	Interest Only
Additional Debt(2):	$710,000,000 Pari Passu Debt; $215,000,000 Subordinate Debt
Call Protection(3):	L(27), D(88), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$386,928
TI/LC:	$0	Springing	$2,321,544
Outstanding TI/LC:	$12,309,694	NAP	NAP
Gap Rent:	$1,218,246	NAP	NAP
Ground Rent:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Specialty Retail
Collateral:	Fee Simple/Leasehold
Location:	Las Vegas, NV
Year Built / Renovated:	1999 / 2007
Total Sq. Ft.(5):	759,891
Property Management:	Brookfield Properties Retail Inc.
Underwritten NOI:	$73,021,709
Underwritten NCF:	$70,997,903
Appraised Value(6):	$1,640,000,000
Appraisal Date(6):	April 3, 2019

Historical NOI
Most Recent NOI:	$71,465,811 (T-12 March 31, 2019)
2018 NOI:	$71,326,473 (December 31, 2018)
2017 NOI:	$74,425,947 (December 31, 2017)
2016 NOI:	$79,358,630 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	94.0% (May 31, 2019)
2018 Occupancy:	93.3% (December 31, 2018)
2017 Occupancy:	93.0% (December 31, 2017)
2016 Occupancy:	93.9% (December 31, 2016)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	710,000,000
Total Senior Notes	$760,000,000	$1,000 / $1,000	46.3% / 46.3%	2.53x / 2.46x	9.6% / 9.3%	9.6% / 9.3%
Subordinate Notes	215,000,000
Whole Loan	$975,000,000	$1,283 / $1,283	59.5% / 59.5%	1.72x / 1.67x	7.5% / 7.3%	7.5% / 7.3%
(1)	The Grand Canal Shoppes Whole Loan (as defined below) was co-originated by MSBNA (as defined below), JPMCB (as defined below), WFB (as defined below), and GS (as defined below).

(2)	The Grand Canal Shoppes Loan (as defined below) consists of the non-controlling Note A-3-2 and is part of a whole loan evidenced by 23 senior pari passu notes and four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $975 million. For additional information, see “The Loan” herein.

(3)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of August 1, 2019. Defeasance of the Grand Canal Shoppes Whole Loan in full is permitted after the date that is the earlier to occur of (i) June 3, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(4)	See “Initial Reserves and Ongoing Reserves” herein.

(5)	Total Sq. Ft. excludes the 84,743 sq. ft. space currently leased to Barneys New York. Though initially included in the collateral, the borrowers have the right to obtain release of such space with no related prepayment of the Grand Canal Shoppes Whole Loan, subject to certain conditions in the loan documents. As such, no value, underwritten rental income or square footage has been attributed to this space.

(6)	Appraised Value represents the “As-Is” value which is exclusive of value associated with the Barneys New York space, which may be released from the collateral upon lease expiration in January 2020, subject to certain conditions in the loan documents. See “Release of Collateral” below.

A-3-37

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

The Loan.    The Grand Canal Shoppes mortgage loan (the “Grand Canal Shoppes Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $975.0 million (the “Grand Canal Shoppes Whole Loan”), which is secured by a first mortgage lien on the borrowers’ fee simple and leasehold interests in a 759,891 sq. ft. specialty retail center located in Las Vegas, Nevada (the “Grand Canal Shoppes Property”). The Grand Canal Shoppes Whole Loan is comprised of (i) a senior loan, comprised of 23 pari passu notes with an aggregate original principal balance as of the Cut-off Date of $760.0 million (the “Grand Canal Shoppes Senior Notes”), of which Note non-controlling A-3-2, with an outstanding principal balance as of the Cut-off Date of $50.0 million, is being contributed to the Benchmark 2019-B13 Trust and constitutes the Grand Canal Shoppes Loan, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) four subordinate pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $215.0 million (the “Grand Canal Shoppes Junior Notes”), each as described below. The Grand Canal Shoppes Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), JPMorgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, N.A. (“WFB”) and Goldman Sachs Bank USA (“GS”) on June 3, 2019.The relationship between the holders of the Grand Canal Shoppes Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Grand Canal Shoppes Whole Loan” in the Preliminary Prospectus. The most recent prior financing of the Grand Canal Shoppes property was included in the GSMS 2012-SHOP securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-1-6	$70,000,000	$70,000,000	MSC 2019-H7	Yes(1)
A-1-2	50,000,000	50,000,000	BANK 2019-BNK19	No
A-1-3	40,000,000	40,000,000	MSBNA	No
A-1-4	40,000,000	40,000,000	MSBNA	No
A-1-5	13,846,154	13,846,154	MSBNA	No
A-1-7	10,000,000	10,000,000	MSBNA	No
A-1-8	10,000,000	10,000,000	MSBNA	No
A-2-1	50,000,000	50,000,000	BANK 2019-BNK19	No
A-2-2	50,000,000	50,000,000	WFB	No
A-2-3	40,000,000	40,000,000	WFB	No
A-2-4	25,000,000	25,000,000	WFB	No
A-2-5	10,384,615	10,384,615	WFB	No
A-3-1	50,000,000	50,000,000	Benchmark 2019-B12	No
A-3-2	50,000,000	50,000,000	Benchmark 2019-B13	No
A-3-3	40,000,000	40,000,000	JPMCB	No
A-3-4	25,000,000	25,000,000	JPMCB	No
A-3-5	10,384,615	10,384,615	JPMCB	No
A-4-1	60,000,000	60,000,000	CGCMT 2019-GC41	No
A-4-2	60,000,000	60,000,000	GS	No
A-4-3	20,000,000	20,000,000	GSMS 2019-GC42(2)	No
A-4-4	25,000,000	25,000,000	GS	No
A-4-5	10,384,615	10,384,615	GS	No
Total Senior Notes	$760,000,000	$760,000,000
B Notes	215,000,000	215,000,000	CPPIB Credit Investments II Inc.	Yes(1)
Total	$975,000,000	$975,000,000
(1)	The holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to appoint the special servicer of the Grand Canal Shoppes Whole Loan and to direct certain decisions with respect to the Grand Canal Shoppes Whole Loan, unless a control appraisal event exists under the related co-lender agreement. The Grand Canal Shoppes Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2019-H7 securitization.

(2)	The GSMS 2019-GC42 securitization transaction is expected to close prior to the Closing Date.

The Grand Canal Shoppes Whole Loan has a 10-year initial term and is interest-only. The Grand Canal Shoppes Whole Loan has a remaining term of 117 months as of the Cut-off Date. The Grand Canal Shoppes Senior Notes accrue interest at a fixed annual rate equal to 3.74080% per annum. The Grand Canal Shoppes Junior Notes accrues interest at a fixed annual rate equal to 6.25000% per annum. The Grand Canal Shoppes Whole Loan proceeds were used to refinance existing CMBS and construction debt, fund outstanding landlord obligations in connection with 33 tenants, fund gap rent associated with five tenants, pay closing costs, and return equity to the Grand Canal Shoppes Borrower. Based on the “As Is” appraised value of $1.64 billion as of April 3, 2019, the Cut-off Date LTV Ratio is 59.5%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$760,000,000	77.9%	Existing CMBS Mortgage Loan Payoff	$627,284,452	64.3%
Junior Notes	215,000,000	22.1%	Upfront Reserves	13,527,940	1.4%
			Closing Costs	1,143,041	0.1%
			Return of Equity	333,044,567	34.2%
Total Sources	$975,000,000	100.0%	Total Uses	$975,000,000	100.0%

A-3-38

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

The Borrowers / Borrower Sponsors. The borrowers are Grand Canal Shops II, LLC (the “Grand Canal Shoppes Borrower”) and The Shoppes at the Palazzo, LLC (the “Shoppes at the Palazzo Borrower”; and together with the Grand Canal Shoppes Borrower, the “Borrowers”), each organized as a Delaware limited liability company and each structured to be bankruptcy remote with two independent directors. The borrower sponsor is Grand Canal Shoppes Holdings, LLC, which is a joint venture between Brookfield Properties REIT Inc. and Nuveen Real Estate, and the nonrecourse carveout guarantor is BPR Nimbus LLC (the “Grand Canal Shoppes Guarantor”), an affiliate of Brookfield Properties REIT Inc. Brookfield Properties REIT Inc. ranks among the largest retail real estate companies in the United States. Its portfolio of mall properties has 170 locations across 42 states and representing over 146 million sq. ft of retail space. The company is focused on managing, leasing and redeveloping retail properties. Nuveen Real Estate is the investment management arm of Teachers Insurance and Annuity Association. Nuveen Real Estate manages various funds and mandates, across both public and private investments, and spanning both debt and equity and has over 80 years of real estate investing experience and more than 500 employees located across over 20 cities throughout the United States, Europe and Asia Pacific.

The Property.

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration
							Sales PSF
The Venetian Casino Resort(3)	BBB-/NR/BBB-	81,105	10.7%	$56.69	6.9%	5/31/2029	NAV
Emporio D'Gondola(4)	NR/NR/NR	922	0.1	$4,394.46	6.0	5/31/2029	NAV
Regis Galerie(5)	NR/NR/NR	28,099	3.7	$84.27	3.5	5/31/2025	$249
Sephora	NR/NR/A+	10,074	1.3	$228.31	3.4	7/31/2021	NAV
Welcome to Las Vegas(6)	NR/NR/NR	14,234	1.9	$140.54	3.0	12/31/2020	$465
TAO Nightclub(7)	NR/NR/NR	49,441	6.5	$31.88	2.4	1/31/2025	$723
Grand Lux Café	NR/NR/NR	19,100	2.5	$76.63	2.2	12/31/2029	$1,151
CUT By Wolfgang Puck	NR/NR/NR	12,247	1.6	$103.00	1.9	5/31/2028	$1,157
Mercato Della Pescheria	NR/NR/NR	16,479	2.2	$68.66	1.7	11/30/2025	$556
Bellusso Jewelry	NR/NR/NR	2,999	0.4	$356.44	1.6	11/30/2022	$2,725
Golden Gai	NR/NR/NR	12,820	1.7	$80.73	1.5	12/31/2029	NAV
Peter Lik Gallery	NR/NR/NR	4,394	0.6	$222.96	1.5	8/31/2021	$878
Smith & Wollensky	NR/NR/NR	14,751	1.9	$63.89	1.4	6/30/2028	NAV
Michael Kors	BBB-/NR/BBB-	4,066	0.5	$225.75	1.4	1/31/2026	$803
Recital Karaoke	NR/NR/NR	14,062	1.9	$63.86	1.3	2/28/2029	NAV
Subtotal / Wtd. Avg.		284,793	37.5%	$93.38	39.7%
Remaining Tenants		429,835	56.6%	$94.09	60.3%
Vacant Space		45,263	6.0%	NAP	NAP%
Total / Wtd. Avg.		759,891	100.0%	$93.80	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	U/W Base Rent PSF and % of Total U/W Base Rent reflect the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

(3)	Venetian Casino Resort has (i) 34,088 sq. ft. expiring on July 31, 2025, (ii) 38,920 sq. ft. expiring on May 31, 2029, (iii) 8,096 sq. ft. expiring on September 30, 2033 and (iv) 1 sq. ft. expiring on December 31, 2019 that generates $60,991 in underwritten base rent.

(4)	Operates the gondola attraction at the Grand Canal Shoppes Property.

(5)	Regis Galerie has (i) 8,406 sq. ft. expiring on December 31, 2020, (ii) 4,654 sq. ft. expiring on February 29, 2020, (iii) 15,039 sq. ft. expiring on May 31, 2025.

(6)	The Welcome to Las Vegas tenant has an additional lease that is expected to commence February 2020. Welcome to Las Vegas has (i) 10,239 sq. ft. expiring on December 31, 2020 and (ii) 3,995 sq. ft. expiring on January 31, 2030.

(7)	TAO has (i) 1,088 sq. ft. expiring on January 31, 2020, (ii) 39,553 sq. ft. expiring on January 31, 2025 and (iii) 8,800 sq. ft. expiring May 31, 2029.

A-3-39

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

The following table presents certain information relating to the historical inline sales at the Grand Canal Shoppes Property:

Historical In-Line Sales(1)
Total In-Line	2015	2016	2017	2018	TTM February 2019 Sales PSF	TTM February 2019 Sales PSF
Anchor/Major Sales(2)	$129,599,970	$129,282,829	$130,862,228	$138,705,093	$140,317,346	$1,046
Comparable In-Line Sales	$200,973,916	$207,912,708	$223,524,143	$244,916,086	$244,795,176	$1,154
Comparable Food Court Sales	$17,055,210	$19,744,070	$21,275,466	$23,538,795	$23,688,945	$1,580
(1)	Information as provided by the borrower sponsor and only includes tenants reporting sales.

(2)	Anchor/Major Sales excludes all sales associated with Barney’s New York.

Historical and Current Occupancy(1)
	2014	2015	2016	2017	2018	Current(1)
The Venetian Occupancy (%)	95.1%	92.6%	98.3%	95.7%	99.1%	97.1%
The Palazzo Occupancy (%)	88.2%	89.5%	86.2%	88.4%	83.0%	86.2%
Total Occupancy (%)	92.6%	91.5%	93.9%	93.0%	93.3%	94.0%
(1)	Current occupancy is based on the May 31, 2019 underwritten rent roll.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring(1)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM(3)	2	2,080	0.3%	2,080	0.3%	$0.00	0.0%	0.0%
2019	17	39,567	5.2%	41,647	5.5%	$61.58	3.6%	3.6%
2020	25	80,052	10.5%	121,699	16.0%	$55.90	6.7%	10.3%
2021	16	28,634	3.8%	150,333	19.8%	$200.74	8.6%	18.9%
2022	13	35,084	4.6%	185,417	24.4%	$133.50	7.0%	25.9%
2023	20	41,038	5.4%	226,455	29.8%	$133.79	8.2%	34.1%
2024	22	60,412	8.0%	286,867	37.8%	$105.63	9.5%	43.6%
2025	20	146,378	19.3%	433,245	57.0%	$71.87	15.7%	59.3%
2026	9	29,721	3.9%	462,966	60.9%	$92.59	4.1%	63.4%
2027	3	6,142	0.8%	469,108	61.7%	$139.93	1.3%	64.7%
2028	9	48,011	6.3%	517,119	68.1%	$102.91	7.4%	72.0%
2029	27	185,418	24.4%	702,537	92.5%	$97.34	26.9%	99.0%
2030 & Thereafter	2	12,091	1.6%	714,628	94.0%	$57.82	1.0%	100.0%
Vacant	NAP	45,263	6.0%	759,891	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	185	759,891	100.0%			$93.80	100.0%
(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule. Thereafter includes the recently executed Apple lease sq. ft. and lease expiration for the Expansion Parcel.

(2)	Annual U/W Base Rent PSF reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

(3)	MTM is inclusive of two storage units for specific tenants located across the Grand Canal Shoppes Property.

The Grand Canal Shoppes Property is a 759,891 sq. ft. specialty retail center that predominantly comprises the first-, second-, and third-levels of The Venetian Hotel and Casino (the “Venetian”) and Palazzo Resort and Casino (the “Palazzo”). The Grand Canal Shoppes Property opened in 1999, with an expansion completed in conjunction with the construction of The Palazzo in 2007, and is anchored by an 84,743 sq. ft., three level Barneys New York, currently slated to close by January 2020. Barneys New York will be part of the collateral for the Grand Canal Shoppes Whole Loan as of the origination date; however, the Borrowers (as defined below) have the right to obtain a free release of the Barneys Parcel (as defined below) subject to certain conditions in the loan documents. At origination, no value or rental income was attributed to the Barneys Parcel.

The Grand Canal Shoppes Property is situated across 21.1 acres of land along the central portion of Las Vegas Boulevard (“The Strip”). The Grand Canal Shoppes Property is a premier shopping, entertainment and dining venue in Las Vegas featuring a unique Venetian-inspired setting with luxury retailers and restaurant concepts. Attractions include a gondola ride through the canals of the Grand Canal Shoppes Property (operated by Emporio D’Gondola), as well as showroom/theater space for live performances.

The Venetian and the Palazzo Resort are luxury hotels and casino resorts situated within the southeast quadrant of Las Vegas Boulevard and Sands Avenue. The Venetian and the Palazzo are owned and operated by Las Vegas Sands. The overall resort complex is the largest on The Strip and includes a combined 7,117 rooms and 225,000 sq. ft. of gaming space, none of which are collateral for the Grand Canal Shoppes Whole Loan. The Grand Canal Shoppes Property is physically connected to the Venetian and the Palazzo, which combine to create a large hotel and resort complex with over 7,000 hotel rooms, 2.3 million sq. ft. of meeting space, 1.0 million sq. ft. of retail space and more than 30 restaurants. In addition, the Grand Canal Shoppes Property is within walking distance to over 140,000 hotel rooms.

A-3-40

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

The Grand Canal Shoppes Property is currently 94.0% leased as of May 31, 2019. The Grand Canal Shoppes Property generated $427.6 million in gross sales with comparable in-line and food court sales of $1,182 PSF as of the trailing twelve month period ending February 2019. The Grand Canal Shoppes Property generates over 60% of its top line revenue from food and entertainment offerings, including restaurants such as Tao Asian Bistro, featuring a night and beach club, Grand Lux Café, Sushi Samba, Delmonico Steakhouse, Cut by Wolfgang Puck, Smith & Wollensky, Verdugo West Brewery, Xiang Tian Xia Chinese Hot Pot and Recital Karaoke, among others. Noteworthy luxury retailers at the Grand Canal Shoppes Property include Louis Vuitton, Salvatore Ferragamo, Fendi and Jimmy Choo.

From 2015 through January 2019, capital expenditures, inclusive of development capital and landlord work, of approximately $20.3 million ($26.70 PSF) were invested in the Grand Canal Shoppes Property. In addition, there is a planned renovation and redevelopment of the common areas within the shopping areas above The Palazzo. Ownership is budgeting approximately $12.0 million to improve lighting and finishes, in an attempt to maintain existing and attract new tenants to this portion of the Grand Canal Shoppes Property. According to management, renovations are expected to begin in September 2019. Additionally, in conjunction with the development of a 27,422 sq. ft. international food hall, certain renovations, new finishes and lighting are expected to be completed in 2020. Such renovation and redevelopment, as well as development of the new food hall, are not required by or reserved for under the Grand Canal Shoppes Loan documents, and we cannot assure you that any such renovation, redevelopment, or food hall development will be completed.

The Grand Canal Shoppes Property is anchored by 18 major tenants which combined generate approximately $140.3 million in annual sales as of the trailing twelve month period ending February 2019. Since 2015, the Grand Canal Shoppes Property’s sales performance has steadily increased year-over-year, growing 21.4% over this period. Furthermore, since 2015 comparable in-line and food court sales have consistently exceeded $1,080 PSF and have reached $1,182 PSF as of the trailing twelve month period ending February 2019.

Appraisal. According to the appraisal, the Grand Canal Shoppes Property had a “As-Is” appraised value of $1,640,000,000 as of April 3, 2019.

Appraisal Approach	“As-Is” Value(1)	Discount Rate	Capitalization Rate
Income Capitalization Approach	$1,640,000,000	6.25%	4.34%
(1)	The “As-Is” Appraised Value of $1,640,000,000 is exclusive of any value associated with the Barney’s New York space, which is expected to close in January 2020.

Environmental Matters. Based on a Phase I environmental report dated May 15, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Grand Canal Shoppes Property, other than continued compliance with an existing operations and maintenance plan for asbestos-containing materials.

The Market. The Grand Canal Shoppes Property is located in Las Vegas, Nevada along The Strip. The Grand Canal Shoppes Property’s tenant mix of retail, restaurants and entertainment offerings benefits from Las Vegas’s significant number of tourists, convention center attendees and residents. The Grand Canal Shoppes Property is adjacent to the Sands Expo Convention Center, a 1.8 million sq. ft. meeting and convention center. Additionally, Las Vegas has various developments in process that are expected to be completed in 2020 and beyond. The most notable of these developments are the MSG Sphere, an 18,000 seat performance venue being developed by Madison Square Garden and Las Vegas Sands, which will be located just east of the Grand Canal Shoppes Property and the redevelopment of the Las Vegas Convention Center District, which will include 1.4 million sq. ft. of expansion space. Additionally, the construction of a 65,000 seat Las Vegas Stadium is already under development, which will be the new home of the NFL’s Oakland Raiders, as well as a live entertainment and convention venue. We cannot assure you as to whether or when such developments will be completed.

Primary access to the Grand Canal Shoppes Property is provided via Interstate 15, the region’s primary north-south route, situated approximately one mile west of the Grand Canal Shoppes Property. The Grand Canal Shoppes Property is located approximately three miles north of the McCarran International Airport and has direct access to Citizen Area Transit, which has over 41 routes running throughout the region. According to the appraisal, approximately 42.1 million visitors traveled to Las Vegas in 2018, of which approximately 6.5 million were associated with convention center activity. According to the appraisal, the estimated 2018 population within a five-, seven- and 10-mile radius of the Grand Canal Shoppes Property was 410,151, 911,414 and 1,661,641, respectively. The estimated 2018 average household income within a five-, seven- and 10-mile radius was $54,257, $60,146 and $70,983, respectively.

The Grand Canal Shoppes Property is located in the Southeast submarket of the Las Vegas retail market. According to the appraisal, as of the fourth quarter of 2018, the Las Vegas retail market had inventory of approximately 29.9 million sq. ft., the vacancy rate was approximately 13.4% and average asking rents were approximately $22.34 PSF. According to the appraisal, as of the fourth quarter of 2018, the Southeast submarket had inventory of approximately 5.1 million sq. ft., the vacancy rate was approximately 14.5% and average asking rents were approximately $19.41 PSF. As of May 31, 2019, the Grand Canal Shoppes Property has an in-place asking rents of $93.80 PSF, which is slightly below the appraiser concluded market rent of $98.23 PSF for the space at the Grand Canal Shoppes Property.

A-3-41

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

The following table presents certain information relating to the primary competition for the Grand Canal Shoppes Property:

Competitive Set(1)
	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total GLA	Total Occupancy	Sales per sq. ft.	Anchors & Jr. Anchors
Grand Canal Shoppes	N/A	Specialty Retail	1999/2007	759,891	94.0%(2)	$1,182(3)	TAO Nightclub, Theater, Grand Lux Café, Mercato Della Pescheria, TAO Asian Bistro, Recital Karaoke, Madame Tussaud Las Vegas, Verdugo West Brewery, Golden Gai
Primary Competition
Forum Shops at Caesars	0.5	Fashion/Specialty	1992/1997,2004	650,000	99%	$1,400-$1,700	Upscale/themed retail project at Caesars with 1-2 levels
Wynn Las Vegas Retail	0.3	Fashion/Specialty	2005/2008	150,000	95%	$2,000-$3,000	Upscale retail areas located within The Wynn Las Vegas and Wynn Encore
The Shops at Crystals	1.1	Fashion/Specialty	2009/NAP	360,000	94%	$1,200-$1,400	Upscale specialty retail center with 3-levels on Las Vegas Strip part of City Center
Miracle Mile Shops	1.0	Fashion/Specialty	2000/2008,2016	494,000	93%	$825-$875	Mid-Tier specialty retail center with 1 and 2 stories at Planet Hollywood
Fashion Show Mall(4)	0.3	Super-Regional Center	1981/Various	1,875,400	95%	$825-$875	Neiman Marcus, Dillard’s, Macy’s, Saks, Forever 21, Nordstrom, Dick’s Sporting Goods
Secondary Competition
The Ling Promenade	0.4	Fashion/Specialty	2014/NAP	268,000	93%	---	Retail and entertainment specialty center including a number of restaurants and performance venues
Bellagio Shops	0.8	Fashion/Specialty	1998/NAP	---	100%	---	Upscale shopping area located within Bellagio Resort and Casino
The Showcase	1.6	Specialty Retail	1997/2003,2009	347,281	97%	---	Coca-Cola, Ross, Hard Rock, M&M's, Adidas
Las Vegas Premium Outlets	3.5	Outlet Center	2003/NAP	676,113	100%	$1,400-$1,600	Last Call Neiman Marcus, Off 5th Saks 5th Avenue, Nike
(1)	Source: Appraisal.

(2)	Occupancy as of May 31, 2019.

(3)	Comparable in-line and food court sales shown as of February 28, 2019.

(4)	Owned by an affiliate of the Borrowers.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 3/31/2018	U/W	U/W (PSF)
Base Rent(1)	$68,255,204	$67,507,328	$66,471,558	$66,941,590	$64,850,253	$85.34
Rent Steps	0	0	0	0	2,184,628	2.87
Total Recoveries	31,633,869	27,875,777	25,766,223	25,166,107	26,539,087	34.92
Other Income(2)	12,765,993	12,203,223	10,872,872	10,365,738	10,455,366	13.76
Effective Gross Income	$112,655,066	$107,586,327	$103,110,653	$102,473,435	$104,029,334	$136.90
Real Estate Taxes	$1,952,631	$1,995,183	$2,076,447	$2,102,023	$2,102,023	$2.77
Insurance	268,881	248,826	253,530	260,040	260,040	0.34
Other Operating Expenses(3)	31,074,924	30,916,371	29,454,203	28,645,562	28,645,562	37.70
Total Expenses	$33,296,436	$33,160,381	$31,784,180	$31,007,624	$31,007,624	$40.81
Net Operating Income(1)	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$73,021,709	$96.09
TI/LC	0	0	0	0	2,023,806	2.66
Capital Expenditures	0	0	0	0	0	$0.00
Net Cash Flow	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$70,997,903	$93.43
(1)	U/W Base Rent reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020. UW Base Rent excludes any rent associated with the Barneys New York space. The increase in UW Base Rent and Net Operating Income from T-12 3/31/2019 is due to recent leasing activity.

(2)	Other Income includes vending income, enterprise income, advertising revenue sponsorship income, specialty leasing income, overage rent and percent in lieu.

(3)	Other Operating Expenses includes the applicable portion of Walgreens ground/air rights lease rent, which equates to $133,475 (19.32% of the annual ground lease payment) was underwritten. The Venetian is responsible under its sublease for the remaining 80.68% of the ground rent under the Walgreens lease.

A-3-42

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

Property Management.   The Grand Canal Shoppes Property is managed by Brookfield Properties Retail Inc., an affiliate of the Borrowers.

Lockbox / Cash Management.     The Grand Canal Shoppes Whole Loan is structured with a hard lockbox and springing cash management. The Borrowers are required to direct each tenant of the Grand Canal Shoppes Property to deposit all funds (other than Non-Core Income (as defined below)) directly into the lockbox account, and to deposit any funds received by the Borrowers and property manager, into the lockbox account within two business days of receipt. Within two business days of written notification of the commencement of a Cash Management Period (as defined below), the Borrowers are required to establish a lender-controlled cash management account with a cash management bank, into which all funds in the lockbox account will be required to be deposited periodically so long as a Cash Management Period is continuing. So long as a Cash Management Period is continuing, funds in the cash management account are required to be applied (i) to make deposits into the real estate taxes and insurance reserves (if then required) as described above under “—Escrows”, (ii) to make deposits into the ground rent reserve as described above under “—Escrows”, (iii) to pay debt service on the Grand Canal Shoppes Whole Loan, (iv) provided no event of default under the Grand Canal Shoppes Whole Loan is continuing as to which the lender has initiated an enforcement action, to pay operating expenses set forth in the annual budget (which is required to be approved by the lender) and extraordinary operating or capital expenses reasonably approved by the lender, (v) to make deposits into the recurring replacement reserve and the TI/LC reserve, as described above under “Escrows,” (vi) in the event a Cash Sweep Period (as defined below) is continuing, to deposit any excess amount remaining in the lockbox account into an excess cash flow account to be held by the lender as additional security for the Grand Canal Shoppes Whole Loan during the continuance of the Cash Sweep Period and (vii) if no Cash Sweep Period and no event of default under the Grand Canal Shoppes Whole Loan are continuing, all funds in the lockbox account are required to be disbursed to the Borrowers.

A “Cash Sweep Period” will commence upon the occurrence of (i) an event of default under the Grand Canal Shoppes Whole Loan and ending if such event of default is cured or waived; (ii) the determination that the debt yield is less than 6.0% as of the end of any calendar year and ending upon the date that the debt yield is equal to or in excess of 6.0% for two consecutive calendar quarters.

A “Cash Management Period” will commence upon the occurrence of (i) an event of default under the Grand Canal Shoppes Whole Loan and ending if such event of default is cured or waived or (ii) the determination that the debt yield is less than 6.5% as of the end of any calendar year and ending upon the date that the debt yield is equal to or in excess 6.5% for two consecutive calendar quarters.

“Non-Core Income” means (i) certain de minimis amounts of rents received directly by the Borrowers from miscellaneous revenue items such as holiday photos and change retrieved from fountains (but excluding rent from Seasonal Leases) and (ii) certain rents generated pursuant to multi-property sponsorship and advertising programs which are directly attributable to the Grand Canal Shoppes Property.

“Seasonal Leases” means leases and/or license agreements having a maximum term of one year or less.

Initial and Ongoing Reserves.    At loan origination, the Borrowers were required to deposit $1,218,246 for outstanding gap rents and $12,309,694 for outstanding tenant improvements and leasing commissions obligations, including among other tenants: $1,177,693 for Recital Karaoke, $1,472,330 for Verdugo West Brewery, $967,269 for Golden Gai, $63,000 for CUT By Wolfgang Puck, $882,000 for Smith & Wollensky and $20,000 for Once.

Real Estate Taxes and Insurance Reserves – During the continuance of a Cash Management Period, the Grand Canal Shoppes Borrowers are required to reserve monthly 1/12th of the estimated annual property taxes and 1/12th of the estimated annual insurance premiums. The monthly insurance reserve requirement is also waived if the Grand Canal Shoppes Borrowers provide the lender with evidence that (a) the insurance policies required to be maintained by the Borrowers are maintained pursuant to blanket policies that comply with the requirements of the Grand Canal Shoppes Whole Loan documents and (b) the insurance premiums payable in connection with such policies have been prepaid for not less than one year in advance (or, for the period of coverage under the policies as to which certificates are delivered at closing, such period, if less than one year).

Replacements Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly $16,122 for a replacement reserve. However, the Borrowers will not be required to make any portion of the monthly recurring replacement deposit if the amount then on deposit in the recurring replacement reserve is equal to or exceeds $386,928.

TI/LC Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly an amount equal to $96,731 for a TI/LC reserve. However, the Borrowers will not be required to make any portion of the monthly TI/LC reserve deposit if the amount then on deposit in the TI/LC reserve is equal to or exceeds $2,321,544.

Ground Rent Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly 1/12th of the annual amounts due by each of the Borrowers, as applicable, under the ground leases.

Ground/Air Rights Leases. A portion of the Grand Canal Shoppes Property, consisting of the first floor of Barneys New York and the ground floor space, is ground leased by Venetian Casino Resort, LLC, an affiliate of Las Vegas Sands Corporation, to the Borrowers. The ground floor space consists of restaurants and retail shops contained in the Venetian and the Palazzo. The ground lease for the casino level of the Venetian portion of the Grand Canal Shoppes Property, between Venetian Casino Resort, LLC and the Grand Canal Shoppes

A-3-43

3377 Las Vegas Boulevard South Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 4 Grand Canal Shoppes	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.3% 2.46x 9.6%

Borrower (as defined below), expires in 2093 (the “Venetian Ground Lease”), while the ground lease for the casino level of the Palazzo portion of the Grand Canal Shoppes Property, between Venetian Casino Resort, LLC and the Shoppes at the Palazzo Borrower (as defined below), expires in 2097 (the “Palazzo Ground Lease”). The annual rents for each of the foregoing ground leases is $1 and each of the Borrowers has the option to purchase the premises for $1 on each applicable expiration date.

The Shoppes at the Palazzo Borrower also ground leases a certain air rights parcel (the “Walgreens Air Rights Space”), pursuant to a certain commercial lease (the “Walgreens Air Rights Lease”; and, collectively, with the Venetian Ground Lease and the Palazzo Ground Lease, the “Ground Leases”) between the Shoppes at the Palazzo Borrower, as lessee, and CAP II-Buccaneer, LLC, as lessor. The Walgreens Air Rights Lease requires an annual rent payment of $600,000 for lease years one through seven, with annual escalation based on the Consumer Price Index (not to exceed 2%), and expires in 2064 with one 40-year extension option. The Walgreens Air Rights Space is currently occupied by Buddy V's Ristorante and Carlo’s Bakery (12,839 sq. ft., 1.5% of underwritten base rent). The Venetian subleases a portion of the air rights parcel from the Shoppes at the Palazzo Borrower pursuant to a separate sublease. The Venetian is responsible under its sublease for an amount equal to 80.68% of the ground rent under the Walgreens Air Rights Lease. The remaining collateral, except for the Walgreens air rights lease space, is owned in fee. A portion of the fee is located at the ground level (the retail annex), with the majority fee located on levels 2 and 3. The collateral is vertically subdivided (i.e., the fee ownership is solely of the designated space on the ground level and levels 2 and 3). A reciprocal easement agreement governs the relationship among the owners of the Grand Canal Shoppes Property, and the owners of other interests in the complex that includes the Venetian and the Palazzo.

Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Grand Canal Shoppes Whole Loan, JPMCB, MSBNA, WFB, and GS funded a subordinate loan in the amount of $215.0 million, evidenced by the Grand Canal Shoppes Junior Notes. The Grand Canal Shoppes Junior Notes carries an interest rate of 6.25000% per annum and is co-terminus with the Grand Canal Shoppes Senior Notes. The Grand Canal Shoppes Loan is subject to an intercreditor agreement.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Release of Collateral. The Borrowers may obtain the release of a portion of the Grand Canal Shoppes Property comprised of the approximately 84,743 sq. ft., three level space currently demised to Barneys New York (the “Barneys Parcel”) pursuant to a lease, which is expected to expire on January 31, 2020, upon a bona fide third-party sale to a third party not affiliated with the Borrowers or the Grand Canal Shoppes Guarantor, provided that, among other things, and in accordance with the Grand Canal Shoppes Whole Loan documents: (i) no event of default has occurred and is continuing, (ii) the lender has received reasonably satisfactory evidence that all portions of the Barneys Parcel owned by the Borrowers in fee simple have been legally subdivided from all portions of the Grand Canal Shoppes Property remaining after the release, (iii) upon request by the lender, the Borrowers delivered a legal opinion stating that the release does not constitute a “significant modification” of the Grand Canal Shoppes Whole Loan under Section 1001 of the Internal Revenue Code of 1986 or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, (iv) following such release, the LTV (as determined by the lender in its sole discretion using only the portion of the remaining Grand Canal Shoppes Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% (provided that the Borrowers may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time, in order to meet the foregoing loan-to-value ratio). From and after the release of the Barneys Parcel, without the prior consent of the lender, neither the Borrowers nor any of their affiliates may solicit, cause or facilitate the relocation of any existing tenant at the Grand Canal Shoppes Property to the Barneys Parcel.

Right of First Offer/Right of First Refusal. Pursuant to the Ground Leases and the reciprocal easement agreement (the “REA”) by and between, among other parties, the Borrowers and The Venetian Casino Resort, and to which the Grand Canal Shoppes Property is subject, a transfer of either the Grand Canal Shoppes portion or the Palazzo Shoppes portion of the Grand Canal Shoppes Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Grand Canal Shoppes Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of The Venetian Casino Resort.

Additionally, under the REA, in the case of acceleration of the Grand Canal Shoppes Whole Loan, The Venetian Casino Resort has the right, subject to the satisfaction of certain financial covenants, to purchase the Grand Canal Shoppes Whole Loan at a price equal to the total of (a) the outstanding principal balance of the Grand Canal Shoppes Whole Loan, (b) any accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, any accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

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A-3-45

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

A-3-46

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

A-3-47

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

A-3-48

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Daniel Massry; Saul Tawil
Borrower:	Rivertowne Center Acquisition, LLC
Original Balance(1):	$45,000,000
Cut-off Date Balance(1):	$45,000,000
% by Initial UPB:	4.7%
Interest Rate:	3.69000%
Payment Date:	6th of each month
First Payment Date:	November 6, 2019
Maturity Date:	October 6, 2029
Amortization:	Interest Only
Additional Debt(1):	21,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(91), O(5)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$7,046	NAP
TI/LC:	$0	$12,500	$1,050,000
Environmental:	$9,375	$0	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Oxon Hill, MD
Year Built / Renovated:	1987 / NAP
Total Sq. Ft.:	384,304
Property Management:	WRGUSA, LLC
Underwritten NOI(3):	$5,803,365
Underwritten NCF:	$5,514,400
Appraised Value:	$106,000,000
Appraisal Date:	July 10, 2019

Historical NOI
Most Recent NOI(3):	$4,994,234 (T-12 July 31, 2019)
2018 NOI:	$5,796,202 (December 31, 2018)
2017 NOI:	$5,627,581 (December 31, 2017)
2016 NOI:	$5,569,934 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy:	97.0% (September 4, 2019)
2018 Occupancy:	99.0% (December 31, 2018)
2017 Occupancy:	99.8% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	$21,000,000
Whole Loan	$66,000,000	$172 / $172	62.3% / 62.3%	2.35x / 2.23x	8.8% / 8.4%	8.8% / 8.4%

(1)	The Original Balance and Cut-off Date Balance of $45.0 million represents the controlling Note A-1 of a whole loan evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $66.0 million. See “The Loan” herein.

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of November 6, 2019. The borrower has the option to defease the full $66,000,000 Rivertowne Commons Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) September 9, 2023. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to Target signing a new 15-year lease to anchor the Rivertowne Commons Property (as defined below) commencing in October 2019, expiring in September 2034 and accounting for $757,704 of underwritten base rent inclusive of rent steps. The borrower bought K-Mart out of its space for $2.0 million in order to replace it with Target, which is now occupying 84,640 sq. ft.

A-3-49

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

The Loan.    The Rivertowne Commons mortgage loan (the “Rivertowne Commons Loan”) is part of a whole loan (the “Rivertowne Commons Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a 384,304 sq. ft. retail center in Oxon Hill, Maryland (the “Rivertowne Commons Property”). The Rivertowne Commons Loan is evidenced by the controlling Note A-1 with an original principal balance and outstanding principal balance as of the Cut-off Date of $45.0 million.

The relationship between the holders of the Rivertowne Commons Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
Note A-2	21,000,000	21,000,000	CREFI(1)	No
Total	$66,000,000	$66,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Rivertowne Commons Whole Loan, which accrues interest at an interest rate of 3.69000% per annum, has an original principal balance and outstanding principal balance as of the Cut-off Date of $66.0 million. The Rivertowne Commons Whole Loan had an initial term of 120 months, has a remaining term of 120 months and is interest-only for the term of the loan. The proceeds of the Rivertowne Commons Whole Loan were primarily used to refinance prior debt secured by the Rivertowne Commons Property, return equity to the borrower sponsor, pay origination costs and fund upfront reserves. Based on the appraised value of $106.0 million as of the July 10, 2019 appraisal, the Rivertowne Commons Whole Loan Cut-off Date LTV Ratio is 62.3%.

The most recent prior financing of the Rivertowne Commons Property was previously securitized in the JPMBB 2013-C17 transaction.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$66,000,000	100.0%	Loan Payoff	$49,901,891	75.6%
			Return of Equity	13,851,831	21.0
			Closing Costs	2,236,903	3.4
			Upfront Reserves	9,375	0.0
Total Sources	$66,000,000	100.0%	Total Uses	$66,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is Rivertowne Center Acquisition, LLC a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Rivertowne Commons Whole Loan.

The borrower sponsors and non-recourse carveout guarantors are Daniel Massry and Saul Tawil of Wharton Realty Group and Centurion Realty, respectively. Daniel Massry founded Wharton Realty Group over 30 years ago and has been focused in the acquisition and property management business. Within the past several years, they have acquired over 20 properties in 12 states with a current total portfolio of over 30 properties. Wharton Realty Group owns over 6 million sq. ft. of office and retail space primarily on the East and Southeast coasts of the United States. Saul Tawil co-founded Centurion Realty, a family owned real estate management and development firm involved with ownership, management, acquisition and development of income-producing real estate in the United States. Centurion Realty’s portfolio includes retail shopping centers, high street retail assets, office buildings, hotels and other mixed-use projects. Currently, Centurion Realty owns or operates over 50 properties totaling over 4 million sq. ft.

A-3-50

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration	Sales PSF	Sales Date	Occupancy Cost(4)
Target(5)	A- / A2 / A	84,640	22.0%	$8.95	12.7%	9/30/2034	NAV	NAV	NAV
Safeway(6)	NR / B3 / B+	49,035	12.8	$10.00	8.2	10/31/2022	$343	TTM 7/31/2019	4.4%
AMC Theatres(7)	NR / NR / NR	37,560	9.8	$11.93	7.5	4/30/2030	$173	TTM 4/30/2019	9.6%
Ross Dress for Less(8)	NR / A2 / A-	25,069	6.5	$10.00	4.2	1/31/2024	NAV	NAV	NAV
Staples(9)	NR / B1 / B+	24,000	6.2	$13.21	5.3	5/31/2022	NAV	NAV	NAV
CVS(10)	NR / Baa2 /BBB	12,400	3.2	$14.38	3.0	9/30/2022	$1,020	TTM 7/31/2019	1.9%
Dollar Tree Stores, Inc.(11)	NR / Baa3 / BBB-	11,407	3.0	$14.00	2.7	1/31/2025	NAV	NAV	NAV
Beyond Beauty DMV, Inc.(12)	NR / NR / NR	11,172	2.9	$22.00	4.1	1/31/2025	NAV	NAV	NAV
Flaming Grill Buffet(13)	NR / NR / NR	10,039	2.6	$24.64	4.1	12/9/2022	NAV	NAV	NAV
Salon Plaza II(14)	NR / NR / NR	9,000	2.3	$18.00	2.7	11/7/2024	NAV	NAV	NAV
Total / Wtd. Avg. Major Tenants		274,322	71.4%	$11.87	54.6%
Remaining Tenants		98,323	25.6	$27.59	45.4%
Total / Wtd. Avg. Occupied Collateral		372,645	97.0%	$16.02	100.0%
Vacant		11,659	3.0
Total		384,304	100.0%

(1)	Based on the underwritten rent roll dated September 4, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Includes the present value of rent steps for Target ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

(4)	Occupancy Cost is calculated using the most recent tenant reported sales and the adjusted gross rent.

(5)	Target has nine, five-year renewal options under its lease.

(6)	Safeway has four, five-year renewal options remaining under its lease. Safeway is able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease.

(7)	AMC Theatres has three, five-year renewal options under its lease.

(8)	Ross Dress for Less has four, five-year renewal options under its lease.

(9)	Staples had three, five-year renewal options under its lease.

(10)	CVS has one, five-year renewal option under its lease.

(11)	Dollar Tree Stores, Inc. has one, five-year renewal option under its lease.

(12)	Beyond Beauty DMV, Inc. has two, five-year renewal options under its lease.

(13)	Flaming Grill Buffet has two, five-year renewal options under its lease.

(14)	Salon Plaza II has one, four-year renewal option under its lease.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	1	1,388	0.4%	1,388	0.4%	$38.29	0.9%	0.9%
2019	0	0	0.0	1,388	0.4%	$0.00	0.0	0.9%
2020	4	8,453	2.2	9,841	2.6%	$23.87	3.4	4.3%
2021	4	14,160	3.7	24,001	6.2%	$25.19	6.0	10.2%
2022	10	109,786	28.6	133,787	34.8%	$16.06	29.5	39.8%
2023	5	14,799	3.9	148,586	38.7%	$31.44	7.8	47.6%
2024	4	37,075	9.6	185,661	48.3%	$15.12	9.4	57.0%
2025	7	35,013	9.1	220,674	57.4%	$19.87	11.7	68.6%
2026	2	10,018	2.6	230,692	60.0%	$17.90	3.0	71.6%
2027	1	6,238	1.6	236,930	61.7%	$22.43	2.3	74.0%
2028	2	6,620	1.7	243,550	63.4%	$20.12	2.2	76.2%
2029	2	6,895	1.8	250,445	65.2%	$31.15	3.6	79.8%
Thereafter	2	122,200	31.8	372,645	97.0%	$9.87	20.2	100.0%
Vacant	NAP	11,659	3.0	384,304	100.0%	NAP	NAP	100.0%
Total / Wtd. Avg.	44	384,304	100.0%			$16.02	100.0%
(1)	Based on the underwritten rent roll dated September 4, 2019.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes the present value of rent steps for Target ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

A-3-51

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

The Rivertowne Commons Property is a 384,304 sq. ft. anchored retail center located at 6163 Oxon Hill Road in Oxon Hill, Maryland. The Rivertowne Commons Property, which was constructed in 1987 and subsequently renovated by the prior owner, consists of two, single-story, multi-tenant, in-line buildings and six standalone buildings. The borrower sponsor acquired the Rivertowne Commons Property in 2013 for $58.5 million (approximately $152 PSF). In 2015, the borrower sponsor signed up AMC Theatres on a new, 15-year lease occupying 37,560 sq. ft. The borrower sponsor also signed up Target, an investment grade tenant (rated A2 by Moody’s and A- by Fitch), to anchor the Rivertowne Commons Property and further increased the occupancy, at the Rivertowne Commons Property. As of September 4, 2019, the Rivertowne Commons Property was 97.0% occupied by a diverse roster of 44 tenants, which includes a new Target lease that expires in September 2034. The Rivertowne Commons Property contains 2,014 parking spaces for a ratio of 5.2 per 1,000 sq. ft., and it can be accessed from four separate entrances of which two are signalized.

Major Tenants.

Target (84,640 sq. ft.; 22.0% of NRA; 12.7% of U/W Base Rent): Target occupies 84,640 sq. ft. of retail space through September 2034 that includes two, 10% rent increases in years five and nine of the lease term, nine, five-year renewal options and no termination options. According to the borrower sponsor, Target is expected to invest approximately $15 million ($173 PSF) into the space in addition to the approximately $3.8 million ($44 PSF) of work performed by the borrower sponsor.

Target is an investment grade tenant (rated A2 by Moody’s and A- by Fitch). Target is a department store that provides discount prices in its 1,855 stores across approximately 240 million sq. ft. in the United States. Target sells a wide variety of merchandise from groceries to clothes plus home furnishings. Target reported year-end 2018 revenues of $75.4 billion and a 5.0% increase in year-over-year sales.

Safeway (49,035 sq. ft.; 12.8% of NRA; 8.2% of U/W Base Rent): Safeway occupies 49,035 sq. ft. on a lease that commenced in March 1988 and expires in October 2022 with six, five-year renewal options of which two have already been exercised. The renewal options are deemed exercised unless Safeway gives the landlord written notice at least six months prior to the expiration of the then-current term, whereupon all future renewal options are also terminated. Safeway is able to terminate its lease by giving the landlord 9 months’ written notice under the then-current term of its lease. According to the borrower sponsor, as of trailing 12-month period ending July 2019, Safeway had sales of $343 PSF which was consistent with the year-end 2018 sales total and slightly higher than 2017 sales of $341 PSF. According to the borrower sponsor, Safeway is in the process of updating the interior space and reportedly investing approximately $2.5 million ($50 PSF).

Safeway, founded in 1915, is a supermarket chain that primarily offers food and general merchandise. Many of the Safeway stores offer specialty departments such as a bakery, delicatessen, florist, seafood and pharmacy. Safeway operates nearly 2,200 stores across 34 states and it is a subsidiary of Albertsons, which is the second-largest supermarket chain in North America. Safeway and its parent company are privately owned by a consortium of investors that includes Cerberus Capital Management.

Environmental Matters. The Phase I environmental report dated August 7, 2019 recommended a Phase II investigation to determine whether historical dry cleaning operations have impacted the Rivertowne Commons Property. The Phase II investigation dated September 6, 2019 revealed minor vapor intrusion and groundwater impact. The results stated that although sub-slab soil gas data collected during this investigation does not indicate a vapor intrusion risk, it is possible contaminant concentrations in soil gas beneath the slab of the building could increase over time. Further investigation would be warranted to assess whether the elevated chloroform, PCE, TCE, and cis-1,2-DCE contamination documented in deep soil gas wells presents a future risk of contaminant vapor intrusion into the building. In lieu of additional sampling, the installation of a subslab ventilation system to mitigate potential vapor intrusion into the building and also reduce the VOC contaminant concentrations in the sub-slab environment will be installed. The environmental consultant estimated the cost installation of the sub-slab ventilation system in the dry cleaner tenant space would cost approximately $5,000 to $7,500 and would take approximately 4 weeks to complete. An environmental escrow of (125% of the higher estimated cost of $7,500) $9,375 was held at loan origination and the work will be required to be completed post loan origination.

The Market. The Rivertowne Commons Property is located in Oxon Hill, Maryland which is located approximately 13 miles south of Washington, DC and approximately seven miles west of Alexandria, Virginia. Oxon Hill has a total population of 17,722 residents and Alexandria has an estimated population of 151,300 residents. The Rivertowne Commons Property also benefits from its location near National Harbor which is the region’s newest, mixed-use convention, tourist, retail and residential waterfront destination. Some additional attractions in the area include Mount Vernon, the George Washington Masonic Memorial, Landmark Mall and the Ronald Reagan Washington National Airport which is approximately 15 miles from the Rivertowne Commons Property.

According to the appraisal, the immediate area consists of retail along major arterials that are interspersed with multi-family complexes and single-family residential development nearby. The immediate area is also home to national retailers such as Marshalls, ALDI, Shoppers and Home Depot. Additionally, the Tanger Outlets National Harbor is located approximately two miles west of the Rivertowne Commons Property along the Capital Beltway. Based on the appraisal, the 2018 population in a one-, three- and five-mile radius was 13,929, 122,534 and 328,957, respectively. The 2018, average household income within a one-, three- and five-mile radius was $80,822, 76,447 and 101,350, respectively.

A-3-52

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

The Rivertowne Commons Property is located within the National Harbor Boulevard/Oxon Hill retail submarket. According to a third party report, as of year-end 2018, the retail submarket contained approximately 3.3 million sq. ft. of retail space, had a direct vacancy rate of 2.5% and market rent of $21.65 PSF. Additionally, the retail submarket has experienced positive net absorption of 16,900 sq. ft. over the last 12-month period.

In determining market rent for the Rivertowne Commons Property, the appraiser identified the four comparable retail tenants listed in the table below.

Retail Rent Comparables(1)
Property Name	Location	Lease Term	Tenant Name	Lease Start Date	Lease Size (SF)	Rent (PSF)
Rivertowne Commons Property(2)	Oxon Hill, Maryland	15	Target	October 2019	84,640	$8.95
Caliber Collision	Hyattsville, Maryland	15	Caliber Collision	November 2018	21,854	$9.06
The Shops at Waldorf Center	Waldorf, Maryland	7	Christmas Tree Shops	February 2019	35,232	$8.99
Ridgeview Shopping Center	Hanover, Maryland	12	Food Lion	April 2018	41,953	$11.50
Fullerton Plaza	Nottingham, Maryland	15	Weis Markets	April 2018	67,000	$7.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 4, 2019. Rent (PSF) is inclusive of rent steps for Target.

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	2018	T-12 6/30/2019	U/W(1)	U/W (PSF)(1)
Base Rent	$5,671,190	$5,777,108	5,996,566	$5,393,490	$5,799,532	$15.09
Reimbursements	1,902,673	2,069,101	2,083,554	1,984,646	2,236,926	5.82
Rent Steps(1)	0	0	0	0	170,205	0.44
Potential Income	0	0	0	0	368,865	0.96
Gross Potential Rent	$7,573,863	$7,846,209	$8,080,120	$7,378,136	$8,575,528	$22.31
Other Income(2)	163,076	194,477	176,212	168,742	159,936	0.42
Vacancy & Credit Loss(3)	(0)	(0)	(0)	(0)	(379,665)	(0.99)
Effective Gross Income	$7,736,939	$8,040,686	$8,256,332	$7,546,879	$8,355,800	$21.74
Real Estate Taxes	853,623	924,386	948,194	948,194	979,110	2.55
Insurance	48,685	58,819	47,526	101,243	97,438	0.25
Management Fee	387,118	405,434	412,975	377,686	334,232	0.87
Total Other Expenses	877,579	1,024,466	1,051,435	1,125,521	1,141,654	2.97
Net Operating Income(4)	$5,569,934	$5,627,581	$5,796,202	$4,994,234	$5,803,365	$15.10
Replacement Reserves	0	0	0	0	84,547	0.22
TI/LC	0	0	0	0	204,419	0.53
Net Cash Flow	$5,569,934	$5,627,581	$5,796,202	$4,994,234	$5,514,400	$14.35

(1)	Rent Steps include the present value of rent steps for Target ($80,584) and contractual rent steps through August 18, 2020 ($89,621).

(2)	Other Income consists of percentage rent, storage rent, late fees and marketing funds.

(3)	U/W Vacancy & Credit Loss represents the underwritten economic vacancy of 4.4%.

(4)	The increase from T-12 6/30/2019 NOI to U/W NOI is primarily attributable to Target signing a new 15 year lease to anchor the Rivertowne Commons Property commencing in October 2019, expiring in September 2034 and accounting for $757,704 of underwritten base rent inclusive of rent steps. The borrower bought K-Mart out of their space for $2.0 million in order to replace them with Target, who is now occupying 84,640 sq. ft.

Property Management.   The Rivertowne Commons Property is managed by WRGUSA, LLC, a New Jersey limited liability company and an affiliate of the borrower.

Lockbox / Cash Management.   The Rivertowne Commons Whole Loan documents require a springing hard lockbox and springing cash management. The Rivertowne Commons Whole Loan requires that following the occurrence of a Rivertowne Commons Trigger Period (as defined below) the borrower or property manager, as applicable, (i) deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind received by the borrower or the property manager with respect to the Rivertowne Commons Property and (ii) within five days after the occurrence of the Rivertowne Commons Trigger Period, deliver tenant direction letters to the tenants directing such tenants to pay all rents into the lockbox account. Upon the occurrence and during the continuance of a Rivertowne Commons Trigger Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Rivertowne Commons Whole Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Rivertowne Commons Whole Loan. To the extent that no Rivertowne Commons Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A-3-53

6163 Oxon Hill Road Oxon Hill, MD 20745	Collateral Asset Summary – Loan No. 5 Rivertowne Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 62.3% 2.23x 8.8%

A “Rivertowne Commons Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the debt yield being less than 7.00% or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and will end, (a) with respect to clause (i), upon a cure, if applicable, of the event of default, (b) with respect to clause (ii), if the debt service coverage ratio is at least 7.25% for two consecutive calendar quarters, and (c) with respect to clause (iii), a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means a period (a) commencing on the first to occur of (i) any Specified Tenant (as defined below) lease being in default under the Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant (or any permitted assignee or subtenant) failing to be in actual, physical possession of its space, failing to operate in its premises for the purpose contemplated under its lease and/or “going dark”, (iii) any Specified Tenant giving notice to the borrower that it is terminating its lease for all or any portion of its space, (iv) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant and/or guarantor of a Specified Tenant lease, or (vi) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease at least 12 months prior to the expiration of the current term or the date upon which the Specified Tenant lease obligates the Specified Tenant to renew its lease in accordance with the applicable terms for a minimum of five years and (b) expiring upon the lender’s receipt of reasonably acceptable evidence of the satisfaction of the applicable Specified Tenant cure conditions or the leasing of the Specified Tenant space (or applicable portion) to a replacement tenant in accordance with the conditions set forth in the loan agreement..

“Specified Tenant” means (i) Target, (ii) any tenant whose lease, individually or when aggregated with all other leases at the Rivertowne Commons Property with the same tenant, any affiliate of such tenant, either (a) accounts for 15.0% or more of total sq. ft. of the Rivertowne Commons Property or (b) accounts for 15.0% or more of the rental income for the Rivertowne Commons Property and (iii) any other subsequent lessee(s) of the Specified Tenant space.

Initial and Ongoing Reserves.    On the origination date of the Rivertowne Commons Whole Loan, the borrower funded an environmental reserve of $9,375.

Tax Reserves. On each payment date following the first occurrence of a Rivertowne Commons Trigger Period, the borrower is required to deposit 1/12 of the estimated annual real estate taxes. Real estate tax reserve payments were waived as of the Cut-off Date.

Insurance Reserves. At the lender’s option, insurance escrows are waived so long as the Rivertowne Commons Property is covered by an acceptable blanket policy (which is currently maintained). If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage.

Replacement Reserves. On each payment date, the borrower is required to deposit approximately $7,046 into a replacement reserve for capital expenditures.

TI/LC Reserves. On each payment date, the borrower is required to deposit $12,500 into a tenant improvement and leasing commissions reserve, subject to a cap of $1,050,000.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-54

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A-3-55

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

A-3-56

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

900 Stewart Avenue

Floor						
6	Wright Risk Management 37,550 SF Exp. 6/2029	Apple Bank 9,113 SF Exp. 2/2030				
5	College Park Advisors 8,861 SF Exp. 5/2020	Vacant 13,117 SF	RSC Insurance 15,499 SF Exp. 9/2026			
4	AON 41,556 SF Exp. 9/2028					
3	Paramus Equities 2,003 SF Exp. 5/2020	Vacant 3,052 SF	Signature Bank 16,414 SF Exp. 10/2028	AON 18,587 SF Exp. 9/2028		
2	Guardian Life Insurance 4,333 SF Exp. 7/2020	Neil Moldovan 6,490 SF Exp. 11/2022	Bottom Line 8,600 SF Exp. 2/2023	Quick Fund 5,330 SF Exp. 6/2026	Mass Mutual 9,040 SF Exp. 1/2023	
1	AT&T 4,368 SF Exp. 10/2024	BPA 11,330 SF Exp. 12/2025	All Risks 3,526 SF Exp. 12/2020	Remax 3,544 SF Exp. 8/2023	Continental Abstract 5,018 SF Exp. 1/2025	R.W. Baird 1,500 SF Exp. 6/2021
LL	ADW Asset Management 358 SF Exp. 5/2020	Café 4,060 SF	Vacant 13,195 SF			

990 Stewart Avenue

Floor								
6	Contour Mortgage 18,588 SF Exp. 5/2025	ENT & Allergy Associates 8,191 SF Exp. 3/2026	US Government Federal Aviation 11,795 SF Exp. 9/2023					
5	Mutual of America Life Insurance 5,899 SF Exp. 3/2027	Centers Plan For Healthy Living 14,684 SF Exp. 2/2026	Garibaldi Group 5,425 SF Exp. 2/2025	World Wide Security 6,564 SF Exp. 2/2022	Vacant 3,652 SF	Tinicum Enterprises 6,483 SF Exp. 8/2020		
4	Meyer, Suozzi, English & Klein 3,141 SF Exp. 2/2026	Nationwide 18,787 SF Exp. 8/2023	Flagstar Bank 3,020 SF Exp. 8/2023	Clear Choice 9,535 SF Exp. 5/2029				
3	Meyer, Suozzi, English & Klein 31,943 SF Exp. 2/2026							
2	National Financial Network 10,247 SF Exp. 3/2024	GSA 12,805 SF Exp. 8/2022	Contour 2,978 SF Exp. 10/2025	Vacant 1,997 SF				
1	Complete Women's Imaging 8,594 SF Exp. 10/2025	National Arbitration 10,795 SF Exp. 7/2024	Schoolhouse Properties 3,514 SF Exp. 5/2020	Ameriprise Financial 846 SF Exp. 4/2020				
LL	Vacant 1,128 SF	Zayo Group 1,175 SF Exp. 9/2023	Hands Health Medical 2,180 SF Exp. 9/2020	William Purtil MD 2,216 SF Exp. 1/2023	Vacant 1,765 SF	James J. Dunne DDS 1,799 SF Exp. 9/2023		
LL	Management Office 602 SF	Café 2,440 SF	Complete Women's Imaging 216 SF Exp. 10/2025	Tinicum Enterprises 682 SF Exp. 8/2020	Meyer, Suozzi, English & Klein 204 SF Exp. 2/2023	Meyer, Suozzi, English & Klein 200 SF Exp. 2/2026	World Wide Security 808 SF Exp. 8/2021	Vacant 388 SF

Vacant | Building | 2020 – 2021 | 2022 – 2023 | 2024 – 2025 | 2026+

A-3-57

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

MAP © 2019 CARTIFACT
900 & 990 Stewart Avenue
900 & 990 Stewart Avenue
Garden City, NY 11530
Brookville
Jericho
Old Westbury
Hicksville
East Williston
Williston Park
Westbury
Mineola
Salisbury
Uniondale
Levittown
East Meadow
Franklin Square
Hempstead
North Bellmore
Malverne
Roosevelt
Baldwin
Rockville Centre
Freeport
Lynbrook
Northern State Pkwy
Southern State Pkwy
Meadowbrook State Pkwy
Wantagh State Pkwy
Nassau University Medical Center
Atlantic Ocean
New York
Yonkers
Glen Cove
East Meadow
West Babylon
Freeport
Brooklyn
Queens
Bronx
Uniondale

A-3-58

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor:	Leibel Lederman
Borrower:	Stewart Avenue Holdings LLC
Original Balance(1):	$45,000,000
Cut-off Date Balance(1):	$45,000,000
% by Initial UPB:	4.7%
Interest Rate:	4.49000%
Payment Date:	1st of each month
First Payment Date:	September 1, 2019
Maturity Date:	August 1, 2024
Amortization:	Interest Only
Additional Debt(1) :	$39,000,000 Pari Passu Debt
Call Protection:	L(25), YM1(32), O(3)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly	Cap
Taxes:	$520,691	$173,564	NAP
Insurance:	$46,815	$16,073	NAP
Replacement:	$1,000,000	NAP	NAP
TI/LC:	$7,000,000	NAP	NAP
Outstanding TI/LC:	$1,595,038	NAP	NAP
Master Lease:	$831,093	Springing	NAP
Free Rent:	$327,772	NAP	NAP
Ground Lease:	$20,325	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Leasehold
Location:	Garden City, NY
Year Built / Renovated:	1987, 1988 / 2014, 2018
Total Sq. Ft.:	461,820
Property Management:	Stewart Ave PM LLC
Underwritten NOI(3)(4):	$7,676,175
Underwritten NCF:	$7,447,208
Appraised Value(5):	$121,400,000
Appraisal Date(5):	May 2, 2019

Historical NOI
Most Recent NOI(3):	$4,477,840 (December 31, 2018)
2017 NOI:	$4,197,812 (December 31, 2017)
2016 NOI:	$4,982,784 (December 31, 2016)

Historical Occupancy
Most Recent Occupancy(3)(4):	88.6% (June 11, 2019)
2018 Occupancy(3):	75.5% (July 31, 2018)
2017 Occupancy(6):	62.5% (December 31, 2017)
2016 Occupancy(6):	81.7% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV(4) Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	39,000,000
Whole Loan	$84,000,000	$182 / $182	69.2% / 69.2%	2.01x / 1.95x	9.1% / 8.9%	9.1% / 8.9%

(1)	The 900 & 990 Stewart Avenue Loan (as defined below) consists of the controlling Note A-1 and is part of the 900 & 990 Stewart Avenue Whole Loan (as defined below) evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $84.0 million. For additional information, see “The Loan” herein.
(2)	See “Initial and Ongoing Reserves” herein.
(3)	The increase in Underwritten NOI from Most Recent NOI and the increase in Most Recent Occupancy from 2018 Occupancy is primarily attributable to new leasing at the 900 & 990 Stewart Avenue Property (as defined below) including (i) 109,719 sq. ft. of new leases executed in 2018 representing 27.3% of underwritten base rent, (ii) 15,370 sq. ft. of new leases executed in 2019 representing 4.0% of underwritten base rent, largely backfilling the approximately 252,343 sq. ft. previously occupied by Chase who vacated in 2015 and 2016 and (iii) average rent for investment grade tenants AT&T, Mass Mutual, AON, Wright Risk Management and Nationwide.
(4)	Underwritten NOI and Most Recent Occupancy are inclusive of Mutual of America Life Insurance, which executed its lease commencing October 1, 2019, but has not yet taken occupancy or begun paying rent.
(5)	Appraised Value and LTV Cut-off / Balloon are based on the “As Complete” appraised value as of May 2, 2019 of $121.4 million. The “As Complete” appraised value assumes that (i) the borrower deposited $8.0 million into reserves for future tenant improvements, leasing commissions and capital expenditures and (ii) the PILOT (as defined below) program is extended beyond its current expiration date. The $8.0 million in tenant improvements, leasing commissions and capital expenditures was reserved at loan origination and based upon historic precedent, the PILOT program is expected to be extended. For additional information, see “IDA / PILOT” herein. The “As Is” appraised value as of May 2, 2019 is $101.9 million, resulting in a Cut-off Date LTV Ratio and Balloon LTV of 82.4%.
(6)	The decrease in 2017 Occupancy from 2016 Occupancy was primarily driven by Chase vacating the 900 & 990 Stewart Avenue Property in 2015 and 2016, who at the time was the sole occupant at the 900 Stewart Avenue building.

A-3-59

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

The Loan.   The 900 & 990 Stewart Avenue mortgage loan (the “900 & 990 Stewart Avenue Loan”) is part of a whole loan with an outstanding principal balance of $84.0 million (the “900 & 990 Stewart Avenue Whole Loan”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrower’s leasehold interest in a 461,820 sq. ft. Class A office complex consisting of two buildings located in Garden City, New York (the “900 & 990 Stewart Avenue Property”). The 900 & 990 Stewart Avenue Loan, which is evidenced by the controlling Note A-1, has an original principal balance and outstanding principal balance as of the Cut-off Date of $45.0 million.

The relationship between the holders of the 900 & 990 Stewart Avenue Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
Note A-2	39,000,000	39,000,000	JPMCB	No
Whole Loan	$84,000,000	$84,000,000

The 900 & 990 Stewart Avenue Whole Loan has a five-year interest-only term and accrues interest at a rate of 4.49000% per annum, The 900 & 990 Stewart Avenue Whole Loan proceeds along with sponsor equity were used to acquire the 900 & 990 Stewart Avenue Property, fund reserves and pay closing costs. Based on the “As Complete” appraised value of $121.4 million as of May 2, 2019, the Cut-off Date LTV Ratio is 69.2%. The most recent financing of the 900 & 990 Stewart Avenue Whole Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$84,000,000	68.4%	Purchase Price	$108,000,000	88.0%
Sponsor Equity	38,743,655	31.6%	Upfront Reserves	11,341,734	9.2%
		%	Closing Costs	3,401,921	2.8%
Total Sources	$122,743,655	100.0%	Total Uses	$122,743,655	100.0%

The Borrower / Borrower Sponsor. The borrower is Stewart Avenue Holdings LLC, a single purpose entity and Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Leibel Lederman, a partner at Lionstone Capital with a record of purchasing over 65 buildings located in New York. Lionstone Capital is a real estate development and management firm with over 40 years of experience, specializing in the operations of affordable housing, as well as the ownership of retail and office properties. Lionstone Capital maintains ownership in 11 commercial assets, encompassing over 5.0 million sq. ft. of office space, located in New York, New Jersey and Pennsylvania. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 900 & 990 Stewart Avenue Whole Loan.

A-3-60

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody's/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration(4)
AON	Baa2 / BBB+ / A-	60,143	13.0%	$31.46	14.6%	9/1/2028
Wright Risk Management	Baa3 / NR / BBB-	37,550	8.1	32.96	9.5	6/1/2029
Meyer, Suozzi, English & Klein(5)	NR / NR / NR	35,578	7.7	30.60	8.4	Various
Contour Mortgage(6)	NR / NR / NR	21,566	4.7	29.80	4.9	Various
Nationwide	A1 / NA / A+	18,787	4.1	29.03	4.2	8/1/2023
Signature Bank	NR / NR / NR	16,414	3.6	31.67	4.0	10/1/2028
RSC Insurance	NR / NR / NR	15,499	3.4	33.95	4.0	9/1/2026
Centers Plan for Healthy Living	NR / NR / NR	14,684	3.2	29.87	3.4	2/1/2026
GSA	Aaa / AAA / AA+	12,805	2.8	31.07	3.1	8/16/2022
US Government Federal Aviation	Aaa / AAA / AA+	11,795	2.6	35.67	3.2	9/1/2023
Total Major Office and Retail		244,821	53.0%	$31.49	59.3%
Other Occupied Office and Retail(7)		164,327	35.6%	32.20	40.7%
Total Occupied Office and Retail		409,148	88.6%	$31.77	100.0%
Vacant(8)		52,672	11.4%
Total / Wtd. Avg.		461,820	100.0%

(1)	Based on the underwritten rent roll dated June 11, 2019.
(2)	In certain instances, ratings provided are those of the parent company of the entity or government entity shown, whether or not the parent company guarantees the lease.
(3)	U/W Base Rent PSF is based on the in place rent roll as of June 11, 2019 and includes straight line average rent for investment grade tenants AT&T, Mass Mutual, AON, Wright Risk Management and Nationwide.
(4)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Preliminary Prospectus.
(5)	Meyer, Suozzi, English & Klein leases 35,578 sq. ft., of which (i) 35,084 sq. ft. is leased for $30.91 PSF with a lease expiration of February 1, 2026, (ii) 294 sq. ft. of storage space is leased for $15.00 PSF with a lease expiration of February 1, 2023 and (iii) 200 sq. ft is storage space with no attributable base rent and a lease expiration of February 1, 2026.
(6)	Contour Mortgage leases 21,566 sq. ft., of which (i) 18,388 sq. ft. is leased for $29.87 PSF with a lease expiration of May 1, 2025, (ii) 2,978 sq. ft. is leased for $29.87 PSF with a lease expiration of October 1, 2025 and (ii) 200 sq. ft. is leased for $22.20 PSF with a lease expiration of May 1, 2025.
(7)	Other Occupied Office and Retail includes 602 sq. ft. associated with a management office leased for $24.00 PSF with no stated lease expiration and 6,500 sq. ft. associated with a café space with no attributable underwritten rent.
(8)	Vacant includes 14,378 sq. ft. associated with three master lease tenants with no attributable underwritten base rent.

A-3-61

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	6	18,408	4.0%	18,408	4.0%	$31.52	4.5%	4.5%
2021	2	2,308	0.5%	20,716	4.5%	$28.45	0.5%	5.0%
2022	3	25,859	5.6%	46,575	10.1%	$33.99	6.8%	11.7%
2023	10	60,270	13.1%	106,845	23.1%	$31.81	14.7%	26.5%
2024	3	25,410	5.5%	132,255	28.6%	$32.19	6.3%	32.8%
2025	6	52,149	11.3%	184,404	39.9%	$33.00	13.2%	46.0%
2026	5	78,988	17.1%	263,392	57.0%	$31.83	19.3%	65.3%
2027	1	5,899	1.3%	269,291	58.3%	$33.50	1.5%	66.9%
2028	2	76,557	16.6%	345,848	74.9%	$31.50	18.6%	85.4%
2029	2	47,085	10.2%	392,933	85.1%	$33.48	12.1%	97.5%
Thereafter(3)	3	16,215	3.5%	409,148	88.6%	$19.72	2.5%	100.0%
Vacant(4)	NAP	52,672	11.4%	461,820	100.0%	NAP	NAP
Total / Wtd. Avg.	43	461,820	100.0%			$31.77	100.0%

(1)	Based on the underwritten rent roll dated June 11, 2019 and includes straight line average rent for investment grade tenants AT&T, Mass Mutual, AON, Wright Risk Management and Nationwide.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	Thereafter is inclusive of (i) 6,500 sq. ft. associated with a café space that has no underwritten rent and (ii) 602 sq. ft. associated with a management office underwritten to $24.00 PSF.
(4)	Vacant includes 14,378 sq. ft. associated with three master lease tenants with no attributable underwritten base rent.

The 900 & 990 Stewart Avenue Property is a 461,820 sq. ft., Class A suburban office complex consisting of two buildings located in Garden City, New York. The 900 & 990 Stewart Avenue Property is accessible from the Meadowbrook State Parkway, approximately 20.0 miles east of midtown Manhattan. Each building comprising the 900 & 990 Stewart Avenue Property offers a café, six-story atrium, elevator service and card access. Parking for the 900 & 990 Stewart Avenue Property includes 330,000 sq. ft. of covered parking and a total of 1,683 open and covered parking spaces, resulting in a parking ratio of approximately 3.64 spaces per 1,000 sq. ft. of net rentable area.

The 900 & 990 Stewart Avenue buildings were constructed in 1987 and 1988, respectively, and renovated in 2014 and 2018, respectively. Beginning in 2015, the 900 & 990 Stewart Avenue Property underwent an approximately $25.0 million capital improvement plan, with approximately $13.0 million invested in extensive building wide renovations and approximately $12.0 million invested in tenant spaces. Major improvements to the 900 & 990 Stewart Avenue Property include renovations to the lobby, café, restrooms and common areas, parking deck repairs, elevator modernization and mechanicals upgrades.

The 900 & 990 Stewart Avenue Property has experienced strong leasing momentum since 2015. In 2015 and 2016, Chase vacated its space at the 900 Stewart Avenue building, which at the time it had occupied as the sole tenant. Following Chase’s departure, the sponsor backfilled the vacated space, signing new leases totaling 332,022 sq. ft. (71.9% of net rentable area). In 2015, 2016, 2017 and 2018, 95,343 sq. ft., 80,364 sq. ft., 31,226 sq. ft. and 109,719 sq. ft., respectively, of leases, were executed at the 900 & 990 Stewart Avenue Property. Recently in 2019, an additional 15,370 sq. ft. of leases were executed.

As of June 11, 2019, the 900 & 990 Stewart Avenue Property was 88.6% leased to a roster of 39 tenants operating in various industries including financial services, insurance, healthcare, technology, government and law. Approximately 34.7% and 39.2% of net rentable area and underwritten base rent, respectively, are attributable to investment grade tenants. The 900 & 990 Stewart Avenue Property’s five largest tenants occupy approximately 173,624 sq. ft. (37.6% of net rentable area) with no other tenant occupying more than 3.6% of net rentable area.

Major Tenants.

AON (60,143 sq. ft.; 13.0% of NRA; 14.6% of U/W Base Rent) AON (NYSE: AON) (rated Baa2/BBB+/A- by Moody’s, Fitch and S&P) is a leading global professional services firm that provides advice and solutions to clients focused on risk, retirement and health. AON’s approximately 50,000 employees in 120 countries and sovereignties operate in five principal products and services, including commercial risk solutions, reinsurance solutions, retirement solutions, health solutions and data and analytic services. As of 2018, AON reported $10.8 billion in total revenue. AON executed its lease at the 900 & 990 Stewart Avenue Property in 2016 and currently occupies space on floors three and four in the 900 Stewart Avenue building through September 2028 with the right to terminate its lease in September 2025 with no less than 12 months’ prior written notice and the payment of a $3,283,065 termination fee.

A-3-62

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

Wright Risk Management (37,550 sq. ft.; 8.1% of NRA; 9.5% of U/W Base Rent) Wright Risk Management (“Wright”), a subsidiary of Brown & Brown Insurance (NYSE: BRO) (rated Baa3/BBB- by Moody’s and S&P), designs and supervises comprehensive, fully-insured, and self-insured risk financing and risk management programs. In addition to acting as a program administrator for the New York Schools Insurance Reciprocal and the New York Municipal Insurance Reciprocal, Wright specializes in general and professional liability, directors and officers liability, employment practices liability, construction liability, environmental liability, commercial property, commercial automobile, and workers' compensation. In 2014, Wright was acquired by Brown & Brown Insurance, the sixth largest independent insurance brokerage in the United States. Founded in 1939 and headquartered in Daytona Beach, Florida, Brown & Brown Insurance has 291 locations in the United States as well as locations in England, Canada, Bermuda and the Cayman Islands. As of year end 2018, Brown & Brown Insurance reported approximately $2.0 billion in total revenue. Wright executed its lease at the 900 & 990 Stewart Avenue Property in 2018 and currently occupies space on floor six of the 900 Stewart Avenue building through June 2029 with the right to terminate its lease in April 2026 with no less than 12 months’ prior written notice and the payment of a $1,393,364 termination fee.

Meyer, Suozzi, English & Klein (35,578 sq. ft.; 7.7% of NRA; 8.4% of U/W Base Rent) Meyer, Suozzi, English & Klein (“Meyer”) is a law firm dedicated to a range of practices including business, litigation and dispute resolution, personal and labor and government. Founded in 1960, its attorneys come from prestigious backgrounds including New York County Assistant District Attorney, New York Supreme Court Justice, New York Appellate Division Justice, White House Deputy Chief of Staff and New York State Deputy Chief of the Labor Bureau. The Meyer office at the 900 & 990 Stewart Avenue Property serves as one of three locations for the firm, with additional locations in New York, New York and Washington, D.C. Meyer occupies space on floors three and four of the 990 Stewart Avenue building through February 2026, with additional storage spaces on the lower level through February 2023 and February 2026, with no termination options.

Environmental Matters. The Phase I environmental report dated January 23, 2019 recommended no further action at the 900 & 990 Stewart Avenue Property.

The Market. The 900 & 990 Stewart Avenue Property is located in Garden City, Nassau County, and is part of the Nassau-Suffolk Primary metropolitan statistical area, the sixth densest in the nation. Nassau County is situated in western Long Island, bordering New York City’s Queens borough to the west and Suffolk County to the east, affording the area extensive transportation connectivity including the Long Island Expressway, Meadowbrook Parkway and the Long Island Railroad. The 900 & 990 Stewart Avenue Property provides easy access to recreational and institutional demand drivers including Roosevelt Field Mall, Eisenhower Park, Garden City Golf Club, Hofstra University, Nassau Community College and the Nassau Coliseum. According to the appraisal, as of yearend 2018, the population within a one-, three- and five-mile radius of the 900 & 990 Stewart Avenue Property was 4,104, 193,625 and 504,787, respectively. Additionally, over the same period, the average household income within a one-, three- and five-mile radius was $158,504, $115,890 and $134,964, respectively.

The 900 & 990 Stewart Avenue Property is located within the Central Nassau Class A office submarket of the Long Island Class A office market. As of the first quarter of 2019, the Long Island Class A office market consisted of approximately 19.3 million sq. ft. of office space with an overall market vacancy of 10.4% and average asking rents of approximately $32.18 PSF. The Central Nassau Class A submarket totaled approximately 5.4 million sq. ft. with an average vacancy of 9.7% and average market asking rents of $33.23 PSF. According to the appraisal, the overall Long Island Class A office market has remained relatively stable in comparison to significant fluctuations in availability and asking rents experienced by other markets in the region, with vacancy ranging between 6.6% and 10.4% and asking rents ranging between $30.87 to $32.18 over the past two years. The Long Island Class A office market achieved 210,524 sq. ft. in leasing activity in the first quarter of 2019 with overall absorption totaling 20,942 sq. ft.

The appraisal identified 14 competitive Class A office rent comparables located across 10 properties in the Central Nassau submarket. The comparables range in size between 2,501 sq. ft. to 13,426 sq. ft. Asking rents range from $28.52 to $37.09 PSF, with a weighted average of approximately $32.75 PSF. The 900 & 990 Stewart Avenue Property’s in-place weighted average office rent is $32.30 PSF, which is in line with the appraisal’s concluded office market rent, ranging between $33.00 and $34.00 PSF, as demonstrated in the table below.

Summary of Appraisal’s Concluded Market Rent(1)
Space Type	Appraisal’s Concluded Market Rent PSF	900 & 990 Stewart Avenue Market Rent PSF(2)
Office <5,000	$34.00	$32.75
Office 5,000–10,000	$33.50	$34.81
Office >10,000	$33.00	$31.26
Storage	$12.50	$14.67
(1)	Source: Appraisal.
(2)	Based on the in place rent roll dated June 11, 2019.

A-3-63

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	U/W	U/W PSF
Base Rent	$10,829,919	$9,779,901	$9,850,286	$12,819,836	$27.76
Straight Line Rent(2)	0	0	0	180,785	0.39
Vacant Income(3)	0	0	0	1,608,412	3.48
Gross Potential Rent	$10,829,919	$9,779,901	$9,850,286	$14,609,033	$31.63
Total Reimbursements / Other Income	1,175,152	1,011,140	880,309	1,412,657	3.06
Total Other Income	145,064	96,244	896,576	71,964	0.16
Less: Vacancy	0	0	0	(1,763,941)	(3.82)
Effective Gross Income	$12,150,135	$10,887,285	$11,627,171	$14,329,713	$31.03
Total Fixed Expenses	2,964,750	2,334,422	2,207,280	2,473,666	5.36
Total Operating Expenses	4,202,602	4,355,051	4,942,051	4,179,871	9.05
Net Operating Income(4)	$4,982,784	$4,197,812	$4,477,840	$7,676,175	$16.62
TI/LC	0	0	0	136,604	0.30
Capital Expenditures	0	0	0	92,364	0.20
Net Cash Flow	$4,982,784	$4,197,812	$4,477,840	$7,447,208	$16.13

(1)	Based on the underwritten rent roll dated June 11, 2019.
(2)	Represents average rent for investment grade tenants over the loan term.
(3)	Vacant master lease tenants totaling 14,378 sq. ft. were underwritten to a weighted average of $34.51 PSF. Vacant office units totaling 21,818 sq. ft. were underwritten to a weighted average of $33.28 PSF. Vacant lower level space totaling 16,088 sq. ft. was underwritten to $24.00 PSF. The remaining vacant storage space totaling 388 sq. ft. has no associated underwritten base rent.
(4)	The increase in U/W Net Operating Income from 2018 Net Operating Income is primarily attributable to new leasing at the 900 & 990 Stewart Avenue Property including (i) 109,719 sq. ft. of new leases executed in 2018 representing 27.3% of underwritten base rent, (ii) 15,370 sq. ft. of new leases executed in 2019 representing 4.0% of underwritten base rent, largely backfilling the approximately 252,343 sq. ft. previously occupied by Chase who vacated in 2015 and 2016 and (iii) average rent for investment grade tenants AT&T, Mass Mutual, AON, Wright Risk Management and Nationwide.

Property Management.   The 900 & 990 Stewart Avenue Property is managed by Stewart Ave PM LLC, a New York limited liability company and an affiliate of the borrower.

Lockbox / Cash Management.   The 900 & 990 Stewart Avenue Whole Loan is structured with a hard lockbox and in place cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lender controlled lockbox account. All funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event (as defined below) following payment of debt service, required reserves and operating expenses are required to be deposited into an excess cash flow reserve or, to the extent the Cash Sweep Event is caused by a DSCR Trigger Event (as defined below), into the operating expense and extraordinary expense subaccounts, and in each case to be held and disbursed in accordance with the terms of the loan documents. To the extent the Cash Sweep Event is caused by an event of default or bankruptcy action of the borrower, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrower or manager or (iii) a DSCR Trigger Event.

A Cash Sweep Event may be cured no more than two times in the aggregate during the term of the 900 & 990 Stewart Avenue Whole Loan if, with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the lender has accepted a cure by the borrower of the related event of default, (b) clause (ii) above, the borrower has replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents or (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place; provided, however, that the borrower has no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

“DSCR Trigger Event” means the debt service coverage ratio of the 900 & 990 Stewart Avenue Whole Loan (as calculated in accordance with the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.30x.

“DSCR Cure Event” means the debt service coverage ratio of the 900 & 990 Stewart Avenue Whole Loan (as calculated in accordance with the loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.35x for two consecutive quarters.

Initial and Ongoing Reserves.  At loan origination, the borrower deposited (i) approximately $7,000,000 into a rollover reserve, (ii) approximately $1,595,038 into an outstanding TI/LC reserve in connection with five leases, (iii) $1,000,000 into a replacement reserve, (iv) $831,093 into a master lease reserve (the “Master Lease Reserve Fund”), (v) $520,691 into a real estate tax reserve, (vi) $327,772 into a free rent reserve in connection with two leases, (vii) $46,815 into an insurance reserve and (viii) $20,325 into a ground rent reserve.

A-3-64

900 & 990 Stewart Avenue Garden City, NY 11530	Collateral Asset Summary – Loan No. 6 900 & 990 Stewart Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 69.2% 1.95x 9.1%

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes, which currently equates to $173,564 per month.

Insurance Reserve. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, which currently equates to $16,073 per month. In the event the borrower obtains and maintains a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Master Lease Reserve. The lender is required to release from the Master Lease Reserve Fund and deposit into the cash management account (a) a monthly rent payment in an amount equal to (i) $35.00 per rentable sq. ft. of each vacant space at the 900 & 990 Stewart Avenue Property (each, a “Vacant Space”) other than Suite 990 and (ii) $33.00 per rentable sq. ft. for Suite 990, and (b) if the borrower enters into a new lease for any Vacant Space, the lender is required to release a portion of the Master Lease Reserve Fund attributable to such tenant in accordance with the related terms of the 900 & 990 Stewart Avenue Loan documents. The balance in the master lease reserve will be released to the borrower upon the earlier to occur of (i) July 1, 2020 or (ii) the date on which all Vacant Space has been fully leased at an average rent of at least (a) $35.00 PSF per month for each vacant space other than Suite 990 or (b) $33.00 PSF per month for Suite 900, and each master lease tenant is in possession and paying full contractual rent under its respective master lease.

Ground Rent Reserve. At origination, $20,325 was deposited into the Ground Rent Reserve account, which sum is to be held by the lender as additional security for the 900 & 990 Stewart Avenue Loan. On a quarterly basis, in the event that the ground rent reserve is less than one-fourth of the aggregate amount of rents estimated to be due under the ground lease for the immediately succeeding 12-month period, the borrower is required to deposit into the ground rent reserve an amount equal to the shortage.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Ground Lease. The 900 & 990 Stewart Avenue Property is subject to a ground lease with the County of Nassau. The 900 Stewart Avenue property ground lease has an expiration date of January 31, 2030 with four, 10-year and one, 14-year extension options. The 990 Stewart Avenue property ground lease has an expiration date of July 31, 2050 with two, 10-year and one, 14-year extension options. The base annual rent for each ground lease is $22,500 per acre per year until the expiration of the term of each ground lease.

IDA / PILOT. To obtain the payment-in-lieu of taxes (“PILOT”) benefits, the borrower leases the 900 & 990 Stewart Avenue Property to the Town of Hempstead Industrial Development Agency (the “IDA”), and IDA subleases the 900 & 990 Stewart Avenue Property back to the borrower (the “IDA Leaseback”), with the 900 Stewart Avenue leases and the 990 Stewart Avenue leases scheduled to expire on December 31, 2030 and December 31, 2031, respectively. Under the related PILOT agreement (the “PILOT Agreement”), as long as the IDA Leaseback is in effect, the borrower is required to make payment-in-lieu of taxes (“PILOT Payments”) in accordance with the payment schedule set forth in the PILOT Agreement for tax years 2019 through 2030, ranging from $1,246,054 for the tax year 2019 to $1,646,852 for the tax year 2030. Upon the occurrence of a recapture event, the borrower will be required to pay the IDA an amount equal to the difference between the PILOT payment and the real estate taxes that otherwise would have to be paid, which will have accrued to the benefit of the borrower during the fiscal years(s) in which the recapture event has occurred. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

A-3-65

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

A-3-66

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

A-3-67

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor(1):	Antheus Capital
Borrower:	1525 HP, LLC
Original Balance(2):	$45,000,000
Cut-off Date Balance(2):	$45,000,000
% by Initial UPB:	4.7%
Interest Rate:	4.70000%
Payment Date:	1st of each month
First Payment Date:	November 1, 2019
Maturity Date:	October 1, 2029
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt(2):	$67,000,000 Pari Passu Debt
Call Protection(3):	L(24), D(90), O(6)
Lockbox / Cash Management(4):	Springing / Springing

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$360,081	$120,027	NAP
Insurance:	$70,907	$8,863	NAP
Replacement:	$4,834	$4,834	NAP
TI/LC:	$11,465	$11,465	$687,888
Outstanding TI/LC:	$421,473	NAP	NAP
OneFish TwoFish:	$25,000	NAP	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Multifamily/Retail
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	2015 / NAP
Total Units:	180
Property Management:	Mac Property Management, L.L.C.
Underwritten NOI(6):	$7,534,164
Underwritten NCF:	$7,382,754
Appraised Value:	$151,800,000
Appraisal Date:	June 3, 2019

Historical NOI
Most Recent NOI(6)(7):	$6,147,471 (T-12 June 30, 2019)
2018 NOI:	$5,060,312 (December 31, 2018)
2017 NOI(7):	$4,271,284 (December 31, 2017)
2016 NOI(8):	NAV

Historical Occupancy
Most Recent Occupancy:	96.7% (June 3, 2019)
2018 Occupancy:	92.8% (December 31, 2018)
2017 Occupancy:	78.2% (December 31, 2017)
2016 Occupancy(8):	38.0% (December 31, 2016)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Unit Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF(9)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000
Pari Passu Notes	67,000,000
Whole Loan	$112,000,000	$622,222 / $571,185	73.8% / 67.7%	1.08x / 1.06x	6.7% / 6.6%	7.3% / 7.2%

(1)	LARP Holdings, LLC, an affiliate of the borrower sponsor, is the nonrecourse carve-out guarantor.

(2)	The City Hyde Park Loan (as defined below) consists of the controlling Note A-1 and is part of the City Hyde Park Whole Loan (as defined below) evidenced by three pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $112.0 million. For additional information, see “The Loan” herein.

(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of November 1, 2019. Defeasance of the full $112,000,000 City Hyde Park Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(4)	The loan documents require a springing hard lockbox for retail tenants and a springing soft lockbox for residential tenants.

(5)	See “Initital and Ongoing Reserves” herein.

(6)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to lease-up of the multifamily component of the City Hyde Park Property (as defined below), as well as rent steps underwritten through February 2020 for non-investment grade tenants and average rents over the term of the City Hyde Park Whole Loan underwritten for investment grade tenants Whole Foods and PNC Bank.

(7)	The increase in Most Recent NOI from 2017 NOI is primarily attributable to the initial lease-up of the multifamily component of the City Hyde Park Property following receipt of a temporary certificate of occupancy (“TCO”) in June 2016.

(8)	2016 financials are not available as the City Hyde Park Property was delivered in June 2016.

(9)	The City Hyde Park Whole Loan has an NOI and NCF debt service coverage ratio based on interest only payments of 1.41x and 1.38x, respectively.

A-3-68

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

The Loan.    The City Hyde Park mortgage loan (the “City Hyde Park Loan”) is part of a whole loan (the “City Hyde Park Whole Loan”) evidenced by three pari passu notes that are secured by a first mortgage lien encumbering the borrower’s fee simple interest in a Class A mixed-use building consisting of 180 multifamily units and 110,062 sq. ft. of commercial space located in the Hyde Park neighborhood of Chicago, Illinois. (the “City Hyde Park Property”). The City Hyde Park Loan, which is evidenced by the controlling Note A-1, has an original principal balance and outstanding principal balance as of the Cut-off Date of $45.0 million.

The relationship between the holders of the City Hyde Park Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$45,000,000	$45,000,000	Benchmark 2019-B13	Yes
Note A-2	40,000,000	40,000,000	JPMCB	No
Note A-3	27,000,000	27,000,000	JPMCB	No
Whole Loan	$112,000,000	$112,000,000

The City Hyde Park Whole Loan, which accrues interest at an interest rate of 4.70000% per annum has an original principal balance and an outstanding principal balance as of the Cut-off Date of $112.0 million. The City Hyde Park Whole Loan had an initial term of 120 months, has a remaining term of 120 months and following a five-year interest only period, will amortize on a 30-year schedule. The proceeds of the City Hyde Park Whole Loan were primarily used to refinance prior debt secured by the City Hyde Park Property, fund upfront reserves and pay origination costs. Based on the “as is” appraised value of $151.8 million as of June 3, 2019, the City Hyde Park Whole Loan Cut-off Date LTV Ratio is 73.8%. The most recent prior financing of the City Hyde Park Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$112,000,000	97.4%	Loan Payoff	$112,000,000	97.4%
Borrower Sponsor Equity	3,010,250	2.6	Closing Costs	2,116,490	1.8
			Upfront Reserves	893,760	0.8
Total Sources	$115,010,250	100.0%	Total Uses	$115,010,250	100.0%

The Borrower / Borrower Sponsor. The borrower is 1525 HP, LLC, an Indiana limited liability company structured to be bankruptcy remote with two independent directors. The borrower sponsor is Antheus Capital and its affiliate, LARP Holdings, LLC, is the nonrecourse carveout guarantor. Antheus Capital is a private real estate company focused on the acquisition, development and redevelopment of apartment properties in select supply-constrained submarkets located throughout the United States. Founded in 2002 by Eli Ungar and David Gefsky, Antheus Capital owns a portfolio of approximately 7,800 multifamily units and 365,000 sq. ft. of commercial space. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the City Hyde Park Whole Loan.

The Property. The City Hyde Park Property is an 11-story, Class A mixed-use building located in the Hyde Park neighborhood of Chicago, Illinois. The City Hyde Park Property consists of 180 multifamily units in addition to 110,062 sq. ft. of retail space. Constructed in 2015, the City Hyde Park Property multifamily unit mix consists of 11 studios, 55 one-bedroom/one-bathroom units, 21 two-bedroom/one-bathroom units, 54 two-bedroom/two-bathroom units, 34 three-bedroom/two-bathroom units, three three-bedroom/three-bathroom units and two model units. Pursuant to the terms of the TIF (as defined below) agreement, as further discussed herein, the borrower sponsor is required to maintain 20% of units at affordable rates through expiration of the TIF agreement in December 2036. In total, the 36 affordable units at the City Hyde Park Property are leased at a rent level 53.4% below in-place rents for market rate units. Upon expiration of the TIF agreement, such units will no longer be subject to rent regulation. Units include nine-foot ceilings, floor-to-ceiling windows, city and lakefront views, European-style kitchens with modern finishes, stainless steel appliances, in-unit washer/dryers, and private balconies. Amenities at the City Hyde Park Property include a fitness center, resident lounge, private dining and study room, and a roof deck terrace. Parking for the City Hyde Park Property includes 377 underground parking spaces for the residents, resulting in a parking ratio of approximately 2.09 spaces per unit.

The Hyde Park neighborhood is located on the south side of Chicago, Illinois in the Hyde Park Neighborhood, an area anchored by the University of Chicago, approximately 1.0 mile from the City Hyde Park Property. The University of Chicago is currently ranked as a top 10 university nationally by U.S. News & World Report and is the third largest employer in the Chicago metropolitan statistical area (“MSA”). The Hyde Park Neighborhood consists of approximately 43,000 residents, including approximately 60.0% of the University of Chicago’s faculty and a majority of its students.

A-3-69

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

Residential Unit Summary(1)
Unit Type	Beds	Occupied Beds	% Occupied	Average Unit Size (SF)	Average Monthly In- Place Rent per Unit	Average Monthly In-Place Rent PSF
Studio	11	11	100.0%	577	$781	$1.35
1BD/1BA	55	55	100.0%	739	$1,568	$2.12
2BD/1BA	21	16	76.2%	955	$2,529	$2.65
2BD/2BA	54	53	98.1%	1,077	$2,670	$2.48
3BD/2BA	34	34	100.0%	1346	$3,310	$2.46
3BD/3BA	3	3	100.0%	1,541	$3,432	$2.23
Model	2	2	100.0%	1,041	NAP	NAP
Total/Wtd. Avg.	180	174	96.7%	987	$2,331	$2.29

(1)	Based on the underwritten rent roll dated June 3, 2019.

The City Hyde Park Property also features 110,062 sq. ft. of commercial space which is 100.0% leased to 10 tenants. The commercial space is anchored by Whole Foods (rated A+/A3/AA- by Fitch/Moody’s/S&P), which occupies 27.6% of commercial net rentable area through June 2036, well beyond maturity of the City Hyde Park Whole Loan. Other major tenants include Marshalls (rated A2/A+ by Moody’s/S&P) and Michaels (rated B1 by Moody’s). Approximately 54.4% of the commercial net rentable area is occupied by investment grade rated tenants.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. ft.(3)	% of Total U/W Base Rent	Lease Expiration
Whole Foods	A+ / A3 / AA-	30,326	27.6%	$25.92	29.6%	6/30/2036
Marshalls	NR / A2 / A+	26,020	23.6%	$15.00	14.7%	5/31/2026
Michaels	NR / B1 / NR	18,141	16.5%	$17.99	12.3%	2/28/2026
RGN-Chicago XXXII LLC	NR / NR / NR	16,614	15.1%	$20.98	13.1%	7/31/2026
Hyde Park Onefish Twofish LLC	NR / NR / NR	5,255	4.8%	$40.00	7.9%	7/31/2027
PNC Bank	A+ / A3 / A-	3,480	3.2%	$51.75	6.8%	7/31/2032
Pershing Animal Hospital, LLC	NR / NR / NR	2,936	2.7%	$43.00	4.8%	12/24/2029
Orange Theory Fitness	NR / NR / NR	2,927	2.7%	$40.00	4.4%	6/30/2027
Athletico Management	NR / B1 / NR	2,863	2.6%	$41.50	4.5%	5/31/2026
Nikki Nails Corp	NR / NR / NR	1,500	1.4%	$33.00	1.9%	2/28/2029
Total / Wtd. Avg.		110,062	100.0%	$24.11	100.0%

(1)	Based on the borrower rent roll.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent per sq. ft. includes rent steps through February 2020 for non-investment grade tenants and average rents over the term of the City Hyde Park Whole Loan for investment grade tenants Whole Foods and PNC Bank.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2019 & MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	4	63,638	57.8%	63,638	57.8%	$18.61	44.6%	44.6%
2027	2	8,182	7.4%	71,820	65.3%	$40.00	12.3%	57.0%
2028	0	0	0.0%	71,820	65.3%	$0.00	0.0%	57.0%
2029	2	4,436	4.0%	76,256	69.3%	$39.62	6.6%	63.6%
2030 and Thereafter	2	33,806	30.7%	110,062	100.0%	$28.58	36.4%	100.0%
Vacant	NAP	0	0.0%	110,062	0.0%	NAP	NAP
Total / Wtd. Avg.	10	110,062	100.0%			$24.11	100.0%

(1)	Based on the underwritten rent roll dated June 3, 2019.

A-3-70

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

Environmental Matters. The Phase I environmental report dated June 13, 2019 recommended no further action at the City Hyde Park Property other than complying with the terms and conditions set forth in the no further remediation letter for the Mortgaged Property relating to prior releases of heating oil at the Mortgaged Property, including maintaining the engineered concrete barrier.

The Market. The City Hyde Park Property is located in the Hyde Park neighborhood in the south side of Chicago, Illinois in the South Shore submarket within the greater Chicago MSA. The South Shore submarket contains approximately 41,036 multifamily units and is bordered by East 47th Street to the north, East 55th Street to the south, South Lake Shore Drive to the east and South Cottage Grove Avenue to the west. Chicago’s largest employers include a group of multinational corporations representing a variety of industries including healthcare, education, retail and financial services. Chicago’s largest employers include Advocate Health Care System, Northwestern Memorial Healthcare, University of Chicago, JPMorgan Chase & Co., and Amazon.

As of the first quarter of 2019, the greater Chicago MSA consisted of approximately 484,506 units of multifamily inventory with an overall market vacancy of 4.8% and average asking rents of approximately $1,443 per unit. The South Shore submarket totaled approximately 41,036 units of multifamily inventory with average vacancy of 5.7% and average market asking rents of $1,374 per unit. Over the past year, the overall Chicago MSA achieved 8,803 units in absorption activity with 8,463 units built. The appraisal’s concluded market rent is $2,346 per month, in-line with the City Hyde Park Property’s underwritten average monthly in place rent per unit.

Comparable Multifamily Properties(1)
	City Hyde Park Property(2)	Solstice on the Park	Twin Towers	Regents Park	4700 Lake Park Apartments	Hyde Park Tower Apartments
Number of Stories	11	24	22	36	26	22
Year Built	2015	2018	1951	1972	2003	1990
Number of units	180	250	253	1,025	218	155
Unit size (Sq. ft.):
Studio	511	525	428	614	470	NAP
1-BR	711	786	637	755	764	702
2-BR	1,043	1,357	735	1,084	940	899
3 BR	1,364	1,715	987	1,271	1,112	1,183
Rent per month:
Studio	$781	$1,425	$1,411	$1,467	$1,002	NAP
1-BR	$1,568	$1,857	$1,509	$1,618	$1,321	$1,545
2-BR	$2,656	$3,505	$1,635	$1,991	$1,484	$2,029
3 BR	$3,320	$5,000	$2,334	$2,584	$1,632	$2,472

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 3, 2019.

As of the first quarter of 2019, the greater Chicago MSA consisted of approximately 103,380,000 sq. ft. of retail space with an overall market vacancy of 12.6% and average asking rents of approximately $20.36 per sq. ft. The South Shore submarket totaled approximately 6,776,000 sq. ft. of retail with average vacancy of 12.1% and average market asking rents of $21.70 PSF. Over the past year, the overall Chicago MSA achieved 260,000 units in absorption activity with 296,000 units built.

The appraisal identified five comparable retail leases in the Chicago MSA across five properties. The comparable properties were built between 1920 and 2013 and with rentable area ranging in size from 8,200 sq. ft. to 146,061 sq. ft. All comparable properties were 100% occupied. Comparable leases ranged between $20.00 and $45.00 PSF with a weighted average rent of approximately $30.64 PSF. The appraiser’s concluded market rent is $24.52 PSF, in-line with the City Hyde Park Property’s weighted average underwritten base rent PSF.

A-3-71

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

Cash Flow Analysis.

	Cash Flow Analysis
	2017	2018	T-12 6/30/2019	U/W	U/W (Per Unit)
Residential Income(1)	$3,108,723	$4,106,585	$4,950,264	$4,795,836	$26,644
Gross Retail Income(1)(2)	2,843,738	3,870,123	3,763,001	4,114,729	37
Vacant Income	0	852,420	0	186,458	1,036
Gross Potential Rent	$5,952,461	$8,829,128	$8,713,265	$9,097,022	50,539
Vacancy	0	(1,097,051)	(829,976)	(186,458)	(1,036)
Other Income(3)	251,030	449,077	1,253,858	1,485,630	8,254
Effective Gross Income	$6,203,491	$8,181,154	$9,137,147	$10,396,195	$57,757
Total Expenses	1,932,207	3,120,842	2,989,676	2,862,031	15,900
Net Operating Income(4)(5)(6)	$4,271,284	$5,060,312	$6,147,471	$7,534,164	$41,856
TI/LC	0	0	0	98,900	549
Replacement Reserves	0	0	0	52,509	292
Net Cash Flow	$4,271,284	$5,060,312	$6,147,471	$7,382,754	$41,015

(1)	Residential Income and Gross Retail Income are based on the underwritten rent roll dated June 3, 2019

(2)	Gross Retail Income is inclusive of approximately $1.4 million in tenant reimbursements. Gross Retail Income U/W (Per Unit) is calculated based on commercial square footage of 110,062 sq. ft.

(3)	Inclusive of approximately $1.2 million attributable to TIF income, representing the 15-year average of budgeted TIF income.

(4)	The increase in 2018 Net Operating Income from 2017 Net Operating Income is primarily attributable to significant lease-up to the residential portion of the City Hyde Park Property after it received its TCO in June 2016.

(5)	The increase in T-12 6/30/2019 from 2018 Net Operating Income is primarily attributable to significant lease-up to the residential portion of the property after receiving its TCO in June 2016.

(6)	The increase in U/W Net Operating Income from T-12 6/30/2019 Net Operating Income is primarily attributable to lease-up of the multifamily component of the City Hyde Park Property (as defined below), as well as rent steps underwritten through February 2020 for non-investment grade tenants and average rents over the term of the City Hyde Park Whole Loan underwritten for investment grade tenants Whole Foods and PNC Bank.

Property Management.   The City Hyde Park Property is managed by Mac Property Management, L.L.C., an Illinois limited liability company and an affiliate of the borrower.

Lockbox / Cash Management.   The loan documents require a springing hard lockbox for retail tenants and a springing soft lockbox for residential tenants with springing cash management. Upon the occurrence of a Cash Sweep Event (as defined below), the borrower is required to (i) deliver tenant direction letters to each commercial tenant at the City Hyde Park Property directing each tenant to remit their rent checks directly to the lockbox or (ii) collect, or cause the property manager to collect, all rents from residential tenants of the City Hyde Park Property and deposit the same into a lender controlled clearing account within one business day of receipt. All funds deposited into the clearing account are required to be transferred to or at the direction of the borrower unless a Cash Sweep Event exists.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, or (iii) the date that the debt service coverage ratio (as calculated in the loan documents based on the interest only payments for the loan and tested quarterly) based on the trailing three-month period immediately preceding the date of determination falls below 1.10x during the interest only period or 1.05x during the amortization period of the loan term.

A Cash Sweep Event may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, solely to the extent caused by the bankruptcy or insolvency action of the property manager, if the borrower replaces the property manager with a qualified manager in accordance with the loan documents within 60 days of such event, or (c) with respect to clause (iii) a DSCR Cure Event (as defined below) has taken place. The borrower does not have the right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

A “DSCR Cure Event” means the debt service coverage ratio on the City Hyde Park Whole Loan (as calculated in accordance with the loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.10x for two consecutive calendar quarters during the interest only period and at least 1.05x for two consecutive quarters during the amortization period.

Initial and Ongoing Reserves.    On the origination date of the City Hyde Park Whole Loan, the borrower funded a reserve of (i) $421,473 for outstanding tenant improvements and leasing commissions (ii) $360,081 for real estate taxes, (iii) $70,907 for insurance premiums (iv) $25,000 to the OneFish TwoFish reserve, (v) $11,465 for the tenant improvements and leasing commissions, and (vi) $4,834 for replacement reserves.

Tax Reserves. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, initially approximately $120,027.

A-3-72

5105 South Harper Avenue Chicago, IL 60615	Collateral Asset Summary – Loan No. 7 City Hyde Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 73.8% 1.06x 6.7%

Insurance Reserves. The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, initially approximately $8,863. The requirement for insurance reserves will be waived to the extent no event of default has occurred and is continuing and the borrower delivers satisfactory evidence that the City Hyde Park Property is insured under a blanket insurance policy in accordance with the loan documents.

Replacement Reserves. The borrower is required to deposit into a replacement reserve, on a monthly basis, 1/12 of (x) $0.20 per rentable sq. ft. of retail space at the City Hyde Park Property, and (y) $200 per residential apartment unit, initially approximately $4,834.

TI/LC Reserves. The borrower is required to deposit into a TI/LC reserve, on a monthly basis, approximately $11,465 ($1.25 PSF annually) for retail space at the City Hyde Park Property, subject to a cap of $687,888 ($6.25 PSF of retail space). The borrower is also required to deposit any termination fees or other consideration payable in connection with any early termination of a lease at the City Hyde Park Property.

OneFish TwoFish Reserve. The borrower is required to deposit $25,000 to cover the costs and expenses in connection with clearing the outstanding OneFish TwoFish code violations. If at any time the lender determines the funds in the reserve are insufficient to clear the violations and pay for any associated penalties, the borrower is required to deposit an amount sufficient to pay for the repairs.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The borrower is permitted to obtain the release of the retail portion of the City Hyde Park Property at any time during the term of the City Hyde Park Loan upon satisfaction of certain terms and conditions including, without limitation (a) the payment of a release price equal to the greater of (i) 125% of the allocated loan amount of the retail component and (ii) 100% of the net sales proceeds from the sale, together with the yield maintenance premium (if applicable); (b) the resulting loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date; (c) the resulting debt service coverage ratio of the remaining City Hyde Park Property based on the trailing 12-month period is equal to or exceeds the greater of (i) the debt service coverage ratio as of the origination date, and (ii) the debt service coverage ratio immediately preceding the release based on the trailing 12-month period; and (d) in the event the sale of the retail component is not to a bona fide third party that is unaffiliated with the borrower and guarantor, the lender consents to the sale in its sole discretion.

Tax Increment Financing. The City Hyde Park Property is subject to a tax increment financing (“TIF”) with the City of Chicago Community Development Commission. Pursuant to the TIF arrangement, 20% of the multifamily units are required to be rented as affordable housing units through the remaining term of the TIF. The TIF expires in 2036, with income from the TIF ceasing in 2033. The TIF payment for the June 1, 2019 payment date was $1,145,446, with the next estimated payment of $1,195,290 due on June 1, 2020. The straight line average of the TIF payments through the term of the TIF is equal to $1,225,352 annually. See “Description of the Mortgage Pool–Real Estate and Certain Tax Considerations” in the Preliminary Prospectus for additional information.

A-3-73

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

A-3-74

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

A-3-75

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

A-3-76

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	David Dushey
Borrowers(1):	Various
Original Balance:	$43,000,000
Cut-off Date Balance:	$43,000,000
% by Initial UPB:	4.5%
Interest Rate:	4.17000%
Payment Date:	1st of each month
First Payment Date:	November 1, 2019
Maturity Date:	October 1, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(91), O(5)
Lockbox / Cash Management:	Hard / Springing
Reserves(2)
	Initial	Monthly	Cap
Taxes:	$170,489	$42,623	NAP
Insurance:	$0	Springing	NAP
Replacement:	$195	$195	NAP
TI/LC:	$2,382	$2,382	$142,940
Outstanding TI/LC:	$525,188	NAP	NAP
Free Rent:	$41,918	NAP	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail / Office
Collateral:	Fee Simple
Location:	Beverly Hills, CA
Year Built / Renovated:	1930 / 2016
Total Sq. Ft.:	14,294
Property Management:	Jenel Management Corp.
Underwritten NOI(3):	$2,895,270
Underwritten NCF:	$2,864,347
Appraised Value:	$67,600,000
Appraisal Date:	August 18, 2019

Historical NOI
Most Recent NOI(3):	$1,827,852 (T-12 June 30, 2019)
2018 NOI:	$1,558,724 (December 31, 2018)
2017 NOI(4):	NAV
2016 NOI(5):	NAV

Historical Occupancy
Most Recent Occupancy(3):	88.6% (August 20, 2019)
2018 Occupancy(3)(6):	57.5% (December 31, 2018)
2017 Occupancy(6):	48.7% (December 31, 2017)
2016 Occupancy(5):	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$43,000,000	$3,008 / $3,008	63.6% / 63.6%	1.59x / 1.58x	6.7% / 6.7%	6.7% / 6.7%

(1)	The borrowers for the 9533 Brighton Way Loan (as defined below) are Almost Rodeo Blue LLC, 9533 Brighton LLC, AAC Beverly Hills Brighton LLC and Mishan Holdings, LLC, which own the 9533 Brighton Way Property (as defined below) as tenants-in-common. See “The Borrowers/Borrower Sponsor” herein.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	The increase from Most Recent NOI to Underwritten NOI and the increase from 2018 Occupancy to Most Recent Occupancy are primarily attributable to new leases executed in 2019 at the 9533 Brighton Way Property including Boglioli (10.4% of net rentable area; 15.0% of underwritten base rent) and Monogram Capital (20.7% of net rentable area; 7.9% of underwritten base rent). Boglioli has executed its lease and taken possession of its space. According to the borrower sponsor, Boglioli is expected to complete buildout of its space and take occupancy by year-end 2019.

(4)	2017 NOI is not available because the 9533 Brighton Way Property experienced lease up accounting for 67.0% of net rentable area and 72.9% of underwritten base rent from July 2017 to April 2019.

(5)	2016 NOI and 2016 Occupancy are not available because the 9533 Brighton Way Property underwent a renovation from January 2016 to November 2016.

(6)	The increase from 2017 Occupancy to 2018 Occupancy is primarily attributable to new leasing at the 9533 Brighton Way Property including Vhernier USA (11.5% of net rentable area; 11.6% of underwritten base rent) and Creed Boutique (3.9% of net rentable area; 11.6% of underwritten base rent).

A-3-77

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

The Loan.   The 9533 Brighton Way mortgage loan (the “9533 Brighton Way Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest in a 14,294 sq. ft., luxury boutique, mixed-use retail and office building located in Beverly Hills, California (the “9533 Brighton Way Property”). The 9533 Brighton Way Loan had an original principal balance and an outstanding principal balance as of the Cut-off Date of $43.0 million and accrues interest at an interest rate of 4.17000% per annum. The 9533 Brighton Way Loan proceeds were used to refinance existing debt, fund upfront reserves, pay closing costs and return equity to the borrower sponsor. Based on the “As Is” appraised value of $67.6 million as of August 18, 2019, the Cut-off Date LTV Ratio is 63.6%. The most recent financing of the 9533 Brighton Way Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,000,000	100.0%	Payoff Existing Debt	$41,321,275	96.1%
			Upfront Reserves	740,172	1.7%
			Closing Costs	650,399	1.5%
			Return of Equity	288,155	0.7%
Total Sources	$43,000,000	100.0%	Total Uses	$43,000,000	100.0%

The Borrowers / Borrower Sponsor. The borrowers are Almost Rodeo Blue LLC, 9533 Brighton LLC, AAC Beverly Hills Brighton LLC and Mishan Holdings, LLC, as tenants-in-common. Each borrower is a Delaware limited liability company structured to be bankruptcy remote with one independent director. The loan documents permit the transfer of tenant-in-common interests from any of Almost Rodeo Blue LLC, AAC Beverly Hills Brighton LLC or Mishan Holdings, LLC to 9533 Brighton LLC in accordance with certain terms and conditions set forth in the loan documents. For additional information, please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in the Preliminary Prospectus. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 9533 Brighton Way Loan.

The borrower sponsor and non-recourse carveout guarantor is David Dushey, the key principal of Jenel Management (“Jenel”). Jenel is a private real estate investment and management organization based in New York, New York. With more than three decades of experience in acquisitions, finance, construction development and leasing, Jenel currently has approximately $2.0 billion of assets under management and manages 95 properties totaling more than 3 million sq. ft. of retail, hotel and mixed-use space. Notable investments span across urban high density areas including New York City, Brooklyn, Queens, Philadelphia, Chicago, Charleston, Miami and Seattle with multinational and national tenants including Hermes, LVMH Moët Hennessy Louis Vuitton, Tesla, Sephora, Petco, Walgreens, Starbucks, Verizon and Citibank.

The Property.

Tenant Summary(1)
Tenant	Type	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. ft (3)	% of Total U/W Base Rent	Lease Expiration
Isaia	Retail	NR / NR / NR	3,087	21.6%	$264.28	27.1%	6/30/2025
Monogram Capital	Office	NR / NR / NR	2,962	20.7%	$80.34	7.9%	3/31/2024
Berluti(4)	Retail	A1 / NR / A+	2,923	20.4%	$274.64	26.7%	1/31/2028
Vhernier USA	Retail	NR / NR / NR	1,642	11.5%	$213.15	11.6%	1/31/2028
Boglioli(5)	Retail	NR / NR / NR	1,490	10.4%	$302.01	15.0%	1/31/2029
Creed Boutique	Retail	NR / NR / NR	563	3.9%	$621.84	11.6%	7/31/2028
Total Occupied Office and Retail			12,667	88.6%	$237.36	100.0%
Vacant(6)			1,627	11.4%
Total / Wtd. Avg.			14,294	100.0%

(1)	Based on the underwritten rent roll dated August 20, 2019.

(2)	Credit ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent per sq. ft. includes rent steps through July 2020 and average rent over the loan term for investment grade tenant Berluti.

(4)	In the event Berluti does not achieve a gross sales threshold of $2.7 million per annum in each of 2021 and 2022, Berluti has the right to terminate its lease effective as of December 31, 2022, with no less than 90 days’ prior notice. Berluti has reported limited sales data, totaling 14 months across 2018 and 2019. However, Berluti’s annualized total sales of $2,024,418 and $2,287,413 in 2018 and 2019, respectively, indicate an approximately 13.0% increase in the first two years of its lease. Additionally, a comparison of Berluti’s sales from May 2019 to June 2019 and May 2018 to June 2018 indicates an approximately 54.9% increase.

(5)	Boglioli has a one-time right to terminate its lease effective as of April 30, 2022 with no less than 12 months’ prior notice and the payment of a termination fee of $300,000. Boglioli has executed its lease and taken possession of its space. According to the borrower sponsor, Boglioli is expected to complete buildout of its space and take occupancy by year end 2019.

(6)	Vacant net rentable area totaling 1,627 sq. ft. includes 850 sq. ft. of office space and 777 sq. ft. of retail space.

A-3-78

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	1	2,962	20.7%	2,962	20.7%	$80.34	7.9%	7.9%
2025	1	3,087	21.6%	6,049	42.3%	$264.28	27.1%	35.0%
2026	0	0	0.0%	6,049	42.3%	$0.00	0.0%	35.0%
2027	0	0	0.0%	6,049	42.3%	$0.00	0.0%	35.0%
2028	3	5,128	35.9%	11,177	78.2%	$293.07	50.0%	85.0%
2029 and Thereafter	1	1,490	10.4%	12,667	88.6%	$302.01	15.0%	100.0%
Vacant	NAP	1,627	11.4%	14,294	100.0%	NAP	NAP
Total / Wtd. Avg.	6	14,294	100.0%			$237.36	100.0%
(1)	Based on the underwritten rent roll dated August 20, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The 9533 Brighton Way Property is a two-story, 14,294 sq. ft., luxury boutique, mixed-use retail and office building located in Beverly Hills, California. With direct frontage along North Camden Drive and Brighton Way, the 9533 Brighton Way Property benefits from its access and commercial exposure to the Golden Triangle district of Beverly Hills, a high-street retail location in Southern California that encompasses Rodeo Drive, a destination retail corridor located approximately one block away from the 9533 Brighton Way Property. According to the appraisal, the Golden Triangle district is the most prestigious retail location in Southern California as well as one of the most prestigious retail locations in the world.

The 9533 Brighton Way Property was originally constructed in 1930 and features a brick façade, ivy walls, high ceilings and arched windows. The borrower sponsor acquired the 9533 Brighton Way Property in March 2013 for approximately $40.6 million (approximately $2,840 PSF). Since acquisition, the borrower sponsor has invested approximately $1.1 million in capital expenditures (approximately $74.14 PSF) to reposition the 9533 Brighton Way Property from a single-tenant format to a multi-tenant space featuring five grade level retail units and two second floor office units. Emporio Armani had occupied the 9533 Brighton Way Property as its sole tenant before vacating in January 2016 at its lease maturity. Inclusive of capital expenditures, tenant improvements, leasing commissions and financing costs, the borrower sponsor has a total cost basis of approximately $48.6 million. Since Emporio Armani’s departure and the completion of renovations in November 2016, occupancy at the 9533 Brighton Way Property increased from 48.7% in 2017 to 88.6% as of August 2019.

As of August 20, 2019, the 9533 Brighton Way Property was 88.6% leased to five retail tenants and one office tenant. Approximately 20.4% and 26.7% of net rentable area and underwritten base rent, respectively, is attributable to investment grade tenant Berluti. Other tenants include a mix of national retailers and office users in the financial space.

Major Tenants.

Isaia (3,087 sq. ft.; 21.6% of NRA; 27.1% of U/W Base Rent) Isaia is a Neapolitan high-end menswear firm offering men’s clothing and accessories and made to measure services. Founded in Naples, Italy in the 1920s, Isaia has distribution in the United States, Europe, Japan and China. Isaia currently occupies its space through June 2025 with one, ten year extension option and no unilateral termination options.

Monogram Capital (2,962 sq. ft.; 20.7% of NRA; 7.9% of U/W Base Rent) Monogram Capital is a private equity investment firm focused on consumer and retail companies. Founded in 2014 and headquartered in Los Angeles, Monogram Capital’s partners have invested more than $1.3 billion of equity capital, typically deploying up to $30 million of equity capital per investment. Notable investments include Chewy.com, Dig Inn, Koia, Planet Fitness and Tartine. Monogram Capital currently occupies its space through March 2024 with one, five-year extension option and no termination options.

Berluti (2,923 sq. ft.; 20.4% of NRA; 26.7% of U/W Base Rent) Berluti, a subsidiary of LVMH Moët Hennessy (“LVMH”) (rated A1 and A+ by Moody’s and S&P), is a menswear brand that specializes in the finishing of calfskin, kangaroo leather and alligator skin in its production of shoes and boots, belts, bags and wallets as well as bespoke and ready-to-wear garments. Founded in 1895, Berluti has expanded to over 50 boutique locations around the world. LVMH Moët Hennessy is an international luxury goods company comprised of 75 houses operating in five major sectors of the luxury market including wines and spirits, fashion and leather goods, perfumes and cosmetics, watches and jewelry and selective retailing. Notable brands include Moët & Chandon, Veuve Clicquot, Louis Vuitton, Christian Dior, Givenchy, Acqua di Parma, Benefit Cosmetics, Tag Heuer, Bvlgari and Sephora. LVMH employs approximately 156,000 people and

A-3-79

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

reported sales of approximately €46.8 billion in 2018. Berluti occupies its space through January 2028 with one, ten-year extension option. Berluti has the right to terminate its lease in December 2022 if it fails to achieve a gross sales threshold of $2.7 million per annum during each of 2021 and 2022.

Environmental Matters. The Phase I environmental report dated August 12, 2019 recommended no further action at the 9533 Brighton Way Property, other than the implementation of an operations and maintenance plan for asbestos containing materials. The operations and maintenance plan was implemented on September 4, 2019.

The Market. The 9533 Brighton Way Property is located in Beverly Hills, Los Angeles County, California. Beverly Hills and Los Angeles County achieved approximately $2.5 billion and $112.9 billion in annual retail sales in 2017, respectively. The 9533 Brighton Way Property is specifically located in the Golden Triangle area, generally defined as the area bounded by Santa Monica Boulevard to the north, Canon Drive to the east and Wilshire Boulevard to the south. The Golden Triangle encompasses Rodeo Drive and Wilshire Boulevard, approximately one and five blocks away from the 9533 Brighton Way Property, respectively, which are two primary retail thoroughfares home to prominent retailers including Chanel, Gucci, Saks Fifth Avenue and Barney’s New York. The 9533 Brighton Way Property offers its tenants access to local demand drivers including the University of California Los Angeles, Century City, 20th Century Fox Studios, Cedars-Sinai Medical Center and the Beverly Center. The 9533 Brighton Way Property offers access to major traffic routes including Sunset Boulevard, Santa Monica Boulevard, Olympic Boulevard, Beverly Drive and Wilshire Boulevard, the major office corridor through Beverly Hills. According to the appraisal, the 2019 population within a one-, three- and five-mile radius is estimated to be 27,858, 274,756 and 694,090, respectively. Additionally, over the same period, the median household income within a one-, three- and five-mile radius is estimated to be $105,205, $87,947 and $78,631, respectively.

According to the appraisal, the 9533 Brighton Way Property is located within the West Los Angeles retail submarket of the Greater Los Angeles retail market. As of the first quarter of 2019, the Greater Los Angeles retail market consisted of approximately 133.2 million sq. ft. of retail space with an overall market vacancy of 5.4%. As of the first quarter of 2019, the West Los Angeles retail submarket totaled approximately 5.2 million sq. ft. with average vacancy of 5.7%. According to a third party report, asking rents in the Beverly Hills Golden Triangle area range from $84.00 to $900.00 PSF.

The appraisal identified nine comparable retail leases located within six properties in the West Los Angeles retail submarket. Comparable buildings were built between 1928 and 1963 and range in size from 5,500 sq. ft. to 20,609 sq. ft. Base rents for the comparable retail leases ranged between $84.00 and $362.58 PSF with a weighted average of approximately $277.61 PSF, while all properties were 100% occupied. The appraisal also identified 16 comparable office leases located within five properties in the Golden Triangle district. Comparable buildings were built between 1961 and 1972 and range in size from 68,430 sq. ft. to 303,595 sq. ft. Base rents for the comparable office leases ranged between $54.00 and $96.00 PSF with a weighted average of approximately $72.60 PSF. The appraisal’s concluded market rents for retail and office space and the 9533 Brighton Way Property’s in-place weighted average rents are demonstrated in the table below.

Summary of Appraisal’s Concluded Market Rent(1)
Type	Appraisal’s Concluded Office Market Rent PSF	Property’s In-Place Wtd. Avg. Rent(2)
Retail	$252.00	$243.76
Retail – Small End Cap	$564.00	$603.73
Office	$78.00	$78.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 20, 2019.

A-3-80

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2018	T-12 6/30/2019	U/W	U/W PSF
Base Rent(2)	$1,814,098	$2,064,550	$2,203,899	$154.18
Straight Line Rent(2)	0	0	802,787	56.16
Vacant Income	0	0	255,703	17.89
Gross Potential Rent	$1,814,098	$2,064,550	$3,262,389	$228.23
Total Reimbursements	374,759	412,590	617,054	43.17
Total Other Income	0	0	0	0.00
Less: Vacancy	0	0	(255,703)	(17.89)
Effective Gross Income	$2,188,857	$2,477,140	$3,623,740	$253.51
Total Fixed Expenses	515,803	522,031	531,351	37.17
Total Operating Expenses	114,330	127,257	197,119	13.79
Net Operating Income(3)	$1,558,724	$1,827,852	$2,895,270	$202.55
TI/LC	0	0	28,588	2.00
Capital Expenditures	0	0	2,335	0.16
Net Cash Flow	$1,558,724	$1,827,852	$2,864,347	$200.39
(1)	Based on the underwritten rent roll dated August 20, 2019.

(2)	U/W Base Rent is inclusive of rent steps through July 2020 and straight-line rent for investment grade tenant, Berluti, over its lease term.

(3)	The increase from T-12 6/30/2019 Net Operating Income to U/W Net Operating Income is primarily attributable to new leases executed in 2019 at the 9533 Brighton Way Property including Boglioli (10.4% of net rentable area; 15.0% of underwritten base rent) and Monogram Capital (20.7% of net rentable area; 7.9% of underwritten base rent). Boglioli has executed its lease and taken possession of its space. According to the borrower sponsor, Boglioli is expected to complete buildout of its space and take occupancy by year-end 2019.

Property Management.   The 9533 Brighton Way Property is managed by Jenel Management Corp., a New York corporation and an affiliate of one of the borrowers.

Lockbox / Cash Management.   The 9533 Brighton Way Loan is structured with a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrowers. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event following payment of debt service, required reserves and operating expenses are required to be deposited into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrowers or property manager or (iii) a DSCR Trigger Event (as defined below).

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above solely with respect to the property manager, if the borrowers have replaced the property manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, and (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place or the payment of a DSCR Trigger Event Deposit (as defined below).

“DSCR Trigger Event” means the debt service coverage ratio of the 9533 Brighton Way Loan (as calculated in accordance with the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.35x. A DSCR Trigger Event is deemed not to have occurred under the loan documents to the extent the borrowers deliver cash or a letter of credit in an amount that, if used to pay down the 9533 Brighton Way Loan, would cause the debt service coverage ratio to equal or exceed the threshold.

“DSCR Cure Event” means the debt service coverage ratio of the 9533 Brighton Way Loan (as calculated in accordance with the loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.35x for two consecutive quarters.

“DSCR Trigger Event Deposit” means a deposit from the borrowers in the form of cash or a letter of credit in an amount that, if used to reduce the outstanding principal balance of the 9533 Brighton Way Loan, would prevent or cure the DSCR Trigger Event.

Initial and Ongoing Reserves. At loan origination, the borrowers deposited (i) $525,188 into an outstanding TI/LC reserve in connection with the Boglioli and Monogram Capital leases, (ii) $170,489 into a real estate tax reserve, (iii) $41,918 into a free rent reserve in connection with the Boglioli lease, (iv) $2,382.33 into a TI/LC reserve and (v) $194.56 into a replacement reserve.

A-3-81

9533 Brighton Way Beverly Hills, CA, 90210	Collateral Asset Summary – Loan No. 8 9533 Brighton Way	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 63.6% 1.58x 6.7%

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes, which currently equates to $42,623.25 per month.

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums. In the event the borrowers obtain and maintain a blanket insurance policy acceptable to the lender and no event of default has occurred and is continuing, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve on a monthly basis, an amount equal to $194.56 for replacement reserves (approximately $0.16 PSF annually).

TI/LC Reserve. The borrowers are required to deposit into a TI/LC reserve on a monthly basis, an amount equal to $2,382.33 for tenant improvement and leasing commission obligations (approximately $2.00 PSF annually), subject to a cap of $142,939.80 (approximately $10.00 PSF).

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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A-3-83

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

A-3-84

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

LEHIGH RIVER
BUS PARKING
BUS PARKING
HOTEL/OUTLETS/EVENT PARKING
HOTEL/OUTLETS/EVENT PARKING
SELF PARKING LOT
EVENT CENTER
HOTEL
OUTLETS
CASINO
BUS BAY
PARKING GARAGE
OUTLETS PARKING
WIND CREEK
CASINO & HOTEL
RT. 412 NORTH
RT. 412 SOUTH
FROM I-78
TO I-78

A-3-85

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

A-3-86

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Recapitalization
Borrower Sponsors:	Jeffrey Gural; Barry Gosin; James Kuhn; Michael Perrucci; Richard Fischbein
Borrower:	Ground Landlord, LLC
Original Balance(2):	$41,600,000
Cut-off Date Balance(2):	$41,521,017
% by Initial UPB:	4.4%
Interest Rate:	4.38000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2019
Maturity Date:	August 6, 2029
Amortization:	420 months
Additional Debt:	$104,800,645 Pari Passu Debt
Call Protection(3):	L(26), D(89), O(5)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
Lease Sweep:	$0	Springing	NAP
Debt Service:	$1,365,880	(3)	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Land – Leased Fee
Collateral:	Fee Simple
Location:	Bethlehem, PA
Year Built / Renovated:	NAP / NAP
Total Sq. Ft.(5):	2,608,541
Property Management:	Self-Managed
Underwritten NOI:	$10,402,235
Underwritten NCF:	$10,402,235
Appraised Value(6):	$172,500,000
Appraisal Date:	April 23, 2019

Historical NOI(7)
Most Recent NOI:	NAP
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy:	NAP
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$41,521,017
Pari Passu Notes	104,800,645
Whole Loan	$146,321,662	$56 / $48	84.8% / 72.8%	1.27x / 1.27x	7.1% / 7.1%	8.3% / 8.3%
(1)	The Wind Creek Leased Fee Loan (as defined below) was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and Notes A-2, A-3, A-4, A-5 and A-6 were sold to DBR Investments Co. Limited (“DBRI”), an affiliate of GACC. Note A-4, Note A-5-2 and Note A-6, in the aggregate Cut-off Date Balance of approximately $41.5 million will constitute the Wind Creek Leased Fee Loan.

(2)	The Wind Creek Leased Fee Loan is part of a whole loan evidenced by seven pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $146.3 million.

(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of September 6, 2019. Defeasance of the full $146.6 million Wind Creek Leased Fee Whole Loan is permitted after the date that is the earlier to occur of (i) July 23, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The Total Sq. Ft. represents the total sq. ft. of the land of the Wind Creek Leased Fee Property (as defined below).

(6)	Based on the “as is” appraised value of the leased fee interest. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

(7)	The ground lease related to the Wind Creek Leased Fee Property was executed in May 2019 and as a result, Historical NOI and Historical Occupancy information is not available.

A-3-87

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

The Loan.    The Wind Creek Leased Fee mortgage loan (the “Wind Creek Leased Fee Loan”) is part of a whole loan (the “Wind Creek Leased Fee Whole Loan”) consisting of seven pari passu promissory notes with an aggregate original principal balance of $146.6 million and cut-off date balance of approximately $146.3 million. The Wind Creek Leased Fee Whole Loan is secured by the borrower’s fee simple interest in the land underlying the Wind Creek Casino and Resort Bethlehem located in Bethlehem, Pennsylvania (the “Wind Creek Leased Fee Property”). The controlling Note A-4 and non-controlling Notes A-5-2 and A-6, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $41.6 million, are being contributed to the Benchmark 2019-B13 Trust and constitute the Wind Creek Leased Fee Loan.

The relationship between the holders of the Wind Creek Leased Fee Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-4, A-5-2, A-6	$41,600,000	$41,521,017	Benchmark 2019-B13	Yes
A-1, A-2	40,000,000	39,924,055	CD 2019-CD8	No
A-3	45,000,000	44,914,562	CGCMT 2019-GC41	No
A-5-1	$20,000,000	19,962,028	DBRI	No
Whole Loan	$146,600,000	$146,321,662

The Wind Creek Leased Fee Whole Loan has a 10-year term and amortizes on a 35-year schedule. The Wind Creek Leased Fee Whole Loan accrues interest at a rate equal to 4.38000% per annum. The Wind Creek Leased Fee Whole Loan proceeds were used to pay closing costs, fund upfront reserves and recapitalize the borrower. Based on the “as is” appraised value of $172.5 million as of April 23, 2019, the Cut-off Date LTV Ratio is 84.8%. The “as is” appraised value, inclusive of the Wind Creek Casino and Resort Bethlehem improvements is $1.14 billion, which results in a Cut-off Date LTV Ratio of 12.9%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$146,600,000	100.0%	Equity Recapitalization	$142,698,954	97.3%
			Closing Costs	2,535,166	1.7
			Upfront Reserves	1,365,880	0.9
Total Sources	$146,600,000	100.0%	Total Uses	$146,600,000	100.0%

The Borrower / Borrower Sponsors.    The borrower is Ground Landlord, LLC, a single purpose Pennsylvania limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Wind Creek Leased Fee Whole Loan. The borrower sponsors and non-recourse carveout guarantors under the Wind Creek Leased Fee Whole Loan are Jeffrey Gural, Barry Gosin, James Kuhn, Michael Perrucci and Richard Fischbein.

Jeffrey Gural is the chairman of GFP Real Estate LLC (formerly Newmark Holdings and Newmark Knight Frank). GFP Real Estate LLC has an ownership interest in more than 50 properties, most of which are located in New York City. Jeffrey Gural is responsible for all future acquisitions and the managing and leasing of the over 11.0 million sq. ft. Barry Gosin has served as chief executive officer of Newmark Group, Inc. (which operates as Newmark Knight Frank), one of the world’s leading commercial real estate advisory firms, since 1979. Barry Gosin spearheaded Newmark Knight Frank’s merger with BGC Partners in 2011. James Kuhn joined Newmark Knight Frank in 1992 and is currently a principal and president of brokerage services. Since merger with BCG Partners, he has led Newmark Knight Frank in the acquisition of 23 companies. Mike Perrucci is the co-founder and partner of the law firm Florio Perrucci Steinhardt & Cappelli and the owner of Peron Construction, Inc., a real estate development company. Richard Fischbein is a litigation attorney and a partner at the law firm Olshan Frome Wolosky (“Olshan”). Prior to joining Olshan, Richard Fischbein was a partner at Hiscock & Barclay LLP and a founding partner of the New York City law firm, Fischbein Badillo Wagner and Harding, LLP.

The Property. The Wind Creek Leased Fee Property is the fee simple interest in the land underlying the Wind Creek Casino and Resort Bethlehem, a gaming, hotel, retail and dining resort (“Wind Creek Resort”) located in Bethlehem, Pennsylvania. The Wind Creek Leased Fee Property consists of 56.2 acres (2,608,541 sq. ft.). The Wind Creek Resort, which opened in 2009, features a 282 room hotel, a 146,000 sq. ft. casino (2,829 slot machines, 216 live dealer stadium gaming, 189 banked table games, and 26 poker tables according to management), four operated restaurants, two operated lounges, three leased restaurants, a leased food court (eight outlets), a leased nightclub, a leased event center, 12,272 sq. ft. of meeting space, an indoor pool, a fitness room, a lobby workstation, a gift shop, vending areas, leased and operated retail outlets, and entertainment venues.

The Wind Creek Resort is managed by Wind Creek Hospitality (“Wind Creek”), which is the principal gaming and hospitality entity for the Poarch Band of Creek Indians. Wind Creek’s portfolio consists of nine properties located throughout the United States and Caribbean. In addition to their $1.3 billion investment to acquire the leasehold interest in the Wind Creek Resort, Wind Creek reportedly plans to invest approximately $190 million to add a 300-room hotel and an indoor waterpark. The investment plan is not limited to the Wind Creek Leased Fee Property as Wind Creek reportedly plans to acquire over 100 acres in the surrounding area. Additionally, there is future potential for sports gambling at the Wind Creek Resort. Wind Creek has also retained the previous management team of Sands Bethlehem, which

A-3-88

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

should facilitate transition of the casino operations. According to the Pennsylvania gaming regulatory authority, as of the trailing 12 months ending May 31, 2019, the gaming revenue for the Wind Creek Resort was approximately $523.7 million.

In May 2019, the borrower sponsors entered into a 40-year ground lease with Sands Bethpage Gaming LLC, an affiliate of Wind Creek, as tenant. In connection with the origination of the Wind Creek Leased Fee Whole Loan, the borrower sponsors transferred their interest in the ground lease to the borrower. The ground lease has a 40-year term ending in 2059 and includes eight, 25-year extension options, resulting in a fully extended maturity date of 2259. The ground leasehold interest is subject to a condominium regime. There are two condominium units in the condominium, the gaming unit, which is owned by the ground lease tenant under the ground lease, and the retail unit, which is owned by an affiliate of the ground lease tenant. The owner of the retail unit guarantees performance of the lease obligations by the tenant under the ground lease.

The annual rent is $9.5 million, payable quarterly, with contractual consumer price index increases of up to 2.0% annually (the “Base Rent”). The Base Rent will decrease in the following two scenarios:

If Base Rent exceeds 3.0% of gross slot machine revenue and gross table game revenue from all of Wind Creek’s, its subtenants’, operators’ and affiliates within a 50-mile radius (as determined in accordance with Pennsylvania Gaming Law as of the date of the ground lease and as reported to the Pennsylvania Gaming Control Board) (the “Wind Creek Gaming Proceeds”) for the immediately preceding year, then the Base Rent will be adjusted to 3.0% of the Wind Creek Gaming Proceeds. In no event will the Base Rent be reduced as described in this paragraph if such reduction in the Wind Creek Gaming Proceeds is solely attributable to casualty, condemnation and/or a temporary closure in furtherance of a capital improvement.

During a period after May 31, 2019 where (i) Wind Creek Gaming Proceeds decrease below $475,439,460 for a trailing four-quarter period and (ii) any of the following events occurs: (a) the addition of live table games or internet gaming at the Resorts World Casino in New York, New York; (b) the addition of live table games or internet gaming at the Empire City Casino in Yonkers, New York; (c) the opening of any new gaming or internet gaming facility in the following regions: New York City, Westchester County, Rockland County, Suffolk County, or Nassau County; (d) the opening of any gaming facility anywhere in the state of New Jersey outside of Atlantic County; (e) the opening of any gaming facility in Pennsylvania within 50 miles of the Wind Creek Casino and Resort Bethlehem premises; and (f) the opening of any internet gaming facility in Pennsylvania (in each case with respect to items (c)-(f), by an entity that is not Wind Creek or an affiliate of Wind Creek.) (each of items (a) through (e), “Competitive Gaming Projects”) (a “Competitive Gaming Period”), base rent will be adjusted to 90% of the then-applicable Base Rent; provided that Base Rent will only be adjusted one time during a Competitive Gaming Period, notwithstanding the number of Competitive Gaming Projects that open.

In no event will the Base Rent decrease below $8,500,000 (the “Base Rent Floor”). See “Description of the Mortgage Pool—Tenant Issues—Other” in the Preliminary Prospectus.

The ground tenant has a right of first offer to purchase the Mortgaged Property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” in the Preliminary Prospectus.

Environmental Matters. According to Phase I environmental reports, each dated July 17, 2019, there are no recognized environmental conditions at the Wind Creek Leased Fee Property. The environmental report identified a controlled recognized environmental condition related to the Wind Creek Leased Fee Property constituting part of a larger property historically operated for steel manufacturing, and recommended continued compliance with activity and use limitations and other terms contained in two recorded environmental covenants. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The Market. The Wind Creek Leased Fee Property is located in Bethlehem, Pennsylvania, less than 70 miles from midtown Manhattan and less than 60 miles from Philadelphia, Pennsylvania. Bethlehem can be accessed through four major highways including I-78, a major east/west highway that provides access to the Holland Tunnel in New York City, U.S. Route 22, a major freeway providing access to Cincinnati, Ohio in the west and to Newark, New Jersey to the east, Pennsylvania Route 33, a north-south route that runs from the Poconos in the North to Northampton County in the south, and I-476, a northeast extension of the Pennsylvania Turnpike providing direct access to Philadelphia. According to the appraisal, within a 25 mile-, 50 mile- and 75- mile radius, the estimated population in 2019 is approximately 1.18 million, 7.41 million and 19.61 million, respectively.

A-3-89

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	U/W	U/W PSF(3)
Base Rent	$9,500,000	$3.64
Rent Steps(4)	902,235	0.35
Gross Potential Rent	$10,402,235	$3.99
Other Income	0	0.00
Effective Gross Income	$10,402,235	$3.99
Total Operating Expenses(5)	0	0.00
Net Operating Income	$10,402,235	$3.99
Replacement Reserves	0	0.00
Net Cash Flow	$10,402,235	$3.99
(1)	See “Description of the Mortgage Pool-Mortgage Pool Characteristics—Property Types—Leased Fee” and “Risk Factors—Risks Related to the Mortgage Loans—Leased Fee Properties have Special Risks” sections in the Preliminary Prospectus.

(2)	The ground lease related to the Wind Creek Leased Fee Property was executed in May 2019 and as a result, Historical NOI and Historical Occupancy information is not available.

(3)	The U/W PSF is based on the total sq. ft. of the land.

(4)	Rent Steps represent the average increase in the annual base rent over the life of the Wind Creek Leased Fee Whole Loan, which assumes contractual consumer price index increases of 2.0% annually.

(5)	The tenant leasing the improvements located at the Wind Creek Leased Fee Property is responsible for all expenses.

Property Management.   The Wind Creek Leased Fee Property is self-managed.

Lockbox / Cash Management.    The Wind Creek Leased Fee Whole Loan requires a hard lockbox and in place cash management. The borrower is required to establish a cash management account (which will also function as a lockbox account), and enter into a cash management agreement, within 45 days of the loan origination date. Upon establishment of the lender controlled cash management account, the borrower is required to cause tenants to deposit rents directly into such cash management account. In addition, the borrower and the property manager are required to deposit all rents and gross revenue from the Wind Creek Leased Fee Property into such cash management account within two business days of receipt. Funds in the cash management account are required to be applied as set forth in the loan documents. Excess cash flow after payment of debt service, reserves, and any budgeted or extraordinary expenses is required to be released to the borrower; provided that if a Lease Sweep Period (as defined below) is continuing excess cash flow is required to be deposited in to a lease sweep reserve as described below, and if any other Trigger Period (as defined below) is continuing, excess cash flow is required to be deposited into an account to be held as additional security for the Wind Creek Leased Fee Whole Loan during the continuance of such Trigger Period.

A “Trigger Period” commences upon the occurrence of (i) an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) the commencement of a Lease Sweep Period; and ends if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended pursuant to the definition of such term, or (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended pursuant to the definition of such term.

A “Low DSCR Period” commences if the debt service coverage ratio falls below 1.05x and ends if the debt service coverage ratio is at least 1.10x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence upon the first monthly payment date following the occurrence of (a) with respect to each Lease Sweep Lease (as defined below), the tenant under Lease Sweep Lease exercises its right to terminate its lease, (b) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its expiration date, (c) the date that a tenant under a Lease Sweep Lease discontinues its business or “goes dark”; provided that a Lease Sweep Period will not be triggered under this clause (c) for so long as the Lease Sweep Business Discontinuance Conditions (as defined below) are met, (d) upon a monetary or material non-monetary default under a Lease Sweep Lease beyond any applicable cure period, (e) the occurrence of an insolvency proceeding for a tenant under a Lease Sweep Lease.

A Lease Sweep Period will end upon, (i) with respect to clauses (a), (b) and (c) above, the entirety of the Lease Sweep Lease space is leased pursuant to an Approved Triple Net Lease (as defined below), (ii) with respect to clause (a), if such termination option under is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date specified in the Lease Sweep Lease, (iii) with respect to clause (d) above, the date the subject default is cured and (iv) with respect to clause (e) above, either (1) the applicable tenant insolvency proceeding has terminated or (2) the Lease Sweep Lease has been assigned to an acceptable third party.

A-3-90

77 Sands Boulevard Bethlehem, PA 18015	Collateral Asset Summary – Loan No. 9 Wind Creek Leased Fee	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,521,017 84.8% 1.27x 7.1%

A “Lease Sweep Lease” means (a) an Approved Triple Net Lease or (b) any replacement lease that covers all or any portion of the applicable Lease Sweep Lease space.

An “Approved Triple Net Lease” means either the ground lease entered into at origination or a lease entered into by the borrower, as landlord, after origination, which is approved in writing by the lender, covers the entire Wind Creek Leased Fee Property, has an initial term that extends at least 30 years beyond the end of the term of the Wind Creek Leased Fee Whole Loan and is a triple net lease.

“Lease Sweep Business Discontinuance Conditions” means the satisfaction of all of the following: (i) the applicable tenant under a Lease Sweep Lease is discontinuing its business either (x) in connection with alterations to the improvements (situated on the Wind Creek Leased Fee Property) owned or leased by such tenant under a Lease Sweep Lease made in accordance with the terms of the Lease Sweep Lease and, in the lender’s reasonable judgment, the tenant under the Lease Sweep Lease has sufficient funds to fully complete such alterations or (y) in connection with the restoration of the improvements (situated on the Wind Creek Leased Fee Property) owned or leased by such tenant under the Lease Sweep Lease as a result of a casualty or condemnation or other similar proceeding made in accordance with the terms of the Lease Sweep Lease and, in the lender’s reasonable judgment, (i) there are sufficient insurance proceeds or condemnation awards, as applicable, to fully complete such restoration, (ii) the applicable tenant has commenced and is diligently pursuing completion of such alterations or restoration, as applicable, (iii) to the extent the improvements were operated as a casino prior to the commencement of the applicable Lease Sweep Period, the lender is satisfied that such discontinuance will not in any way affect the ability to operate the improvements as a casino following the completion of the restoration or otherwise jeopardize the approvals, and (iv) the lender is satisfied that such alterations or restoration, as applicable, are completed by the earlier to occur of (x) the date that is six months prior to the stated maturity date and (y) the date that is four months following the date such alterations or restoration work (as applicable) was commenced.

Initial and Ongoing Reserves. At origination, the borrower deposited $1,365,880 into an interest reserve for payment of the first two debt service payments of the Wind Creek Leased Fee Whole Loan.

Tax Reserve. On each monthly payment date immediately following the date on which a quarterly installment of base rent is paid under the ground lease, the borrower is required to deposit an amount that lender determines will be needed (in equal quarterly deposits) in order to accumulate sufficient funds to pay the estimated annual real estate taxes into a tax reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease is in full force and effect and is required to pay all real estate taxes, the monthly reserve requirement is waived.

Insurance Reserve. On each monthly payment date immediately following the date on which a quarterly installment of base rent is paid under the ground lease, the borrower is required to deposit an amount that lender determines will be needed (in equal quarterly deposits) in order to accumulate sufficient funds to pay the estimated annual insurance premiums into an insurance reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease is in full force and effect and is required to pay all insurance premiums, the monthly insurance reserve requirement with respect to insurance being maintained by the ground tenant under its ground lease will be waived. In addition, as long as the Wind Creek Leased Fee Property is covered by an acceptable blanket policy (which is currently maintained), the monthly insurance requirement will be waived with respect to the insurance so maintained.

Replacement Reserve. On each monthly payment date immediately following the date on which a quarterly installment of base rent is paid under the ground lease, the borrower is required to deposit an amount the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all approved capital expenditures into a replacement reserve. Notwithstanding, so long as (i) there is no event of default and (ii) an Approved Triple Net Lease is in full force and effect and is required to pay all costs and expenses of a capital nature, the monthly reserve requirement is waived.

Interest Reserve. On each monthly payment date immediately following the date on which a quarterly installment of base rent is paid under the ground lease (other than the first installment of rent due on July 30, 2019 under the ground lease documents), the borrower is required to deposit an amount equal to the monthly debt service payment amount due on each of the next two succeeding monthly payment dates, which amounts are required to be transferred into the interest reserve account.

Lease Sweep Reserve. On each monthly payment date during the continuance of a Lease Sweep Period, the borrower will be required to deposit all excess cash into the lease sweep reserve account.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-91

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

A-3-92

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

30 HUDSON YARDS

OBSERVATION DECK
SKY LOBBY
KKR
RELATED
DNB
AROSA
WELLS FARGO
WARNERMEDIA
WELLS FARGO
Collateral
Non - Collateral

A-3-93

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

A-3-94

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

MAP © 2019 CARTIFACT
DATA © OSM CONTRIBUTORS
Intrepid Sea, Air & Space Museum
LINCOLN TUNNEL
Jacob Javits Convention Center
HUDSON YARDS
West Tower
Vessel
The Shops and Restaurants at Hudson Yards
10 Hudson Yards
30 Hudson Yards
530 West 33rd Street
New York, NY 10001
Farley Post Office Building
Madison Square Garden
Port Authority Bus Terminal
NY Times Building
Fashion Institute of Technology
Chelsea Park
London Terrace Apartments
CHELSEA
Upper West Side
West New York
Central Park
Upper East Side
Astoria
QUEENS
Midtown
Long Island City
Hoboken
New York
MANHATTAN
SoHo
Jersey City
Financial District
BROOKLYN

A-3-95

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	30 HY WM REIT Owner LP
Borrower:	30 HY WM Unit Owner LP
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	4.2%
Interest Rate(2):	3.11000%
Payment Date:	6th of each month
First Payment Date:	August 6, 2019
Maturity Date:	July 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$1,080,000,000 Pari Passu Debt; $310,000,000 Subordinate Debt
Call Protection(3):	L(27), DorYM1(88), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Condominium:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	2019 / NAP
Total Sq. Ft.:	1,463,234
Property Management:	Self-Managed
Underwritten NOI:	$122,023,186
Underwritten NCF:	$121,730,539
Appraised Value:	$2,200,000,000
Appraisal Date:	May 23, 2019

Historical NOI(5)
Most Recent NOI:	NAP
2018 NOI:	NAP
2017 NOI:	NAP
2016 NOI:	NAP

Historical Occupancy(5)
Most Recent Occupancy:	100.0% (October 6, 2019)
2018 Occupancy:	NAP
2017 Occupancy:	NAP
2016 Occupancy:	NAP

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000
Pari Passu Notes	1,080,000,000
Total Senior Notes	$1,120,000,000	$765 / $765	50.9% / 50.9%	3.46x / 3.45x	10.9% / 10.9%	10.9% / 10.9%
B Notes	$310,000,000
Whole Loan	$1,430,000,000	$977 / $977	65.0% / 65.0%	2.51x / 2.51x	8.5% / 8.5%	8.5% / 8.5%
(1)	The 30 Hudson Yards Loan (as defined below) is part of a whole loan evidenced by 29 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $1.120 billion and three subordinate notes with an aggregate principal balance of $310,000,000. See “The Loan” herein.

(2)	The Interest Rate of 3.11000% per annum represents the mortgage rate of the 30 Hudson Yards Senior Notes (as defined below).

(3)	The lockout period will be at least 27 payments beginning with and including August 6, 2019. The borrower has the option to (a) defease the 30 Hudson Yards Whole Loan (as defined below) in full or (b) prepay in full, together with a yield maintenance premium equal to the greater of yield maintenance or 1% of the outstanding principal balance of the 30 Hudson Yards Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) June 14, 2022. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The 30 Hudson Yards Property was completed in 2019, therefore Historical NOI and Historical Occupancy information is not available.

A-3-96

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

The Loan.    The 30 Hudson Yards mortgage loan (the “30 Hudson Yards Loan”) is part of a whole loan (the “30 Hudson Yards Whole Loan”) consisting of 29 pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 (collectively the “30 Hudson Yards Senior Notes”) and three junior notes with an aggregate initial principal balance and cut-off date balance of $310,000,000 (collectively the “30 Hudson Yards Junior Notes”). The 30 Hudson Yards Loan is secured by the borrower’s fee simple interest in a Class A office condominium located at 530 West 33rd Street in New York, New York (the “30 Hudson Yards Property”). The controlling 30 Hudson Yards Junior Notes, along with a certain of the 30 Hudson Yards Senior Notes were contributed to the Hudson Yards 2019-30HY Trust. The non-controlling Note A-1-C7, with an outstanding principal balance as of the Cut-off Date of $40.0 million, is being contributed to the Benchmark 2019-B13 Trust and constitutes the 30 Hudson Yards Loan.

The relationship between the holders of the 30 Hudson Yards Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced AB Whole Loans—The 30 Hudson Yards Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-C7	$40,000,000	40,000,000	Benchmark 2019-B13	No
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3	$698,000,000	$698,000,000	Hudson Yards 2019-30HY	No(1)
A-1-C6, A-1-C8, A-2-C2	$100,000,000	$100,000,000	CGCMT 2019-GC41	No
A-1-C4, A-1-C5, A-1-C10	$93,200,000	$93,200,000	Benchmark 2019-B12	No
A-2-C4	$20,000,000	$20,000,000	GSMS 2019-GC42	No
A-1-C3, A-2-C3, A-2-C5	$84,400,000	$84,400,000	GSBI(2)	No
A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	$84,400,000	$84,400,000	BANK 2019-BNK19	No
B-1, B-2, B-3	$310,000,000	$310,000,000	Hudson Yards 2019-30HY	Yes(1)
Whole Loan	$1,430,000,000	$1,430,000,000
(1)	The holder of the 30 Hudson Yards Junior Notes will have the right to appoint the special servicer of the 30 Hudson Yards Whole Loan and to direct certain decisions with respect to the 30 Hudson Yards Whole Loan, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the 30 Hudson Yards Junior Notes, the holder of the 30 Hudson Yards Note A-1-S1 will have such rights.

(2)	Expected to be contributed to one or more future securitization transactions.

(3)	The GSMS 2019-GC42 securitization transaction is expected to close prior to the Closing Date.

The 30 Hudson Yards Whole Loan has a 10-year term with interest only payments during the loan term. The 30 Hudson Yards Senior Notes have an interest rate of 3.11000% per annum and the 30 Hudson Yards Junior Notes have an interest rate of 4.21709677% per annum, resulting in a weighted average interest rate of 3.35000% per annum on the 30 Hudson Yards Whole Loan. The proceeds of the 30 Hudson Yards Whole Loan and a new cash contribution from the borrower sponsor were primarily used to fund the acquisition of the 30 Hudson Yards Property and pay closing costs. Based on the “as is” appraised value of $2.20 billion as of May 23, 2019 and Cut-off Date balance of the Senior Notes, the Cut-off Date LTV Ratio is 50.9%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,430,000,000	64.6%	Purchase Price	$2,155,000,000	97.4%
Loan Sponsor Equity	781,978,273	35.4	Closing Costs	56,978,273	2.6
Total Sources	$2,211,978,273	100.0%	Total Uses	$2,211,978,273	100.0%

The Borrower / Borrower Sponsors.    The borrower is 30 HY WM Unit Owner LP, a single purpose Delaware limited partnership structured to be bankruptcy remote with two independent directors in its general partner’s organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 30 Hudson Yards Whole Loan. The sponsor of the borrower, 30 HY WM REIT Owner LP (the “Borrower Sponsor”), is a joint venture among RSA 30 HY WM LLC (the “Related Partner”), RFM Cactus NYSS 30HY Sub LLC (the “ASRS/Related JV”), Allianz U.S. Private REIT LP (“Allianz REIT”) and APKV US Private REIT LP (“APKV REIT”). The Related Partner holds 1.01% direct equity interest of the Borrower Sponsor, ASRS/Related JV holds 49.99% direct equity interest of the Borrower Sponsor, APKV REIT holds 4.9% direct equity interest of the Borrower Sponsor, and Allianz REIT holds 44.1% direct equity interest of the Borrower Sponsor. The 30 Hudson Yards Whole Loan is recourse to the borrower, and there is no separate recourse guarantor.

The Related Companies, L.P. (“Related”) is a privately owned real estate firm in the United States. Founded by Stephen M. Ross in 1972, Related is a fully integrated, highly diversified company with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, DC and London, and has a team of approximately 4,000 professionals.

Arizona State Retirement System (“ASRS”) is a state agency that administers a pension plan, long term disability plan, retiree health insurance plans and other benefits to qualified government workers for the state of Arizona. More than a half-million of Arizona’s public servants belong to the ASRS, which encompasses state employees, the three state universities, community college districts, school districts and charter schools, all 15 counties, most cities and towns, and a variety of political subdivisions, such as fire and water districts.

A-3-97

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

Allianz is a European financial services company headquartered in Munich, Germany with core businesses in insurance and asset management. As of year-end 2018, the Allianz had approximately €1,961 billion of assets under management. In the United States, investment advisory services are provided by AllianzGlobal Investors Capital, Allianz Global Investors Solutions and PIMCO.

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. Ft.	% of Total U/W Base Rent	Lease Expiration
WarnerMedia	A- / Baa2 / BBB	1,463,234	100.0%	$75.00	100.0%	6/30/2034
Total Occupied		1,463,234	100.0%	$75.00	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		1,463,234	100.0%

(1)	Credit Ratings are those of the parent company and guarantor on the WarnerMedia lease, AT&T.

Lease Rollover Schedule
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2025	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2026	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2027	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2028	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2029 and Thereafter	1	1,463,234	100.0	1,462,234	100.0%	$75.00	100.0	100.0%
Vacant	NAP	0	0.0	1,462,234	100.0%	NAP	NAP
Total / Wtd. Avg.	1	1,463,234	100.0%			$75.00	100.0%

The 30 Hudson Yards Property is comprised of a 1,463,234 sq. ft. office condominium designated as the Time Warner Unit located across 26 floors within the larger 30 Hudson Yards building in New York, New York. The larger 30 Hudson Yards building was constructed in 2019 and consists of approximately 2.6 million sq. ft. across 68 floors (the “30 Hudson Yards Building”). The 30 Hudson Yards Building, which is 1,296 feet tall and is the second tallest office building in New York City, is designed to achieve LEED Core & Shell Gold certification, features panoramic views, outdoor terraces, a triple-height lobby, the highest outdoor observation deck in the city, direct access to restaurants and retail at The Shops at Hudson Yards and a future underground connection to the new No. 7 subway station. Collateral for the 30 Hudson Yards Whole Loan is comprised of the Time Warner Unit, which consists of 1,463,234 rentable sq. ft. across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building (the “WarnerMedia Unit”). Four floors are used for amenity space including a fitness center, a cafeteria, technology bar and a sky lobby. Only the WarnerMedia Unit (together with its respective interest in the common elements) is collateral for the 30 Hudson Yards Whole Loan.

The 30 Hudson Yards Property is subject to a condominium declaration. The 20-30 Hudson Yards Condominium is comprised of eight units: the WarnerMedia Unit (36.09% common interest), the Retail Unit (33.39% common interest), five office units (28.04% common interest collectively) and the Observation Deck Unit (2.48% common interest). In addition to the subject WarnerMedia Unit, the five office units and the Observation Deck Unit are located at the 30 Hudson Yards Building. The Retail Unit consists of the Shops at Hudson Yards, and is located adjacent to the 30 Hudson Yards Property at 20 Hudson Yards.

The borrower acquired the 30 Hudson Yards Property from TW NY Properties LLC (“WarnerMedia Tenant”), a wholly owned subsidiary of Warner Media LLC (“WarnerMedia”) for $2.155 billion ($1,473 PSF) in a sale-leaseback transaction. WarnerMedia Tenant previously acquired the WarnerMedia Unit following the 2014 sale of its existing headquarters, Time Warner Center at Columbus Circle.

As of October 6, 2019, the 30 Hudson Yards Property was 100.0% occupied by WarnerMedia Tenant. WarnerMedia, who along with parent company AT&T Inc. (“AT&T”; rated Baa2/BBB/A- by Moody’s/S&P/Fitch), has reportedly invested approximately $700 million ($478 PSF) on the fit-out of WarnerMedia Tenant’s space and at loan origination, entered into a direct 15-year triple-net lease with the borrower for the entire 30 Hudson Yards Property. WarnerMedia is in the process of consolidating all of its New York-based business segments, including Turner, HBO, Warner Bros. and CNN, into 30 Hudson Yards which will serve as WarnerMedia’s global headquarters and is expected to host approximately 5,000 employees.

A-3-98

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

WarnerMedia (formerly Time Warner Inc.) is a media and entertainment company with businesses in television networks, film and TV entertainment and publishing. Comprised of HBO, Turner, and Warner Bros., WarnerMedia creates premium content, operating one of the world’s largest television and film studios, and owning a vast library of entertainment. As of December 31, 2017, WarnerMedia had approximately 26,000 employees. Prior to being acquired by AT&T, Time Warner Inc. was rated Baa2/BBB/A- by Moody’s/S&P/Fitch.

The WarnerMedia lease is a direct 15-year triple-net lease for the entire WarnerMedia Unit comprising 1,463,234 rentable sq. ft. across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building, at an initial base rent of $75.00 PSF with 2.5% annual rent escalations. AT&T is the guarantor on the WarnerMedia lease. The WarnerMedia lease includes four, 5-year extension options each at 100% of fair market rent. The WarnerMedia lease was signed in conjunction with loan origination in June 2019. There are no free rent periods or outstanding tenant improvements or leasing costs.

Additionally, the WarnerMedia lease is structured with a contraction option for up to 10 floors totaling 404,325 sq. ft. (27.6% of rentable sq. ft.) (the “Contraction Space”) where, WarnerMedia Tenant has the right to contract one or more contiguous full floors comprising floors 42 through 51, with such contraction effective as of June 14, 2024, the 5th anniversary of the lease commencement date. In connection with the contraction option, WarnerMedia is required to pay a contraction fee to the borrower equal to $24,000,000 for each floor contracted (the “Contraction Payment”). If WarnerMedia Tenant elects to contract more than three floors, the borrower is required to deposit with the lender an amount equal to $125 PSF of the contracted space in excess of the highest three floors, to be held by the lender and held as additional collateral for the 30 Hudson Yards Whole Loan (the “Contraction Escrow”), with the balance of the Contraction Payment (including with respect to the highest three floors), after payment of any amounts owed to the WarnerMedia Tenant and all costs incurred in connection with the contraction, distributed to the borrower, or if a Trigger Period (defined below) exists, deposited with the lender as additional collateral for the 30 Hudson Yards Whole Loan. The Contraction Escrow will be released to the borrower in connection with the borrower’s re-leasing of the Contraction Space (or any portion of such space, subject to a cap of $125 PSF of re-let space, calculated in the aggregate across all re-let Contraction Space) with Qualified Leases that are in full force and effect in order to pay for the cost of tenant improvements, leasing commissions, leasing costs and other landlord obligations with respect to such replacement lease and (if any remaining portion of such $125 PSF cap remains after application or allocation to the foregoing amounts) to cover the payment of base rent during any initial free rent period under such replacement leases. Once all the subject Contraction Space has been re-let, any remaining funds in the Contraction Escrow after payment of such costs and the expiration of such initial free rent periods (determined on a per square foot basis), or retention in the Contraction Escrow of amounts sufficient to pay the same, will be disbursed to the borrower, or if a Trigger Period exists, deposited with the lender as additional collateral for the 30 Hudson Yards Whole Loan.

A “Qualified Lease” means a replacement lease (i) with a term that extends at least five years beyond the maturity date of the 30 Hudson Yards Whole Loan to at least July 6, 2034; (ii) entered into in accordance with the 30 Hudson Yards Whole Loan documents and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

Environmental Matters. According to Phase I environmental report, dated May 30, 2019, there are no recognized environmental conditions at the 30 Hudson Yards Property.

The Market. The 30 Hudson Yards Property is located at 530 West 33rd Street on the southwest corner of 33rd Street and 10th Avenue in New York, New York. Per the appraisal, the Manhattan office market saw leasing velocity rise 46.0% in Q4 2018 on a year-over-year basis and up 43.9% when compared to the ten-year average. Manhattan leasing in Q4 2018 was one of the strongest on record for the 2018 year, totaling 43.2 million sq. ft. As of Q1 2019, average asking rents in Manhattan were $76.12 PSF, slightly down from the 2018 average of $76.30 PSF. Availability saw a slight increase from 12.2% to 12.3% from year-end 2018 to Q1 2019. Midtown average asking rents remained flat for Q1 2019, at $82.02 PSF. The Far West Side, Plaza District, and Park Avenue submarkets represent the three highest overall asking rents in all of Manhattan, with all 3 submarkets averaging above $100 PSF. These submarkets tend to have higher rents due to newer, boutique office product, high demand, and high leasing activity. Midtown Manhattan has a higher mix of Class A trophy buildings that range from the new construction occurring in Hudson Yards and Midtown East, to the classic, staple buildings located along Park Avenue and Plaza District.

Hudson Yards is an approximately 28-acre area on the far West Side of Manhattan, bounded by West 30th Street, West 33rd Street, 10th Avenue and 12th Avenue. Hudson Yards is the cornerstone of the greater Hudson Yards District, which recently has been rezoned to accommodate nearly 40 million sq. ft. of new mixed-use development. Due to the rezoning, the Hudson Yards District has the capacity to include approximately 26 million sq. ft. of new office development, approximately 20,000 housing units, approximately three million sq. ft. of hotel space, a public school, approximately two million sq. ft. of retail space and more than 20 acres of public open space. The neighborhood transformation is expected to be facilitated by the recently-completed extension of the No. 7 subway line from Grand Central Station, with the final station located immediately adjacent to the Hudson Yards site.

The 30 Hudson Yards Property is located in the Far West Side submarket of Manhattan. As of Q1 2019, the submarket was home to approximately 6.9 million sq. ft. of commercial real estate space, with a vacancy rate of 2.4% and average asking rent of $119.03 PSF. The Far West Side submarket has transformed in recent years due to the establishment of the Hudson Yards development. This development has encompassed a variety of office buildings, residential buildings, retail stores and parks. Many office tenants have decided to relocate from Midtown to the Far West Side. As a result of the new developments, average asking rents increased approximately 18.5% throughout 2017 from $100.38 PSF as of Q1 2017 to $118.94 PSF as of Q4 2017. For the same time period, the

A-3-99

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

average vacancy rate decreased from 20.7% as of Q1 2017 to 3.8% as of Q4 2017. Both average asking rent and the vacancy rate have slightly improved as of Q1 2019 at $119.03 PSF and 2.4%, respectively.

In order to compare contract rent at the 30 Hudson Yards Property with market standards, the appraiser adjusted the base rent to reflect the modified gross equivalent rent. The appraisal’s modified gross equivalent contract rent at the 30 Hudson Yards Property was $106.01 PSF, which includes contract rent of $75.00 PSF, real estate taxes of $13.85 PSF and operating expenses of $17.15 PSF. The appraisal determined a modified gross equivalent market rent at the 30 Hudson Yards Property of $100.00 PSF for floors 16 through 24, $110.00 PSF for floors 35 through 43 and $120.00 PSF for floors 44 through 51, for an overall average of $108.24 PSF. The WarnerMedia lease provides for an initial base rent of $75.00 PSF for all floors.

The following chart summarizes comparable office leases per the appraisal. Due to the lack of large single tenant building leases available in the marketplace, the appraiser identified comparable single-tenant and large headquarter leases within comparable properties that would directly compete with the WarnerMedia lease. The most comparable leases to the WarnerMedia lease are Deutsche Bank’s recent lease at Time Warner Center and Blackrock’s lease at 50 Hudson Yards:

Large Headquarter and Net Lease Comparables(1)
Property Name	Tenant Name	Lease Year	Term (mos.)	Tenant Size (SF)	Contract Net Rent PSF	Modified Gross Rent PSF	Free Rent (mos.)
30 Hudson Yards Property	WarnerMedia	2019	120	1,463,234	$75.00(2)	$106.01	0
50 Hudson Yards	Blackrock	2017	264	847,081	$91.00	$128.50	21
1100 Avenue of the Americas	Bank of America	2018	240	357,940	NAP	$118.00	17
424 Fifth Avenue	WeWork	2018	240	697,029	$108.74	$129.97	12
One Columbus Circle	Deutsche Bank	2019	264	1,063,104	$73.01	$119.00	15
Total / Wtd. Avg.(3)			255	2,965,154	$88.41	$124.17	16
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 14, 2019.

(3)	Total / Wtd. Avg. excludes the 30 Hudson Yards Property.

Summary of Comparable Office Leases(1)
Property Name	Tenant Name	Lease Year	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)
55 Hudson Yards	Apple	Feb-2019	135	Modified Gross	29,881	$104.00	12
520 Madison Avenue	Madison Realty Capital	Feb-2019	128	Modified Gross	19,000	$118.00	8
425 Park Avenue	Citadel	Jan-2019	150	Modified Gross	161,200	$178.27	14
1095 Avenue of the Americas	Lloyds Bank	Jan-2019	120	Modified Gross	34,846	$150.00	0
1114 Avenue of the Americas	Vinson & Elkins, LLP	Jan-2019	192	Modified Gross	76,497	$95.00	12
50 Hudson Yards	Confidential	Jan-2019	120	Modified Gross	400,000	$110.00	18
1 Vanderbilt Avenue	TD Securities	Dec-2018	198	Modified Gross	118,872	$130.00	18
55 Hudson Yards	Third Point	Nov-2018	120	Modified Gross	89,043	$130.00	13
1114 Avenue of the Americas	The Trade Desk	Nov-2018	144	Modified Gross	95,580	$139.00	12
441 Ninth Avenue	Peloton Interactive, LLC	Nov-2018	180	Modified Gross	312,000	$106.66	22.5
55 Hudson Yards	Vista Equity Partners	Nov-2018	192	Modified Gross	28,429	$104.00	13
1271 Avenue of the Americas	Bessemer Trust Company	Sep-2018	264	Modified Gross	236,631	$107.00	0
1 Vanderbilt Avenue	The Carlyle Group	July-2018	189	Modified Gross	95,367	$166.00	9
66 Hudson Boulevard	AllianceBernstein	May-2018	240	Modified Gross	186,226	$105.00	16
390 Madison Avenue	JP Morgan Chase	Mar-2018	128	Modified Gross	417,157	$94.40	20
Total / Wtd. Avg.			168		2,300,729	$116.14	15
(1)	Source: Appraisal.

A-3-100

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent	$109,742,550	$75.00
Rent Steps(2)	2,743,564	$1.88
Credit Rent Steps(3)	14,618,240	$9.99
Gross Potential Rent	$127,104,354	$86.87
Reimbursements	42,267,893	$28.89
Vacancy(4)	(5,081,167)	($3.47)
Effective Gross Income	$164,291,079	$112.28
Real Estate Taxes (PILOT)(5)	21,270,425	$14.54
Insurance	1,547,918	1.06
Management Fee(6)	1,000,000	0.68
Other Operating Expenses	18,449,550	12.61
Net Operating Income	$122,023,186	$83.39
Replacement Reserves	292,647	$0.20
Net Cash Flow	$121,730,539	$83.19
(1)	The 30 Hudson Yards Property was completed in 2019, therefore Historical NOI information is not available

(2)	Underwritten Rent Steps includes the first annual rent step to $76.88 PSF in June 2020.

(3)	Straight Line Rent Credit given to (i) the WarnerMedia non-contraction space through the fully-extended lease term and (ii) the WarnerMedia Contraction Space through June 2024 (contraction option year 5)

(4)	Vacancy represents an underwritten economic vacancy of 3.0%

(5)	Real Estate Taxes (PILOT) is underwritten to the average of the projected PILOT payments over the 15-year lease term.

(6)	Management Fee is set to 1.5% of Effective Gross Income as calculated under the management agreement, capped at $1.0 million.

Property Management.   The 30 Hudson Yards Property is self-managed.

Lockbox / Cash Management.   The 30 Hudson Yards Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to send tenant direction letters to all tenants of the 30 Hudson Yards Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a Trigger Period, all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the 30 Hudson Yards Whole Loan documents, and all property costs and expenses contained in the lender-approved budget, and thereafter, minimum distributions to holders of preferred shares issued by the REIT in a maximum amount not to exceed $100,000 per annum and all property costs and expenses contained in the lender-approved budget or extraordinary expenses approved by lender, with any excess funds being held by the lender in a lease sweep reserve or cash collateral account, as applicable, as additional collateral for the 30 Hudson Yards Whole Loan (provided that if the Trigger Period was caused solely as a result of a ratings downgrade of the Warner Media Tenant lease guarantor, then only 50% of the excess funds are deposited into the lease sweep reserve, with the remaining 50% of excess funds being distributed to the borrower). Under certain circumstances and for limited purposes described in the 30 Hudson Yards Whole Loan documents, the borrower may request disbursements of such excess cash flow.

A “Trigger Period” means a period during which (i) an event of default under the 30 Hudson Yards Whole Loan documents has occurred until cured, (ii) the debt yield falling below 6.50% for any calendar quarter (“Low Debt Yield Trigger”) until the debt yield is equal to or greater than 6.50% for two consecutive calendar quarters or (iii) upon the occurrence of a Lease Sweep Period (defined below) until such Lease Sweep Period is cured as described below. In addition, the borrower has the right to cure a Low Debt Yield Trigger by delivering cash collateral or an acceptable letter of credit to the lender in an amount that, if applied to reduce the outstanding principal balance of the 30 Hudson Yards Whole Loan, would cause the debt yield test to be satisfied.

Notwithstanding the foregoing, so long as the WarnerMedia lease remains in full force and effect, in the event the debt yield falls below the Low Debt Yield Trigger as a result of the WarnerMedia tenant’s exercise of its contraction right with respect to any Contraction Space, the foregoing minimum debt yield requirement and cash flow sweep upon a Low Debt Yield Trigger will not apply until such time as the debt yield has increased to (or above) the Low Debt Yield Trigger (in which event, and thereafter, the minimum debt yield requirement, and cash flow sweep upon a Low Debt Yield Trigger, will again be applicable). Any letters of credit provided as described above are subject to an aggregate cap of 10% of the loan amount and other criteria to be set forth in the 30 Hudson Yards Whole Loan documents.

A-3-101

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

A “Lease Sweep Period” will occur upon or during (a) a bankruptcy, insolvency or similar events of the Major Tenant (as defined below) or lease guarantor, (b) failure to pay base rent or other material monetary or material nonmonetary defaults by a Major Tenant under its Major Lease beyond all notice and cure periods thereunder, (c) the Major Tenant going dark (i.e. ceases operations at its leased premises) with respect to a portion of its leased premises such that the Major Tenant is no longer operating 800,000 rentable sq. ft. (less contraction space that has been relet)), with subleases not counting as dark space except during the last two years of the term of the 30 Hudson Yards Whole Loan, (d) notice of (or actual) termination, cancellation, surrender, contraction of a portion of its leased premises such that the Major Tenant is no longer occupying 800,000 gross sq. ft. or non-renewal of such Major Tenant’s lease, or (e) upon a decline in the credit rating of AT&T (or of any lease guarantor of a replacement tenant that has a rating of at least “BB-” at the time of replacement) below “BB-” or the equivalent by any of the rating agencies. For the avoidance of doubt, the exercise by the WarnerMedia tenant of its contraction option for all or any portion of the Contraction Space will not, in and of itself, constitute a Lease Sweep Period.

A Lease Sweep Period may be cured as follows: (i) with respect to any Lease Sweep Period, at such time as the borrower has reserved with the lender into the lease sweep reserve (or has delivered immediately available funds or a letter of credit (satisfying criteria to be set forth in the 30 Hudson Yards Whole Loan documents) reasonably acceptable to the lender) an amount equal to $125 (or, if the only Lease Sweep Period is pursuant to clause (e) above, $50 or, if the only Lease Sweep Period is pursuant to clause (c) above, $87) per rentable square foot of the applicable lease sweep, (ii) in the case of a Lease Sweep Period under clause (a), (1) if the Major Tenant became subject to a bankruptcy proceeding, (A) the Major Lease has been assumed (but not assigned) by the Major Tenant without any negative material change in the economics, scope or duration of such Major Lease and a plan of reorganization has been confirmed as to the Major Tenant and the effective date of such plan of reorganization has occurred or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor; and (2) if the guarantor under the Major Lease became subject to a bankruptcy proceeding, (A) the Major Lease has remained in effect and no base rent default or material monetary or material non-monetary default has occurred and is continuing (other than a bankruptcy of the Major Tenant, provided in such case, clause (1) above will also apply), and a plan of reorganization has been confirmed as to the guarantor of the Major Lease and the effective date of such plan of reorganization has occurred (and, if applicable, clause (1)(B) above has been satisfied) or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor, (iii) in the case of a Lease Sweep Period under clause (b), a cure by the Major Tenant of the applicable default under its Major Lease, (iv) in the case of a Lease Sweep Period under clause (c), the Major Tenant is operating at least 800,000 rentable sq. ft. of its leased premises (less contraction space that has been relet), which will include subleased space except during the last two years of the term of the 30 Hudson Yards Whole Loan or (v) in the case of a Lease Sweep Period under clauses (c) or (d), (x) the borrower’s re-leasing of the affected portion of the leased premises (or 95% of such affected portion if the contraction option has not been exercised by WarnerMedia tenant) pursuant to qualified leases and (y) the completion and payment in full of all tenant improvements, leasing commissions, leasing costs and other landlord obligations of an inducement nature with respect to such leases, all free and abated rent periods will have expired and full rent thereunder commenced (or either (A) sufficient reserves therefor have been escrowed with the lender or (B) the borrower has delivered immediately available funds or a letter of credit to the lender (satisfying criteria in the 30 Hudson Yards Whole Loan documents) reasonably acceptable to the lender to secure the payment of such costs and free or abated rent).

“Major Lease” means the WarnerMedia lease, and any replacement Lease covering all or substantially all of the space currently demised under the WarnerMedia lease (which, for this purpose, if the Contraction Option is exercised, will not include any tenant under a lease with respect to the Contraction Space.

“Major Tenant” will mean a tenant under a Major Lease.

Initial and Ongoing Reserves. The 30 Hudson Yards Whole Loan did not require upfront reserves.

Tax Reserve. During a Trigger Period, the borrower is required to make monthly deposits into the tax reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period.

Insurance Reserve. During a Trigger Period, if an acceptable blanket policy is not in place, the borrower is required to make monthly deposits to the insurance reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period.

Replacement Reserve. During a Trigger Period, the borrower is required to make monthly deposits into a replacement reserve in an amount equal to 1/12 of $0.20 PSF. In addition, regardless of whether a Trigger Period exists, on each payment date from and after July 6, 2024, replacement reserves will be required in a monthly amount equal to 1/12 of $0.20 PSF.

Condominium Reserve. During a Trigger Period, the borrower is required to make monthly deposits into a condominium reserve in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay common charges over the then succeeding 12-month period.

IDA / PILOT. The borrower leases the 30 Hudson Yards Property to the New York City Industrial Development Agency (the “Agency”) pursuant to a lease (the “Company Lease”), and the Agency subleases the 30 Hudson Yards Property back to the borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively the “IDA Leases”). The benefits of this lease structure to the borrower are

A-3-102

530 West 33rd Street New York, NY 10001	Collateral Asset Summary – Loan No. 10 30 Hudson Yards	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 50.9% 3.45x 10.9%

a mortgage recording tax exemption and real property tax abatements. As such, the borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). In order for the PILOT Payments to achieve the same priority as would real estate tax payments (i.e., ahead of any mortgage or other lien), the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”) to secure the PILOT Payments (collectively, the “PILOT Mortgage”). The HYIC has issued Hudson Yards revenue bonds for which the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044 (such period, the “Initial Term”), with annual automatic extensions thereof for a term of one year, unless within 60 days preceding the expiration of the current term the Agency provides written notice of termination to the borrower (such date, the “Expiration Date”); provided that after the Initial Term the IDA Leases will automatically terminate within 60 days after the repayment in full or defeasance of any Hudson Yards revenue bonds issued by HYIC for which an assignment of the PILOT amount payable under the Agency Lease is used to repay the bondholders.

Current Mezzanine or Subordinate Indebtedness. The 30 Hudson Yards Whole Loan consists of 29 senior pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 and three junior notes, with an aggregate initial principal balance of $310,000,000. The 30 Hudson Yards Senior Notes have an interest rate of 3.11000000% per annum and the 30 Hudson Yards Junior Notes have an interest rate of 4.21709677% per annum, resulting in a weighted average interest rate of 3.35000000% per annum on the 30 Hudson Yards Whole Loan. The 30 Hudson Yards Junior Notes along with certain of the 30 Hudson Yards Senior Notes were contributed to the Hudson Yards 2019-30HY Trust.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-103

5070 & 5151 Wilshire Boulevard Los Angeles, CA 90036	Collateral Asset Summary – Loan No. 11 Beverly Hills BMW	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,490,000 85.0% 1.00x 4.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsors:	York Capital Management; Western Avenue Capital
Borrowers:	5070 Wilshire, LP; 5151 Wilshire, LP
Original Balance(1):	$39,490,000
Cut-off Date Balance(1):	$39,490,000
% by Initial UPB:	4.1%
Interest Rate:	3.90000%
Payment Date:	6th of each month
First Payment Date:	October 6, 2019
Maturity Date:	September 6, 2029
Amortization:	Interest Only
Additional Debt(1):	$20,000,000 Pari Passu Debt
Call Protection(2):	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing(6)

Reserves
	Initial	Monthly	Cap
Taxes:	$1,534,640	$6,581	NAP
Insurance:	$0	Springing	NAP
TI/LC:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
Debt Service:	$500,000	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail – Other
Collateral:	Fee Simple
Location:	Los Angeles, CA
Year Built / Renovated:	2010 / NAP
Total Sq. Ft.:	339,000
Property Management:	Western Avenue Capital Management, Inc.
Underwritten NOI(3):	$2,358,779
Underwritten NCF(3):	$2,358,779
Appraised Value(3)(4):	$70,000,000
Appraisal Date:	July 16, 2019

Historical NOI(5)
Most Recent NOI:	NAV
2018 NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (October 6, 2019)
2018 Occupancy:	100.0% (December 31, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon(3)(4)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$39,490,000
Pari Passu Notes	20,000,000
Whole Loan	$59,490,000	$175 / $175	85.0% / 85.0%	1.00x / 1.00x	4.0% / 4.0%	4.0% / 4.0%

(1)	The Beverly Hills BMW loan consists of the controlling Note A-1 and non-controlling Note A-3 (the “Beverly Hills BMW Loan”) and is part of a whole loan evidenced by three pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $59.49 million (the “Beverly Hills BMW Whole Loan”). See “Whole Loan Summary” chart herein.

(2)	The lockout period will be at least 25 payments beginning with and including October 6, 2019. The borrowes have the option to defease the Beverly Hills BMW Whole Loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 14, 2022. The assumed lockout period of 25 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(3)	In conjunction with loan origination, the borrower purchased approximately $11.2 million of U.S. Treasury securities created through the Separate Trading of Registered Interest and Principal of Securities program (“Treasury STRIPS”) and other U.S. Treasury securities (collectively, the “Treasury Securities”) to supply an additional approximate $1.2 million of annual cash flow for a total of approximately $12,084,077 over the loan term. The appraiser concluded to a “Hypothetical Market Value” inclusive of the value of the U.S. Treasury STRIPS equal to $81.0 million, which results in a Cut-off Date LTV Ratio equal to 73.4% for the Beverly Hills BMW Whole Loan.

(4)	The appraiser concluded to a “Hypothetical Land Value less Demolition” of $100,200,000 as of July 16, 2019. The “Hypothetical Land Value less Demolition” is based on a proposed future redevelopment of the Beverly Hills BMW Property to higher density mixed-use multifamily uses under the TOC Program (as defined below) of 467 multi-family units and 8 single family lots. The Cut-off Date LTV based on the “Hypothetical Land Value less Demolition” is equal to 59.4% for the Beverly Hills BMW Whole Loan.

(5)	The Beverly Hills BMW Property was acquired in connection with the origination of the Beverly Hills BMW Whole Loan and as a result historical financial information is not available.

(6)	The Beverly Hills BMW Whole Loan is structured with a hard lockbox and springing cash management, provided that cash management is in-place day one given a Low DSCR Period (DSCR<1.30x) exists as of the origination date of the Beverly Hills BMW Whole Loan.

A-3-104

5070 & 5151 Wilshire Boulevard Los Angeles, CA 90036	Collateral Asset Summary – Loan No. 11 Beverly Hills BMW	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,490,000 85.0% 1.00x 4.0%

The relationship between the holders of the Beverly Hills BMW Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-3	$39,490,000	$39,490,000	Benchmark 2019-B13	Yes
A-2	20,000,000	20,000,000	DBRI	No
Whole Loan	$59,490,000	$59,490,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$59,490,000	69.6%	Purchase Price	$70,000,000	81.9%
Sponsor Equity	25,966,983	30.4	Treasury Securities	11,156,713	13.1
			Closing Costs	2,265,631	2.7
			Reserves	2,034,640	2.4
Total Sources	$85,456,983	100.0%	Total Uses	$85,456,983	100.0%

The Borrowers / Borrower Sponsors.    The borrowers are 5070 Wilshire, LP and 5151 Wilshire, LP, each a single purpose Delaware limited partnership structured to be bankruptcy remote with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Beverly Hills BMW Whole Loan. The borrower sponsors are York Capital Management and Western Avenue Capital (“WAC”) and the non-recourse carveout guarantor is KAFAM Properties, Inc., which entity is indirectly owned by WAC.

York Capital Management focuses on merger and acquisition transactions, distressed securities and restructuring opportunities and special situation equity investing. York Capital Management is a global institutional investment management firm with approximately $20.5 billion in assets under management as of March 2018. York Capital Management was founded in 1991 by Jamie Dinan and is headquartered in New York City, with additional offices in London and Hong Kong.

KAFAM Properties, Inc. is an entity owned by WAC. Western Avenue Capital has a diversified portfolio of over 3.0 million sq. ft. of retail, healthcare, multifamily, industrial and office properties across the Unites States, with the majority of the assets in the Los Angeles metropolitan statistical area.

The Property. The Beverly Hills BMW Property was constructed in 2010 and consists of the fee simple interest in (i) a 38,835 sq. ft. BMW car dealership and parking structure, totaling 93,000 sq. ft. and (ii) a 74,131 sq. ft. BMW service center and parking structure, totaling 246,000 sq. ft. The Beverly Hills BMW Property is situated on 3.86 acres of land located in Mid-Wilshire, Los Angeles, California. The Beverly Hills BMW Property is 100.0% leased to SRE California 9 BHB, LLC (a subsidiary of the guarantor of the leases, Sonic Automotive (“Sonic”)). In 2010, Sonic invested approximately $35.5 million ($105 PSF) to construct the Beverly Hills BMW Property.

The Beverly Hills BMW Property is 100% occupied by Sonic under two triple net (“NNN”) leases that each expire in June 2024. Under the 5151 Wilshire Blvd. lease, the borrower, as landlord is to be responsible for any increase in real estate taxes that may result from a Proposition 13 reassessment of the 5151 Wilshire Blvd. portion of the Beverly Hills BMW Property due to the sale thereof (the upfront tax reserve collected at origination is intended to cover the borrower’s portion of taxes for the duration of the Beverly Hills BMW Whole Loan, which amount is in addition to the income provided by the Treasury Securities that cover taxes assuming the taxes are allocated exactly per the PSA allocation). Sonic has an average annual rent of $3.54 PSF, which is 77.9% below the appraiser’s concluded market rent of $16.00 PSF NNN. Sonic has one, five-year renewal option with a 10% step up in annual base rent. In addition to cash flow generated from the Sonic leases in place, the Beverly Hills Whole Loan is structured with supplemental income collateralized by the Treasury Securities. The Treasury Securities will supply an additional approximate $1.2 million of annual cash flow for a total of approximately $12,084,077 over the loan term.

Sonic Automotive, Inc. (NYSE: SAH) is a Fortune 500 company and among the largest automotive retailers in the Unites States. The automotive dealerships provide comprehensive services, including sales of both new and used cars and light trucks, sales of replacement parts, performance of vehicle maintenance, warranty, paint and collision repair services, and arrangement of extended warranty contracts, financing and insurance for the company's customers. Sonic operates in 13 states and 25 major metropolitan markets and has more than 100 dealerships representing 24 different brands, primarily luxury and import brands. As of year-end 2018, Sonic reported total revenue of approximately $9.9 billion.

Based on the appraiser’s analysis, the highest and best use for the Beverly Hills BMW Property is a redevelopment to multifamily use with commercial uses on the ground level. The city of Los Angeles (the “City”) recently enacted a program to increase residential density near major transit stops known as the Transit Oriented Communities Affordable Housing Incentives Program (“TOC”). The Beverly Hills BMW Property benefits from such program as it is located in TOC Zones 3 and 4. According to the appraiser’s analysis, subject to a site plan and California Environmental Quality Act environmental approval by the City, under the TOC program, up to 467 multifamily units

A-3-105

5070 & 5151 Wilshire Boulevard Los Angeles, CA 90036	Collateral Asset Summary – Loan No. 11 Beverly Hills BMW	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$39,490,000 85.0% 1.00x 4.0%

and eight single family residences would be permitted to be constructed across the Beverly Hills BMW Property. Currently, under the existing zoning laws (exclusive of any additional rights available to the Beverly Hills BMW Property under the TOC Program), up to 264 multifamily units may be constructed across the Beverly Hills BMW Property, provided that such construction would be subject to discretionary approval by the applicable governmental authorities. In addition the City’s current administration is seeking to institute the proposed Purple Line Transit Neighborhood Plan (“TNP Plan”) designation, which TNP Plan is forecasted to benefit the Beverly Hills BMW Property to the extent of potentially allowing approximately 1,000 multifamily units to be constructed across the Beverly Hills BMW Property, which development would also be subject to discretionary approval by the applicable governmental authorities (provided that the TNP Plan is not anticipated to be approved until 2021; therefore, such plan and the proposed re-zoning contemplated thereunder is subject to change).

Tenant Summary
Tenant	Credit Rating (Moody's/Fitch/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Sonic Automotive (5151 Wilshire – Service Building)	Ba3/NR/NR	246,000	72.6%	$1.95	40.0%	6/19/2024
Sonic Automotive (5070 Wilshire – Sales Building)	Ba3/NR/NR	93,000	27.4	$7.74	60.0	6/19/2024
Sub Total / Wtd. Avg.		339,000	100.0%	$3.54	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		339,000	100.0%

(1)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

Lease Rollover Schedule
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	2	339,000	100.0	339,000	100.0%	$3.54	100.0	100.0%
2025	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
2026	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
2027	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
2028	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
2029	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
Thereafter	0	0	0.0	339,000	100.0%	$0.00	0.0	100.0%
Vacant	NAP	0	0.0	339,000	100.0%	NAP	NAP
Total / Wtd. Avg.	2	339,000	100.0%			$3.54	100.0%

Cash Flow Analysis.

Cash Flow Analysis(1)
	U/W	U/W PSF
Base Rent	$1,200,000	$3.54
Rent Steps	0	$0.00
Gross Potential Rent	$1,200,000	$3.54
STRIPS Income(2)	1,237,753	$3.65
Effective Gross Income	$2,437,753	$7.19
Total Operating Expenses(3)(4)	78,975	$0.23
Net Operating Income	$2,358,779	$6.96
Replacement Reserves	0	$0.00
Net Cash Flow(2)	$2,358,779	$6.96
(1)	The Beverly Hills BMW Property was acquired in connection with the origination of the Beverly Hills BMW Whole Loan and as a result historical financial information is not available.

(2)	U/W STRIPS Income represents the year 1 supply of cash flow from the Treasury Securities. A total of approximately $12,084,077 in STRIPS Income will be supplied over the term of the Beverly Hills BMW Whole Loan.

(3)	The tenant leasing the improvements located at the Beverly Hills BMW Property is responsible for all expenses.

(4)	Total Other Expenses include the borrowers’ portion of the real estate taxes. Under the Sonic Automotive (5151 Wilshire) lease, the tenant is not responsible for the increases in taxes as a result of a reassessment under Proposition 13 due to the sale thereof.

A-3-106

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A-3-107

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 12 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 45.4% 2.91x 12.3%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Joseph Moinian
Borrowers:	3 Columbus Circle LLC; 3 Columbus Circle LLC - Series A; 3 Columbus Circle LLC - Series B
Original Balance(1):	$37,500,000
Cut-off Date Balance(1):	$37,500,000
% by Initial UPB:	3.9%
Interest Rate:	3.91400%
Payment Date:	11th of each month
First Payment Date:	April 11, 2019
Maturity Date:	March 11, 2029
Amortization:	Interest Only
Additional Debt(1)(2) :	$452,500,000 Pari Passu Debt $105,000,000 Subordinate Debt
Call Protection(3):	L(31), D(84), O(5)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$1,000,000
TI/LC:	$0	Springing	$5,000,000
Outstanding TI/LC:	$1,820,891	NAP	NAP
Free Rent:	$847,794	NAP	NAP
Young & Rubicam:	$0	Springing	$40,000,000
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1927 / 2010-2013
Total Sq. Ft.:	753,713
Property Management:	Columbus Property Management LLC
Underwritten NOI(4):	$60,497,452
Underwritten NCF:	$56,594,080
Appraised Value:	$1,080,000,000
Appraisal Date:	January 1, 2019

Historical NOI
Most Recent NOI(4):	$40,091,035 (T-12 December 31, 2018)
2017 NOI:	$34,698,749 (December 31, 2017)
2016 NOI:	$35,192,550 (December 31, 2016)
2015 NOI:	$29,622,920 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	97.2% (January 1, 2019)
2018 Occupancy:	98.0% (December 31, 2018)
2017 Occupancy:	91.9% (December 31, 2017)
2016 Occupancy:	98.4% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$37,500,000
Pari Passu Notes	$452,500,000
Total Senior Notes	$490,000,000	$650 / $650	45.4% / 45.4%	3.11x / 2.91x	12.3% / 11.5%	12.3% / 11.5%
Subordinate Notes	$105,000,000
Whole Loan	$595,000,000	$789 / $789	55.1% / 55.1%	2.56x / 2.40x	10.2% / 9.5%	10.2% / 9.5%
(1)	The 3 Columbus Circle Loan (as defined below) is evidenced by the non-controlling Notes A-1-4-B and A-1-8 with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $37.5 million (the “3 Columbus Circle Loan”). The 3 Columbus Circle Loan is part of a $595.0 million whole loan that is evidenced by 18 promissory notes: 16 pari passu senior notes with an aggregate original principal balance of $490.0 million (the “3 Columbus Circle Senior Notes”) and two subordinate notes with an aggregate original principal balance of $105.0 million (the “3 Columbus Circle Junior Notes”) and, together with the 3 Columbus Circle Senior Notes, the “3 Columbus Circle Whole Loan”). Only the 3 Columbus Circle Loan will be included in the Benchmark 2019-B13 Trust. Payments allocated to the 3 Columbus Circle Junior Notes will be paid to the holders of the Loan-Specific Certificates as described in the “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—3 Columbus Circle Whole Loan” Preliminary Prospectus.

(2)	The 3 Columbus Circle Junior Notes, with an aggregate outstanding principal balance as of the Cut-off Date of $105.0 million, accrue interest at a fixed rate of 3.91400% per annum. The 3 Columbus Circle Junior Notes each have a 120-month term and are interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

(3)	The lockout period will be 31 payments beginning with and including April 11, 2019. The borrower has the option to defease the 3 Columbus Circle Whole Loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) April 11, 2022.

(4)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) an additional 214,372 sq. ft. lease executed with Young & Rubicam, Inc. on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020 or average rent over the loan term for investment grade tenants.

A-3-108

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 12 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 45.4% 2.91x 12.3%

The relationship between the holders of the 3 Columbus Circle Senior Notes and 3 Columbus Circle Junior Notes will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1, A-2-1	$75,000,000	75,000,000	Benchmark 2019-B10	No(1)
Note A-1-2-A	50,000,000	50,000,000	JPMCC 2019-COR5	No
Note A-1-2-B, A-1-7	50,000,000	50,000,000	Benchmark 2019-B12	No
Note A-1-3, A-2-4	100,000,000	100,000,000	Benchmark 2019-B11	No
Note A-1-4-B, A-1-8	37,500,000	37,500,000	Benchmark 2019-B13	No
Note A-1-4-A	25,000,000	25,000,000	CCRE	No
Note A-1-5	50,000,000	50,000,000	CSAIL 2019-C16	No
Note A-1-6	30,000,000	30,000,000	NREC	No
Note A-2-2, A-2-3	50,000,000	50,000,000	CF 2019-CF1	No
Note A-2-5-A	12,500,000	12,500,000	MSC 2019-H7	No
Note A-2-5-B	10,000,000	10,000,000	MSC 2019-H6	No
Senior Notes	$490,000,000	$490,000,000
Note B-1	$51,450,000	$51,450,000	Benchmark 2019-B10	Yes(1)
Note B-2	53,550,000	53,550,000	Benchmark 2019-B10	Yes
Whole Loan	$595,000,000	$595,000,000
(1)	The initial Control Notes are Note B-1 and Note B-2, so long as no control appraisal period with respect to the 3 Columbus Whole Loan has occurred and is continuing. If and for so long as a control termination event with respect to the 3 Columbus Whole Loan has occurred and is continuing, then the Control Note will be Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The 3 Columbus Circle Whole Loan” in the Preliminary Prospectus.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior A Notes	$490,000,000	80.5%	Refinance Existing Debt(1)	$371,671,992	61.1%
Subordinate Notes	105,000,000	17.2%	Young & Rubicam Condo Purchase(2)	215,600,000	35.4%
Sponsor Equity	13,763,711	2.3%	Closing Costs	18,823,034	3.1%
			TI/LC Reserve	1,820,891	0.3%
			Free Rent Reserve	847,794	0.1%
Total Sources	$608,763,711	100.0%	Total Uses	$608,763,711	100.0%

(1)	Includes approximately $21.7 million in defeasance costs.

(2)	In conjunction with loan origination, Moinian executed a sale leaseback of floors three through eight to Young & Rubicam. For additional information, see “The Property” herein.

The Borrowers / Borrower Sponsor. The borrowers are 3 Columbus Circle LLC – Series A, 3 Columbus Circle LLC – Series B (each a “series” of 3 Columbus Circle LLC formed under the Delaware General Corporation Law) and 3 Columbus Circle LLC, a Delaware limited liability company. Each borrower is a single purpose entity structured to be a bankruptcy-remote entity with 3 Columbus Circle LLC having two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Joseph Moinian, the key principal of The Moinian Group (“Moinian”). Founded in 1982, Moinian is a private real estate acquisition, ownership, development and management company. Moinian has acquired commercial properties throughout the United States, focusing on major cities such as New York, Chicago, Dallas and Los Angeles. Moinian develops, owns and operates properties across various asset categories, including office, hotel, retail, condos and rental apartments. Notable New York City investments include the Oskar, The Sky, 17 Battery North & South and 535-545 Fifth Avenue, with a portfolio of more than 20.0 million sq. ft. Two of the borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, each as a series of 3 Columbus Circle LLC own the 3 Columbus Circle Property as tenants-in-common. For additional information, please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in the Preliminary Prospectus.

The Property.

The 3 Columbus Circle Property is a Class A, 26-story, 753,713 sq. ft. office building with ground floor retail located in the Midtown neighborhood of Manhattan, New York. The 3 Columbus Circle Property occupies the entire city block bounded by Broadway, Eighth Avenue, West 57th Street and West 58th Street, and features panoramic views of Central Park, the Hudson River and New York City. The 3 Columbus Circle Property serves as the national headquarters for its largest tenant, Young & Rubicam, Inc. (“Young & Rubicam”) (49.8% of net rentable area; rated BBB+/BBB by Fitch and S&P), and approximately 72.0% and 78.8% of net rentable area and underwritten base rent, respectively, is leased to investment grade tenants, including Nordstrom’s first men’s store in Manhattan, CVS Pharmacy, Chase Bank, Versace and AT&T.

A-3-109

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 12 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 45.4% 2.91x 12.3%

The 3 Columbus Circle Property’s bottom five floors were originally constructed in 1904 and underwent a 22-story expansion by Shreve, Lamb and Harmon in 1927, the architectural firm behind the Empire State Building. From 2010 to 2013, the 3 Columbus Circle Property underwent an approximately $82.5 million building-wide renovation, including an approximately $44.0 million energy-efficient glass façade surrounding the building’s original foundation. In addition to the façade, the lobby received an approximately $1.0 million expansion and renovation that widened the existing entrance on Broadway and replaced the existing lobby walls with 12-foot glass walls. The retail space received approximately $3.0 million in capital improvements, including floor-to-ceiling windows and fully redesigned restrooms. The 3 Columbus Circle Property features modern building systems, 12 passenger elevators, a loading dock and office terraces on multiple floors. The 3 Columbus Circle Property has earned Energy Star designation and LEED Silver certification.

As of January 1, 2019, the 3 Columbus Circle Property was 97.2% leased to a diversified roster of 40 tenants, including a mix of 32 office tenants, five telecom tenants and three investment grade retail tenants. Approximately 72.0% and 78.8% of net rentable area and underwritten base rent, respectively, are attributable to investment grade tenants. The 3 Columbus Circle Property’s 10 largest tenants occupy approximately 610,518 sq. ft. (81.0% of net rentable area) and have a weighted average remaining lease term of approximately 13.0 years.

Moinian acquired the 3 Columbus Circle Property in 2004 for approximately $250 million. In 2011, when the building was 33.3% occupied, Moinian sold a 48.9% interest in the building to SL Green and together, the companies began an extensive multi-year redevelopment plan to reposition the building to a Class A asset. In 2012, while the redevelopment was underway, a 214,372 sq. ft. condominium interest which covers floors three to eight was sold to Young & Rubicam for approximately $143.6 million. Renovations were completed in 2013 and the 3 Columbus Circle Property was leased up to 97.2% as of January 1, 2019. In 2018, Moinian repurchased SL Green’s interest in the 3 Columbus Circle Property for $227.5 million and, in conjunction with the origination of the 3 Columbus Circle Whole Loan, Moinian repurchased Young & Rubicam’s condominium interest for $215.6 million. In conjunction with repurchase of the Young & Rubicam condominium interest, a new lease to Young & Rubicam was simultaneously executed with an initial base rent of $76.00 per sq. ft. and a lease expiration of July 2033.

The 3 Columbus Circle Property is located in the Midtown West office submarket, proximate to other prominent buildings on Columbus Circle including the Museum of Arts and Design. Nordstrom’s women’s store is expected to open in 2019 across the street at Central Park Tower. The Columbus Circle neighborhood benefits from nearby attractions including Central Park, Rockefeller Center, Radio City Music Hall, Lincoln Center for the Performing Arts and the Museum of Modern Art. In particular, the 3 Columbus Circle Property benefits from its location on Broadway, which is a major artery connecting the southern tip of Manhattan to Upper Manhattan. The 3 Columbus Circle Property’s frontage along Broadway, 8th Avenue, West 57th Street and West 58th Street provides its retail tenants with access to the pedestrian traffic in the area. The 3 Columbus Circle Property is accessible by public and vehicular transportation including three subway lines within one block, New York Penn Station within an eight minute drive and LaGuardia Airport within a 21 minute drive.

The 3 Columbus Circle Property is located in the central business district of Manhattan, New York in the Midtown West submarket within the greater Midtown office market. The Midtown West Side submarket contains approximately 31.0 million sq. ft. of office inventory and is bordered by 72nd Street to the north, 42nd Street to the south, Seventh Avenue to the east and the Hudson River to the west. New York City’s largest employers include multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Fifty-eight of the nation’s Fortune 500 corporations are headquartered in the New York Region including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

As of the fourth quarter of 2018, the greater Midtown Class A office market consisted of approximately 181.1 million sq. ft. of office space with an overall market vacancy of 9.3% and average asking rents of approximately $75.03 per sq. ft. The Midtown West Side Class A submarket totaled approximately 24.5 million sq. ft. with average vacancy of 6.9% and average market asking rents of $76.87 per sq. ft. The overall Midtown office market achieved 23.7 million sq. ft. in leasing activity in 2018 with overall and direct absorption levels, totaling 7.3 million sq. ft. and 8.1 million sq. ft., respectively.

A-3-110

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 12 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 45.4% 2.91x 12.3%

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent per sq. ft.(3)	% of Total U/W Base Rent	Lease Expiration
Young & Rubicam, Inc.(4)	NA / BBB+ / BBB	375,236	49.8%	$72.06	39.9%	7/31/2033
Emerge 212 3CC LLC	Baa3 / BBB / BBB-	57,359	7.6	$55.00	4.7	11/30/2027
Nordstrom(5)	Baa1 / BBB+ / BBB+	46,991	6.2	$282.15	19.6	10/31/2039
Jazz at Lincoln Center, Inc.	NA / NA / NA	30,653	4.1	$52.00	2.4	4/30/2028
Josephson(6)	NA / NA / NA	22,742	3.0	$100.00	3.4	12/31/2032
Versace USA, Inc.	NA / BBB- / BBB-	21,342	2.8	$75.00	2.4	7/31/2025
CVS Caremark Pharmacy	Baa2 / NA / BBB	21,159	2.8	$193.20	6.0	7/31/2028
Trustees of Columbia(7)	Aaa / NA / AAA	14,162	1.9	$77.77	1.6	8/31/2025
Cohen and Company LLC	NA / NA / NA	11,166	1.5	$83.00	1.4	2/28/2029
Laura & John Arnold(8)	NA / NA / NA	9,708	1.3	$56.00	0.8	7/31/2025
Total Major Office and Retail		610,518	81.0%	$91.04	82.0%
Other Occupied Office and Retail(9)		121,646	16.1%	$99.39	17.8%
Total Occupied Office and Retail		732,164	97.1%	$92.43	99.9%
Telecom		218	0.1%	328.03	0.1%
Total Occupied		732,382	97.2%	$92.50	100.0%
Vacant(10)		21,331	2.8%
Total / Wtd. Avg.		753,713	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	U/W Base Rent per sq. ft. includes rent steps through January 2020 and average rent over the loan term for investment grade tenants, including Young & Rubicam, Inc., Emerge 212 3CC LLC, Nordstrom, CVS Caremark Pharmacy, Chase Bank, Trustees of Columbia and AT&T Corp.

(4)	Young & Rubicam, Inc. leases 375,236 sq. ft., of which (i) 214,372 sq. ft. is leased for $76.00 per sq. ft. and is set to expire July 2033, (ii) 124,760 sq. ft. is leased for $68.60 per sq. ft. and is set to expire August 2033, (iii) 34,634 sq. ft. is leased for $62.00 per sq. ft. and is set to expire in August 2033 and (iv) 1,300 sq. ft. is leased for $32.50 per sq. ft. and is set to expire in August 2033.

(5)	Nordstrom leases 46,991 sq. ft., of which (i) 43,018 sq. ft. is leased for $241.25 per sq. ft. and (ii) 3,973 sq. ft. is leased for $725.00 per sq. ft.

(6)	Josephson is an affiliate of the borrower and its leased space serves as headquarters for affiliates of the borrower.

(7)	Trustees of Columbia leases 14,162 sq. ft., of which (i) 6,031 sq. ft. is leased for $76.53 per sq. ft., (ii) 5,020 sq. ft. is leased for $78.79 per sq. ft. and (iii) 3,111 sq. ft. is leased for $78.51 per sq. ft.

(8)	Laura & John Arnold has the right to cancel its lease at the end of any month occurring between March 1, 2020 and March 1, 2023, with no less than nine months’ prior notice and the payment of a termination fee.

(9)	Other Occupied Office and Retail includes 2,831 sq. ft. of a management office that has no underwritten rent. Subleases account for 20,015 sq. ft. (2.7% of net rentable area).

(10)	Vacant space includes 21,231 sq. ft. of office space and 100 sq. ft. of storage space.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent per sq. ft.	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	5	18,655	2.5%	18,655	2.5%	$78.46	2.2%	2.2%
2021	5	19,013	2.5%	37,668	5.0%	$83.35	2.3%	4.5%
2022	3	7,861	1.0%	45,529	6.0%	$87.38	1.0%	5.5%
2023	5	18,327	2.4%	63,856	8.5%	$80.93	2.2%	7.7%
2024	3	14,518	1.9%	78,374	10.4%	$82.74	1.8%	9.5%
2025	5	60,820	8.1%	139,194	18.5%	$73.90	6.6%	16.1%
2026	1	6,190	0.8%	145,384	19.3%	$84.14	0.8%	16.9%
2027	1	57,359	7.6%	202,743	26.9%	$55.00	4.7%	21.5%
2028	3	57,235	7.6%	259,978	34.5%	$107.32	9.1%	30.6%
2029 and Thereafter(3)	13	472,404	62.7%	732,382	97.2%	$99.52	69.4%	100.0%
Vacant	NAP	21,331	2.8%	753,713	100.0%	NAP	NAP
Total / Wtd. Avg.	44	753,713	100.0%			$92.50	100.0%
(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2029 and Thereafter is inclusive of a 2,831 sq. ft. management office and a 3,021 sq. ft. storage space that have no underwritten rent.

A-3-111

3 Columbus Circle New York, NY 10019	Collateral Asset Summary – Loan No. 12 3 Columbus Circle	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,500,000 45.4% 2.91x 12.3%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	2018	U/W	U/W PSF
Base Rent(2)	$35,696,175	$41,873,116	$43,763,738	$48,360,889	$67,743,982	$89.88
Straight Line Rent(2)	0	0	0	0	4,169,665	5.53
Vacant Income	0	0	0	0	1,977,018	2.62
Gross Potential Rent	$35,696,175	$41,873,116	$43,763,738	$48,360,889	$73,890,665	$98.04
Total Reimbursements	3,840,772	2,954,447	3,436,707	4,969,121	7,102,216	9.42
Total Other Income(3)	4,797,805	5,333,639	3,752,429	3,994,225	10,130	0.01
Less: Vacancy	0	0	0	0	(1,587,003)	(2.11)
Effective Gross Income	$44,334,752	$50,161,202	$50,952,874	$57,324,235	$79,416,007	$105.37
Total Fixed Expenses	7,341,633	7,763,377	8,781,856	9,797,054	10,509,084	13.94
Total Operating Expenses	7,370,199	7,205,275	7,472,268	7,436,146	8,409,471	11.16
Net Operating Income(4)	$29,622,920	$35,192,550	$34,698,749	$40,091,035	$60,497,452	$80.27
TI/LC	0	0	0	0	3,752,630	4.98
Capital Expenditures	0	0	0	0	150,743	0.20
Net Cash Flow	$29,622,920	$35,192,550	$34,698,749	$40,091,035	$56,594,080	$75.09
(1)	Based on the underwritten rent roll dated January 1, 2019.

(2)	U/W Base Rent is inclusive of rent steps through January 2020 and straight line rent for investment grade tenants over the loan term, accounting for approximately $4.2 million in U/W Base Rent. Historic base rent does not include rent from Young & Rubicam.

(3)	Total Other Income from 2016 to 2018 included a condominium charge to Young & Rubicam for its share in building expenses. U/W Base Rent and Total Reimbursements reflects Young & Rubicam paying reimbursements under its lease.

(4)	The increase in Underwritten Net Operating Income from 2018 Net Operating Income is primarily attributable to (i) an additional 214,372 sq. ft. lease executed with Young & Rubicam on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020.

A-3-112

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A-3-113

824-840 East New York Avenue Brooklyn, NY 11203	Collateral Asset Summary – Loan No. 13 Ensemble	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 69.0% 1.68x 7.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Joel Wertzberger
Borrower:	824 East NY Ave LLC
Original Balance:	$34,500,000
Cut-off Date Balance:	$34,500,000
% by Initial UPB:	3.6%
Interest Rate:	3.93000%
Payment Date:	6th of each month
First Payment Date:	November 6, 2019
Maturity Date:	October 6, 2029
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(90), O(6)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	$40,780	NAP
Insurance:	$71,035	$7,104	NAP
Replacement:	$0	$1,978	NAP
TI/LC:	$0	$0	NAP
Economic Holdback(1):	$1,720,000	$0	NAP
421-a Tax(2):	$489,363	Springing	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	High Rise Multifamily
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	2019 / NAP
Total Units:	93
Property Management:	Self-Managed
Underwritten NOI:	$2,328,845
Underwritten NCF:	$2,304,625
Appraised Value:	$50,000,000
Appraisal Date:	January 9, 2019

Historical NOI(3)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy(3)
Most Recent Occupancy:	79.6% (August 29, 2019)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Unit Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF(4)	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$34,500,000	$370,968 / $370,968	69.0% / 69.0%	1.69x / 1.68x	7.1% / 7.0%	6.8% / 6.7%

(1)	The economic holdback will be released in installments, not more than once per month up until and including the 36th monthly payment date, but no release request can be made after the 36th monthly payment date, where each installment is equal to an amount which, if released, will not cause the debt yield (based upon the proposed net loan amount after giving effect to the proposed release) to be less than 7.0%, provided that upon each release request made by the borrower (i) no event of default has occurred and is continuing, (ii) no trigger period under the loan documents has ocurred and is continuing, (iii) the lender has determined the debt yield for the immediately prior calendar quarter equals or exceeds 7% (based on the proposed net loan amount after giving effect to the release of the proposed release amount), (iv) the lender has determined that the property has achieved an occupancy rate of 90% with respect to the residential units and (v) the borrower has delivered the final certificate of 421-a tax abatement eligibility. In the event that the economic holdback reserve funds have not been fully released on or prior to the 36th monthly payment date the lender has the right to hold the economic holdback reserve funds as additional collateral for the Ensemble loan and as additional security for all of the borrower’s obligations under the Ensemble loan documents.

(2)	See “Tax Abatement” herein.

(3)	Historical information was unavailable because the Ensemble property was built in 2019.

(4)	The U/W Debt Yield NOI (%) and U/W Debt Yield NCF (%) are calculated net of a $1,720,000 holdback reserve. The U/W Debt Yield NOI and U/W Debt Yield NCF (%) calculated based on the fully funded aggregate loan amount of $34,500,000 are 6.8% and 6.7%, respectively.

A-3-114

824-840 East New York Avenue Brooklyn, NY 11203	Collateral Asset Summary – Loan No. 13 Ensemble	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 69.0% 1.68x 7.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,500,000	100.0%	Loan Payoff	$21,543,765	62.4%
			Return of Equity	9,809,663	28.4
			Upfront Reserves	2,280,398	6.6
			Closing Costs	866,173	2.5
Total Sources	$34,500,000	100.0%	Total Uses	$34,500,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is 824 East NY Ave LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Ensemble loan.

The borrower sponsor and non-recourse carveout guarantor is Joel Wertzberger, founder of Joyland Group and current CEO of Hamilton Eastman. Hamilton Eastman is a real estate investment company with commercial, residential and mixed-use properties throughout Manhattan, Brooklyn and Queens. The borrower sponsor is a defendant in several pending lawsuits. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The Property.   The Ensemble property consists of the borrower’s fee simple interest in a newly constructed, 93 unit, multifamily apartment building located at 824-840 East New York Avenue in Brooklyn, New York. The Ensemble property is a seven-story building with 65 market rate units and 28 affordable units. In-unit amenities include in-unit washer/dryers and full appliances while select units offer private outdoor space. There are 50 below grade parking spaces available to tenants as well as a video intercom and remote lock system, a roof deck, a recreation room on the first floor and a bike room in the cellar.

The market rate unit mix at the Ensemble property consists of 14 studio apartments, 46 one-bedroom apartments and 5 two-bedroom apartments. The affordable unit mix at the Ensemble property consists of 6 studio apartments, 19 one-bedroom apartments and 3 two-bedroom apartments. As of the underwritten rent roll dated August 29, 2019, the Ensemble property was 79.6% occupied (95.4% occupied for the market rate units and 42.9% occupied for the affordable units). The 28 affordable units at the Ensemble property were subject to a lottery system through the New York City Department of Housing Preservation and Development (“NYC HPD”). NYC HPD is actively reviewing the applications received (approximately 30,000), has approved 12 tenants (which are in occupancy) and is expected to approve tenants on the remaining 16 affordable units within the next six months. In connection with the lease-up of the affordable units, the borrower deposited $1.72 million into a holdback reserve account on the origination date of the Ensemble loan, will be held by the lender until achievement of a debt yield of at least 7.0%, among other conditions set forth in the Ensemble loan documents (see footnote to Economic Holdback Reserve).

A-3-115

824-840 East New York Avenue Brooklyn, NY 11203	Collateral Asset Summary – Loan No. 13 Ensemble	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 69.0% 1.68x 7.1%

The following table presents unit mix information with respect to the Ensemble property.

Unit Mix(1)
Unit Type	Total Units	Occupied Units	Average Unit Size (SF)	In-Place Average Rent per Month
Studio – Market Rate	14	14	414	$1,911
1-BR – Market Rate	46	43	549	$2,360
2-BR – Market Rate	5	5	667	$2,755
Subtotal / Wtd. Avg. (Market Rate Units)	65	62	529	$2,291
Studio - Affordable	6	5	363	$1,800
1-BR – Affordable	19	5	497	$2,200
2-BR - Affordable	3	2	662	$2,600
Subtotal / Wtd. Avg. (Affordable Units	28	12	486	$2,100
Total / Wtd. Avg. (All Units	93	74	516	$2,260
(1)	Source: Underwritten Rent Roll dated August 29, 2019.

Tax Abatement.   The Ensemble property has applied for a 35-year 421-a post construction tax abatement through New York City. All documentation for the tax abatement has been sent to NYC HPD and the file is pending review and final approval. At origination of the Ensemble loan, the lender obtained a legal opinion that states all necessary documentation has been sent to NYC HPD, that the Ensemble property is in compliance with the applicable statute and that the Ensemble property is entitled to receive the real estate tax abatement. Under this abatement, the Ensemble property will receive a 100% tax exemption for the first 25 years retroactively to the date of issuance of the certificate of occupancy on June 25, 2019 (through the 2043/2044 tax year) and a 25-30% tax exemption for the last 10 years (through the 2053/2054 tax year) above the base year assessment of $67,818. In return, the Ensemble property must designate 30% of units (28 units) as affordable units. At origination, the borrower deposited $489,363 into the tax reserve, equal to the difference of the appraiser’s year-one projected stabilized unabated real estate tax expense and the underwritten real estate tax expense amount. In addition, the loan is structured with a springing “421-a Reserve” into which the borrower will be required to make a true up payment, starting in January 2020 and on each subsequent tax payment due date thereafter, an amount equal to that required to pay all taxes due for such tax payment due date, which obligation will continue until the borrower has delivered to the lender the 421-a tax certificate evidencing the Ensemble property’s receipt of the tax abatement. Further, until such time as the borrower delivers evidence to the lender (in a form reasonably acceptable to the lender) that the 421-a tax abatement is received, the guarantor pursuant to the loan documents guarantees a portion of the debt equal to $10.0 million.

The appraiser identified the six comparable multifamily properties listed in the table below in determining market rent for the Ensemble property.

Rent Comparables(1)
	Ensemble(2)	492 Lefferts Avenue	12 Ford Street	24 Ford Street	550 Kingston Avenue	2288 Atlantic Avenue	777 Saints Mark Ave
Number of Stories	7	7	7	7	6	NAP	6
Year Built	2019	2017	2016	2016	2017	2016	1944
Number of units	93	38	50	55	49	NAP	68
Unit size (Sq. ft.)(3):
Studio	399	490	NAP	NAP	NAP	494	582
1-BR	534	817	733	638	627	744	630
2-BR	665	971	840	837	835	992	755
Rent per month(3):
Studio	1,882	2,033	NAP	NAP	NAP	2,062	1,916
1-BR	2,344	2,492	2,226	2,348	2,057	2,108	1,880
2-BR	2,711	2,748	2,843	2,726	2,440	2,250	2,335
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 29, 2019.

(3)	Unit Size (sq. ft.) represents the average sq. ft. rent per month represents the average in-place monthly rent.

A-3-116

824-840 East New York Avenue Brooklyn, NY 11203	Collateral Asset Summary – Loan No. 13 Ensemble	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 69.0% 1.68x 7.1%

Cash Flow Analysis.

Cash Flow Analysis(1)
	In-Place Underwritten	Holdback Underwritten	U/W (Per Unit)
Base Rent(2)	$2,006,700	$2,006,700	$21,577
Potential Income from Vacant Units	555,900	555,900	5,977
Gross Potential Income – Apts.	$2,562,600	$2,562,600	$27,555
Other Income	150,000	150,000	1,613
Less: Vacancy(3)	(611,084)	(112,728)	(1,212)
Effective Gross Income – Apts.	$2,101,516	$2,599,872	$27,956
Commercial Rental Income	90,000	90,000	968
Potential Income from Commercial Vacant Space	34,000	34,000	366
Gross Potential Income - Commercial	$124,000	$124,000	$1,333
Less: Vacancy	(34,000)	(34,000)	(366)
Effective Gross Income – Commercial	$90,000	$90,000	$968
Total Effective Gross Income	$2,191,516	$2,689,872	$28,923
Total Operating Expenses(4)	346,076	361,027	3,882
Net Operating Income	$1,845,440	$2,328,845	$25,041
Capital Expenditures	23,735	23,735	255
TI/LC	485	485	5
Net Cash Flow	$1,821,220	$2,304,625	$24,781
(1)	Historical information was unavailable because the Ensemble property was built in 2019.

(2)	U/W Base Rent is based on the underwritten rent roll dated August 29, 2018.

(3)	U/W Vacancy represents the economic vacancy of 5.5%.

(4)	U/W real estate taxes of $8,949 were based on the borrower's tax consultants estimated tax liability under the 421(a) tax abatement program.

A-3-117

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 14 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 26.0% 3.95x 17.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Brookfield Property REIT Inc.; Brookfield Property Partners L.P.; Brookfield Asset Management Inc.
Borrower:	The Woodlands Mall Associates, LLC
Original Balance(1):	$30,000,000
Cut-off Date Balance(1):	$30,000,000
% by Initial UPB:	3.2%
Interest Rate:	4.25600%
Payment Date:	1st of each month
First Payment Date:	September 1, 2019
Maturity Date:	August 1, 2029
Amortization:	Interest Only
Additional Debt(1):	$217,600,000 Pari Passu Debt; $177,400,000 Subordinate Debt; $39,503,446 Mezzanine Debt; Future Mezzanine Debt Permitted
Call Protection(2):	L(26), D(89), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$377,291
TI/LC:	$0	Springing	$3,018,324
Outstanding Tenant Obligations:	$2,174,886	$0	NAP
Major Anchor:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	The Woodlands, TX
Year Built / Renovated:	1994, 2003, 2016 / NAP
Total Sq. Ft.(3):	758,231
Property Management:	Self-Managed
Underwritten NOI:	$43,116,674
Underwritten NCF:	$42,206,797
Appraised Value:	$953,400,000
Appraisal Date:	April 20, 2019

Historical NOI
Most Recent NOI:	$43,706,659 (T-12 May 31, 2019)
2018 NOI:	$43,176,859 (December 31, 2018)
2017 NOI:	$41,521,330 (December 31, 2017)
2016 NOI:	$37,955,056 (December 31, 2016)

Historical Occupancy(4)
Most Recent Occupancy:	95.8% (May 28, 2019)
2018 Occupancy:	94.2% (December 31, 2018)
2017 Occupancy:	95.8% (December 31, 2017)
2016 Occupancy:	96.1% (December 31, 2016)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$30,000,000
Pari Passu Notes	217,600,000
Total Senior Notes	$247,600,000	$327 / $327	26.0% / 26.0%	4.04x / 3.95x	17.4% / 17.0%	17.4% / 17.0%
B Note	177,400,000
Whole Loan	$425,000,000	$561 / $561	44.6% / 44.6%	2.35x / 2.30x	10.1% / 9.9%	10.1% / 9.9%
Mezzanine Loan	39,503,446
Total Debt	$464,503,446	$613 / $561	48.7% / 44.6%	1.83x / 1.79x	9.3% / 9.1%	10.1% / 9.9%
(1)	The Woodlands Mall loan consists of the non-controlling Note A-4-2 with a Cut-off Date balance of $30,000,000 (the “Woodlands Mall Loan”) and is part of a whole loan evidenced by nine senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $247.6 million and one subordinate note with an outstanding principal balance as of the Cut-off Date of $177.4 million (the “Woodlands Mall Whole Loan”).

(2)	The lockout period will be at least 26 payments beginning with and including September 1, 2019. The borrower has the option to defease the Woodlands Mall Whole Loan in full after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 5, 2022. The assumed lockout period of 26 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(3)	Based on total collateral sq. ft. of 758,231, which does not account for an additional 713,438 sq. ft. for Dillard’s (229,866 sq. ft.), Macy’s (199,019 sq. ft.), JCPenney (146,553 sq. ft.) and Nordstrom (138,000 sq. ft.), which are not part of the collateral.

(4)	Borrower provided information, reflects collateral occupancy only. Inclusive of the non-collateral anchors, 2016 Occupancy was 96.6%, 2017 Occupancy was 96.4%, 2018 Occupancy was 94.9% and Most Recent Occupancy was 97.8%.

A-3-118

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 14 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 26.0% 3.95x 17.4%

The relationship between the holders of the Woodlands Mall Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Woodlands Mall Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-4-2	$30,000,000	$30,000,000	Benchmark 2019-B13	No
A-2, A-6	70,000,000	70,000,000	CD 2019-CD8	No
A-1-1, A-5, A-7	76,200,000	76,200,000	Benchmark 2019-B12	No(1)
A-3, A-4-1	50,000,000	50,000,000	GSMS 2019-GC42(2)	No
A-1-2	21,400,000	21,400,000	DBRI	No
Total Senior Notes	$247,600,000	$247,600,000
B	177,400,000	177,400,000	Benchmark 2019-B12	Yes(1)
Total	$425,000,000	$425,000,000
(1)	With respect to the Woodlands Mall Whole Loan, the initial control note is Note B. During the continuance of a Woodlands Mall control appraisal period, Note A-1-1 will be the control note. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—Woodlands Mall Whole Loan” in the Preliminary Prospectus.

(2)	The GSMS 2019-GC42 securitization transaction is expected to close prior to the Closing Date.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$425,000,000	91.4%	Loan Payoff	$322,891,259	69.4%
Mezzanine Loan	40,000,000	8.6%	Upfront Reserves	2,174,886	0.5%
			Closing Costs	3,880,393	0.8%
			Return of Equity	136,053,462	29.3%
Total Sources	$465,000,000	100.0%	Total Uses	$465,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is The Woodlands Mall Associates, LLC, a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The borrower sponsors are Brookfield Property REIT Inc., Brookfield Property Partners L.P. and Brookfield Asset Management Inc. and the non-recourse carveout guarantor is BPR OP, LP, each an affiliate of Brookfield Properties. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Woodlands Mall Whole Loan

Brookfield Properties is a fully-integrated, global real estate services company, providing development and portfolio management capabilities across the real estate investment strategies of Brookfield Asset Management — a global alternative asset manager with over $365 billion in assets under management. Brookfield Properties manages or owns approximately 320 million sq. ft. of office, retail and multifamily commercial real estate worldwide. The Woodlands Mall property has historically been indirectly owned by GGP Inc. In August 2018, GGP Inc. was acquired by Brookfield Property Partners L.P.

The Property. The Woodlands Mall property is a 758,231 sq. ft. portion of the Woodlands Mall shopping center, a two-level enclosed super regional mall that contains approximately 1.47 million sq. ft. of gross leasable area. The Woodlands Mall Shopping Center is anchored by Dillard’s, Macy’s, JCPenney, and Nordstrom, which each separately own their improvements and underlying land and as such are excluded from the Woodlands Mall Whole Loan collateral. The Woodlands Mall Shopping Center is also junior anchored by Dick’s Sporting Goods and Forever 21 (both part of the Woodlands Mall Whole Loan collateral). The four major non-collateral anchors (Dillard’s, Macy’s, JCPenney, and Nordstrom) have 2018 sales estimates of $41.0 million, $73.0 million, $15.0 million, and $34.2 million, respectively. The operating covenants of the non-collateral anchors have expired, other than Nordstrom, which expires in 2029. As of the trailing 12 months ending May 2019, Dick’s Sporting Goods and Forever 21 reported total sales of approximately $12.7 million and $7.6 million, respectively. According to news reports, Forever 21 Inc. is preparing for a potential bankruptcy filing, which may result in the Forever 21 tenant exercising its termination option described below or otherwise closing. We cannot assure you that the Forever 21 tenant will remain open for business.

The Woodlands Mall property consists of a broad merchandise mix with over 150 specialty retailers including Apple, Athleta, Banana Republic, Coach, Microsoft, Pink, Pottery Barn, Michael Kors, and Sephora. Additionally, there are five office suites at the Woodlands Mall property, which comprise 38,087 sq. ft. The Woodlands Mall property also features various dining options such as Brio, The Cheesecake Factory, Fleming's Prime Steakhouse, Panera Bread, and P.F. Chang’s Asian Bistro, which are complemented by a ten-bay food court located in the lower level of the Woodlands Mall property. The Apple store is expanding its footprint at the Woodlands Mall property, and is expected to comprise 8,409 sq. ft. upon expansion, which is expected to be completed in December 2019 (current footprint is 6,311 sq. ft.). The borrower sponsor spent approximately $7.9 million associated with the Apple suite, which involved creation of the space in the center court of the Woodlands Mall property, including structural work and removal of escalators. The borrower sponsor has turned over this raw space to Apple, and according to the borrower sponsor, Apple plans to invest significant capital to renovate space. As of the trailing 12 months ending May 2019, the Apple store generated sales of approximately $50.1 million ($7,934 PSF (based on sq. ft. prior to its expansion)). Other notable features at the Woodlands Mall property include an outdoor lifestyle shopping area connected to the Woodlands waterway where visitors can experience water taxi service to surrounding offices and residences.

A-3-119

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 14 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 26.0% 3.95x 17.4%

As of May 28, 2019, the Woodlands Mall property had an occupancy rate of 95.8% (excluding non-collateral anchors). As of the trailing 12 months ending May 2019, the Woodlands Mall property generated in-line (<10,000 sq. ft.) sales of $708 PSF with an occupancy cost ratio of 13.4%. Excluding the Apple store, the Woodlands Mall property generated in-line (<10,000 sq. ft.) sales of $569 PSF with an occupancy cost ratio of 16.8% over the same period.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration		Occupancy
							Sales PSF(3)	Cost(3)
Forever 21(4)	NR / NR / NR	85,150	11.2%	$20.53	5.4%	6/30/2025	$90	22.9%
Dick’s Sporting Goods	NR / NR / NR	83,075	11.0	$18.50	4.7	1/31/2027	$153	16.1%
Victoria’s Secret	NR / Ba1 / BB	9,474	1.2	$77.00	2.2	1/31/2027	$824	15.6%
Barnes & Noble	NR / NR / NR	30,471	4.0	$22.97	2.2	1/31/2020	$268	8.6%
Arhaus Furniture	NR / NR / NR	14,484	1.9	$45.92	2.0	1/31/2025	$480	11.9%
Express	NR / NR / NR	7,429	1.0	$85.89	2.0	1/31/2021	$364	23.6%
Pottery Barn	NR / NR / NR	13,363	1.8	$47.74	2.0	1/31/2022	$511	11.2%
Tyler’s	NR / NR / NR	17,116	2.3	$34.88	1.8	10/31/2023	$302	15.2%
Microsoft	AA+ / Aaa / AAA	6,506	0.9	$81.04	1.6	6/25/2024	$834	10.9%
Altar’d State	NR / NR / NR	6,809	0.9	$75.13	1.6	1/31/2025	$571	15.1%
Subtotal / Wtd. Avg.		273,877	36.1%	$30.28	25.5%
Remaining Tenants		452,171	59.6	$53.50	74.5%
Occupied Subtotal / Wtd. Avg.(5)		726,048	95.8%	$46.39	100.0%
Vacant Space		32,183	4.2%
Total / Wtd. Avg.		758,231	100.0%

(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Sales PSF and Occupancy Cost are as of the trailing 12 months ending May 31, 2019.

(4)	Forever 21 has the right to terminate its lease at any time upon 180 days’ notice and payment of a termination fee equal to 12 months of minimum annual rent.

(5)	The Occupied Subtotal / Wtd. Avg. U/W Base Rent PSF excludes 25,819 sq. ft. which has no attributable base rent.

The following table presents certain information relating to the historical occupancy and tenant sales at the Woodlands Mall property:

Historical Occupancy and Tenant Sales(1)(2)
	2010	2011	2012	2013	2014	2015	2016	2017	2018	Current(3)
Occupancy including non-collateral anchors(4)	93.1%	93.6%	96.1%	96.5%	97.7%	83.8%	96.6%	96.4%	94.9%	97.8%
Occupancy excluding non-collateral anchors(4)	91.4%	92.0%	95.4%	95.9%	97.3%	81.3%	96.1%	95.8%	94.2%	95.8%
In-line Tenant (<10,000 sq. ft.) Sales PSF(5)	NAP	NAP	NAP	NAP	NAP	NAP	$723	$711	$717	$708
In-line Tenant (<10,000 sq. ft.) Sales PSF (excl. Apple)	NAP	NAP	NAP	NAP	NAP	NAP	$622	$602	$590	$569
(1)	Historical Occupancy is based on the average of each respective year.

(2)	Not all tenants at the Woodlands Mall property are required to report sales.

(3)	Current occupancy is based on the underwritten rent roll dated May 28, 2019, including recently executed leases. Current sales data is as of the trailing 12 months ending May 31, 2019.

(4)	In 2015, occupancy declined due to the Dick’s Sporting Goods box being added to the Woodlands Mall property, but not capturing the Dick’s Sporting Goods lease as in-place given the store did not open for operation until October 2016.

(5)	Apple’s sales are based on the tenant’s 8,409 sq. ft. that it will be expanding into in December 2019 at the Woodlands Mall property.

A-3-120

1201 Lake Woodlands Drive The Woodlands, TX 77380	Collateral Asset Summary – Loan No. 14 Woodlands Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,000,000 26.0% 3.95x 17.4%

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring(4)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	1,917	0.3%	1,917	0.3%	$0.00	0.0%	0.0%
2019	12	36,616	4.8	38,533	5.1%	$47.44	5.3	5.3%
2020	20	70,726	9.3	109,259	14.4%	$42.61	9.3	14.6%
2021	20	35,940	4.7	145,199	19.1%	$76.41	8.5	23.1%
2022	15	75,799	10.0	220,998	29.1%	$47.76	11.1	34.2%
2023	11	44,434	5.9	265,432	35.0%	$52.06	7.1	41.3%
2024	16	68,633	9.1	334,065	44.1%	$44.93	9.5	50.8%
2025	15	145,211	19.2	479,276	63.2%	$38.33	17.1	68.0%
2026	14	33,746	4.5	513,022	67.7%	$72.29	7.5	75.5%
2027	8	124,644	16.4	637,666	84.1%	$28.37	10.9	86.4%
2028	13	31,094	4.1	668,760	88.2%	$71.25	6.8	93.2%
2029	9	38,371	5.1	707,131	93.3%	$42.66	5.0	98.2%
Thereafter	4	18,917	2.5	726,048	95.8%	$30.46	1.8	100.0%
Vacant	0	32,183	4.2	758,231	100.0%	NAP	NAP
Total / Wtd. Avg. (5)	158	758,231	100.0%			$46.39	100.0%
(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	Calculated based on the approximate square footage occupied by each collateral tenant.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(4)	Number of Leases Expiring excludes approximately 30 temporary/kiosk tenants which operate under short term leases.

(5)	The Total / Wtd. Avg. Annual U/W Base Rent PSF excludes 25,819 sq. ft. which has no attributable base rent.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	2017	2018	T-12 5/31/2019	U/W	U/W PSF(2)
Base Rent	$28,621,745	$31,111,560	$32,538,184	$33,313,292	$32,484,623	$42.84
Rent Steps(3)	0	0	0	0	747,681	$0.99
Gross Up Vacancy	0	0	0	0	2,965,936	$3.91
Reimbursements	11,821,126	12,508,578	11,984,194	12,383,926	13,320,934	$17.57
Other Income(4)	6,723,425	8,189,537	8,267,824	8,220,484	7,378,029	$9.73
Vacancy & Credit Loss	(122,935)	(278,970)	172,149	(109,714)	(2,965,936)	($3.91)
Effective Gross Income	$47,043,362	$51,530,705	$52,962,351	$53,807,988	$53,931,267	$71.13
Real Estate Taxes	2,779,751	3,901,952	4,054,151	4,370,019	$5,083,264	$6.70
Insurance	224,629	212,697	111,713	116,909	116,928	$0.15
Management Fee	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	$1.32
Other Operating Expenses	5,083,926	4,894,727	4,619,627	4,614,401	4,614,401	$6.09
Total Operating Expenses	$9,088,306	$10,009,375	$9,785,492	$10,101,329	$10,814,593	$14.26
Net Operating Income	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$43,116,674	$56.86
TI/LC	0	0	0	0	758,231	$1.00
Capital Expenditures	0	0	0	0	151,646	$0.20
Net Cash Flow	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$42,206,797	$55.66
(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	U/W PSF is based on 758,231 sq. ft.

(3)	Includes $621,640 of contractual rent steps through June 1, 2020 and $126,041 for straight line average rent for Microsoft, Starbucks, Sephora, AT&T, Coach and Michael Kors.

(4)	U/W Other Income consists of % in lieu income ($550,214), overage rent ($722,055), specialty leasing income ($5,488,535), and miscellaneous income ($617,224), which includes parking revenue, carousel revenue and trash pad/recycling income.

A-3-121

901-1001 Lakeside Avenue East Cleveland, OH 44114	Collateral Asset Summary – Loan No. 15 Northpoint Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 62.3% 3.31x 11.3%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	William Z. Hertz; Isaac Hertz; Sarah Hertz
Borrower:	Hertz Cleveland North Point, LLC
Original Balance(1):	$25,000,000
Cut-off Date Balance(1):	$25,000,000
% by Initial UPB:	2.6%
Interest Rate:	3.30000%
Payment Date:	6th of each month
First Payment Date:	October 6, 2019
Maturity Date:	September 6, 2024
Amortization:	Interest Only
Additional Debt(1):	65,500,000 Pari Passu Debt
Call Protection(2):	L(25), D(30), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$1,379,655	$344,914	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$14,556	$524,001
TI/LC(3):	$10,500,000	Springing	$5,000,000
Unfunded Obligations:	$2,109,853	$0	NAP
Free Rent:	$1,259,644	$75,758	NAP
Ground Rent:	$40,000	$10,000	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral(4):	Fee Simple / Leasehold
Location:	Cleveland, OH
Year Built / Renovated:	1985 / 2017-2019
Total Sq. Ft.:	873,335
Property Management:	Hertz Management Group, LLC
Underwritten NOI(5):	$10,209,290
Underwritten NCF:	$10,034,623
Appraised Value:	$145,300,000
Appraisal Date:	July 18, 2019

Historical NOI
Most Recent NOI(5):	$8,392,212 (T-12 June 30, 2019)
2018 NOI:	$7,999,814 (December 31, 2018)
2017 NOI:	$8,844,707 (December 31, 2017)
2016 NOI(6):	NAV

Historical Occupancy
Most Recent Occupancy(7):	79.5% (May 16, 2019 & July 16, 2019)
2018 Occupancy:	72.0% (December 31, 2018)
2017 Occupancy:	78.3% (December 31, 2017)
2016 Occupancy(6):	NAV

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$25,000,000
Pari Passu Notes	$65,500,000
Whole Loan	$90,500,000	$104 / $104	62.3% / 62.3%	3.37x / 3.31x	11.3% / 11.1%	11.3% / 11.1%
(1)	The Northpoint Tower Loan (as defined below) consists of the non-controlling Note A-2-1 with an original principal balance and Cut-off Date balance of $25.0 million (the “Northpoint Tower Loan”) and is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance and Cut-off Date balance of $90.5 million (the “Northpoint Tower Whole Loan”).

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of October 6, 2019. The borrower has the option to defease the full $90,500,000 Northpoint Tower Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) the third anniversary of the note date, August 9, 2022. The assumed lockout period of 25 payments is based on the expected Benchmark 2019-B13 securitization closing date in October 2019. The actual lockout period may be longer.

(3)	Monthly deposits into the TI/LC reserve are waived as long as the balance in the TI/LC reserve account is greater than or equal to $5,000,000. To the extent the balance in the TI/LC reserve is less than $5,000,000, $90,972 is required to be deposited on each monthly due date until the balance equals or exceeds $5,000,000.

(4)	The Northpoint Tower property consists of two office buildings with a 216 space underground parking garage and a 1,005 space parking garage structure. The two office buildings and the underground parking garage are owned in fee simple, however the parking garage structure is subject to a ground lease with the City of Cleveland expiring in 2059.

(5)	The increase from Most Recent Net Operating Income to Underwritten Net Operating Income is primarily from (i) GSA ($909,100 of base rent), which has signed a lease for 45,455 sq. ft. that is expected to commence in November 2019 and (ii) Rent Steps of $404,309.

(6)	The borrower sponsors acquired the Northpoint Tower property in September 2016. As such full year 2016 occupancy and financial information is not available.

(7)	Most Recent Occupancy is based on the underwritten rent roll dated July 16, 2019 for the 1001 Lakeside Avenue Building (as defined below) and May 16, 2019 for the 901 Lakeside Avenue Building (as defined below).

A-3-122

901-1001 Lakeside Avenue East Cleveland, OH 44114	Collateral Asset Summary – Loan No. 15 Northpoint Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 62.3% 3.31x 11.3%

The relationship between the holders of the Northpoint Tower Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-2-1	$25,000,000	$25,000,000	Benchmark 2019-B13	No
Note A-1	40,500,000	40,500,000	GCMS 2019-GC42(1)	Yes
Note A-2-2	5,000,000	5,000,000	GCMS 2019-GC42(1)	No
Note A-3	20,000,000	20,000,000	GCMS 2019-GC42(1)	No
Total	$90,500,000	$90,500,000
(1)	The GSMS 2019-GC42 securitization transaction is expected to close prior to the Closing Date.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$90,500,000	89.3%	Loan Payoff	$82,751,324	81.6%
Other Sources(1)	8,962,268	8.8	Upfront Reserves	15,289,152	15.1%
Borrower Sponsor Equity	1,894,166	1.9	Closing Costs	3,315,958	3.3%
Total Sources	$101,356,433	100.0%	Total Uses	$101,356,433	100.0%
(1)	Other Sources consists of the transfer of reserves from the prior debt on the Northpoint Tower property to partially fund certain upfront reserves for the Northpoint Tower Whole Loan. $8,002,731 was transferred with respect to the TI/LC reserve and $959,536 was transferred with respect to the Taxes reserve.

The Borrower / Borrower Sponsors. The borrower is Hertz Cleveland North Point, LLC, a Delaware limited liability company and single purpose entity with at least one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Northpoint Tower Whole Loan. The borrower sponsors and initial non-recourse carveout guarantors are William Z. Hertz, Isaac Hertz and Sarah Hertz of Hertz Investment Group. Hertz Investment Group is a real estate investment firm that acquires, markets and manages high-rise office properties throughout the United States. Currently Hertz Investment Group’s portfolio comprises more than 21 million sq. ft. across 25 cities. In addition to the Northpoint Tower property, Hertz Investment Group owns and manages the 508,397 sq. ft. Fifth Third Center and the 340,000 sq. ft. Skylight Office Tower properties located in Cleveland. Following the origination of the Northpoint Tower Whole Loan, Hertz Group Realty Operating Partnership, LP, a Delaware limited partnership, acquired 100% of the equity interests in the borrower, as permitted under the loan documents. It is expected that the borrower will exercise its right to substitute Hertz Group Realty Operating Partnership, LP as the non-recourse carveout guarantor in place of the initial non-recourse carveout guarantors in accordance with certain terms and provisions set forth in the loan documents.

The Property. The Northpoint Tower property consists of 873,335 sq. ft. of Class A office space spanning two buildings with a 216-space underground parking garage and a 1,005 space parking garage located in the Cleveland, Ohio central business district (the “Cleveland CBD”). The three buildings consist of a five-story, 281,397 sq. ft. office building located at 901 Lakeside Avenue East (the “901 Lakeside Avenue Building”), a 19-story, 591,938 sq. ft. office building adjacently located at 1001 Lakeside Avenue East (the “1001 Lakeside Avenue Building”) and a four-story, 1,005-stall parking garage connected to the 901 Lakeside Avenue Building and 1001 Lakeside Avenue Building via a sky-bridge (the “Northpoint Tower Parking Garage”). The Northpoint Tower property was 79.5% occupied based on the underwritten rent roll dated May 16, 2019 for the 901 Lakeside Avenue Building and based on the underwritten rent roll dated July 16, 2019 for the 1001 Lakeside Avenue Building. At origination of the Northpoint Tower Whole Loan, the borrower funded $10.5 million into the TI/LC reserve that is not tied to any specific tenant and is to be used for future leasing at the Northpoint Tower property.

The largest tenant based on underwritten base rent, Jones Day (39.2% of NRA; 55.1% of U/W Base Rent), occupies 342,641 sq. ft. Jones Day occupies 100.0% of the 901 Lakeside Avenue Building and two full floors of the 1001 Lakeside Avenue Building. The Jones Day leases expire in June 2026 and the Jones Day has two, 10-year renewal options remaining with no termination options. The Northpoint Tower property serves as the headquarters location for Jones Day, which has been located at the Northpoint Tower property since 1987. Founded in 1893, Jones Day currently has over 2,500 attorneys across 42 offices worldwide and was ranked as the ninth largest law firm in AM Law’s 2018-2019 rankings. Over the last three years, Jones Day has performed a renovation to each of its floors, spending approximately $17 million of its own money on the renovation in addition to the $6 million in tenant improvements Jones Day received in connection with its 2011 lease extension. Jones Day has renewed its leases at the Northpoint Tower property seven times and expanded its space four times since its initial occupancy began in 1987. Jones Day has a right of first refusal to purchase the 901 Lakeside Avenue Building solely to the extent that the 901 Lakeside Avenue Building is not concurrently transferred with the entirety of the Northpoint Tower property. The right of first refusal was not subordinated to the lien of the mortgage as the right of first refusal only applies to the extent that the 901 Lakeside Avenue Building is transferred separate and apart from the entirety of the Northpoint Tower property.

The second largest tenant based on underwritten base rent, GSA (9.1% of NRA; 10.4% of U/W Base Rent), occupies 79,151 sq. ft. of office space. GSA has (i) 45,455 sq. ft. expiring October 31, 2029, (ii) 31,409 sq. ft. expiring May 31, 2020 and (iii) 2,287 sq. ft. expiring October 31, 2028 and operates as the Department of Health and Human Services and the Department of Labor. The Department of Health and Human Services signed a new lease at the 1001 Lakeside Avenue Building in July 2018 for 45,455 sq. ft. that will be occupied by courtrooms for Medicaid’s court of appeals and is anticipating to complete its buildout or take occupancy in or around December 2019. The total cost of the Department of Health and Human Services buildout is expected to be approximately $4.1 million, with the borrower sponsors covering only approximately $1.7 million and GSA paying for the remainder. The Department of Labor initially moved into the Northpoint Tower property in 2001 and utilizes its office space for workers compensation claims, focusing on cancer and other sickness claims from employees working on nuclear weapons.

A-3-123

901-1001 Lakeside Avenue East Cleveland, OH 44114	Collateral Asset Summary – Loan No. 15 Northpoint Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 62.3% 3.31x 11.3%

The third largest tenant based on underwritten base rent, Willis Towers Watson US LLC (“Willis Towers Watson”) (3.2% of NRA; 4.1% of U/W Base Rent), occupies 28,135 sq. ft. of office space on a portion of the 15th floor of the 1001 Lakeside Avenue Building on a lease expiring in December 2025. Willis Towers Watson is a publicly traded (NASDAQ: WLTW) global advisory, broking and solutions company that helps clients around the world realize their path for growth. Willis Towers Watson has 45,000 employees serving more than 140 countries and markets. For the year ended December 2018, Willis Towers Watson reported revenue of approximately $8.5 billion and net income of approximately $695 million. Willis Towers Watson has been located at the Northpoint Tower property since 1999 and has renewed its lease twice at the property since initial occupancy.

The Northpoint Tower parking garage is located on a 2.16 acre parcel which is owned by the City of Cleveland. The ground lease with the City of Cleveland expires in 2059, with annual base ground rent of $120,000, subject to annual consumer price index increases. The ground lease also requires payment of percentage rent above gross receipts of $1.6 million, however gross receipts are currently approximately $1.2 million and percentage rent is not being paid.

Tenant Summary(1)
Tenant	Credit Rating (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
Jones Day	NR / NR / NR	342,641	39.2%	$26.59	55.1%	6/30/2026
GSA(4)	AAA / Aaa / AA+	79,151	9.1%	$21.80	10.4%	10/31/2029
Willis Towers Watson(5)	BBB / Baa3 / BBB	28,135	3.2%	$24.00	4.1%	12/31/2025
CGI Technologies & Solutions	NR / NR / NR	32,919	3.8%	$20.00	4.0%	7/31/2020
RSM US LLP	NR / NR / NR	25,753	2.9%	$21.50	3.3%	5/31/2021
Mansour Gavin, LPA(6)	NR / NR / NR	22,541	2.6%	$21.00	2.9%	5/31/2025
United Healthcare Services, Inc.	A- / A3 / A+	15,213	1.7%	$22.00	2.0%	5/31/2023
Stantec Consulting Services, Inc.	NR / NR / NR	15,950	1.8%	$19.76	1.9%	10/31/2023
Spangenberg Shibley & Liber	NR / NR / NR	13,929	1.6%	$22.51	1.9%	10/31/2021
Albertelli Law Partners Ohio	NR / NR / NR	13,552	1.6%	$21.00	1.7%	8/31/2027
Sub Total / Wtd. Avg.		589,784	67.5%	$24.49	87.4%
Remaining Office Tenants		104,353	11.9%	$20.03	12.6%
Total / Wtd. Avg. Occupied		694,137	79.5%	$23.82	100.0%
Vacant Space		179,198	20.5%	NAP	NAP
Total / Wtd. Avg.		873,335	100.0%	$23.82	100.0%
(1)	Based on the underwritten rent roll dated July 16, 2019 for the 1001 Lakeside Avenue Building and May 16, 2019 for the 901 Lakeside Avenue Building.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF and % of Total U/W Base Rent include contractual rent steps of $107,354 through July 1, 2020 and $296,954 for the present value of rent steps for Jones Day and Willis Towers Watson.

(4)	GSA has 45,455 SF expiring October 31, 2029, 31,409 SF expiring May 31, 2020 and 2,287 SF expiring October 31, 2028. GSA is permitted to terminate (a) the 45,455 SF expiring on October 31, 2029 at any time after October 31, 2024 with 90 days’ notice, (b) the 31,409 SF expiring May 31, 2020 at any time with 120 days’ notice and (c) the 2,287 SF expiring October 31, 2028 any time after October 31, 2023 with 90 days’ notice.

(5)	Willis Towers Watson has a one-time option to terminate its lease on December 31, 2021 by providing at least 12 months’ notice and paying an early termination fee equal to the sum of four months of base rent plus the sum of (i) any unamortized portion of the early rent reset under the lease, (ii) the unamortized portion of the tenant improvement allowance and (iii) the unamortized portion of any legal costs or commissions.

(6)	Mansour Gavin, LPA can terminate its lease in June 2020, with nine months’ prior notice, provided it pays a termination fee equal to $176,893 plus other miscellaneous fees.

A-3-124

901-1001 Lakeside Avenue East Cleveland, OH 44114	Collateral Asset Summary – Loan No. 15 Northpoint Tower	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,000,000 62.3% 3.31x 11.3%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	1,791	0.2%	1,791	0.2%	$19.40	0.2%	0.2%
2019	0	0	0.0	1,791	0.2%	$0.00	0.0	0.2%
2020	5	88,666	10.2	90,457	10.4%	$22.04	11.8	12.0%
2021	5	71,971	8.2	162,428	18.6%	$22.06	9.6	21.6%
2022	5	24,223	2.8	186,651	21.4%	$14.72	2.2	23.8%
2023(3)	2	31,163	3.6	217,814	24.9%	$20.85	3.9	27.7%
2024	1	5,523	0.6	223,337	25.6%	$21.00	0.7	28.4%
2025	2	50,676	5.8	274,013	31.4%	$22.66	6.9	35.4%
2026	3	358,830	41.1	632,843	72.5%	$26.27	57.0	92.4%
2027	1	13,552	1.6	646,395	74.0%	$21.00	1.7	94.1%
2028(3)	1	2,287	0.3	648,682	74.3%	$28.49	0.4	94.5%
2029	1	45,455	5.2	694,137	79.5%	$20.00	5.5	100.0%
Thereafter	0	0	0.0	694,137	79.5%	$0.00	0.0	100.0%
Vacant	0	179,198	20.5	873,335	100.0%	$0.00	0.0	100.0%
Total / Wtd. Avg.	27	873,335	100.0%			$23.82	100.0%

(1)	Based on the underwritten rent roll dated July 16, 2019 for the 1001 Lakeside Avenue Building and May 16, 2019 for the 901 Lakeside Avenue Building.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Cash Flow Analysis.

Cash Flow Analysis
	2017	2018	T-12 6/30/2019	U/W	U/W PSF
Base Rent(1)	$15,172,790	$14,586,882	$14,890,416	$16,534,081	$18.93
Vacant Income	0	0	0	3,776,292	$4.32
Gross Potential Rent	$15,172,790	$14,586,882	$14,890,416	$20,310,373	$23.26
Total Reimbursement Revenue	532,192	263,012	291,935	265,351	$0.30
Less: Vacancy & Credit Loss	(288,518)	(253,755)	(273,300)	(3,776,292)	($4.32)
Parking	1,769,422	1,667,248	1,685,938	1,685,938	$1.93
Other Income	217,694	149,061	176,004	176,004	$0.20
Effective Gross Income	$17,403,580	$16,412,448	$16,770,993	$18,661,374	$21.37

Real Estate Taxes	$3,440,551	$3,264,532	$3,228,403	$3,164,674	$3.62
Insurance	$152,779	131,521	119,757	102,902	$0.12
Management Fee	$522,107	492,373	503,130	559,841	$0.64
Other Operating Expenses	4,443,436	4,524,208	4,527,491	4,624,666	$5.30
Total Operating Expenses	$8,558,873	$8,412,634	$8,378,781	$8,452,084	$9.68

Net Operating Income(2)	$8,844,707	$7,999,814	$8,392,212	$10,209,290	$11.69
TI/LC	0	0	0	0	$0.00
Capital Expenditures	0	0	0	174,667	$0.20
Net Cash Flow	$8,844,707	$7,999,814	$8,392,212	$10,034,623	$11.49
(1)	U/W Base Rent includes contractual rent steps of $107,354 through July 1, 2020 and $296,954 for the present value of rent steps for Jones Day and Willis Towers Watson.

(2)	The increase from TTM 6/30/2019 Net Operating Income to Underwritten Net Operating Income is primarily from (i) GSA ($909,100 of Base rent), which has signed a lease for 45,455 sq. ft. that is expected to commence in November 2019 and (ii) Rent Steps of $404,309.

A-3-125

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street cmbs.requests@db.com New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250 5270	Midland Loan Services, a Division of PNC Bank, National Association 10851 Mastin Street Building 82, Suite 300 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	CWCapital Asset Management LLC 7501 Wisconsin Ave. Suite 500 West Bethesda, MD 20814 Contact: Brian Hanson	Park Bridge Lender Services LLC 600 Third Avenue, 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230 9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Directing Holder:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest Adjustments	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2019-B13 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2019-B13	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	11/18/19
		Record Date:	10/31/19
		Determination Date:	11/12/19

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of October 1, 2019 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, Midland Loan Services, a Division of PNC Bank, National Association, as the master servicer, CWCapital Asset Management LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator and trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: Benchmark 2019-B13 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B13
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: CWCapital Asset Management LLC
Directing Holder: Eightfold Real Estate Capital Fund V, L.P. (or its affiliate)

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans]

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the JPMCB Mortgage Loans. In addition, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2 or Annex D-3, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such mortgage loans and mortgage notes sold by the applicable mortgage loan seller.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under

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applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after September 11, 2019.

(5)       Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first

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lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment

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and other personal property financing). Except as set forth in Annex D-2 or Annex D-3, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as

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may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan (or related Whole Loan); or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield

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maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by

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the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan (or related Whole Loan)) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as

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“TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 or Annex D-3, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or Annex D-3 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or Annex D-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall

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mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the

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related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)     No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)     Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)     Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage

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Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)     Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
9	Wind Creek Leased Fee	(7) Permitted Liens; Title Insurance

The sole tenant of the Mortgaged Property has a right of first offer to purchase the Mortgaged Property. Such right of first offer does not apply to a transfer or sale of the Mortgaged Property in connection with a foreclosure by a mortgagee of the Mortgaged Property, but would apply to subsequent transfers.

In addition, in the event that the borrower fails to comply with certain covenants relating to the gaming license of the sole tenant at the Mortgaged Property, and fails to timely cure such breach, the sole tenant may require the borrower to sell its interest in the land prior to or on the date so required by the applicable gaming authorities, and the tenant is required to have a right of first offer to purchase the Mortgaged Property.

10	30 Hudson Yards	(7) Permitted Liens; Title Insurance	The Mortgaged Property is encumbered by three PILOT mortgages, in the maximum aggregate amount of $547,760,000, which secure the borrower’s obligation to pay the PILOT payments under a sublease with The New York City Industrial Development Agency. The PILOT mortgages are senior in priority to the Mortgage.
10	30 Hudson Yards	(9) Assignment of Leases, Rents and Profits	The PILOT mortgages also contain an assignment of leases and rents senior to the assignment of leases and rents with respect to the Mortgage Loan.
9	Wind Creek Leased Fee	(11) Condition of Property	No property condition report was prepared with respect to the Mortgaged Property
9	Wind Creek Leased Fee	(17) Insurance

The Mortgage Loan documents provide that to the extent that there is a conflict between the provisions of the ground lease between the borrower and the sole tenant at the Mortgaged Property (or any successor ground lease approved by the lender), with respect to the participation of the lender and the borrower in (and the actual adjustment/settlement of) any casualty or condemnation proceedings, requirements relating to restoration or payment or application of net proceeds, the provisions of such ground lease are required to control.

The ground lease provides that the proceeds of

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

any casualty are required to be provided to the tenant (or its leasehold mortgagee), to be applied to restoration, provided that if the restoration cost would reasonably be anticipated to be greater than the Casualty Threshold (as defined below) or the casualty occurs within five years of expiration of the applicable term of the ground lease, the tenant has the right to terminate the lease, in which case the lease requires that the casualty proceeds be distributed as follows: (i) the landlord is required to receive an amount not to exceed $80,000,000; (ii) the tenant (or its leasehold mortgagee) is required to receive an amount not to exceed $920,000,000, and (iii) any balance is required to be distributed, pari passu, 8% to the landlord and 92% to the tenant. The original principal balance of the related Whole Loan is $146,600,000.

“Casualty Threshold” means $15,000,000, subject to increase based on a consumer price index adjustment.

In the event that casualty proceeds are in excess of $50,000,000 and the tenant has elected to restore the improvements at the Mortgaged Property, the casualty proceeds are required to be paid to a depositary that is a leasehold mortgagee with respect to the leasehold interest of the sole tenant, or that is an “institutional lender” as defined in the ground lease.

10	30 Hudson Yards	(17) Insurance

The Mortgage Loan documents permit condominium board insurance claims under $10 million related to respective units or limited common elements to be adjusted by the condominium board, and claims in excess of $10 million are required to be adjusted by an insurance trustee. Proceeds in excess of $10 million are required to be held by an insurance trustee which has a rating of not less than A2/P-1 by Moody’s.

The Mortgage Loan documents provide that the borrower may rely upon required insurance coverage for common elements being obtained by the condominium association or all of the required insurance coverage being obtained by the sole tenant, Warner Media, subject to certain conditions in the Mortgage Loan documents, including that such insurance coverage meets the requirements in the Mortgage Loan documents.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	Beverly Hills BMW	(17) Insurance	The borrower is permitted to rely upon property insurance provided by the sole tenant at the Mortgaged Property, Sonic Automotive, provided that such insurance complies with the conditions set forth in the Mortgage Loan documents (which conditions satisfy the requirements of representation and warranty number (17)).
10	30 Hudson Yards	(25) Local Compliance	The Mortgaged Property is operating under a temporary certificate of occupancy.
10	30 Hudson Yards	(26) Licenses and Permits	See exception to Representations and Warranty #25 above.
9, 10, 11, 14, 29	All GACC Mortgage Loans	(27) Recourse Obligations	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
10	30 Hudson Yards	(27) Recourse Obligations	The Mortgage Loan documents do not provide for a guarantor.
14	Woodlands Mall	(28) Mortgage Releases

The borrower is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, and (b) one or more parcels acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to parcels acquired after origination, if such acquired parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to parcels acquired after origination, either no reserve funds have been expended on such parcel or the borrower is required to have deposited the amount so expended into the applicable reserve prior to the release.

In addition, the borrower is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment or defeasance of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) borrower delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to borrower all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) borrower delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the LTV ratio immediately after the substitution is less than or equal to 125%.

14	Woodlands Mall	(32) Single Purpose Entity	The borrower is a newly formed entity; however, shortly before the closing date another entity, Woodlands Anchor Acquisition, LLC, a Delaware limited liability company, (“Anchor Affiliate”) merged into the borrower. Anchor Affiliate owned, at the time of such merger, certain parking areas and outlot parcels which are a part of the contiguous shopping mall, and upon such merger said real property became the property of the borrower (and a portion of the property securing the Mortgage Loan). Anchor Affiliate previously owned a parcel on which a Nordstrom store was located, which it conveyed to Nordstrom in fee simple absolute prior to such merger.
14	Woodlands Mall	(33) Defeasance	The Mortgage Loan documents require the borrower to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with defeasance (but accountants’ fees and opinions of counsel are not expressly enumerated in the provision). In addition, the reasonable out-of-pocket expenses of the servicer or trustee which the borrower is required to pay are capped at $10,000.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
29	Hotel Indigo Birmingham	(35) Ground Leases	The Mortgage Loan is partially secured by the borrower’s leasehold interest in a portion of a parking garage comprised of 28 spaces pursuant to a space lease that substantially does not satisfy the conditions set forth in this representation and warranty number (35).
14	Woodlands Mall	(40) Organization of Borrower	The related borrower is an affiliate of the borrower of the Grand Canal Shoppes Mortgage Loan.

D-2-5

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
14	Woodlands Mall

D-2-6

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
14	Woodlands Mall

D-2-7

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

D-2-8

ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	Northpoint Tower	(7) Permitted Liens; Title Insurance

The largest tenant, Jones Day, representing 39.2% of the net rentable area, has a right of first refusal to purchase the “Phase I Building” portion of the Mortgaged Property, which portion represents 32.2% of the net rentable area of the entire Mortgaged Property. The right of first refusal only applies to a transfer of the Phase I Building to the extent that the Phase I Building is transferred separate and apart from the “Phase II Building” portion of the Mortgaged Property. The right of first refusal does not apply to a sale, foreclosure, or deed-in-lieu of foreclosure of the entirety of the Mortgaged Property. The right of first refusal was not subordinated to the lien of the related mortgage as the right of first refusal only applies to the extent that the Phase I Building is transferred separate and apart from the Phase II Building portion of the Mortgaged Property.

In addition, pursuant to a prior deed from The Cleveland And Pittsburgh Railroad Company, as grantor, to The E.W. Scripps Company, as grantee, recorded on December 21, 1953 with respect to the Mortgaged Property, until such time as such grantee constructed substantial improvements possible of service by rail facilities on, among other real property, the Mortgaged Property, such grantee was not permitted to sell the Mortgaged Property without first offering the land for sale to such grantor. A railway abuts the Mortgaged Property and the title insurance policy for the Mortgaged Property affirmatively insures against loss resulting from the enforcement or attempted enforcement of such right of first refusal.

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
18	951 Madison Street	(7) Permitted Liens; Title Insurance

Betances Health Center (the “Specified Tenant”) received a federal grant (the “HRSA Grant”) from the Health Resources and Services Administration (“HRSA”), an agency of the U.S. Department of Health and Human Services, for the renovation and alteration of the portions of the Mortgaged Property leased by the Specified Tenant (the “Specified Tenant Space”), which is used as primary care service space.  As a condition to the issuance by HRSA of the HRSA Grant, HRSA filed a notice of federal interest (the “Original NFI”) against the Mortgaged Property, which provided, among other things, that financings and transfers of the Mortgaged Property were subject to the written permission of HRSA.  The Original NFI was withdrawn by the HSRA prior to the origination of the Mortgage Loan. The HRSA is expected to file an identical subsequent notice of federal interest (the “Subsequent NFI”) that only encumbers the Specified Tenant Space.  Pursuant to the related loan agreement, the Subsequent NFI will only be a permitted encumbrance so long as the “HRSA Consent and Subordination Agreement” (in the form attached as an exhibit to the loan agreement) is recorded immediately following the recordation of the Subsequent NFI.

The Specified Tenant has an option to purchase the Specified Tenant Space, after occupying the leased space for ten (10) years. According to the estoppel certificate delivered by the Specified Tenant in connection with the closing of the Mortgage Loan, the initial term of the Specified Tenant’s lease commenced on July 1, 2018.

30	The BC Remedy Building	(7) Permitted Liens; Title Insurance	The property is subject to a purchase option in favor of a third party developer that is unsubordinated. Under the master development agreement (the “MDA”), the developer is entitled to purchase the parking lot portions of the Mortgaged Property for a fixed price; however, the developer agreed in an amendment to forbear on the exercise of the purchase option during the term of the Mortgage Loan, and at closing an additional parking easement serving the Mortgaged Property was recorded in the event that, in the future after Mortgage Loan maturity, the developer exercises its purchase option.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
37	Albertsons Corinth	(7) Permitted Liens; Title Insurance	The tenant of the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. Such right of first refusal is not applicable in connection with: a foreclosure sale, trustee sale or deed in lieu of foreclosure with respect to any mortgage or deed of trust encumbering the Mortgaged Property.
2, 5, 13, 15, 16, 18, 20, 28, 30, 32, 35, 36, 37, 38, 39	All CREFI Mortgage Loans	(17) Insurance	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
37	Albertsons Corinth	(17) Insurance	As permitted under the related loan agreement, the insurance required at the Mortgaged Property is maintained by the single tenant, with deductibles for property ($1,000,000) and liability ($2,000,000) coverage that are not customary for a tenant not rated investment grade.
13	Ensemble	(26) Licenses and Permits	There is currently a temporary certificate of occupancy (“TCO”) at the property. The borrower has covenanted and the Mortgage Loan will be recourse for losses for failure of the borrower to (A) continuously maintain the current TCO, (B) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements including, without limitations, causing any violations with respect to the property to be removed of record for the issuance of a permanent certificate of occupancy (“PCO”), and (C) cause to be delivered to the lender copies of each updated TCO as and when issued and deliver to the lender a copy of the PCO upon its issuance.
38	2975 Breckinridge Boulevard	(27) Recourse Obligations	The guarantors do not have any recourse liability for environmental matters.
2, 5, 13, 15, 16, 18, 20, 28, 30, 32, 35, 36, 37, 38, 39	All CREFI Mortgage Loans	(30) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	Northpoint Tower	(31) Due on Sale or Encumbrance	Subject to satisfaction of the conditions set forth in the Mortgage Loan documents, (i) the upper-tier owner of the majority of the interest in the related borrower is permitted to become a publicly traded real estate investment trust (“REIT”), which may result in a change of ownership and control of the REIT and the related borrower, and (ii) upper-tier corporate pledges of indirect interests in the related borrower are permitted in the case of (a) a minority, non-controlling interest, or (b) those made to secure a parent level (i.e. an indirect owner of the related borrower which has substantial assets other than its interests in the related Mortgaged Property) credit facility involving substantial interests held by such parent and are not tied specifically to the cash flow of the Mortgaged Property.
2	Mac Commons	(32) Single Purpose Entity	Prior to the closing of the Mortgage Loan, the Borrower entity underwent a division pursuant to the Delaware Limited Liability Company Act. As a result, certain adjacent parcels which were previously owned by the borrower entity were transferred to new entities created by the division, and such parcels are not collateral for the Mortgage Loan. The applicable Plan of Division allocates any contingent liabilities for such parcel to the respective new owners.
16	Dearborn IHG Portfolio	(32) Single Purpose Entity	An opinion of counsel regarding non-consolidation of the borrower was not received or delivered in connection with the Mortgage Loan.
15	Northpoint Tower	(35) Ground Leases	A portion of the Mortgaged Property which consists of a parking garage is subject to a ground lease with the City of Cleveland. The ground lease is silent with respect to the application of any insurance proceeds or condemnation award to repair or to restore the property, or to the payment of the outstanding principal balance of the Mortgage Loan. The ground lease does not require insurance proceeds or condemnation awards to be held by the related lender.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
18	951 Madison Street	(38) No Material Default; Payment Record	Betances Health Center (the “Specified Tenant”) received a federal grant (the “HRSA Grant”) from the Health Resources and Services Administration (“HRSA”), an agency of the U.S. Department of Health and Human Services, for the renovation and alteration of the portions of the Mortgaged Property leased by the Specified Tenant (the “Specified Tenant Space”), which is used as primary care service space. As a condition to the issuance by HRSA of the HRSA Grant, HRSA filed a notice of federal interest (the “Original NFI”) against the Mortgaged Property, which provided, among other things, that financings and transfers of the Mortgaged Property were subject to the written permission of HRSA. The Original NFI was withdrawn by the HSRA prior to the origination of the Mortgage Loan. The HRSA is expected to file an identical subsequent notice of federal interest (the “Subsequent NFI”) that only encumbers the Specified Tenant Space. Pursuant to the related loan agreement, the Subsequent NFI will only be a permitted encumbrance so long as the “HRSA Consent and Subordination Agreement” (in the form attached as an exhibit to the loan agreement) is recorded immediately following the recordation of the Subsequent NFI. If the Subsequent NFI is filed but the related borrower does not file the HRSA Consent and Subordination Agreement immediately thereafter, the Subsequent NFI will constitute a prohibited encumbrance on the Mortgaged Property resulting in an event of default under the Mortgage Loan.

D-3-5

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

None

D-3-6

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None

D-3-7

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None

D-3-8

ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since September 11, 2019.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

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below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)       Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)     Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)     Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)     Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)     Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that

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became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)     Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)     No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for

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physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such

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Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)     No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)     No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)     REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2 a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to

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result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)     Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)     Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)     Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does

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not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)     Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether

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by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)     Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)     Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower,

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(iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)     Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)     Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest;

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and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)     Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

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(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)     ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage

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ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)     Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)     No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)     Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)     Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)     Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as

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disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged

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Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)     Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)     Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)     Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)     Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)     Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information

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contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
21	Delta Hotels Chesapeake Norfolk	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgage Loan is not assignable by the lender. However, the franchisor has agreed to issue a replacement comfort letter if the lender: (A) transfers the Mortgage Loan to a successor mortgagee that is a financial institution in the business of routinely financing real estate transactions, designates a trustee of a trust established in connection with the securitization of the Mortgage Loan, or appoints a third-party loan servicing agent to service the Loan (each, a “Replacement Event”), provided that such transferee, designee, or appointee (i) is not a competitor (as defined in the comfort letter) or an affiliate of a competitor or certain other restricted transferees or an affiliate of the Borrower; and (ii) provides a written request to franchisor, no later than 90 days after the Replacement Event, to issue a replacement comfort letter, and includes in such request: (a) the name and address of the entity for which the replacement comfort letter is requested to be issued, (b) the name, address, telephone number, and email address for the contact person for such entity, and (c) the date of the Replacement Event.
25, 31, 34	SpringHill Suites Ashburn-Dulles North Courtyard Warner Robins TownePlace Suites Albany	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the form of comfort letter in the franchisor’s then-current franchise disclosure document, if the lender, among other conditions, provides a written request to the franchisor no later than 90 days after the Closing Date, and includes in such request the name, address, telephone number, and email address for the entity for which the replacement comfort letter is requested to be issued.
3, 4, 6, 7, 12	Osborn Triangle Grand Canal Shoppes 900 & 990 Stewart Avenue	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
City Hyde Park 3 Columbus Circle
4	Grand Canal Shoppes	(8) Permitted Liens; Title Insurance

The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners, including, without limitation, the Borrowers and Venetian Casino Resort, LLC, the ground lessor under the ground leases to which a portion of the Mortgaged Property is subject (the “Ground Leases”) and an affiliate of Las Vegas Sands, which operates the Venetian Hotel and Casino and the Palazzo Resort and Casino. Pursuant the REA, a transfer of either the Grand Canal Shoppes fee parcel or the Palazzo Shoppes fee parcel of the Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC.

Additionally, under the REA, in the case of acceleration of the Mortgage Loan, Venetian Casino Resort, LLC has the right, subject to the satisfaction of certain financial covenants, to purchase the Mortgage Loan at a price equal to (a) the principal balance, (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Mortgage Loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

In addition, in connection with any transfer of the Grand Canal or Palazzo fee parcel, except for in connection with a foreclosure event, the Venetian Casino Resort, LLC has consent rights unless (i) the transferee is neither a competitor nor affiliate of a competitor, (ii) such transferee (of affiliate thereof) owns or manages not less

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
than 10,000,000 square feet of retail space in the United States, and (iii) the sale would not, in the good faith judgment of the transferor, jeopardize the gaming licenses held by Venetian Casino Resort, LLC. Additionally in connection with any transfer, the tenant under the corresponding Ground Lease must always be an affiliate of the owner of the transferred fee parcel.
12	3 Columbus Circle	(8) Permitted Liens; Title Insurance	JPMCB occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the Borrower, as the landlord, seeks to sell such condominium unit to a third party. JPMCB, as the tenant, has executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.
3	Osborn Triangle	(8) Permitted Liens; Title Insurance	The Borrowers master lease the condominium units from an affiliate of MIT. The master lease provides that the related Borrower is not permitted to assign its leasehold interest or effect a transfer of control without first giving the fee owner of the unit a right of first offer with respect to such interest. Pursuant to the master leases, the right of first offer does not apply to a foreclosure or deed-in-lieu of foreclosure.
21	Delta Hotels Chesapeake Norfolk	(8) Permitted Liens; Title Insurance

A portion of the Mortgaged Property is subject to a certain Declaration of Protective Covenants & Restrictions (the “Declaration”), which provides a list of acceptable uses, including, without limitation, general office and administration, manufacturing, and assembling or processing, and a list of prohibited uses, including, without limitation, acetylene gas manufacturing or refining, automobile wrecking and distillery. While the Mortgaged Property’s current use does not breach any of the foregoing permitted and prohibited uses, the Declaration permits the owner of the neighboring property subject to the Declaration to waive, rescind, modify or alter the restrictions under the Declaration.

The franchisor has a right of first refusal if there is a proposed transfer to a competitor of the franchisor (as defined in the franchise agreement) of (i) the hotel (or any interest therein), (ii) the Borrower’s ownership interest in the franchise agreement, or (iii) an ownership interest or other interest in either the Borrower or a controlling affiliate. The comfort letter

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
provides that the right of first refusal will be subordinate to the exercise of the lender’s rights under the mortgage or security deed securing the Mortgage Loan if and for so long as: (a) such mortgage or security deed is and remains validly recorded and in full force and effect and the Mortgage Loan is in compliance with requirements pertaining to financings or indebtedness in the franchise agreement; and (b) the lender is a bona fide lender and is not a competitor of the franchisor or an affiliate of a competitor.
22	Concord Center	(8) Permitted Liens; Title Insurance	Pursuant to the lease between the borrower and Cost Plus, Inc., the largest tenant at the Mortgaged Property, the borrower may not lease space at the Mortgaged Property to a tenant that uses 5,000 square feet or more of its premises to display/sell gourmet foods, beer and wine for off-premises consumption, or products made from wicker or rattan. In addition, the Concord Center Planned Unit Development Agreement recorded against the title of the Mortgaged Property restricts the Mortgaged Property from use as a toy store, appliance store, shoe store over 6,000 square feet, or gas station.
24	Hampton Inn & Suites Knoxville	(8) Permitted Liens; Title Insurance	Pursuant to a certain Special Warranty Deed (the “Deed”) dated March 17, 2000, the Borrowers may not use a portion of the Mortgaged Property as a gas station effective until 2025. Further pursuant to the Deed, BP Exploration & Oil, Inc. (“BP”), the previous owner of a portion of the Mortgaged Property, has a right of access to enter and perform any necessary remediation of certain contamination, as required by the government.
27	Scottsdale Crossing	(8) Permitted Liens; Title Insurance	The Mortgaged Property is subject to a certain Declaration of Restrictions and Grant of Easements dated June 29, 1990, as amended from time to time, that contains various use restrictions including, without limitation, the following: (1) Chipotle, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (2) Smashburger, the third largest tenant by net rentable area, cannot have beer and wine sales that exceed 10% of gross sales, (3) that portion of the building occupied by Ahipoki Bowl, the second largest tenant by net rentable area, cannot be used as a restaurant, and (4) no portion of the Mortgaged Property can be used as a massage parlor. With respect to the use

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
restrictions (1) and (2), the applicable tenants do not report sales information so the lender was unable to confirm the percentage of gross sales generated from wine and beer for each tenant. With respect to the use restriction (3), Ahipoki Bowl is a restaurant. With respect to use restriction (4), Massage Envy is the fourth largest tenant at the Mortgaged Property by net rentable area. The Borrower has covenanted to use commercially reasonable efforts to obtain the applicable parties’ consent to the current occupancy of AhiPoki Bowl and Massage Envy. In addition, the Borrower and the guarantor are liable for losses to the lender caused by any violation of any use restrictions (including the above violations) applicable to the Mortgaged Property or any portion thereof. The lender has title coverage by endorsement over loss or damage caused to the lender by reason of a violation on land of recorded covenants (which should include violations of the use restrictions).
31, 34	Courtyard Warner Robins TownePlace Suites Albany	(8) Permitted Liens; Title Insurance	The franchisor has a right of first refusal under the franchise agreement in the event of certain proposed transfers of the equity interests in or any assets of the Borrower. The right has been subordinated to the foreclosure pursuant to the comfort letter, but it will apply for subsequent transfers.
25	SpringHill Suites Ashburn-Dulles North	(8) Permitted Liens; Title Insurance	The franchisor has a right of first refusal under the franchise agreement in the event of a proposed transfer of the hotel or an ownership interest in the borrower or a controlling affiliate. The right has been subordinated to the exercise of the lender’s rights under the Mortgage Loan documents.
23	Gramercy Tavern	(9) Junior Liens	In connection with a bona fide sale of the Mortgaged Property to a third party that is not affiliated with the borrower in accordance with the Mortgage Loan documents, the owners of the transferee are entitled to obtain a mezzanine loan secured by 100% of the equity interests in the transferee, subject to satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation: (i) the ratio of the outstanding principal balance of the Mortgage Loan and the mezzanine loan to the value of the Mortgaged Property does not exceed 57%; (ii) the debt service coverage ratio (taking into the account the mezzanine loan) is not less than 1.65x; and (iii) the lenders enter into an intercreditor agreement in form and substance acceptable to

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the mortgage lender in its sole discretion.
25	SpringHill Suites Ashburn-Dulles North	(9) Junior Liens	There is a mezzanine loan in the original principal balance of $3,000,000, which is currently held by a third party investor. In connection with the mezzanine loan, the lenders entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.
3, 4, 6, 7, 12	Osborn Triangle Grand Canal Shoppes 900 & 990 Stewart Avenue City Hyde Park 3 Columbus Circle	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
27	Scottsdale Crossing	(15) Actions Concerning Mortgage Loan	The borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs, and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. The sponsor has a net worth of approximately $250 million and liquidity of $25 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned litigations or any other litigation where the sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds (or formerly owned or held) a direct or indirect interest in the Borrower.
33	47 Clinton Street	(15) Actions Concerning Mortgage Loan	In September 2017, the nonrecourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The Task Force is comprised of certain city and state agencies in New York and was created for the purpose of investigating and enforcing actions against landlords alleged to have created unsafe conditions due to illegal construction, with a particular focus on rent-regulated tenants. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hire a third party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the sponsor’s counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD. In addition, in January 2019, a tenant association (the “Tenant Association”) representing certain tenants at one of the Loan Sponsor’s properties, which is not included in the Mortgage Pool, sent a letter to the Loan Sponsor alleging that that the management at the related property owned by the Loan Sponsor had failed to timely respond to the tenants’ requests to address certain issues, including, without limitation, the gas provider’s prolonged shutting off of gas services caused by a purported gas leak detected at the property. The Loan Sponsor has indicated to the Lender that the Loan Sponsor has contacted the Office of the NYS Attorney General overseeing the AOD compliance in

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
response to the letter from the Tenant Association. The response includes an explanation for the gas shutoff and that the Loan Sponsor at all times acted in accordance with the AOD, including, but not limited to, extending to the rent regulated tenants the rent abatements set forth in the AOD. At present, neither the Office of the NYS Attorney General nor the third-party administrator have made any determinations to the effect that the Loan Sponsor is not in compliance with the terms and conditions of the AOD, nor is the Loan Sponsor aware of any current issues which would result in such a determination. It is unclear whether the Task Force or the Office of the NYS Attorney General will find any wrongdoing on the part of the Loan Sponsor.
40	738 East 6th Street	(15) Actions Concerning Mortgage Loan	The 738 East 6th Street Tenants Association (the “Association”) brought an action against the Borrower in May 2018 to compel the Borrower to correct certain municipal violations at the Mortgaged Property. The parties entered into a settlement which provided fixed periods of time for the Borrower to correct the various violations. The Borrower has represented that the corrective work relating to the violations was completed prior to the closing date, though the borrower has not yet filed for dismissal of the underlying action. The Borrower is required to use commercially reasonable efforts to promptly cause such action to be dismissed. The Mortgage Loan documents provide for a recourse carveout for any losses incurred by the lender in connection with any of the foregoing matters.
1	Sunset North	(18) Insurance

The threshold for the lender holding insurance proceeds following a casualty is $5,000,000 instead of 5.0% of the outstanding principal balance of the Mortgage Loan.

The Mortgage Loan documents provide that the lender accepts Safety Specialty Insurance Company, rated “A+ XV” with AM Best, as an insurer meeting the ratings requirements of the Mortgage Loan documents, provided that (1) the rating of Safety Specialty Insurance Company is not withdrawn or downgraded below the origination date and (2) at renewal of the current policy term, Borrower replaces Safety Specialty Insurance Company with an insurance company meeting the rating requirements set forth in the Mortgage Loan

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
documents.
8	9533 Brighton Way	(18) Insurance	The Mortgage Loan documents provide that Borrower is permitted to maintain a portion of the liability and excess liability coverage with Starr Indemnity & Liability Company (“Starr”) and Aspen American Insurance Company (“Aspen”) in their participation amounts as of the origination date, provided that (x) the respective AM Best rating of either Starr or Aspen as of the origination date is not withdrawn or downgraded below the ratings as of the origination date and (y) at renewal of the current policy term, Borrower is required to replace Aspen and Starr with insurance companies meeting the rating requirements set forth in the Mortgage Loan documents.
4	Grand Canal Shoppes	(18) Insurance

The Mortgage Loan documents permit insurance through a syndicate of insurers through which, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.

The Mortgaged Property is part of a multiple-

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners. The REA provides that, in the event of a casualty involving more than one property, the affected owners (and, to the extent provided by the REA and the related loan documents, their mortgagees) shall consult and reasonably agree as to the cost and method of payment for restoration work, the time, and the parties to perform the necessary work. If the affected parties cannot agree within 60 days after insurance proceeds are made available for restoration, any open issues may be submitted by any party to an “Independent Expert” (with respect to insurance matters, “a reputable and independent Person with experience in commercial real estate insurance”) for determination. The mortgagee of any affected property may participate in any dispute involving an Independent Expert.
12	3 Columbus Circle	(18) Insurance	The Mortgage Loan documents permit insurance through a syndicate of insurers through which, if such syndicate consists of five (5) or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
17	SkyEast	(18) Insurance	Five units (the “Non-Conforming Units”) at the Mortgaged Property were impermissibly converted from medical office use to residential use. As such, the occupancy of such units as residential is considered non-conforming, and the Borrower is required under the Mortgage Loan documents to deliver an updated certificate of occupancy. The conversion of the Non-Conforming Units requires the issuance of an updated certificate of occupancy permitting the use thereof as residential. The Borrower has submitted plans to the applicable governmental authority to, among other corrective actions, demolish a vacant building in the rear of the Mortgaged Property in order to address the overuse of residential space and to obtain updated certificate of occupancy permitting residential use of the Non-Conforming Units. The property is insured by

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
property insurance policies as required under the Mortgage Loan Documents. However, the insurer may assert such insurance is not valid based on the non-conforming use. In connection with the issuance of any insurance policies (including, without limitation, the renewal thereof), the Borrower is required to deliver evidence to the lender that the Borrower has disclosed to the applicable insurance company any nonconformity of the Mortgaged Property with applicable legal requirements (including, without limitation, applicable zoning laws, ordinances, regulations and codes) and such insurance company has acknowledged coverage under the applicable insurance policy notwithstanding such nonconformity. The Mortgage Loan documents provide for a recourse carveout for losses incurred by the lender in connection with (i) (A) a valid, non-expired, certificate of occupancy (temporary or otherwise) not being issued and effective for the Mortgaged Property if a certificate of occupancy is required for the Mortgaged Property pursuant to any legal requirement, (B) the use and/or occupancy of any portion of the Mortgaged Property in violation of any certificate of occupancy (temporary or otherwise) and/or (C) the Mortgaged Property not complying with applicable zoning laws, ordinances, regulations and codes, (ii) the existence of any municipal, building code, fire department violations (or similar violation) with respect to the Mortgaged Property, and (iii) any claim made under the insurance policies that is not paid by the applicable insurance company.
23	Gramercy Tavern	(18) Insurance	The Mortgage Loan documents provide that, with respect to the core and shell of building and the common elements, to the extent the condominium association board in accordance with the condominium documents is maintaining insurance of the type described in the Mortgage Loan documents, on a primary and non-concurrent basis and such insurance complies with the requirements of the Mortgage Loan documents, the Borrower will be deemed to be in compliance with the Mortgage Loan documents with respect to those types of insurance so maintained by the condominium board and so long as the condominium board maintains such insurance in accordance with the condominium documents and the lender receives satisfactory evidence of the terms and conditions of such coverage. The policy

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
maintained by the association providing for coverage on core and shell of the building and the common elements as of the origination date (“Acceptable Condominium Policy”) has been approved by the lender and will be permitted under the Mortgage Loan documents for so long as there are no material changes to the Acceptable Condominium Policy. In the event that any policy maintained by the association no longer provides for equivalent coverage to the Acceptable Condominium Policy and such coverage is not otherwise acceptable to the lender, then the Borrower is required to either procure and maintain or cause the association to procure and maintain either (x) “primary” insurance coverage in the event that the association does not provide the applicable insurance coverage required or (y) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence as may be necessary to bring such insurance coverage into full compliance with all of the terms and conditions of the Mortgage Loan documents.
33	47 Clinton Street	(18) Insurance	For multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies (“S&P”) and “A2” or better by Moody’s Investors Service, Inc. (“Moody’s”), to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, Inc. (“Fitch”), to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.
7	City Hyde Park	(26) Local Law Compliance	There is a lis pendens filed against the Mortgaged Property in connection with building code violations relating to the tenant space for OneFish TwoFish. At origination, the City of Chicago subordinated the lis pendens to the lien of the Mortgage Loan. In connection with the foregoing, the Borrower was required at origination to reserve $25,000
17	SkyEast	(26) Local Law Compliance	Five units (the “Non-Conforming Units”) at the Mortgaged Property were impermissibly converted from medical office use to residential use. As such, the occupancy of such units as residential is considered non-conforming, and the Borrower is required under the Mortgage Loan documents to deliver an updated certificate of occupancy. The conversion of the Non-Conforming Units requires the issuance of an updated certificate of occupancy permitting the use thereof as residential. As a result of the conversion from medical office use to residential use, there is a non-conforming overuse of residential space at the Mortgaged Property by up to 7,219 square feet. The Borrower has submitted plans to the applicable governmental authority to, among other corrective actions, demolish a vacant building in the rear of the Mortgaged Property in order to address the overuse of residential space and to obtain updated certificate of occupancy permitting residential use of the Non-Conforming Units. In the event of a casualty or destruction, the Mortgage Property may be restored to maintain the use of the structure immediately prior to such casualty; provided, however, that if such casualty or destruction occurs prior to the issuance of a new certificate of occupancy permitting residential use of the Non-Conforming Units, then such units will be required to be utilized as medical offices following restoration unless a new certificate of occupancy permitting residential use is issued in connection with restoration. The Mortgage Loan documents provide for a recourse carveout for losses incurred by the lender in connection with (i) (A) a valid, non-expired,

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
certificate of occupancy (temporary or otherwise) not being issued and effective for the Mortgaged Property if a certificate of occupancy is required for the Mortgaged Property pursuant to any legal requirement, (B) the use and/or occupancy of any portion of the Mortgaged Property in violation of any certificate of occupancy (temporary or otherwise) and/or (C) the Mortgaged Property not complying with applicable zoning laws, ordinances, regulations and codes, (ii) the existence of any municipal, building code, fire department violations (or similar violation) with respect to the Mortgaged Property and (iii) any claim made under the insurance policies that is not paid by the applicable insurance policy.
22	Concord Center	(26) Local Law Compliance	Pursuant to the zoning consultant’s report provided at origination of the Mortgage Loan, certificates of occupancy were provided for three (3) tenants at the Mortgaged Property. It is required that certificates of occupancy are kept on file for the building shell and each tenant space, and the absence of a current certificate of occupancy or reoccupancy permit on file with the City of Ann Arbor, Michigan, is a violation. All city certificate of occupancy records prior to 2008 are in the process of being archived and are currently unavailable. Therefore, the city currently cannot determine if a building shell or tenant certificate of occupancy was issued for any building or tenant operating prior to 2008. Certificate of occupancy records after 2008 are available and, if issued, would be included in the city files. The missing certificates of occupancy for all tenant that began operating at the Mortgaged Property after 2008 is currently a violation. To clear such violation and obtain a certificate of occupancy, an application must be submitted to the city, the city will inspect the tenant space and the Mortgaged Property and upon confirmation the tenant space and the Mortgaged Property is in compliance and safe to be occupied, the city will then issue a certificate of occupancy to be kept on file. New certificates of occupancy are issued for major tenant improvements, new tenants and change of use. It is a post-closing requirement under the Mortgage Loan documents that Borrower obtain all missing certificates of occupancy and provide a final zoning report including all certificates of occupancy and confirming there is no violation with respect to certificates of occupancy.

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However, the Mortgage Loan documents do not require a hard deadline by which the Borrower must deliver the updated zoning report reflecting that there are no outstanding certificates of occupancy. So long as the Borrower is diligently pursuing same, the initial 60-day period may be extended indefinitely. The Mortgage Loan documents provide for a recourse carveout for any losses associated with the foregoing.
27	Scottsdale Crossing	(26) Local Law Compliance	Pursuant to the zoning report obtained at origination and as provided on the Mortgage Loan documents, the Mortgaged Property has a number of outstanding fire code violations (the “Fire Code Violations”). According to the zoning report, however, no citations have been issued, and the site is currently not considered to be in violation. Pursuant to the Mortgage Loan documents, the Borrower has covenanted to remedy the Fire Code Violations for which it is responsible within 30 days after the origination date, which may be extended for the amount of time necessary to remedy and clear the violation in a diligent and expeditious manner, provided such extension terminates if the applicable governmental authority takes an enforcement action. The Borrower has further covenanted to use commercially reasonable efforts to cause the tenants to remedy and clear of record the Fire Code Violations for which they are responsible, and continue to use commercially reasonable efforts until such violations are in fact remedied and cleared of record. The Mortgage Loan documents provide for a recourse carveout for any losses associated with the existence of the Fire Code Violations and any actual costs incurred by the lender in connection with remedying the Fire Code Violations.
23	Gramercy Tavern	(26) Local Law Compliance	According to the zoning report obtained at origination, the Mortgaged Property is considered legally non-complying with respect to use. A portion of the Mortgaged Property is located in a zoning district (M1-5M) which permits use as a restaurant with a special use permit. The remainder of the Mortgaged Property is located in a zoning district which does not require a special use permit. Based on the current zoning code, a special use permit would be required to rebuild the Mortgaged Property only if 75% or more of the Mortgaged Property is damaged or destroyed. The Borrower was required to obtain and maintain

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laws and ordinances coverage.
17	SkyEast	(27) Licenses and Permits	An updated certificate of occupancy is required to be issued for a portion of the Mortgaged Property. Five units at the Mortgaged Property were converted from a permitted medical office use to a residential use without the issuance of required building permits. The conversion of such units requires the issuance of an updated certificate of occupancy permitting the use thereof as residential.
1	Sunset North	(28) Recourse Obligations

The Mortgage Loan documents provide that carveouts for losses exclude special, punitive and consequential damages, other than those payable by the lender to a third party, and excluding any losses, claims, damages, liabilities, costs or expenses arising from the gross negligence or willful misconduct of the lender.

The loss carveout for misapplication of insurance proceeds or condemnation awards or of rents following an event of default is limited to failure by Borrower or the guarantor to apply in accordance with the provisions of the Mortgage Loan documents.

The indemnification obligations of the Borrower and guarantor under the environmental indemnity will terminate on the date which is two years after (x) the full and indefeasible payment by the Borrower of the Mortgage Loan, provided, that (i) such two year period does not commence until the date on which the Borrower or guarantor furnishes to the lender a Phase I environmental report with respect to the Mortgaged Property from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental laws (or of permits issued pursuant to environmental laws) in connection with the Mortgaged Property or the operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the indemnity which processes or proceedings could, in the lender’s reasonable opinion, trigger the Borrower's or guarantor’s indemnification obligations under the indemnity or (D) presence or release of

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hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws and (ii) no notice of claim or allegation of losses is made by an indemnified party during such two year period.
6	900 & 990 Stewart Avenue	(28) Recourse Obligations

The loss carveout for misapplication of insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misapplication thereof.

The indemnification obligations of the Borrower and the guarantor will terminate two (2) years after the full and indefeasible payment by the Borrower or the guarantor of the Mortgage Loan, provided that at the time of such payment, the Borrower or the guarantor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by Indemnitor in connection with the origination of the Mortgage Loan) (A) noncompliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

8	9533 Brighton Way	(28) Recourse Obligations	The Mortgage Loan documents provide that the obligations and liabilities of the Borrower and guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full on or prior to the maturity date and has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the

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origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the lender receives, at the Borrower or guarantor's expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, and (iv) 24 months have passed since date that the Mortgage Loan has been paid in full.
3	Osborn Triangle	(28) Recourse Obligations

There is not a separate non-recourse carveout guarantor, and the related Borrowers are the only indemnitors under the related environmental indemnity agreement. At origination of the Mortgage Loan, the Borrowers obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000, a deductible of $25,000 and a term expiring on May 16, 2032.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents is limited to the misapplication or conversion thereof by any individual Borrower or the single purpose entity member of the Borrower, and does not include misappropriation thereof.

The obligations and liabilities of Indemnitor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on the date that is twenty-four (24) months after the date on which the Mortgage Loan has been paid in full and all of the following conditions are satisfied: (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any individual Mortgaged Property (an “Individual Mortgaged Property”), (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee shall have received, at Indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
4	Grand Canal Shoppes	(28) Recourse Obligations

The loss carveout for physical waste is limited to physical waste to the Mortgaged Property caused by intentional acts or intentional omissions of the Borrowers, the guarantor, or any affiliates thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the intentional misapplication, misappropriation or conversion by the Borrowers, the guarantor, or any affiliates thereof.

A transfer is made in violation of the related terms set forth in the Mortgage Loan documents constitutes only a loss carveout instead of a full recourse carveout, and if such violation arises solely from (A) a failure to provide any required notice, no such liability will arise if the Borrowers promptly provide such notice after notice from the lender or (B) a failure to provide any required delivery, no such liability will arise if the Borrowers promptly provide such required delivery after notice from the lender to the extent, in the case of any require delivery, the contents of such delivery are such that the transfer in question would have been permitted pursuant to the terms and provisions of the Mortgage Loan documents.

The obligations and liabilities of the Borrowers and the guarantor under the related environmental indemnity agreement will terminate two years after the earliest to occur of (A) the repayment of the Mortgage Loan in full and the satisfaction of all obligations of the Borrowers and the guarantor under the Mortgage Loan documents (except any such obligations, such as indemnification obligations which expressly survive repayment in full of the Mortgage Loan), (B) the Mortgaged Property being defeased in accordance with the terms of the Mortgage Loan documents or (C) an

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indemnified party or an agent thereof will have acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.
7	City Hyde Park	(28) Recourse Obligations	The Mortgage Loan documents provide that the obligations and liabilities of the Borrower and guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full on or prior to the maturity date and has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the lender receives, at the Borrower or guarantor's expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, and (iv) two years have passed since date that the Mortgage Loan has been paid in full.
12	3 Columbus Circle	(28) Recourse Obligations

The Mortgage Loan documents provide that the Borrower will not be liable for consequential damages, punitive damages and special damages for breaches of the non-recourse carveouts for losses, except to the extent such damages were actually incurred by the lender.

The loss carveout for intentional misrepresentation is limited to intentional and material misrepresentation.

The Mortgage Loan documents do not provide for a loss carveout for willful misconduct by the Borrower or guarantor.

The loss carveout for commission of material physical waste at the Mortgaged Property is limited to intentional physical waste of the Mortgaged Property.

The loss carveout associated with insurance proceeds or condemnation awards or of rents

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

following an event of default is limited to misappropriation thereof and does not include misapplication or conversion thereof.

The full recourse carveout for transfers made in violation of the Mortgage Loan documents is limited to the Borrower’s failure to obtain the lender’s prior written consent (to the extent such consent is required pursuant to the Mortgage Loan documents) to a voluntary transfer of (i) all or substantially all of the Borrower’s fee interest in the Mortgaged Property or (ii) all of the direct or indirect equity interests or controlling interests in the Borrower.

The indemnification obligations of the Borrower and the guarantor under the environmental indemnity agreement will terminate on the date which is three (3) years after the full and indefeasible payment by the Borrower and/or the guarantor of the Mortgage Loan, provided, that (i) such three (3) year period will not commence until the date on which the Borrower and/or the guarantor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which reports are from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental laws (or of permits issued pursuant to environmental laws) in connection with the Mortgaged Property or the operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement which processes or proceedings could, in the indemnitee's reasonable opinion, trigger indemnification obligations of the Borrower and the guarantor under the environmental indemnity agreement or (D) presence or release of any hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws and (ii) as of the date of determination, there is no pending legal action related to the Mortgaged Property in connection with any matter addressed under the environmental indemnity agreement (or under

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

the provisions thereof).

In the event that the Borrower obtains and maintains an environmental insurance policy naming the lender (together with its successors and assigns) as an additional named insured (the “Environmental Insurance”), then the lender is required to first seek recovery under such Environmental Insurance before seeking indemnity, reimbursement or recovery from the Borrower or the guarantor for losses within the scope of the indemnity under the environmental indemnity agreement that are within the scope of coverage and are not specifically excluded from the terms of the Environmental Insurance.

17	SkyEast	(28) Recourse Obligations

The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation and misapplication (which is not cured within five days following the Borrower’s receipt of notice, or otherwise having knowledge of, such misapplication) thereof, and does not include conversion thereof.

There is no recourse for losses if, during the continuance of an event of default, security deposits were applied in accordance with leases other than an application whereby the Borrower elects to keep such security deposit for its own account.

The Mortgage Loan is full recourse for (i) transfers of the Mortgaged Property and (ii) transfers of equity interests result in (x) a change in control of the Mortgagor or guarantor; or, (y) (I) Mortgagor sponsor (together with any estate planning trusts benefitting any of Mortgagor sponsor’s parent, spouse, sibling or lineal descendants (or family trusts and/or conservatorships for the benefit of the foregoing persons) failing to own at least a 51% direct or indirect equity ownership interest in Mortgagor or (II) Mortgagor sponsor failing to control the Mortgagor. The Mortgage Loan is recourse for losses for any transfer of equity interests in Mortgagor made in violation of the Loan Documents which is not described above.

19	Canyon Corporate	(28) Recourse Obligations	The indemnification obligations and liabilities of the Borrower and the guarantor under the

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	Center		environmental indemnity agreement will terminate on, and be of no further force or effect from and after, the date (the “Termination Date”) that is two years following delivery of the Clean Phase I (as defined below) provided that (a) the Mortgage Loan has been paid and performed in full in normal course in accordance with the terms and provisions of the Mortgage Loan documents (and not following an event of default under the Mortgage Loan documents and the exercise of remedies by the indemnitee), (b) at any time on or after the date that the Mortgage Loan has been paid and performed in full, the Borrower or the guarantor delivers to the indemnitee, at the sole cost and expense of the Borrower or the guarantor, a Clean Phase I, (c) there has been no change in any environmental law or other applicable law prior to the Termination Date which would have the effect of imposing any liability upon a lender/mortgagee for any matter, condition or circumstance for which Indemnitee is entitled to be indemnified under the environmental indemnity agreement notwithstanding the fact that the Mortgage Loan has been paid and performed in full, and (d) as of the Termination Date, there is no outstanding complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority, or any third party, involving violations of environmental law, releases of hazardous substances or any other environmental condition. A “Clean Phase I” means a Phase I environmental site assessment either addressed to the indemnitee or together with a letter from such consultant stating that Indemnitee may rely on such assessment, which such assessment (and, if applicable, reliance letter) shall be in form, substance and scope, and from an independent environmental consultant, acceptable in each case to the indemnitee, and does not identify any actual or potential RECs or CRECs or any other conditions that could result in liability under or otherwise violate any environmental law or environmental permit issued pursuant thereto or require any remediation or other action requested by any governmental authority.
27	Scottsdale Crossing	(28) Recourse Obligations	Any failure to give notice with respect to a transfer otherwise permitted under the Mortgage Loan documents constitutes only a

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
loss recourse carveout instead of a full recourse carveout.
23	Gramercy Tavern	(28) Recourse Obligations	The Mortgage Loan documents provide that the liabilities and obligations of the Borrower and guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (A) the Mortgage Loan shall have been paid in full and the lender has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) the lender receives, at the Borrower's or guarantor’s expense, an updated environmental report dated within 60 days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant the indemnity, and (C) 24 months have passed since the date that the Mortgage Loan has been paid in full.
25	SpringHill Suites Ashburn-Dulles North	(28) Recourse Obligations	The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property (to the extent sufficient funds are generated from operations at the Mortgaged Property after debt service and operating expenses).
33	47 Clinton Street	(28) Recourse Obligations

The loss carveout for fraud or intentional misrepresentation is limited to fraud or material misrepresentation by Borrower, Principal or Guarantor or any Affiliates of Borrower, Principal or Guarantor in connection with (1) obtaining the Loan, (2) the execution and delivery of any of the Loan Documents, or (3) any statements made by Borrower, Principal or Guarantor or any Affiliates of Borrower, Principal or Guarantor in any document, certificate or report provided by or on behalf of Borrower, Principal or Guarantor or by or on behalf of any Affiliates of Borrower, Principal or Guarantor under, pursuant to or in connection with any of the Loan Documents.

The loss carveout for willful misconduct is limited to the willful misconduct of the Borrower, the single purpose entity managing member of the Borrower, the guarantor or any affiliates thereof in connection with (1) obtaining the Mortgage Loan, (2) the failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents, or

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(3) the Mortgaged Property; provided, further, the Borrower’s failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents or with respect to the Mortgaged Property shall not be construed as willful misconduct if (i) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant, deposited into a reserve fund with the lender and specifically allocated for such performance or satisfaction, and the lender fails to make such funds available to the Borrower after the Borrower has satisfied all conditions for disbursement thereof, (ii) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant, but the lender has distributed such cash flow to the Borrower from the cash management account and the Borrower has retained such or distributed such cash flow to its direct and indirect owners (for the avoidance of doubt, the lender shall have no claim due to the Borrower’s distribution of such cash flow), or (iii) sufficient cash flow, at such time, is not generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant; provided, however, that notwithstanding the foregoing, the Borrower will be liable to the extent that, from and after the date an expense is accrued, any cash flow is released to the Borrower and the Borrower does not thereafter pay such expense, but such liability is in an amount equal to the lesser of (a) the free cash flow released to the Borrower from and after the date such expense is incurred, and (b) the total amount of the expense, unless such cash flow was spent on the Mortgaged Property.

Upon the acceptance by the lender of any cure by the Borrower of a transfer described in the Mortgage Loan documents (which the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), the Mortgage Loan will no longer be fully recourse to the Borrower solely as a result of such transfer, provided, however, the Borrower will remain liable to the extent of any actual losses, damages, costs, expenses, liabilities, claims or other obligations actually incurred by the lender (including reasonable attorneys’ fees and expenses reasonably incurred, but specifically excluding any claim for consequential, special, exemplary or punitive damages) to the extent

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

arising out of or in connection with such transfer.

(d) The obligations and liabilities of the Borrower and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) Borrower or the guarantor has delivered to the indemnitee an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release indicating, to the reasonable satisfaction of the indemnitee, that no material adverse change in condition from that which existed on the date hereof which remains unremediated exists, (iv) the indemnitee shall have reasonably determined that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (v) two (2) years have passed since the date that the Mortgage Loan has been paid in full.

The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

40	738 East 6th Street	(28) Recourse Obligations

The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation and misapplication (which is not cured within five days following the Borrower’s receipt of notice, or otherwise having knowledge of, such misapplication) thereof, and

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

does not include conversion thereof.

There is no recourse for losses if, during the continuance of an event of default, security deposits were applied in accordance with leases other than an application whereby the Borrower elects to keep such security deposit for its own account.

The Mortgage Loan is full recourse for (i) transfers of the Mortgaged Property and (ii) transfers of equity interests result in (x) a change in control of the Mortgagor or guarantor; or, (y) (I) Mortgagor sponsor (together with any estate planning trusts benefitting any of Mortgagor sponsor’s parent, spouse, sibling or lineal descendants (or family trusts and/or conservatorships for the benefit of the foregoing persons) failing to own at least a 51% direct or indirect equity ownership interest in Mortgagor or (II) Mortgagor sponsor failing to control the Mortgagor. The Mortgage Loan is recourse for losses for any transfer of equity interests in Mortgagor made in violation of the Loan Documents which is not described above.

3	Osborn Triangle	(29) Mortgage Releases	The Mortgage Loan documents provide that the Borrower may release only the 1 Portland Street and/or the 700 Main Street individual Mortgaged Properties (each, an “Osborn Triangle Individual Property”) from the lien of the Mortgage Loan documents after July 2, 2021, subject to the satisfaction of certain terms and conditions including, without limitation: (i) the payment of a release price equal to 110% of the allocated loan amount for the Osborn Triangle Individual Property being released, plus the payment of a yield maintenance premium (if applicable); (ii) the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Property then remaining subject to the lien of the Mortgage Loan documents based on the trailing 12-month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Mortgaged Properties (including the Osborn Triangle Individual Property subject to the release) based on the trailing 12-month period; (iii) the remaining Mortgaged Property (after the release) will not be in violation of the condominium documents, the master lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association; and (iv) the borrower may not lease

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
any space at the released Osborn Triangle Individual Property to an existing tenant unless either (a) the borrowers have re-leased the space in the Mortgaged Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Mortgage Loan documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrowers deliver a REMIC opinion. The borrowers are not permitted to release the 610 Main Street North Mortgaged Property or the parking garage portion of the Mortgaged Property.
3	Osborn Triangle	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents do not require the Borrowers to deliver financial reports on a combined basis.
4	Grand Canal Shoppes	(31) Acts of Terrorism Exclusion	The Borrower is not obligated to expend an amount that is more than two times the amount of the annual insurance premium that is payable at such time with respect to the property and business interruption/rental loss insurance (without giving effect to the cost of earthquake insurance or terrorism insurance components of such policies) and allocable to the Mortgaged Property based on market rates (the “Terrorism Insurance Cap”) in any policy year on the insurance premiums for insurance required pursuant of the Mortgage Loan documents (“Terrorism Insurance”) and if the cost of the required Terrorism Insurance exceeds the Terrorism Insurance Cap, the Borrower is required to purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap.
12	3 Columbus Circle	(31) Acts of Terrorism Exclusion	If Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but in such event the Borrower will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, wind and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
27	Scottsdale Crossing	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is not in effect, the Borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but, in such event, the Borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business income/rental loss insurance (without giving effect to the cost of terrorism coverage) required under the Mortgage Loan documents (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap. For so long TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.
6	900 & 990 Stewart Avenue	(36) Ground Leases	The Mortgaged Property consists of two leasehold estates owned by the Borrower. Each ground lease provides that in the event of a substantial or total casualty such that Borrower has no obligation to reconstruct the Mortgaged Property, any proceeds received by Borrower must be first applied to razing the building and flattening the land and only any remaining proceeds would be applied to repayment of the Mortgage Loan.
6	900 & 990 Stewart Avenue	(44) Lease Estoppels	Estoppels received by the Mortgage Loan Seller at origination were over 90 days old. The Mortgage Loan documents include a post-closing obligation on the part of the Borrower to deliver updated estoppels.
27	Scottsdale	(47) Environmental	The seventh largest tenant at the Mortgaged

E-2-29

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
	Crossing	Conditions	Property by the net rentable area is Diamond Cleaners. The related ESA indicates that the dry cleaner has operated onsite since at least 1992. Because of the concern for the chlorinated solvents, particularly tetrachloroethylene (“PCE”) typically used during the dry-cleaning process, the environmental consultant conducted a subsurface investigation in 2012 to address the identified then-current and historical operations of two separate dry-cleaners on the Mortgaged Property at that time. The investigation did not detect any volatile organic compounds (“VOCs”) above laboratory detection limits. Based on the results of this limited assessment, the environmental consultant had no additional recommendations for investigation or corrective action, and it was concluded that subsurface conditions at the Mortgaged Property had not been impacted by current and/or former dry cleaning operations. Although no impacts were identified during this previous investigation, given the length of time passed since the prior assessment in 2012 and the continued dry-cleaning operations, including the use of PCE, the ESA concluded that the current presence of the dry cleaner represents a recognized environmental condition. As such, the ESA recommended that a subsurface investigation should be conducted in order to evaluate subsurface conditions associated with the current dry cleaner on site. Subsequently, a vapor intrusion investigation was conducted at the Mortgaged Property, and, according to the related report, a release of chlorinated solvents from the dry-cleaner appears to have adversely impacted the sub-slab soil gas in the vicinity of the dry-cleaner. As such, the report recommended a further investigation of (a) the sub-slab soil gas and indoor air quality to the west of the dry-cleaner is recommended to evaluate the vapor intrusion pathway, and (b) the soils adjacent to the dry cleaning machine and hazardous waste storage areas at the premises to evaluate whether a release of chlorinated solvents has adversely impacted the shallow soils beneath the Mortgaged Property. At origination, the Borrower was required to obtain an environmental insurance policy against pollution and remediation legal liability. The policy was issued by Sirius Group, with individual claim limits and an aggregate claim limit of $1,000,000 and $25,000 deductible. The policy names the lender and its successors and

E-2-30

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
assignees as the insured. The current policy has an expiration date of August 9, 2032.
3, 4, 6, 7, 12	Osborn Triangle Grand Canal Shoppes 900 & 990 Stewart Avenue City Hyde Park 3 Columbus Circle	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2-31

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
3	Osborn Triangle
27	Scottsdale Crossing

E-2-32

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	26,919,000.00	59	26,918,955.51
2	26,919,000.00	60	26,533,727.50
3	26,919,000.00	61	26,124,245.92
4	26,919,000.00	62	25,680,966.24
5	26,919,000.00	63	25,268,320.34
6	26,919,000.00	64	24,854,144.05
7	26,919,000.00	65	24,342,049.13
8	26,919,000.00	66	23,924,432.11
9	26,919,000.00	67	23,473,250.03
10	26,919,000.00	68	23,052,408.80
11	26,919,000.00	69	22,598,094.88
12	26,919,000.00	70	22,174,005.73
13	26,919,000.00	71	21,748,343.48
14	26,919,000.00	72	21,289,346.63
15	26,919,000.00	73	20,860,400.98
16	26,919,000.00	74	20,398,214.79
17	26,919,000.00	75	19,965,961.57
18	26,919,000.00	76	19,532,104.77
19	26,919,000.00	77	19,002,167.54
20	26,919,000.00	78	18,564,729.91
21	26,919,000.00	79	18,094,294.98
22	26,919,000.00	80	17,653,487.27
23	26,919,000.00	81	17,179,778.79
24	26,919,000.00	82	16,735,576.19
25	26,919,000.00	83	16,289,725.37
26	26,919,000.00	84	15,811,118.26
27	26,919,000.00	85	15,361,835.44
28	26,919,000.00	86	14,879,894.63
29	26,919,000.00	87	14,427,154.53
30	26,919,000.00	88	13,972,734.35
31	26,919,000.00	89	13,424,154.38
32	26,919,000.00	90	12,966,006.95
33	26,919,000.00	91	12,475,455.44
34	26,919,000.00	92	12,013,785.47
35	26,919,000.00	93	11,519,812.30
36	26,919,000.00	94	11,054,593.84
37	26,919,000.00	95	10,587,648.67
38	26,919,000.00	96	10,088,551.43
39	26,919,000.00	97	9,618,018.93
40	26,919,000.00	98	9,115,437.11
41	26,919,000.00	99	8,641,290.88
42	26,919,000.00	100	8,165,384.61
43	26,919,000.00	101	7,627,454.14
44	26,919,000.00	102	7,147,781.08
45	26,919,000.00	103	6,636,320.50
46	26,919,000.00	104	6,152,966.38
47	26,919,000.00	105	5,637,930.18
48	26,919,000.00	106	5,150,867.89
49	26,919,000.00	107	4,661,997.31
50	26,919,000.00	108	4,141,602.65
51	26,919,000.00	109	3,648,983.27
52	26,919,000.00	110	3,124,947.20
53	26,919,000.00	111	2,628,551.42
54	26,919,000.00	112	2,130,312.48
55	26,919,000.00	113	1,542,006.41
56	26,919,000.00	114	1,039,728.12
57	26,919,000.00	115	506,309.78
58	26,919,000.00	116 and thereafter	0

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	12
Summary of Terms	19
Risk Factors	51
Description of the Mortgage Pool	124
Transaction Parties	231
Credit Risk Retention	267
Description of the Certificates	281
Description of the Mortgage Loan Purchase Agreements	315
Pooling and Servicing Agreement	325
Certain Legal Aspects of Mortgage Loans	429
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	445
Pending Legal Proceedings Involving Transaction Parties	446
Use of Proceeds	446
Yield and Maturity Considerations	447
Material Federal Income Tax Considerations	458
Certain State and Local Tax Considerations	471
Method of Distribution (Conflicts of Interest)	471
Incorporation of Certain Information by Reference	473
Where You Can Find More Information	474
Financial Information	474
Certain ERISA Considerations	474
Legal Investment	478
Legal Matters	479
Ratings	479
Index of Defined Terms	481

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$802,449,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation
Depositor

Benchmark 2019-B13 Mortgage
Trust
Issuing Entity

Benchmark 2019-B13
Mortgage Trust Commercial Mortgage
Pass-Through Certificates, Series 2019-B13

Class A-1	$14,591,000
Class A-2	$104,583,000
Class A-SB	$26,919,000
Class A-3	$100,000,000 - $248,000,000
Class A-4	$249,705,000 - $397,705,000
Class X-A	$719,675,000
Class A-M	$75,877,000
Class B	$39,087,000
Class C	$43,687,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

September       , 2019